As filed with the U.S. Securities and Exchange Commission on July 24, 2023

Registration No. 333-273179

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 1 TO

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Coherus BioSciences, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	2836	27-3615821
(State of Incorporation)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification No.)

333 Twin Dolphin Drive, Suite 600

Redwood City, CA 94065

(650) 649-3530

(Address, including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Dennis M. Lanfear

President and Chief Executive Officer

Coherus BioSciences, Inc.

333 Twin Dolphin Drive, Suite 600

Redwood City, CA 94065

(650) 649-3530

(Name, Address, including Zip Code, and Telephone Number, including Area Code, of Agent for Service)

Copies to:

Benjamin A. Potter, Esq. Joshua M. Dubofsky, Esq. Phillip S. Stoup, Esq. Latham & Watkins LLP 140 Scott Drive, Menlo Park, CA 94025 (650) 328-4600	McDavid Stilwell Chief Financial Officer 333 Twin Dolphin Drive, Suite 600 Redwood City, CA 94065 (650) 649-3530	Kingsley L. Taft, Esq. Andrew H. Goodman, Esq. Stephanie A. Richards, Esq. Goodwin Procter LLP 100 Northern Avenue Boston, MA 02210 (617) 570-1000

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this registration statement is declared effective.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, please check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended (the “Securities Act”), check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the U.S. Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

MERGER PROPOSAL—YOUR VOTE IS VERY IMPORTANT

Dear Surface Oncology, Inc. Stockholders:

On June 15, 2023, Surface Oncology, Inc. (“Surface”) entered into an Agreement and Plan of Merger (the “Merger Agreement”), with Coherus BioSciences, Inc. (“Coherus”), Crimson Merger Sub I, Inc., a direct, wholly owned subsidiary of Coherus (“Merger Sub I”), and Crimson Merger Sub II, LLC, a direct, wholly owned subsidiary of Coherus (“Merger Sub II,” and together with Merger Sub I, the “Merger Subs”), that provides for the acquisition of Surface by Coherus. Upon the terms and subject to the conditions in the Merger Agreement, Merger Sub I will merge with and into Surface, with Surface surviving such merger as a direct, wholly owned subsidiary of Coherus (the “First Merger”), and, as part of the same overall transaction, promptly after the First Merger, the surviving corporation of the First Merger will merge with and into Merger Sub II, with Merger Sub II surviving such merger (the “Second Merger,” and together with the First Merger, the “Mergers”).

At the effective time of the First Merger (the “Effective Time”), each share of Surface common stock (other than (i) shares held in treasury by Surface or held directly by Coherus, Merger Sub I or Merger Sub II, which shares will be cancelled or (ii) shares that are held by any holder who is entitled to demand and properly demands appraisal of such shares of Surface common stock pursuant to, and in compliance with, Section 262 of the General Corporation Law of the State of Delaware (“DGCL”)) that is issued and outstanding immediately prior to the Effective Time will be converted automatically into the right to receive, without interest, (a) a number of shares of Coherus common stock equal to the exchange ratio determined by dividing (x) the quotient obtained by dividing (1) $40,000,000 plus Surface Net Cash (as defined in “The Merger Agreement—Surface Net Cash” of this proxy statement/prospectus), determined and calculated in accordance with the Merger Agreement, by (2) $5.2831 (the volume weighted average trading price per share of Coherus common stock (“VWAP”) for the five trading days through and including June 15, 2023), by (y) the total number of shares of Surface common stock issued and outstanding immediately prior to the Effective Time, on a fully-diluted and as-converted basis as determined in accordance with the Merger Agreement (the “Exchange Ratio”), and if applicable, cash in lieu of fractional shares (without interest and less any applicable withholding taxes), and (b) one CVR representing the right to receive the CVR Payment Amount.

The Exchange Ratio depends on the Surface Net Cash at the closing of the First Merger (the “Closing”) and will not be adjusted in the event of any change in the price of either Coherus common stock or Surface common stock. Therefore, the value of the Merger Consideration will depend on the market price of Coherus common stock at the Effective Time and the CVR Payment Amounts, if any, paid pursuant to the CVR Agreement. The market price of Coherus common stock has fluctuated prior to and after the date of the announcement of the Merger Agreement and will continue to fluctuate from the date of this proxy statement/prospectus to the date of the Surface special meeting, and through the date the First Merger is consummated. Given that the price per share of Coherus common stock used in the calculation of the Exchange Ratio was fixed upon the execution of the Merger Agreement, the Exchange Ratio will not be adjusted for changes in the market price of either Coherus or Surface common stock prior to the completion of the Mergers. Accordingly, you should obtain current market quotations for Coherus and Surface common stock before deciding how to vote on any of the proposals described in this proxy statement/prospectus. Coherus common stock is traded on the Nasdaq Global Market (“Nasdaq GM”) under the symbol “CHRS” and Surface common stock is traded on the Nasdaq Capital Market (“Nasdaq CM”) under the symbol “SURF.”

Surface will hold a special meeting of its stockholders to consider and vote to consider and vote upon the Surface merger proposal (as defined below) and related matters (the “Surface special meeting”). At the Surface special meeting, Surface stockholders will be asked to consider and vote on (i) a proposal to adopt the Merger Agreement (the “Surface merger proposal”), (ii) a proposal to approve, on a non-binding advisory basis, the compensation that may be paid or become payable to Surface named executive officers that is based on or otherwise relates to the transactions contemplated by the Merger Agreement and (iii) a proposal to adjourn the Surface special meeting to solicit additional proxies, if necessary or appropriate, if there are insufficient votes to approve the Surface merger proposal or to ensure that any supplement or amendment to this proxy statement/prospectus is timely provided to Surface stockholders. The Surface board of directors recommends that Surface stockholders vote “FOR” each of the proposals to be considered at the Surface special meeting.

We cannot complete the Mergers unless the Surface merger proposal is approved by Surface stockholders. Your vote on these matters is very important, regardless of the number of shares you own. Whether or not you plan to virtually attend the Surface special meeting, please vote by proxy over the internet or telephone using the instructions included with the accompanying proxy card, or promptly complete your proxy card and return it in the enclosed postage-paid envelope, in order to authorize the individuals named on your proxy card to vote your shares at the applicable special meeting.

This proxy statement/prospectus provides you with important information about the special meeting, the Mergers and each of the proposals. We encourage you to read the entire document carefully, in particular the information under “Risk Factors” beginning on page 30 for a discussion of risks relevant to the Mergers.

We look forward to the successful completion of the Mergers.

Sincerely,

Robert Ross

President and Chief Executive Officer

Surface Oncology, Inc.

* * * * *

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Mergers, the adoption of the Merger Agreement, the Coherus common stock and the CVRs to be issued in the Mergers or any of the other transactions described in this proxy statement/prospectus or determined if this proxy statement/prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

This proxy statement/prospectus is dated as of, and is first being mailed to Surface stockholders on or about, [●], 2023.

Surface Oncology, Inc.

50 Hampshire Street, 8th Floor

Cambridge, MA 02139

(617) 714-4096

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS OF SURFACE ONCOLOGY, INC.

To be held, September 7, 2023

Notice is hereby given that the special meeting of stockholders (the “Surface special meeting”) of Surface Oncology, Inc. (“Surface”) will be held virtually on September 7, 2023 at 10:00 a.m., Eastern Time at www.virtualshareholdermeeting.com/SURF2023SM. The Surface special meeting will be held for the following purposes:

1. Agreement and Plan of Merger.    To vote on a proposal to adopt the Agreement and Plan of Merger, dated June 15, 2023, by and among Coherus BioSciences, Inc. (“Coherus”), Crimson Merger Sub I, Inc., a direct, wholly owned subsidiary of Coherus, Crimson Merger Sub II, LLC, a direct, wholly owned subsidiary of Coherus, and Surface (as it may be amended from time to time, the “Merger Agreement”), a copy of which is attached as Annex A to the enclosed proxy statement/prospectus (the “Surface merger proposal”);

2. Advisory Vote on Compensation of Surface’s Named Executive Officers.    To vote on a proposal to approve, on an advisory (non-binding) basis, the compensation that will or may be paid to Surface’s named executive officers in connection with the Mergers (as defined in the section titled “About this Proxy Statement/Prospectus” of the enclosed proxy statement/prospectus) (the “Surface advisory compensation proposal”); and

3. Adjournment or Postponement.    To vote on a proposal to approve the adjournment or postponement of the Surface special meeting to solicit additional proxies if there are not sufficient votes cast at the Surface special meeting to approve the Surface merger proposal or to ensure that any supplemental or amended disclosure, including any supplement or amendment to the enclosed proxy statement/prospectus, is timely provided to Surface stockholders (the “Surface adjournment proposal”).

Surface will transact no other business at the Surface special meeting or any adjournment or postponement thereof, except such business as may properly be brought before the Surface special meeting or any adjournment or postponement thereof in accordance with the Amended and Restated Bylaws of Surface (the “Surface bylaws”). The enclosed proxy statement/prospectus, of which this notice is a part, describes the proposals listed above in more detail. Please refer to the attached documents, including the Merger Agreement and all other annexes and any documents incorporated by reference, for further information with respect to the business to be transacted at the Surface special meeting. You are encouraged to read the entire document carefully before voting. In particular, please see the sections titled “The Mergers” beginning on page 62 of the enclosed proxy statement/prospectus for a description of the transactions contemplated by the Merger Agreement and “Risk Factors” beginning on page 30 of the enclosed proxy statement/prospectus for an explanation of the risks associated with the Mergers and the other transactions contemplated by the Merger Agreement.

The board of directors of Surface (the “Surface board of directors”) has fixed the close of business on July 21, 2023, as the record date (the “Surface record date”) for the determination of the Surface stockholders entitled to receive notice of, and to vote at, the Surface special meeting or any adjournment or postponement thereof. The Surface stockholders of record as of the close of business on the Surface record date are the only Surface stockholders who are entitled to receive notice of, and to vote at, the Surface special meeting and any adjournment or postponement thereof unless a new record date is fixed in connection with any adjournment or postponement of the Surface special meeting. Each Surface stockholder has one vote for each share of Surface common stock held as of the Surface record date. A list of Surface’s stockholders of record entitled to vote at the Surface special meeting will be available for examination by any Surface stockholder for any legally valid purpose at Surface’s corporate headquarters, located at 50 Hampshire Street, 8th Floor, Cambridge, Massachusetts 02139, for a period of ten days prior to the Surface special meeting. The list of eligible Surface stockholders of record also will be available for inspection during the Surface special meeting at www.virtualshareholdermeeting.com/SURF2023SM by entering the 16-digit control number provided on your proxy card or voting instruction form and completing the required online attestation form. For additional information regarding the Surface special meeting, see the section titled “The Surface Special Meeting” beginning on page 51 of the enclosed proxy statement/prospectus.

The Surface board of directors, at a meeting duly called and held, has (i) determined that the terms of the Merger Agreement, the Mergers and the other transactions contemplated by the Merger Agreement are fair to and in the best interest of Surface and the Surface stockholders, (ii) approved and declared advisable the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Mergers, (iii) directed that the Merger Agreement be submitted to the Surface stockholders for adoption and (iv) resolved to recommend that the Surface stockholders vote in favor of the adoption of the Merger Agreement and the transactions contemplated thereby, including the Mergers. The Surface board of directors recommends that Surface stockholders vote “FOR” the Surface merger proposal, “FOR” the Surface advisory compensation proposal and “FOR” the Surface adjournment proposal.

Properly executed proxy cards with no instructions indicated on the proxy card will be voted “FOR” the Surface merger proposal, “FOR” the Surface advisory compensation proposal and “FOR” the Surface adjournment proposal. Even if you plan to attend the Surface special meeting, Surface requests that you complete, sign, date and return the enclosed proxy card in the accompanying envelope prior to the Surface special meeting to ensure that your shares will be represented and voted at the Surface special meeting if you later decide not to or are unable to attend.

You may also submit a proxy over the Internet using the Internet address on the enclosed proxy card or by telephone using the toll-free number on the enclosed proxy card. If you submit your proxy through the Internet or by telephone, you will be asked to provide the control number from the enclosed proxy card. If you are not a stockholder of record, but instead hold your shares in “street name” through a broker, bank, trustee or other nominee, you must provide a proxy executed in your favor from your broker, bank, trustee or other nominee in order to be able to vote at the Surface special meeting.

Please vote as promptly as possible, whether or not you plan to attend the Surface special meeting. If your shares are held in the name of a broker, bank or other nominee, please vote by following the instructions on the voting instruction form furnished by the broker, bank or other nominee. If you hold your shares in your own name, submit a proxy to vote your shares as promptly as possible by (i) visiting the Internet site listed on the proxy card, (ii) calling the toll-free number listed on the proxy card or (iii) submitting your proxy card by mail by using the self-addressed, stamped envelope provided. Submitting a proxy will not prevent you from voting, but it will help to secure a quorum and avoid added solicitation costs. Any eligible Surface stockholder entitled to vote and who is virtually present at the Surface special meeting may vote, thereby revoking any previous proxy. In addition, a proxy may also be revoked in writing before the Surface special meeting in the manner described in the enclosed proxy statement/prospectus.

The enclosed proxy statement/prospectus provides a detailed description of the Mergers, the Merger Agreement and the other matters to be considered at the Surface special meeting. We urge you to read carefully the enclosed proxy statement/prospectus and the annexes in their entirety. If you have any questions concerning the Surface merger proposal, the Surface advisory compensation proposal, the Surface adjournment proposal, the Mergers or the enclosed proxy statement/prospectus, would like additional copies, or need help voting your shares of Surface common stock, please contact:

Innisfree M&A Incorporated

501 Madison Avenue, 20th Floor

New York, NY 10022

Stockholders May Call: (877) 717-3904 (toll-free from the U.S. and Canada)

Banks and Brokers May Call: (212) 750-5833

By Order of the Board of Directors

Chandra Adams

Deputy General Counsel and Corporate Secretary

[●], 2023

WHETHER OR NOT YOU PLAN TO ATTEND THE SURFACE SPECIAL MEETING, YOU ARE URGED TO VOTE AS SOON AS POSSIBLE BY INTERNET, TELEPHONE OR MAIL SO THAT YOUR SHARES MAY BE VOTED IN ACCORDANCE WITH YOUR WISHES. SUBMITTING A PROXY DOES NOT AFFECT YOUR RIGHT TO REVOKE IT LATER OR VOTE YOUR SHARES IN PERSON IN THE EVENT YOU SHOULD ATTEND THE SURFACE SPECIAL MEETING.

REFERENCES TO ADDITIONAL INFORMATION

This proxy statement/prospectus incorporates important business and financial information about Coherus and Surface from other documents that Coherus and Surface have filed with the U.S. Securities and Exchange Commission (“SEC”) and that are not contained in and are instead incorporated by reference in this proxy statement/prospectus.

For a list of documents incorporated by reference in this proxy statement/prospectus, see “Where You Can Find More Information.” This information is available for you, without charge, to review through the SEC’s website at www.sec.gov.

You may request a copy of this proxy statement/prospectus, any of the documents incorporated by reference in this proxy statement/prospectus or other information filed with the SEC by Coherus or Surface, without charge, by written or telephonic request directed to the appropriate company at the following contacts:

For Coherus stockholders:	For Surface stockholders:

Coherus BioSciences, Inc.	Surface Oncology, Inc.
Attention: Corporate Secretary	Attention: Corporate Secretary
333 Twin Dolphin Drive	50 Hampshire Street
Suite 600	8th Floor
Redwood City, CA 94065	Cambridge, MA 02139
(650) 649-3530	(617) 714-4096

In order for you to receive timely delivery of the documents in advance of the Surface special meeting, you must request the information no later than August 30, 2023.

If you have any questions about the Surface special meeting, or need to obtain proxy cards or other information, please contact Surface’s proxy solicitor at the following contact:

Innisfree M&A Incorporated

501 Madison Avenue, 20th Floor

New York, NY 10022

Stockholders May Call: (877) 717-3904 (toll-free from the U.S. and Canada)

Banks and Brokers May Call: (212) 750-5833

The contents of the websites of the SEC, Coherus, Surface or any other entity are not incorporated by reference in this proxy statement/prospectus. The information about how you can obtain certain documents that are incorporated by reference in this proxy statement/prospectus at these websites is being provided only for your convenience.

ABOUT THIS PROXY STATEMENT/PROSPECTUS

This proxy statement/prospectus, which forms part of a registration statement on Form S-4 filed with the SEC by Coherus (Registration No. 333-273179), constitutes a prospectus of Coherus under Section 5 of the Securities Act with respect to the shares of Coherus common stock to be issued to Surface stockholders pursuant to the Agreement and Plan of Merger, dated June 15, 2023, as it may be amended from time to time, by and among Coherus, Merger Sub I, Merger Sub II and Surface (the “Merger Agreement”). This document also constitutes a proxy statement of Surface under Section 14(a) of the Exchange Act. This proxy statement/prospectus also constitutes a notice of meeting with respect to the Surface special meeting.

Coherus has supplied all information contained or incorporated by reference in this proxy statement/ prospectus relating to Coherus and its Merger Subs, and Surface has supplied all such information relating to Surface. Coherus and Surface have both contributed to such information relating to the Mergers.

You should rely only on the information contained or incorporated by reference in this proxy statement/prospectus. Coherus and Surface have not authorized anyone to provide you with information that is different from that contained or incorporated by reference in this proxy statement/prospectus. This proxy statement/prospectus is dated [●], 2023, and you should not assume that the information contained in this proxy statement/prospectus is accurate as of any date other than such date unless otherwise specifically provided herein.

Further, you should not assume that the information incorporated by reference in this proxy statement/prospectus is accurate as of any date other than the date of the incorporated document. Neither the mailing of this proxy statement/prospectus to Surface stockholders nor the issuance by Coherus of shares of Coherus common stock pursuant to the Merger Agreement will create any implication to the contrary.

This proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction.

Unless otherwise indicated or the context otherwise requires, when used in this proxy statement/ prospectus:

•	“Closing” refers to the closing of the First Merger;

•	“Closing Date” refers to the date on which the Closing occurs;

•	“Code” refers to the Internal Revenue Code of 1986, as amended;

•	“Coherus” refers to Coherus BioSciences, Inc., a Delaware corporation;

•	“Coherus board of directors” refers to the board of directors of Coherus;

•	“Coherus bylaws” refers to the Amended and Restated Bylaws of Coherus, effective November 12, 2020;

•	“Coherus charter” refers to the Amended and Restated Certificate of Incorporation of Coherus, dated November 12, 2014;

•	“Coherus common stock” refers to the common stock, par value $0.0001 per share, of Coherus;

•	“combined company” refers to Coherus immediately following the completion of the Mergers and the other transactions contemplated by the Merger Agreement;

•	“CVR” has the meaning ascribed thereto in the CVR Agreement;

•

“CVR Agreement” refers to the Contingent Value Rights Agreement to be entered into by and between Coherus and the Rights Agent upon the consummation of the Mergers and transactions contemplated thereby;

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•	“CVR Payment Amount” has the meaning ascribed thereto in the CVR Agreement;

•	“DGCL” refers to the General Corporation Law of the State of Delaware;

•	“DLLCA” refers to the Delaware Limited Liability Company Act;

•	“Effective Time” refers to the effective time of the First Merger;

•	“Exchange Act” refers to the Securities Exchange Act of 1934, as amended;

•

“Exchange Ratio” refers to the exchange ratio determined by dividing (x) the quotient obtained by dividing (1) $40,000,000 plus Surface Net Cash (as defined in “The Merger Agreement—Surface Net Cash”), determined and calculated in accordance with the Merger Agreement, by (2) $5.2831 (the VWAP for the five trading days through and including June 15, 2023), by (y) the total number of shares of Surface common stock issued and outstanding immediately prior to the Effective Time, on a fully-diluted and as-converted basis as determined in accordance with the Merger Agreement;

•	“FDA” refers to the U.S. Food and Drug Administration;

•	“First Merger” refers to the merger of Merger Sub I with and into Surface, with Surface surviving the merger and becoming a direct, wholly owned subsidiary of Coherus pursuant to the Merger Agreement;

•	“GAAP” refers to U.S. generally accepted accounting principles;

•	“IRS” refers to the U.S. Internal Revenue Service;

•	“Merger Agreement” refers to the Agreement and Plan of Merger, dated June 15, 2023, as it may be amended from time to time, by and among Coherus, Merger Sub I, Merger Sub II and Surface;

•	“Merger Consideration” refers to (a) the Upfront Consideration and (b) one CVR representing the right to receive the CVR Payment Amount, as provided for in the CVR Agreement;

•	“Merger Sub I” refers to Crimson Merger Sub I, Inc., a Delaware corporation and a direct, wholly owned subsidiary of Coherus;

•	“Merger Sub II” refers to Crimson Merger Sub II, LLC, a Delaware limited liability company and a direct, wholly owned subsidiary of Coherus;

•	“Merger Subs” refers to Merger Sub I and Merger Sub II, together;

•	“Mergers” refers to the First Merger and the Second Merger, together;

•	“Nasdaq” refers to The Nasdaq Stock Market LLC, Nasdaq GM and Nasdaq CM, together;

•	“Nasdaq CM” refers to the Nasdaq Capital Market;

•	“Nasdaq GM” refers to the Nasdaq Global Market;

•

“Rights Agent” refers to Computershare Inc. and its affiliate Computershare Trust Company, N.A., together, or such other nationally recognized rights agent agreed to between Coherus and Surface in accordance with the Merger Agreement;

•	“SEC” refers to the U.S. Securities and Exchange Commission;

•	“Second Effective Time” refers to the effective time of the Second Merger;

•	“Second Merger” refers to the merger of the Surviving Corporation with and into Merger Sub II, with Merger Sub II surviving such merger pursuant to the Merger Agreement;

•	“Securities Act” refers to the Securities Act of 1933, as amended;

•	“Surface” refers to Surface Oncology, Inc., a Delaware corporation;

•

“Surface adjournment proposal” refers to the proposal to approve the adjournment or postponement of the Surface special meeting to solicit additional proxies if there are not sufficient votes cast at the Surface special meeting to approve the Surface merger proposal or to ensure that any supplemental or amended disclosure, including any supplement or amendment to the enclosed proxy statement/prospectus, is timely provided to Surface stockholders;

ii

•

“Surface advisory compensation proposal” refers to the proposal approve, on an advisory (non-binding) basis, the compensation that will or may be paid to Surface’s named executive officers in connection with the Mergers;

•	“Surface board of directors” refers to the board of directors of Surface;

•	“Surface bylaws” refers to the Amended and Restated Bylaws of Surface, effective April 23, 2018;

•	“Surface charter” refers to the Amended and Restated Certificate of Incorporation of Surface, dated April 23, 2018;

•	“Surface common stock” refers to the common stock, par value $0.0001 per share, of Surface;

•	“Surface merger proposal” refers to the proposal to adopt the Merger Agreement;

•	“Surface record date” refers to July 21, 2023;

•	“Surface special meeting” refers to the special meeting of Surface stockholders to consider and vote upon the Surface merger proposal and related matters;

•	“Surviving Corporation” refers to Surface as the surviving entity following the First Merger;

•	“Surviving Entity” refers to the surviving entity in the Second Merger;

•

“Termination Date” refers to December 15, 2023, the date on which, subject to certain limitations in the Merger Agreement, the Merger Agreement may be terminated and the Mergers abandoned by either Coherus or Surface;

•	“Treasury Regulations” refers to U.S. Department of the Treasury regulations promulgated under the Code;

•	“Upfront Consideration” refers to the number of shares of Coherus common stock equal to the Exchange Ratio; and

•	“VWAP” refers to the volume weighted average trading price per share of Coherus common stock.

Capitalized terms used but not otherwise defined in this proxy statement/prospectus shall have the meanings ascribed to them in the Merger Agreement.

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QUESTIONS AND ANSWERS	1
SUMMARY	13
COMPARISON OF COHERUS AND SURFACE MARKET PRICES AND IMPLIED VALUE OF MERGER CONSIDERATION	27
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS	28
RISK FACTORS	30
THE PARTIES TO THE MERGERS	47
THE SURFACE SPECIAL MEETING	51
PROPOSAL 1: ADOPTION OF THE MERGER AGREEMENT	59
PROPOSAL 2: ADVISORY VOTE WITH RESPECT TO CERTAIN COMPENSATION THAT MAY BE PAID OR BECOME PAYABLE TO SURFACE’S NAMED EXECUTIVE OFFICERS THAT IS BASED ON OR OTHERWISE RELATES TO THE MERGERS	60
PROPOSAL 3: ADJOURNMENT OR POSTPONEMENT OF THE SURFACE SPECIAL MEETING TO SOLICIT ADDITIONAL PROXIES	61
THE MERGERS	62
THE MERGER AGREEMENT	95
THE CONTINGENT VALUE RIGHTS AGREEMENT	122
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION	127
MANAGEMENT OF SURFACE	140
RELATED PERSON TRANSACTIONS OF SURFACE	146
REGULATORY APPROVALS	148
INTERESTS OF COHERUS’ DIRECTORS AND EXECUTIVE OFFICERS IN THE MERGERS	149
INTERESTS OF SURFACE’S DIRECTORS AND EXECUTIVE OFFICERS IN THE MERGERS	150
CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS RELATING TO THE MERGERS	152
COMPARISON OF STOCKHOLDERS’ RIGHTS	161
APPRAISAL RIGHTS	170
LEGAL MATTERS	175
EXPERTS	175
CERTAIN BENEFICIAL OWNERS OF COHERUS COMMON STOCK	176
CERTAIN BENEFICIAL OWNERS OF SURFACE COMMON STOCK	179
STOCKHOLDER PROPOSALS	181
HOUSEHOLDING OF PROXY MATERIALS	181
WHERE YOU CAN FIND MORE INFORMATION	182
PART II: INFORMATION NOT REQUIRED IN PROSPECTUS	II-1
SIGNATURES	II-5

ANNEX A AGREEMENT AND PLAN OF MERGER
ANNEX B CVR AGREEMENT
ANNEX C OPINION OF WEDBUSH SECURITIES INC.

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QUESTIONS AND ANSWERS

The following are brief answers to certain questions that you, as a Surface stockholder, may have regarding the Mergers and the other matters being considered at the Surface special meeting. You are urged to carefully read this proxy statement/prospectus and the other documents referred to in this proxy statement/prospectus in their entirety because this section may not provide all the information that is important to you regarding these matters. See “Summary” for a summary of important information regarding the Merger Agreement, the Mergers and the related transactions. Additional important information is contained in the annexes to, and the documents incorporated by reference in, this proxy statement/prospectus. You may obtain the information incorporated by reference in this proxy statement/prospectus, without charge, by following the instructions under “Where You Can Find More Information.”

Why am I receiving this proxy statement/prospectus?

This proxy statement/prospectus serves as a proxy statement for the Surface special meeting.

You are receiving this proxy statement/prospectus because Surface has agreed to be acquired by Coherus through a series of mergers whereby (i) Merger Sub I will merge with and into Surface, with Surface continuing as the Surviving Corporation in the First Merger and becoming a direct, wholly owned subsidiary of Coherus and (ii) immediately thereafter, the Surviving Corporation will merge with and into Merger Sub II, with Merger Sub II surviving. The Merger Agreement, which governs the terms and conditions of the Mergers, is attached as Annex A hereto.

Your vote is required in connection with the Mergers. Surface is sending these materials to its stockholders to help them decide how to vote their shares with respect to the adoption of the Merger Agreement and other important matters.

What matters am I being asked to vote on?

In order to complete the Mergers, among other things, Surface stockholders must approve the Surface merger proposal.

Surface is holding the Surface special meeting to obtain approval of the Surface merger proposal and the Surface advisory compensation proposal. Additionally, the Surface special meeting may be adjourned to another time and place if necessary or appropriate in order to permit the solicitation of additional proxies if there are insufficient votes to approve the merger proposal. Accordingly, Surface is asking Surface stockholders to authorize the holder of any proxy solicited by the Surface board of directors to vote in favor of the merger proposal and the adjournment proposal.

Your vote is very important, regardless of the number of shares that you own. The approval of the Surface merger proposal is a condition to the obligations of Coherus and Surface to complete the Mergers. The approval of the Surface advisory compensation proposal and the Surface adjournment proposal are not conditions to the obligations of Coherus or Surface to complete the Mergers.

When and where will the special meetings take place?

The Surface special meeting will be held solely virtually via live webcast on September 7, 2023, beginning at 10:00 a.m., Eastern Time. Surface stockholders will be able to virtually attend and vote at the Surface special meeting by visiting www.virtualshareholdermeeting.com/SURF2023SM (the “Surface special meeting website”). In order to virtually attend and vote at the Surface special meeting, you must first register at the Surface special meeting website in order to obtain a unique meeting invitation by electronic mail. Surface has retained Broadridge Financial Solutions, Inc. (“Broadridge”) to host the live webcast of the Surface special meeting. On the day of the Surface special meeting, Broadridge may be contacted at 1-800-353-0103 (US) or +44 20

7551 3000 (EMEA) or +65 6438 1144 (APAC) to answer any questions regarding how to virtually attend the Surface special meeting or if you encounter any technical difficulty accessing or during the Surface special meeting. See “The Surface Special Meeting.”

Even if you plan to virtually attend Surface’s special meeting, Surface recommends that you vote by proxy in advance as described below so that your vote will be counted if you later decide not to or become unable to virtually attend the Surface special meeting.

If you hold your shares in “street name,” you may virtually attend and vote at the Surface special meeting only if you obtain a specific control number from your bank, broker or other nominee giving you the right to vote such shares.

Does my vote matter?

Yes, your vote is very important, regardless of the number of shares that you own. The Mergers cannot be completed unless the Surface merger proposal is approved by Surface stockholders.

What stockholder vote is required for the approval of each proposal at the Surface special meeting? What will happen if I fail to vote or abstain from voting on each proposal at the Surface special meeting?

Surface merger proposal. Assuming a quorum is present at the Surface special meeting, approval of the Surface merger proposal requires the affirmative vote of the holders of a majority of the issued and outstanding shares of Surface common stock entitled to vote at the Surface special meeting on the Surface merger proposal. The failure to vote by proxy or to virtually attend and vote at the Surface special meeting, including an abstention, will have the same effect as a vote “AGAINST” the Surface merger proposal (assuming a quorum is present at the Surface special meeting).

Surface advisory compensation proposal. Assuming a quorum is present at the Surface special meeting, approval of the Surface advisory compensation proposal requires the affirmative vote of a majority of the votes properly cast at the Surface special meeting. The failure to vote by proxy and to virtually attend and vote at the Surface special meeting will have no effect on the Surface advisory compensation proposal (assuming a quorum is present at the Surface special meeting). Accordingly, assuming a quorum is present at the Surface special meeting, any shares not virtually present or represented by proxy (including due to the failure of a Surface stockholder who holds shares in “street name” through a bank, broker or other nominee to provide voting instructions to such bank, broker or other nominee) will have no effect on the outcome of the Surface advisory compensation proposal. An abstention or other failure of any shares virtually present or represented by proxy and entitled to vote at the Surface special meeting to vote on the Surface advisory compensation proposal will have no effect on the Surface advisory compensation proposal. In addition, if a Surface stockholder who holds shares in “street name” through a bank, broker or other nominee provides voting instructions for one or more other proposals, but not for the Surface advisory compensation proposal, it will have no effect on the Surface advisory compensation proposal.

Surface adjournment proposal. Whether or not a quorum is present at the Surface special meeting, approval of the Surface adjournment proposal requires the affirmative vote of a majority of the votes properly cast at the Surface special meeting. Accordingly, any shares not virtually present or represented by proxy (including due to the failure of a Surface stockholder who holds shares in “street name” through a bank, broker or other nominee to provide voting instructions to such bank, broker or other nominee) will have no effect on the outcome of the Surface adjournment proposal. An abstention or other failure of any shares virtually present or represented by proxy and entitled to vote at the Surface special meeting on the Surface adjournment proposal to vote on the Surface adjournment proposal will have no effect on the Surface adjournment proposal. In addition, if a Surface stockholder who holds shares in “street name” through a bank, broker or other nominee provides voting instructions for one or more other proposals, but not for the Surface adjournment proposal, it will have no effect on the Surface adjournment proposal.

What will Surface stockholders receive for their shares of Surface common stock if the Mergers are completed?

If the Mergers are completed, each share of Surface common stock outstanding as of immediately prior to the Effective Time will be converted into the right to receive (i) a number of shares of Coherus common stock equal to the Exchange Ratio and (ii) one CVR for each share of Surface common stock that you own. Each Surface stockholder will receive cash (without interest and less any applicable withholding taxes) in lieu of any fractional shares of Coherus common stock that such Surface stockholder would otherwise receive in the Mergers (the “fractional share cash consideration”). Any cash amounts to be received by a Surface stockholder in lieu of fractional shares of Coherus common stock will be rounded to the nearest whole cent. Each CVR will represent a contractual right to receive the CVR Payment Amounts that become payable under the CVR Agreement, settleable in cash, additional shares of Coherus common stock or a combination of cash and additional shares of Coherus common stock, at Coherus’ sole discretion.

Pursuant to the CVR Agreement, each CVR will entitle the holder thereof to receive future conditional payments under the agreements below (the “covered agreements”), less any permitted deductions provided for and calculated in accordance with the CVR Agreement:

•

70% of all milestone- and royalty-based payments actually received by Coherus or its affiliates from GlaxoSmithKline Intellectual Property (No. 4) Limited (“GSK”) under the License Agreement, dated December 16, 2020, between Surface and GSK;

•

70% of all milestone- and royalty-based payments actually received by Coherus and its affiliates from Novartis Institutes for Biomedical Research, Inc. (“Novartis”) under the Collaboration Agreement, dated January 9, 2016, between Surface and Novartis;

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25% of any upfront payments actually received by Coherus and its affiliates under an agreement entered into by Coherus, the Surviving Entity or their affiliates after the closing of the Mergers granting a third party development, manufacture or commercialization rights for Surface’s SRF114 proprietary drug product candidate in any market outside of the United States, less development costs and expenses incurred by Coherus or its affiliates after the closing of the Mergers for the development of SRF114 (as determined and calculated in accordance with the CVR Agreement); and

•

50% of any upfront payments actually received by Coherus and its affiliates under an agreement entered into by Coherus, the Surviving Entity or their affiliates after the Closing granting a third party development, manufacture or commercialization rights for Surface’s SRF388 proprietary drug product candidate in any market outside of the United States, less development costs and expenses incurred by Coherus or its affiliates after the closing of the Mergers for the development of SRF388 (as determined and calculated in accordance with the CVR Agreement).

If, in the good faith reasonable judgment of Coherus, the aggregate value of the consideration under the Merger Agreement paid in shares of Coherus common stock and amounts paid under the CVR Agreement in shares of Coherus common stock is not at least equal to the Reorg Threshold (as defined in “The Contingent Value Rights Agreement—Form of Payment; Certain Limitations”), then Coherus may not make further cash payments under the CVR Agreement, and the further cash payments will be reduced to the extent necessary to satisfy the Reorg Threshold. As a result, to satisfy the Reorg Threshold, the portion of the CVR Payment Amounts paid in Coherus common stock would increase.

Additionally, Coherus will not be required to pay any CVR Payment Amounts by the issuance of Coherus common stock, including as a result of the Reorg Threshold, if the stock issuance would be a Prohibited CVR Payment (as defined in “The Contingent Value Rights Agreement—Form of Payment; Certain Limitations”). If the payment of any CVR Payment Amounts in Coherus common stock would result in a Prohibited CVR Payment, the Acting Holders (as defined in “The Contingent Value Rights Agreement”) may request that Coherus seek to obtain the stockholder approval required to issue Coherus common stock necessary to make the

Prohibited CVR Payment, in which case Coherus must use commercially reasonable efforts to obtain the required stockholder approval. However, Coherus is not required to obtain the required stockholder approval if the Coherus board of directors determines in good faith that taking such actions would be materially detrimental to Coherus. The Prohibited CVR Payment will not be payable under the CVR Agreement unless and until the Coherus stockholders approve the Prohibited CVR Payment. If the Acting Holders do not exercise their right to require Coherus to seek stockholder approval of a Prohibited CVR Payment, or if the Coherus stockholders reject or fail to approve the Prohibited CVR Payment, no portion of the related Prohibited CVR Payments shall be payable under the CVR Agreement. Consideration.

A form of the CVR Agreement is attached as Annex B to this proxy statement and is incorporated by reference herein.

Because the Merger Consideration includes CVRs and Coherus will issue a fixed number of shares of Coherus common stock in exchange for each share of Surface common stock, the value of the Merger Consideration that Surface stockholders will receive in the Mergers will depend on both the market price of shares of Coherus common stock at the time the Mergers are completed and the CVR Payments Amounts, if any, paid pursuant to the CVR Agreement. The market price of Coherus common stock has fluctuated prior to and after the date of the announcement of the Merger Agreement and will continue to fluctuate from the date of this proxy statement/prospectus to the date of the Surface special meeting, and through the date the First Merger is consummated. Given that the price per share of Coherus common stock used in the calculation of the Exchange Ratio was fixed upon execution of the Merger Agreement, the Exchange Ratio will not be adjusted for changes in the market price of either Coherus or Surface common stock prior to the completion of the Mergers. Accordingly, you should obtain current market quotations for Coherus common stock and Surface common stock before deciding how to vote on any of the proposals described in this proxy statement/prospectus. Coherus common stock is traded on the Nasdaq GM under the symbol “CHRS.” Surface common stock is traded on the Nasdaq CM, under the symbol “SURF.” Shares of common stock of the combined company will trade on the Nasdaq GM under the symbol “CHRS” after completion of the Mergers.

For more information regarding the Merger Consideration to be received by Surface stockholders if the Mergers are completed, see “The Merger Agreement—Merger Consideration.”

How does the Merger Consideration compare to the market price of Surface common stock prior to the public announcement of the Merger Agreement?

The Upfront Consideration, assuming that the Surface Net Cash at Closing is approximately $20 million to $25 million, represents a premium of approximately 29.2% to 40.0% over the closing price of Surface common stock on June 14, 2023, the last trading day prior to the execution of the Merger Agreement. Under the terms of the Merger Agreement, Coherus will issue Coherus common stock at a price of $5.2831 per share to acquire all outstanding shares of Surface stock for a total transaction value equal to approximately $64.2 million, or $41.2 million in transaction enterprise value, based on the Company’s fully diluted shares outstanding and net cash at the time the Merger Agreement was signed. This estimated transaction value equates to an approximate three-fold premium over Surface’s anticipated net cash of $20 million to $25 million at Closing.

How does the Surface board of directors recommend that I vote at the Surface special meeting?

The Surface board of directors recommends that you vote “FOR” the Surface merger proposal, “FOR” the Surface advisory compensation proposal and “FOR” the Surface adjournment proposal.

In considering the recommendations of the Surface board of directors, Surface stockholders should be aware that Surface directors and executive officers have interests in the Mergers that may be different from, or in addition to, their interests as Surface stockholders generally. These interests may include, among others, the payment of severance benefits and acceleration of outstanding Surface equity awards upon certain terminations of employment or service, the combined company’s agreement to indemnify Surface directors and executive officers against certain claims and liabilities, and certain interests arising from the employment and compensation arrangements of Surface’s executive officers and the manner in which they would be affected by the Mergers. For a more complete description of these interests, see “Interests of Surface’s Directors and Executive Officers in the Mergers.”

Who is entitled to vote at the Surface special meeting?

All holders of record of shares of Surface common stock who held shares at the close of business on July 21, 2023 are entitled to receive notice of, and to vote at, the Surface special meeting. Each such holder of Surface common stock is entitled to cast one vote on each matter properly brought before the Surface special meeting for each share of Surface common stock that such holder owned of record as of the Surface record date. Virtual attendance at the Surface special meeting via the Surface special meeting website is not required to vote. See below and “The Surface Special Meeting—Methods of Voting” for instructions on how to vote without virtually attending the Surface special meeting.

What is a proxy?

A proxy is a stockholder’s legal designation of another person to vote shares owned by such stockholder on their behalf. The document used to designate a proxy to vote your shares of Surface common stock is referred to as a “proxy card.”

How many votes do I have at the Surface special meeting?

Each Surface stockholder is entitled to one vote for each share of Surface common stock held of record as of the close of business on the Surface record date. As of the close of business on the Surface record date, there were 60,730,274 shares of Surface common stock outstanding.

What constitutes a quorum for the Surface special meeting?

A quorum is the minimum number of shares required to be represented, either through virtual attendance or through representation by proxy, to hold a valid meeting.

The holders of record of a majority of the issued and outstanding shares of Surface common stock as of the Surface record date entitled to vote at the Surface special meeting, present in person or represented by proxy, will constitute a quorum.

What will the holders of Surface stock options and restricted stock units receive in the Mergers?

At the Effective Time, each option to purchase Surface common stock granted under any of Surface’s equity incentive plans, whether vested or unvested, that is outstanding immediately prior to the Effective Time (each, a “Surface Stock Option”) shall be converted, assumed or cancelled as follows:

•

with respect to each Surface Stock Option with an exercise price per share that is less than the value of the Upfront Consideration (each such Surface Stock Option, an “In-the-Money Option”), such In-the-Money Option shall be cancelled and converted into the right to receive: (x) a number of shares of Coherus common stock, subject to certain exceptions for fractional shares and any applicable withholdings, that is equal to the quotient of (A) the product of (1) the total number of shares of Surface common stock underlying the In-the-Money Option multiplied by (2) the excess, if any, of the value of the Upfront Consideration over the exercise price of such In-the-Money Option, divided by (B) $5.2831 (the VWAP for the five trading days through and including June 15, 2023); and (y) a number of CVRs equal to the number of shares of Surface common stock underlying such In-the-Money Option;

•

with respect to each Surface Stock Option held by any employee who continues to be employed by Coherus and its affiliates after the Effective Time and with an exercise price that is equal to or greater than the value of the Upfront Consideration (each, an “Underwater Option”), such Underwater Option shall be assumed by Coherus and converted into an option to acquire shares of Coherus common stock (each such Surface Stock Option, an “Assumed Option”) in a manner consistent with applicable tax laws in accordance with the Merger Agreement. Each Assumed Option will continue to have, and be subject to, the same vesting schedule, term exercisability provisions and other terms and conditions set forth in the applicable Surface equity incentive plan and the applicable Surface Stock Option award agreement as in effect immediately prior to the Effective Time, except that (i) Coherus and its board of directors shall have any and all amendment and administrative authority with respect to such Assumed Options and Surface’s equity incentive plans, (ii) each Assumed Option will become exercisable for that number of whole shares of Coherus common stock equal to the product (rounded down to the next whole number of shares of Coherus common stock) of (A) the number of shares of Surface common stock that would have been issuable upon full exercise of such Assumed Option immediately prior to the Effective Time multiplied by (B) the Exchange Ratio, and (iii) the per share exercise price for the shares of Coherus common stock issuable upon exercise of such Assumed Option shall be equal to the quotient (rounded up to the next whole cent) obtained by dividing the exercise price per share of Surface common stock at which such Assumed Option was exercisable immediately prior to the Effective Time by the Exchange Ratio; and

•

with respect to each Underwater Option held by an employee who is not continuing to be employed by Coherus and its affiliates after the Effective Time, such Underwater Option shall be cancelled, and the holder of such Underwater Option will receive no Merger Consideration (whether under the Merger Agreement or under the CVR Agreement or otherwise) and, effective as of immediately prior to the Effective Time, will have no further rights with respect to such Underwater Option.

At the Effective Time, each restricted stock unit award representing the right to receive shares of Surface common stock granted under any of Surface’s equity incentive plans, whether vested or unvested, that is outstanding immediately prior to the Effective Time (each, a “Surface RSU”) shall automatically be cancelled and converted into the right to receive the Merger Consideration in respect of each share of Surface common stock subject to such Surface RSU, subject to certain exceptions for fractional shares and applicable withholdings.

Where will the Coherus common stock that I receive in the Mergers be publicly traded?

The shares of Coherus common stock to be issued to Surface stockholders in the Mergers will be listed for trading on the Nasdaq GM under the symbol “CHRS.”

What happens if the Mergers are not completed?

If the Surface merger proposal is not approved by Surface stockholders or if the Mergers are not completed for any other reason, Surface stockholders will not receive the Merger Consideration or any other consideration in connection with the Mergers, and their shares of Surface common stock will remain outstanding.

If the Mergers are not completed, Surface will remain an independent public company, the Surface common stock will continue to be listed and traded on the Nasdaq CM under the symbol “SURF” and Coherus will not complete the share issuance contemplated by the Merger Agreement.

If the Merger Agreement is terminated under specified circumstances, including if the Surface board of directors changes its recommendation, Surface may be required to pay Coherus a termination fee of $2.0 million, less expenses previously paid by Surface to Coherus. If the Merger Agreement is terminated as a result of a failure of the Surface merger proposal, then Surface may be required to reimburse Coherus’ out-of-pocket expenses in connection with the proposed Mergers, up to a maximum amount of $500,000. See “The Merger Agreement—Termination Fees.”

How can I virtually vote my shares at the Surface special meeting?

Shares held directly in your name as a Surface stockholder of record may be virtually voted at the Surface special meeting via the Surface special meeting website. In order to virtually attend and vote at the Surface special meeting, you must first register at the Surface special meeting website in order to obtain a unique meeting invitation by electronic mail.

Shares held in “street name” may be virtually voted at the Surface special meeting via the Surface special meeting website only if you obtain a specific control number and follow the instructions provided by your, broker or other nominee. See “The Surface Special Meeting.”

Even if you plan to virtually attend the Surface special meeting via the special meeting website, Surface recommends that you vote by proxy in advance as described below so that your vote will be counted if you later decide not to or become unable to virtually attend the Surface special meeting.

For additional information on virtually attending the Surface special meeting, see “The Surface Special Meeting.”

How can I vote my shares without virtually attending the Surface special meeting?

Whether you hold your shares directly as a stockholder of record of Surface or beneficially in “street name,” you may direct your vote by proxy without virtually attending the Surface special meeting. If you are a stockholder of record, you can vote by proxy over the internet, by telephone or by mail by following the instructions provided in the enclosed proxy card. If you hold shares beneficially in “street name,” you should follow the voting instructions provided by your bank, broker or other nominee.

For additional information on voting procedures, see “The Surface Special Meeting.”

What is a “broker non-vote”?

Under Nasdaq rules, banks, brokers and other nominees may use their discretion to vote “uninstructed” shares (i.e., shares of record held by banks, brokers or other nominees, but with respect to which the beneficial owner of such shares has not provided instructions on how to vote on a particular proposal) with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters. All of the proposals currently expected to be brought before the Surface special meeting are “non-routine” matters under Nasdaq rules.

A “broker non-vote” occurs on an item when (i) a bank, broker or other nominee has discretionary authority to vote on one or more proposals to be voted on at a meeting of stockholders, but is not permitted to vote on other proposals without instructions from the beneficial owner of the shares, and (ii) the beneficial owner fails to provide the bank, broker or other nominee with such instructions. Because all of the proposals currently expected to be voted on at the Surface special meeting are non-routine matters under Nasdaq rules for which brokers do not have discretionary authority to vote, Surface does not expect there to be any broker non-votes at the Surface special meetings.

Why am I being asked to consider and vote on a proposal to approve, by non-binding advisory vote, the Merger-related compensation for Surface named executive officers (the Surface advisory compensation proposal)?

Under SEC rules, Surface is required to seek a non-binding advisory vote of its stockholders relating to the compensation that may be paid or become payable to Surface named executive officers that is based on or otherwise relates to the Mergers (also known as “golden parachute” compensation).

What happens if Surface stockholders do not approve, by non-binding advisory vote, the Merger-related compensation for Surface named executive officers (the Surface advisory compensation proposal)?

Because the vote on the proposal to approve the Surface advisory compensation proposal is advisory in nature, the outcome of the vote will not be binding upon Surface or the combined company. Accordingly, the Merger-related compensation, which is described under “Interests of Surface’s Directors and Executive Officers in the Mergers,” may be paid to Surface named executive officers even if Surface stockholders do not approve the Surface advisory compensation proposal.

What is the difference between holding shares as a stockholder of record and as a beneficial owner of shares held in “street name”?

If your shares of Surface common stock are registered directly in your name with Surface’s transfer agent, you are considered the stockholder of record with respect to those shares. As the stockholder of record, you have the right to vote directly at the Surface special meeting. You may also grant a proxy directly to Surface or to a third party to vote your shares at the Surface special meeting.

If your shares of Surface common stock are held by a bank, broker or other nominee, you are considered the beneficial owner of shares held in “street name.” Your bank, broker or other nominee will send you, as the beneficial owner, a package describing the procedures for voting your shares. You should follow the instructions provided by them to vote your shares. In order to virtually attend and vote at the Surface special meeting via the Surface special meeting website, you will need to obtain a specific control number and follow the other procedures provided by your bank, broker or other nominee.

If my shares of Surface common stock are held in “street name” by my bank, broker or other nominee, will my bank, broker or other nominee automatically vote those shares for me?

No. Your bank, broker or other nominee will only be permitted to vote your shares of Surface common stock if you instruct your bank, broker or other nominee how to vote. You should follow the procedures provided by your bank, broker or other nominee regarding the voting of your shares. Under Nasdaq rules, banks, brokers and other nominees who hold shares of Surface common stock in “street name” for their customers have authority to vote on “routine” proposals when they have not received instructions from beneficial owners. However, banks, brokers and other nominees are prohibited from exercising their voting discretion with respect to non-routine matters, which include all the proposals currently scheduled to be considered and voted on at the Surface special meetings. As a result, absent specific instructions from the beneficial owner of such shares, banks, brokers and other nominees are not empowered to vote such shares.

The effect of not instructing your bank, broker or other nominee how you wish to vote your shares of Surface common stock will be the same as a vote “AGAINST” the Surface merger proposal, but will have no effect on the Surface advisory compensation proposal (assuming a quorum is present at the Surface special meeting) or the adjournment proposal. In addition, if a Surface stockholder who holds shares in “street name” through a bank, broker or other nominee provides voting instructions for one or more other proposals, but not for the Surface advisory compensation proposal or the Surface adjournment proposal, it will have no effect on such proposal.

What should I do if I receive more than one set of voting materials for the same special meeting?

If you hold shares of Surface common stock in “street name” and also directly in your name as a stockholder of record or otherwise, or if you hold shares of Surface common stock in more than one brokerage account, you may receive more than one set of voting materials relating to the Surface special meeting.

Record Holders. For shares held directly, please vote by proxy over the internet or telephone using the instructions included with the accompanying proxy card, or promptly complete your proxy card and return it in the enclosed postage-paid envelope, in order to ensure that all of your shares of Surface common stock are voted.

Shares in “street name.” For shares held in “street name” through a bank, broker or other nominee, you should follow the procedures provided by your bank, broker or other nominee to submit a proxy or vote your shares.

If a stockholder gives a proxy, how are the shares of Surface common stock voted?

Regardless of the method you choose to vote, the individuals named on the enclosed proxy card will vote your shares of Surface common stock in the way that you indicate. For each item before the Surface special meeting, you may specify whether your shares of Surface common stock should be voted for or against, or abstain from voting.

How will my shares of Surface common stock be voted if I return a blank proxy?

If you sign, date and return your proxy and do not indicate how you want your shares of Surface common stock to be voted, then your shares of Surface common stock will be voted in accordance with the recommendation of the Surface board of directors: “FOR” the Surface merger proposal, “FOR” the Surface advisory compensation proposal and “FOR” the Surface adjournment proposal.

Can I change my vote after I have submitted my proxy?

Any Surface stockholder giving a proxy has the right to revoke the proxy and change their vote before the proxy is voted at the Surface special meeting by doing any of the following:

•	subsequently submitting a new proxy (including over the internet or telephone) for the Surface special meeting that is received by the deadline specified on the accompanying proxy card;

•	giving written notice of your revocation to Surface’s Corporate Secretary; or

•	virtually attending and voting at the Surface special meeting via the Surface special meeting website.

Execution or revocation of a proxy will not in any way affect your right to virtually attend and vote at the applicable special meeting via the applicable special meeting website. Written notices of revocation and other communications relating to the revocation of proxies should be addressed:

Surface Oncology, Inc.

Attn: Corporate Secretary

cadams @surfaceoncology.com

50 Hampshire Street, 8th Floor

Cambridge, MA 02139

See “The Surface Special Meeting—Revocation of Proxies.”

If I hold my shares in “street name,” can I change my voting instructions after I have submitted voting instructions to my bank, broker or other nominee?

If your shares are held in the name of a bank, broker or other nominee and you previously provided voting instructions to your bank, broker or other nominee, you should follow the instructions provided by your bank, broker or other nominee to revoke or change your voting instructions.

Where can I find the voting results of the Surface special meeting?

The preliminary voting results for the Surface special meeting are expected to be announced at the Surface special meeting. In addition, within four business days following certification of the final voting results, Surface will file the final voting results of its special meeting (or, if the final voting results have not yet been certified, the preliminary results) with the SEC on a Current Report on Form 8-K.

If I am a Surface stockholder and I oppose the Surface merger proposal or the Surface merger compensation advisory proposal, but all such proposals are approved, what are my rights?

Surface stockholders are entitled to appraisal rights under Section 262 of the DGCL, provided they satisfy the special criteria and conditions set forth in Section 262 of the DGCL. Surface common stock held by stockholders that do not vote for approval of the Mergers and make a demand for appraisal in accordance with the DGCL will not be converted into Coherus common stock, but will be converted into the right to receive from the combined company consideration determined in accordance with Delaware law.

For more information regarding dissenters’ or appraisal rights, please see “Appraisal Rights.”

Are there any risks that I should consider in deciding whether to vote for the approval of the Surface merger proposal?

Yes. You should read and carefully consider the risk factors set forth under “Risk Factors.” You also should read and carefully consider the risk factors relating to Coherus and Surface that are contained in the documents that are incorporated by reference in this proxy statement/prospectus.

What happens if I sell my shares of Surface common stock after the record date but before the Surface special meeting?

The Surface record date is earlier than the date of the Surface special meeting. If you sell or otherwise transfer your shares of Surface common stock after the record date but before the applicable special meeting, you will, unless special arrangements are made, retain your right to vote at the applicable special meeting.

Who will solicit and pay the cost of soliciting proxies?

Surface has engaged Innisfree M&A Incorporated (“Innisfree”) to assist in the solicitation of proxies for the Surface special meeting. Surface estimates that it will pay Innisfree a fee of approximately $60,000, plus reimbursement for certain out-of-pocket fees and expenses. Surface has agreed to indemnify Innisfree against various liabilities and expenses that relate to or arise out of its solicitation of proxies (subject to certain exceptions).

Surface also may be required to reimburse banks, brokers and other custodians, nominees and fiduciaries or their respective agents for their expenses in forwarding proxy materials to beneficial owners of Surface common stock. Surface directors, officers and employees also may solicit proxies by telephone, by electronic means or in person. They will not be paid any additional amounts for soliciting proxies.

When are the Mergers expected to be completed?

Subject to the satisfaction or waiver of the closing conditions described under “The Merger Agreement—Conditions to the Completion of the Mergers,” including approval of the Surface merger proposal by Surface stockholders, the Mergers are currently expected to be completed in the third quarter of the 2023 calendar year. However, neither Coherus nor Surface can predict the actual date on which the Mergers will be completed, or if the Mergers will be completed at all, because completion of the Mergers is subject to conditions and factors beyond the control of both companies. Coherus and Surface hope to complete the Mergers as soon as reasonably practicable.

What respective equity stakes will Coherus and Surface stockholders hold in the combined company immediately following the Mergers?

Based on the number of shares of Coherus and Surface common stock outstanding on July 21, 2023, the latest practicable date prior to the date of this proxy statement/prospectus, and assuming that the Surface Net Cash at Closing is approximately $20 million to $25 million, upon completion of the Mergers (without consideration of the shares of Coherus common stock underlying the CVRs), former Surface stockholders are expected to own approximately 11% to 12%, of the outstanding shares of Coherus common stock and Coherus stockholders immediately prior to the Mergers are expected to own approximately 88% to 89% of the outstanding shares of Coherus common stock. The relative ownership interests of Coherus stockholders and former Surface stockholders in the combined company immediately following the Mergers will depend on the number of shares of Coherus and Surface common stock issued and outstanding immediately prior to the Mergers.

How will I receive the Merger Consideration to which I am entitled?

If you hold your shares of Surface common stock in book-entry form, whether through The Depository Trust Company, or otherwise, you will not be required to take any specific actions to exchange your shares of Surface common stock for shares of Coherus common stock. Such shares will, following the Effective Time, be automatically exchanged for shares of Coherus common stock (in book-entry form) and cash in lieu of any fractional shares of Coherus common stock to which you are entitled. If you instead hold your shares of Surface common stock in certificated form, then, after receiving the proper documentation from you following the effective time, the Exchange Agent will deliver to you the shares of Coherus common stock (in book-entry form) and cash in lieu of any fractional shares of Coherus common stock to which you are entitled. See “The Merger Agreement—Exchange of Shares.”

What are the U.S. federal income tax consequences of the Mergers to holders of Surface common stock?

Coherus, the Merger Subs and Surface intend that the First Merger and the Second Merger be considered together as a single integrated transaction for U.S. federal income tax purposes, and will together constitute a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations promulgated thereunder (the “Intended Tax Treatment”). Assuming the Mergers so qualify, U.S. holders will recognize no gain or loss with respect to the exchange of Surface common stock for Coherus common stock, although, as discussed more fully under “Certain U.S. Federal Income Tax Considerations Relating to the Mergers,” the U.S. federal income tax treatment of the CVRs and payments, if any, made under the CVRs is subject to substantial uncertainty. However, there are significant factual and legal uncertainties as to whether the Mergers qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Moreover, it is not a condition to Coherus’ or Surface’s obligations to complete the transactions that the Merger so qualify. None of the parties to the Merger Agreement have sought or intend to seek any ruling from the IRS regarding the qualification of the Mergers as a reorganization within the meaning of Section 368(a) of the Code. If the Mergers do not qualify for the U,S. federal income tax treatment described herein, the U.S. holders generally would recognize gain or loss for U.S. federal income tax purposes on each share of Surface common stock surrendered in the Mergers.

See “Certain U.S. Federal Income Tax Considerations Relating to the Mergers” for a more complete description of U.S. federal income tax considerations relating to the Mergers for holders of shares of Surface common stock. You are urged to consult your tax advisors with respect to such uncertainty and the specific consequences of the Mergers to you.

What should I do now?

You should read this proxy statement/prospectus carefully and in its entirety, including the annexes. Then, you may vote by proxy over the internet or telephone using the instructions included with the accompanying proxy card, or promptly complete your proxy card and return it in the enclosed postage-paid envelope, so that your shares will be voted in accordance with your instructions.

How can I find more information about Coherus and Surface?

You can find more information about Coherus and Surface from various sources described under “Where You Can Find More Information.”

Whom do I call if I have questions about the Surface special meeting or the Mergers?

If you have questions about the Surface special meeting or the Mergers, or desire additional copies of this proxy statement/prospectus or additional proxies, you may contact your company’s proxy solicitor:

Innisfree M&A Incorporated

501 Madison Avenue, 20th Floor

New York, NY 10022

Stockholders May Call: (877) 717-3904 (toll-free from the U.S. and Canada)

Banks and Brokers May Call: (212) 750-5833

SUMMARY

For your convenience, provided below is a brief summary of certain information contained in this proxy statement/prospectus. This summary highlights selected information from this proxy statement/ prospectus and does not contain all of the information that may be important to you as a Surface stockholder. To understand the Mergers fully and for a more complete description of the terms of the Mergers, you should read carefully this entire proxy statement/prospectus, its annexes and the other documents to which you are referred. Items in this summary include a page reference directing you to a more complete description of those items. You may obtain the information incorporated by reference in this proxy statement/prospectus, without charge, by following the instructions under “Where You Can Find More Information.”

The Parties to the Mergers

Coherus BioSciences, Inc.

Coherus is a commercial-stage biopharmaceutical company focused on the research, development and commercialization of innovative cancer treatments and the commercialization of its portfolio of FDA-approved therapeutics. Coherus’ strategy is to build a leading immuno-oncology franchise funded with cash generated through net sales of its diversified portfolio of FDA-approved therapeutics. Coherus’ principal executive offices are located at 333 Twin Dolphin Drive, Suite 600, Redwood City, California 94065, and its telephone number is (650) 649-3530.

Surface Oncology, Inc.

Surface is a clinical-stage immuno-oncology company focused on using its specialized knowledge of the biological pathways critical to the immunosuppressive tumor microenvironment, for the development of next-generation cancer therapies. Surface’s principal executive office is located at 50 Hampshire Street, 8th Floor, Cambridge, Massachusetts 02139, and its telephone number is (617) 714-4096.

Crimson Merger Sub I, Inc.

Merger Sub I was formed by Coherus solely in contemplation of the First Merger, and has not conducted any business and does not have any assets, liabilities or obligations of any nature other than as set forth in the Merger Agreement. Upon the terms and subject to the conditions set forth in the Merger Agreement, Merger Sub I will merge with and into Surface, with Surface continuing as the Surviving Corporation and as a direct, wholly owned subsidiary of Coherus. Merger Sub I’s principal executive offices are located at 333 Twin Dolphin Drive, Suite 600, Redwood City, California 94065, and its telephone number is (650) 649-3530.

Crimson Merger Sub II, LLC

Merger Sub II was formed by Coherus solely in contemplation of the Second Merger, and has not conducted any business and does not have any assets, liabilities or obligations of any nature other than as set forth in the Merger Agreement. Upon the terms and subject to the conditions set forth in the Merger Agreement, following the First Merger, the Surviving Corporation will merge with and into Merger Sub II, with Merger Sub II continuing as the Surviving Entity and as a direct, wholly owned subsidiary of Coherus. Merger Sub II’s principal executive offices are located at 333 Twin Dolphin Drive, Suite 600, Redwood City, California 94065, and its telephone number is (650) 649-3530.

The Mergers and the Merger Agreement

The terms and conditions of the Mergers are contained in the Merger Agreement, a copy of which is attached as Annex A hereto. Coherus and Surface encourage you to read the Merger Agreement carefully and in its entirety, as it is the legal document that governs the Merger.

The Merger Agreement provides that, subject to the terms and conditions of the Merger Agreement, at the Effective Time, Merger Sub I will be merged with and into Surface, with Surface continuing as the Surviving Corporation in the First Merger and as a direct, wholly owned subsidiary of Coherus. Immediately after the First Merger, the Surviving Corporation will be merged with and into Merger Sub II, with Merger Sub II continuing as the Surviving Entity in the Second Merger and as a direct, wholly owned subsidiary of Coherus.

Merger Consideration

At the Effective Time, each share of Surface common stock (other than (i) shares held in treasury by Surface or held directly by Coherus, Merger Sub I or Merger Sub II, which shares will be cancelled or (ii) shares that are held by any holder who is entitled to demand and properly demands appraisal of such shares of Surface common stock pursuant to, and in compliance with, Section 262 of the DGCL) that is issued and outstanding immediately prior to the Effective Time will be converted automatically into the right to receive, without interest, (a) a number of shares of Coherus common stock equal to the Exchange Ratio determined by dividing (x) the quotient obtained by dividing (1) $40,000,000 plus Surface Net Cash, determined and calculated in accordance with the Merger Agreement, by (2) $5.2831 (the VWAP for the five trading days through and including June 15, 2023), by (y) the total number of shares of Surface common stock issued and outstanding immediately prior to the Effective Time, on a fully-diluted and as-converted basis as determined in accordance with the Merger Agreement, and if applicable, cash in lieu of fractional shares (without interest and less any applicable withholding taxes), and (b) one CVR representing the right to receive the CVR Payment Amount, at the times and in the forms provided in the CVR Agreement, a form of which is attached as Annex B to this proxy statement/prospectus.

Each CVR represents the right to receive the CVR Payment Amounts, which are future conditional payments that may become payable under the CVR Agreement, and which amount is payable by Coherus in cash, additional shares of Coherus common stock or a combination of cash and additional shares of Coherus common stock, in the discretion of Coherus. The CVR Payment Amounts payable under the CVR Agreement depend on several factors and will equal, for any fiscal quarter, (i) a dollar amount per CVR equal to the Net CVR Payments (as defined below) during the applicable fiscal quarter, (ii) divided by the total number of CVRs outstanding on the last day of the applicable fiscal quarter and (iii) multiplied by the total number of CVRs held by the applicable CVR holder on the last day of the applicable fiscal quarter. For the calculation of the CVR Payment Amounts, the “Net CVR Payments” will equal the sum of the payments under the agreements below, less any permitted deductions provided for and calculated in accordance with the CVR Agreement:

•	70% of all milestone- and royalty-based payments actually received by Coherus or its affiliates from GSK under the License Agreement, dated December 16, 2020, between Surface and GSK;

•	70% of all milestone- and royalty-based payments actually received by Coherus and its affiliates from Novartis under the Collaboration Agreement, dated January 9, 2016, between Surface and Novartis;

•

25% of any upfront payments actually received by Coherus and its affiliates under an agreement entered into by Coherus, the Surviving Entity or their affiliates after the closing of the Mergers granting a third party development, manufacture or commercialization rights for Surface’s SRF114 proprietary drug product candidate in any market outside of the United States, less development costs and expenses incurred by Coherus or its affiliates after the closing of the Mergers for the development of SRF114 (as determined and calculated in accordance with the CVR Agreement); and

•

50% of any upfront payments actually received by Coherus and its affiliates under an agreement entered into by Coherus, the Surviving Entity or their affiliates after the Closing granting a third party development, manufacture or commercialization rights for Surface’s SRF388 proprietary drug product candidate in any market outside of the United States, less development costs and expenses incurred by Coherus or its affiliates after the closing of the Mergers for the development of SRF388 (as determined and calculated in accordance with the CVR Agreement).

The amounts received by Coherus and its affiliates under the covered agreements and included in the Net CVR Payments amount will be reduced by certain permitted deductions pursuant to the CVR Agreement, including: (i) taxes payable by Coherus and its affiliates for amounts received under the covered agreements, (ii) liabilities (including any brokerage fees, transaction fees or other fees or expenses owed to any third party) incurred by Coherus and its affiliates in connection with the performance of the CVR Agreement or the covered agreements, (iii) losses incurred by Coherus and its affiliates arising out of third-party claims relating to the CVR Agreement or the covered agreements (including indemnification obligations), (iv) liabilities relating to the distribution of the CVRs, (v) reasonable out-of-pocket costs incurred by the Acting Holders in connection with the CVR Agreement, (vi) certain fees of independent accountants and third-party proxy solicitors and (vii) liabilities that should have been included, but were not included, in the calculation of Surface Net Cash under the Merger Agreement. Coherus shall not make any payments in respect of the CVRs if the Net CVR Payments during the applicable fiscal quarter are less than $0.00.

The Exchange Ratio depends on the Surface Net Cash at the Closing and will not be adjusted in the event of any change in the price of either Coherus or Surface common stock. Therefore, the value of the Merger Consideration will depend on the market price of Coherus common stock at the Effective Time. The market price of Coherus common stock has fluctuated prior to and after the date of the announcement of the Merger Agreement and will continue to fluctuate from the date of this proxy statement/prospectus to the date of the Surface special meeting, and through the date the First Merger is consummated. Given that the price per share of Coherus common stock used in the calculation of the Exchange Ratio was fixed upon the execution of the Merger Agreement, the Exchange Ratio will not be adjusted for changes in the market price of either Coherus or Surface common stock prior to the completion of the Mergers. Accordingly, you should obtain current market quotations for Coherus and Surface common stock before deciding how to vote on any of the proposals described in this proxy statement/prospectus.

As described further in “The Merger Agreement—Exchange of Shares,” prior to the Effective Time, Coherus will deposit with the Exchange Agent (as defined in “The Mergers—Exchange of Shares—Exchange Agent”) (a) book-entry shares representing the shares of Coherus common stock issuable pursuant to the Merger Agreement and (b) cash sufficient to make payments in lieu of fractional shares in accordance with the Merger Agreement and any dividends or distributions that such holder has the right to receive pursuant to the Merger Agreement. Upon surrender of a Surface stock certificate and a duly completed and validly executed letter of transmittal to the Exchange Agent in accordance with the instructions for surrender, the holder will be entitled to receive: (a) a number of whole shares of Coherus common stock that such holder is entitled to receive pursuant to the Merger Agreement; and (b) the amount (after giving effect to any required tax withholdings as provided in the Merger Agreement) of (i) any cash in lieu of fractional shares of Coherus common stock plus (ii) any dividends or distributions that such holder has the right to receive pursuant to the Merger Agreement. With respect to Surface book-entry shares, upon delivery of a duly executed letter of transmittal to the Exchange Agent, the holder will be entitled to receive: (a) a number of whole shares of Coherus common stock that such holder is entitled to receive pursuant to the Merger Agreement; and (b) the amount (after giving effect to any required tax withholdings as provided in the Merger Agreement) of (i) any cash in lieu of fractional shares of Coherus common stock plus (ii) any dividends or distributions that such holder has the right to receive pursuant to the Merger Agreement.

With respect to the CVRs, no later than 45 days after the end of each fiscal quarter during the CVR Term (as defined in “The Contingent Value Rights Agreement”), starting with the first fiscal quarter in which Coherus or its subsidiaries receive any Net CVR Payments that are greater than $0.00, and for subsequent quarters in which Coherus or its subsidiaries receive any Net CVR Payments that are greater than $0.00, Coherus will deposit with the Rights Agent an amount necessary to pay the Aggregate CVR Payment Amount for the applicable fiscal quarter to all CVR holders. Coherus is not obligated to pay any CVR Payment Amounts unless the Aggregate CVR Payment Amount exceeds $1,000,000 for any applicable fiscal quarter. If the Aggregate CVR Payment

Amount is less than $1,000,000, the payment amount will be rolled over to the next fiscal quarter until the unpaid Aggregate CVR Payment Amount exceeds $1,000,000. In the event the unpaid Aggregate CVR Payment Amounts (as defined in “The Contingent Value Rights Agreement”) do not exceed $1,000,000 and otherwise have not been paid prior to termination of the CVR Agreement, Coherus will pay the total amount of the unpaid Aggregate CVR Payment Amount immediately prior to the termination the CVR Agreement.

Pursuant to the terms of the Merger Agreement and the CVR Agreement, in no event shall the aggregate cash consideration payable under the Merger Agreement and the CVR Agreement, taken together, exceed 60% of the aggregate value of the total consideration payable under the Merger Agreement and the CVR Agreement, taken together.

Treatment of Options and Other Equity-Based Awards

The Merger Agreement provides for the treatment set forth below with respect to the Surface equity awards that are outstanding at the Effective Time.

Surface Stock Options

At the Effective Time, each Surface Stock Option granted under any of Surface’s equity incentive plans, whether vested or unvested, that is outstanding immediately prior to the Effective Time shall be converted, assumed or cancelled as follows:

•

with respect to each In-the-Money Option, such In-the-Money Option shall be cancelled and converted into the right to receive: (x) a number of shares of Coherus common stock, subject to certain exceptions for fractional shares and any applicable withholdings, that is equal to the quotient of (A) the product of (1) the total number of shares of Surface common stock underlying the In-the-Money Option multiplied by (2) the excess, if any, of the value of the Upfront Consideration over the exercise price of such In-the-Money Option, divided by (B) $5.2831 (the VWAP for the five trading days through and including June 15, 2023); and (y) a number of CVRs equal to the number of shares of Surface common stock underlying such In-the-Money Option;

•

with respect to each Underwater Option held by an employee who continues to be employed by Coherus and its affiliates after the Effective Time, such Underwater Option shall be assumed by Coherus and converted into an Assumed Option in a manner consistent with applicable tax laws in accordance with the Merger Agreement. Each Assumed Option will continue to have, and be subject to, the same vesting schedule, term exercisability provisions and other terms and conditions set forth in the applicable Surface equity incentive plan and the applicable Surface Stock Option award agreement as in effect immediately prior to the Effective Time, except that (i) Coherus and its board of directors shall have any and all amendment and administrative authority with respect to such Assumed Options and Surface’s equity incentive plans, (ii) each Assumed Option will become exercisable for that number of whole shares of Coherus common stock equal to the product (rounded down to the next whole number of shares of Coherus common stock) of (A) the number of shares of Surface common stock that would have been issuable upon full exercise of such Assumed Option immediately prior to the Effective Time multiplied by (B) the Exchange Ratio, and (iii) the per share exercise price for the shares of Coherus common stock issuable upon exercise of such Assumed Option shall be equal to the quotient (rounded up to the next whole cent) obtained by dividing the exercise price per share of Surface common stock at which such Assumed Option was exercisable immediately prior to the Effective Time by the Exchange Ratio; and

•

with respect to each Underwater Option held by an employee who is not continuing to be employed by Coherus and its affiliates after the Effective Time, such Underwater Option shall be cancelled, and the holder of such Underwater Option will receive no Merger Consideration, as described in “The Merger Agreement—Merger Consideration” with respect to such Underwater Option.

Surface RSUs

At the Effective Time, each Surface RSU, whether vested or unvested, that is outstanding immediately prior to the Effective Time shall automatically be cancelled and converted into the right to receive the Merger Consideration in respect of each share of Surface common stock subject to such Surface RSU, subject to certain exceptions for fractional shares and applicable withholdings.

Surface 2018 Employee Stock Purchase Plan

With respect to the Surface 2018 Employee Stock Purchase Plan (the “Surface ESPP”), Surface will take such actions as are necessary with respect to the Surface ESPP to provide that no offering periods will commence under the Surface ESPP following the date of the Merger Agreement and the Surface ESPP shall terminate prior to the Effective Time.

Certain Actions

Prior to the Effective Time, Surface will adopt such resolutions and take all other actions (including, as applicable, providing advance notice to holders of Surface Stock Options and Surface RSUs) to effectuate the treatment of the Surface Stock Options, Surface RSUs and the Surface ESPP described above.

Interests of Coherus’ Directors and Executive Officers in the Mergers (Page 149)

Other than with respect to continued service for, employment by and/or the right to continued indemnification by the combined company, as of the date of this proxy statement/prospectus, Coherus directors and executive officers do not have interests in the Mergers that are different from, or in addition to, the interests of other Coherus stockholders generally. For more information, see “Interests of Coherus’ Directors and Executive Officers in the Mergers.”

Interests of Surface’s Directors and Executive Officers in the Mergers (Page 150)

Other than with respect to continued service for, employment by and/or the right to continued indemnification by the combined company, Surface directors and executive officers do have interests in the Mergers that are different from, or in addition to, the interests of other Surface stockholders generally. For more information, see “Interests of Surface’s Directors and Executive Officers in the Mergers.”

Listing of Coherus Common Stock; Delisting and Deregistration of Surface Common Stock (Page 94)

It is a condition to the Mergers that the shares of Coherus common stock to be issued to Surface stockholders in the Mergers be approved for listing on Nasdaq GM, subject to official notice of issuance. If the Mergers are completed, Surface common stock will be delisted from Nasdaq CM and deregistered under the Exchange Act, following which Surface will no longer be required to file periodic reports with the SEC with respect to Surface common stock.

Surface has agreed to cooperate with Coherus prior to the closing to cause the Surface common stock to be delisted from Nasdaq CM and be deregistered under the Exchange Act as soon as practicable after the effective time.

Organizational Documents and Directors and Officers of the Surviving Corporation and the Surviving Entity

The certificate of incorporation of Merger Sub I in effect immediately prior to the Effective Time will be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with its terms, except that the name of Merger Sub I will be changed to “Surface Oncology, Inc.” The Surface bylaws also will be amended and restated to conform to the bylaws of Merger Sub I, as in effect immediately prior to the Effective Time, except that references to the name of Merger Sub I will be changed to “Surface Oncology, Inc.” Further, the certificate of formation of Merger Sub II in effect immediately prior to the Second Effective Time will be the certificate of formation of the Surviving Entity, and the limited liability company agreement of Merger Sub II in effect immediately prior to the Second Effective Time will be the limited liability company agreement of the Surviving Entity.

The directors of Merger Sub I immediately prior to the Effective Time will become the directors of the Surviving Corporation upon the First Merger until the earlier of their death, resignation or removal or until their respective successors are duly elected and qualified, and the officers of Merger Sub I immediately prior to the Effective Time will become the officers of the Surviving Corporation until the earlier of their death, resignation or removal or until their respective successors are duly elected and qualified. The sole member of Merger Sub II immediately prior to the Effective Time will remain the sole member of the Surviving Entity until the sole member’s interests are transferred to another person or persons or additional members are admitted, each in accordance with the terms of the limited liability company agreement of Merger Sub II, and the officers of Merger Sub II immediately prior to the Second Effective Time will become the officers of the Surviving Entity until the earlier of their death, resignation or removal or until their respective successors are duly elected and qualified.

Appraisal Rights

Pursuant to Section 262 of the DGCL, Surface stockholders who hold their shares through the Effective Time, do not vote their shares in favor of adoption of the Merger Agreement and who comply fully with and properly demand appraisal for their shares under the applicable requirements of Section 262 of the DGCL and do not otherwise withdraw or lose the right to appraisal under Delaware law, have the right to seek appraisal of the “fair value” of their shares of Surface common stock, as determined by the Delaware Court of Chancery, if the Mergers are completed. This means that such stockholders are entitled to seek appraisal of their shares of Surface stock and to receive payment in cash for the “fair value” of such shares of Surface stock, exclusive of any element of value arising from the accomplishment or expectation of the Mergers, as determined by the Delaware Court of Chancery, together with interest, if any, to be paid upon the amount determined to be the fair value. The “fair value” of shares of Surface common stock as determined by the Delaware Court of Chancery may be more than, less than, or equal to the value of the Merger Consideration that Surface stockholders would otherwise be entitled to receive under the terms of the Merger Agreement. Surface stockholders also should be aware that an investment banking opinion as to the fairness, from a financial point of view, of the consideration payable in a sale transaction, such as the Mergers, is not an opinion as to, and does not otherwise address, “fair value” under Section 262 of the DGCL. Surface stockholders who wish to preserve any appraisal rights they may have must so advise Surface by submitting a written demand for appraisal prior to the vote to adopt the Merger Agreement and approve the transactions contemplated thereby, and must otherwise follow fully the procedures prescribed by Section 262 of the DGCL. A copy of Section 262 of the DGCL is made publicly available online at https://delcode.delaware.gov/title8/c001/sc09/index.html#262.

Ownership of the Combined Company

Based on the number of shares of Coherus and Surface common stock outstanding on July 21, 2023, the latest practicable date prior to the date of this proxy statement/prospectus, and assuming that the Surface Net Cash at Closing is approximately $20 million to $25 million, upon completion of the Mergers (without consideration of the shares of Coherus common stock underlying the CVRs), former Surface stockholders are expected to own approximately 11% to 12%, of the outstanding shares of Coherus common stock (without consideration of any potential shares of Coherus common stock underlying the CVRs) and Coherus stockholders immediately prior to the Mergers are expected to own approximately 88% to 89% of the outstanding shares of

Coherus common stock. The relative ownership interests of Coherus stockholders and the former Surface stockholders in the combined company immediately following the Mergers will depend on the actual amount of Surface Net Cash as calculated pursuant to the Merger Agreement as of the Closing, as well as the number of shares of Coherus and Surface common stock issued and outstanding immediately prior to the Effective Time.

Governance of the Combined Company

None of the directors and officers of Surface will continue as directors or executive officers of the Surviving Entity or combined company, and the Coherus board of directors and executive officers as of the Effective Time will oversee and manage the combined company following Closing.

Conditions to the Completion of the Mergers

The obligations of each of Coherus, the Merger Subs and Surface to complete the Mergers are subject to the satisfaction at or prior to the Effective Time of the following conditions:

•	the Surface merger proposal shall have been approved;

•

no restraining order, injunction or other judgment, order or decree issued by any court of competent jurisdiction or other legal restraint or prohibition remains in effect, and no law has been enacted, entered, promulgated or enforced by any governmental entity that, in any case, prohibits or makes illegal the consummation of the Mergers or the other transactions contemplated by the Merger Agreement;

•	the approval for listing on the Nasdaq GM of shares of Coherus common stock issuable in connection with the Mergers, subject to official notice of issuance;

•

the effectiveness of the registration statement on Form S-4, of which this proxy statement/prospectus forms a part, under the Securities Act and the absence of any stop order suspending the effectiveness of the Form S-4 that has not been withdrawn; and

•	the execution of the CVR Agreement by Coherus and the Rights Agent and its continued effectiveness.

In addition, each party’s obligation to complete the Mergers is subject to, among other things, the accuracy of certain representations and warranties of the other party and the compliance by such other party with certain of its covenants, in each case, subject to the materiality standards set forth in the Merger Agreement, and the absence of the occurrence of any material adverse effect.

Additionally, as a condition to Coherus’ obligation to complete the Mergers, the amount of Surface Net Cash shall not be less than $19,600,000 (or a lower amount that Coherus may consent to in writing).

Neither Coherus nor Surface can be certain when, or if, the conditions to the Mergers will be satisfied or waived, or that the Mergers will be completed.

No Solicitation of Acquisition Proposals

As more fully described in “The Merger Agreement—No Solicitation of Acquisition,” Coherus and Surface have agreed that Surface will not, and will cause its subsidiaries and direct its and their respective directors, officers, employees, investment bankers, attorneys, accountants and other advisors or representatives not to, directly or indirectly:

•

initiate, solicit, endorse, assist, induce, facilitate or encourage (including by providing information) any inquiries, proposals or offers with respect to, or the making, submission, announcement or completion of, any inquiry, proposal or offer that constitutes, or would be reasonably expected to lead to, an acquisition proposal (as defined in “The Merger Agreement—“No Solicitation of Acquisition Proposals”);

•

enter into, continue or otherwise engage or participate in any negotiations or discussions with any person other than Coherus, the Merger Subs and their respective affiliates and representatives concerning any acquisition proposal or any inquiry, proposal or offer that would reasonably be expected to lead to any acquisition proposal;

•

furnish, provide or cause to be furnished or provided any non-public information or data relating to Surface or any of its subsidiaries in connection with, or for the purpose of soliciting, initiating, encouraging or facilitating, or in response to, any inquiry, proposal or offer that constitutes or would reasonably be expected to lead to, an acquisition proposal;

•	execute or enter into any letter of intent or any other contract contemplating an acquisition proposal (other than an acceptable confidentiality agreement); or

•	resolve or agree or propose to do any of the foregoing.

Notwithstanding the restrictions described above, prior to Surface obtaining approval of the Surface merger proposal, if Surface receives an unsolicited, bona fide acquisition proposal that did not result from a material breach of foregoing restrictions and the Surface board of directors determines in good faith (after consultation with its outside legal counsel and its financial advisor) that such acquisition proposal either constitutes or is reasonably likely to lead to a superior proposal (as defined in “The Merger Agreement—“No Solicitation of Acquisition Proposals”) and that the failure to engage in such discussions or negotiations, or to furnish or provide such information, would reasonably be expected to be inconsistent with the Surface board of directors’ fiduciary duties to Surface and its stockholders under applicable law, then Surface may:

•

furnish information with respect to Surface and its subsidiaries to the person making such acquisition proposal pursuant to a customary confidentiality agreement on terms substantially similar to those contained in the confidentiality agreement between Coherus and Surface; and

•

participate in discussions or negotiations with such person and its representatives regarding such acquisition proposal; provided that Surface is required to provide promptly to Coherus (and not later than 24 hours after receipt of such acquisition proposal) a nonredacted copy of each confidentiality agreement entered into with the person making the acquisition proposal and provide to Coherus any written non-public information concerning Surface or any of its subsidiaries that is provided to the person making such acquisition proposal which was not previously provided or made available to Coherus.

Additionally, Surface will promptly (and in any event within 48 hours of receipt) notify Coherus in writing of (i) any written acquisition proposal, (ii) any other written request for non-public information relating to Surface or its subsidiaries, other than requests for information not made in connection with or reasonably expected to be related to an acquisition proposal and (iii) any written or other inquiry or request for discussion or negotiation regarding, or that could reasonably be expected to lead to, an acquisition proposal, including in each case the identity of the person making any acquisition proposal, inquiry or request and the material terms of any acquisition proposal, inquiry or request and thereafter will keep Coherus informed, on a current basis (and in any event within 48 hours), of any developments with respect to any such proposals or offers (including amendments thereto) the status and terms of any such proposals or offers and the status of any such discussions or negotiations, including by promptly providing copies of any additional written requests, proposals or offers, including any drafts of proposed agreements and any amendments thereto and other information set forth above.

No Change of Recommendations

The Merger Agreement provides that, among other restrictions and subject to certain exceptions, the Surface board of directors will not:

•

withdraw, change, withhold, amend or modify in a manner adverse to Coherus or the Merger Subs, or publicly propose to withdraw, change, withhold, amend or modify in a manner adverse to Coherus or the Merger Subs, the Surface board of directors’ recommendation to stockholders to adopt the Merger Agreement;

•	adopt, approve, declare advisable or recommend, or publicly propose to approve, declare advisable or recommend, any acquisition proposal or alternative acquisition agreement;

•	fail to include the Surface recommendation in this proxy statement/prospectus;

•

fail to publicly recommend against (and fail to publicly reaffirm the Surface recommendation) within 10 business days after a request to do so by Coherus following the public announcement of a tender or exchange offer that constitutes an acquisition proposal (and in no event later than one business day prior to the date of the Surface special meeting, as it may be postponed or adjourned);

•

if requested by Coherus, fail to issue, within 10 business days after an acquisition proposal is publicly announced (and in no event later than one business day prior to the date of the Surface special meeting, as it may be postponed or adjourned), a press release reaffirming the Surface recommendation;

•

cause or permit Surface or any of its subsidiaries to enter into or agree to any letter of intent, memorandum of understanding or similar document, agreement in principle, acquisition agreement, option agreement, joint venture agreement, partnership agreement, merger agreement, or other similar agreement or commitment (other than a confidentiality agreement entered into in compliance with the Merger Agreement) contemplating or relating to an acquisition transaction; or

•	take any action to make the provisions of any anti-takeover or similar statute or regulation inapplicable to any acquisition proposal or counterparty thereto.

Notwithstanding the foregoing, Surface, at any time prior to its stockholders voting to approve the Surface merger proposal, may make a change of recommendation and terminate the Merger Agreement if Surface receives a written acquisition proposal after the date of the Merger Agreement that did not result from a material breach of the Merger Agreement’s non-solicitation provisions and that the Surface board of directors determines in good faith, after consultation with its outside legal counsel and financial advisors, to constitute a superior proposal if:

•

(A) Surface provided Coherus at least four business days’ prior notice before taking any of the foregoing actions, which notice will state expressly (1) that Surface has received a written acquisition proposal that constitutes a superior proposal, (2) the material terms and conditions of the acquisition proposal and (3) that the Surface board of directors has determined to make an adverse recommendation change or to terminate the Merger Agreement in order to enter into a binding agreement with respect to the superior proposal, as applicable, and (B) prior to making such recommendation change or terminating this Agreement, as applicable, (x) Surface will, and will cause its financial and legal advisors to, negotiate in good faith with Coherus (to the extent Coherus wishes to engage or seeks to negotiate) during such notice period, regarding any adjustments proposed by Coherus to the terms and conditions of the Merger Agreement such that the acquisition proposal and related definitive agreement cease to constitute a superior proposal and (y) in determining whether to make an adverse recommendation change or to effect a termination in accordance with the Merger Agreement, the Surface board of directors will have taken into account any changes to the terms of the Merger Agreement proposed by Coherus in writing in response to such notice; and

•

the Surface board of directors has determined, in good faith, after consultation with its financial advisors and outside legal counsel, that, in light of such superior proposal and taking into account any revised terms proposed by Coherus in writing, such superior proposal continues to constitute a superior proposal and that the failure to make an adverse recommendation change or to terminate the Merger Agreement would reasonably be expected to be inconsistent with the directors’ fiduciary duties to Surface’s stockholders under applicable law.

Additionally, Surface, at any time prior to its stockholders voting to approve the Surface merger proposal, may make a change of recommendation if an intervening event (as defined in “The Merger Agreement—No Solicitation of Acquisition Proposals—No Change of Recommendation”) occurs and prior to making such change of recommendation all of the following conditions are met:

•

the Surface board of directors has determined in good faith, after consultation with its outside legal counsel and financial advisor, that, in light of such intervening event, a failure to effect a change of recommendation would reasonably be expected to be inconsistent with the directors’ fiduciary duties to Surface’s stockholders under applicable law;

•

Surface has provided four business days’ prior written notice to Coherus advising that the Surface board of directors intends to make a change of recommendation as a result of the intervening event and providing information describing the intervening event and the rationale for the change of recommendation and stating that the Surface board of directors has determined to make a change of recommendation;

•

prior to making a change of recommendation, Surface has negotiated in good faith with Coherus, and caused its financial advisors and outside legal counsel to negotiate in good faith with Coherus (to the extent Coherus wishes to engage or negotiate) during a four business day period regarding any revised terms proposed by Coherus in writing to the terms and conditions of the Merger Agreement; and

•

following the end of such four business day period, the Surface board of directors has determined in good faith, after consultation with its outside legal counsel and financial advisor, that in light of such intervening event and taking into account any revised terms proposed by Coherus in writing, the failure to make a change of recommendation would reasonably be expected to be inconsistent with directors’ fiduciary duties to Surface’s stockholders under applicable law.

Termination of the Merger Agreement

The Merger Agreement may be terminated and the Mergers abandoned:

•	by mutual written consent of Coherus and Surface at any time prior to the Effective Time;

•

by either Coherus or Surface, if the Mergers are not consummated on or before the Termination Date; provided that the right to terminate the Merger Agreement is not available to any party whose material breach of the Merger Agreement has been the primary cause of, or the primary factor that resulted in, the failure of the Mergers to be consummated by the Termination Date;

•

by either Coherus or Surface, if any court of competent jurisdiction or other governmental entity shall have issued a judgment, order, injunction, rule or decree, or taken any other action restraining, enjoining or otherwise prohibiting any of the transactions contemplated by the Merger Agreement and such judgment, order, injunction, rule, decree or other action has become final and non-appealable or if any law has been enacted, entered, promulgated, endorsed or deemed applicable by any governmental entity that, in any such case, prohibits or makes illegal the consummation of the Mergers; provided, that the right to terminate the Merger Agreement will not be available to any party whose material breach of the Merger Agreement has been the primary cause or, or the primary factor that resulted in, the issuance of such judgment, order, injunction, rule or decree;

•

by either Coherus or Surface, if the approval of the Surface merger proposal has not been obtained at the Surface special meeting; provided, that Surface will not be permitted to terminate the Merger Agreement if the failure to obtain such stockholder approval is proximately caused by any action or failure to act of Surface that constitutes a material breach of the Merger Agreement;

•

by either Coherus or Surface, if the other party has breached or failed to perform any of its representations, warranties, covenants or agreements set forth in the Merger Agreement and such breach or failure to perform (a) would result in the failure of any of the conditions set forth in the Merger Agreement and (b) cannot be or has not been cured by the earlier of (1) the Termination Date and (2) 30 days after the giving of written notice to the other party of such breach or failure; provided that the terminating party may not exercise this termination right if it is then in material breach of any of its covenants or agreements set forth in the Merger Agreement which breach would give rise to the failure of certain of the other party’s conditions to Closing relating to the accuracy of certain of the terminating party’s representations and warranties and/or the performance of its covenants;

•

by Surface, at any time prior to obtaining approval of the Surface merger proposal, in order to accept a superior proposal; provided, that Surface will have (a) simultaneously with such termination entered into the associated alternative acquisition agreement with respect to a superior proposal, (b) otherwise complied with the non-solicit covenants set forth in the Merger Agreement in all material respects and (c) paid or caused to be paid, prior to or simultaneously with the termination of the Merger Agreement, the termination fee that is payable if the Merger Agreement is terminated pursuant to its terms; and

•

by Coherus, if (a) the Surface board of directors made a change of recommendation, or (b) Surface has breached or failed to perform any of its non-solicit covenants set forth in the Merger Agreement in any material respect.

Termination Fee

Surface will be obligated to pay a termination fee to Coherus equal to $2,000,000, less the amount of previously paid Coherus transaction expenses up to $500,000, if any, if the Merger Agreement is terminated in certain circumstances, including if the Surface board of directors authorizes entry into a definitive agreement relating to a superior proposal or makes a change of recommendation in connection with an intervening event.

Accounting Treatment

Coherus prepares its financial statements in accordance with GAAP. The Mergers will be accounted for using the acquisition method of accounting under the provisions of Accounting Standards Codification (“ASC”) 805, Business Combinations, with Coherus representing the accounting acquirer under this guidance. Coherus will record assets acquired, including identifiable intangible assets, and liabilities assumed from Surface at their respective fair values at the date of completion of the Mergers. Any excess of the purchase price (as described in Note 2 (Basis of Pro Forma Presentation) to the unaudited pro forma condensed combined financial information) over the net fair value of such assets and liabilities will be recorded as goodwill, likewise any excess of the fair value of the identifiable net assets acquired over the fair value of the consideration transferred will be recognized as a bargain purchase gain.

The financial condition and results of operations of Coherus after completion of the Mergers will reflect Surface after completion of the Mergers, but will not be restated retroactively to reflect the historical financial condition or results of operations of Surface. The earnings of Coherus following completion of the Mergers will reflect acquisition accounting adjustments, including the effect of changes in the carrying value for assets and liabilities. All tangible and intangible assets including goodwill, if any, will be tested for impairment when certain indicators are present. If, in the future, Coherus determines that tangible or intangible assets (including goodwill, if any) are impaired, Coherus would record an impairment charge at that time.

Certain Tax Matters

Coherus, the Merger Subs and Surface intend that the First Merger and the Second Merger be considered together as a single integrated transaction for U.S. federal income tax purposes, and will together constitute a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations promulgated thereunder, and the Merger Agreement be adopted as a “plan of reorganization” for the purposes of Section 368 of the Code and Section 1.368-2(g) of the Treasury Regulations. Assuming the Mergers so qualify, U.S. holders will recognize no gain or loss with respect to the exchange of Surface common stock for Coherus common stock, although, as discussed more fully under “Certain U.S. Federal Income Tax Considerations Relating to the Mergers,” the U.S. federal income tax treatment of the CVRs and payments, if any, made under the CVRs is subject to substantial uncertainty. However, there are significant factual and legal uncertainties as to whether the Mergers qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Moreover, it is not a condition to Coherus’ or Surface’s obligations to complete the transactions that the Merger so qualify. None of the parties to the Merger Agreement have sought or intend to seek any ruling from the IRS regarding the qualification of the Mergers as a reorganization within the meaning of Section 368(a) of the Code. If the Mergers do not qualify for the U.S. federal income tax treatment described herein, the U.S. holders generally would recognize gain or loss for U.S. federal income tax purposes on each share of Surface common stock surrendered in the Mergers. See “Certain U.S. Federal Income Tax Considerations Relating to the Mergers” for a more complete description of U.S. federal income tax considerations relating to the Mergers for holders of shares of Surface common stock. Please consult your tax advisors as to the specific tax consequences of the Mergers to you.

Comparison of Stockholders’ Rights

Upon completion of the Mergers, Surface stockholders receiving shares of Coherus common stock will become Coherus stockholders. The rights of Coherus stockholders will be governed by the DGCL and the Coherus charter and Coherus bylaws in effect at the Effective Time. As Coherus and Surface are both Delaware corporations, the rights of Coherus and Surface stockholders are not materially different. However, there are certain differences in the rights of Coherus stockholders under the Coherus charter and Coherus bylaws and of Surface stockholders under the Surface charter and Surface bylaws. See “Comparison of Stockholders’ Rights.”

Risk Factors (Page 30)

In evaluating the Merger Agreement, the Mergers and the issuance of Coherus common stock to Surface stockholders in connection with the Mergers, you should carefully read this proxy statement/prospectus and give special consideration to the factors discussed under “Risk Factors,” including, but not limited to, the following:

Risks Relating to the Mergers

•	The Exchange Ratio depends on Surface Net Cash, so the value of the Merger Consideration that Surface stockholders will receive in the Mergers is uncertain.

•	The market price of Coherus common stock will continue to fluctuate after the Mergers.

•	The Mergers may not be completed and the Merger Agreement may be terminated in accordance with its terms.

•	The Mergers may be completed even if certain events occur prior to the Closing that materially and adversely affect Coherus and Surface.

•	The termination of the Merger Agreement could negatively impact Coherus or Surface and the trading prices of Coherus common stock or Surface common stock.

•	The shares of common stock of the combined company to be received by Surface stockholders as a result of the Mergers will have rights different from the shares of Surface common stock.

•

After the Mergers, Surface stockholders will have a significantly lower ownership and voting interest in Coherus than they currently have in Surface and will exercise less influence over management and policies of the combined company.

•

Until the completion of the Mergers or the termination of the Merger Agreement, Coherus and Surface are each prohibited from entering into certain transactions and taking certain actions that might otherwise be beneficial to Coherus, Surface and/or their respective stockholders.

•	The Mergers, and uncertainty regarding the Mergers, may cause customers, suppliers, distributors or strategic partners to delay or defer decisions concerning Coherus or Surface.

•	Surface directors and executive officers have interests and arrangements that may be different from, or in addition to, those of Surface stockholders generally.

•	The opinion rendered to Surface from its financial advisor will not reflect changes in circumstances between the date of such opinion and the completion of the Mergers.

•	Coherus or Surface may waive one or more of the closing conditions without re-soliciting Surface stockholder approval.

•	The Mergers will involve substantial costs.

•

Due to the Mergers, the ability of Coherus to use Surface’s net operating losses to offset future taxable income may be restricted and these net operating losses could expire or otherwise be unavailable.

•	If the Mergers do not qualify as a reorganization under the Code, the holders of Surface common stock may be taxed on the full amount of the Merger Consideration.

•	If Surface does not successfully consummate the Mergers or another strategic transaction, the Surface board of directors may decide to pursue a dissolution and liquidation of Surface.

•	Surface’s management has expressed substantial doubt about its ability to continue as a going concern.

Risks Relating to the CVRs

•	You may not receive any payment on the CVRs.

•	Coherus and its affiliates may exercise discretion with respect to the research, development and commercialization of the SRF114 and SRF388 programs.

•	A portion of the value of the CVRs depends on the performance by GSK and Novartis under the applicable covered agreements.

•	The CVRs are non-transferable and, therefore, the value of the CVRs is only realizable to the extent that the Net CVR Payments during the CVR Term are greater than $0.00.

•

Coherus may elect the form of CVR Payment, cash and stock payments under the CVRs may be limited, and certain CVR payments may not actually be payable, even if the Net CVR Payments are realized by Coherus.

•	The U.S. federal income tax treatment of the CVRs is subject to substantial uncertainty.

Risks Relating to the Combined Company

•	Combining the businesses of Coherus and Surface may be more difficult, costly or time-consuming than expected.

•	If the combined company is unable to compete effectively, the results of operations of the combined company will be materially and adversely affected.

•	The failure to successfully integrate the businesses and operations of Coherus and Surface in the expected time frame may adversely affect the combined company’s future results.

•	The combined company may not be able to retain customers, suppliers or distributors, or customers, suppliers or distributors may seek to modify contractual relationships with the combined company.

•	The combined company may be exposed to increased litigation, which could have an adverse effect on the combined company’s business and operations.

•

The Coherus and Surface unaudited pro forma financial information is inherently subject to uncertainties, the unaudited pro forma condensed combined financial information included in this document is preliminary and the combined company’s actual financial position and results of operations after the Mergers may differ materially from these estimates and the unaudited pro forma condensed combined financial information included in this proxy statement/prospectus. The unaudited pro forma condensed combined financial information does not reflect the effect of any divestitures that may be required in connection with the Mergers.

•	The COVID-19 pandemic, including other pandemics, epidemics or outbreaks of a contagious disease, may affect the combined company’s business and operations.

•

Any impairment of the combined company’s tangible, definite-lived intangible or indefinite-lived intangible assets, including goodwill, if any, may adversely impact the combined company’s financial position and results of operations.

•

The Coherus bylaws designate the Court of Chancery of the State of Delaware and, to the extent enforceable, the U.S. federal district courts as the exclusive forums for substantially all disputes between Coherus and its stockholders, which will restrict the ability of stockholders of the combined company to choose the judicial forum for disputes with the combined company or its directors, officers or employees.

These risks and other risks are discussed in greater detail under the section titled “Risk Factors” of this proxy statement/prospectus. Coherus and Surface both encourage you to read and consider all of these risks carefully.

COMPARISON OF COHERUS AND SURFACE MARKET PRICES AND IMPLIED VALUE OF MERGER CONSIDERATION

The following table presents trading information for Coherus common stock and Surface common stock on the Nasdaq, on June 14, 2023, the last trading day before announcement of the mergers and July 6, 2023, the most recent practicable trading day before the date of this proxy statement/prospectus. The table also shows the estimated equivalent per-share value of the per share consideration proposed for each share of Surface common stock as of the same two dates. This estimated equivalent per-share value was calculated by multiplying the closing price of a share of Coherus common stock on the relevant date by the exchange ratio of 0.1849 shares for each share of Surface common stock.

	Surface Common Stock			Coherus Common Stock			Equivalent Per-Share Value
	High	Low	Close	High	Low	Close	High	Low	Close
Date
June 14, 2023	$0.77	$0.73	$0.73	$5.48	$5.20	$5.36	$1.01	$0.96	$0.99
July 6, 2023	$0.94	$0.89	$0.93	$4.73	$4.41	$4.64	$0.87	$0.82	$0.86

The market prices of Coherus common stock and Surface common stock fluctuated prior to and have fluctuated after the date of the announcement of the Merger Agreement and may continue to fluctuate prior to the completion of the Mergers. No assurance can be given concerning the market prices of Coherus common stock or Surface common stock before completion of the Mergers or of the market price of the common stock of the combined company after completion of the Mergers. Given that the price per share of Coherus common stock used in the calculation of the Exchange Ratio was fixed upon the execution of the Merger Agreement and the Exchange Ratio will not be adjusted for changes in the market prices of either Coherus common stock or Surface common stock, the market price of Coherus common stock (and, therefore, the value of the Merger Consideration) when received by Surface stockholders after the Mergers is completed could be greater than, less than or the same as shown in the table above. Accordingly, these comparisons may not provide meaningful information to Coherus stockholders and Surface stockholders in determining how to vote with respect to the proposals described in this proxy statement/prospectus. Coherus stockholders and Surface stockholders are encouraged to obtain current market quotations for Coherus common stock and Surface common stock and to review carefully the other information contained in this proxy statement/prospectus or incorporated by reference into this proxy statement/prospectus. For more information, see “Where You Can Find More Information.”

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

The registration statement on Form S-4 of which this proxy statement/prospectus forms a part, the documents that Coherus and Surface refer you to in the registration statement and oral statements made or to be made by Coherus and Surface include certain “forward-looking statements” within the meaning of, and subject to the safe harbor created by, Section 27A of the Securities Act, Section 21E of the Exchange Act and the Private Securities Litigation Reform Act of 1995 (the “safe harbor provisions”). Statements contained or incorporated by reference in the registration statement of which this proxy statement/prospectus forms a part that are not historical facts are forward-looking statements, including statements about the beliefs and expectations of Coherus and Surface management relating to the Mergers and the combined company’s future results of operations, financial condition and performance. Words such as “believe,” “continue,” “could,” “expect,” “anticipate,” “intends,” “contemplates,” “estimate,” “forecast,” “target,” “project,” “predict,” “potential,” “should,” “may,” “will,” “would” or the negative thereof and similar expressions are intended to identify such forward-looking statements that are intended to be covered by the safe harbor provisions. Investors are cautioned that any forward-looking statements are subject to known and unknown risks and uncertainties, many of which are beyond the control of both companies, and which may cause actual results and future trends to differ materially from those matters expressed in, or implied or projected by, such forward-looking statements, which speak only as of the date of this proxy statement/prospectus. Although these forward-looking statements are based on assumptions that Coherus and Surface management, as applicable, believe to be reasonable, they can give no assurance that these expectations will prove to be correct. Investors are cautioned not to place undue reliance on these forward-looking statements. Among the risks and uncertainties that could cause actual results to differ from those described in forward-looking statements are the following:

•

the occurrence of any change, event, series of events or circumstances that could give rise to the termination of the Merger Agreement, including a termination of the Merger Agreement under circumstances that could require Surface to pay a termination fee to Coherus;

•	uncertainties related to Surface’s cash level and ability to continue as a going concern;

•

the price of Coherus common stock and Surface common stock could change before the completion of the Mergers, including as a result of uncertainty as to the long-term value of the common stock of the combined company or as a result of broader stock market movements;

•

the possibility that the parties are unable to complete the Mergers due to the failure of Surface stockholders to adopt the Surface merger proposal, or the failure to satisfy any of the other conditions to the completion of the Mergers, or unexpected delays in satisfying any conditions;

•

risks relating to the amount of Surface Net Cash at Closing, including any resulting reduction in the Exchange Ratio or failure of the condition that Surface have at least $19,600,000 of Surface Net Cash at Closing;

•	delays in closing, or the failure to close, the Mergers for any reason, could negatively impact Coherus, Surface or the combined company;

•

risks that the pendency or completion of the Mergers and the other transactions contemplated by the Merger Agreement disrupt current plans and operations, which may adversely impact Coherus’ or Surface’s respective businesses;

•

difficulties or delays in integrating the businesses of Coherus and Surface following completion of the Mergers or fully realizing the anticipated synergies or other benefits expected from the Mergers;

•	risks that the Mergers do not qualify as a reorganization under the Code and uncertainties relating to the tax treatment of the CVRs and payments, if any, under the CVRs;

•	the risk that, if the Mergers or another strategic transaction are not successfully completed, the Surface board of directors may decide to pursue a dissolution and liquidation of Surface;

•	certain restrictions during the pendency of the proposed Mergers that may impact the ability of Coherus or Surface to pursue certain business opportunities or strategic transactions;

•

the nature, cost and outcome of any litigation and other legal proceedings, including any such proceedings related to the proposed Mergers and instituted against Coherus, Surface, their directors and/or others;

•	risks related to the diversion of the attention and time of Coherus or Surface management from ongoing business concerns;

•

the risk that the proposed Mergers or any announcement relating to the proposed Mergers could have an adverse effect on the ability of Coherus or Surface to retain and hire key personnel or maintain relationships with customers, suppliers, distributors, vendors, strategic partners or other third parties, including regulators and other governmental authorities or agencies, or on Coherus’ or Surface’s respective operating results and businesses generally;

•	the potentially significant amount of any costs, fees, expenses, impairments or charges related to the Mergers;

•	the risk that no CVR Payment Amounts are payable under the CVRs, including as a result of no amounts being payable under the covered agreements or as a result of any permitted deductions;

•	the risk that further cash payments and/or payments of Coherus common stock are not permitted under the CVRs;

•

the potential dilution of Coherus and Surface stockholders’ ownership percentage of the combined company as compared to their ownership percentage of Coherus or Surface, as applicable, prior to the Mergers;

•	the business, economic, political and other conditions under which Coherus or Surface operate;

•	events beyond the control of Coherus and Surface, such as epidemics, pandemics or contagious disease outbreaks, including future surges of COVID-19, and changes in applicable law;

•	the potential dilution of the combined company’s earnings per share as a result of the Mergers;

•	Coherus and Surface directors and executive officers having interests in the Mergers that are different from, or in addition to, the interests of Coherus and Surface stockholders generally; and

•

the possibility that the combined company’s results of operations, cash flows and financial position after the Mergers may differ materially from the unaudited pro forma condensed combined financial information contained in this proxy statement/prospectus.

For further discussion of these and other risks, contingencies and uncertainties applicable to Coherus and Surface, their respective businesses and the proposed Mergers, see “Risk Factors” in this proxy statement/prospectus and in similarly titled sections in Coherus’ and Surface’s other filings with the SEC that are incorporated by reference in this proxy statement/prospectus. See “Where You Can Find More Information.”

All subsequent written or oral forward-looking statements attributable to Coherus, Surface or any person acting on either of their behalf are expressly qualified in their entirety by these cautionary statements. Neither Coherus nor Surface is under any obligation to update, alter or otherwise revise any forward-looking statements, whether written or oral, that may be made from time to time, whether as a result of new information, future events or otherwise, and each expressly disclaims any obligation to do so, except as may be required by law.

RISK FACTORS

In considering how to vote on the proposals to be considered and voted on at the Surface special meeting, you are urged to carefully consider all of the information contained or incorporated by reference in this proxy statement/prospectus. See “Where You Can Find More Information.” You should also read and consider the risks associated with each of the businesses of Coherus and Surface because those risks will affect the combined company. The risks associated with the business of Coherus can be found in Coherus’ Annual Report on Form 10-K for the fiscal year ended December 31, 2022 and the risks associated with the business of Surface can be found in Surface’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022 and Surface’s Amendment No. 1 to its Annual Report on Form 10-K/A for the fiscal year ended December 31, 2022, as such risks may be updated or supplemented in each company’s subsequently filed Quarterly Reports on Form 10-Q and Current Reports on Form 8-K (excluding any information and exhibits furnished under Item 2.02 or 7.01 thereof), each of which is incorporated by reference in this proxy statement/prospectus. In addition, you are urged to carefully consider the following material risks relating to the Mergers and the businesses of Coherus, Surface and the combined company.

Risks Relating to the Mergers

Because the Exchange Ratio depends on Surface Net Cash at the Closing and will not be adjusted in the event of any change in the price of either Coherus common stock or Surface common stock, and because of the uncertainty of the value of, and the ultimate realization on, the CVRs, the value of the Merger Consideration that Surface stockholders will receive in the Mergers is uncertain.

Upon completion of the First Merger, each share of Surface common stock that is issued and outstanding immediately prior to the Effective Time will be converted automatically into the right to receive, without interest, (a) a number of shares of Coherus common stock equal to the Exchange Ratio determined by dividing (x) the quotient obtained by dividing (1) $40,000,000 plus Surface Net Cash, determined and calculated in accordance with the Merger Agreement, by (2) $5.2831 (the VWAP for the five trading days through and including June 15, 2023), by (y) the total number of shares of Surface common stock issued and outstanding immediately prior to the Effective Time, on a fully-diluted and as-converted basis as determined in accordance with the Merger Agreement, and if applicable, cash in lieu of fractional shares (without interest and less any applicable withholding taxes), and (b) one CVR representing the right to receive the CVR Payment Amount, all as described in “The Merger Agreement—Merger Consideration.”

Pursuant to the Merger Agreement, the amount of Surface Net Cash used to calculate the Exchange Ratio is subject to certain adjustments and reductions, including, without limitation, with respect to short- and long-term liabilities, unpaid fees and expenses related to the Mergers, the cash cost of unpaid change of control payments, severance, termination or similar payments that become due in connection with the Mergers, the cash cost of unpaid time off, bonuses, deferred compensation and similar liabilities owed to Surface’s current and former officers, employees, independent contractors, consultants and directors, certain payroll and withholding taxes, unpaid retention amounts due under insurance policies, and notice and termination payments under specified contracts. The amount of Surface Net Cash will be increased by the expected cost of the D&O insurance policy, prepaid chemistry, manufacturing and controls (“CMC”), prepaid clinical and other receivables and certain other payment amounts as agreed between Surface and Coherus in the Merger Agreement. The calculation of Surface Net Cash is described in more detail in “The Merger Agreement—Surface Net Cash.”

Coherus and Surface will calculate Surface Net Cash as of the Anticipated Closing Date (as defined in “The Merger Agreement—Calculation of Surface Net Cash”), or the other applicable dates of determination set forth in the Merger Agreement. In the event that the amount of Surface Net Cash is less than anticipated, the Exchange Ratio will be reduced and Surface’s stockholders will receive fewer shares of Coherus common stock. Further, the Merger Agreement includes a closing condition that requires Surface to deliver a minimum net cash of $19,600,000 at Closing. If the amount of Surface Net Cash falls below this threshold, Coherus would not be obligated to, but may in its sole discretion elect to, complete the Mergers, which would further reduce the number of shares of Coherus common stock issued in connection with the Mergers.

The market prices of Coherus common stock and Surface common stock have fluctuated prior to and after the date of the announcement of the Merger Agreement and will continue to fluctuate from the date of this proxy statement/prospectus to the date of the Surface special meeting, and through the date the First Merger is consummated. Given that the price per share of Coherus common stock used in the calculation of the Exchange Ratio was fixed upon the execution of the Merger Agreement, the Exchange Ratio will not be adjusted for changes in the market price of either Coherus common stock or Surface common stock prior to the completion of the Mergers.

Moreover, the CVRs are non-transferable and there is uncertainty regarding the value of the CVRs and whether any payment will ultimately be realized on the CVRs, as further described in more detail in the “Contingent Value Rights Agreement.”

Because the value of the Merger Consideration will depend on the market price of Coherus common stock at the time the First Merger is completed and the ultimate realization of the CVRs, Surface stockholders will not know or be able to determine at the time of the Surface special meeting the market value of the Merger Consideration they will receive upon completion of the Mergers.

Stock price changes may result from a variety of factors, including, among others, general market and economic conditions, changes in Coherus’ or Surface’s respective businesses, operations and prospects, the uncertainty as to the extent of the duration, scope and impact of the COVID-19 pandemic, market assessments of the likelihood that the Mergers will be completed, interest rates, general market, industry and economic conditions and other factors generally affecting the respective prices of Coherus common stock and Surface common stock, federal, state and local legislation, governmental regulation and legal developments in the industry segments in which Coherus and Surface operate, and the timing of the Mergers. Many of these factors are beyond the control of Coherus and Surface, and neither Coherus nor Surface is permitted to terminate the Merger Agreement solely due to a decline in the market price of the common stock of the other party. You are urged to obtain current market quotations for Coherus common stock and Surface common stock in determining whether to vote in favor of the Surface merger proposal.

The market price of Coherus common stock will continue to fluctuate after the Mergers.

Upon completion of the Mergers, Surface stockholders will become holders of Coherus common stock. The market price of the common stock of the combined company will continue to fluctuate, potentially significantly, following completion of the Mergers, including for the reasons described above. As a result, former Surface stockholders could lose some or all of the value of their investment in Coherus common stock. In addition, any significant price or volume fluctuations in the stock market generally could have a material adverse effect on the market for, or liquidity of, the Coherus common stock received in the Mergers, regardless of the combined company’s actual operating performance.

The Mergers may not be completed and the Merger Agreement may be terminated in accordance with its terms.

The Mergers are subject to a number of conditions that must be satisfied, including the approval by Surface stockholders of the Surface merger proposal, or waived (to the extent permitted), in each case prior to the completion of the First Merger. These conditions are described under “The Merger Agreement—Conditions to the Completion of the Mergers.” These conditions to the completion of the Mergers, some of which are beyond the control of Coherus and Surface, may not be satisfied or waived in a timely manner or at all, and, accordingly, the Mergers may be delayed or not completed.

Additionally, either Coherus or Surface may terminate the Merger Agreement under certain circumstances, including, among other reasons, if the Mergers are not completed by the Termination Date. In addition, if the Merger Agreement is terminated under specified circumstances, including if the Surface board of directors authorizes entry into a definitive agreement relating to a superior proposal, Surface will be required to pay a termination fee to Coherus equal to $2.0 million, less the amount of previously paid Coherus transaction expenses up to $500,000, if any. See “The Merger Agreement—Termination of the Merger Agreement” and “The Merger Agreement—Termination Fees” for a more complete discussion of the circumstances under which the Merger Agreement could be terminated and when a termination fee may be payable by Surface.

The Mergers may be completed even if certain events occur prior to the Closing that materially and adversely affect Coherus and Surface.

In general, either party can refuse to complete the Mergers if there is a material adverse change affecting the other party between the signing date of the Merger Agreement and the Closing. However, certain types of changes do not permit either party to refuse to complete the Mergers, even if such change could have a material adverse effect on Coherus or Surface, including, subject to certain exceptions, among others:

•	changes in general economic or business conditions or in the financial, debt, banking, capital, credit or securities markets, or in interest or exchange rates;

•	changes or conditions generally affecting the industries in which either company and its subsidiaries operate;

•	changes in the price or trading volume of Coherus’ or Surface’s stock;

•	political, geopolitical, social or regulatory conditions;

•

any natural disasters or calamities, weather conditions including hurricanes, floods, tornados, tsunamis, earthquakes and wildfires, epidemics, pandemics or public health emergencies or other force majeure events, or any escalation or worsening of such conditions;

•	changes in law or GAAP;

•

any failure by either company to meet any internal or published projections, forecasts, estimates or predictions in respect of the revenues, earnings or other financial or operating metrics for any period;

•

any action taken (or omitted to be taken) by either company, or which the companies cause to be taken by any of their subsidiaries, in each case which is expressly required by the Merger Agreement or at the express written request of Coherus;

•

the announcement or pendency of the Merger Agreement and the Mergers, including the initiation of litigation by any person with respect to the Merger Agreement, and including any termination of, reduction in or similar negative impact on relationships, contractual or otherwise, with any customers, suppliers, partners or employees of the parties and their subsidiaries due to the announcement or consummation of the Mergers; or

•

changes in regulatory, preclinical or clinical, competitive, pricing, reimbursement or manufacturing events, or any effects relating to or affecting any products or product candidates of the companies or any product or product candidate competitive with or related to any products or products candidates of the companies, including any results, outcomes, data, adverse events, side effects (including toxicity) or safety observations related to or arising from any preclinical or clinical studies, trials or tests with respect to any products or product candidates of the companies or any product or product candidate competitive with or related to any products or product candidates of the companies, or announcements of any of the foregoing (provided, that in the case of Surface, if any of the foregoing effects result in or are related to the FDA revoking the investigational new drug application for any product or product candidate of a party, then such changes, effects, and revocation shall be taken into account when determining whether there has been a material adverse effect with respect to such party).

If one or more material adverse changes occur and Coherus and Surface still complete the Mergers, the stock price of the combined company following the Closing may suffer. This in turn may reduce the value of the shares of Coherus common stock to the stockholders of the combined company.

The termination of the Merger Agreement could negatively impact Coherus or Surface and the trading prices of Coherus common stock or Surface common stock.

If the Mergers are not completed for any reason, including because Surface stockholders fail to approve the Surface merger proposal, the ongoing businesses of Coherus and Surface may be adversely affected and, without realizing any of the expected benefits of having completed the Mergers, Coherus and Surface would be subject to a number of risks, including the following:

•	each company may experience negative reactions from the financial markets, including negative impacts on its stock price;

•	each company may experience negative reactions from its customers, suppliers, distributors and employees;

•

each company will be required to pay its respective costs relating to the Mergers, such as financial advisory, legal, financing and accounting costs and associated fees and expenses, whether or not the Mergers are completed;

•	the possibility that Surface will be unable to fund another potential strategic partner and, as a result, elects to liquidate and dissolve its business;

•

the Merger Agreement places certain restrictions on the conduct of each company’s business prior to completion of the Mergers and such restrictions, the waiver of which is subject to the consent of the other company (not to be unreasonably withheld, conditioned or delayed), which may have prevented Coherus and Surface from taking actions during the pendency of the Mergers that would have been beneficial (see “The Merger Agreement—Conduct of Business Prior to the Mergers’ Completion” for a description of the restrictive covenants applicable to Coherus and Surface); and

•

matters relating to the Mergers (including integration planning) will require substantial commitments of time and resources by Coherus and Surface management, which could otherwise have been devoted to day-to-day operations or to other opportunities that may have been beneficial to Coherus or Surface, as applicable, as an independent company.

In addition, if the Mergers are not completed, Coherus or Surface could be subject to litigation related to any failure to complete the Mergers or to perform their respective obligations under the Merger Agreement. If the Mergers are not completed, Coherus and Surface cannot assure their stockholders that these risks will not materialize and will not materially affect the business, financial results and stock prices of Coherus or Surface.

The market price for shares of Coherus common stock may be affected by factors different from, or in addition to, those that historically have affected or currently affect the market prices of shares of Coherus common stock or Surface common stock.

Upon consummation of the Mergers, holders of Surface common stock will become holders of Coherus common stock. Coherus’ business differs from that of Surface in certain respects, and, accordingly, the financial position and results of operations of Coherus after the Mergers, as well as the market price of shares of Coherus common stock, may be affected by factors that are different from those currently or historically affecting the financial position and results of operations of Surface. The results of operations of the combined company may also be affected by factors different from those that currently affect or have historically affected either Coherus or Surface. In addition, the stock market has experienced significant price and volume fluctuations in recent times, which, if they continue to occur, could have a material adverse effect on the market for, or liquidity of, Coherus common stock, regardless of Coherus’ actual operating performance. For a discussion of the businesses of each of Coherus and Surface and some important factors to consider in connection with those businesses, see “The Parties to the Mergers” and the other information contained or incorporated by reference in this proxy statement/prospectus. See “Where You Can Find More Information.”

The shares of common stock of the combined company to be received by Surface stockholders as a result of the Mergers will have rights different from the shares of Surface common stock.

Upon completion of the Mergers, Surface stockholders will no longer be stockholders of Surface, but will instead become stockholders of Coherus. As Coherus and Surface are both Delaware corporations, the rights of Coherus and Surface stockholders are not materially different. However, there are certain differences in the rights of Coherus stockholders under the Coherus charter and Coherus bylaws, and of Surface stockholders under the Surface charter and Surface bylaws. See “Comparison of Stockholders’ Rights” for a discussion of these rights.

After the Mergers, Surface stockholders will have a significantly lower ownership and voting interest in Coherus than they currently have in Surface and will exercise less influence over management and policies of the combined company.

After completion of the Mergers, the current securityholders of Surface will own a smaller percentage of the combined company than their ownership of Surface prior to the Mergers. Based on the number of shares of Coherus and Surface common stock outstanding on July 21, 2023, the latest practicable date prior to the date of this proxy statement/prospectus, and assuming that the Surface Net Cash at Closing is approximately $20 million to $25 million, upon completion of the Mergers (without consideration of the shares of Coherus common stock underlying the CVRs), former Surface stockholders are expected to own approximately 11% to 12%, of the outstanding shares of Coherus common stock (without consideration of any potential shares of Coherus common stock underlying the CVRs) and Coherus stockholders immediately prior to the Mergers are expected to own approximately 88% to 89%, of the outstanding shares of Coherus common stock. Consequently, former Surface stockholders will have less influence over the management and policies of the combined company than they currently have over the management and policies of Surface.

Until the completion of the Mergers or the termination of the Merger Agreement in accordance with its terms, Coherus and Surface are each prohibited from entering into certain transactions and taking certain actions that might otherwise be beneficial to Coherus, Surface and/or their respective stockholders.

From and after the date of the Merger Agreement and prior to completion of the Mergers, the Merger Agreement restricts Coherus and Surface from taking specified actions without the consent of the other party and requires that the business of each company and its respective subsidiaries be conducted in the ordinary course in all material respects. These restrictions may prevent Coherus or Surface, as applicable, from taking actions during the pendency of the Mergers that would have been beneficial. Adverse effects arising from these restrictions during the pendency of the Mergers could be exacerbated by any delays in consummation of the Mergers or termination of the Merger Agreement. See “The Merger Agreement—Conduct of Business Prior to Completion of the Mergers.”

Obtaining required approvals and satisfying Closing conditions may prevent or delay completion of the Mergers.

The Mergers are subject to a number of Closing conditions as specified in the Merger Agreement. These Closing conditions include, among others:

•	approval by Surface stockholders of the Surface merger proposal;

•

the absence of restraining orders, injunctions or other judgments, orders or decrees issued by any court of competent jurisdiction or other legal restraint or prohibition remaining in effect, and no law having been enacted, entered, promulgated or enforced by any governmental entity that, in any case, prohibits or makes illegal the consummation of the Mergers or the other transactions contemplated by the Merger Agreement;

•

the effectiveness of the registration statement on Form S-4, of which this proxy statement/prospectus forms a part, under the Securities Act and the absence of any stop order suspending the effectiveness of the Form S-4 that has not been withdrawn; and

•	the execution by Coherus and the Rights Agent of the CVR Agreement, which shall be in full force and effect.

The obligation of each of Coherus and Surface to consummate the Mergers is also conditioned on, among other things, the truth and accuracy of the representations and warranties made by the other party on the date of the Merger Agreement and on the Closing Date (subject to certain materiality and material adverse effect qualifiers), the performance by the other party in all material respects of its obligations under the Merger Agreement, and there having been no effect that, individually or in the aggregate, may result in, together with all other effects, has constituted or resulted in, or would reasonably be expected to constitute or result in, a material adverse effect. No assurance can be given that the required Surface stockholder approval will be obtained or that the required conditions to Closing will be satisfied, and, if all required consents and approvals are obtained and the required conditions are satisfied, no assurance can be given as to the terms, conditions and timing of such consents and approvals. Any delay in completing the Mergers could cause the combined company not to realize, or to be delayed in realizing, some or all of the benefits that Coherus and Surface expect to achieve if the Mergers are successfully completed within the parties’ expected time frame. For a more complete summary of the conditions that must be satisfied or waived prior to completion of the Mergers, see “The Merger Agreement—Conditions to the Completion of the Mergers.”

The Mergers, and uncertainty regarding the Mergers, may cause customers, suppliers, distributors or strategic partners to delay or defer decisions concerning Coherus or Surface and adversely affect each company’s ability to effectively manage its respective business.

The Mergers will happen only if the stated Closing conditions are met, including the approval of the Surface merger proposal, among other conditions. Many of the conditions are beyond the control of Coherus and Surface, and both parties also have certain rights to terminate the Merger Agreement. Accordingly, there may be uncertainty regarding the completion of the Mergers. This uncertainty may cause customers, suppliers, distributors, vendors, strategic partners or others that deal with Coherus or Surface to delay or defer entering into contracts with Coherus or Surface or making other decisions concerning Coherus or Surface or seek to change or cancel existing business relationships with Coherus or Surface, which could negatively affect their respective businesses. Any delay or deferral of those decisions or changes in existing agreements could have an adverse impact on the respective businesses of Coherus and Surface, regardless of whether the Mergers are ultimately completed.

In addition, the Merger Agreement restricts Coherus, Surface and each company’s respective subsidiaries from taking certain actions during the pendency of the Mergers without the consent of the other party. These restrictions may prevent Coherus and Surface from pursuing attractive business opportunities or strategic transactions that may arise prior to the completion of the Mergers. See “The Merger Agreement—Conduct of Business Prior to the Completion of the Mergers” for a description of the restrictive covenants to which each of Coherus and Surface is subject.

The Merger Agreement contains provisions that could discourage a potential competing acquirer that might be willing to pay more to acquire or merge with Surface.

The Merger Agreement contains “no solicitation” provisions that restrict the ability of Surface to, among other things (each as described under “The Merger Agreement—No Solicitation of Acquisition Proposals”):

•

initiate, solicit, endorse, assist, induce, facilitate or encourage (including by providing information) any inquiries, proposals or offers with respect to, or the making, submission, announcement or completion of, any inquiry, proposal or offer that constitutes, or would be reasonably expected to lead to, an acquisition proposal;

•

enter into, continue or otherwise engage or participate in any negotiations or discussions with any person other than Coherus, the Merger Subs and their respective affiliates and representatives concerning any acquisition proposal or any inquiry, proposal or offer that would reasonably be expected to lead to any acquisition proposal;

•

furnish, provide or cause to be furnished or provided any non-public information or data relating to Surface or any of its subsidiaries in connection with, or for the purpose of soliciting, initiating, encouraging or facilitating, or in response to, any inquiry, proposal or offer that constitutes or would reasonably be expected to lead to, an acquisition proposal;

•	execute or enter into any letter of intent or any other contract contemplating an acquisition proposal (other than a confidentiality agreement to the extent permitted under the Merger Agreement); or

•	resolve or agree or propose to do any of the foregoing.

Furthermore, there are only limited exceptions to the requirement under the Merger Agreement that the Surface board of directors not withdraw, change, qualify, withhold, amend or modify in any way adverse to Coherus the Surface recommendation (as defined under “The Merger Agreement—No Change of Recommendation”). Although the Surface board of directors is permitted to effect a change of recommendation, after complying with certain procedures set forth in the Merger Agreement, in response to a superior proposal or to an intervening event (if the Surface board of directors determines in good faith, after consultation with its outside legal counsel and financial advisor, that, in light of such superior proposal or intervening event, a failure to effect a change of recommendation would reasonably be expected to be inconsistent with the Surface board of directors’ fiduciary duties to its stockholders under applicable law), such change of recommendation would entitle Coherus to terminate the Merger Agreement and collect a termination fee from Surface. See “The Merger Agreement—Termination of the Merger Agreement” and “The Merger Agreement—Termination Fees.”

These provisions could discourage a potential competing acquirer from considering or proposing an acquisition or merger, even if it were prepared to pay consideration with a higher value than that implied by the Exchange Ratio, or might result in a potential competing acquirer proposing to pay a lower per share price than it might otherwise have proposed to pay because of the added expense of the termination fee.

Failure to attract, motivate and retain executives and other key employees could diminish the anticipated benefits of the Mergers.

The success of the Mergers will depend, in part, on the combined company’s ability to retain the talents and dedication of the professionals currently employed by Coherus and Surface. It is possible that these employees may decide not to remain with Coherus or Surface, as applicable, while the Mergers are pending, or with the combined company. If key employees terminate their employment, or if an insufficient number of employees are retained to maintain effective operations, the combined company’s business activities may be adversely affected and management’s attention may be diverted from successfully integrating Coherus and Surface to hiring suitable replacements, all of which may cause the combined company’s business to suffer. In addition, Coherus and Surface may not be able to locate suitable replacements for any key employees that leave either company or offer employment to potential replacements on reasonable terms. In addition, there could be disruptions to or distractions for the workforce and management, including disruptions associated with integrating employees into the combined company. No assurance can be given that the combined company will be able to attract or retain key employees of Coherus and Surface to the same extent that those companies have been able to attract or retain their own employees in the past.

Surface directors and executive officers have interests and arrangements that may be different from, or in addition to, those of Surface stockholders generally.

When considering the recommendations of the Surface board of directors on how to vote on the proposals described in this proxy statement/prospectus, Surface stockholders should be aware that Surface directors and executive officers have interests in the Mergers that are different from, or in addition to, those of Surface stockholders generally. These interests include the treatment in the Mergers of outstanding equity, equity-based and incentive awards, severance arrangements, change of control benefits, other compensation and benefit arrangements, and the right to continued indemnification of former Surface directors and officers by the combined company.

Surface stockholders should be aware of these interests when they consider the recommendation of the Surface board of directors that they vote to approve the Surface merger proposal. The Surface board of directors was aware of and considered these interests when it determined that the Mergers were fair to and in the best interests of Surface and its stockholders, approved and declared advisable the Merger Agreement, and recommended that Surface stockholders adopt the Merger Agreement. The interests of Surface directors and executive officers are described in more detail under “Interests of Surface’s Directors and Executive Officers in the Mergers.”

The opinion rendered to Surface from its financial advisor will not reflect changes in circumstances between the date of such opinion and the completion of the Mergers.

Wedbush Securities Inc. (“Wedbush”) delivered its oral opinion to the Surface board of directors on June 15, 2023, which opinion was subsequently confirmed in a written opinion dated as of June 15, 2023, that as of such date and based upon and subject to the various assumptions made, procedures followed, matters considered, and qualifications and limitations on the scope of review undertaken as set forth in the written opinion, the Exchange Ratio and CVRs pursuant to the Merger Agreement was fair, from a financial point of view, to the holders of Surface common stock.

Surface has not obtained and will not obtain an updated opinion from Wedbush regarding the fairness, from a financial point of view, of the Merger Consideration, Exchange Ratio or CVRs, including as of the date of this proxy statement/prospectus or of the Surface special meeting, or prior to the completion of the Mergers. The opinion of Wedbush was necessarily based on general financial, economic, monetary, market and other conditions and circumstances as in effect on, and the information made available to Wedbush only as of the date of the opinion of Wedbush, and such opinion does not address the fairness of the Merger Consideration, Exchange Ratio or CVRs, from a financial point of view, at the time the Mergers are completed. Changes in the operations and prospects of Coherus or Surface, general financial, economic, monetary, market and other conditions, circumstances and factors that may be beyond the control of Coherus and Surface, and on which the opinion of Wedbush was based, may alter the value of Coherus or Surface or the prices of shares of Coherus or Surface common stock by the time the Mergers are completed and therefore, material differences could result between the estimated fair values of what Coherus acquires in the Mergers, compared to the purchase consideration actually paid. See “Unaudited Pro Forma Condensed Combined Financial Information.” The opinion of Wedbush does not speak as of any date other than the date of such opinion. The recommendation of the Surface board of directors that Surface stockholders vote “FOR” the Surface merger proposal and “FOR” the Surface adjournment proposal are each made as of the date of this proxy statement/prospectus. For a description of the opinion that Surface received from its financial advisors, see “The Mergers—Opinion of Surface’s Financial Advisor.”

Whether or not the Mergers are completed, the announcement and pendency of the Mergers could cause disruptions in the businesses of Coherus and Surface, which could have an adverse effect on each company’s respective businesses and financial results.

Whether or not the Mergers are completed, the announcement and pendency of the Mergers could cause disruptions in the businesses of Coherus and Surface, including by diverting the attention of Coherus and Surface management toward the completion of the Mergers. In addition, Coherus and Surface have each diverted significant management resources in an effort to complete the Mergers and are each subject to restrictions contained in the Merger Agreement on the conduct of their respective businesses. If the Mergers are not completed, Coherus and Surface will have incurred significant costs, including the diversion of management resources, for which they will have received little or no benefit.

Coherus or Surface may waive one or more of the closing conditions without re-soliciting Surface stockholder approval.

To the extent permitted by law, Coherus or Surface may determine to waive, in whole or part, one or more of the conditions to their respective obligations to consummate the Mergers. Surface currently expects to evaluate the materiality of any waiver and its effect on Surface stockholders in light of the facts and circumstances at the time to determine whether any amendment of this proxy statement/prospectus or any re-solicitation of proxies is required in light of such waiver. Any determination as to whether to waive any condition to the Mergers, and as to whether to re-solicit Surface stockholder approval and/or amend this proxy statement/prospectus as a result of such waiver, will be made by Surface at the time of such waiver based on the facts and circumstances as they exist at that time.

The Mergers will involve substantial costs.

Coherus and Surface have incurred and expect to incur non-recurring costs associated with combining the operations of the two companies, as well as transaction fees and other costs related to the Mergers. As of the date of this proxy statement/prospectus, Coherus and Surface estimate that their aggregate costs associated with the Mergers and related transactions will be approximately $5.4 million and $5.4 million, respectively. These costs include filing and registration fees with the SEC, printing and mailing costs associated with this proxy/registration statement, and legal, accounting, investment banking, consulting, public relations and proxy solicitation fees. These costs do not include severance and retention payments that may be made to certain Surface employees and costs that will be incurred in connection with the integration of Coherus’ and Surface’s businesses. Some of these costs are payable by Coherus or Surface regardless of whether the Mergers are completed.

The combined company will also incur restructuring and integration costs in connection with the Mergers. The costs related to restructuring will be expensed as a cost of the ongoing results of operations of either Coherus or the combined company. There are processes, policies, procedures, operations, technologies and systems that must be integrated in connection with the Mergers and the integration of Surface’s business. Although Coherus expects that the elimination of duplicative costs, strategic benefits and additional income, as well as the realization of other efficiencies related to the integration of the businesses, may offset incremental transaction and restructuring costs related to the Mergers over time, any net benefit may not be achieved in the near term or at all. Many of these costs will be borne by Coherus even if the Mergers are not completed. While Coherus has assumed that certain expenses would be incurred in connection with the Mergers and the other transactions contemplated by the Merger Agreement, there are many factors beyond Coherus’ control that could affect the total amount or the timing of the integration and implementation expenses.

Due to the Mergers, the ability of Coherus to use Surface’s net operating losses to offset future taxable income may be restricted and these net operating losses could expire or otherwise be unavailable.

As of December 31, 2022, Surface had federal and state net operating loss carryforwards (“NOLs”) of $93.8 million and $155.9 million, respectively. In general, under Section 382 of the Code, a corporation that undergoes an “ownership change” is subject to limitations on its ability to utilize its pre-ownership change NOLs to offset future taxable income. As of December 31, 2022, Surface had not completed a Section 382 limitation study. In the absence of a Section 382 limitation study, there is uncertainty as to whether Surface’s existing NOLs are subject to limitations, and, if the Mergers are completed, Surface’s existing NOLs may be subject to additional limitations. In addition, if Coherus undergoes any subsequent ownership change, its ability to utilize NOLs would be limited.

If the Mergers do not qualify as a reorganization under the Code, the holders of Surface common stock may be taxed on the full amount of the Merger Consideration.

As discussed more fully under “Certain U.S. Federal Income Tax Considerations Relating to the Mergers,” the Mergers are intended to be considered together as a single integrated transaction for U.S. federal income tax purposes that qualifies for U.S. federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code. Assuming the Mergers so qualify, U.S. holders will recognize no gain or loss with respect to the exchange of Surface common stock for Coherus common stock, although, as discussed more fully under “Certain U.S. Federal Income Tax Considerations Relating to the Mergers,” the U.S. federal income tax treatment of the CVRs and payments, if any, made under the CVRs is subject to substantial uncertainty. However, there are significant factual and legal uncertainties as to whether the Mergers qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Moreover, it is not, a condition to Coherus’ or Surface’s obligation to complete the transactions that the Mergers so qualify. None of the parties to the Merger Agreement have sought or intend to seek any ruling from the IRS regarding the qualification of the Mergers as a reorganization within the meaning of Section 368(a) of the Code. If the Mergers do not qualify for the U.S. federal income tax treatment described herein, the U.S. holders generally would recognize gain or loss for U.S. federal income tax purposes on each share of Surface common stock surrendered in the Mergers.

If Surface does not successfully consummate the Mergers or another strategic transaction, the Surface board of directors may decide to pursue a dissolution and liquidation of Surface. In such an event, the amount of cash available for distribution to Surface’s stockholders will depend heavily on the timing of such liquidation as well as the amount of cash that will need to be reserved for commitments and contingent liabilities, as to which Surface can give you no assurance.

There can be no assurance that the Mergers will be completed. If the Mergers are not completed, the Surface board of directors may decide to pursue a dissolution and liquidation of Surface. In such an event, the amount of cash available for distribution to Surface’s stockholders will depend heavily on the timing of such decision and, ultimately, such liquidation, since the amount of cash available for distribution continues to decrease as Surface funds its operations while pursuing the Mergers. In addition, if the Surface board of directors were to approve and recommend, and Surface’s stockholders were to approve, a dissolution and liquidation of the company, Surface would be required under Delaware corporate law to pay Surface’s outstanding obligations, as well as to make reasonable provision for contingent and unknown obligations, prior to making any distributions in liquidation to stockholders. Surface’s commitments and contingent liabilities may include obligations under Surface’s employment and related agreements with certain employees that provide for severance and other payments following a termination of employment occurring for various reasons, including a change in control of the company, litigation against Surface, and other various claims and legal actions arising in the ordinary course of business, and other unexpected and/or contingent liabilities. As a result of this requirement, a portion of Surface’s assets would need to be reserved pending the resolution of such obligations.

In addition, Surface may be subject to litigation or other claims related to a dissolution and liquidation of Surface. If a dissolution and liquidation were to be pursued, the Surface board of directors, in consultation with Surface’s advisors, would need to evaluate these matters and make a determination about a reasonable amount to reserve. Accordingly, holders of Surface common stock could lose all or a significant portion of their investment in the event of liquidation, dissolution or winding up of the company. A liquidation would be a lengthy and uncertain process with no assurance of any value ever being returned to Surface’s stockholders.

Surface’s management has expressed substantial doubt about its ability to continue as a going concern.

Surface’s management has expressed substantial doubt about its ability to continue as a going concern, and Surface’s auditors’ report to its December 31, 2022 financial statements includes an explanatory paragraph that expressed substantial doubt about Surface’s ability to continue as a going concern. Surface’s current cash level raises substantial doubt about its ability to continue as a going concern. Additionally, Surface’s management has independently determined that there is substantial doubt about Surface’s ability to continue as a going concern because its cash flows generated from operations may not be sufficient to meet its current operating costs. In addition, Surface’s future financial statements may include similar qualifications about its ability to continue as a going concern. Surface’s financial statements were prepared assuming that it will continue as a going concern and do not include any adjustments that may result from the outcome of this uncertainty. If Surface is unable to meet its current operating costs, Surface would need to seek additional financing or modify or cease its operational plans. If Surface seeks additional financing to fund its business activities in the future and there remains substantial doubt about its ability to continue as a going concern, investors or other financing sources may be unwilling to provide additional funding to Surface on commercially reasonable terms or at all.

Surface is substantially dependent on Surface’s remaining employees to facilitate the consummation of the Mergers.

Surface’s ability to consummate a strategic transaction depends upon its ability to retain its employees required to consummate such a transaction, the loss of whose services may adversely impact the ability to consummate such transaction. In June 2023, Surface undertook an organizational restructuring that significantly reduced its workforce in order to conserve its capital resources. As of July 1, 2023, Surface had only 35 full-time employees. Surface’s ability to successfully complete the Mergers depends in large part on Surface’s ability to retain certain remaining personnel. Despite Surface’s efforts to retain these employees, one or more may terminate their employment with Surface on short notice. Surface’s cash conservation activities may yield other unintended consequences, such as attrition beyond its planned reduction in workforce and reduced employee morale, which may cause remaining employees to seek alternative employment. The loss of the services of certain employees could potentially harm Surface’s ability to consummate the Mergers and to run Surface’s day-to-day business operations, as well as to fulfill Surface’s reporting obligations as a public company.

Risks Relating to the CVRs

You may not receive any payment on the CVRs.

Coherus will not make any payments in respect of the CVRs if the Net CVR Payments during the applicable payment period are less than $0.00. The amount of Net CVR Payments for a fiscal quarter depends on the receipt by Coherus or its affiliates following Closing of milestone- and royalty-based payments under the covered agreements. There can be no assurance that any payments will be received under the existing covered agreements with GSK or Novartis, or that Coherus or any of its affiliates will enter into covered agreements for the development, manufacture or commercialization of SRF114 or SRF388 in any market outside of the United States. Further, in the calculation of the Net CVR Payment amount for any applicable payment period, any payments received by Coherus or its affiliates under any of the covered agreements will be offset by the amount of any permitted deductions applicable to the fiscal quarter during which the payments were received. For a description of the calculation of the Net CVR Payments under the CVRs, see “The Contingent Value Rights Agreement—CVR Payment Amount and Net CVR Payment.”

Accordingly, if during the CVR Term no payments are received under the covered agreements, or if the permitted deductions exceed the amount of any payments under the covered agreements, no payment will be made under the CVRs, and the CVRs will expire valueless. Accordingly, the value, if any, of the CVRs is speculative, and the CVRs may ultimately have no value.

Coherus and its affiliates may exercise discretion with respect to the research, development and commercialization of the SRF114 and SRF388 programs, which could have an adverse effect on the value, if any, of the CVRs.

During the CVR Term, Coherus and its affiliates will have the right, in their sole and absolute discretion, to direct and control the research, development and commercialization of the SRF114 program and SRF388 program following the Closing. Coherus and its affiliates are not required to continue or institute any clinical trials or seek regulatory approval for either SRF114 or SRF388, or commence any sales of either product, all in Coherus’ sole discretion. Coherus and its affiliates will not have any liability to any CVR holder if Coherus or its affiliates do not execute and enter into any covered agreements for SRF114 or SRF388. Further, following a determination by the Coherus board of directors (exercising its business judgment in good faith), Coherus may terminate the SRF114 and SRF388 programs, in whole or in part. If Coherus and its affiliates are not able to develop and commercialize SRF114 or SRF388, or if Coherus does not commence sales of the related products or terminates the related programs, in whole or in part, the value of the CVRs would be adversely affected.

A portion of the value of the CVRs depends on the performance by GSK and Novartis under the applicable covered agreements, and their failure to develop and commercialize the products contemplated by the applicable covered agreements would have an adverse effect on the value, if any, of the CVRs.

Following the Mergers, Coherus and its affiliates will continue to be entitled to milestone- and royalty-based payments, if any, from GSK and Novartis under the applicable covered agreements. Through December 31, 2022, Surface had received an aggregate of $150.0 million from Novartis in upfront payments, milestone payments, and option purchase payments, and in March 2022, GSK initiated a Phase 1 clinical trial of GSK4381562, triggering a $30.0 million milestone payment, in addition to the one-time upfront payment from GSK of $85.0 million. However, there can be no assurance that GSK or Novartis will successfully complete the development and commercialization of the related products and that any future milestone- or royalty-based payments will be received under these covered agreements. See “The Contingent Value Rights Agreement.”

The CVRs are non-transferable and, therefore, the value of the CVRs is only realizable to the extent that the Net CVR Payments during the CVR Term are greater than $0.00.

Holders of the CVRs are not permitted to sell, assign, transfer, pledge, encumber or in any other manner dispose of the CVRs, in whole or in part, other than in certain highly limited circumstances specified in the CVR Agreement. As a result of this non-transferability, holders of the CVRs will realize value from the CVRs only if the amount of Net CVR Payments during the CVR Term is greater than $0.00. See “The Contingent Value Rights Agreement.”

Coherus may elect the form of CVR Payment, cash and stock payments under the CVRs may be limited, and certain CVR payments may not actually be payable, even if the Net CVR Payments are realized by Coherus.

Coherus may pay the CVR Payment Amounts, if any, in cash, by the issuance of additional shares of Coherus common stock or by a combination of cash and the issuance of additional shares of Coherus common stock. Coherus may determine the method of payment in its sole discretion. See “The Contingent Value Rights Agreement—Form of Payment; Certain Limitations.”

If, in the good faith reasonable judgment of Coherus, the aggregate value of the consideration under the Merger Agreement paid in shares of Coherus common stock and amounts paid under the CVR Agreement in shares of Coherus common stock is not at least equal to the Reorg Threshold, then Coherus may not make further cash payments under the CVR Agreement. As a result, to satisfy the Reorg Threshold, the portion of the CVR Payment Amounts paid in Coherus common stock would increase, and the cash payments would be decreased.

Additionally, Coherus will not be required to pay any CVR Payment Amounts by the issuance of Coherus common stock, including if cash payments are prohibited as a result of the Reorg Threshold, if the stock issuance would be a Prohibited CVR Payment. If the payment of any CVR Payment Amounts in Coherus common stock would result in a Prohibited CVR Payment, the Acting Holders may request that Coherus seek to obtain the stockholder approval required to issue Coherus common stock necessary for the Prohibited CVR Payment, in which case Coherus must use commercially reasonable efforts to obtain the required stockholder approval. However, Coherus is not required to obtain the required stockholder approval if the Coherus board of directors determines in good faith that taking such actions would be materially detrimental to Coherus. The Prohibited CVR Payment will not be payable under the CVR Agreement unless and until the Coherus stockholders approve the Prohibited CVR Payment. If the Acting Holders do not exercise their right to require Coherus to seek stockholder approval of a Prohibited CVR Payment, or if the Coherus stockholders reject or fail to approve the Prohibited CVR Payment, no portion of the related Prohibited CVR Payments will be payable under the CVR Agreement, which would have an adverse effect on the value of the CVRs.

The U.S. federal income tax treatment of the CVRs is subject to substantial uncertainty.

The treatment of the CVRs and payments, if any, made under the CVRs for U.S. federal income tax purposes is subject to substantial uncertainty. There is no legal authority directly addressing the U.S. federal income tax treatment of the receipt of the CVRs pursuant to the Mergers and payments, if any, made under the CVRs. Accordingly, the amount of gain a holder of Surface common stock that is subject to U.S. federal income taxation recognizes, and the timing and character of such gain, with respect to the CVRs is uncertain.

Whether contingent payment rights with characteristics similar to the rights under a CVR should be treated as part of an “open transaction” or “closed transaction” is inherently factual in nature. Pursuant to the Treasury Regulations addressing contingent payment obligations analogous to the CVRs, if the fair market value of the CVRs is “reasonably ascertainable,” a holder of Surface common stock that is subject to U.S. federal income taxation should treat the transaction as a “closed transaction” and include the fair market value of the CVRs as additional consideration received in the Mergers for purposes of determining gain or loss. On the other hand, if the fair market value of the CVRs cannot be “reasonably ascertained,” such holder should treat the transaction as an “open transaction” for purposes of determining gain or loss. These Treasury Regulations state that only in “rare and extraordinary” cases would the value of contingent payment obligations not be reasonably ascertainable.

Coherus intends to treat the holders’ receipt of CVRs as part of an “open transaction” for U.S. federal income tax purposes, and the CVR Payment Amounts as additional consideration for the holders’ shares of Surface common stock. Coherus’ views and actions as of the date of the Mergers are not dispositive with respect to the tax treatment of the CVRs and are not binding on the IRS as to the tax treatment of the receipt of CVRs.

See “Certain U.S. Federal Income Tax Considerations Relating to the Mergers” of this proxy statement/prospectus for a more complete description of the treatment of the CVRs and payments, if any, made under the CVRs for U.S. federal income tax purposes.

Risks Relating to the Combined Company

Combining the businesses of Coherus and Surface may be more difficult, costly or time-consuming than expected and the combined company may fail to realize the anticipated benefits of the Mergers, which may adversely affect the combined company’s business results and negatively affect the value of the combined company’s common stock.

The success of the Mergers will depend on, among other things, the ability of Coherus and Surface to combine their businesses in a manner that facilitates growth opportunities and realizes expected cost savings. Coherus and Surface have entered into the Merger Agreement because each believes that the Mergers and the other transactions contemplated by the Merger Agreement are fair to, and in the best interests of, their respective stockholders and that combining the businesses of Coherus and Surface will produce benefits and cost savings.

However, Coherus and Surface must successfully combine their respective businesses in a manner that permits these benefits to be realized. In addition, the combined company must achieve the anticipated growth and cost savings without adversely affecting current revenues and investments in future growth. If the combined company is not able to successfully achieve these objectives, the anticipated benefits of the Mergers may not be realized fully, or at all, or may take longer to realize than expected.

An inability to realize the full extent of the anticipated benefits of the Mergers and the other transactions contemplated by the Merger Agreement, as well as any delays encountered in the integration process, could have an adverse effect upon the revenues, level of expenses and operating results of the combined company, which may adversely affect the value of the common stock of the combined company.

In addition, the actual integration may result in additional and unforeseen expenses, and the anticipated benefits of the integration plan may not be realized. Actual growth and cost savings, if achieved, may be lower than what Coherus and Surface expect and may take longer to achieve than anticipated. If Coherus and Surface are not able to adequately address integration challenges, they may be unable to successfully integrate their operations or realize the anticipated benefits of the integration of the two companies.

If the combined company is unable to compete effectively, the results of operations of the combined company will be materially and adversely affected.

The competitors of the combined company include major pharmaceutical and biotechnology companies, academic institutions, government agencies, public and private research institutions and smaller or early stage companies, of which many are well-capitalized. The competitiveness of the combined company is based on factors including the efficacy, safety and convenience of its product candidates, its combined ability to raise capital and enter into strategic transactions, and recruiting and retaining qualified scientific and management personnel and establishing clinical trial sites and patient registration for clinical trials. If the combined company is unable to compete based on such factors, the combined company’s results of operations and business prospects could be harmed.

The combined company will have numerous product candidates and multiple discovery platforms and will need to prioritize its research programs and focus development of its product candidates on the potential treatment of certain indications. As a result, the combined company may forego or delay pursuit of opportunities with other indications or for any future product candidates that later prove to have greater commercial potential. The resource allocation decisions of the combined company may cause it to fail to capitalize on viable commercial products or profitable market opportunities. Such failure may result in the combined company being unable to raise additional capital to continue to fund its existing programs and operations, and could lead to stockholders losing all or substantially all of their investment in Coherus.

The failure to successfully integrate the businesses and operations of Coherus and Surface in the expected time frame may adversely affect the combined company’s future results.

Coherus and Surface have operated and, until the completion of the Mergers, will continue to operate independently. There can be no assurances that their businesses can be integrated successfully. It is possible that the integration process could result in the loss of key Coherus or Surface employees, the loss of customers, the disruption of either company’s or both companies’ ongoing businesses, inconsistencies in standards, controls, procedures and policies, unexpected integration issues, higher than expected integration costs, including any CVR Payment Amounts under the CVRs, and an overall post-completion integration process that takes longer than originally anticipated.

The combined company may not be able to retain customers, suppliers or distributors, or customers, suppliers or distributors may seek to modify contractual relationships with the combined company, which could have an adverse effect on the combined company’s business and operations. Third parties may terminate or alter existing contracts or relationships with Coherus or Surface.

As a result of the Mergers, the combined company may experience impacts on relationships with customers, suppliers and distributors that may harm the combined company’s business and results of operations. Certain customers, suppliers or distributors may seek to terminate or modify contractual obligations following the Mergers whether or not contractual rights are triggered as a result of the Mergers. There can be no guarantee that customers, suppliers and distributors will remain with or continue to have a relationship with the combined company or do so on the same or similar contractual terms following the Mergers. If any customers, suppliers or distributors seek to terminate or modify contractual obligations or discontinue the relationship with the combined company, then the combined company’s business and results of operations may be harmed. Furthermore, the combined company will not have long-term arrangements with many of its significant suppliers. If the combined company’s suppliers were to seek to terminate or modify an arrangement with the combined company, then the combined company may be unable to procure necessary supplies from other suppliers in a timely and efficient manner and on acceptable terms, or at all.

Surface also has contracts with vendors, licensors and other business partners which may require Surface to obtain consent from these other parties in connection with the Mergers, or which may otherwise contain limitations applicable to such contracts following the Mergers. If these consents cannot be obtained, the combined company may suffer a loss of potential future revenue, incur costs and lose rights that may be material to the combined company’s business. In addition, third parties with whom Coherus or Surface currently have relationships may terminate or otherwise reduce the scope of their relationship with either party in anticipation of the Mergers. Any such disruptions could limit the combined company’s ability to achieve the anticipated benefits of the Mergers. The adverse effect of any such disruptions could also be exacerbated by a delay in the completion of the Mergers or by a termination of the Merger Agreement.

The combined company may be exposed to increased litigation, which could have an adverse effect on the combined company’s business and operations.

The combined company may be exposed to increased litigation from stockholders, customers, suppliers, distributors, consumers and other third parties due to the combination of Coherus’ and Surface’s businesses following the Mergers. Such litigation may have an adverse impact on the combined company’s business and results of operations or may cause disruptions to the combined company’s operations.

The Coherus and Surface unaudited pro forma financial information is inherently subject to uncertainties, the unaudited pro forma condensed combined financial information included in this document is preliminary and the combined company’s actual financial position and results of operations after the Mergers may differ materially from these estimates and the unaudited pro forma condensed combined financial information included in this proxy statement/prospectus. The unaudited pro forma condensed combined financial information does not reflect the effect of any divestitures that may be required in connection with the Mergers.

The unaudited pro forma condensed combined financial information and unaudited pro forma per share data included in this proxy statement/prospectus are presented for illustrative purposes only, contain a variety of adjustments, assumptions and preliminary estimates and are not necessarily indicative of what the combined company’s actual financial position or results of operations would have been had the Mergers been completed on the dates indicated. The combined company’s actual results and financial position after the Mergers may differ materially and adversely from the unaudited pro forma condensed combined financial information included in this proxy statement/prospectus. See “Unaudited Pro Forma Condensed Combined Financial Information.”

While presented with numeric specificity, the Coherus and Surface unaudited pro forma condensed combined financial information provided in this proxy statement/prospectus is based on numerous variables and assumptions (including, but not limited to, those related to industry performance and competition, general business, the biotechnology industry, and economic, market and financial conditions and additional matters specific to Coherus’ or Surface’s business, as applicable) that are inherently subjective and uncertain and are beyond the control of the respective management teams of Coherus and Surface. As a result, actual results may differ materially from the unaudited pro forma condensed combined financial information. Important factors that may affect actual results and cause the unaudited pro forma condensed combined financial information to not be achieved include, but are not limited to, risks and uncertainties relating to Coherus’ or Surface’s business, as applicable (including each company’s ability to achieve strategic goals, objectives and targets over applicable periods), industry performance, general business and economic conditions.

The COVID-19 pandemic, including other pandemics, epidemics or outbreaks of a contagious disease, may affect the combined company’s business and operations.

The extent to which the COVID-19 pandemic, including other pandemics, epidemics or outbreaks of a contagious disease, may impact the combined company is highly uncertain and is difficult to predict. The effects and extent will depend on various factors, including, but not limited to, the duration, scope and impact of the illness, and restrictions on business and social distancing guidelines that may be requested or mandated by governmental authorities, including limitations on elective surgeries and in-person physician visits. The impacts include, but are not limited to, delays in the initiation and enrollment of clinical trials, supply chain disruptions, prescriber behavior due to increases in virtual physician visits and volatility of prescriptions associated with elective procedures. For example, although many COVID-19 public health restrictions have eased, future surges could result in additional restrictions or other factors that may contribute to decreases in elective procedures, which in turn may impact the prescriptions associated with these procedures. Ultimately, efforts to mitigate the impact of COVID-19 or any other public health outbreak may not completely prevent the combined company’s business from being adversely affected and future impacts remain uncertain.

Any impairment of the combined company’s tangible, definite-lived intangible or indefinite-lived intangible assets, including goodwill, if any, may adversely impact the combined company’s financial position and results of operations.

The Mergers will be accounted for using the acquisition method of accounting under the provisions of ASC 805, Business Combinations, with Coherus representing the accounting acquirer under this guidance. Coherus will record assets acquired, including identifiable intangible assets, and liabilities assumed from Surface at their respective fair values at the date of completion of the Mergers. Any excess of the purchase price over the net fair value of such assets and liabilities will be recorded as goodwill, likewise, any excess of the fair value of the identifiable net assets acquired over the fair value of the consideration transferred will be recognized as a bargain purchase gain. In connection with the Mergers, the combined company may record certain intangible assets on its consolidated balance sheet. See “Unaudited Pro Forma Condensed Combined Financial Information.”

Indefinite-lived intangible assets, including goodwill, if any, will be tested for impairment at least annually, and all tangible and intangible assets including goodwill, if any, will be tested for impairment when certain indicators are present. If, in the future, the combined company determines that tangible or intangible assets, including goodwill, if any, are impaired, the combined company would record an impairment charge at that time. Impairment testing of goodwill, if any, and intangible assets requires significant use of judgment and assumptions, particularly as it relates to the determination of fair value. A decrease in the long-term economic outlook and future cash flows of the combined company’s business could significantly impact asset values and potentially result in the impairment of intangible assets, including goodwill, if any, which may have a material adverse impact on the combined company’s financial position and results of operations.

The Coherus bylaws designate the Court of Chancery of the State of Delaware and, to the extent enforceable, the U.S. federal district courts as the exclusive forums for substantially all disputes between Coherus and its stockholders, which will restrict the ability of stockholders of the combined company to choose the judicial forum for disputes with the combined company or its directors, officers or employees.

The Coherus bylaws provide that, unless Coherus consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware is, to the fullest extent permitted by law, the sole and exclusive forum for the following claims: (i) any derivative action or proceeding brought on behalf of Coherus, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of Coherus to Coherus or its stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL, or (iv) any action asserting a claim governed by the internal affairs doctrine shall be the Court of Chancery of the State of Delaware. Nothing in the Coherus charter or the Coherus bylaws would preclude stockholders that assert claims under the Exchange Act from bringing such claims in federal court to the extent the Exchange Act confers exclusive federal jurisdiction over such claims, subject to applicable law.

Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all Securities Act actions. Accordingly, both state and federal courts have jurisdiction to entertain such claims. The Coherus bylaws provide that the U.S. federal district courts are the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act. However, there is uncertainty as to whether a court would enforce such a forum selection provision as written in connection with claims arising under the Securities Act.

These forum selection provisions may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with the combined company or its directors, officers or other employees, which may discourage such lawsuits. While Delaware courts have determined that such forum selection provisions are facially valid, a stockholder may nevertheless seek to bring such a claim arising under the Securities Act against the combined company and its directors, officers or other employees in a venue other than in the U.S. federal district courts. In such instance, the combined company would expect to vigorously assert the validity and enforceability of these forum selection provisions. This may require further significant additional costs associated with resolving the dispute in other jurisdictions, and there can be no assurance that the forum selection provisions will be enforced by a court in those other jurisdictions, any of which could seriously harm the combined company’s business.

Other Risk Factors of Coherus and Surface

Coherus’ and Surface’s businesses are and will be subject to the risks described above. In addition, Coherus and Surface are, and will continue to be, subject to the risks described in, as applicable, Coherus’ Annual Report on Form 10-K for the fiscal year ended December 31, 2022 and Surface’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022 and Surface’s Amendment No. 1 to its Annual Report on Form 10-K/A for the fiscal year ended December 31, 2022, as such risks may be updated or supplemented in each company’s subsequently filed Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, each of which are filed with the SEC and incorporated by reference in this proxy statement/prospectus. See “Where You Can Find More Information.”

THE PARTIES TO THE MERGERS

Coherus BioSciences, Inc.

333 Twin Dolphin Drive, Suite 600

Redwood City, California 94065

(650) 649-3530

Coherus is a commercial-stage biopharmaceutical company focused on the research, development and commercialization of innovative cancer treatments and the commercialization of its portfolio of FDA-approved therapeutics. Coherus’ strategy is to build a leading immuno-oncology franchise funded with cash generated through net sales of its diversified portfolio of FDA-approved therapeutics.

Coherus’ commercial portfolio includes three FDA-approved biosimilar products. Coherus’ first product, UDENYCA® (pegfilgrastim-cbqv), a biosimilar to Neulasta®, a long-acting granulocyte-colony stimulating factor, was launched commercially in the United States in January 2019. Its second product, CIMERLI® (ranibizumab-eqrn), a biosimilar to Lucentis®, was approved by the FDA in August 2022 as a biosimilar product interchangeable with Lucentis for the treatment of neovascular (wet) age-related macular degeneration, macular edema following retinal vein occlusion, diabetic macular edema, diabetic retinopathy, and myopic choroidal neovascularization. The FDA also granted CIMERLI twelve (12) months of first interchangeable exclusivity. Coherus launched CIMERLI commercially in the United States on October 3, 2022. In December 2021, the FDA approved YUSIMRY™ (adalimumab-aqvh), a biosimilar to Humira®, and Coherus announced the commercial launch of YUSIMRY in the United States on July 3, 2023, pursuant to the terms of an agreement with Humira’s manufacturer, AbbVie Inc.

In addition to three FDA-approved biosimilar products, Coherus also has an original biologic license application (“BLA”) submitted under Section 351(a) of the Public Health Service Act (“original BLA”) under review by the FDA for toripalimab. The original BLA for toripalimab is for the use of toripalimab in combination with gemcitabine and cisplatin for first-line treatment of adults with metastatic or recurrent locally advanced nasopharyngeal carcinoma (“NPC”), and for use as a monotherapy in the second- or later-line treatment of patients with recurrent unresectable or metastatic NPC that have progressed on or after a platinum-containing chemotherapy. The BLA for toripalimab remains under review. The FDA completed the manufacturing facility inspections in May 2023 and is scheduling the inspection of clinical sites (biomedical research monitoring inspections) in the third quarter. Coherus projects potential approval of toripalimab in the United States in the third quarter of 2023.

Coherus has built an experienced and robust oncology and ophthalmology market access, key account management and medical affairs capability in the United States, which has supported the successful commercialization of UDENYCA and CIMERLI. Coherus expects to leverage these capabilities as it builds and launches its immuno-oncology franchise, continues to grow its ophthalmology product portfolio and launches the commercialization of other biosimilar products.

With 297 full-time and part-time employees, Coherus’ principal executive offices are located at 333 Twin Dolphin Drive, Suite 600, Redwood City, California 94065 and its telephone number is (650) 649-3530.

Coherus is a Delaware corporation, and Coherus common stock is listed on Nasdaq GM under the ticker symbol “CHRS.”

For more information about Coherus, visit Coherus’ website at www.coherus.com. The information contained on or accessible through Coherus’ website (other than the documents incorporated by reference herein) does not constitute a part of this proxy statement/prospectus or any other report or document on file with or furnished to the SEC. Additional information about Coherus is included in the documents incorporated by reference in this proxy statement/prospectus. See “Where You Can Find More Information.”

Surface Oncology, Inc.

50 Hampshire Street, 8th Floor

Cambridge, MA 02139

(617) 714-4096

Surface is a clinical-stage immuno-oncology company focused on using its specialized knowledge of the biological pathways critical to the immunosuppressive tumor microenvironment (the “TME”), for the development of next-generation cancer therapies. While first-generation immuno-oncology therapies, such as checkpoint inhibitors, represented a remarkable therapeutic advancement, Surface believes most patients do not achieve durable clinical benefit primarily because these therapies focus on only one element of the complex and interconnected immunosuppressive TME. Surface believes there is a significant opportunity to more broadly engage both the innate and adaptive arms of the immune system in a multi-faceted, coordinated and patient-specific approach, to meaningfully improve cure rates for patients with a variety of cancers. Surface aims to identify key components within the TME to gain a deep understanding of its biology, leverage this understanding to define the optimal therapeutic targets and the patients most likely to benefit, and develop novel antibody therapeutics with differentiated biologic activity. By utilizing expertise in immunology, oncology, assay development, antibody selection and characterization, and translational research, Surface is developing and advancing a broad pipeline of TME-focused programs that Surface believes are the next generation of immuno-oncology therapies. Surface’s programs demonstrate its multi-faceted approach by targeting several critical components of the immunosuppressive TME.

Surface’s lead program, SRF388, is an antibody targeting interleukin 27 (“IL-27”), an immunosuppressive cytokine, or protein that is overexpressed in certain cancers, including hepatocellular, lung and renal cell carcinoma. IL-27 is a cytokine secreted by macrophages and antigen presenting cells that plays an important physiologic role in suppressing the immune system, as evidenced by its ability to resolve tissue inflammation. In addition, one of the subunits of IL-27, EBI3, is highly expressed during pregnancy and its expression is correlated with maternal-fetal tolerance. Due to its immunosuppressive nature, there is a rationale for inhibiting IL-27 to treat cancer, as this approach will influence the activity of multiple types of immune cells that are necessary to recognize and attack a tumor. SRF388 received orphan drug designation and fast track designation from the FDA, for the treatment of hepatocellular carcinoma, (“HCC”), in November 2020. Surface initiated Phase 2 clinical trials evaluating SRF388 in patients with HCC and non-small-cell lung cancer (“NSCLC”), in April 2022. In June 2022, at the 2022 American Society of Clinical Oncology (“ASCO”), Annual Meeting, Surface presented initial Phase 1/1b data demonstrating clinical activity in multiple solid tumor types. Surface observed confirmed partial responses in two patients who received SRF388 monotherapy, one in NSCLC and one in clear cell renal cell carcinoma (“RCC”). In addition, Surface observed a partial response in a patient who was treated with SRF388 in combination with pembrolizumab for HCC. In November, Surface announced that a second patient with NSCLC experienced a confirmed partial response to SRF388 monotherapy treatment, and another patient with highly pretreated NSCLC experienced durable disease stabilization which, at the time, had continued for more than 56 weeks. Surface stopped enrolling patients in its RCC Phase 1 SRF388 monotherapy and combination trial in order to focus efforts on NSCLC and HCC. In June 2023, Surface provided updated data from the Phase 2 study evaluating SRF388 as a monotherapy in NSCLC. Two confirmed partial responses were observed (April 2023 data cutoff) in PD-L1 negative or low patients with squamous NSCLC, as well as one confirmed report of durable disease stabilization in a patient with adenocarcinoma. All three patients were previously treated with PD-(L)1 antibodies. The overall response rate in the subset of patients with squamous NSCLC (n=2/6) was 33% in this data cut. Surface also announced the full enrollment of the lead-in stage of the Phase 2 trial investigating SRF388 in combination with atezolizumab and bevacizumab for patients with first-line advanced hepatocellular carcinoma (n=30). As of the April 2023 data cut, SRF388 demonstrated a 27% overall response rate (n=7/26) with a 65% disease control rate in response-evaluable patients. These data are still early with an average of 15 weeks of follow-up and only approximately half of patients had had more than one post-treatment imaging assessment.

Surface’s second clinical-stage program, SRF114, is a highly specific afucosylated immunoglobulin isotype G1, antibody targeting CCR8, a chemokine receptor highly expressed on regulatory T cells (“Treg cells”), in the TME. SRF114 is designed to cause depletion of intra-tumoral Treg cells, important regulators of immune suppression and tolerance, through antibody-dependent cellular cytotoxicity, and/or antibody-dependent cellular phagocytosis, leading to anti-tumor activity in preclinical models. In January 2023, Surface initiated a Phase 1/2 clinical study investigating SRF114 in patients with advanced solid tumors. Part A, the monotherapy dose-escalation portion of the study, will evaluate the safety, tolerability, pharmacokinetics, pharmacodynamics, and preliminary efficacy of SRF114 in patients with advanced solid tumors. Once Part A is completed, Part B will evaluate SRF114 in up to 40 patients with head and neck squamous cell carcinoma, as a monotherapy. In June 2023, Surface announced that early evidence of biological effect has been seen with regulatory T cell depletion in peripheral blood CCR8+ Treg cells following treatment with SRF114, with no effect observed on non-CCR8+ Treg cells. No concerning safety signals were observed and dose escalation continues.

Surface’s third clinical-stage program, SRF617 is an antibody designed to inhibit cluster of differentiation-39 (“CD39”). CD39 is a critical enzyme involved in the production of extracellular adenosine, a key metabolite with strong immunosuppressive properties within the TME. SRF617 aims to reduce the production of immunosuppressive adenosine, and Surface believes SRF617 has the potential to stimulate anti-tumor immunity because of its ability to maintain levels of extracellular adenosine triphosphate. In November 2022, Surface announced the strategic decision to pause further development of the SRF617 program due to business considerations.

Surface expects that the unique insights generated in any one of its product programs will accelerate the development of the other programs in a synergistic fashion due to the interconnections between these TME pathways.

In addition to its internal programs, Surface has two programs, NZV930 and GSK4381562, which are exclusively licensed to Novartis and GSK, respectively.

In January 2016, Surface granted Novartis a worldwide exclusive license to research, develop, manufacture, and commercialize NZV930. NZV930 is an antibody designed to inhibit cluster of differentiation 73 (“CD73”), which is a critical enzyme involved in the production of extracellular adenosine, a key metabolite with strong immunosuppressive properties within the TME. NZV930 aims to reduce the production of immunosuppressive adenosine within the TME. Upon entering into the agreement, Surface received an upfront payment of $70.0 million from Novartis. Surface is entitled to receive potential development milestones of $325.0 million, potential sales milestones of $200.0 million, as well as tiered royalties on annual net sales of NZV930 by Novartis ranging from high single-digit to mid-teens percentages. Such amount of potential milestone payments assumes the successful clinical development and achievement of all sales milestones for NZV930. In June 2018, a Phase 1 trial of NZV930 was initiated by Novartis.

In December 2020, Surface granted GSK an exclusive license to the worldwide development and commercialization rights for GSK4381562. GSK4381562 is an antibody targeting CD112R, also known as PVRIG, an inhibitory protein expressed on natural killer (“NK”), and T cells. GSK4381562 blocks the interaction of CD112R with CD112, its binding partner that is expressed on tumor cells. GSK4381562 can promote the activation of both NK and T cells, with potential to elicit a strong anti-tumor response and promote immunological memory. Upon entering into the agreement, Surface received an upfront payment of $85.0 million, and in March 2022, GSK initiated a Phase 1 clinical trial of GSK4381562 in patients with solid tumors, triggering a $30.0 million milestone payment to Surface. Surface is currently eligible to receive up to $60.0 million in additional clinical milestones and up to $155.0 million in regulatory milestones. In addition, Surface may receive up to $485.0 million in sales milestone payments. Surface is also eligible to receive royalties on global net sales of any approved products based on the licensed antibodies, ranging in percentages from high single digits to mid-teens upon successful commercialization of GSK4381562.

Surface was incorporated in April 2014 under the laws of the State of Delaware. Surface’s principal executive office is located at 50 Hampshire Street, 8th Floor, Cambridge, Massachusetts 02139.

Crimson Merger Sub I, Inc.

333 Twin Dolphin Drive, Suite 600

Redwood City, California 94065

(650) 649-3530

Merger Sub I was formed by Coherus solely in contemplation of the First Merger and has not conducted any business and does not have any assets, liabilities or obligations of any nature other than as set forth in the Merger Agreement. Upon the terms and subject to the conditions set forth in the Merger Agreement, Merger Sub I will merge with and into Surface, with Surface continuing as the Surviving Corporation and as a direct, wholly owned subsidiary of Coherus. Merger Sub I’s principal executive offices are located at 333 Twin Dolphin Drive, Suite 600, Redwood City, California 94065, and its telephone number is (650) 649-3530.

Crimson Merger Sub II, LLC

333 Twin Dolphin Drive, Suite 600

Redwood City, California 94065

(650) 649-3530

Merger Sub II was formed by Coherus solely in contemplation of the Second Merger, and has not conducted any business and does not have any assets, liabilities or obligations of any nature other than as set forth in the Merger Agreement. Upon the terms and subject to the conditions set forth in the Merger Agreement, following the First Merger, the Surviving Corporation will merge with and into Merger Sub II, with Merger Sub II continuing as the Surviving Entity and as a direct, wholly owned subsidiary of Coherus. Merger Sub II’s principal executive offices are located at 333 Twin Dolphin Drive, Suite 600, Redwood City, California 94065, and its telephone number is (650) 649-3530.

THE SURFACE SPECIAL MEETING

General

This proxy statement/prospectus is first being mailed on or about [●], 2023, and constitutes notice of the Surface special meeting in conformity with the requirements of the DGCL and the Surface bylaws.

This proxy statement/prospectus is being provided to Surface stockholders as part of a solicitation of proxies by the Surface board of directors for use at the Surface special meeting and at any adjournment or postponement of the Surface special meeting. Before voting, Surface stockholders are encouraged to read the entire document carefully, including the annexes to this document, for more detailed information regarding the Merger Agreement and the transactions contemplated by the Merger Agreement.

Date, Time and Place

You are invited to attend the Surface special meeting on September 7, 2023 at 10:00 a.m., Eastern Time, which will be held virtually and can be accessed at www.virtualshareholdermeeting.com/SURF2023SM, where Surface stockholders will be able to participate and vote online. This proxy statement/prospectus is first being mailed to Surface’s stockholders on or about [●], 2023.

We may announce alternative arrangements for the Surface special meeting, which may include switching to a hybrid in-person/virtual format, an in-person format or changing the time, date or location of the Surface special meeting. If we take this step, we will announce any changes through a press release that will also be filed with the SEC as additional proxy materials and we will post details at www.surfaceoncology.com under the “Investors & Media” menu. Copies of such reports are also posted via EDGAR on the SEC’s website at www.sec.gov.

Purpose of the Surface Special Meeting

At the Surface special meeting, Surface stockholders will be asked to consider and vote on the following:

•	the Surface merger proposal;

•	the Surface advisory compensation proposal; and

•	the Surface adjournment proposal.

Surface will transact no other business at the Surface special meeting except such business as may properly be brought before the Surface special meeting or any adjournment or postponement thereof by or at the direction of the Surface board of directors in accordance with the Surface bylaws. This proxy statement/prospectus, including the Merger Agreement attached hereto as Annex A, contains further information with respect to these matters.

Recommendation of the Surface Board of Directors

The Surface board of directors has (i) determined that the terms of the Merger Agreement, the Mergers and the other transactions contemplated by the Merger Agreement are fair to and in the best interest of Surface and the Surface stockholders, (ii) approved and declared advisable the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Mergers, (iii) directed that the Merger Agreement be submitted to the Surface stockholders for adoption and (iv) resolved to recommend that the Surface stockholders vote in favor of the adoption of the Merger Agreement and the transactions contemplated thereby, including the Mergers. A description of factors considered by the Surface board of directors in reaching its decision to approve and declare advisable the foregoing proposals can be found in the section titled “The Mergers—Surface’s Reasons for the Mergers; Recommendation of the Surface Board of Directors that Surface Stockholders Approve the Merger Agreement” beginning on page 77 of this proxy statement/prospectus.

The Surface board of directors recommends that Surface stockholders vote “FOR” the Surface merger proposal, “FOR” the Surface advisory compensation proposal and “FOR” the Surface adjournment proposal at the Surface special meeting.

Approval of the Surface merger proposal is a condition for the Mergers to occur. If Surface stockholders fail to approve the Surface merger proposal by the requisite vote, the Mergers will not occur.

Record Date; Stockholders Entitled to Vote

Only Surface stockholders at the close of business on July 21, 2023, the record date for the Surface special meeting, will be entitled to notice of, and to vote at, the Surface special meeting or any adjournment or postponement of the Surface special meeting. At the close of business on the Surface record date, 60,730,274 shares of Surface common stock were issued and outstanding.

Each Surface stockholder is entitled to one vote for each share of Surface common stock that is outstanding in his, her or its name on Surface’s books as of close of business on the Surface record date.

A list of Surface stockholders of record entitled to vote at the Surface special meeting will be available for examination by any Surface stockholder for any legally valid purpose at Surface’s corporate headquarters, located at 50 Hampshire Street, 8th Floor, Cambridge, Massachusetts 02139, for a period of ten days prior to the Surface special meeting in accordance with the Surface bylaws and the DGCL. The list of eligible Surface stockholders of record also will be available for inspection during the Surface special meeting at www.virtualshareholdermeeting.com/SURF2023SM by entering the 16-digit control number provided on your proxy card or voting instruction form and completing the required online attestation form.

Quorum; Adjournment or Postponement

The holders of record of a majority of the issued and outstanding shares of Surface common stock as of the Surface record date entitled to vote at the Surface special meeting, present in person or represented by proxy, will constitute a quorum for the transaction of business at the Surface special meeting. Virtual attendance by stockholders of record at the Surface special meeting will constitute presence in person for the purpose of determining the presence of a quorum for the transaction of business at the Surface special meeting. If you hold shares of Surface common stock in “street name,” your shares will not be counted towards a quorum unless you give voting instructions to your bank, broker, trustee or other nominee or obtain a legal proxy from your bank, broker, trustee or other nominee that enables you to attend the Surface special meeting. There must be a quorum for business to be conducted at the Surface special meeting.

Failure of a quorum to be represented at the Surface special meeting will result in an adjournment or postponement of the Surface special meeting and may subject Surface to additional expenses. The chairperson of the meeting will have the right and authority to recess, adjourn and/or postpone the Surface special meeting and, if a quorum is not present at the Surface special meeting, Surface stockholders holding a majority in voting power of shares of Surface capital stock, present in person or by proxy and entitled to vote thereat, will have the power to adjourn or postpone the meeting (subject to the terms and conditions of the Merger Agreement).

Notice need not be given of the adjourned or postponed meeting if the time and place, if any, thereof and the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such adjourned or postponed meeting are announced at the meeting at which the adjournment or postponement is taken or displayed, during the time scheduled for the meeting, on the same electronic network used to enable stockholders and proxy holders to participate in the meeting by means of remote communication unless the adjournment or postponement is for more than 30 days, in which case a notice of the adjourned or postponed meeting will be given to each stockholder of record entitled to vote at the meeting. If after the adjournment a new record date for the stockholders entitled to vote is fixed for the adjourned or postponed meeting, the Surface board of directors must fix a record date for the adjourned or postponed meeting in accordance with the DGCL and the Surface bylaws and provide a new notice of the adjourned or postponed meeting to each stockholder of record entitled to vote at the meeting. In addition, the Surface special meeting could be postponed before it commences.

If the Surface special meeting is adjourned or postponed for the purpose of soliciting additional votes, Surface stockholders who have already submitted their proxies will be able to revoke them at any time prior to the final vote on the proposals. If you submit your proxy over the Internet or by telephone or submit a properly executed proxy card, even if you abstain from voting, your shares will be counted as present for purposes of determining whether a quorum exists at the Surface special meeting.

Required Vote

You may vote “FOR,” “AGAINST,” or “ABSTAIN” with respect to the Surface merger proposal, the Surface advisory compensation proposal and the Surface adjournment proposal.

If a quorum is present at the Surface special meeting:

•	approval of the Surface merger proposal requires the affirmative vote of the holders of a majority of the outstanding shares of Surface common stock entitled to vote on the proposal;

•	approval of the Surface advisory compensation proposal requires the affirmative vote of a majority of the votes properly cast at the Surface special meeting;

•	approval of the Surface adjournment proposal requires the affirmative vote of a majority of the votes properly cast at the Surface special meeting;

•

a Surface stockholder’s “ABSTAIN” vote or failure to vote (including the failure of a Surface stockholder who holds shares in “street name” through a bank, broker, trustee or other nominee to give any voting instructions to that bank, broker, trustee or other nominee) will have the same effect as a vote “AGAINST” the Surface merger proposal;

•	a Surface stockholder’s “ABSTAIN” vote will have no effect on the Surface advisory compensation proposal and the Surface adjournment proposal; and

•

a Surface stockholder’s failure to vote on the Surface advisory compensation proposal or the Surface adjournment proposal (including the failure of a Surface stockholder who holds shares in “street name” through a bank, broker, trustee or other nominee to give voting instructions to its bank, broker, trustee or other nominee) will, in each case, have no effect on the Surface advisory compensation proposal or the Surface adjournment proposal.

The Mergers are conditioned on, among other things, obtaining the approval of the Surface merger proposal at the Surface special meeting. Failure to return a properly executed proxy card or to vote will have the same effect as a vote “AGAINST” the Surface merger proposal. Broker non-votes and abstentions will have the same effect as voting “AGAINST” the Surface merger proposal. The Surface merger proposal is not conditioned on the approval of any other proposal set forth in this proxy statement/prospectus.

Abstentions and Broker Non-Votes

An abstention occurs when a stockholder votes “ABSTAIN.” At the Surface special meeting, abstentions will be counted as present for purposes of determining whether a quorum exists. “ABSTAIN” votes will have the same effect as voting “AGAINST” the Surface merger proposal, but will have no effect on the Surface advisory compensation proposal and Surface adjournment proposal.

If no instruction as to how to vote is given (including no instruction to abstain from voting) in an executed, duly returned and not revoked proxy, the proxy will be voted in accordance with the Surface board of directors’

recommendation with respect to each proposal and consequently, will be voted “FOR” each of (i) the Surface merger proposal, (ii) the Surface advisory compensation proposal and (iii) the Surface adjournment proposal.

Broker non-votes occur as to shares held in “street name” through a bank, broker, trustee or other nominee when (i) the bank, broker, trustee or other nominee has discretionary authority to vote on one or more proposals to be voted on at a meeting of stockholders but is not permitted to vote on other proposals without instructions from the beneficial owner of the shares and (ii) the beneficial owner fails to provide the bank, broker, trustee or other nominee with such instructions. Under Nasdaq rules, banks, brokers and other nominees holding shares in “street name” do not have discretionary voting authority with respect to any of the Surface proposals described in this proxy statement/prospectus. Accordingly, if a beneficial owner of shares of Surface common stock held in “street name” does not give voting instructions to the bank, broker, trustee or other nominee, then those shares will not be counted as present in person or by proxy at the Surface special meeting and accordingly will not count as present for purposes of determining whether a quorum exists.

Therefore, assuming that a quorum is present, if you hold Surface common stock in “street name” and you do not instruct your bank, broker, trustee or other nominee on how to vote your shares:

•	your bank, broker, trustee or other nominee may not vote your shares on the Surface merger proposal, which broker non-votes, if any, will have the same effect as a vote “AGAINST” such proposal; and

•

your bank, broker, trustee or other nominee may not vote your shares on the Surface advisory compensation proposal or Surface adjournment proposal, which broker non-votes, if any, will have no effect for such proposal.

Failure to Vote

If you are a stockholder of record and you do not sign and return your proxy card or vote over the Internet, by telephone or at the Surface special meeting, your shares will not be voted at the Surface special meeting, will not be counted as present in person or by proxy at the Surface special meeting and will not be counted as present for purposes of determining whether a quorum exists.

If a quorum is present at the Surface special meeting:

•

the failure of a Surface stockholder to vote on the Surface merger proposal (including the failure of a Surface stockholder who holds shares in “street name” through a bank, broker, trustee or other nominee to give any voting instructions to that bank, broker, trustee or other nominee) will have the same effect as a vote “AGAINST” the Surface merger proposal; and

•

the failure of a Surface stockholder to vote on the Surface advisory compensation proposal or the Surface adjournment proposal (including the failure of a Surface stockholder who holds shares in “street name” through a bank, broker, trustee or other nominee to give voting instructions to its bank, broker, trustee or other nominee) will have no effect on the Surface advisory compensation proposal or Surface adjournment proposal, respectively.

If you sign, date and return your proxy card and do not indicate how you want your shares of Surface common stock to be voted, then your shares of Surface common stock will be voted “FOR” the Surface merger proposal, “FOR” the Surface advisory compensation proposal and “FOR” the Surface adjournment proposal.

Voting by Surface’s Directors and Executive Officers

At the close of business on June 30, 2023, directors and executive officers of Surface were entitled to vote 7,823,757 shares of Surface common stock, or approximately 12.9% of the shares of Surface common stock issued and outstanding on that date. Directors and executive officers of Surface, have informed Surface that they intend to vote their shares in favor of the Surface merger proposal, the Surface advisory compensation proposal and the Surface adjournment proposal, although none of the directors and executive officers are obligated to do so.

Voting at the Surface Special Meeting

The Surface special meeting will be a virtual-only meeting. There will be no physical meeting location and the meeting will only be conducted via live webcast. The virtual Surface special meeting will be held on September 7, 2023 at 10:00 a.m., Eastern Time. To participate in the Surface special meeting and submit questions during the Surface special meeting, visit www.virtualshareholdermeeting.com/SURF2023SM and enter the 16-digit control number on the proxy card or voting instruction form you received. Online check-in will begin at 9:45 a.m., Eastern Time. Please allow time for online check-in procedures.

The virtual stockholder meeting format uses technology designed to increase stockholder access, save Surface and Surface stockholders time and money, and provide Surface stockholders rights and opportunities to participate in the meeting similar to what they would have at an in-person meeting. In addition to online attendance, Surface provides stockholders with an opportunity to hear all portions of the official meeting, submit written questions and comments during the meeting, and vote online during the open poll portion of the meeting. Although Surface offers four different voting methods, Surface encourages you to submit a proxy to vote either over the Internet or by telephone to ensure that your shares are represented and voted at the Surface special meeting.

•

To Submit a Proxy to Vote over the Internet: To submit a proxy to vote over the Internet, go to www.proxyvote.com and follow the steps outlined on the secured website. You will need the number included on your proxy card to obtain your records and to create an electronic voting instruction form. If you submit your proxy to vote over the Internet, you do not have to mail in a proxy card. If you choose to submit your vote via proxy over the Internet, you must do so prior to 11:59 p.m., Eastern Time, on September 6, 2023.

•

To Submit a Proxy by Telephone: To submit a proxy to vote by telephone call toll-free at 1-800-690-6903 within the U.S., U.S. territories and Canada on a touch-tone telephone. Please have your proxy card available for reference because you will need the validation details that are located on your proxy card in order to submit your vote by proxy by telephone. If you submit your proxy to vote by telephone, you do not have to mail in a proxy card. If you choose to submit your vote via proxy by telephone, you must do so prior to 11:59 p.m., Eastern Time, on September 6, 2023.

•

To Submit a Proxy by Mail: To submit a proxy to vote by mail, complete, sign and date the proxy card and return it promptly to the address indicated on the proxy card in the postage paid enveloped provided. If you sign and return your proxy card without indicating how you want your shares of Surface common stock to be voted with regard to a particular proposal, your shares of Surface common stock will be voted in favor of such proposal. If you return your proxy card without a signature, your shares will not be counted as present at the Surface special meeting and cannot be voted.

•	To Vote at the Surface special meeting: To vote at the Surface special meeting, follow the instructions at www.virtualshareholdermeeting.com/SURF2023SM.

If your shares are held by your bank, broker, trustee or other nominee, you are considered the beneficial owner of shares held in “street name” and you will receive a voting instruction form from your bank, broker, trustee or other nominee seeking instruction from you as to how your shares should be voted. If you plan to attend the Surface special meeting, you must obtain a legal proxy from your bank, broker, trustee or other nominee that enables you to access and attend the Surface special meeting.

If you sign your proxy, but do not indicate how you wish to vote, your shares will be voted “FOR” the Surface merger proposal, “FOR” the Surface advisory compensation proposal and “FOR” the Surface adjournment proposal.

Revocation of Proxies

You can change or revoke your proxy at any time before the final vote at the Surface special meeting. If you are the stockholder of record of your shares, you may revoke your proxy by:

•	submitting another proxy over the Internet or by telephone prior to 11:59 p.m., Eastern Time, on September 6, 2023;

•	timely delivering a written notice that you are revoking your proxy to Surface’s Corporate Secretary;

•	timely delivering a valid, later-dated proxy; or

•	attending the Surface special meeting and voting.

Your attendance at the Surface special meeting will not revoke your proxy unless you give written notice of revocation to Surface’s Corporate Secretary before your proxy is exercised or unless you vote your shares in person at the Surface special meeting.

If you are the beneficial owner of shares held in “street name,” you should contact your bank, broker, trustee or other nominee with questions about how to change or revoke your voting instructions.

Solicitation of Proxies

The Surface board of directors is soliciting your proxy in connection with the Surface special meeting, and Surface will bear the cost of soliciting such proxies, including the costs of printing and filing this proxy statement/prospectus. Surface has retained Innisfree as proxy solicitor to assist with the solicitation of proxies in connection with the Surface special meeting. Surface estimates it will pay Innisfree a fee not to exceed $60,000, plus reimbursement of reasonable expenses. Surface has agreed to indemnify Innisfree against various liabilities and expenses that relate to or arise out of its solicitation of proxies (subject to certain exceptions). Solicitation initially will be made by mail. Forms of proxies and proxy materials may also be distributed through banks, brokers and other nominees to the beneficial owners of shares of Surface common stock, in which case these parties will be reimbursed for their reasonable out-of-pocket expenses. Proxies may also be solicited in person or by telephone, facsimile, electronic mail, or other electronic medium by certain of Surface’s directors, officers and employees, without additional compensation.

Tabulation of Votes

Broadridge will tabulate the votes at the Surface special meeting.

Appraisal Rights

Pursuant to Section 262 of the DGCL, Surface stockholders who hold their shares through the Effective Time, do not vote their shares in favor of adoption of the Merger Agreement and who comply fully with and properly demand appraisal for their shares under the applicable requirements of Section 262 of the DGCL and do not otherwise withdraw or lose the right to appraisal under Delaware law, have the right to seek appraisal of the “fair value” of their shares of Surface common stock, as determined by the Delaware Court of Chancery, if the Mergers are completed. This means that such stockholders are entitled to seek appraisal of their shares of Surface stock and to receive payment in cash for the “fair value” of such shares of Surface stock, exclusive of any element of value arising from the accomplishment or expectation of the Mergers, as determined by the Delaware Court of Chancery, together with interest, if any, to be paid upon the amount determined to be the fair value. The “fair value” of shares of Surface common stock as determined by the Delaware Court of Chancery may be more than, less than, or equal to the value of the Merger Consideration that Surface stockholders would otherwise be entitled to receive under the terms of the Merger Agreement. Surface stockholders also should be aware that an investment banking opinion as to the fairness, from a financial point of view, of the consideration payable in a sale transaction, such as the Mergers, is not an opinion as to, and does not otherwise address, “fair value” under Section 262 of the DGCL. Surface stockholders who wish to preserve any appraisal rights they may have must so advise Surface by submitting a written demand for appraisal prior to the vote to adopt the Merger Agreement and approve the transactions contemplated thereby, and must otherwise follow fully the procedures prescribed by Section 262 of the DGCL.

A copy of Section 262, which details the applicable Delaware appraisal statute, may be accessed without subscription or cost at the following publicly available website: https://delcode.delaware.gov/title8/c001/sc09/index.html#262. You are encouraged to read these provisions carefully and in their entirety. Due to the complexity of the procedures for exercising appraisal rights, Surface stockholders who are considering exercising such rights are encouraged to seek the advice of legal counsel and their financial advisors. Failure to strictly comply with these provisions will result in the loss of appraisal rights. For additional information, please see the section titled “Appraisal Rights” beginning on page 170 of this proxy statement/prospectus.

IN ORDER TO PROPERLY EXERCISE YOUR APPRAISAL RIGHTS IN CONNECTION WITH THE MERGERS, YOU MUST DELIVER A WRITTEN DEMAND FOR APPRAISAL IN ACCORDANCE WITH THE REQUIREMENTS OF SECTION 262 OF THE DGCL TO SURFACE BEFORE THE VOTE IS TAKEN ON THE ADOPTION OF THE MERGER AGREEMENT AT THE SPECIAL MEETING, AND MUST NOT VOTE, IN PERSON OR BY PROXY, IN FAVOR OF THE MERGER PROPOSAL AND CONTINUE TO HOLD YOUR SHARES OF SURFACE COMMON STOCK OF RECORD FROM THE DATE OF MAKING THE DEMAND FOR APPRAISAL THROUGH THE EFFECTIVE DATE OF THE MERGERS AND MUST COMPLY WITH THE OTHER REQUIREMENTS OF SECTION 262 OF THE DGCL. MERELY VOTING AGAINST THE MERGER PROPOSAL WILL NOT PRESERVE YOUR RIGHT TO APPRAISAL UNDER SECTION 262 OF THE DGCL. BECAUSE A PROXY THAT IS SIGNED AND SUBMITTED BUT DOES NOT OTHERWISE CONTAIN VOTING INSTRUCTIONS WILL, UNLESS REVOKED, BE VOTED IN FAVOR OF THE ADOPTION OF THE MERGER AGREEMENT, IF YOU SUBMIT A PROXY AND WISH TO EXERCISE YOUR APPRAISAL RIGHTS, YOU MUST INCLUDE VOTING INSTRUCTIONS TO VOTE YOUR SHARES OF COMMON STOCK AGAINST, OR ABSTAIN WITH RESPECT TO, THE ADOPTION OF THE MERGER AGREEMENT. NEITHER VOTING AGAINST THE ADOPTION OF THE MERGER AGREEMENT, NOR ABSTAINING FROM VOTING OR FAILING TO VOTE ON THE MERGER PROPOSAL, WILL IN AND OF ITSELF CONSTITUTE A WRITTEN DEMAND FOR APPRAISAL SATISFYING THE REQUIREMENTS OF SECTION 262 OF THE DGCL. THE WRITTEN DEMAND FOR APPRAISAL MUST BE IN ADDITION TO AND SEPARATE FROM ANY PROXY OR VOTE ON THE ADOPTION OF THE MERGER AGREEMENT. IF YOU HOLD YOUR SHARES OF SURFACE COMMON STOCK THROUGH A BANK, BROKERAGE FIRM OR NOMINEE AND YOU WISH TO EXERCISE APPRAISAL RIGHTS, YOU SHOULD CONSULT WITH YOUR BANK, BROKERAGE FIRM OR NOMINEE TO DETERMINE THE APPROPRIATE PROCEDURES FOR THE MAKING OF A DEMAND FOR APPRAISAL BY SUCH BANK, BROKERAGE FIRM OR NOMINEE. IN VIEW OF THE COMPLEXITY OF THE DGCL, SURFACE STOCKHOLDERS WHO MAY WISH TO PURSUE APPRAISAL RIGHTS SHOULD PROMPTLY CONSULT THEIR LEGAL AND FINANCIAL ADVISORS.

Householding

The SEC rules permit brokers to participate in a practice known as “householding,” which means that only one copy of the Notice and, if applicable, this proxy statement/prospectus will be sent to multiple stockholders who share the same address unless we have received contrary instructions from one or more of the stockholders. Householding is designed to reduce printing and postage costs, and results in cost savings for us. Stockholders who participate in householding will continue to be able to access and receive separate proxy cards. If you receive a householding mailing this year and would like to have additional copies of this proxy statement/prospectus mailed to you, or if you would like to opt out of this practice for future mailings, please contact your broker or submit your request to Surface Oncology, Inc., 50 Hampshire Street, 8th Floor, Cambridge, Massachusetts 02139, (617) 714-4096, Attention: Chandra Adams, Secretary, or contact Surface by telephone at

(617) 714-4096. Upon receipt of any such request, we agree to promptly deliver a copy of this proxy statement/prospectus to you. In addition, if you are currently a stockholder sharing an address with another stockholder and wish to receive only one copy of future proxy materials for your household, please contact Surface using the contact information set forth above. This proxy statement/prospectus are also available at www.surfaceoncology.com under the “Investors & Media” menu. Copies of such reports are also posted via EDGAR on the SEC’s website at www.sec.gov.

Each registered Surface stockholder will receive one copy of this proxy statement/prospectus per account, regardless of whether you have the same address as another stockholder of record. SEC rules permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements and notices with respect to two or more stockholders sharing the same address by delivering a single proxy statement or a single notice addressed to those stockholders. This process, commonly called “householding,” provides cost savings for companies. Some brokers household proxy materials, delivering a single proxy statement or notice to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. For more details, see the section titled “Householding of Proxy Materials” beginning on page 181 of this proxy statement/prospectus.

Questions

If you have more questions about the Mergers or how to submit your proxy, or if you need additional copies of this proxy statement/prospectus or the enclosed proxy card or voting instructions, please contact Surface’s Corporate Secretary at (617) 714-4096, or write to Surface Oncology, Inc., 50 Hampshire Street, 8th Floor, Cambridge, Massachusetts 02139, (617) 714-4096, Attention: Chandra Adams, Secretary.

Assistance

If you need assistance voting or in completing your proxy card or have questions regarding the Surface special meeting, please contact the Surface solicitation agent:

Innisfree M&A Incorporated

501 Madison Avenue, 20th Floor

New York, NY 10022

Stockholders May Call: (877) 717-3904 (toll-free from the U.S. and Canada)

Banks and Brokers May Call: (212) 750-5833

PROPOSAL 1: ADOPTION OF THE MERGER AGREEMENT

This proxy statement/prospectus is being furnished to Surface stockholders as part of the solicitation of proxies by the Surface board of directors for use at the Surface special meeting to consider and vote upon a proposal to adopt the Merger Agreement, which is attached as Annex A to this proxy statement/prospectus, and approve the transactions contemplated thereby, including the Mergers.

The Surface board of directors, after due and careful discussion and consideration, (i) determined that the terms of the Merger Agreement, the Mergers and the other transactions contemplated by the Merger Agreement are fair to and in the best interest of Surface and the Surface stockholders, (ii) approved and declared advisable the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Mergers, (iii) directed that the Merger Agreement be submitted to the Surface stockholders for adoption and (iv) resolved to recommend that the Surface stockholders vote in favor of the adoption of the Merger Agreement and the transactions contemplated thereby, including the Mergers.

Required Vote of Stockholders

The Surface board of directors accordingly recommends that Surface stockholders vote “FOR” the proposal to adopt the Merger Agreement, as disclosed in this proxy statement/prospectus, particularly the related narrative disclosures in the sections of this proxy statement/prospectus titled “The Mergers” and “The Merger Agreement” beginning on pages 62 and 95, respectively, and as attached as Annex A to this proxy statement/prospectus.

Obtaining approval of the Surface merger proposal is a condition to consummation of the Mergers.

The vote on the Surface merger proposal is a vote separate and apart from the vote to approve either the Surface advisory compensation proposal or the Surface adjournment proposal. Accordingly, a Surface stockholder may vote to approve the Surface merger proposal and vote not to approve the Surface advisory compensation proposal or the Surface adjournment proposal, and vice versa.

Assuming that a quorum is present, the approval of the Surface merger proposal requires the affirmative vote of holders of a majority of the outstanding shares of Surface common stock entitled to vote on the proposal. A failure to vote (including broker non-votes, which are a failure to instruct your bank, broker, trustee or other nominee to vote) or an abstention will have the same effect as a vote “AGAINST” the Surface merger proposal.

THE SURFACE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE SURFACE MERGER PROPOSAL.

PROPOSAL 2: ADVISORY VOTE WITH RESPECT TO CERTAIN COMPENSATION THAT MAY BE PAID OR BECOME PAYABLE TO SURFACE’S NAMED EXECUTIVE OFFICERS THAT IS BASED ON OR OTHERWISE RELATES TO THE MERGERS

Pursuant to Section 14A of the Exchange Act, Surface is asking Surface stockholders to approve, on an advisory (non-binding) basis, the compensation that will or may be paid to Surface’s named executive officers in connection with the Mergers as described in the section titled “Interests of Surface’s Directors and Executive Officers in the Mergers” beginning on page 150 of this proxy statement/prospectus. The Surface advisory compensation proposal gives Surface stockholders the opportunity to express their views on the Mergers-related compensation of Surface’s named executive officers.

Required Vote of Stockholders

Surface is asking Surface stockholders to vote “FOR” the adoption of the following resolution, on a non-binding advisory basis:

“RESOLVED, that the compensation that may be paid or become payable to the named executive officers of Surface that is based on or otherwise relates to the Mergers, as disclosed pursuant to Item 402(t) of Regulation S-K under the section “Interests of Surface’s Directors and Executive Officers in the Mergers” beginning on page 150 of this proxy statement/prospectus, including the associated narrative discussion, and the agreements, plans and other arrangements pursuant to which such compensation may be paid or become payable, be, and are hereby APPROVED.”

Because the vote on the Surface advisory compensation proposal is advisory only, it will not be binding on either Surface or Coherus. Accordingly, if the Surface merger proposal is approved and the Mergers are consummated, the Mergers-related compensation will be payable to Surface’s named executive officers, subject only to the conditions applicable thereto, regardless of the outcome of the approval of the Surface advisory compensation proposal.

Assuming a quorum is present, approval of the Surface advisory compensation proposal requires the affirmative vote of a majority of votes properly cast. A failure to vote (including broker non-votes, which are a failure to instruct your bank, broker, trustee or other nominee to vote) or an abstention will have no effect on the Surface advisory compensation proposal.

The vote on the Surface advisory compensation proposal is a vote separate and apart from the vote to approve either the Surface merger proposal or the Surface adjournment proposal. Accordingly, a Surface stockholder may vote to approve the Surface advisory compensation proposal and vote not to approve the Surface merger proposal or the Surface adjournment proposal, and vice versa.

THE SURFACE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE SURFACE ADVISORY COMPENSATION PROPOSAL.

PROPOSAL 3: ADJOURNMENT OR POSTPONEMENT OF THE SURFACE SPECIAL MEETING TO SOLICIT ADDITIONAL PROXIES

The Surface special meeting may be adjourned or postponed to another time and place, including, if necessary to permit solicitation of additional proxies if there are not sufficient votes to approve the Surface merger proposal or to ensure that any supplemented or amended disclosure, including any supplement or amendment to this proxy statement/prospectus, is timely provided to Surface stockholders.

Surface is asking Surface stockholders to authorize the holder of any proxy solicited by the Surface board of directors to vote in favor of any adjournment or postponement of the Surface special meeting to solicit additional proxies if there are not sufficient votes to approve the Surface merger proposal or to ensure that any supplemental or amended disclosure, including any supplement or amendment to this proxy statement/prospectus, is timely provided to Surface stockholders.

Required Vote of Stockholders

The Surface board of directors recommends that Surface stockholders vote “FOR” the proposal to adjourn or postpone the Surface special meeting, if necessary.

Assuming a quorum is present at the Surface special meeting, approval of the Surface adjournment proposal requires the affirmative vote of a majority of votes properly cast. A failure to vote (including broker non-votes, which are a failure to instruct your bank, broker, trustee or other nominee to vote) or an abstention will have no effect on the Surface adjournment proposal.

The vote on the Surface adjournment proposal is a vote separate and apart from the vote to approve the Surface merger proposal or the Surface advisory compensation proposal. Accordingly, a Surface stockholder may vote to approve the Surface adjournment proposal and vote not to approve the Surface merger proposal or the Surface advisory compensation proposal, and vice versa.

THE SURFACE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE SURFACE ADJOURNMENT OR POSTPONEMENT PROPOSAL.

THE MERGERS

The following is a description of material aspects of the Mergers. While Coherus and Surface believe that the following description covers the material terms of the Mergers, the description may not contain all of the information that is important to you. You are encouraged to read carefully this entire proxy statement/ prospectus, including the text of the Merger Agreement attached as Annex A hereto, for a more complete understanding of the Mergers. In addition, important business and financial information about each of Coherus and Surface is contained or incorporated by reference in this proxy statement/prospectus. See “Where You Can Find More Information.”

General

Coherus, Merger Sub I, Merger Sub II and Surface have entered into the Merger Agreement, which provides for the merger of Merger Sub I with and into Surface, with Surface surviving the First Merger and continuing its existence under the DGCL and becoming a direct, wholly owned subsidiary of Coherus and immediately thereafter, the merger of the Surviving Corporation with and into Merger Sub II, with Merger Sub II surviving. As a result of the Mergers, the separate existence of Merger Sub I and Surface will cease and Merger Sub II will continue its existence under the DLLCA as the Surviving Entity and as a direct, wholly owned subsidiary of Coherus.

Merger Consideration

At the Effective Time of the First Merger, each share of Surface common stock (other than (i) shares held in treasury by Surface or held directly by Coherus, Merger Sub I or Merger Sub II, which shares will be cancelled or (ii) shares that are held by any holder who is entitled to demand and properly demands appraisal of such shares of Surface common stock pursuant to, and in compliance with, Section 262 of the DGCL) that is issued and outstanding immediately prior to the Effective Time will be converted automatically into the right to receive, without interest, (a) a number of shares of Coherus common stock equal to the Exchange Ratio determined by dividing (x) the quotient obtained by dividing (1) $40,000,000 plus Surface Net Cash, determined and calculated in accordance with the Merger Agreement, by (2) $5.2831 (the VWAP for the five trading days through and including June 15, 2023) , by (y) the total number of shares of Surface common stock issued and outstanding immediately prior to the Effective Time, on a fully-diluted and as-converted basis as determined in accordance with the Merger Agreement, and if applicable, cash in lieu of fractional shares (without interest and less any applicable withholding taxes), and (b) one CVR representing the right to receive the CVR Payment Amount.

The Exchange Ratio depends on the Surface Net Cash at the Closing and will not be adjusted in the event of any change in the price of either Coherus or Surface common stock. Therefore, the value of the Merger Consideration will depend on the market price of Coherus common stock at the Effective Time. The market price of Coherus common stock has fluctuated prior to and after the date of the announcement of the Merger Agreement and will continue to fluctuate from the date of this proxy statement/prospectus to the date of the Surface special meeting, and through the date the First Merger is consummated. Given that the price per share of Coherus common stock used in the calculation of the Exchange Ratio was fixed upon the execution of the Merger Agreement, the Exchange Ratio will not be adjusted for changes in the market price of either Coherus or Surface common stock prior to the completion of the Mergers. Accordingly, you should obtain current market quotations for Coherus and Surface common stock before deciding how to vote on any of the proposals described in this proxy statement/prospectus. Coherus common stock is traded on Nasdaq GM under the symbol “CHRS” and Surface common stock is traded on Nasdaq CM under the symbol “SURF.”

Background of the Mergers

The following chronology summarizes the key meetings and events that led to the signing of the Merger Agreement. The following chronology does not purport to catalogue every conversation among the Surface board of directors or committees thereof or the representatives of Surface and other parties.

Surface is a clinical-stage immuno-oncology company focused on using its specialized knowledge of the biological pathways critical to the immunosuppressive tumor microenvironment for the development of next-generation cancer therapies. Surface’s immuno-oncology pipeline includes multiple antibody immunotherapy candidates focused on enhancing the innate and adaptive immune responses to enable a robust immunologic response and enhance outcomes for patients with cancer. SRF388 is a novel anti-IL-27 antibody currently being evaluated in Phase 1/2 clinical trials in lung and liver cancer. SRF114 is a highly selective, competitively positioned anti-CCR8 antibody currently in a Phase 1/2 study as a monotherapy in patients with advanced solid tumors. Surface also has two out-licensed partnership programs to advance its next-generation cancer therapies.

Surface management and the Surface board of directors regularly review Surface’s performance and prospects in light of its own business activities and external developments in the biotechnology and biopharmaceutical industries. From time to time, these reviews have included consideration of potential partnerships, collaborations and other strategic transactions such as acquisitions or divestitures of programs or technology to enhance stockholder value. Surface management provided periodic updates on its activities, including those described below, to the Surface board of directors.

During the first half of 2022, the Surface board of directors discussed the strategic, financial and operational challenges of operating Surface’s business in the then-current environment, including the macro-economic, industry and market conditions negatively impacting clinical-stage immuno-oncology companies such as Surface. The Surface board of directors discussed the need for significant capital investment to complete Surface’s clinical trials of its product candidates, fund its innovative research and development efforts, hire the appropriate personnel necessary to execute on those priorities, retain critical talent and operate generally as a public company, as well as the risks and uncertainties associated with drug development, in particular conducting clinical trials for its product candidates, pursuing related regulatory approvals and, if successful, launching and commercializing product candidates. The Surface board of directors discussed the risks and uncertainties associated with being a clinical-stage public biotechnology company, including reliance on clinical data read outs, the competitive immuno-oncology landscape, protection of proprietary technology, dependence on key personnel, compliance with government regulations and the ability to obtain additional financing to fund operations. The Surface board of directors also discussed product candidates currently under development that require significant additional research and development efforts, including extensive preclinical and clinical testing and regulatory approval, prior to commercialization, and the likely need for combination treatment randomized Phase 2 clinical trials prior to having definitive proof of concept data and the impact of the timing and cost of these trials. The Surface board of directors also discussed that these efforts require significant amounts of additional capital, adequate personnel infrastructure and extensive compliance-reporting capabilities, and even if Surface’s development efforts are successful, it is uncertain when, if ever, Surface will realize significant revenue from product sales. The Surface board of directors also discussed the risks and uncertainties associated with Surface’s cash requirements and the general negative investor sentiment around the field of immuno-oncology, the combination of which had severely negatively impacted Surface’s stock price and its ability to raise sufficient capital through equity financings. The Surface board of directors further discussed Surface’s current cash position, its near-term priorities and related cash requirements, its long-term obligations (including its debt) and the lack of attractive financing alternatives given then-current market conditions.

On March 15 and April 14, 2022, the Surface board of directors held meetings at which members of Surface management and representatives of Goodwin Procter LLP (“Goodwin”), Surface’s outside legal counsel, were present. At these meetings, Surface management provided business updates to the Surface board of directors, including discussions regarding potential strategic business combinations and other corporate development opportunities. The Surface board of directors discussed the risks and challenges facing Surface mentioned above and considered the prolonged pressure on the stock prices of biopharmaceutical companies and the likelihood that, if the current economic environment were to continue, consolidation would occur in the biopharmaceutical industry, particularly in the capital intensive immuno-oncology sector in which Surface operates. Following discussion, the Surface board of directors determined that it would be in the best interests of Surface and its stockholders for Surface to proactively review potential strategic transactions available to it in order to be a first mover in such consolidation among immuno-oncology companies.

The Surface board of directors was updated on the periodic discussions held by Surface management with other parties in the oncology field. As part of this discussion, Surface management discussed the larger, commercial stage, profitable, public pharmaceutical and biotechnology companies, each with an oncology focus, that Surface management perceived as having sufficient financial resources to either acquire Surface for cash, license one or more of the Surface programs or fund continued development of the Surface programs to assess potential interest in entering into a strategic relationship to acquire rights to the Surface programs. This group of companies is referred to as “Group A.” Surface management also discussed smaller, development stage private and public oncology-focused biotech companies that Surface management was evaluating for suitability as potential acquisition targets or partners in a strategic transaction, including a merger of equals transaction, rather than a cash-based license of Surface programs or an acquisition of Surface for cash consideration, because Surface management perceived this group to be less likely to have sufficient cash resources to make the related payments required for such a transaction. This group of companies is referred to as “Group B.” After considering the information presented by Surface management, the Surface board of directors determined to continue the parallel evaluation of strategic partnering opportunities with Group A companies, and those Group B companies that Surface management determined to be suitable to assess interest in a possible business combination, and continue to identify additional companies to include in Group A and Group B at the discretion of Surface management.

As directed by the Surface board of directors, Surface management conducted the strategic review of potential Group A and Group B companies, and had preliminary discussions with certain of these companies to ascertain interest in a potential transaction with Surface. As part of this review, in June 2022, Coherus was identified as a compelling and practical counterparty for a potential partnership or licensing transaction for the Surface programs, based on criteria including market capitalization, therapeutic indications of lead clinical assets, potential catalysts, complementary underlying technologies, synergistic capabilities, cash position, revenue and cash runway. Given that certain members of the Surface board of directors were previously colleagues with certain members of Coherus management at a cancer research institute, Surface management made an initial outreach to Coherus.

On June 22 and July 28, 2022, members of Surface management held introductory calls with members of Coherus management regarding interest in a potential licensing or collaboration agreement. In order to facilitate further discussions, Surface and Coherus entered into a mutual confidentiality agreement, effective as of August 1, 2022. This mutual confidentiality agreement did not contain a standstill obligation.

On September 20, 2022, the Surface board of directors held a meeting at which members of Surface management and representatives of Goodwin were present. Surface management provided a business update to the Surface board of directors. Surface management also provided an update on the results of the strategic review and the discussions with Coherus and other potentially interested Group A and Group B companies, including two Group A companies that had entered into preliminary diligence on the lead Surface clinical programs. The Surface board of directors discussed the risks and challenges facing Surface. Following the discussion, the Surface board of directors authorized Surface management to continue discussions with Coherus and other potentially interested parties. The Surface board of directors also directed Surface management to take additional actions to reduce costs and preserve available cash in order to extend Surface’s cash runway through key clinical milestones.

From late September through early November 2022, members of Surface and Coherus management engaged in intermittent discussions regarding Coherus’ interest in a potential licensing or collaboration agreement for Surface’s CCR8 and CD39 programs. On October 11, 2022, Surface granted Coherus access to a virtual data room containing information regarding the CCR8 and CD39 programs. These interactions, however, did not result in any proposal being made concerning a transaction.

From October 11 through October 25, 2022, in order to gauge investor interest in a potential investment in Surface’s securities, either in a public or private offering, Surface management wall-crossed approximately 20 institutional investors, which included deeply knowledgeable and specialized healthcare funds, and engaged in discussions regarding Surface’s SRF388 clinical data prior to its public announcement. These investors did not find the available data to be compelling enough to support an offering at the time.

On October 27, 2022, the Surface board of directors held a meeting at which members of Surface management and representatives of Goodwin were present. At this meeting, Surface management provided a business update to the Surface board of directors. The Surface board of directors discussed the risks, challenges and strategic opportunities facing Surface, taking into consideration the recent investor feedback that the SRF388 clinical data was promising, but early. The Surface board of directors considered Surface management’s report that potential biopharmaceutical partners also wanted to see more mature data with additional patients. The Surface board of directors also considered the risks and challenges facing Surface as a result of then-current macro-economic, industry and market conditions, its then-current cash position, the need for meaningful capital investment to advance Surface’s product candidates and the lack of attractive financing alternatives at that time. The Surface board of directors and Surface management discussed that given the risks and challenges facing Surface, a low likelihood existed that third parties would be interested in providing equity financing to Surface until the next potential clinical data catalysts that might positively influence Surface’s stock price in the second half of 2023.

At this meeting, Surface management discussed a proposed plan to reprioritize aspects of Surface’s business and programs. Surface management provided an update on the progress with key clinical and preclinical programs as well as a financial budget for 2023 that took into account the continued negative financing environment for biopharmaceutical companies. Following discussion, the Surface board of directors determined that it would be in the best interests of Surface and its stockholders for Surface to narrow its pipeline priorities for 2023 to concentrate resources on completing the SRF388 studies and initiating SRF114 clinical development. The Surface board of directors authorized Surface management to proceed with implementing various actions to refocus Surface’s business on these pipeline priorities, including preserving cash available by pausing SRF617 and seeking to sublease a portion of its space in its Cambridge, Massachusetts office and research and development laboratory facility, with a reduction in force aligned with such changes, on such timeline as Surface management deemed to be in Surface’s best interest.

On November 2, 2022, Surface publicly announced positive SRF388 clinical data, and its pipeline priorities for 2023 to concentrate its resources on completing Phase 2 studies of SRF388 and initiating a Phase 1/2 study of SRF114. Surface also announced that it anticipated sharing clinical results from the SRF388 studies in the first half of 2023. As part of the re-prioritization, Surface announced a plan for Surface to pause clinical development of SRF617 and reduce its workforce by approximately 20%.

On November 10, 2022, Coherus informed Surface that it was terminating discussions with Surface regarding a potential collaboration or licensing transaction for the CCR8 and CD39 programs.

On December 13, 2022, the Surface board of directors held a meeting at which members of Surface management and representatives of Goodwin were present. At this meeting, Surface management provided a business update to the Surface board of directors. The Surface board of directors also considered the risks and challenges facing Surface as a result of then-current macro-economic, industry and market conditions, its then-current cash position, the need for meaningful capital investment to advance Surface’s product candidates and the lack of attractive financing alternatives at that time. Surface management reported on its continued evaluation of a range of potential strategic alternatives covering business development opportunities and mergers and acquisition strategies, noting that no proposals for any partnering or licensing or strategic transaction had been received.

Surface management also provided an update on Surface’s declining cash position, and that Surface would need to raise significant amounts of additional capital to complete all of its ongoing clinical trials and execute on its business plan. The meeting participants discussed the low likelihood that third parties would be interested in providing equity financing to Surface at attractive valuations in the current economic environment that would not be significantly dilutive to existing Surface stockholders, particularly in light of the lack of any other potential catalysts that might positively influence Surface’s stock price in the near term.

The Surface board of directors also considered the potential value of Surface discontinuing all of its programs and focusing on cost preservation activities. Surface’s board of directors and management weighed the potential value that Surface could deliver to stockholders in the event of a possible reverse merger or liquidation scenario, compared to the continued development of its programs. Following discussion, the Surface board of directors determined that it was in the best interests of Surface stockholders for Surface to focus efforts on pursuing a broad range of strategic and financial alternatives to enhance stockholder value. The Surface board of directors directed Surface management to implement processes for pursuing (i) a strategic transaction including, a merger, merger of equals, business combination or an acquisition (the “strategic transaction process”), (ii) as a contingency, a so-called “reverse merger” transaction in which a counterparty would take control of Surface to access Surface’s cash balance and public listing status (the “reverse merger process”) and (iii) the wind-down of Surface’s operations and liabilities and declaring a dividend of available cash Surface stockholders (the “wind-down alternative”). Also at this meeting, the Surface board of directors discussed the advisability of engaging a financial advisor to assist Surface in its pursuit of such strategic and financial alternatives and the evaluation and negotiation of any proposals that may be received by Surface. Following this discussion, the Surface board of directors directed Surface management to proceed in pursuing the strategic and financial alternatives discussed at this meeting and have discussions with potential financial advisor candidates in connection therewith.

In January and early February 2023, members of Surface management, as authorized by the Surface board of directors, discussed with representatives of several financial advisory firms, including Wedbush, Surface’s business and prospects and the possibility of acting as its financial advisor in evaluating strategic alternatives that might be available to Surface considering the risks and challenges facing Surface described above.

During February and March 2023, members of Surface management, as authorized by the Surface board of directors, had preliminary discussions with another publicly traded oncology company (“Company A”) regarding a potential business combination transaction. Company A was already subject to an existing mutual confidentiality agreement with Surface that did not contain a standstill provision.

On February 8, 2023, the Surface board of directors held a meeting at which members of Surface management and representatives of Goodwin were present. At this meeting, Surface management provided a business update to the Surface board of directors. Surface management also provided an update on the progress of the broad strategic process discussed at the previous Surface board of directors meeting. Surface management also provided an update on its discussions with potential financial advisor candidates, including Wedbush. The Surface board of directors considered Wedbush as a potential financial advisor to assist and advise Surface given, among other things, Wedbush’s qualifications, professional reputation, experience and expertise as a transaction advisor for reverse mergers and strategic transactions in the biopharmaceutical industry and its familiarity with clinical-stage companies like Surface. Based on these considerations, the Surface board of directors authorized the engagement of Wedbush to serve as Surface’s financial advisor in connection with a potential strategic transaction or reverse merger and Surface’s entry into an engagement letter, dated February 26, 2023, between Surface and Wedbush. See “—Opinion of Surface’s Financial Advisor” for further information regarding Wedbush’s engagement letter.

The Surface board of directors and management then discussed various considerations for the process of identifying counterparties for a possible strategic transaction or reverse merger, as well as a process for the wind-down alternative. The Surface board of directors and management agreed that outreach in the strategic process would include a broad range of parties, including companies that previously engaged in partnering or licensing discussions with Surface, including Company A and Coherus, and that outreach in the reverse merger process would include a broad selection of private and public companies in the life sciences industry proposed by Wedbush. Following discussion, the Surface board of directors authorized management to continue pursuing these matters expeditiously.

During the period beginning on March 1, 2023 and continuing until April 14, 2023, as authorized by the Surface board of directors, representatives of Wedbush and Surface management contacted a broad selection of 217 private and public companies in the life sciences industry. Included in these 217 companies, representatives of Wedbush contacted Company A, Coherus and two other Group B companies (“Company B” and “Company C”) and Surface management contacted certain Group A companies it had previously contacted in 2022 to ascertain interest in a strategic transaction or acquisition at that time, of which there was none.

Of the 217 companies: (i) 183 declined interest for a variety of reasons or did not respond to the outreach; (ii) 31 of these companies had management calls or meetings with Surface between March 14 and April 21, 2023; (iii) 27 companies submitted a non-binding indication of interest; (iv) seven companies expressed interest but did not submit a non-binding indication of interest; and (v) 41 executed a mutual confidentiality agreement with Surface. All of these mutual confidentiality agreements included customary standstill obligations (including a “don’t ask / don’t waive” provision) that automatically terminated upon Surface’s announcement of the execution of a definitive agreement with a third party to effect a change of control of Surface, except that (1) two mutual confidentiality agreements that did not include a “don’t ask / don’t waive” provision, (2) the mutual confidentiality agreement with Company E (as defined below) provided that Company E can submit a confidential proposal to Surface at any time and (3) the mutual confidentiality agreement with Company A that did not contain a standstill provision. All 41 parties were subsequently provided access to Surface’s virtual data room, which included nonpublic information about Surface and its programs.

With respect to the reverse merger process, as authorized by the Surface board of directors, Wedbush contacted primarily privately-held companies that were identified based on their need to obtain financing and their interest in becoming a public company with access to the public capital markets. Representatives of Wedbush distributed 29 process letters requesting that such companies submit non-binding indications of interest with respect to a reverse merger or other strategic transaction with Surface by April 14, 2023. The process letters indicated that Surface’s expected available net cash balance would be approximately $35-40 million for a traditional reverse merger transaction or $40-45 million for a simultaneous sign and close (accelerated) reverse merger transaction. The process letters also indicated that following evaluation of initial proposals, Surface expected to select a limited number of companies to engage in further diligence and be invited to present to members of the Surface board of directors and management team during the week of April 24, 2023. At the direction of the Surface board of directors, Surface management and representatives of Wedbush, conducted due diligence on multiple potential counterparties, focusing its diligence on strategic, scientific and clinical diligence, as well as competition and other business factors. Of the 29 process letters sent by Wedbush to potential counterparties, 27 counterparties submitted non-binding indications of interest.

On March 15, 2023, the Surface board of directors held a meeting at which members of Surface management and representatives of Wedbush and Goodwin were present. At the meeting, Surface management provided a business update to the Surface board of directors. Representatives of Goodwin reviewed the fiduciary duties of the Surface board of directors. Surface management reported on the status of engagement with other Group A companies regarding interest in a potential partnership/licensing transaction or acquisition, noting that the only Group A company demonstrating interest had terminated discussions with Surface regarding a partnership or licensing transaction and the Surface board of directors agreed that there remained no parties interested in potential partnership/licensing opportunities with Surface, nor an acquisition of Surface. Surface management provided an update on the strategic process with certain Group B companies, including an update on the recent discussions with Company A. Representatives of Wedbush provided an update on the reverse merger process. Representatives of Wedbush reviewed counterparty outreach to date, and discussed the process by which Wedbush, together with Surface management, were evaluating potential counterparties in the reverse merger process. The Surface board of directors discussed key considerations in narrowing the selection of potential reverse merger partners for Surface. Representatives of Wedbush then reviewed the current market conditions, various criteria to consider and the overall transaction process, as well as other items that the Surface board of directors and Surface might consider in the context of the overall strategic review process, including expectations for timelines and schedules.

Surface management discussed Surface’s cash burn and cash position, and plans for reducing operating costs and its progress on the wind-down alternative. The Surface board of directors discussed the risks and delays associated with, and uncertain value and costs to Surface stockholders of, liquidating Surface, including the uncertainties of continuing cash burn while contingent liabilities are resolved, uncertainty of timing of release of cash until contingent liabilities are resolved, and the risks and costs associated with being a shell company prior to cash distribution.

The Surface board of directors discussed the various strategic and financial alternatives in the context of the potential outcomes of the updated clinical data from the ongoing Phase 2 studies investigating SRF388 as a monotherapy in lung cancer and in combination therapy in liver cancer, which was expected in the second quarter of 2023. Following discussion, the Surface board of directors directed Surface management and its advisors to continue discussions with interested parties in the strategic process and the reverse merger process consistent with the discussions at this meeting.

Also at the meeting, the Surface board of directors established an advisory transaction committee (the “Transaction Committee”) for convenience (and not because of any actual or perceived conflicts of interests) in order to assist the Surface board of directors, as needed, in connection with the strategic process and reviewing and negotiating any proposals that might be received by Surface regarding a potential strategic or reverse merger transaction. Carsten Brunn (Chair) and David Grayzel, non-management independent directors, and J. Jeffery Goater, a non-management director, have significant strategic transaction experience and were appointed to the Transaction Committee.

From March 7 through May 2, 2023, members of Surface management and representatives of Wedbush had preliminary discussions with representatives of Company B regarding a potential business combination transaction between the companies.

On March 16, 2023 representatives of Wedbush had a preliminary discussion with representatives of Company A’s financial advisor regarding the parties’ mutual interest in pursuing a potential business combination.

From March 17 through April 14, 2023, members of Surface management and representatives of Wedbush had preliminary discussions with representatives of Company C regarding a potential business combination transaction between the companies.

On March 21, 2023, Mr. Goater had a preliminary discussion with the chair of the board of directors of Company A regarding the mutual interest of the companies in a potential business combination transaction.

On March 30, 2023, following negotiation between the parties, Surface and Coherus entered into a new mutual confidentiality agreement, which included customary non-disclosure provisions and mutual standstill provisions that prohibited either party, for six months from the date of the agreement, from offering to acquire or acquiring the other party, and from taking certain other actions, including soliciting proxies, without the prior written consent of the other party. The confidentiality agreement provided for the termination of the standstill provision on customary terms.

On April 4, 2023, Surface provided expanded access to a virtual data room to representatives of Coherus and its advisors.

On April 5, 2023, Dr. Robert Ross, the Chief Executive Officer of Surface and a director of Surface, and Mr. Goater had a discussion with the chair of the board of directors of Company A who verbally proposed a business combination transaction where the Surface stockholders would receive shares of Company A common stock equal to 20% of the post-closing company. Dr. Ross and Mr. Goater responded that they would inform the Surface board of directors of the proposal.

Also on April 5, 2023, the Transaction Committee held a meeting at which members of Surface management and representatives of Wedbush and Goodwin were present. Surface management provided an update on the strategic process and the perceived level of interest of companies that were contacted, noting the proposal received from Company A and that proposals from one or more other companies, including Coherus, were expected shortly. Dr. Ross reported on the recent discussions with Company A and receipt of the verbal proposal earlier that day. Following discussion, the Transaction Committee determined that Company A’s proposal did not adequately reflect Surface’s value, as it valued Surface at a discount to its cash position, and instructed Dr. Ross to inform Company A that it would need to meaningfully improve its proposal for the Surface board of directors to consider it viable. Representatives of Wedbush provided an update on the reverse merger process, noting that companies were given an April 14, 2023 deadline to provide an initial indication of interest. Following discussion of the status of the strategic process and the reverse merger process, the Transaction Committee instructed Wedbush to contact certain Group A companies to ascertain interest in an acquisition of Surface. Surface management provided an update on Surface’s net cash position and the negotiations to terminate Surface’s lease obligations. Surface management also provided an update on the timeline for the SRF388 data release. Following discussion, the Transaction Committee determined it would have subsequent meetings to review transaction proposals that may be received and select companies to advance with the goal of having a potential transaction to announce by the end of May 2023, given Surface’s net cash position.

On April 7, 2023, as instructed by the Transaction Committee, Dr. Ross informed the chief executive officer of Company A that it would need to meaningfully improve its proposal for the Surface board of directors to consider it viable. After April 7, 2023 Surface did not have any further contact with Company A.

On April 13, 2023, Christopher Slavinsky, the Chief Business and Legal Officer of Coherus, called Dr. Ross to inform him that Mr. Slavinsky would be sending a non-binding proposal (the “April 13 Proposal”), which Mr. Slavinsky subsequently sent to Dr. Ross. The April 13 Proposal proposed that Coherus would acquire Surface in an all-stock transaction. Among other terms, the April 13 Proposal offered consideration of Coherus common stock for each outstanding share of Surface common stock at an exchange ratio equal to: (i) Surface’s net cash at closing multiplied by 1.10, divided by (ii) the ten-day VWAP prior to closing, divided by (iii) Surface’s fully-diluted capitalization. The April 13 Proposal also offered that Surface stockholders would receive at closing contingent value rights for 80% of milestone and royalty-based value of Surface’s existing programs with Novartis (NZV930) and GSK (GSK4381562) (i.e., Surface’s currently out-licensed programs), payable for a period of ten years following the closing (and payable, in Coherus’ discretion, in shares of Coherus common stock, cash or a combination of stock and cash). The April 13 Proposal also provided for a closing condition in favor of Coherus requiring that Surface have net cash of at least a minimum amount (the “Minimum Net Cash Condition”) to be determined by Coherus following diligence. The April 13 Proposal was subject to, among other conditions, satisfactory completion of customary due diligence. Dr. Ross informed the Surface board of directors of the April 13 Proposal.

Between April 14, 2023 and May 8, 2023 representatives of Wedbush contacted 15 Group A companies (included in the 217 companies discussed above) to explore a potential acquisition of Surface. As a result of discussions with these companies, representatives of Wedbush distributed three process letters requesting that such companies submit non-binding indications of interest with respect to an acquisition or other strategic transaction with Surface by May 8, 2023. No such indications of interest or other proposals were submitted.

Also on April 14, 2023, in response to the process letters distributed by Wedbush, Surface received a non-binding indication of interest and proposed term sheet from each of Company B and Company C.

On April 21, 2023, the Transaction Committee held a meeting at which members of Surface management and representatives of Wedbush and Goodwin were present. This meeting was held to, among other things, consider the first-round reverse merger proposals, narrow the field of potential reverse merger candidates and to discuss the April 13 Proposal. Surface management and representatives of Wedbush discussed the companies and their first-round reverse merger proposals, including the diligence review of the companies conducted by Surface management and the companies’ perceived level of interest in a reverse merger transaction with Surface. The meeting participants focused on potential candidates’ strengths and weaknesses with respect to fundraising ability, valuations, product candidate viability, potential data readouts, competition and other criteria (collectively, the “Criteria”). In the course of the discussion, the meeting participants eliminated many of the indications of interest received as not viable, based on the Criteria. In particular, the Transaction Committee decided to terminate discussions with a number of these companies because the Transaction Committee determined that such companies were unlikely to meet a sufficient number of the Criteria, particularly related to the attractiveness of their technology, development pipeline and the likelihood and timing of approval of their respective product candidates. Following such discussions, the Transaction Committee decided to invite six companies to proceed to the next round of the reverse merger process, which would involve mutual diligence between Surface and each of the selected companies as well as a presentation to the Transaction Committee by each selected company. These six companies comprised of Company B, and five other reverse merger candidates (“Company D,” “Company E,” “Company F,” “Company G” and “Company H”). Following the selection of the six companies for the next round, representatives of Wedbush dismissed ten companies from the process (including Company C), as directed by the Transaction Committee.

Also at this meeting, Surface management provided an update on the strategic process and receipt of the April 13 Proposal. Following discussion, the Transaction Committee determined that the April 13 Proposal did not adequately reflect Surface’s value and instructed Dr. Ross to inform Coherus that it should improve its proposal for consideration by the Surface board of directors. Surface management also provided an update on Surface’s net cash position and the negotiations regarding the settlement of Surface’s lease obligations. Surface management also discussed with the Transaction Committee the possibility of Surface continuing as standalone company if the SRF388 data was favorable.

On April 22, 2023, Dr. Ross had a discussion with Mr. Slavinsky and conveyed the Surface board of directors’ view that the April 13 Proposal did not adequately value Surface and that the Surface board of directors would consider any improved proposal that Coherus were to submit. Dr. Ross and the representatives of Wedbush further emphasized that Surface had received proposals that attributed more value to Surface, and to be competitive, Coherus’ proposal would have to attribute a higher valuation to the Surface programs. Mr. Slavinsky expressed Coherus’ continued interest in a potential strategic transaction with Surface and indicated that he would discuss a potential revised proposal with the Coherus board of directors.

On April 24, 2023, Mr. Slavinsky submitted a revised non-binding proposal to Dr. Ross for an acquisition of Surface (the “April 24 Proposal”). Among other terms, the April 24 Proposal provided for a revised exchange ratio equal to: (i) $30 million plus Surface’s net cash at closing, divided by (ii) the ten-day VWAP of Coherus common stock prior to closing, divided by (iii) Surface’s fully-diluted capitalization. The April 24 Proposal also offered contingent value rights for Surface’s currently out-licensed programs substantially similar to the April 13 Proposal, except the April 24 Proposal reduced the net proceeds percentage to 70% from 80%. The April 24 Proposal also provided for a Minimum Net Cash Condition of at least $30 million. The April 24 Proposal was subject to, among other conditions, satisfactory completion of customary due diligence and was otherwise substantially similar to the April 13 Proposal.

On April 26, 2023, the Surface and Coherus management teams engaged in preliminary due diligence discussions.

From April 26 through April 28, 2023, each of Company B, Company D, Company E, Company F, Company G and Company H presented to the Transaction Committee, Surface management and representatives of Wedbush. Also during this time period, Surface and representatives of Wedbush conducted additional due diligence on the six companies. This additional due diligence included holding meetings with management of these companies, evaluating answers to submitted questions and reviewing the contents of the companies’ virtual data rooms.

On April 27, 2023, the Transaction Committee held a meeting at which members of Surface management and representatives of Wedbush and Goodwin were present. Surface management reported on the recent discussions with Coherus and receipt of the April 24 Proposal. The Transaction Committee discussed strategy with respect to further negotiations with Coherus that would be most likely to maximize value for Surface and its stockholders. Following discussion, the Transaction Committee authorized Dr. Ross to continue to negotiate with Coherus and to submit a revised proposal to Coherus ascribing an increased enterprise value of $40 million to Surface and additional contingent value rights for future licensing agreements, among other modifications described below. The Transaction Committee also discussed the presentation by Company B and its business combination proposal, and determined that Company B would have to meaningfully improve its proposal for it to be a viable basis on which to continue discussions. Surface management provided an update on Surface’s net cash position and the negotiations to terminate Surface’s lease obligations.

Later on April 27, 2023, Dr. Ross called Mr. Slavinsky to inform him that Dr. Ross would be sending a revised non-binding proposal (the “April 27 Proposal”), which Dr. Ross subsequently sent to Mr. Slavinsky. Among other terms, the April 27 Proposal provided for a revised exchange ratio equal to: (i) $40 million plus Surface’s net cash at closing, divided by (ii) the 3-day trailing 90-day VWAP of Coherus common stock prior to closing, divided by (iii) Surface’s fully-diluted capitalization. The April 27 Proposal also provided for contingent value rights for Surface’s currently out-licensed programs substantially similar to the April 24 Proposal, except the April 27 Proposal increased net proceeds percentage to 85% from 70%. The April 27 Proposal also included additional contingent value rights for 50% of payments made pursuant to any collaboration agreements relating to SRF388, SRF114 and SRF617 entered into following the closing. The April 27 Proposal was subject to, among other conditions, satisfactory completion of customary due diligence and was otherwise substantially similar to the April 24 Proposal.

Also on April 27, members of Surface management and representatives of Wedbush had discussions with representatives of Company B and informed Company B that it would have to meaningfully improve its proposal for the Surface board of director to deem it a viable proposal to continue discussions. After May 2, 2023, Surface did not have any further contact with Company B.

On April 28, 2023, Company H presented to the Transaction Committee. Following the presentation, the Transaction Committee determined that a business combination with Company H would be a poor strategic fit based on the developmental stage of its compounds and that its proposal did not adequately value Surface. Later that day, as authorized by the Transaction Committee, Dr. Ross informed the chief executive officer of Company H that Surface was declining to continue discussions with Company H. After April 28, 2023, Surface did not have any further contact with Company H.

On May 1, 2023, Dr. Ross had a discussion with Mr. Slavinsky who indicated that Coherus would submit a revised proposal in the coming days and that it would be Coherus’ “best and final” proposal.

On May 3, 2023, the Transaction Committee held a meeting at which members of Surface management and representatives of Wedbush and Goodwin were present. Surface management reported on the recent discussions with Coherus and that a revised proposal from Coherus was expected imminently. Surface management and representatives of Wedbush provided an update and discussed their evaluation of the six remaining companies in the reverse merger process based upon the companies’ presentations and additional Surface management due diligence. Following discussion, and based upon the Criteria, the Transaction Committee determined to prioritize reverse merger discussions with Company D and Company E based on the strength of their offers, both financial and scientific, and to hold Company F and Company G as secondary candidates in the event the Transaction Committee desired to pursue reverse merger discussions with them at a later time. The Transaction Committee then instructed Wedbush to send non-binding draft term sheets for a reverse merger to Company D and Company E, and to prepare, but not yet send, non-binding draft term sheets for a reverse merger for Company F and Company G. The Transaction Committee also authorized Surface management and its advisors to continue discussions with Coherus and other interested parties in the strategic process. Also at this meeting, Surface management provided an update on the wind-down alternative, including the discussions to settle Surface’s lease liabilities.

On May 4, 2023, Mr. Slavinsky submitted a revised non-binding proposal to Dr. Ross for an acquisition of Surface (the “May 4 Proposal”). Among other terms, the May 4 Proposal provided for a revised exchange ratio equal to: (i) $40 million plus Surface’s net cash at closing, divided by (ii) the 3-day trailing 30-day VWAP of Coherus common stock prior to closing, divided by (iii) Surface’s fully-diluted capitalization. The May 4 Proposal also provided for contingent value rights substantially similar to the April 27 Proposal, except the April 27 Proposal decreased the currently out-licensed programs net proceeds percentage to 70% from 85%. The May 4 Proposal was subject to, among other conditions, satisfactory completion of customary due diligence and was otherwise substantially similar to the April 27 Proposal.

Also on May 4, 2023, Surface announced its financial results for the first quarter of 2023 and that in the second quarter of 2023, Surface expected to share updated clinical data from the ongoing Phase 2 studies investigating SRF388 as a monotherapy in lung cancer and in combination therapy in liver cancer.

On May 6, 2023, the Surface board of directors held a meeting at which members of Surface management and representatives of Wedbush and Goodwin were present. Dr. Ross reported on his recent discussions with Mr. Slavinsky and receipt of the May 4 Proposal. Surface management reported on Coherus’ due diligence efforts to date and perceived level of interest. Surface management and representatives of Wedbush reported on the status of engagement with other companies regarding interest in the strategic process, noting that Company A had declined to submit a revised proposal. Representatives of Wedbush provided an update on the reverse merger process, including discussions with Company D and Company E regarding the draft term sheets. The meeting participants discussed that Coherus indicated that the May 4 Proposal was its “best and final” proposal. The meeting participants then discussed potential responses to Coherus and related process and timing considerations. The meeting participants discussed that Coherus’ May 4 Proposal would provide Surface stockholders with an approximate three-fold premium over Surface’s anticipated net cash at closing. The meeting participants discussed that Company A has not provided a proposal that valued Surface at a premium to its cash position and that no other company in the strategic process had submitted a proposal or indicated that it would submit a proposal for strategic transaction valuing Surface at a premium to its cash position, and that in a reverse merger Surface would expect only a modest premium ($5 – 10 million) to its net cash at closing on account of its public listing status.

At this meeting, Surface management also provided an update regarding the expected release of updated clinical data from the ongoing Phase 2 studies investigating SRF388 as a monotherapy in lung cancer and in combination therapy in liver cancer, which was expected in late May or early June 2023. The Surface board of directors considered the early nature of the clinical data, and that while Surface believed that the data could continue to improve over time, given that many patients experience a delayed response with immuno-oncology therapies, that waiting for the data to mature further would require time, money and resources that Surface did not currently have available.

Following discussion, the Surface board of directors considered that in its view it had obtained Coherus’ best and final offer, and given the discussions at this meeting and previous meetings of the Surface board of directors and the Transaction Committee, the Surface board of directors agreed that it was in the best interests of Surface and its stockholders to proceed with Coherus’ May 4 Proposal. Surface management then provided updates on Surface’s net cash position, the wind-down alternative and the settlement of the lease obligations. Following discussion, the Surface board of directors instructed management and its advisors to expeditiously work towards execution of transaction documents substantially on the terms of the May 4 Proposal.

On May 9, 2023, the Surface and Coherus management teams engaged in reciprocal due diligence discussions.

Also on May 9, 2023, as directed and reviewed by the Transaction Committee, representatives of Wedbush sent a draft non-binding reverse merger term sheet to Company G.

Also on May 9, 2023 the Surface and Company D management teams engaged in preliminary reciprocal due diligence discussions.

Also on May 9, 2023 representatives of Wedbush and representatives of Company G discussed the potential reverse merger transaction between the companies. Representatives of Company G requested access to Surface’s virtual data room, which representatives of Wedbush facilitated.

On May 11, 2023, representatives of Goodwin had a preliminary discussion with representatives of Arnold & Porter Kaye Scholer LLP (“Arnold & Porter”), legal advisor to Coherus in connection with the proposed transaction, to discuss the May 4 Proposal. No terms were agreed to during this discussion.

Also on May 11, 2023, as directed and reviewed by the Transaction Committee, representatives of Wedbush sent a draft non-binding reverse merger term sheet to Company F.

On May 12, 2023 representatives from Company E sent representatives of Wedbush a revised reverse merger term sheet.

On May 13, 2023 Company F sent representatives of Wedbush a revised reverse merger term sheet.

On May 15, 2023, Arnold & Porter sent to Goodwin an initial draft of a merger agreement. Among other things, the draft merger agreement provided for (i) representations and warranties and interim operating covenants customary for transactions of this type, (ii) customary non-solicitation restrictions prohibiting Surface from soliciting or engaging in discussions with competing bidders, (iii) a termination fee equal to 3.5% of Surface’s equity value (payable under certain circumstances, including if the merger agreement was terminated to enter into a superior proposal), (iv) a termination right, exercisable by either party, if the transaction had not closed six months after the date the merger agreement was executed, (v) reimbursement of Coherus’ transaction expenses in an uncapped amount, payable by Surface if the merger agreement was terminated following failure of Surface stockholders to approve the transaction at the stockholder meeting, whether or not Surface later participates in an acquisition proposal (a “Naked No Vote Expense Reimbursement”), (vi) a proposed definition of “net cash” under the merger agreement and (vii) a $30 million Minimum Net Cash Condition.

From May 15 through June 15, 2023, representatives and advisors of Surface and Coherus reviewed due diligence materials provided by the other party and engaged in business, financial, and legal due diligence discussions with representatives and advisors of the other party and submitted a number of requests for supplemental due diligence information. The mutual diligence was focused on assessing Surface’s net cash position, legal and compliance matters, human resources matters and finance and accounting matters.

On May 16, 2023, the Surface and Company E management teams engaged in a discussion regarding the potential reverse merger transaction and the draft term sheet.

Also on May 16, 2023, representatives of Company G sent representatives of Wedbush a revised reverse merger term sheet.

On May 17, 2023, Arnold & Porter sent to Goodwin an initial draft of the CVR agreement, which among other things, provided for the contingent value right terms set forth in the May 4 Proposal.

On May 18, 2023, the Transaction Committee held a meeting at which members of Surface management and representatives of Wedbush and Goodwin were present. Surface management provided an update on the continuing discussions with Coherus, the status of the parties’ due diligence review, and timing considerations. Representatives of Goodwin reviewed key items in the draft merger agreement and contingent value rights agreement, including, among others, the tax implications of the proposed transaction, the determination of the exchange ratio, the determination of Surface net cash, the Minimum Net Cash Condition and the amount of the proposed termination fee and expense reimbursement. The Transaction Committee provided feedback and direction to Surface management and Surface’s advisors on these matters. Surface management provided an update on Surface’s net cash position and the settlement of the lease obligations. Representatives of Wedbush provided an update on the reverse merger process and the discussions with Company D, Company E, Company F and Company G. The Transaction Committee provided feedback and direction to Surface management and Surface’s advisors on these matters, including instruction to provide revised draft non-binding term sheets to Company E, Company F and Company G, incorporating a reduction to Surface’s expected available net cash balance to approximately $30 million. The Transaction Committee determined that of these three companies, Company G was the least appealing due to concerns with its management team. The Transaction Committee also determined to de-prioritize Company D due to its lack of engagement in the reverse merger process.

Also on May 18, 2023, Coherus provided access to representatives of Surface and Goodwin to a virtual data room containing documents responsive to Surface’s due diligence requests.

On May 19, 2023, Goodwin sent revised drafts of the merger agreement and contingent value rights agreement to Arnold & Porter.

On May 22, 2023, as directed and reviewed by the Transaction Committee, representatives of Wedbush sent revised drafts of non-binding reverse merger term sheets to representatives of Company E and Company F. Follow up with Company G was de-prioritized while awaiting further responses from Company E and Company F.

From May 26 through June 15, 2023, representatives of Goodwin, with input from the Surface board of directors (including through the Transaction Committee and Compensation Committee of the Surface board of directors (the “Compensation Committee”)) and management, and Coherus’ representatives and representatives of Arnold & Porter exchanged drafts and participated in discussions regarding the terms of the merger agreement, the contingent value rights agreement and related documents. The items negotiated with respect to the merger agreement, the contingent value rights agreement and related documents included, among other things, (1) the representations and warranties to be made by the parties, (2) the tax implications of the transactions, (3) the determination of the exchange ratio of the transaction, (4) the restrictions on the conduct of each party’s business until completion of the transaction, (5) exclusions of certain events and conditions from the definition of “Material Adverse Effect,” (6) the ability of Surface under certain circumstances to entertain unsolicited proposals for an acquisition that constitutes or would reasonably be expected to lead to an offer that is superior to the merger, (7) the conditions to completion of the merger, (8) certain matters regarding Surface employees discussed below, (9) the remedies available to each party under the merger agreement, including the triggers for the termination fee payable to Coherus, (10) the amount of such termination fee (which the parties ultimately agreed in the Merger Agreement to be $2 million or 3% of the aggregate equity value of the transaction), (11) the maximum amount of the Naked No Vote Expense Reimbursement (which the parties ultimately agreed in the Merger Agreement to be $500,000) (12) the definition of “net cash,” (13) the amount of the Minimum Net Cash Condition (which the parties ultimately agreed in the Merger Agreement to be $19.6 million) and (14) the terms of the CVR Agreement.

On May 31, 2023, the Transaction Committee held a meeting at which members of Surface management and representatives of Wedbush and Goodwin were present. Surface management provided an update on the recent discussions with Coherus and expected timeline for entering into the Merger Agreement with Coherus. Representatives of Goodwin provided an update on the negotiation of the Merger Agreement and the CVR Agreement. The Transaction Committee provided feedback and direction to Surface management and Surface’s advisors on these matters. Surface management provided an update on the settlement of the lease obligations.

Also at the meeting, Surface management discussed an analysis of a potential liquidation of Surface prepared by Surface management which had previously been provided to the Transaction Committee, including the potential timeline for liquidation and an estimate, subject to various assumptions, of the aggregate amount that would be distributable to Surface stockholders in this scenario. In the context of reviewing the liquidation plan, the Transaction Committee discussed the risks, challenges and strategic opportunities facing Surface. Following discussion and questions of management regarding various matters relating to the liquidation plan, including the assumptions on which the liquidation plan was based, the Transaction Committee, and subsequently the Surface board of directors, approved the liquidation plan.

On June 4, 2023, the Transaction Committee held a meeting at which members of Surface management and representatives of Wedbush and Goodwin were present. Surface management and representatives of Goodwin provided update on the negotiation of the transaction documents with Coherus and the expected timeline for entering into the Merger Agreement with Coherus. Representatives of Wedbush discussed certain preliminary financial analyses regarding the potential strategic transaction with Coherus. The Transaction Committee provided feedback and direction to Surface management and Surface’s advisors on these matters.

Also on June 4, 2023, as authorized by the Transaction Committee, Dr. Ross discussed with Mr. Slavinsky changing the exchange ratio calculation to be based on either the five-day or ten-day VWAP of Coherus common stock prior to the date of the execution of the Merger Agreement.

On June 5 and June 6, 2023, the Surface and Coherus management teams discussed the expected communications regarding announcement of the execution of the definitive Merger Agreement the proposed transaction.

On June 6, 2023, Mr. Slavinsky confirmed to Dr. Ross Coherus’ agreement to changing the exchange ratio calculation to be based on the five-day VWAP prior to the date of the execution of the Merger Agreement.

On June 7, 2023, the Compensation Committee held a meeting at which members of Surface management and representatives of Goodwin were present. At this meeting, the participants discussed that in connection with the proposed transaction with Coherus, Surface would implement a workforce reduction of approximately 50% of its employees. The meeting participants then discussed proposals for an updated severance policy for non-executive Surface employees, amendments to the employment agreements with Surface executive officers to align certain severance terms to market standards, the potential agreement with Coherus regarding the retention of a number of the non-executive Surface employees following the closing to assist Coherus with the effective transition of the SRF388 and SRF114 programs. Following discussion, the Compensation Committee determined to recommend that the Surface board of directors consider and approve these matters in connection with approval of the execution of the Merger Agreement with Coherus. Following the meeting, Surface management made its first communication to Coherus, regarding the employee retention and severance proposals as discussed at the meeting, and as authorized by the Compensation Committee.

On June 12, 2023, the Surface board of directors held a meeting at which members of Surface management and representatives of Wedbush and Goodwin were present. The purpose of the meeting was, among other things, to update the Surface board of directors regarding the status of the arrangements with respect to the proposed merger with Coherus and consider the near final terms of the transaction, including the Merger Agreement and CVR Agreement. Dr. Ross provided an overview of the plan for announcement of the potential transaction with Coherus, if approved, and the plan regarding related communications, noting that in connection with the announcement of the transaction with Coherus, Surface would announce updated clinical data from the ongoing SRF388 Phase 2 studies. Surface management reported on its due diligence review of Coherus. Representatives of Goodwin reviewed with members of the Surface board of directors their fiduciary duties. Surface management and representatives of Goodwin provided an update on the negotiation of key merger agreement issues, including, among others, the determination of the exchange ratio and the determination of Surface net cash. Surface management provided an update on Surface’s net cash position and reported that Surface has reached agreement on the termination of its lease obligations contingent on the execution of the Merger Agreement. Surface management discussed with the Surface board of directors an updated liquidation analysis of Surface prepared by management, which was updated from the analysis discussed at the Transaction Committee meeting on May 31, 2023 to reflect the agreed upon terms of the Surface lease termination amount (which is summarized under “—Surface Liquidation Analysis”). After discussion of these matters, the Surface board of directors approved the updated liquidation analysis for use by Wedbush in its financial analyses.

Also at the meeting, representatives of Wedbush reviewed Wedbush’s preliminary financial analyses of Surface, Coherus, and certain financial terms of the Merger Agreement. The meeting participants discussed the expected timeline to execute the Merger Agreement and announce the transaction with Coherus by the end of the week. The Surface board of directors provided feedback and direction to Surface management and Surface’s advisors on these matters. The Surface board of directors was also updated on the matters discussed at the Compensation Committee meeting on June 7, 2023. Following discussion, representatives of Goodwin reviewed and summarized resolutions that the Surface board of directors would be asked to consider and approve at a subsequent meeting in connection with the approval of the Merger Agreement and transactions contemplated thereby. The Surface board of directors did not, however, approve the Merger Agreement at this meeting.

Later on June 12, 2023, Mr. Slavinsky informed Dr. Ross that Coherus received a notice letter from AbbVie Inc. (“AbbVie”) alleging Coherus breached its settlement and license agreement with AbbVie, which grants Coherus a royalty-bearing, non-exclusive license under AbbVie’s intellectual property rights to commercialize YUSIMRYTM in the United States commencing on July 1, 2023, because of Coherus’ announcement on June 1, 2023 of its pricing agreement with Mark Cuban Cost Plus Drug Company, PBC (“CPD”) and its plans to offer YUSIMRYTM to CPD customers beginning in July 2023. Mr. Slavinsky also informed Dr. Ross that Coherus sent a response letter to AbbVie on June 11, 2023 denying the allegation in full and requesting that AbbVie provide more information about the allegation (the foregoing, collectively, the “AbbVie Matter”).

During June 13 and 14, 2023, representatives of Surface and Goodwin engaged in numerous diligence discussions with representatives of Coherus and its legal advisors regarding the AbbVie Matter.

On June 14, 2023, the Surface board of directors held a meeting at which members of Surface management and representatives of Wedbush and Goodwin were present. Surface management and representative of Goodwin reported on their discussions with Coherus, and due diligence review, regarding the AbbVie Matter. Following discussion, the Surface board of directors concluded that it would further consider at a subsequent meeting the resolution of the AbbVie Matter in the context of the proposed transaction with Coherus and the expected timeline for execution of the Merger Agreement and announcement of the transaction with Coherus.

Also at this meeting, the participants discussed the status of the reverse merger process and that none of Company D, Company E, Company F or Company G were actively following up with Wedbush regarding the status of their draft term sheets for a possible reverse merger transaction, and that in particular, Company E and Company F were understood to be prioritizing their other financial and strategic alternatives. The meeting participants discussed the liquidation analysis, the wind-down alternative and Surface’s net cash position. Surface management noted that given the passage of time and updated estimates of wind-down costs, in connection with a reverse merger the updated expected available net cash balance would be approximately $15 million, rather than the $30 million last referenced in the reverse merger term sheet negotiations. The meeting participants discussed their belief that the potential reverse merger counterparties would no longer be interested in a reverse merger at such a decreased net cash balance on terms that would be attractive to Surface, if at all. Following discussion, the Surface board of directors determined that execution of the Merger Agreement with Coherus continued to be in the best interests of Surface and its stockholders, particularly in light of the lack of viable financial and strategic alternatives available to Surface and given the risks and challenges facing Surface previously discussed by the Surface board of directors. The Surface board of directors instructed Surface management and its advisors, pending the satisfactory resolution of the AbbVie Matter, to expeditiously work towards execution of a merger agreement with Coherus and its advisors on the terms discussed at this meeting, and to de-prioritize the reverse merger process.

On the morning of June 15, 2023, Coherus filed with the SEC a Current Report on Form 8-K disclosing the resolution of the AbbVie Matter.

On the evening of June 15, 2023, the Surface board of directors held a meeting at which members of Surface management and representatives of Wedbush and Goodwin were present to consider approval of the proposed transaction with Coherus. Surface management reported on its due diligence review of Coherus, noting the resolution of the AbbVie Matter. Representatives of Goodwin reviewed the fiduciary duties of the Surface board of directors and certain terms of the final proposed transaction documentation with Coherus, including the Merger Agreement and the CVR Agreement. Representatives of Goodwin also discussed the proposal for an updated severance policy for non-executive Surface employees, amendments to the employment agreements with Surface executive officers to align certain severance terms to market standards, the potential agreement with Coherus regarding the retention of a number of the non-executive Surface employees following the closing to assist Coherus with the effective transition of the SRF388 and SRF114 programs, and including the potential for arrangements for executive officers described in “Interests of Surface’s Directors and Executive Officers in the Mergers.” The meeting participants noted that these matters were discussed and agreed upon with Coherus only after negotiation of all material economic terms of the transaction were completed. After discussion, the members of the Surface board of directors and the Compensation Committee approved these matters.

Also at the meeting, representatives of Wedbush reviewed Wedbush’s financial analyses of Surface, Coherus, and certain financial terms of the Merger Agreement, including the exchange ratio in the Merger Agreement. Representatives of Wedbush then rendered Wedbush’s oral opinion (which was subsequently confirmed in writing by the delivery of its written opinion, dated the same date), to the effect that, as of such date, and based upon and subject to the assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by Wedbush, as described in its written opinion, the Merger Consideration was fair, from a financial point of view, to the holders of Surface Common Stock, as more fully described in “—Opinion of Surface’s Financial Advisor.” After discussion, the Transaction Committee unanimously recommended that the Surface board of directors approve Surface’s entry into the Merger Agreement for the transaction with Coherus on the terms presented at this meeting. Following additional discussion and consideration of the merger agreement and the other transactions contemplated by the Merger Agreement (including the factors described in “—Surface’s Reasons for the Merger; Recommendation of the Surface Board of Directors that Surface Stockholders Approve the Merger Agreement”), the Surface board of directors unanimously adopted resolutions (i) determining that the terms of the Mergers and the other transactions contemplated by the Merger Agreement are advisable, fair to, and in the best interests of Surface and Surface stockholders, (ii) determining that it is in the best interests of Surface and Surface stockholders to enter into the Merger Agreement and the transactions contemplated thereby, (iii) approving the execution and delivery by Surface of the Merger Agreement and the performance of Surface of the covenants and agreements in the Merger Agreement and the consummation of the Mergers and other transactions contemplated by the Merger Agreement and (iv) directing that the Merger Agreement and the transactions contemplated thereby be submitted to the Surface stockholders for adoption.

Later in the evening of June 15, 2023, Coherus, the Merger Subs and Surface executed the Merger Agreement, and Surface executed the lease termination agreement.

On June 16, 2023, Coherus and Surface issued a joint press release announcing the parties’ entry into the Merger Agreement and held a joint investor call. The joint press release also announced updated clinical data from Surface’s ongoing investigating SRF388 Phase 2 studies and that Surface would implement a workforce reduction of approximately 50% of its employees.

On July 3, 2023, Surface filed with the SEC a Current Report on Form 8-K disclosing substantial doubt about Surface’s ability to continue as a going concern.

Surface’s Reasons for the Mergers; Recommendation of the Surface Board of Directors that Surface Stockholders Approve the Merger Agreement

In the course of its evaluation of the Mergers, the Merger Agreement and related agreements, the Surface board of directors and the Transaction Committee held numerous meetings, consulted with its senior management, legal counsel and its financial advisor and reviewed a significant amount of information and, in reaching its decision to approve the Mergers and the Merger Agreement, the Surface board of directors considered a number of factors, including, among others, the following:

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Merger Consideration. Under the terms of the Merger Agreement, Coherus will issue Coherus common stock at a price of $5.2831 per share to acquire all outstanding shares of Surface stock for a total transaction value equal to approximately $64.2 million, or $41.2 million in transaction enterprise value, based on the Company’s fully diluted shares outstanding and net cash at the time the Merger Agreement was signed. This estimated transaction value equates to an approximate three-fold premium over Surface’s anticipated net cash of $20 million to $25 million at Closing;

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Exchange Ratio. The Exchange Ratio will not be adjusted based on the market price of Coherus common stock, which affords Surface stockholders the opportunity to benefit from any potential appreciation in the value of Coherus common stock after the announcement of the Mergers. The Exchange Ratio resulted from extensive negotiation between the parties and, as a result, the Surface board of directors believes that the Exchange Ratio represented the highest value that Surface could obtain from Coherus. The initial Exchange Ratio implies a transaction enterprise value of $0.64 per share of Surface common stock, based on the VWAP of $5.2831 for the five trading days through and including June 15, 2023 (the last full trading day before the public announcement of the Mergers), which represents a premium of approximately 113% over the estimated liquidation value per share of Surface common stock;

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Participation in Potential Upside. The consideration in the Mergers will consist entirely of Coherus common stock and CVRs. Surface stockholders will own Coherus common stock following the completion of the First Merger and will have an opportunity to participate in any future earnings and the growth of the combined company, including potential synergies, and any future appreciation in the value of Coherus common stock following the Mergers. The Surface board of directors also considered its belief that the Mergers are expected to provide a number of significant strategic opportunities and benefits to the combined company to support potential future price appreciation of Coherus common stock, including, without limitation, the following (which are not necessarily presented in order of their relative importance to the Surface board of directors):

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the combined company is expected to have compelling clinical data in SRF388 and SRF114, which have potential as monotherapies and as combination treatments with other immuno-oncology agents such as Coherus’ toripalimab;

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the combined company will have an expanded franchise into the treatment of tumor types with significant unmet needs, such as lung cancer and head and neck cancer, which is expected to enhance the combined company’s competitiveness;

•	the combined company will have an enhanced ability to fund ongoing clinical trials through year-end 2024, allowing execution across all stages of the pipeline;

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the pipeline prioritization enabled by the acquisition will focus clinical development activities on competitively positioned immuno-oncology programs and reduce budgeted research and development spending by at least $50 million through 2025; and

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the combined company is expected to have an enhanced financial profile that will provide greater access to the capital markets and therefore be better positioned to withstand challenges facing the life sciences industry with a stronger balance sheet, potential for stronger free cash flow generation and enhanced liquidity as compared with Surface on a stand-alone basis.

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Surface’s Operating and Financial Condition and Prospects. The Surface board of directors considered Surface’s standalone operating and financial performance and its prospects. The Surface board of directors considered, among other factors, that the holders of shares of Surface common stock would continue to be subject to the risks and uncertainties of Surface executing on its long-term plan if it remained independent. These risks and uncertainties included risks relating to the macro-economic, industry and market conditions negatively impacting valuations of clinical-stage biopharmaceutical companies such as Surface, the need for meaningful capital investment to fund Surface’s continued operations, the lack of attractive financing alternatives, the reliance on clinical data read outs, the competitive immuno-oncology landscape, protection of proprietary technology, dependence on key personnel, compliance with government regulations, the Surface product candidates currently under development that require significant additional research and development efforts, including extensive preclinical and clinical testing and regulatory approval, prior to commercialization, and the likely need for combination treatment randomized Phase 2 clinical trials prior to having definitive proof of concept data and the impact of the timing and cost of these trials. The Surface board of directors also considered the lease liabilities related to Surface’s Cambridge, Massachusetts office and research and development laboratory facility, among other liabilities.

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Surface’s Cash Position. The Surface board of directors also considered the risks and challenges facing Surface as a result of its current cash position and that, as a standalone company, Surface would need to seek substantial additional funding through future equity, royalty and/or debt financings or additional collaborations or strategic partnerships, and any such fundraising could require Surface to enter into restrictive covenants, might only be available on unfavorable terms or might not be available at all. The Surface board of directors also considered the difficult financing environment and limited financing alternatives for clinical-stage biopharmaceutical companies such as Surface and the low likelihood that third parties would be interested in providing equity financing to Surface in the current economic environment that would not be significantly dilutive to existing Surface stockholders. The Surface board of directors weighed the certainty of realizing a substantial value for shares of Surface common stock in the Mergers compared to the uncertainty that trading values would approach the value of the Merger Consideration in the foreseeable future and the substantial risk and uncertainty associated with Surface and its business as a clinical-stage biopharmaceutical company (including the risk factors set forth in Surface’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022).

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Surface’s Liquidation Prospects. In connection with the evaluation of the Mergers by the Surface board of directors, Surface management prepared an analysis with respect to the estimated value of the liquidation or dissolution of Surface as a potential alternative to the Mergers, including for such purposes Surface’s estimated cash position at the time of the potential dissolution or liquidation, Surface’s estimated expenses in connection with any such liquidation or dissolution, and the amount of cash available to be distributed to Surface’s stockholders in connection with any such proposed future dissolution or liquidation. The Surface board of directors, the Transaction Committee and Wedbush undertook a comprehensive and thorough process of reviewing and analyzing potential strategic alternatives and merger partner candidates along with the Liquidation Analysis (which is summarized in “—Surface Liquidation Analysis”) and the Surface board of directors concluded that no alternatives to the Mergers (including a liquidation or dissolution of Surface to distribute any available cash) were reasonably likely to create greater value to the Surface stockholders.

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Familiarity with Coherus’ Businesses and Financial Condition. The Surface board of directors’ knowledge of Coherus’ business, financial condition, results of operations and prospects, taking into account the results of Surface’s due diligence review of Coherus. The Surface board of directors also considered its knowledge of the biosimilars industry and the current and prospective market environment in which Coherus operates;

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Consideration of Strategic Alternatives. The Surface board of directors took into account its review of strategic alternatives and opportunities available to Surface, including the risks and benefits of continuing to operate as an independent public company in its current configuration, pursuing acquisitions or licensing transactions as an independent public company and pursuing alternative strategic transactions including the discussions that Surface’s management, Surface’s representatives and the Surface board of directors had in 2022 and 2023 with other potential strategic transaction candidates;

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Negotiations with Coherus. The Surface board of directors considered the benefits that Surface and its advisors were able to obtain during its negotiations with Coherus, including an increase in Coherus’ offer value from the beginning of the process to the end of the negotiations and generally improving the contract terms relating to transaction certainty. The Surface board of directors believed that there was no assurance that a more favorable strategic opportunity would arise later or through any alternative transaction, and the terms and consideration reflected in the Merger Agreement was the best transaction that could be obtained by Surface stockholders from Coherus at the time;

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Financial Advisor Opinion. The opinion of Wedbush, delivered to the Surface board of directors on June 15, 2023, to the effect that, as of such date and based upon and subject to the qualifications and assumptions set forth therein, to the effect that, as of such date, the Merger Consideration to be received pursuant to First Merger is fair, from a financial point of view, to the holders of Surface common stock, as more fully described below in “—Opinion of Surface’s Financial Advisor.”

•

Terms of the Merger Agreement. The Surface board of directors reviewed and considered the terms of the Merger Agreement, including the parties’ respective representations, warranties and covenants, and the conditions to their respective obligations to consummate the Mergers. See “The Merger Agreement” for a detailed discussion of the terms and conditions of the Merger Agreement. In particular, the Surface board of directors considered the following:

•

Merger Consideration. The Surface board of directors considered the relative favorability of the Exchange Ratio and resulting transaction enterprise value relative to the fully-diluted enterprise valued historically implied by the relative trading prices of shares of Surface common stock and comparable companies’ common stock and relative to the upfront enterprise values of several similar transactions, in addition to the expected value per share of Surface common stock in the event of liquidation. In addition, the Surface board of directors considered that in addition to the Coherus common stock, the holders of Surface common stock will receive one CVR per share, which provides the holders of such shares with opportunities to realize additional value through additional cash payments resulting from milestone and royalty-based value of existing programs with Novartis and GSK, as well as upfront payments made pursuant to potential ex-US licensing agreements for SRF114 and SRF388;

•

Ability to Change Recommendation to Surface Stockholders. The Surface board of directors considered the provisions in the Merger Agreement that provide for the ability of the Surface board of directors to withdraw or modify its recommendation that holders of Surface common stock adopt the Merger Agreement:

•

following the receipt of an alternative acquisition proposal that the Surface board of directors determines in good faith constitutes or is reasonably likely to lead to a superior proposal, subject to certain restrictions imposed by the Merger Agreement, including that the Surface board of directors shall have determined in good faith that the failure to take such action would be inconsistent with its fiduciary duties to the stockholders of Surface under applicable law and that Coherus shall have been given an opportunity to match the superior proposal; or

•

in response to an intervening event, subject to certain restrictions imposed by the Merger Agreement, including that the Surface board of directors shall have determined in good faith that the failure to take such action would be inconsistent with its fiduciary duties to the stockholders of Surface under applicable law and provided Coherus with prior notice of its intention to take such action;

•

Appraisal Rights. The Surface board of directors considered the availability of statutory appraisal rights to Surface’s stockholders who do not vote in favor of the adoption of the Merger Agreement and the Mergers and who otherwise comply with all required procedures under the DGCL, as further discussed in “Appraisal Rights.”

•	Termination Fee Payable by Surface. The Surface board of directors considered that, in its view, the $2.0 million termination fee that could become payable by Surface pursuant to the Merger

Agreement was reasonable, would likely not deter alternative acquisition proposals and would likely not be required to be paid unless the Surface board of directors entered into an agreement providing for a transaction that would be more favorable to the Surface stockholders than the transactions contemplated by the Merger Agreement;

•

Expense Reimbursement Payable by Surface. The Surface board of directors considered that, in its view, the fact that if the Merger Agreement is terminated in connection with Surface’s failure to obtain approval of the Surface share issuance proposal, Surface would be required to reimburse up to $500,000 of Coherus’ documented costs incurred in connection with the negotiation, preparation and execution of the Merger Agreement and CVR Agreement, would likely not deter alternative acquisition proposals; and

•	Registered Shares. The shares of Coherus common stock to be issued to Surface stockholders will be registered on a Form S-4 registration statement and will become freely tradeable.

In the course of its deliberations, the Surface board of directors also considered a variety of risks and other countervailing factors related to the Mergers, including:

•

the fact that the Exchange Ratio will not be adjusted on the Closing Date based on the relative market values of shares of Surface common stock or Coherus common stock, which means that the market value of the Merger Consideration or the premium received by Surface stockholders could decrease prior to the Effective Time;

•

the fact that the calculation of the Exchange Ratio will be adjusted on the Closing Date based upon the estimated closing net cash of Surface expected to be held by Surface upon completion of the Mergers;

•

the fact that Coherus’ obligation to complete the Mergers is conditioned on Surface having no less than $19.6 million of net cash, as more fully described in “The Merger Agreement—Conditions to the Completion of the Merger;”

•	the fact that Surface stockholders will be sharing participation of Surface’s upside with Coherus shareholders as part of the combined company;

•	the fact that there may not be any payments at all or during the period required by the CVR Agreement for the holders of Surface common stock to receive the payments due pursuant to the CVRs;

•	the fact that the CVRs may not be sold, assigned, transferred, pledged or encumbered, subject to limited exceptions, and will not be registered with the SEC or listed on any securities exchange;

•

the fact that Surface stockholders would be subject to future financial, business and operational risks associated with the combined company if they retained the Coherus common stock they receive as Merger Consideration following the Effective Time, including risks related to the implementation of the combined company’s business plan and strategy, the combined company’s ability to realize the anticipated benefits of the Mergers on the timeline expected, or at all, litigation and contingent liabilities of Coherus that may adversely impact the combined company and its businesses, and the integration of Surface’s business with Coherus’ business in an efficient and cost effective manner. The Surface board of directors considered that the failure of any of these activities to be completed successfully may decrease the actual benefits of the Mergers to the extent Surface stockholders retain the Coherus common stock received as Merger Consideration following the Closing;

•	the possible volatility, at least in the short term, of the trading price of Surface common stock resulting from the announcement of the Mergers;

•	the potential effect of the Mergers on Surface’s business and relationships with employees, suppliers and other business partners;

•	the terms of the Merger Agreement, including covenants relating to (i) the two companies’ conduct of their respective businesses during the period between the signing of the Merger Agreement and the completion of the Mergers, including the requirement that the two companies’ conduct business only in the ordinary course, subject to specific exceptions and (ii) the restrictions on Surface’s ability to solicit alternative transaction proposals;

•

the fact that Surface may become obligated to pay Coherus a termination fee of $2.0 million in certain circumstances as further discussed in “The Merger Agreement—Termination Fee,” which could potentially deter a potential acquirer from proposing an alternative transaction that may provide value to Surface stockholders superior to that of the proposed Mergers;

•

the fact that if Surface or Coherus terminate the Merger Agreement in connection with Surface’s failure to obtain approval of the Merger Agreement and the Merger, Surface would be required to reimburse up to $500,000 of Coherus’ documented costs incurred in connection with the negotiation, preparation and execution of the Merger Agreement and CVR Agreement;

•

the risks and delays associated with, and uncertain value and costs to Surface stockholders of, liquidating Surface, including the uncertainties of continuing cash burn while contingent liabilities are resolved, uncertainty of timing of release of cash until contingent liabilities are resolved, and the risks and costs associated with being a shell company prior to cash distribution;

•

the risk that the Mergers may not be completed despite the parties’ efforts or that the Closing may be unduly delayed and the effects on Surface as a standalone company because of such failure or delay, and that a more limited range of alternative strategic transactions may be available to Surface in such an event and its likely inability to raise additional capital through the public or private sale of equity securities;

•	the risks involved with the required approval of the Merger Agreement and Mergers by Surface stockholders;

•	the potential for litigation relating to the proposed Mergers and the associated costs, burden and inconvenience involved in defending those proceedings;

•

the substantial expenses to be incurred in connection with the Mergers, including the substantial costs of integrating the businesses of Surface and Coherus, as well as the transaction expenses arising from the Mergers;

•

the risk that the Mergers might not be consummated in a timely manner or at all and the potential adverse effect of the public announcement of the Mergers or of the delay or failure to complete the Mergers on the reputation of Surface;

•	the risk to the Surface business, operations, and financial results and conditions in the event that the Mergers are not consummated;

•	the fact that the strategic direction of the continuing company following the completion of the Mergers will be determined by a board of directors comprised of designees of Coherus; and

•	various other risks associated with the combined company and the Mergers, including those described in “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements.”

The Surface board of directors also was apprised of certain interests in the Mergers of Surface’s directors and executive officers that may be different from, or in addition to, the interests of Surface’s stockholders generally as discussed in “Interests of Surface’s Directors and Executive Officers in the Mergers.”

The foregoing information and factors considered by the Surface board of directors are not intended to be exhaustive but are believed to include all of the material factors considered by the Surface board of directors. In view of the wide variety of factors considered in connection with its evaluation of the Mergers and the complexity of these matters, the Surface board of directors did not find it useful, and did not attempt, to quantify, rank or otherwise assign relative weights to these factors. In considering the factors described above, individual members of the Surface board of directors may have given different weight to different factors. The Surface board of directors conducted an overall analysis of the factors described above, including thorough discussions with, and questioning of, Surface’s management and the legal and financial advisors of Surface, and considered the factors overall to be favorable to, and to support, its determination.

This explanation of the Surface board of directors’ reasons for recommending the adoption of the Merger Agreement and other information presented in this section is forward-looking in nature, and therefore it should be read in light of the factors described in this proxy statement/prospectus in “Cautionary Statement Regarding Forward-Looking Statements.”

Surface Liquidation Analysis

In connection with the evaluation of the Mergers by the Surface board of directors, Surface management prepared an analysis with respect to the estimated value of the liquidation or dissolution of Surface as a potential alternative to the Mergers, including for such purposes Surface’s estimated cash position at the time of the potential dissolution or liquidation, Surface’s estimated expenses in connection with any such liquidation or dissolution, and the amount of cash available to be distributed to Surface’s stockholders in connection with any such proposed future dissolution or liquidation (the “Liquidation Analysis”). Although the Liquidation Analysis assumes that the entirety of the Surface cash balance at the time of the dissolution or liquidation would be available for distribution to Surface’s stockholders, it is unlikely that the entirety of such cash balance would be available at the time of an actual dissolution or liquidation due to the requirements of applicable law.

The inclusion of the Liquidation Analysis should not be deemed an admission or representation by Surface or any of its officers, directors, affiliates, advisors, or other representatives with respect to the Liquidation Analysis. The Liquidation Analysis is not included to influence your views on the Mergers, the Merger Agreement and the transactions contemplated thereby and is summarized in this proxy statement/prospectus solely to provide stockholders access to certain information considered by the Surface board of directors in connection with its evaluation of the Mergers, the Merger Agreement and the transactions contemplated thereby and provided to Wedbush, who was authorized and directed to rely upon the Liquidation Analysis for purposes of its opinion to the Surface board of directors. Any estimates contained in these analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth below. In addition, analyses relating to the value of Surface do not purport to be appraisals or reflect the prices at which shares of Surface common stock may actually be valued or trade, either before or after the consummation of the Mergers.

The Liquidation Analysis was not prepared with a view toward public disclosure, nor was it prepared with a view toward compliance with published guidelines of the SEC, the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information, or GAAP. The Liquidation Analysis included in this document has been prepared by, and is the responsibility of, Surface’s management.

The Liquidation Analysis includes estimates of cash and of certain expenditures, which for the purpose of the Liquidation Analysis were not calculated in accordance with GAAP. Non-GAAP financial measures should not be viewed as a substitute for GAAP financial measures and may be different from non-GAAP financial measures used by other companies. Furthermore, there are limitations inherent in non-GAAP financial measures because they exclude charges and credits that are required to be included in a GAAP presentation. Accordingly, non-GAAP financial measures should be considered together with, and not as an alternative to, financial measures prepared in accordance with GAAP. The SEC rules, which otherwise would require a reconciliation of a non-GAAP financial measure to a GAAP financial measure, do not apply to non-GAAP financial measures provided to a board of directors or financial advisors in connection with a proposed business combination transaction such as the merger if the disclosure is included in a document such as this proxy statement/prospectus to comply with requirements under state laws, including case law.

Neither Ernst & Young LLP nor any other independent accountant has compiled, reviewed, examined, performed any other assurance procedures, or expressed any form of assurance with respect to either the Liquidation Analysis or the prospective financial information included in this registration statement. The report of Ernst & Young LLP incorporated by reference in this registration statement relates to Coherus BioSciences, Inc.’s historical audited financial statements and does not extend to the Liquidation Analysis or the unaudited prospective financial information and should not be read to do so.

The Liquidation Analysis included in this document has been prepared by, and is the responsibility of, Surface’s management. PricewaterhouseCoopers LLP has not audited, reviewed, examined, compiled nor applied agreed-upon procedures with respect to the accompanying prospective financial information and, accordingly, PricewaterhouseCoopers LLP does not express an opinion or any other form of assurance with respect thereto. The PricewaterhouseCoopers LLP report incorporated by reference in this Registration Statement relates to Surface Oncology, Inc’s previously issued financial statements. It does not extend to the prospective financial information and should not be read to do so.

In light of the foregoing factors and the uncertainties inherent in estimated cash balances, stockholders are cautioned not to place undue reliance, if any, on the Liquidation Analysis.

The below summary of the Liquidation Analysis is subject to the statements above, and it represents Surface management’s estimates of Surface’s cash which may be distributed to stockholders as permitted under applicable law pursuant to a plan of dissolution.

Key assumptions underlying the Liquidation Analysis included: (i) that the entire distribution of Surface’s net cash would be made in August 2023; (ii) that Surface would have approximately $19.3 million of net cash as of August 2023, after deducting costs and expenses, including legal fees, wind-down of certain clinical programs, fees payable upon termination of Surface’s lease, employee retention bonuses, severance and benefits, insurance expenses and other transaction-related costs, with no adjustments for taxes; (iii) that these costs and expenses were forecasted to total approximately $61.4 million assuming the closing of a liquidation in August 2023; and (iv) approximately 64.5 million total shares of Surface common stock outstanding as of June 5, 2023. The analysis resulted in an estimated cash distribution per share in August 2023 of $0.30 per share.

Opinion of Surface’s Financial Advisor

Pursuant to an engagement letter, dated February 26, 2023 (the “Engagement Letter”), Surface engaged Wedbush Securities Inc. to act as Surface’s exclusive strategic financial advisor in connection with a strategic transaction. Wedbush was engaged to, among other things, assist Surface in analyzing, structuring, negotiating and effecting a proposed strategic transaction and, if requested, to provide a fairness opinion to the Surface board of directors. On June 15, 2023, at the request of the Surface board of directors, Wedbush rendered its oral opinion to the Surface board of directors, subsequently confirmed by delivery of a written opinion dated June 15, 2023, that, as of the date of such opinion, and based upon the assumptions made, procedures followed, matters considered, and qualifications and limitations of the review set forth in its opinion, the Merger Consideration to be received by holders of Surface common stock in the First Merger was fair, from a financial point of view, to such holders.

The full text of Wedbush’s written opinion, which sets forth the procedures followed, assumptions made, matters considered and qualifications and limitations of the review undertaken in connection with such opinion, is attached to this proxy statement/prospectus as Exhibit 99.1. Wedbush’s opinion was intended for the benefit and use of the Surface board of directors (in its capacity as such) in connection with its consideration of the Mergers. Wedbush’s opinion was not intended to be used for any other purpose without Wedbush’s prior written consent in each instance, except as expressly provided for in the Engagement Letter. Wedbush has consented to the use of Wedbush’s opinion in this proxy statement/prospectus. Wedbush’s opinion did not address the underlying business decision of Surface or any other party to proceed with or effect the Mergers, the relative merits of the Mergers as compared to any alternative business strategies that might have existed or as to the merits of the Mergers as compared to any alternative transactions that might have been available to Surface, and did not constitute a recommendation to the Surface board of directors or to any holder of Surface common stock as to how such holder should vote with respect to the Mergers or otherwise. The following summary of Wedbush’s opinion is qualified in its entirety by reference to the full text of such opinion.

For purposes of its opinion and in connection with its review, Wedbush, among other things:

•

reviewed a draft of the Merger Agreement dated June 14, 2023 (the “Draft Merger Agreement”) and a draft of the CVR Agreement dated June 14, 2023 (the “Draft CVR Agreement”) and assumed that no changes would be made to the Draft Merger Agreement or the Draft CVR Agreement that would be material to its analysis;

•	reviewed certain publicly available business and financial information relating to Surface;

•	reviewed certain internal information, primarily financial in nature, including financial and operating data furnished to us by members of management of Surface, and approved for our use by Surface;

•

reviewed certain publicly available information with respect to Surface and other companies in the healthcare industry that Wedbush believed to be similar in certain respects to Surface, in whole or in part; and

•

considered the financial terms, to the extent publicly available, of selected recent business combinations and trading metrics of companies in the healthcare industry that Wedbush believed to be similar in certain respects to Surface, in whole or in part, and to the First Merger.

In addition, Wedbush held discussions with the members of Surface’s management concerning their views as to the financial and other information described above. Wedbush also conducted such other analyses and examinations and considered such other financial, economic and market criteria as Wedbush deemed appropriate to arrive at its opinion.

For purposes of its opinion, management of Surface directed Wedbush to assume and, for purposes of its opinion, Wedbush assumed without independent verification, that (i) the outstanding shares of Surface common stock will be 64,502,206 shares immediately prior to the Effective Time, (ii) Surface Net Cash will equal $23.0 million, (iii) no value is attributable to the CVR and (iv) the Merger Consideration shall not represent more than 19.9% of the aggregate Coherus common stock outstanding. Surface management also advised Wedbush and, for purposes of its opinion, Wedbush assumed without independent verification, that Surface will exhaust its cash resources in a short period of time and, absent a sale transaction or a financing, Surface will be forced to liquidate. Wedbush expressly disclaimed any opinion as to the reasonableness of these assumptions or as to the actual number of shares of Coherus common stock to be issued in the First Merger.

Wedbush assumed and relied upon the accuracy and completeness of all information that was publicly available or was furnished to or discussed with Wedbush by Surface or otherwise reviewed by it. With respect to information provided to or reviewed by it, Wedbush was advised by the management of Surface that such information was reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Surface. Wedbush expressed no view as to the reasonableness of such financial information or the assumptions on which it was based.

In preparing its opinion, Wedbush did not conduct any physical inspection or independent appraisal or evaluation of any of the assets, properties or liabilities (contingent or otherwise) of Surface nor was Wedbush furnished with such materials. Wedbush did not evaluate the solvency or fair value of Coherus, Surface or any of their respective subsidiaries (or the impact of the First Merger thereon) under any law relating to bankruptcy, insolvency or similar matters.

Wedbush’s opinion was based on financial, economic, market and other conditions as in effect on, and the information made available to Wedbush as of, the date of such opinion. Wedbush also relied, without independent verification, on the accuracy and completeness of Coherus’ and Surface’s representations and warranties in the Draft Merger Agreement and the Draft CVR Agreement, without regard to any qualifications or exceptions that might be set forth in disclosure schedules, and the information provided to Wedbush by Surface. In addition, Wedbush assumed that the First Merger would be consummated in accordance with the terms set forth in the Draft Merger Agreement and the Draft CVR Agreement without any waiver, amendment or delay of any terms or conditions that would be material to Wedbush’s analysis. Surface management advised Wedbush, and Wedbush further assumed, that the final terms of the Merger Agreement would not differ from the terms set forth in the Draft Merger Agreement and that the final terms of the CVR Agreement would not differ from the terms set forth in the Draft CVR Agreement, in each case in any respect material to Wedbush’s analysis. Wedbush also assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the First Merger would be obtained without imposition of any terms or conditions that would be material to Wedbush’s analysis. Wedbush noted that events occurring after the date of its opinion could materially affect the assumptions used in preparing its opinion. Wedbush did not undertake any obligation to reaffirm or revise its opinion or otherwise comment upon any events occurring after the date of such opinion.

Wedbush is not a legal, tax or regulatory advisor, and did not express any opinion as to any tax or other consequences that might arise from the First Merger, nor did its opinion address any legal, regulatory or accounting matters. Wedbush acted as a financial advisor only and relied upon, without independent verification, the assessment of Coherus and Surface and their legal, tax or regulatory advisors with respect to legal, tax or regulatory matters. Wedbush assumed that the Mergers would have the tax effects contemplated by the Merger Agreement.

Wedbush is an investment banking firm and a member of the New York Stock Exchange and other principal stock exchanges in the United States, and is regularly engaged as part of its business in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, private placements, secondary distributions of listed and unlisted securities, and valuations for corporate, estate and other purposes. Wedbush was selected by Surface based on Wedbush’s experience, expertise and reputation and its familiarity with Surface. The Surface board of directors did not impose any limitations on Wedbush with respect to the investigations made or procedures followed in rendering its opinion. Wedbush’s opinion was approved by a fairness committee at Wedbush in accordance with the requirements of the Financial Industry Regulatory Authority Rule 5150. In rendering its opinion, Wedbush expressed no opinion as to the amount or nature of any compensation to any officers, directors or employees of Surface, or any class of such persons, whether relative to the Merger Consideration to be paid in the First Merger or otherwise, or with respect to the fairness of any such compensation.

Wedbush was not asked to, nor did it, offer any opinion as to the terms, other than the Merger Consideration to be received by the holders of Surface common stock to the extent expressly set forth in Wedbush’s opinion, of the Merger Agreement or the form of the Mergers. Wedbush did not express any opinion with respect to the terms of any other agreement entered into or to be entered into in connection with the Mergers. Wedbush expressed no opinion as to the price at which shares of Coherus common stock or shares of Surface common stock might trade at any time subsequent to the announcement or consummation of the Mergers.

Surface paid Wedbush a nonrefundable retainer of $50,000 at the time of Wedbush’s engagement. Surface agreed to pay Wedbush a fee of $500,000 for rendering its opinion, which fee was not contingent upon the consummation of the Mergers. Surface has also agreed to pay Wedbush a success fee in an amount equal to 1% of the transaction value, subject to a minimum fee of $1,500,000, for its services as Surface’s exclusive strategic financial advisor, which fee is contingent upon consummation of the Mergers. In addition, Surface agreed to reimburse Wedbush for its reasonable out-of-pocket expenses and to indemnify Wedbush for certain liabilities arising out of its engagement. Wedbush did not have a material relationship with, or otherwise receive fees from, Coherus or Surface during the two years prior to the date of its opinion. Wedbush may in the future seek to provide investment banking and financial advisory services to Coherus, Surface or its affiliates for which Wedbush would expect to receive customary fees.

In the ordinary course of its business, Wedbush and its affiliates, as well as investment funds in which Wedbush and its affiliates may have financial interests, may acquire, hold or sell, long or short positions, or trade or otherwise effect transactions, in debt, equity, and other securities and financial instruments (including loans and other obligations) of, or make investments in, Surface or in any other entity.

Summary of Analyses

The following is a summary of the material financial analyses performed by Wedbush in connection with reaching its opinion:

•	Historical Trading Analysis;

•	Liquidation Analysis;

•	Public Comparable Companies Analysis; and

•	Select Precedent Transactions Analysis.

Representatives of Wedbush and members of Surface’s management determined that a discounted cash flow analysis was not an appropriate indicator to measure the value of Surface because Surface did not anticipate any significant revenue for the foreseeable future.

The following summaries are not a comprehensive description of Wedbush’s opinion or the analyses and examinations conducted by Wedbush, and the preparation of an opinion necessarily is not susceptible to partial analysis or summary description. Wedbush believes that such analyses and the following summaries must be considered as a whole and that selecting portions of such analyses and of the factors considered, without considering all such analyses and factors, would create an incomplete view of the process underlying the analyses. The order in which the analyses are described below does not represent the relative importance or weight given to the analyses by Wedbush. Some of the summaries of financial analyses below include information presented in tabular format. In order to fully understand the analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of Wedbush’s analyses. Considering the data described below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the analyses.

At Surface’s instruction, Wedbush did not value the CVRs and assumed for purposes of its analysis that the CVRs had no value.

Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before June 15, 2023 and is not necessarily indicative of current market conditions.

In performing each of analyses described below, Wedbush compared the results of its analysis to its analysis of the Merger Consideration to be received by holders of Surface common stock in the First Merger based on the assumptions described above.

Historical Trading Analysis

Using publicly available information, Wedbush analyzed the historic trading price of Surface common stock over a 52-week period ended June 15, 2023. Wedbush noted that the closing price of Surface common stock on June 15, 2023 was $0.74 per share, and one week prior had been $0.78 per share. The 30-trading day volume weighted average price had been $0.75 per share and the 52-week closing high had been $2.10 per share and the 52-week closing low had been $0.57 per share. The implied enterprise value of the 52-week high was $38.4 million, or $0.60 per share, while the implied enterprise value of the 52-week low was ($39.6) million, or

($0.61) per share, based on Surface’s fully diluted shares outstanding and cash and debt from public SEC filings closest to the dates of the 52-week high and low. Wedbush compared this to the expected $41.2 million in implied transaction enterprise value of Coherus common stock to be received by holders of Surface common stock in the First Merger.

Liquidation Analysis

A liquidation analysis is a valuation methodology that calculates a company’s value based on the amount of cash it would have available for distribution to common shareholders in a liquidation after the payment of creditors. Surface provided Wedbush with an estimated cash balance of $80.7 million as of August 2023. Surface management estimated that the cash available for distribution to holders of common stock would be $19.3 million upon liquidation of Surface in August 2023, or $0.30 per share. Surface management further advised Wedbush that Surface would exhaust its cash resources in a short period of time and, absent a sale transaction or a financing, Surface would be forced to liquidate. The table below reflects Surface management’s estimated residual value payable to holders of Surface common stock upon liquidation:

$ in millions
August 2023 Estimated Ending cash Balance	$80.7

Estimated Payables and Accruals
Principal Payoff	(25.0)
Final Payment	(1.8)
Prepayment Fee	(1.3)
Total Estimated Payables and Accruals	(28.1)

Program Wind-down
SRF388 - IL- 27	(9.0)
SRF114 - CCR8	(3.0)
SRFE617 - CD39	(1.4)
Total Program Wind-down	(13.4)

Employee Severance	(9.6)
Non C-Level Retention	(0.5)

Misc. / addt’l amt. for unplanned expenses
Legal Wind-down Costs	(0.5)
D&O Tail	(0.9)
Lease Settlement	(8.4)
Total Misc. / addt’l amt. for unplanned expenses	(9.8)

Total Projected Liabilities / Expenses through Aug. 2023	($61.4)

Estimated Residual Value to Common Shareholders on 08/30/23	$19.3

Wedbush compared this to the expected $41.2 million in implied transaction enterprise value of Coherus common stock to be received by holders of Surface common stock in the First Merger.

Comparable Public Companies Analysis

Using publicly available information, Wedbush reviewed data from 12 publicly traded “microcap” or “nanocap” companies (the SEC refers to microcap companies as those with market capitalizations below $250.0 million and nanocap companies as those with market capitalizations below $50.0 million) in the biopharma and specialty pharmaceutical industry. Wedbush only reviewed U.S.-domiciled companies that are listed on Nasdaq, and excluded companies that are dual-listed on Nasdaq and a foreign exchange. Wedbush only included companies with an immuno-oncology focus in a development stage no later than Phase 2b or Phase 2 pivotal and no earlier than IND-filed. Companies that have complicated modalities (such as gene therapy and radiopharmaceuticals) and those with diagnostic or device offerings were excluded, as were companies with a cash balance greater than $150.0 million. Wedbush noted that, although such companies were considered similar, none of the companies had the same management, make-up, regulatory outlook, technology, or size or mix of business as Surface and, accordingly, there were inherent limitations on the applicability of these peer companies to Wedbush’s valuation analysis. Wedbush, based on its experience and professional judgment, deemed relevant to consider in relation to Surface:

Company Name	$/Share	Fully-Diluted Mkt Cap ($M)	Cash ($M)	Debt ($M)		Fully-Diluted EV ($M)
Cue Biopharma Inc.	$3.87	$173.0	$66.2	$10.0		$116.8
Sonnet BioTherapeutics Holdings Inc.	0.93	26.5	11.4	0.0		15.1
Werewolf Therapeutics Inc.	3.33	120.0	147.9	39.1		11.2
Phio Pharmaceuticals Corp.	3.27	8.2	13.0	0.0		(4.8)
GT Biopharma Inc.	0.35	14.1	19.9	0.0		(5.8)
Harpoon Therapeutics Inc.	0.74	28.0	61.4	25.0	(1)	(8.4)
Aptevo Therapeutics Inc.	1.60	12.2	25.3	3.5		(9.6)
Xilio Therapeutics Inc.	2.73	75.3	93.3	8.2		(9.8)
Shattuck Labs Inc.	2.78	119.9	135.5	0.0		(15.6)
Bolt Biotherapeutics Inc.	1.51	73.0	126.4	0.0		(53.4)
Sensei Biotherapeutics Inc.	1.34	41.9	95.5	0.0		(53.6)
NextCure Inc.	1.67	46.5	145.5	0.0		(99.0)
Surface Oncology Inc. - Transaction Value	$1.00	$64.2	$23.0	$0.0		$41.2
Mean*	$2.01	$61.6	$78.4	$7.2		($9.7)
Median*	$1.64	$44.2	$79.8	$0.0		($9.0)

*	Excludes Surface Oncology, Inc.
(1)	$25.0M debt is Series A shares at face value

The financial data reviewed included estimated enterprise values, calculated as implied equity values based on closing stock prices on June 15, 2023 and their estimated fully diluted shares outstanding plus total debt less cash and cash equivalents. Financial data of the selected companies were based on the most recent public SEC filings.

Based on this information, Wedbush noted that these companies had a median enterprise value (based on fully diluted shares) of ($9.0) million and a mean of ($9.7) million. The mean enterprise value plus 15% was ($11.2) million, and the median enterprise value minus 15% was ($7.7) million (both based on fully diluted shares). Wedbush compared this to the expected $41.2 million in implied transaction enterprise value of Coherus common stock to be received by holders of Surface common stock in the First Merger.

Select Precedent Transactions Analysis

Using publicly available information, Wedbush selected and reviewed seven M&A transactions closed since 2020 involving “microcap” or “nanocap” publicly traded target companies (the SEC refers to microcap companies as those with market capitalizations below $250.0 million and nanocap companies as those with market capitalizations below $50.0 million) in the biopharma and specialty pharmaceutical industry. Wedbush only reviewed targets that were listed on Nasdaq and excluded targets that were dual-listed on Nasdaq and a foreign exchange at the time of the acquisition. Wedbush only included targets in a development stage no later than Phase 2b or Phase 2 pivotal and no earlier than IND-filed. Target companies with diagnostic or device offerings were excluded, as were targets that were not 100% acquired. Wedbush noted that there had been only a small number of comparable transactions over the relevant Coherus period and that market conditions had varied significantly over the precedent time period. Wedbush further noted that, although such transactions were considered similar, none of the target companies had the same management, make-up, regulatory outlook, technology, or size or mix of business as Surface and, accordingly, there were inherent limitations on the applicability of these transactions to the valuation analysis of Surface. To present a fair comparison, only proposed upfront consideration payable to equity shareholders outlined at deal announcement was considered.

Wedbush noted that the small number of transactions over a long period of time, differences in market conditions, and the uniqueness of each microcap and nanocap company made this analysis less likely to be predictive of the equity value of Surface than the other analyses Wedbush performed.

The seven M&A transactions Wedbush, based on its experience and professional judgment, deemed relevant to consider in relation to Surface and the Mergers, are listed below:

Ann. Date	Close Date			Target at Announce				Upfront at Announce:
		Target	Acquiror	MC ($M)	Cash ($M)	Debt ($M)	EV ($M)	Trxn Value ($M)	EV ($M)
03/14/23	05/03/23	Jounce Therapeutics, Inc.	Concentra Biosciences LLC	$54.8	$189.5	$0.0	($134.7)	$98.8	($90.7)
03/06/23	06/01/23	TCR2 Therapeutics, Inc.	Adaptimmune Therapeutics	47.4	110.3	0.0	(62.9)	104.7	(5.6)
10/03/22	11/16/22	LogicBio Therapeutics, Inc.	Alexion Pharmaceuticals, Inc.	9.0	30.8	5.9	(15.9)	71.6	46.7
07/05/22	09/16/22	Tyme Technologies, Inc.	Syros Pharmaceuticals, Inc.	46.5	77.1	0.0	(30.6)	68.7	(8.4)
06/23/22	03/08/23	F-star Therapeutics, Inc.	invoX Pharma Ltd.	85.5	53.0	9.8	42.3	157.1	113.9
01/16/20	05/06/20	Neon Therapeutics, Inc.	BioNTech SF	35.3	29.4	0.0	5.9	67.2	37.8
12/05/19	02/03/20	Aevi Genomic Medicine, Inc.	Cerecor, Inc.	9.8	2.4	0.0	7.4	14.4	12.0
			Mean	$41.2	$70.4	$2.2	($26.9)	$83.2	$15.1
			Median	$46.5	$53.0	$0.0	($15.9)	$71.6	$12.0

Using publicly available information obtained from public SEC filings as of the time of the announcement of the relevant transactions, Wedbush calculated, for each selected transaction, the transaction enterprise value (calculated as the offer value determined using the fully diluted shares outstanding and taking into account outstanding in-the-money options, warrants, restricted stock units and other convertible securities, plus total debt and certain liabilities less cash and cash equivalents and excluding the value of any contingent consideration) implied for each target company. Based on this information, Wedbush noted that these companies had a median upfront enterprise value at announcement of $12.0 million, and a mean of $15.1 million. Wedbush compared this to the expected $41.2 million in implied transaction enterprise value of Coherus common stock to be received by holders of Surface common stock in the First Merger.

Miscellaneous

This summary is not a complete description of Wedbush’s opinion or the underlying analyses and factors considered in connection with Wedbush’s opinion. The preparation of a fairness opinion is a complex process involving the application of subjective business and financial judgment in determining the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, is not readily susceptible to partial analysis or summary description. Wedbush believes that its analyses described above must be considered as a whole and that considering any portion of such analyses and of the factors considered without considering all analyses and factors could create a misleading view of the process underlying its opinion. Selecting portions of the analyses or summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying the Wedbush opinion. In arriving at its fairness determination, Wedbush considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis. Rather, it made its fairness determination on the basis of its experience and professional judgment after considering the results of all of its analyses. No company or transaction in the analyses described above is identical to Surface or the Mergers.

In conducting its analyses and arriving at its opinion, Wedbush utilized a variety of valuation methods. The analyses were prepared solely for the purpose of enabling Wedbush to provide its opinion to the Surface board of directors as to the fairness, from a financial point of view, to the holders of Surface common stock of the consideration to be received by the holders of Surface common stock in the Mergers, as of the date of the opinion, and do not purport to be an appraisal or necessarily reflect the prices at which businesses or securities actually may be sold, which are inherently subject to uncertainty.

The terms of the Mergers were determined through arm’s-length negotiations between Surface and Coherus, and were approved by the Surface board of directors. Although Wedbush provided advice to the Surface board of directors during the course of these negotiations, the decision to enter into the Merger Agreement was solely that of the Surface board of directors. Wedbush did not recommend any specific consideration to Surface or the Surface board of directors, or that any specific amount or type of consideration constituted the only appropriate consideration for the Mergers. As described above, the opinion of Wedbush and its presentation to the Surface board of directors were among a number of factors taken into consideration by the Surface board of directors in making its determination to approve the Merger Agreement and the Mergers.

Closing and Effective Time of the Mergers

The closing of the Mergers will take place at 10:00 a.m., New York City time, on no later than the second business day following the satisfaction or waiver (to the extent permitted) of the conditions to Closing (described under “The Merger Agreement—Conditions to the Completion of the Mergers”) to be satisfied or waived (other than such conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of each of such conditions at the Closing), unless the Closing is delayed pending resolution of the determination of Surface Net Cash by the accounting firm in accordance with the Merger Agreement.

At the Closing, the parties to the Merger Agreement will cause a certificate of merger relating to the First Merger and immediately thereafter a certificate of merger relating to the Second Merger to be executed and filed with the Secretary of State of the State of Delaware and make all other filings or recordings required by the DGCL and the DLLCA, as applicable, in connection with effecting the Mergers. Each Merger will become effective at the time when the applicable certificate of merger is filed with the Secretary of State of the State of Delaware or at such later time as may be agreed to in writing by Coherus and Surface and specified in the applicable certificate of merger.

Coherus and Surface currently expect the Mergers to be completed in the third quarter of 2023 and are working to complete the Mergers on this timeline. However, it is possible that factors outside the control of the parties to the Merger Agreement could result in the Mergers being completed at a different time, or not at all.

Ownership of the Combined Company

Based on the number of shares of Coherus and Surface common stock outstanding on July 21, 2023, the latest practicable date prior to the date of this proxy statement/prospectus, and assuming that the Surface Net Cash at Closing is approximately $20 million to $25 million, upon completion of the Mergers (without consideration of the shares of Coherus common stock underlying the CVRs), former Surface stockholders are expected to own approximately 11% to 12% of the outstanding shares of Coherus common stock (without consideration of any potential shares of Coherus common stock underlying the CVRs) and Coherus stockholders immediately prior to the Mergers are expected to own approximately 88% to 89% of the outstanding shares of Coherus common stock. The relative ownership interests of Coherus stockholders and the former Surface stockholders in the combined company immediately following the Mergers will depend on the actual amount of

Surface Net Cash as calculated pursuant to the Merger Agreement as of the Closing, as well as the number of shares of Coherus and Surface common stock issued and outstanding immediately prior to the Effective Time.

Governance of the Combined Company

None of the directors and officers of Surface will continue as directors or executive officers of the Surviving Entity or combined company, and the Coherus board of directors and executive officers as of the Effective Time will oversee and manage the combined company following Closing.

U.S. Federal Securities Law Consequences

Assuming the effectiveness of the registration statement on Form S-4 of which this proxy statement/prospectus forms a part, the shares of Coherus common stock issued in the Mergers will not be subject to any restrictions on transfer arising under the Securities Act or the Exchange Act, except for shares of Coherus common stock issued to any Surface stockholder who may be deemed an “affiliate” of Coherus after the completion of the Mergers. This proxy statement/prospectus does not cover resales of shares of Coherus common stock received by any person upon the completion of the Mergers, and no person is authorized to make any use of this proxy statement/prospectus, or the registration statement on Form S-4 of which this proxy statement/prospectus forms a part, in connection with any resale of shares of Coherus common stock.

Accounting Treatment

Coherus prepares its financial statements in accordance with GAAP. The Mergers will be accounted for using the acquisition method of accounting under the provisions of ASC 805, Business Combinations, with Coherus representing the accounting acquirer under this guidance. Coherus will record assets acquired, including identifiable intangible assets, and liabilities assumed from Surface at their respective fair values at the date of completion of the Mergers. Any excess of the purchase price (as described in Note 2 (Basis of Pro Forma Presentation) to the unaudited pro forma condensed combined financial information) over the net fair value of such assets and liabilities will be recorded as goodwill, likewise any excess of the fair value of the identifiable net assets acquired over the fair value of the consideration transferred will be recognized as a bargain purchase gain.

The financial condition and results of operations of Coherus after completion of the Mergers will reflect Surface after completion of the Mergers, but will not be restated retroactively to reflect the historical financial condition or results of operations of Surface. The earnings of Coherus following completion of the Mergers will reflect acquisition accounting adjustments, including the effect of changes in the carrying value for assets and liabilities. All tangible and intangible assets including goodwill, if any, will be tested for impairment when certain indicators are present. If, in the future, Coherus determines that tangible or intangible assets (including goodwill, if any) are impaired, Coherus would record an impairment charge at that time.

Exchange of Shares

Exchange Agent

Coherus has selected Equiniti Trust Company Shareowner Services to act as Exchange Agent (the “Exchange Agent”). Prior to the Effective Time, Coherus will deposit (or cause to be deposited) with the Exchange Agent (a) book-entry shares representing the shares of Coherus common stock issuable pursuant to the Merger Agreement and (b) cash sufficient to make payments in lieu of fractional shares in accordance with the Merger Agreement and any dividends or distributions that such holder has the right to receive pursuant to the Merger Agreement.

Exchange of Surface Stock Certificates and Surface Book-Entry Shares

With respect to certificates representing shares of Surface common stock (collectively, the “Surface stock certificates”), as promptly as reasonably practicable after the Effective Time and in any event not later than the third business day thereafter, the Exchange Agent will mail to each holder of record of each such Surface stock certificate (a) a letter of transmittal and (b) instructions for surrendering the Surface stock certificates in exchange for the Merger Consideration. Promptly after the Effective Time (and no later than three business days after the Effective Time), the Exchange Agent will deliver a letter of transmittal to each holder of book-entry positions representing non-certificated shares of Surface common stock (the “Surface book-entry shares”).

Upon surrender of a Surface stock certificate and a duly completed and validly executed letter of transmittal to the Exchange Agent in accordance with the instructions for surrender, the holder will be entitled to receive:

•	a number of whole shares of Coherus common stock that such holder is entitled to receive pursuant to the Merger Agreement; and

•

the amount (after giving effect to any required tax withholdings as provided in the Merger Agreement) of (a) any cash in lieu of fractional shares of Coherus common stock plus (b) any dividends or distributions that such holder has the right to receive pursuant to the Merger Agreement.

With respect to Surface book-entry shares, upon delivery of a duly executed letter of transmittal to the Exchange Agent, the holder will be entitled to receive:

•	a number of whole shares of Coherus common stock that such holder is entitled to receive pursuant to the Merger Agreement; and

•

the amount (after giving effect to any required tax withholdings as provided in the Merger Agreement) of (a) any cash in lieu of fractional shares of Coherus common stock plus (b) any dividends or distributions that such holder has the right to receive pursuant to the Merger Agreement.

Lost, Stolen or Destroyed Certificates

In the event that any Surface stock certificate has been lost, stolen or destroyed, then, upon the making of an affidavit, in form and substance reasonably acceptable to Coherus, that such Surface stock certificate has been lost, stolen or destroyed and, if required by the Exchange Agent, the posting of a bond in such customary amount as the Exchange Agent may determine is reasonably necessary as indemnity against any claim that may be made against the Exchange Agent or the Surviving Corporation with respect to such certificate, the Exchange Agent will deliver in exchange for such lost, stolen or destroyed Surface stock certificate, the Merger Consideration, any cash in lieu of fractional shares of Coherus common stock and any other dividends or other distributions, in each case, payable or issuable pursuant to the Merger Agreement.

Dividends and Distributions with Respect to Unexchanged Shares of Surface Common Stock

No dividends or other distributions declared or made with respect to shares of Coherus common stock with a record date after the Effective Time will be paid to the holder of any unsurrendered Surface stock certificate or Surface book-entry shares with respect to the shares of Coherus common stock that such holder has the right to receive in the Mergers until the holder surrenders such Surface stock certificate or Surface book-entry shares in accordance with the Merger Agreement and, if applicable, the appropriate payment date for such dividend or distribution with respect to shares of Surface common stock.

Rights of Surface Stockholders Following the Effective Time and Transfers Following the Effective Time

At the Effective Time, all shares of Surface common stock outstanding immediately prior to the Effective Time will automatically be cancelled and retired and will cease to exist, and all holders of Surface stock certificates and of Surface book-entry shares will cease to have any rights as Surface stockholders, except the right to receive the Merger Consideration, any cash in lieu of fractional shares of Coherus common stock and any dividends or other distributions that such holder has the right to receive pursuant to the Merger Agreement.

None of Coherus, Surface as the Surviving Corporation, the Exchange Agent or any other person will be liable to any person in respect of shares of Coherus common stock, dividends or other distributions with respect thereto or cash in lieu of fractional shares of Coherus common stock properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. No dividends or other distributions with respect to Coherus common stock with a record date after the Effective Time will be paid to the holder of any unsurrendered Surface stock certificate with respect to the shares of Coherus common stock that the holder has the right to receive upon the surrender, and no fractional share cash consideration will be paid to any holder until the holder surrenders such Surface stock certificate or Surface book-entry shares in accordance with the Merger Agreement. Following the surrender of a Surface stock certificate or Surface book-entry shares the record holder will be paid, without interest, (i) promptly after such surrender, the amount of any dividends or other distributions with a record date after the Effective Time paid with respect to such whole shares of Coherus common stock and the amount of any fractional share cash consideration to which such holder is entitled and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such whole shares of Coherus common stock.

Withholding Rights

Coherus, the Exchange Agent, the Rights Agent, Merger Sub I, Merger Sub II and Surface as the Surviving Corporation, as applicable, will each be entitled to deduct and withhold any amounts required to be deducted or withheld pursuant to applicable tax laws from the amounts that would otherwise be payable under the terms of the Merger Agreement. Any such amounts that are deducted or withheld and, if required, paid over to the appropriate governmental authorities will be treated as having been paid to the person in respect of which such deduction or withholding was made. In the event any such deduction and withholding are required to be made in respect of any Coherus common stock to be received by holders of shares Surface common stock or Surface equity awards, such deduction and withholding shall be satisfied by reducing the number of shares of Coherus common stock to which such holder of shares Surface common stock or Surface equity awards otherwise would be entitled under the Merger Agreement by a number of shares equal to (x) the dollar amount of such deduction and withholding divided by (y) $5.2831 (the VWAP for the five trading days through and including June 15, 2023).

Listing of Coherus Common Stock; Delisting and Deregistration of Surface Common Stock

It is a condition of the Mergers that the shares of Coherus common stock to be issued to Surface stockholders in the Mergers be approved for listing on Nasdaq GM, subject to official notice of issuance.

If the Mergers are completed, Surface common stock will be delisted from Nasdaq CM and deregistered under the Exchange Act, and Surface will no longer be required to file periodic reports with the SEC with respect to Surface common stock.

Surface has agreed to cooperate with Coherus and use its reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable laws and Nasdaq rules and policies to enable the delisting by the combined company of the shares of Surface common stock from Nasdaq CM and the deregistration of the shares of Coherus common stock under the Exchange Act as promptly as practicable after the Effective Time.

THE MERGER AGREEMENT

The following description sets forth the principal terms of the Merger Agreement, which is attached as Annex A hereto and incorporated by reference in this proxy statement/prospectus. The rights and obligations of the parties are governed by the express terms and conditions of the Merger Agreement and not by this description, which is a summary by nature. This description does not purport to be complete and is qualified in its entirety by reference to the complete text of the Merger Agreement. You are encouraged to read the Merger Agreement carefully and in its entirety, as well as this proxy statement/prospectus and the documents incorporated by reference herein, before making any decisions regarding any of the proposals described in this proxy statement/prospectus. This section is intended to provide you with information regarding the terms of the Merger Agreement. Accordingly, the representations, warranties, covenants and other agreements in the Merger Agreement should not be read alone, and you should read the information provided elsewhere in this proxy statement/prospectus and in the public filings Coherus and Surface make with the SEC. See “Where You Can Find More Information.”

Explanatory Note Regarding the Merger Agreement

The Merger Agreement and this summary of its terms have been included to provide you with information regarding the terms of the Merger Agreement. Coherus and Surface are responsible for considering whether additional disclosure of material information is required to make the statements in this proxy statement/prospectus not misleading. Factual disclosures about Coherus and Surface contained in this proxy statement/prospectus and in the public filings Coherus and Surface make with the SEC may supplement, update or modify the factual disclosures about Coherus and Surface contained in the Merger Agreement and described in this summary. The representations, warranties and covenants made in the Merger Agreement by Coherus, Merger Sub I, Merger Sub II and Surface are qualified and subject to important limitations agreed to by the parties to the Merger Agreement in connection with negotiating the terms of the Merger Agreement. In particular, in your review of the representations and warranties contained in the Merger Agreement and described in this summary, it is important to bear in mind that the representations and warranties were made solely for the benefit of the parties to the Merger Agreement, and were negotiated with the principal purpose of allocating risk between the parties to the Merger Agreement, rather than establishing matters as facts. The representations and warranties may also be subject to a contractual standard of materiality that may be different from that generally relevant to stockholders or applicable to reports and documents filed with the SEC, and in some cases are qualified by confidential disclosures that were made by each party to the other, which disclosures are not reflected in the Merger Agreement or otherwise publicly disclosed. The representations and warranties in the Merger Agreement will not survive the completion of the Mergers. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this proxy statement/prospectus, may have changed since the date of the Merger Agreement. If specific material facts exist that contradict the representations, warranties and covenants contained in the Merger Agreement, Coherus and Surface have disclosed those material facts in this proxy statement/prospectus. If subsequent information concerning the subject matter of the representations, warranties and covenants contained in the Merger Agreement has not been reflected in this proxy statement/prospectus, each of Coherus and Surface will make publicly available any material information necessary to provide stockholders a materially complete understanding of the provisions of the Merger Agreement. For the foregoing reasons, the representations, warranties and covenants or any descriptions of those provisions should not be read alone, but instead should be read together with the information provided elsewhere in this proxy statement/prospectus and in the public filings Coherus and Surface make with the SEC.

Additional information about Coherus and Surface can be found elsewhere in this proxy statement/prospectus and in the public filings Coherus and Surface make with the SEC. See “Where You Can Find More Information.”

Structure of the Mergers

At the Effective Time, Merger Sub I will merge with and into Surface, with Surface surviving such First Merger as a direct, wholly owned subsidiary of Coherus in accordance with the DGCL and on the terms and subject to the conditions set forth in the Merger Agreement, and, as part of the same overall transaction, promptly after the First Merger at the Second Effective Time, the Surviving Corporation will merge with and into Merger Sub II, with Merger Sub II surviving the Second Merger in accordance with the DGCL and DLLCA and on the terms and subject to the conditions set forth in the Merger Agreement, and Merger Sub II will be the surviving entity upon consummation of the Mergers and a direct, wholly owned subsidiary of Coherus. At the Effective Time, all of the property, rights, powers, privileges and franchises of Surface and Merger Sub I will vest in Surface as the Surviving Corporation, and all of the debts, obligations, liabilities, restrictions and duties of Surface and Merger Sub I will become debts, obligations, liabilities, restrictions and duties of Surface as the Surviving Corporation. At the Second Effective Time, all the property, rights, privileges, powers and franchises of the Surviving Corporation and Merger Sub II shall vest in Merger Sub II as the Surviving Entity, and all debts, liabilities and duties of such Surviving Corporation and Merger Sub II shall become the debts, liabilities and duties of Merger Sub II as the Surviving Entity.

Completion and Effectiveness of the Mergers

The closing of the Mergers will take place at 10:00 a.m., New York City time, on the second business day following the satisfaction or waiver (to the extent permitted) of the conditions to Closing (described under “—Conditions to the Completion of the Mergers”) to be satisfied or waived (other than such conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of each of such conditions at the Closing), unless the Closing is delayed pending resolution of the determination of Surface Net Cash by the accounting firm in accordance with the Merger Agreement.

At the Closing, the parties to the Merger Agreement will cause certificates of merger relating to the First Merger and, promptly thereafter, the Second Merger to be executed and filed with the Secretary of State of the State of Delaware and make all other filings or recordings required by the DGCL and the DLLCA in connection with the Mergers. The Mergers will become effective at the time when the applicable certificates of merger are filed with the Secretary of State of the State of Delaware or at such later time as may be agreed to in writing by Coherus and Surface and specified in the certificates of merger.

Merger Consideration

At the Effective Time, automatically, by virtue of the First Merger and without any further action on the part of Surface, Coherus, Merger Sub I, Merger Sub II or the holders of any shares of capital stock of Surface, Coherus, Merger Sub I or Merger Sub II:

•

each share of Surface common stock that is held in treasury by Surface or is owned directly or indirectly by Coherus, Merger Sub I or Merger Sub II immediately prior to the Effective Time will automatically be cancelled and will cease to exist, and no consideration will be delivered in exchange therefor;

•

each share of Surface common stock held by Surface stockholders that are entitled to demand and properly demand appraisal of the Surface common stock in accordance with Section 262 of the DGCL will be entitled to receive payment of the fair value of such share in accordance with Section 262 of the DGCL;

•

except as described in the preceding bullets, each share of Surface common stock that is issued and outstanding immediately prior to the Effective Time will be converted automatically into the right to receive, without interest, (a) a number of shares of Coherus common stock equal to the Exchange Ratio determined by dividing (x) the quotient obtained by dividing (1) $40,000,000 plus Surface Net Cash, determined and calculated in accordance with the Merger Agreement, by (2) $5.2831 (the VWAP for the five trading days through and including June 15, 2023), by (y) the total number of shares of Surface common stock issued and outstanding immediately prior to the Effective Time, on a fully-diluted and as-converted basis as determined in accordance with the Merger Agreement, and if applicable, cash in lieu of fractional shares (without interest and less any applicable withholding taxes); and (b) one CVR representing the right to receive the CVR Payment Amount, as provided for in the CVR Agreement;

•

each share of common stock, par value $0.01 per share, of Merger Sub I that is issued and outstanding immediately prior to the Effective Time will be converted into one validly issued, fully paid and non-assessable share of common stock, par value $0.001 per share, of Surface as the Surviving Corporation following the First Merger; and

•

each share of common stock of Surface as the Surviving Corporation following the First Merger issued and outstanding immediately prior to the Second Effective Time will be converted into one validly issued, fully paid and non-assessable common unit of Merger Sub II as the Surviving Entity.

Surface Net Cash

For purposes of determining the Exchange Ratio, “Surface Net Cash” means the amount equal to the following, without duplication, and as calculated as of the applicable determination dates set forth in the Merger Agreement: (x) Surface’s cash and cash equivalents on a consolidated basis, as of August 31, 2023; (y) minus the sum of the following: (i) Surface’s long-term liabilities and short-term liabilities, including, without limitation, the total obligations outstanding under indebtedness, unpaid rent, operating lease liabilities and other obligations under lease agreements (including remaining rent payments following Closing, if any), accounts payable, accrued expenses and other current liabilities, unpaid tax liabilities, and other accrued expenses, in each case determined as of August 31, 2023; plus (ii) any interest expenses required to be paid by Surface prior to the Closing, as well as any and all prepayment fees and other costs and expenses incurred in connection with the payoff of outstanding loans and other indebtedness, in each case as determined as of the Anticipated Closing Date; plus (iii) the amount of all fees and expenses incurred by Surface and its subsidiaries in connection with the transactions contemplated by the Merger Agreement, including transaction expenses that become due in connection with the Merger Agreement, regardless of the timing of actual payment and including, without limitation, any such costs and amounts that are payable or may become payable after the Anticipated Closing Date or Closing Date, in each case as determined as of the Anticipated Closing Date; plus (iv) the cash cost of any unpaid change of control payments or severance, termination or similar payments that become due in connection with or in relation to the transactions contemplated by the Merger Agreement or otherwise in connection with the Mergers, including the amounts of salary and benefits paid following any required termination notice, whether payable by Surface, Coherus or the Surviving Corporation and regardless of the timing of actual payment and including, without limitation, any such costs and amounts that are payable or may become payable after the Anticipated Closing Date or the Closing Date (other than amounts in connection with tax payments resulting from the settlement of Surface RSUs and exercises of Surface Stock Options on or prior to or in connection with the Effective Time), in each case as determined as of the Anticipated Closing Date; plus (v) the cash cost of any paid time off, accrued and unpaid retention payments or other bonuses, deferred compensation and similar costs and liabilities, due to any current or former officer, employee, independent contractor, consultant or director, of or to Surface or any of its subsidiaries or affiliates in connection with or in relation to the transactions contemplated by the Merger Agreement, regardless of the timing of actual payment and including, without limitation, any such costs and amounts that are payable or may become payable after the Anticipated Closing Date or the Closing Date, in each case as determined as of the Anticipated Closing Date; plus (vi) the employer portion of all payroll, employment or other withholding taxes incurred by Surface or any of its subsidiaries and any current or former officer, employee, independent contractor, consultant or director, of or to Surface or any of its subsidiaries or affiliates (to the extent paid or to be paid by Surface on the behalf of such person) in connection with any payment amounts set forth in (iii), (iv) or (v) above and the exercise of any Surface Stock Option or the settlement of any Surface RSUs on or prior to or in connection with the Effective Time, in each case as determined as of the Anticipated Closing Date; plus (vii) the cash cost of any unpaid retention payment amounts due under any insurance policy with respect to any actions or legal proceedings involving Surface or any of its subsidiaries, and the expected costs and expenses of the aggregate liability of Surface or any of its subsidiaries relating to such actions or legal proceedings, regardless of the timing of actual payment, in each case as determined as of August 31, 2023; plus (viii) payments up to the deductible amounts under Surface’s insurance policies for reasonably expected costs and expenses relating to any actions or legal proceedings in effect as of the date of the Merger Agreement or initiated following the date of the Merger Agreement (but excluding any stockholder litigation relating to the Merger Agreement), in each case as determined as of August 31, 2023; plus (ix) notice and termination payments required to terminate certain specified Surface contracts and that become due in connection with or in relation to the transactions contemplated by the Merger Agreement, regardless of the timing of actual payment and including, without limitation, any such costs and amounts that are payable or may become payable after the Anticipated Closing Date or the Closing Date, in each case as determined as of the Anticipated Closing Date; plus (x) the amount, if any, of cash used by Surface after August 31, 2023 through the Anticipated Closing Date in excess of the budgeted cash expenditures included in a budget agreed to between Surface and Coherus at the signing of the Merger Agreement; plus (z) the sum of the following: (i) the expected cost and/or any premium related to the director and officer insurance tail policy, in each case as determined as of August 31, 2023; plus (ii) Surface’s prepaid CMC, prepaid clinical and other receivables, in each case as determined as of August 31, 2023; plus (iii) certain payment amounts as agreed between Surface and Coherus as of the signing of the Merger Agreement, and as determined as of the Anticipated Closing Date. The specific items of Surface Net Cash will be determined in accordance with GAAP applied on a consistent basis with the application of GAAP in the preparation of Surface’s last audited balance sheet.

Calculation of Surface Net Cash

At least 15 days prior to the anticipated Closing Date of the First Merger, which date shall be agreed upon by Coherus and Surface 15 days prior to the Surface special meeting, subject to adjournment or postponement pursuant to the Merger Agreement (the “Anticipated Closing Date”), Surface shall deliver to Coherus a schedule setting forth a good faith estimated calculation of the Surface Net Cash as of the applicable dates of termination under the Merger Agreement (the “Net Cash Schedule”). Within five business days after delivery of the Net Cash Schedule, Coherus has the right to dispute any part of the Net Cash Schedule by delivering a written notice identifying in reasonable detail the nature of any disputed items and proposed revisions to the Net Cash Schedule and related calculation of Surface Net Cash. If Coherus does not respond within five business days after the delivery of the Net Cash Schedule or notifies Surface that it has no objections, the Net Cash Schedule shall be final and represent the Surface Net Cash. If Coherus timely disputes the Net Cash Schedule, Coherus and Surface shall promptly meet and attempt in good faith to resolve the disputed item(s) and negotiate an agreed upon determination of Surface Net Cash. If Coherus and Surface are unable to negotiate an agreed upon determination of Surface Net Cash, within three business days after Coherus delivers a dispute notice to the Net Cash Schedule, Coherus and Surface shall select an independent auditor to resolve any remaining disagreements to the calculation of Surface Net Cash. Coherus and Surface shall use commercially reasonable efforts to cause the auditor to make its determination within 10 days of after accepting its selection. The closing of the Mergers shall be delayed until the disputes relating to Surface Net Cash are resolved by the auditor. The determination of Surface Net Cash made by the auditor shall be deemed final for purposes of the Merger Agreement. The fees of the auditor shall be borne by the parties in the same proportion that the disputed amount of Surface Net Cash was unsuccessfully disputed by such party based on the total disputed amount of Surface Net Cash. The parties shall not be required to determine Surface Net Cash again after it is finally determined even if the Closing occurs after the Anticipated Closing Date of the First Merger, except either party may request a re-determination of Surface Net Cash if the Closing is more than five business days after the Anticipated Closing Date of the First Merger.

Cap on Cash Consideration

Pursuant to the terms of the Merger Agreement and the CVR Agreement, in no event shall the aggregate cash consideration payable under the Merger Agreement and the CVR Agreement, taken together, exceed 60% of the aggregate value of the total consideration payable under the Merger Agreement and the CVR Agreement, taken together.

Treatment of Options and Other Equity-Based Awards

The Merger Agreement provides for the treatment set forth below with respect to the Surface equity awards that are outstanding at the Effective Time.

Surface Stock Options

At the Effective Time, each Surface Stock Option granted under any of Surface’s equity incentive plans, whether vested or unvested, that is outstanding immediately prior to the Effective Time shall be converted, assumed or cancelled as follows:

•

with respect to each In-the-Money Option, such In-the-Money Option shall be cancelled and converted into the right to receive: (x) a number of shares of Coherus common stock, subject to certain exceptions for fractional shares and any applicable withholdings, that is equal to the quotient of (A) the product of (1) the total number of shares of Surface common stock underlying the In-the-Money Option multiplied by (2) the excess, if any, of the value of the Upfront Consideration over the exercise price of such In-the-Money Option, divided by (B) $5.2831 (the VWAP for the five trading days through and including June 15, 2023); and (y) a number of CVRs equal to the number of shares of Surface common stock underlying such In-the-Money Option;

•

with respect to each Underwater Option held by any employee who continues to be employed by Coherus and its affiliates after the Effective Time, such Underwater Option shall be assumed by Coherus and converted into an Assumed Option in a manner consistent with applicable tax laws in accordance with the Merger Agreement. Each Assumed Option will continue to have, and be subject to, the same vesting schedule, term exercisability provisions and other terms and conditions set forth in the applicable Surface equity incentive plan and the applicable Surface Stock Option award agreement as in effect immediately prior to the Effective Time, except that (i) Coherus and its board of directors shall have any and all amendment and administrative authority with respect to such Assumed Options and Surface’s equity incentive plans, (ii) each Assumed Option will become exercisable for that number of whole shares of Coherus common stock equal to the product (rounded down to the next whole number of shares of Coherus common stock) of (A) the number of shares of Surface common stock that would have been issuable upon full exercise of such Assumed Option immediately prior to the Effective Time multiplied by (B) the Exchange Ratio, and (iii) the per share exercise price for the shares of Coherus common stock issuable upon exercise of such Assumed Option shall be equal to the quotient (rounded up to the next whole cent) obtained by dividing the exercise price per share of Surface common stock at which such Assumed Option was exercisable immediately prior to the Effective Time by the Exchange Ratio; and

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with respect to each Underwater Option held by an employee who is not continuing to be employed by Coherus and its affiliates after the Effective Time, such Underwater Option shall be cancelled, and the holder of such Underwater Option will receive no Merger Consideration (whether under the Merger Agreement or under the CVR Agreement or otherwise) and, effective as of immediately prior to the Effective Time, will have no further rights with respect to such Underwater Option.

Surface RSUs

At the Effective Time, each Surface RSU granted under any of Surface’s equity incentive plans, whether vested or unvested, that is outstanding immediately prior to the Effective Time shall automatically be cancelled and converted into the right to receive the Merger Consideration in respect of each share of Surface common stock subject to such Surface RSU, subject to certain exceptions for fractional shares and applicable withholdings.

Surface 2018 Employee Stock Purchase Plan

With respect to the Surface ESPP, Surface will take such actions as are necessary with respect to the Surface ESPP to provide that no offering periods will commence under the Surface ESPP following the date of the Merger Agreement and the Surface ESPP shall terminate prior to the Effective Time.

Certain Actions

Prior to the Effective Time, Surface will adopt such resolutions and take all other actions (including, as applicable, providing advance notice to holders of Surface Stock Options and Surface RSUs) to effectuate the treatment of the Surface Stock Options, Surface RSUs and the Surface ESPP described above.

Exchange of Shares

Exchange Agent

Coherus has selected Equiniti Trust Company Shareowner Services to act as Exchange Agent. Prior to the Effective Time, Coherus will deposit (or cause to be deposited) with the Exchange Agent (a) book-entry shares representing the shares of Coherus common stock issuable pursuant to the Merger Agreement and (b) cash sufficient to make payments in lieu of fractional shares in accordance with the Merger Agreement and any dividends or distributions that such holder has the right to receive pursuant to the Merger Agreement.

Exchange of Surface Stock Certificates and Surface Book-Entry Shares

With respect to certificates representing shares of Surface common stock, as promptly as reasonably practicable after the Effective Time and in any event not later than the third business day thereafter, the Exchange Agent will mail to each holder of record of each such Surface stock certificate (a) a letter of transmittal and (b) instructions for surrendering the Surface stock certificates in exchange for the Merger Consideration. Promptly after the Effective Time (and no later than three business days after the Effective Time), the Exchange Agent will deliver a letter of transmittal to the holders of Surface book-entry shares.

Upon surrender of a Surface stock certificate and a duly completed and validly executed letter of transmittal to the Exchange Agent in accordance with the instructions for surrender, the holder will be entitled to receive:

•	a number of whole shares of Coherus common stock that such holder is entitled to receive pursuant to the Merger Agreement; and

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the amount (after giving effect to any required tax withholdings as provided in the Merger Agreement) of (a) any cash in lieu of fractional shares of Coherus common stock plus (b) any dividends or distributions that such holder has the right to receive pursuant to the Merger Agreement.

With respect to the Surface book-entry shares, upon delivery of a duly executed letter of transmittal to the Exchange Agent, the holder will be entitled to receive:

•	a number of whole shares of Coherus common stock that such holder is entitled to receive pursuant to the Merger Agreement; and

•

the amount (after giving effect to any required tax withholdings as provided in the Merger Agreement) of (a) any cash in lieu of fractional shares of Coherus common stock plus (b) any dividends or distributions that such holder has the right to receive pursuant to the Merger Agreement.

Lost, Stolen or Destroyed Certificates

In the event that any Surface stock certificate has been lost, stolen or destroyed, then, upon the making of an affidavit, in form and substance reasonably acceptable to Coherus, that such Surface stock certificate has been lost, stolen or destroyed and, if required by the Exchange Agent, the posting of a bond in such customary amount as the Exchange Agent may determine is reasonably necessary as indemnity against any claim that may be made against the Exchange Agent or the Surviving Corporation with respect to such certificate, the Exchange Agent will deliver in exchange for such lost, stolen or destroyed Surface stock certificate, the Merger Consideration, any cash in lieu of fractional shares of Coherus common stock and any other dividends or other distributions, in each case, payable or issuable pursuant to the Merger Agreement.

Dividends and Distributions with Respect to Unexchanged Shares of Surface Common Stock

No dividends or other distributions declared or made with respect to shares of Coherus common stock with a record date after the Effective Time will be paid to the holder of any unsurrendered Surface stock certificate or Surface book-entry shares with respect to the shares of Coherus common stock that such holder has the right to receive in the Mergers until the holder surrenders such Surface stock certificate or Surface book-entry shares in accordance with the Merger Agreement and, if applicable, the appropriate payment date for such dividend or distribution with respect to shares of Surface common stock.

Rights of Surface Stockholders Following the Effective Time and Transfers Following the Effective Time

At the Effective Time, all shares of Surface common stock outstanding immediately prior to the Effective Time will automatically be cancelled and retired and will cease to exist, and all holders of Surface stock certificates and of Surface book-entry shares will cease to have any rights as Surface stockholders, except the right to receive the Merger Consideration, any cash in lieu of fractional shares of Coherus common stock and any dividends or other distributions that such holder has the right to receive pursuant to the Merger Agreement.

None of Coherus, Surface as the Surviving Corporation, the Exchange Agent or any other person will be liable to any person in respect of shares of Coherus common stock, dividends or other distributions with respect thereto or cash in lieu of fractional shares of Coherus common stock properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. No dividends or other distributions with respect to Coherus common stock with a record date after the Effective Time will be paid to the holder of any unsurrendered Surface stock certificate with respect to the shares of Coherus common stock that the holder has the right to receive upon the surrender, and no fractional share cash consideration will be paid to any holder until the holder surrenders such Surface stock certificate or Surface book-entry shares in accordance with the Merger Agreement. Following the surrender of a Surface stock certificate or Surface book-entry shares the record holder will be paid, without interest, (i) promptly after such surrender, the amount of any dividends or other distributions with a record date after the Effective Time paid with respect to such whole shares of Coherus common stock and the amount of any fractional share cash consideration to which such holder is entitled and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such whole shares of Coherus common stock.

Withholding Rights

Coherus, the Exchange Agent, the Rights Agent, Merger Sub I, Merger Sub II and Surface as the Surviving Corporation, as applicable, will each be entitled to deduct and withhold any amounts required to be deducted or withheld pursuant to applicable tax laws from the amounts that would otherwise be payable under the terms of the Merger Agreement. Any such amounts that are deducted or withheld and, if required, paid over to the appropriate governmental authorities will be treated as having been paid to the person in respect of which such deduction or withholding was made. In the event any such deduction and withholding are required to be made in respect of any Coherus common stock to be received by holders of shares Surface common stock or Surface equity awards, such deduction and withholding shall be satisfied by reducing the number of shares of Coherus common stock to which such holder of shares of Surface common stock or Surface equity awards otherwise would be entitled under the Merger Agreement by a number of shares equal to (x) the dollar amount of such deduction and withholding divided by (y) $5.2831 (the VWAP for the five trading days through and including June 15, 2023).

Treatment of Fractional Shares

No fractional shares of Coherus common stock will be issued in connection with the First Merger. Each Surface stockholder or holder of other Surface equity awards who would otherwise be entitled to receive in the First Merger a fractional share of Coherus common stock pursuant to the Merger Agreement will, in lieu of such fractional share and upon surrender of such holder’s certificates representing shares of Surface common stock or book-entry positions representing non-certificated shares of Surface common stock, in each case outstanding as of immediately prior to the Effective Time, be paid in cash the dollar amount (rounded to the nearest whole cent), without interest and subject to any required tax withholding, determined by multiplying such fraction by $5.2831 (the VWAP for the five trading days through and including June 15, 2023). No such holder will be entitled to dividends, voting rights or any other rights in respect of any fractional share of Coherus common stock that would otherwise have been issuable as part of the Merger Consideration. The payment of cash in lieu of fractional share interests is not a separately bargained-for consideration, but merely represents a mechanical rounding-off of the fractions in the exchange.

Organizational Documents and Directors and Officers of the Surviving Corporation and the Surviving Entity

Subject to the requirements under “—Indemnification; Directors’ and Officers’ Insurance,” at the Effective Time, the certificate of incorporation of Merger Sub I in effect immediately prior to the Effective Time will be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with its terms, except that the name of Merger Sub I will be changed to “Surface Oncology, Inc.” The Surface bylaws also will be amended and restated to conform to the bylaws of Merger Sub I, as in effect immediately prior to the Effective Time, except that references to the name of Merger Sub I will be changed to “Surface Oncology, Inc.”

Subject to the requirements under “—Indemnification; Directors’ and Officers’ Insurance,” at the Second Effective Time, the certificate of formation of Merger Sub II in effect immediately prior to the Second Effective Time will be the certificate of formation of the Surviving Entity, and the limited liability company agreement of Merger Sub II in effect immediately prior to the Second Effective Time will be the limited liability company agreement of the Surviving Entity.

The directors of Merger Sub I immediately prior to the Effective Time will become the directors of the Surviving Corporation upon the First Merger until the earlier of their death, resignation or removal or until their respective successors are duly elected and qualified, and the officers of Merger Sub I immediately prior to the Effective Time will become the officers of the Surviving Corporation until the earlier of their death, resignation or removal or until their respective successors are duly elected and qualified.

The sole member of Merger Sub II immediately prior to the Effective Time will remain the sole member of the Surviving Entity until the sole member’s interests are transferred to another person or persons or additional members are admitted, each in accordance with the terms of the limited liability company agreement of Merger Sub II, and the officers of Merger Sub II immediately prior to the Second Effective Time will become the officers of the Surviving Entity until the earlier of their death, resignation or removal or until their respective successors are duly elected and qualified.

Representations and Warranties

The Merger Agreement contains customary and, in certain cases, reciprocal, representations and warranties by Coherus, Merger Sub I, Merger Sub II and Surface that are subject, in some cases, to specified exceptions and qualifications contained in confidential disclosure letters and qualified by certain information filed by the parties with the SEC, excluding, in each case, any disclosures set forth in any risk factor section or “forward-looking statements” sections.

The reciprocal representations and warranties relate to, among other things:

•	organization, good standing and qualification to do business and subsidiaries’ organization, good standing and qualification to do business;

•	capitalization;

•	corporate authority and approval relating to the execution, delivery and performance of the Merger Agreement;

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the absence of any violation of organizational documents, any conflict with or violation of applicable laws, any violation of or default under contracts, or any lien on the properties, rights or assets of a party or its subsidiaries as a result of the execution and delivery of the Merger Agreement and completion of the Mergers;

•	the proper filing of reports, schedules, forms, documents and financial statements required by the SEC and compliance with certain provisions of the Sarbanes-Oxley Act;

•	the maintenance of internal controls and procedures;

•	the absence of undisclosed liabilities;

•	the absence of untrue or omitted statements of material fact in statements submitted for inclusion in the proxy statement / prospectus;

•	the absence of certain material changes or events in the respective businesses of each of Coherus and Surface;

•	investigations, litigations and proceedings;

•	compliance with applicable laws and the holding of necessary permits;

•	maintenance and effectiveness of employee benefit plans;

•	compliance with tax laws and other tax matters;

•	insurance policies;

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intellectual property and information technology, including with respect to the enforceability of intellectual property, third-party intellectual property infringement claims, licensing arrangements, the protection of trade secrets, security breaches and compliance with privacy and security laws and regulations;

•	compliance with data privacy laws;

•	owned and leased real property;

•	compliance with health care laws and regulations;

•	the absence of any violations of any anti-corruption laws or similar violations by either party, its subsidiaries or any director, officer, employee, or agent of such party or its subsidiaries;

•	the inapplicability of state anti-takeover statutes;

•	the absence of any certain affiliate transactions; and

•	broker’s and finder’s fees.

The Merger Agreement also contains additional representations and warranties by Surface relating to, among other things, the following:

•	Surface’s material contracts and agreements;

•	compliance with labor laws;

•	compliance with environmental laws and regulations; and

•	opinions of financial advisors.

The Merger Agreement also contains additional representations and warranties by Coherus relating to, among other things, the following:

•	no prior activities of Merger Subs.

The representations and warranties will not survive the Mergers. Many of the representations and warranties contained in the Merger Agreement are qualified by a “materiality” standard or by a “material adverse effect” standard.

Material Adverse Effect

A material adverse effect, with respect to Coherus or Surface, as applicable, means any state of facts, circumstance, condition, event, change, development, occurrence, result, effect, action or omission (each, an “Effect”) that, individually or in the aggregate with any one or more other Effects, (i) results in a material adverse effect on the business, condition (financial or otherwise) or results of operations of the party and its subsidiaries, taken as a whole or (ii) prevents, materially impairs, materially impedes or materially delays the consummation of the Mergers and the other transactions contemplated by the Merger Agreement on a timely basis and in any event on or before the Termination Date; provided, that with respect to clause (i) only, no Effect to the extent arising out of the following, alone or in combination, shall, to such extent, be deemed to constitute, or be taken into account in determining whether there has been or would or could be, a material adverse effect:

•	any changes in general economic or business conditions or in the financial, debt, banking, capital, credit or securities markets, or in interest or exchange rates;

•	changes or conditions generally affecting the industries in which the party and its subsidiaries operate;

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any change in the price or trading volume of a party’s stock, in and of itself (provided that the facts or occurrences giving rise to or contributing to such change that are not otherwise excluded from the definition of material adverse effect may be taken into account in determining whether there has been a material adverse effect);

•

political, geopolitical, social or regulatory conditions, including any outbreak, continuation or escalation of any military conflict, declared or undeclared war, armed hostilities, civil unrest, public demonstrations or acts of foreign or domestic terrorism or sabotage, or any escalation or worsening of any such conditions;

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any natural disasters or calamities, weather conditions including hurricanes, floods, tornados, tsunamis, earthquakes and wildfires, epidemics, pandemics or public health emergencies (as declared by the World Health Organization or the Health and Human Services Secretary of the United States) or other force majeure events, or any escalation or worsening of such conditions;

•

changes in law (including adoption of or changes in any Public Health Measures) or GAAP, including changes in applicable accounting regulations or principles, or in interpretations of any of the foregoing;

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any failure, in and of itself, by the parties to meet any internal or published projections, forecasts, estimates or predictions in respect of the revenues, earnings or other financial or operating metrics for any period (provided that, in each case, the underlying causes of such failure which may themselves constitute or be taken into account in determining whether there has been, or would be, a material adverse effect);

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any action taken (or omitted to be taken) by a party, or which a party cause to be taken by any of its subsidiaries, in each case which is expressly required by the Merger Agreement or at the express written request of Coherus;

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the announcement or pendency of the Merger Agreement and the transactions contemplated thereby, including the initiation of litigation by any person with respect to the Merger Agreement, and including any termination of, reduction in or similar negative impact on relationships, contractual or otherwise, with any customers, suppliers, partners, or employees of the parties and their subsidiaries due to the announcement or consummation of the transactions contemplated thereby or the identity of the parties to the Merger Agreement, or the consummation of the transactions contemplated thereby;

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changes in regulatory, preclinical or clinical, competitive, pricing, reimbursement or manufacturing events, or any Effects relating to or affecting any products or product candidates of the parties or any product or product candidate competitive with or related to any products or product candidates of the parties, including any results, outcomes, data, adverse events, side effects (including toxicity) or safety observations related to or arising from any preclinical or clinical studies, trials or tests with respect to any products or product candidates of the parties or any product or product candidate competitive with or related to any products or product candidates of the parties, or announcements of any of the foregoing, (provided that in the event that any of the foregoing Effects result in or are related to the FDA revoking the investigational new drug application for any product or product candidate of a party, then such changes and Effects, and any such revocation, shall be taking into account when determining whether there has been a material adverse effect with respect to such party); or

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except that with respect to the first, second, fourth, fifth and sixth bullets above, the impact of such Effect is not disproportionately adverse to the parties and their subsidiaries, taken as a whole, as compared to other companies operating in the industries in which the parties and their subsidiaries operate (and provided further, that in such event, only the incremental disproportionate adverse impact shall be taken into account when determining whether there has been a material adverse effect).

Conduct of Business Prior to the Mergers’ Completion

Coherus and Surface have agreed that, except as expressly required by the Merger Agreement, as set forth in their respective disclosure schedules, as may be required by applicable laws, or unless the other party approves in writing (such approval not to be unreasonably withheld, conditioned or delayed), Coherus and Surface, as applicable, will, and will cause each of its subsidiaries to, conduct its business in the ordinary course in all material respects.

Surface has also agreed that, except as may be required by applicable laws, as expressly permitted or required by the Merger Agreement, as set forth in Surface’s disclosure schedule, or unless Coherus approves in writing (such approval not to be unreasonably withheld, conditioned or delayed), neither Surface nor any of its subsidiaries will:

•	amend or otherwise change its certificate of incorporation or bylaws or any similar governing instruments;

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issue, deliver, sell, pledge, dispose of or encumber or subject to any lien any shares of capital stock, or grant or offer to any person any right to acquire (w) any shares of its capital stock or of the capital stock of its subsidiaries, (x) any other equity interests or voting securities of Surface or any of its subsidiaries, (y) any securities convertible into or exchangeable or exercisable for capital stock or voting securities of, or other equity interests in, Surface or any of its subsidiaries, or (z) any warrants, calls, options or other rights to acquire any capital stock or voting securities of, or other equity interests in, Surface or any of its subsidiaries, except, in each case of (w)-(y), for issuing shares upon the exercise of Surface Stock Options or settlement of Surface RSUs outstanding under Surface’s equity incentive plans in accordance with their respective terms as of the date of the Merger Agreement;

•	declare, set aside, make or pay any dividend on or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock;

•

adjust, split, combine, redeem, repurchase or otherwise acquire any shares of capital stock or other securities, convertible or exchangeable for, or any rights, warrants or options to acquire any shares of capital stock or other securities of Surface or any of its subsidiaries (except in connection with the cashless exercises or similar transactions pursuant to the exercise or settlement of Surface’s stock awards outstanding under Surface’s equity incentive plans as of the date of the Merger Agreement and as required by their respective terms), or reclassify, combine, split, subdivide or otherwise amend the terms of its capital stock or other securities of Surface or any of its subsidiaries;

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(A) acquire or agree to acquire (whether by merger, consolidation or acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or division thereof or any assets, other than (x) purchases of inventory and other assets in the ordinary course of business consistent with past practice in all material respects or pursuant to existing contracts, other than such acquisitions set forth the disclosure schedules and (y) purchases of inventory and other assets in the ordinary course of business consistent with past practice in all material respects and pursuant to the terms of contracts existing on the date of the Merger Agreement; (B) sell or otherwise dispose of (whether by merger, consolidation or acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or division thereof or any assets, other than sales of inventory, goods or services in the ordinary course of business consistent with past practice in all material respects and non-exclusive licenses granted to customers in the ordinary course of business consistent with past practice in all material respects;

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amend or voluntarily terminate any material contract, or enter into any new contract that would be a material contract or lease agreement assuming such new contract was in force and effective as of the date of the Merger Agreement;

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make, or agree or commit to make, any capital expenditure, except in accordance with the capital expenditure budget set forth in the disclosure schedules or expend cash following August 31, 2023 in an amount in excess of the budget set forth in the disclosure schedules;

•	fail to maintain compliance with the material terms of any loan agreement;

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sell, lease (as lessor), license, covenant not to assert, mortgage and leaseback or otherwise encumber or subject to any lien (other than any permitted lien), or otherwise dispose of any properties, rights or assets (including any intellectual property of Surface or its subsidiaries) that are material to Surface and its subsidiaries taken as a whole (other than sales and non-exclusive licenses of products or services in the ordinary course of business consistent with past practice in all material respects), except (A) pursuant to contracts or commitments in effect on the date of the Merger Agreement (or entered into after the date of the Merger Agreement without violating the terms of the Merger Agreement), (B) any of the foregoing with respect to inventory in the ordinary course of business consistent with past practice in all material respects, or (C) in relation to mortgages, liens and pledges to secure indebtedness for borrowed money permitted to be incurred under the Merger Agreement and guarantees thereof;

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(A) make any loans, advances or capital contributions to, or investments in, any other person (other than a subsidiary of Surface), (B) incur any indebtedness or issue any debt securities or (C) assume, guarantee, endorse or otherwise become liable or responsible for the indebtedness or other obligations of another person (other than a guaranty by Surface on behalf of its subsidiaries), in each case, in excess of $250,000 individually or $500,000 in the aggregate;

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except to the extent contemplated by the Merger Agreement or required by applicable law (including Section 409(A) of the Code) or any incentive plan in effect on the date of the Merger Agreement, (A) increase the compensation or benefits of any current or former director, officer, employee or independent contractor of Surface, other than in the ordinary course of business consistent with past practice in all material respects for such persons with base annual compensation less than $150,000, (B) grant or pay to any current or former director, officer, employee or independent contractor any severance, change in control or termination pay, or modifications thereto or increases therein, (C) amend, adopt, modify or terminate any incentive plan, (D) grant or amend any equity award

(including in respect of stock options, stock appreciation rights, performance units, restricted stock or other stock-based or stock-related awards or the removal or modification of any restrictions in any Surface’s equity incentive plans or awards made thereunder), (E) take any action to accelerate the vesting or payment of any compensation or benefit under any Surface’s equity incentive plan or awards made thereunder or other contract with any current or former director, officer, employee or independent contractor of Surface or any of its subsidiaries, other than as required pursuant to the Merger Agreement, (F) hire or terminate other than for cause the service of any executive officer or any employee, independent contractor or consultant with annual base compensation equal to or greater than $150,000, (G) waive or materially amend any restrictive covenant entered into by any current or former director, officer, employee or independent contractor of Surface or any of its subsidiaries, or (H) enter into or modify any labor agreement;

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implement or adopt any material change in its financial methods of accounting, principles or practices, except as may be required by a change in GAAP or regulatory requirements with respect thereto (in each case, if adopted after the date of the Merger Agreement);

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commence, institute, waive, release, compromise, settle or agree to settle any action (including any action relating to the Merger Agreement or the transactions contemplated thereby), or consent to the same, other than waivers, releases, compromises, settlements or agreements in the ordinary course of business consistent with past practice in all material respects that involve only the payment of money damages for an amount for each such waiver, release compromise or settlement that is, individually, less than $250,000 and for all such waivers, releases, compromises or settlements that are, in the aggregate, less than $500,000 and that do not impose any restrictions on Surface’s or its subsidiaries’ businesses, that do not relate to any action by Surface’s stockholders in connection with the Merger Agreement or the Mergers, subject to the Merger Agreement, and that do not include an admission of liability or fault on the part of Surface or any of its subsidiaries;

•	enter into, modify, amend, extend, renew, replace or terminate any collective bargaining or other labor union contract applicable to the employees of Surface or any of its subsidiaries;

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subject to a lien (other than permitted liens), assign, transfer, convey title (in whole or in part), license, covenant not to assert, grant any right or other licenses to, or otherwise dispose of, material trademarks, trademark rights, trade names or service marks or other material intellectual property, or enter into licenses or agreements that impose material restrictions upon Surface or any of its subsidiaries with respect to material trademarks, trademark rights, trade names or service marks or other material intellectual property rights owned by any third party, in each case other than non-exclusive licenses in the ordinary course of business consistent with past practice in all material respects;

•

with respect to intellectual property, (A) sell, assign, license, sublicense, encumber, fail to maintain, transfer or otherwise dispose of any right, title or interest of Surface in any intellectual property, (B) grant, extend, amend, or waive, cancel or modify any rights in or to intellectual property, (C) fail to use diligent efforts to file and prosecute any patent applications included in intellectual property, except in the case of clauses (A) and (B) licenses and sales in the ordinary course of business or otherwise pursuant to contracts in effect on the date of the Merger Agreement;

•	(A) amend any permits in a manner that adversely impacts Surface’s ability to conduct its business in any material respect or (B) terminate or knowingly allow to lapse any material permits;

•

fail to keep in force insurance policies or replacement or revised provisions regarding insurance coverage with respect to the assets, operations and activities of Surface and its subsidiaries as currently in effect, including any directors’ and officers’ liability insurance;

•	commence any clinical trial of any product candidate of Surface, or enter into any new line of business outside of Surface’s and its subsidiaries’ existing business;

•	dissolve or liquidate Surface or any of its subsidiaries, or adopt any plan of complete or partial liquidation of Surface or its subsidiaries;

•

(A) settle or compromise any tax claim, audit, or assessment, (B) make or change any material tax election, change any annual tax accounting period, or adopt or change any method of tax accounting, (C) amend any tax returns or file claims for tax refunds, or (D) enter into any closing agreement, surrender in writing any right to claim a tax refund, offset or other reduction in tax liability or consent to any extension or waiver of the limitation period applicable to any tax claim or assessment relating to Surface or its subsidiaries; or

•	authorize any of, or commit, resolve or agree to take any of the actions described in the bullet points above.

Coherus has also agreed that, except as may be required by applicable laws, as expressly permitted or required by the Merger Agreement, as set forth in Coherus’ disclosure schedule, or unless Surface approves in writing (such approval not to be unreasonably withheld, conditioned or delayed), neither Coherus nor any of its subsidiaries will:

•	amend or otherwise change its certificate of incorporation or bylaws or any similar governing instruments;

•

issue, deliver, sell or grant any shares of capital stock, or grant to any person any right to acquire any additional shares of, or securities convertible or exchangeable for, or options, warrants or rights to acquire, any shares of its capital stock or other equity interests, except (w) pursuant to the exercise of equity awards or settlement of equity awards; (x) shares of common stock issuable upon exercise or exchange of any outstanding convertible notes or warrants; (y) the issuance and grant of equity awards in the ordinary course of business; or (z) to any of Surface and its subsidiaries;

•

declare, set aside, make or pay any dividend on or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock (except for any distribution or dividend by a subsidiary of Coherus);

•

(A) acquire or agree to acquire (whether by merger, consolidation or acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or division thereof or any assets, other than (x) purchases of inventory and other assets in the ordinary course of business consistent with past practice in all material respects or pursuant to existing contracts, other than such acquisitions set forth in the disclosure schedules and (y) purchases of inventory and other assets in the ordinary course of business consistent with past practice in all material respects and pursuant to the terms of contracts existing on the date of the Merger Agreement; (B) sell or otherwise dispose of (whether by merger, consolidation or acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or division thereof or any assets, other than sales of inventory, goods or services in the ordinary course of business consistent with past practice in all material respects and non-exclusive licenses granted to customers in the ordinary course of business consistent with past practice in all material respects;

•

adjust, split, combine, redeem, repurchase or otherwise acquire any shares of capital stock or other securities, convertible or exchangeable for, or any rights, warrants or options to acquire any shares of capital stock or other securities of Coherus or any of its subsidiaries (except in connection with the cashless exercises or similar transactions pursuant to the exercise of equity awards), or reclassify, combine, split, subdivide or otherwise amend the terms of its capital stock or other securities of Coherus or any of its subsidiaries;

•	fail to maintain compliance with the material terms of any loan agreement;

•

with respect to intellectual property, (A) sell, assign, license, sublicense, encumber, fail to maintain, transfer or otherwise dispose of any right, title or interest of Coherus in any material intellectual property, (B) grant, extend, amend, or waive, cancel or modify any rights in or to any material intellectual property, (C) fail to use diligent efforts to file and prosecute any patent applications included in any material intellectual property;

•	(A) amend any permits in a manner that adversely impacts Coherus’ ability to conduct its business in any material respect or (B) terminate or knowingly allow to lapse any material permits;

•

fail to keep in force insurance policies or replacement or revised provisions regarding insurance coverage with respect to the assets, operations and activities of Coherus and its subsidiaries as currently in effect, including any directors’ and officers’ liability insurance;

•	dissolve or liquidate Coherus or any of its subsidiaries, or adopt any plan of complete or partial liquidation of Coherus or its subsidiaries;

•

except as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect, (A) settle or compromise any tax claim, audit, or assessment, (B) make or change any material tax election, change any annual tax accounting period, or adopt or change any method of tax accounting, (C) amend any tax returns or file claims for tax refunds, or (D) enter into any closing agreement, surrender in writing any right to claim a tax refund, offset or other reduction in tax liability or consent to any extension or waiver of the limitation period applicable to any tax claim or assessment relating to Coherus or its subsidiaries; or

•	authorize any of, or commit, resolve or agree to take any of the actions described in the bullet points above.

No Solicitation of Acquisition Proposals

Except as expressly permitted by the Merger Agreement and described under “—No Change of Recommendation—Permitted Change of Recommendation—Superior Proposal” and “—No Change of Recommendation—Permitted Change of Recommendation—Intervening Event,” Coherus and Surface have agreed that Surface will not, and will cause its subsidiaries and direct its and their respective directors, officers, employees, investment bankers, attorneys, accountants and other advisors or representatives not to, directly or indirectly:

•

initiate, solicit, endorse, assist, induce, facilitate or encourage (including by providing information) any inquiries, proposals or offers with respect to, or the making, submission, announcement or completion of, any inquiry, proposal or offer that constitutes, or would be reasonably expected to lead to, an acquisition proposal;

•

enter into, continue or otherwise engage or participate in any negotiations or discussions with any person other than Coherus, the Merger Subs and their respective affiliates and representatives concerning any acquisition proposal or any inquiry, proposal or offer that would reasonably be expected to lead to any acquisition proposal;

•

furnish, provide or cause to be furnished or provided any non-public information or data relating to Surface or any of its subsidiaries in connection with, or for the purpose of soliciting, initiating, encouraging or facilitating, or in response to, any inquiry, proposal or offer that constitutes or would reasonably be expected to lead to, an acquisition proposal;

•	execute or enter into any letter of intent or any other contract contemplating an acquisition proposal (other than an acceptable confidentiality agreement); or

•	resolve or agree or propose to do any of the foregoing.

Notwithstanding the restrictions described above, prior to Surface obtaining approval by the Surface stockholders of the Merger Agreement, if Surface receives an unsolicited, bona fide (as determined by the Surface board of directors acting in good faith) acquisition proposal that did not result from a material breach of the foregoing restrictions and the Surface board of directors determines in good faith (after consultation with its outside legal counsel and its financial advisor) that such acquisition proposal either constitutes or is reasonably likely to lead to a superior proposal and that the failure to engage in such discussions or negotiations, or to furnish or provide such information, would reasonably be expected to be inconsistent with the Surface board of directors’ fiduciary duties to Surface and its stockholders under applicable law, then Surface may:

•

furnish information with respect to Surface and its subsidiaries to the person making such acquisition proposal pursuant to a customary confidentiality agreement on terms substantially similar to those contained in the confidentiality agreement between the parties to the Merger Agreement (except for such changes specifically necessary in order for Surface to be able to comply with its obligations under the Merger Agreement and it being understood that Surface may enter into a confidentiality agreement without a standstill provision), and

•

participate in discussions or negotiations with such person and its representatives regarding such acquisition proposal; provided that Surface is required to provide promptly to Coherus (and not later than 24 hours after receipt of such acquisition proposal) a nonredacted copy of each confidentiality agreement entered into with the person making the acquisition proposal and provide to Coherus any written non-public information concerning Surface or any of its subsidiaries that is provided to the person making such acquisition proposal which was not previously provided or made available to Coherus.

An “acquisition proposal” means any indication of interest, proposal or offer from any person or group of persons for:

•

a merger, reorganization, consolidation, share exchange, business combination, issuance of securities, direct or indirect acquisition of securities, recapitalization, tender offer, joint venture, partnership, exclusive licensing, liquidation, dissolution or other similar transaction involving Surface (or any subsidiary or subsidiaries of Surface) pursuant to which (i) any person, persons or group (or the stockholders of any such person(s)) would own, directly or indirectly, 20% or more of the voting securities of Surface or of the surviving entity in a merger involving Surface or the resulting direct or indirect parent of Surface or such surviving entity, other than, in each case, the Mergers or (ii) the owners of outstanding shares immediately prior to such transaction would own less than 50% of the voting securities of Surface or of the surviving entity in a merger involving Surface or the resulting direct or indirect parent of Surface or such surviving entity, other than, in each case, the Mergers;

•	any issuance or acquisition of securities representing more than 20% of the outstanding shares of Surface;

•

any direct or indirect sale, lease, exchange, transfer, acquisition or disposition of any assets of Surface and of its subsidiaries that constitute or account for (x) more than 20% of the consolidated net revenues of Surface, consolidated net income of Surface or consolidated book value of Surface; or (y) more than 20% of the fair market value of the consolidated assets of Surface and its subsidiaries; or

•	any liquidation or dissolution of Surface.

A “superior proposal” means any acquisition proposal (with all references to 20% in the definition of acquisition proposal changed to 50%):

•

made by any person on terms which the Surface board of directors determines in good faith, after consultation with its outside legal counsel and financial advisors, to be more favorable from a financial point of view (including taking into account payment by Surface of the termination fee due in connection therewith) to the stockholders of Surface than the Merger Agreement, taking into account all the terms, conditions and other relevant circumstances of such proposal (including the person making such acquisition proposal and the timing, likelihood of consummation, legal, financial, regulatory, financing and other aspects of such acquisition proposal), and the Merger Agreement (including after giving effect to any adjustments to the terms and conditions as may be proposed in writing by Coherus in response to such proposal); and

•

that the Surface board of directors believes in good faith, after consultation with its outside legal counsel and financial advisors, is reasonably capable of being consummated in accordance with its terms, taking into account all financial, regulatory, legal and other aspects of such proposal and the person or group of persons making the proposal.

Existing Discussions or Negotiations; Notice Regarding Acquisition Proposals

Coherus and Surface have agreed that Surface will, and will cause its subsidiaries and direct its representatives to:

•

immediately cease and cause to be terminated any existing activities, discussions or negotiations with any persons with respect to any acquisition proposal and deliver a written notice to any such persons explicitly stating that Surface is terminating all discussions and negotiations with such person;

•

immediately terminate all data room access previously granted to any such persons and request the prompt return or destruction of all confidential information previously furnished with respect to any acquisition proposal; and

•

not terminate or waive, amend, modify or release any provision of any confidentiality or standstill agreement to which Surface or any of its affiliates or representatives is a party with respect to any acquisition proposal.

In addition to Surface’s other obligations, Surface will promptly (and in any event within 48 hours of receipt) notify Coherus in writing of (i) any written acquisition proposal, (ii) any other written request for non-public information relating to Surface or its subsidiaries, other than requests for information not made in connection with or reasonably expected to be related to an acquisition proposal and (iii) any written or other inquiry or request for discussion or negotiation regarding, or that could reasonably be expected to lead to, an acquisition proposal, including in each case the identity of the person making any acquisition proposal, inquiry or request and the material terms of any acquisition proposal, inquiry or request and thereafter will keep Coherus informed, on a current basis (and in any event within 48 hours), of any developments with respect to any such proposals or offers (including amendments thereto) the status and terms of any such proposals or offers and the status of any such discussions or negotiations, including by promptly providing copies of any additional written requests, proposals or offers, including any drafts of proposed agreements and any amendments thereto and other information set forth above.

No Change of Recommendation

Coherus and Surface have agreed that, except as otherwise set forth in the Merger Agreement, the Surface board of directors will not:

•

withdraw, change, withhold, amend or modify in a manner adverse to Coherus or the Merger Subs, or publicly propose to withdraw, change, withhold, amend or modify in a manner adverse to Coherus or the Merger Subs, the Surface board of directors’ recommendation to stockholders to adopt the Merger Agreement (the “Surface recommendation”);

•	adopt, approve, declare advisable or recommend, or publicly propose to approve, declare advisable or recommend, any acquisition proposal or alternative acquisition agreement;

•	fail to include the Surface recommendation in the proxy statement;

•

fail to publicly recommend against (and fail to publicly reaffirm the Surface recommendation) within 10 business days after a request to do so by Coherus following the public announcement of a tender or exchange offer that constitutes an acquisition proposal (and in no event later than one business day prior to the date of the Surface special meeting, as it may be postponed or adjourned);

•

if requested by Coherus, fail to issue, within 10 business days after an acquisition proposal is publicly announced (and in no event later than one business day prior to the date of the Surface special meeting, as it may be postponed or adjourned), a press release reaffirming the Surface recommendation (any actions described in this bullet and the preceding four bullets, each a “change of recommendation”);

•

cause or permit Surface or any of its subsidiaries to enter into or agree to any letter of intent, memorandum of understanding or similar document, agreement in principle, acquisition agreement, option agreement, joint venture agreement, partnership agreement, merger agreement, or other similar agreement or commitment (other than a confidentiality agreement entered into in compliance with the Merger Agreement) contemplating or relating to an acquisition transaction; or

•	take any action to make the provisions of any anti-takeover or similar statute or regulation inapplicable to any acquisition proposal or counterparty thereto.

Permitted Change of Recommendation—Superior Proposal

However, Surface, at any time prior to its stockholders voting to approve the Merger Agreement, may make a change of recommendation and terminate the Merger Agreement if Surface receives a written acquisition proposal after the date of the Merger Agreement that did not result from a material breach of the Merger Agreement’s non-solicitation provisions and that the Surface board of directors determines in good faith, after consultation with its outside legal counsel and financial advisors, to constitute a superior proposal (after taking into account all adjustments to the terms of the Merger Agreement that may be offered in writing by Coherus), only after the following conditions are met:

•

(A) Surface will have provided Coherus at least four business days’ prior notice before taking any of the foregoing actions, which notice will state expressly (1) that Surface has received a written acquisition proposal that constitutes a superior proposal, (2) the material terms and conditions of the acquisition proposal and (3) that the Surface board of directors has determined to make an adverse recommendation change or to terminate the Merger Agreement in order to enter into a binding agreement with respect to the superior proposal, as applicable, and (B) prior to making such recommendation change or terminating this Agreement, as applicable, (x) Surface will, and will cause its financial and legal advisors to, negotiate in good faith with Coherus (to the extent Coherus wishes to engage or seeks to negotiate) during such notice period, regarding any adjustments proposed by Coherus to the terms and conditions of the Merger Agreement such that the acquisition proposal and related definitive agreement cease to constitute a superior proposal and (y) in determining whether to make an adverse recommendation change or to effect a termination in accordance with the Merger Agreement, the Surface board of directors will have taken into account any changes to the terms of the Merger Agreement proposed by Coherus in writing in response to such notice; and

•

the Surface board of directors has determined, in good faith, after consultation with its financial advisors and outside legal counsel, that, in light of such superior proposal and taking into account any revised terms proposed by Coherus in writing, such superior proposal continues to constitute a superior proposal and that the failure to make an adverse recommendation change or to terminate the Merger Agreement would reasonably be expected to be inconsistent with the directors’ fiduciary duties to the stockholders under applicable law.

In the case of terminating the Merger Agreement to enter into a definitive agreement with respect to a superior proposal, Surface shall have paid, or caused the payment of, the applicable termination fee in accordance with the Merger Agreement and described under “—Termination of the Merger Agreement.”

Permitted Change of Recommendation—Intervening Event

In addition, Surface, at any time prior to its stockholders voting to approve the Merger Agreement, may make a change of recommendation if an intervening event occurs and prior to making such change of recommendation all of the following conditions are met:

•

the Surface board of directors has determined in good faith, after consultation with its outside legal counsel and financial advisor, that, in light of such intervening event, a failure to effect a change of recommendation would reasonably be expected to be inconsistent with the Surface board of directors’ fiduciary duties to its stockholders under applicable law;

•

Surface has provided four business days’ prior written notice to Coherus advising that the Surface board of directors intends to make a change of recommendation as a result of the intervening event and providing information describing the intervening event and the rationale for the change of recommendation and stating that the Surface board of directors has determined to make a change of recommendation;

•

prior to making a change of recommendation, Surface has negotiated in good faith with Coherus, and caused its financial advisors and outside legal counsel to negotiate in good faith with Coherus (to the extent Coherus wishes to engage or negotiate) during a four business day period regarding any revised terms proposed by Coherus in writing to the terms and conditions of the Merger Agreement; and

•

following the end of such four business day period, the Surface board of directors has determined in good faith, after consultation with its outside legal counsel and financial advisor, that in light of such intervening event and taking into account any revised terms proposed by Coherus in writing, the failure to make a change of recommendation would reasonably be expected to be inconsistent with directors’ fiduciary duties to its stockholders under applicable law.

An “intervening event” means any event, occurrence, fact, condition, change, development or effect that has a material effect on Surface and its subsidiaries, taken as a whole, occurring or arising after the date of the Merger Agreement that (a) was not known to, or reasonably foreseeable by, the Surface board of directors prior to the execution of the Merger Agreement, which event, occurrence, fact, condition, change, development or effect, or any material consequence thereof, becomes known to, or reasonably foreseeable by, the Surface board of directors prior to obtaining approval by Surface’s stockholders of the Merger Agreement; and (b) does not relate to:

•	an acquisition proposal or superior proposal;

•	any changes in the market price or trading volume of the shares of Surface (it being understood that the cause of any such change may be taken into consideration unless otherwise excluded); and

•

Surface meeting, failing to meet or exceeding published or unpublished revenue or earnings projections or forecasts or other financial performance or results of operations, in each case in and of itself (it being understood that the cause of such change may be taken into consideration unless otherwise excluded).

Surface Special Meeting

(x) Coherus and Surface will cooperate to mutually agree upon the record date and the date for a special meeting of the Surface stockholders to approve the Merger Agreement, (y) Surface will duly call, give notice of, convene and hold the Surface special meeting for the purpose of obtaining the approval by Surface’s stockholders of the Merger Agreement and (z) Surface will use reasonable best efforts to cause the proxy statement to be mailed to Surface’s stockholders.

Surface may postpone or adjourn the Surface special meeting solely:

•	with the consent of Coherus;

•

due to the absence of a quorum or if Surface has not received proxies representing a sufficient number of shares for stockholder approval, whether or not a quorum is present, to solicit additional proxies; or

•

to allow reasonable additional time for the filing and mailing of any supplemental or amended disclosure which the Surface board of directors has determined in good faith after consultation with outside legal counsel is necessary under applicable law and for such supplemental or amended disclosure to be disseminated and reviewed by Surface’s stockholders prior to the Surface special meeting; provided, that Surface may not postpone or adjourn the Surface special meeting more than a total of two times pursuant to the foregoing.

Surface will, at the request of Coherus, to the extent permitted by law, adjourn the Surface special meeting to a date mutually agreed with Coherus for the absence of a quorum or if Surface has not received proxies representing a sufficient number of shares for the stockholder approval including regarding the final determination of net cash; provided, that Surface shall not be required to adjourn the Surface special meeting more than one time pursuant to this sentence, and no such adjournment pursuant to this sentence shall be required to be for a period exceeding 10 business days.

Except in the case of an adverse recommendation change, Surface, through its board of directors, will (i) recommend to its stockholders that they adopt the Merger Agreement and the Mergers and (ii) include such recommendation in the proxy statement. Surface agrees that, notwithstanding any change of recommendation, unless the Merger Agreement is terminated in accordance with its terms, (x) Surface will use its reasonable best efforts to solicit proxies to obtain the stockholder approval and (y) Surface’s obligations will not be affected by the commencement, public proposal, public disclosure or communication to Surface or any other person of any acquisition proposal or the occurrence of any adverse recommendation change. Surface agrees to provide Coherus with reasonably detailed periodic updates concerning proxy solicitation results upon Coherus’ reasonable request.

Access to Information

Subject to certain limitations, prior to the Effective Time, each of Coherus and Surface will afford the other party and its representatives reasonable access, during normal business hours upon reasonable advance notice, to Coherus’ or Surface’s, as applicable, and its subsidiaries’ properties, assets, books, contracts, commitments, personnel and records and, during such period, will furnish promptly to the other party all available information concerning Coherus’ or Surface’s, as applicable, business as the other party may reasonably request.

Indemnification; Directors’ and Officers’ Insurance

For at least six years following the Effective Time:

•

all rights to indemnification, exculpation and the advancement of expenses by Surface or its subsidiaries existing in favor of any current or former directors and officers of Surface and its subsidiaries prior to the Effective Time (“indemnified persons”) for their acts, errors and omissions as directors and officers of Surface or its subsidiaries occurring on or prior to the Effective Time, all as in effect and existing on the date of the Merger Agreement, will survive the Mergers and be observed, honored and fulfilled, in all respects, by Coherus, the Surviving Entity and their subsidiaries to the fullest extent permitted by applicable law;

•

the Surviving Entity and its subsidiaries will (and Coherus will cause the Surviving Entity and its subsidiaries to) cause the Surviving Entity’s organizational documents to contain provisions with respect to indemnification, exculpation and the advancement of expenses that are at least as favorable as the indemnification, exculpation and advancement of expenses provisions set forth in Surface’s certificate of incorporation and bylaws and those of its subsidiaries (as in effect as of the date of the Merger Agreement), and such provisions may not be repealed, amended or otherwise modified in any manner adverse to any applicable indemnified persons except as required by applicable law; and

•

Coherus will, and will cause the Surviving Entity and its subsidiaries to, to the fullest extent permitted under applicable law, indemnify, advance reasonable expenses to, and hold harmless any indemnified person who was or is a party or is threatened to be made a party to any actual or threatened action or proceeding in respect of any acts, errors or omissions occurring on or prior to the Effective Time (including in respect of the transactions contemplated by the Merger Agreement) by reason of the fact that such person is or was a director or officer of Surface or its subsidiaries, or is or was a director or officer of Surface serving at the request of Surface as a director or officer of, or in a fiduciary capacity with respect to, another corporation, partnership, joint venture, trust or other enterprise, against any resulting claims and losses and reasonable fees and expenses, including reasonable attorneys’ fees and expenses, and other costs, arising from such actions or proceedings.

For a period of six years after the Effective Time, Coherus must maintain Surface’s current directors’ and officers’ liability insurance covering each person currently covered by Surface’s directors’ and officers’ liability insurance policy for acts, errors or omissions occurring on or prior to the Effective Time (including with respect to the approval of the Merger Agreement and the consummation of the Mergers); provided, that (i) Coherus may substitute policies of an insurance company or companies the material terms of which, including coverage and amount, are no less favorable in any material respect to such directors and officers than Surface’s existing policies as of the date of the Merger Agreement, or (ii) Surface may obtain extended reporting period coverage under its existing insurance programs to be effective as of the Effective Time, provided, that in no event shall Coherus or Surface be required to pay annual premiums for insurance in excess of 300% of the amount of the annual premiums paid by Surface for the policy period in effect prior to the Effective Time.

Certain Tax Matters

Coherus, the Merger Subs and Surface intend that the First Merger and the Second Merger be considered together as a single integrated transaction for U.S. federal income tax purposes, and will together constitute a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations promulgated thereunder, and the Merger Agreement be adopted as a “plan of reorganization” for the purposes of Section 368 of the Code and Section 1.368-2(g) of the Treasury Regulations.

Each of Coherus and Surface will (and will cause its respective subsidiaries to) file all tax returns in a manner consistent with the Intended Tax Treatment. Both prior to and following the Effective Time, Coherus, Merger Subs and Surface will use their respective commercially reasonable efforts, and will cause their respective subsidiaries to use their commercially reasonable efforts, to take or cause to be taken any action necessary for the Mergers to qualify for the Intended Tax Treatment, including reasonably refraining from any action that is not contemplated by the Merger Agreement, that such party knows, or is reasonably expected to know, is reasonably likely to prevent the Intended Tax Treatment and not taking any tax reporting position inconsistent with the Intended Tax Treatment for U.S. federal (and applicable state, local and non-U.S.) income tax purposes, unless otherwise required by a change in applicable tax law after the date of the Merger Agreement or a “determination” within the meaning of Section 1313(a) of the Code (or any similar provision of state, local, or non-U.S. Law). Coherus and Surface agree to use commercially reasonable efforts to promptly notify the other party of any challenge to the Intended Tax Treatment by any governmental entity, and the parties will use commercially reasonable efforts to preserve the Intended Tax Treatment during the course of such challenge.

If, in connection with any filings to be made by Coherus or Surface and required under the Exchange Act, Securities Act or any other United States federal, foreign or “blue sky” laws or the SEC’s review thereof, the SEC requests or requires that a tax opinion (or tax opinions) with respect to the U.S. federal income tax consequences of the Mergers be prepared and submitted in connection with such securities filing:

•

each of Coherus and Surface will use its commercially reasonable efforts to deliver to Goodwin (or such other nationally recognized tax or accounting firm in the United States reasonably acceptable to Coherus and Surface), in connection with any tax opinion rendered by Goodwin (or such other nationally recognized tax or accounting firm), customary tax representation letters in a mutually agreeable form, dated and executed as of the date such relevant filing shall have been declared effective by the SEC and such other date(s) as determined to be reasonably necessary by Goodwin (or such other nationally recognized tax or accounting firm) in connection with the preparation and filing of such securities filing;

•

each of Coherus and Surface will use its commercially reasonable efforts to deliver to Arnold & Porter (or such other nationally recognized tax or accounting firm in the United States reasonably acceptable to Coherus and Surface), in connection with any tax opinion rendered by Arnold & Porter (or such other nationally recognized tax or accounting firm), customary tax representation letters in a mutually agreeable form, dated and executed as of the date such relevant filing shall have been declared effective by the SEC and such other date(s) as determined to be reasonably necessary by Arnold & Porter (or such other nationally recognized tax or accounting firm) in connection with the preparation and filing of such securities filing; and

•	each of Coherus and Surface will use their commercially reasonable efforts to cause Goodwin (or such other nationally recognized tax or accounting firm) and Arnold & Porter (or such other nationally recognized tax or accounting firm), as applicable, to furnish the tax opinions, subject to customary assumptions and limitations.

Publicity

So long as the Merger Agreement is in effect, neither Coherus and the Merger Subs, on the one hand, nor Surface, on the other hand, shall issue any press release or other public statements with respect to the Merger Agreement, the Mergers and the other transactions contemplated thereby without the prior consent of each of the other parties, which consent shall not be unreasonably withheld, conditioned or delayed and shall not issue any press release or make any public announcement prior to such consultation and review, except (i) as may be required by applicable law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system, or (ii) by Surface with respect to any acquisition proposal or adverse recommendation change in compliance with the Merger Agreement.

Employee Benefits Matters

From and after the Effective Time, Coherus shall honor, in accordance with their terms as in effect immediately prior to the Effective Time, all severance arrangements or other employment, severance and retention agreements, plans or arrangements that applied to Surface employees prior to the Effective Time, subject to and in accordance with the Merger Agreement and related disclosures.

For twelve months following the Effective Time (or, if sooner, upon the termination of employment of the applicable Covered Employee (as defined below)), Coherus will provide each employee who is actively employed by Surface or any of its subsidiaries immediately prior to the Effective Time and who continues in the employment of Coherus and its affiliates after the Effective Time (the “Covered Employees”) with (i) annual base salaries or wages no less than the base salaries or wages in effect immediately prior to the Effective Time, (ii) a target annual bonus opportunity that is no less favorable than the target annual bonus opportunity provided to the applicable Covered Employee as of immediately prior to the Effective Time and (iii) other employee benefits (excluding certain plans that provide for payments or benefits upon a change in control, defined benefit pension plans, plans providing for retiree welfare benefits, plans that provide equity-based compensation and retention payments) that are substantially similar in the aggregate to those provided by Coherus to its similarly-situated employees.

Coherus has agreed to give the Covered Employees full credit for purposes of eligibility and vesting and benefit levels (but not for purposes of benefit accruals other than determining the level of vacation pay accrual), under any Coherus benefit plan to the same extent recognized by Surface immediately prior to the Effective Time. With respect to each Coherus benefit plan that is a “welfare benefit plan,” Coherus and its subsidiaries also will use commercially reasonable efforts to (i) cause each Covered Employee to be immediately eligible to participate, without any waiting time, in any and all Coherus benefit plans to the extent coverage under such Coherus benefit plan replaces coverage under a substantially similar Surface benefit plan, (ii) cause to be waived any pre-existing condition or eligibility limitations and (iii) give effect, in determining any deductible and maximum out-of-pocket limitations, to claims incurred and amounts paid by, and amounts reimbursed to, Covered Employees under similar plans maintained by Surface and its subsidiaries immediately prior to the Effective Time.

Surface has agreed, prior to the Effective Time, to terminate the Surface Oncology, Inc. 401(k) Plan.

Certain Additional Covenants

The Merger Agreement also contains additional covenants, including, among others, covenants relating to the filing of this proxy statement/prospectus, the delisting of shares of Surface common stock from Nasdaq CM and the deregistration of Surface under the Exchange Act (which are described under “The Mergers—Listing of Coherus Common Stock; Delisting and Deregistration of Surface Common Stock”), notification of certain events and coordination with respect to litigation relating to the Mergers.

Conditions to the Completion of the Mergers

The obligations of each of Coherus, the Merger Subs and Surface to complete the Mergers are subject to the satisfaction at or prior to the Effective Time of the following conditions:

•	the approval of the Merger Agreement by Surface’s stockholders shall have been obtained;

•

no restraining order, injunction or other judgment, order or decree issued by any court of competent jurisdiction or other legal restraint or prohibition remains in effect, and no law has been enacted, entered, promulgated or enforced by any governmental entity that, in any case, prohibits or makes illegal the consummation of the Mergers or the other transactions contemplated by the Merger Agreement;

•	the approval for listing on Nasdaq GM of shares of Coherus common stock issuable in connection with the Mergers, subject to official notice of issuance;

•

the effectiveness of the registration statement on Form S-4, of which this proxy statement/prospectus forms a part, under the Securities Act and the absence of any stop order suspending the effectiveness of the Form S-4 that has not been withdrawn; and

•	the execution of the CVR Agreement by Coherus and the Rights Agent and its continued effectiveness.

The obligation of Surface to complete the Mergers is subject to the satisfaction, or waiver by Surface, at or prior to the Effective Time, of the following conditions:

•

Coherus’ representations and warranties regarding (a) Coherus’ and Merger Subs’ organization and good standing, (b) corporate authority and approval, (c) non-violation of Coherus’ or its subsidiaries’ organizational documents and (d) brokers must be true and correct in all material respects as of the date of the Merger Agreement and as of the Closing Date as if made as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date);

•

Coherus’ representations and warranties regarding capitalization must have been true and correct in all respects (other than de minimis inaccuracies) as of the date of the Merger Agreement and as of the Closing Date as if made as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date);

•

Coherus’ and Merger Subs’ representations and warranties regarding state takeover statutes must have been true and correct in all respects as of the date of the Merger Agreement and as of the Closing Date as though made as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date);

•

Coherus’ and Merger Subs’ remaining representations and warranties must have been true and correct (without giving effect to any exception or qualification contained therein relating to materiality or a material adverse effect), except where the failure of such representations and warranties to be true and correct, individually or in the aggregate, did not have, or would not be reasonably expected to have, a material adverse effect, as of the date of the Merger Agreement and as of the Closing Date, as if made as of such date (except for those representations and warranties which address matters as of an earlier date, which shall have been so true and correct as of such earlier date);

•	Coherus’ and Merger Subs’ covenants required to be complied with or performed at or prior to the Closing must have been complied with and performed in all material respects;

•

since the date of the Merger Agreement, there must not have occurred any event, change, circumstance, occurrence, effect or state of facts that, individually or in the aggregate, has had or would reasonably be expected to have, a material adverse effect on Coherus; and

•

Surface must have received a certificate, dated as of the Closing Date and signed by an executive officer of Coherus, confirming that the conditions described in the preceding bullets have been satisfied.

The obligation of Coherus and Merger Subs to complete the Mergers is subject to the satisfaction, or waiver by Coherus, at or prior to the Effective Time of the following conditions:

•

Surface’s representations and warranties regarding (a) Surface’s organization and good standing, (b) corporate authority and approval, (c) non-violation of Surface’s or its subsidiaries’ organizational documents and (d) no rights plan must have been true and correct in all material respects as of the date of the Merger Agreement and as of the Closing Date as if made as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date);

•

Surface’s representations and warranties regarding capitalization must have been true and correct in all respects (other than de minimis inaccuracies) as of the date of the Merger Agreement and as of the Closing Date as if made as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date);

•

Surface’s representations and warranties regarding state takeover statutes and opinion of financial advisors must have been true and correct in all respects as of the date of the Merger Agreement and as of the Closing Date as though made as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date);

•

Surface’s remaining representations and warranties must have been true and correct (without giving effect to any exception or qualification contained therein relating to materiality or a material adverse effect), except where the failure of such other representations and warranties to be true and correct, individually or in the aggregate, has not had, or would not be reasonably expected to have, a material adverse effect, as of the date of the Merger Agreement and as of the Closing Date, as if made as of such date (except for those representations and warranties which address matters as of an earlier date, which shall have been so true and correct as of such earlier date);

•	Surface’s covenants required to be complied with or performed at or prior to the Closing must have been complied with and performed in all material respects;

•

since the date of the Merger Agreement there must not have occurred any event, change, circumstance, occurrence, effect or state of facts that, individually on in the aggregate, has had or would reasonably be expected to have a material adverse effect on Surface;

•

Coherus must have received a certificate, dated as of the Closing Date and signed by an executive officer of Surface, confirming that the conditions described in the preceding bullets have been satisfied; and

•	the amount of Surface Net Cash, calculated as of the applicable determination dates, shall not be less than $19,600,000 (or a lower amount that Coherus may consent to in writing).

Termination of the Merger Agreement

The Merger Agreement may be terminated and the Mergers abandoned:

•	by mutual written consent of Coherus and Surface at any time prior to the Effective Time;

•

by either Coherus or Surface, if the Mergers are not consummated on or before the Termination Date; provided that the right to terminate the Merger Agreement is not available to any party whose material breach of the Merger Agreement has been the primary cause of, or the primary factor that resulted in, the failure of the Mergers to be consummated by the Termination Date;

•

by either Coherus or Surface, if any court of competent jurisdiction or other governmental entity shall have issued a judgment, order, injunction, rule or decree, or taken any other action restraining, enjoining or otherwise prohibiting any of the transactions contemplated by the Merger Agreement and such judgment, order, injunction, rule, decree or other action has become final and non-appealable or if any law has been enacted, entered, promulgated, endorsed or deemed applicable by any governmental entity that, in any such case, prohibits or makes illegal the consummation of the Mergers; provided, that the right to terminate the Merger Agreement will not be available to any party whose material breach of the Merger Agreement has been the primary cause or, or the primary factor that resulted in, the issuance of such judgment, order, injunction, rule or decree;

•

by either Coherus or Surface, if the approval of Surface’s stockholders of the Merger Agreement has not been obtained at the Surface special meeting; provided, that Surface will not be permitted to terminate the Merger Agreement if the failure to obtain such stockholder approval is proximately caused by any action or failure to act of Surface that constitutes a material breach of the Merger Agreement;

•

by either Coherus or Surface, if the other party has breached or failed to perform any of its representations, warranties, covenants or agreements set forth in the Merger Agreement and such breach or failure to perform (a) would result in the failure of any of the conditions set forth in the Merger Agreement and (b) cannot be or has not been cured by the earlier of (1) the Termination Date and (2) 30 days after the giving of written notice to the other party of such breach or failure; provided that the terminating party may not exercise this termination right if it is then in material breach of any of its covenants or agreements set forth in the Merger Agreement which breach would give rise to the failure of certain of the other party’s conditions to Closing relating to the accuracy of certain of the terminating party’s representations and warranties and/or the performance of its covenants;

•

by Surface, at any time prior to obtaining required approval by Surface’s stockholders of the Merger Agreement, in order to accept a superior proposal; provided, that Surface will have (a) simultaneously with such termination entered into the associated alternative acquisition agreement with respect to a superior proposal, (b) otherwise complied with the non-solicit covenants set forth in the Merger Agreement section in all material respects, and (c) paid or caused to be paid, prior to or simultaneously with the termination of the Merger Agreement, the termination fee that is payable if the Merger Agreement is terminated pursuant to its terms; and

•

by Coherus, if (a) the Surface board of directors made a change of recommendation, or (b) Surface has breached or failed to perform any of its non-solicit covenants set forth in the Merger Agreement in any material respect.

Termination Fees

Surface Termination Fee

Surface will be obligated to pay to Coherus a termination fee of $2.0 million in cash less the amount of Coherus expenses previously paid by Surface to Coherus (up to $500,000) in the event that:

•

(A) an acquisition proposal has been communicated in writing to the senior management of Surface or the Surface board of directors or has been publicly disclosed or announced or is made directly to Surface’s stockholders, and the acquisition proposal is not publicly withdrawn prior to the date that is five business days prior to the vote of Surface’s stockholders to adopt the Merger Agreement; (B) the Merger Agreement is terminated by Coherus or Surface if the Mergers have not been consummated on or before the Termination Date or by Coherus pursuant to its termination right for Surface’s breach or failure to perform any of its representations, warranties, covenants or agreements in the Merger Agreement; and (C) within 12 months after the date of such termination, Surface enters into a definitive agreement in respect of any acquisition proposal, or a transaction in respect of any acquisition proposal is consummated, which, in each case, need not be the same acquisition proposal that was made, disclosed or communicated prior to termination hereof (except that the parties have agreed that in the case of a definitive agreement being entered into as described in this clause each reference to 20% in the definition of acquisition proposal will be deemed to be a reference to “50%”);

•	the Merger Agreement is terminated by Coherus if (A) the Surface board of directors has effected (or failed to take any action that results in) an adverse change of recommendation, or (B) Surface has breached or failed to perform any of its non-solicitation covenants set forth in the Merger Agreement in any material respect; or

•

the Merger Agreement is terminated by Surface if prior to obtaining the required approval by Surface’s stockholders of the Merger Agreement, Surface has entered into an alternative acquisition agreement with respect to a superior proposal.

In no event will Surface be required to pay the termination fee on more than one occasion. The payment by, or on behalf of, Surface of the termination fee to Coherus, including, if applicable, any fees and expenses incurred as a result of Surface’s failure to timely pay, if paid, shall be the sole and exclusive remedy of Coherus in the event of termination of the Merger Agreement under circumstances requiring the payment of the termination fee; provided, that nothing will relieve Surface from any liability or damages resulting from a willful and material breach of any of its representations, warranties, covenants or agreements set forth in the Merger Agreement or fraud.

Post-Termination Liability

Except as otherwise noted above, and in the case of fraud or in the case of willful and material breach of the Merger Agreement, if Coherus receives a termination fee from Surface, then the receipt of the termination fee will be Coherus’ sole and exclusive remedy against Surface, its affiliates and its and their respective representatives in connection with the Merger Agreement.

Amendment and Waiver

The Merger Agreement may be amended at any time prior to the Effective Time by an instrument in writing signed on behalf of each of the parties to the Merger Agreement, except that if Surface’s stockholders approve the Merger Agreement, no amendment may be made which by applicable law requires further approval of Surface stockholders without the further approval of such Surface stockholders.

Except as otherwise provided in the Merger Agreement, the parties may (a) extend the time for the performance of any of the obligations or acts of the other parties, (b) waive any inaccuracies in the representations and warranties of the other parties set forth in the Merger Agreement or any document delivered pursuant hereto or (c) unless prohibited by applicable law, waive compliance with any of the agreements or conditions of the other parties contained herein; provided, that after the approval by Surface’s stockholders of the Merger Agreement has been obtained, no waiver may be made that pursuant to applicable law requires further approval or adoption by the stockholders of Surface without such further approval or adoption. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such party. No failure or delay of any party in exercising any right or remedy under the Merger Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power.

Assignment

The Merger Agreement is not assignable by any party to the Merger Agreement, in whole or in part, by operation of law or otherwise, without the express prior written consent of the other parties thereto.

Third-Party Beneficiaries

Coherus, Merger Sub I, Merger Sub II and Surface have agreed that their respective representations and warranties set forth in the Merger Agreement are solely for the benefit of the other parties thereto. The Merger

Agreement is not intended to, and does not, confer upon any person other than Coherus, Merger Sub I, Merger Sub II and Surface and their respective successors, legal representatives and permitted assigns any legal or equitable right, benefit or remedy of any nature, thereunder, including the right to rely upon the representations and warranties set forth in the Merger Agreement, except with respect to the sections regarding indemnification, the provisions of the Merger Agreement relating to payment of the Merger Consideration, any cash in lieu of fractional shares of Coherus common stock, and any dividends or other distributions, which provisions inure to the benefit of, and are enforceable by, holders of Surface common stock and Surface equity awards as of immediately prior to the Effective Time to the extent necessary to receive the consideration and amount due to such persons thereunder. The representations and warranties in the Merger Agreement are the product of negotiations among the parties. Any inaccuracies in such representations and warranties are subject to waiver by the parties in accordance with the Merger Agreement without notice or liability to any other person.

Jurisdiction; Specific Performance

Each of Coherus, Merger Sub I, Merger Sub II and Surface has consented to the exclusive personal jurisdiction of the Delaware Court of Chancery (or if the Delaware Court of Chancery does not have jurisdiction, any federal court within the State of Delaware) in any legal actions or proceedings relating to the Merger Agreement or any of the transactions contemplated thereby.

Each of Coherus, Merger Sub I, Merger Sub II and Surface has also agreed that irreparable damage or injury would occur in the event that any of the provisions of the Merger Agreement were not performed or were otherwise breached. Accordingly, and in addition to any other remedy that each may be entitled to, including monetary damages, Coherus, Merger Sub I, Merger Sub II and Surface have agreed that each will be entitled to an injunction or injunctions, specific performance and other equitable relief to prevent breaches of the Merger Agreement and to enforce specifically the terms and provisions of the Merger Agreement. Each of Coherus, Merger Sub I, Merger Sub II and Surface has also irrevocably waived any defense in any action for specific performance that a remedy at law would be adequate and any requirement to post any security in connection with such injunctions.

THE CONTINGENT VALUE RIGHTS AGREEMENT

The following description sets forth the principal terms of the CVR Agreement, which is attached as Annex B hereto and incorporated by reference in this proxy statement/prospectus. The rights and obligations of the parties are governed by the express terms and conditions of the CVR Agreement and not by this description, which is a summary by nature. This description does not purport to be complete and is qualified in its entirety by reference to the complete text of the CVR Agreement. You are encouraged to read the CVR Agreement carefully and in its entirety, as well as this proxy statement/prospectus and the documents incorporated by reference herein, before making any decisions regarding any of the proposals described in this proxy statement/prospectus. This section is intended to provide you with information regarding the terms of the CVR Agreement. Accordingly, the representations, warranties, covenants and other agreements in the CVR Agreement should not be read alone, and you should read the information provided elsewhere in this proxy statement/prospectus and in the public filings Coherus and Surface make with the SEC. See “Where You Can Find More Information.” Capitalized terms used in this section that are otherwise undefined have the meanings ascribed to such terms in the CVR Agreement.

At or prior to the Closing, Coherus and the Rights Agent will execute the CVR Agreement governing the terms of the CVRs. A CVR represents the right to receive the CVR Payment Amounts that become payable under the CVR Agreement. The CVR Agreement will last until the later of (i) 10 years after the date the CVR Agreement is executed (the “CVR Term”), (ii) payment of all Aggregate CVR Payment Amounts (as defined in the CVR Agreement) to the Rights Agent that are required to be paid by Coherus, and the full payment of all CVR Payment Amounts to the CVR holders by the Rights Agent, and (iii) if the holders of not less than 50% of the outstanding CVRs (the “Acting Holders”) exercise their audit rights in accordance with the CVR Agreement, the independent accounting firm’s final determination of the Aggregate CVR Payment Amount subject audit and the payment of any related shortfall amounts that may be owed and payable by Coherus.

CVR Payment Amount and Net CVR Payments

The CVR Payment Amounts payable under the CVR Agreement depend on several factors and will equal, for any fiscal quarter, (i) a dollar amount per CVR equal to the Net CVR Payments during the applicable fiscal quarter, (ii) divided by the total number of CVRs outstanding on the last day of the applicable fiscal quarter, and (iii) multiplied by the total number of CVRs held by the applicable CVR holder on the last day of the applicable fiscal quarter. For the calculation of the CVR Payment Amounts, the Net CVR Payments will equal the sum of the payments under the agreements below, less any permitted deductions provided for and calculated in accordance with the CVR Agreement:

•	70% of all milestone- and royalty-based payments actually received by Coherus or its affiliates from GSK under the License Agreement, dated December 16, 2020, between Surface and GSK;

•	70% of all milestone- and royalty-based payments actually received by Coherus and its affiliates from Novartis under the Collaboration Agreement, dated January 9, 2016, between Surface and Novartis;

•

25% of any upfront payments actually received by Coherus and its affiliates under an agreement entered into by Coherus, the Surviving Entity or their affiliates after the closing of the Mergers granting a third party development, manufacture or commercialization rights for Surface’s SRF114 proprietary drug product candidate in any market outside of the United States, less development costs and expenses incurred by Coherus or its affiliates after the closing of the Mergers for the development of SRF114 (as determined and calculated in accordance with the CVR Agreement); and

•

50% of any upfront payments actually received by Coherus and its affiliates under an agreement entered into by Coherus, the Surviving Entity or their affiliates after the Closing granting a third party development, manufacture or commercialization rights for Surface’s SRF388 proprietary drug product candidate in any market outside of the United States, less development costs and expenses incurred by Coherus or its affiliates after the closing of the Mergers for the development of SRF388 (as determined and calculated in accordance with the CVR Agreement).

The amounts received by Coherus and its affiliates under the covered agreements and included in the Net CVR Payments amount will be reduced by certain permitted deductions pursuant to the CVR Agreement, including: (i) taxes payable by Coherus and its affiliates for amounts received under the covered agreements, (ii) liabilities (including any brokerage fees, transaction fees or other fees or expenses owed to any third party) incurred by Coherus and its affiliates in connection with the performance of the CVR Agreement or the covered agreements, (iii) losses incurred by Coherus and its affiliates arising out of third-party claims relating to the CVR Agreement or the covered agreements (including indemnification obligations), (iv) liabilities relating to the distribution of the CVRs, (v) reasonable out-of-pocket costs incurred by the Acting Holders in connection with the CVR Agreement, (vi) certain fees of independent accountants and third-party proxy solicitors, and (vii) liabilities that should have been included, but were not included, in the calculation of Surface Net Cash under the Merger Agreement. Coherus shall not make any payments in respect of the CVRs if the Net CVR Payments during the applicable fiscal quarter are less than $0.00.

Form of Payment; Certain Limitations

Coherus may pay the CVR Payment Amounts, if any become payable under the CVR Agreement, in cash, by the issuance of additional shares of Coherus common stock or by a combination of cash and the issuance of additional shares of Coherus common stock, calculated as follows:

•

if Coherus elects to make a CVR payment in Coherus common stock only, the number of shares of Coherus common stock payable will be determined by dividing the applicable CVR Payment Amount by $5.2831 (the VWAP for the five trading days through and including June 15, 2023);

•	if Coherus elects to make a CVR payment in cash only, the amount of cash payable will be equal to the applicable CVR Payment Amount; and

•

if Coherus elects to make a CVR payment in a combination of cash and Coherus common stock, the amount payable will equal (A) (1) the applicable CVR Payment Amount divided by $5.2831 (the VWAP for the five trading days through and including June 15, 2023), multiplied by (2) the percentage of the CVR Payment Amount that Coherus has elected to pay in shares of Coherus common stock, plus (B) (1) the applicable CVR Payment Amount multiplied by (2) the percentage of the CVR Payment Amount that Coherus has elected to pay in cash.

Coherus may determine the method of payment in its sole discretion. All payments with respect to the CVRs will be without interest and less any applicable withholding taxes.

If, in the good faith reasonable judgment of Coherus, after consultation with its tax advisor, the aggregate value of the consideration under the Merger Agreement paid in shares of Coherus common stock and amounts paid under the CVR Agreement in shares of Coherus common stock is not at least 40% of the aggregate value of the consideration payable pursuant to the Merger Agreement and the CVR Agreement (the “Reorg Threshold”), then Coherus may not make further cash payments under the CVR Agreement, and the further cash payments will be reduced to the extent necessary to satisfy the Reorg Threshold. As a result, to satisfy the Reorg Threshold, the portion of the CVR Payment Amounts paid in Coherus common stock is increased by an amount equal to the amount by which the cash payments are so reduced.

Additionally, Coherus will not be required to pay any CVR Payment Amounts by the issuance of Coherus common stock if the stock issuance would require approval by Coherus’ stockholders under applicable Nasdaq rules (a “Prohibited CVR Payment”). If the payment of any CVR Payment Amounts in Coherus common stock would result in a Prohibited CVR Payment, after receipt of required notices, the Acting Holders will have 30 business days to request that Coherus seek to obtain the stockholder approval required to permit the issuance of Coherus common stock necessary to make the Prohibited CVR Payment. If the Acting Holders make this request, Coherus must use commercially reasonable efforts to obtain the required stockholder approval, including by convening a stockholders meeting and by filing and delivering the related proxy statement. Coherus is not required to convene a special meeting or file and deliver the related proxy materials if the Coherus board of directors determines in good faith that taking such actions would be materially detrimental to Coherus, in which case Coherus may defer taking such actions until they would not be materially detrimental to Coherus. The Acting Holders may exercise their right to require Coherus to obtain stockholder approval of a Prohibited CVR Payment only once. The Prohibited CVR Payment will not be payable under the CVR Agreement unless and until the Coherus stockholders approve the Prohibited CVR Payment. If the Acting Holders do not exercise their right to require Coherus to seek stockholder approval of a Prohibited CVR Payment, or if the Coherus stockholders reject or fail to approve the Prohibited CVR Payment, no portion of the related Prohibited CVR Payments shall be payable under the CVR Agreement.

Payment Procedures

No later than 45 days after the end of each fiscal quarter during the CVR Term, starting with the first fiscal quarter in which Coherus or its subsidiaries receive any Net CVR Payments that are greater than $0.00, and for subsequent quarters in which Coherus or its subsidiaries receive any Net CVR Payments that are greater than $0.00, Coherus will deliver to the Rights Agent a written CVR payment statement for the fiscal quarter setting forth the Net CVR Payments, the gross amounts received under the covered agreements, a calculation of any permitted deductions, the applicable CVR Payment Amount, and whether the CVR Payment Amount will be made in cash, Coherus common stock or a combination of cash and Coherus common stock. If reasonably requested by the Acting Holders, Coherus will provide the Acting Holders reasonable documentation to support its calculation of the Net CVR Payments and the CVR Payment Amount for the applicable fiscal quarter. Within 10 business days following the delivery of the CVR payment statement to the Rights Agent, if the Net CVR Payments for the applicable fiscal quarter are greater than $0.00, Coherus will deposit with the Rights Agent an amount necessary to pay the Aggregate CVR Payment Amount for the applicable fiscal quarter to all CVR holders.

Coherus is not obligated to pay any CVR Payment Amounts unless the Aggregate CVR Payment Amount exceeds $1,000,000 for any applicable fiscal quarter. If the Aggregate CVR Payment Amount is less than $1,000,000, the payment amount will be rolled over to the next fiscal quarter until the unpaid Aggregate CVR Payment Amount exceeds $1,000,000. In the event the unpaid Aggregate CVR Payment Amounts do not exceed $1,000,000 and otherwise have not been paid prior to termination of the CVR Agreement, Coherus will pay the total amount of the unpaid Aggregate CVR Payment Amount immediately prior to the termination the CVR Agreement.

During the CVR Term, unless Coherus otherwise delivers to the Rights Agent a written statement for the applicable fiscal quarter, if the Net CVR Payments for the fiscal quarter are not greater than $0.00, Coherus will deliver to the Rights Agent a written CVR failure notice indicating that the Net CVR Payments for such CVR Payment Period are not greater than $0.00, together with a statement setting forth a calculation of the Net CVR Payments for the applicable fiscal quarter. The Rights Agent will promptly send each CVR failure notice received by the Rights Agent to the CVR holders.

Covenant to Comply; Direction and Control of the Surface Business

During the CVR Term, Coherus agrees not to (and will cause its affiliates not to) (i) enter into or amend the covered agreements in a manner that would adversely impact the CVR holders, or (ii) materially breach any covered agreements in a manner that would adversely impact the CVR holders. Otherwise, Coherus and its affiliates will have the right, in their sole and absolute discretion, to direct and control the research, development and commercialization of the SRF114 program and SRF388 program following the closing of the Mergers. The CVR Agreement expressly provides that Coherus, the Surviving Entity and their affiliates are not required to continue or institute any clinical trials or seek regulatory approval for either SRF114 or SRF388, or commence any sales of either product, all in Coherus’ sole discretion. Coherus and its affiliates will not have any liability to any CVR holder if Coherus or its affiliates do not execute and enter into any covered agreements for SRF114 or SRF388. Further, following a determination by the Coherus board of directors (exercising its business judgment in good faith), Coherus may terminate the SRF114 and SRF388 programs, in whole or in part.

Audit Rights

Until one year after the end of the CVR Term, with 30 days’ advance notice, the Acting Holders may require Coherus to promptly provide the Acting Holders with reasonable documentation to support the applicable Net CVR Payment calculation and to make its financial personnel reasonably available to a designee of the Acting Holders to discuss and answer questions relating to the applicable Net CVR Payment calculation. The Acting Holders may not exercise these rights more than two times during any fiscal year. If the person designated by the Acting Holders does not agree with Coherus’ calculations under the CVR Agreement, and the designee and Coherus do not resolve the disputed calculations within 20 business days, Coherus will permit one independent accounting firm that is reasonably acceptable to Coherus to have access to the books and records of Coherus, the Surviving Entity and their affiliates as reasonably necessary to evaluate and verify Coherus’ calculations of the Net CVR Payments and other amounts under the CVR Agreement. If the independent accounting firm determines that Coherus paid less than what was actually payable under the CVR Agreement, Coherus is required to pay the related shortfall amount within 20 business days after the independent accounting firm delivers its report, plus interest on the related shortfall amount.

Other Terms; Amendments

The right to payments under the CVR Agreement is solely a contractual right governed by the terms and conditions of the CVR Agreement, and the CVR Agreement is not a security. The CVRs may not be sold, assigned, transferred, pledged, encumbered or in any other manner transferred or disposed of, in whole or in part, other than (i) upon death of a holder of the CVR by will or intestacy, (ii) pursuant to a court order, (iii) made by operation of law (including by consolidation or merger) or without consideration in connection with the dissolution, liquidation or termination of any corporation, limited liability company, partnership or other entity, (iv) in the case of CVRs held in book-entry or other similar nominee form, from a nominee to a beneficial owner and, if applicable, through an intermediary, as allowable by The Depository Trust Company, or (v) by reorganization, recapitalization, reclassification, or other similar change in shares of Coherus common stock. Every request made to transfer the CVRs must be in writing and accompanied by a written instrument of transfer and other documentation reasonably requested by the Rights Agent in a form reasonably satisfactory to the Rights Agent pursuant to its guidelines.

Further, Coherus and the Rights Agent may amend the CVR Agreement without the consent of any CVR holders (i) to evidence a successor to Coherus, (ii) to evidence a successor Rights Agent, (iii) to add to the covenants of Coherus, covenants, restrictions, conditions or provisions that Coherus and the Rights Agent consider to be for the protection and benefit of the CVR holders, (iv) to cure any ambiguity, to correct or supplement any provision in the CVR Agreement that may be defective or inconsistent with any other provision, (v) to ensure that the CVRs are not subject to registration under the Securities Act or the Exchange Act, and the rules and regulations promulgated thereunder, (vi) as may be necessary to comply with or be exempt from the requirements of Section 409A of the Code, (vii) to cancel or reduce the number of CVRs, in the event any holder of CVRs agrees to renounce its rights under the CVR Agreement, (viii) as necessary to ensure that Coherus complies with applicable law, or (ix) for the purpose of adding, eliminating or changing any provisions of the CVR Agreement, unless such addition, elimination or change adversely affects the interests of the CVR holders.

Additionally, amendments may be made with the consent of the Acting Holders, whether evidenced in writing or taken at a meeting of the Acting Holders; provided, however, that no such amendment shall, without the consent of the Acting Holders (i) adversely modify (A) any provision contained in the CVR Agreement with respect to the termination of the CVR Agreement or the CVRs, (B) the time for, and amount of, any payment to be made to the CVR holders pursuant to the CVR Agreement, or (C) the definition of CVR Payment Amount or Gross Payments (as defined in the CVR Agreement), (ii) reduce the number of CVRs (except as contemplated by the CVR Agreement), or (iii) modify any amendment terms included in the CVR Agreement, except to increase the percentage of CVR holders from whom consent is required or to provide that certain provisions of the CVR Agreement cannot be modified or waived.

The summary above of the CVR Agreement is not complete and is qualified in its entirety by reference to the CVR Agreement, a form of which is attached to this proxy statement as Annex B and incorporated into this proxy statement/prospectus by reference. For a complete understanding of the CVR Agreement, holders of shares are encouraged to read the full text of the form of CVR Agreement.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial information is presented to illustrate the estimated effect of the acquisition by Coherus, a Delaware corporation, Merger Sub I, a Delaware corporation and a wholly owned subsidiary of Coherus, and Merger Sub II, a Delaware limited liability company and a wholly owned subsidiary of Coherus, of Surface, a Delaware corporation.

The following unaudited pro forma condensed combined financial information has been derived from and should be read in conjunction with:

•	the historical audited consolidated financial statements of Coherus contained in its Annual Report on Form 10-K for the year ended December 31, 2022;

•

the historical unaudited condensed consolidated financial information of Coherus as of and for the three months ended March 31, 2023 contained in Coherus’ Quarterly Report on Form 10-Q for the period ended March 31, 2023;

•	the historical audited consolidated financial statements of Surface for the year ended December 31, 2022 contained on Form 8-K filed on July 3, 2023;

•

the historical unaudited condensed consolidated financial statements of Surface as of and for the three months ended March 31, 2023 contained in Surface’s Quarterly Report on Form 10-Q for the period ended March 31, 2023; and

•

other information related to Coherus and Surface contained in, incorporated by reference into or attached to this proxy statement/prospectus, as further described in “The Merger Agreement,” “The Contingent Value Rights Agreement,” “Questions and Answers,” as well as the factors described in “Risk Factors.”

The pro forma condensed combined financial information has been presented for informational purposes only and is not necessarily indicative of the combined financial position or results of operations that would have been realized had the Mergers, related transactions and the Coherus Underwritten Offering (described below in “—Description of the Mergers, Related Transactions and the Coherus Underwritten Offering”) occurred as of the dates indicated, nor is it meant to be indicative of any anticipated combined financial position or future results of operations that Coherus will experience after the Mergers, related transactions and the Coherus Underwritten Offering. The unaudited pro forma condensed combined balance sheet is intended to provide information about the impact of the Mergers, related transactions and the Coherus Underwritten Offering as if they had been consummated on March 31, 2023. The unaudited pro forma condensed combined statements of operations are intended to provide information about the impact of the Mergers, related transactions and the Coherus Underwritten Offering as if they had occurred on January 1, 2022. The unaudited pro forma adjustments are based on certain currently available information and certain assumptions and methodologies that management believes are reasonable under the circumstances, and is subject to change as additional information becomes available and analyses are performed. In the opinion of management, all adjustments necessary to present fairly the unaudited pro forma condensed combined financial information have been made.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF MARCH 31, 2023

(in thousands)

	Historical		Transaction Accounting Adjustments			Coherus Underwritten Offering Adjustment			Pro Forma Combined Balance Sheet
	Coherus	Surface
Assets
Current assets:
Cash and cash equivalents	$16,145	$28,982	$(13,000)	5	(f)	$53,605	5	(a)	$87,350
			(5,400)	5	(g)	—
			(5,353)	5	(h)	—
			(28,389)	5	(b)	—
			49,165	5	(d)	—
			(8,405)	5	(c)	—
Investments in marketable securities	111,944	73,073	(49,165)	5	(d)	—			135,852
Trade receivables	101,458	—	—			—			101,458
Inventory	49,406	—	—			—			49,406
Prepaid manufacturing	16,019	—	—			—			16,019
Other prepaids and current assets	20,954	5,154	—			—			26,108

Total current assets	315,926	107,209	(60,547)			53,605			416,193
Property and equipment	7,724	4,511	(4,511)	5	(c)	—			7,724
Operating lease right-of-use asset	—	23,693	(23,693)	5	(c)	—			—
Restricted cash	—	1,595	(1,595)	5	(c)	—			—
Inventory, non-current	65,081	—	—			—			65,081
Finite-lived intangible assets	2,307	—	49,410	5	(e)	—			51,717
Indefinite-lived intangible assets	3,563	—	6,955	5	(e)	—			10,518
Other assets, non-current	7,825	—	—			—			7,825

Total assets	402,426	137,008	(33,981)			53,605			559,058

Liabilities and stockholders’ equity
Accounts payable	23,231	1,108	—			—			24,339
Accrued rebates, fees and reserves	55,697	—	—			—			55,697
Accrued compensation	12,422	—	—			—			12,422
Accrued and other current liabilities	32,057	4,612	(281)	5	(b)	—			36,388
Operating lease liability	—	5,811	(5,811)	5	(c)	—			—
Convertible note payable	—	3,219	(3,219)	5	(b)	—			—

Total current liabilities	123,407	14,750	(9,311)			—			128,846
Term loans	245,718	—	—			—			245,718
Operating lease liability, non-current	—	23,939	(23,939)	5	(c)	—			—
Convertible notes	225,900	22,488	(22,488)	5	(b)	—			225,900
Lease liabilities, non-current	3,806	—	—			—			3,806
CVR liability	—	—	16,290	5	(e)	—			16,290
Other liabilities, non-current	102	—	—			—			102

Total liabilities	598,933	61,177	(39,448)			—			620,662
Commitments and contingencies
Stockholders’ equity (deficit):
Common stock	8	6	(4)	5	(e)	1	5	(a)	11
Additional paid-in capital	1,221,100	300,464	(230,394)	5	(e)	53,604	5	(a)	1,344,774
Accumulated other comprehensive loss	(278)	(569)	569	5	(e)	—			(278)
Accumulated deficit	(1,417,337)	(224,070)	253,278	5	(e)	—			(1,406,111)
			(2,401)	5	(b)	—
			(8,454)	5	(c)	—
			(5,400)	5	(g)	—
			(5,353)	5	(h)	—
			16,626	5	(e)	—
			(13,000)	5	(f)	—

Total stockholders’ equity (deficit)	(196,507)	75,831	5,467			53,605			(61,604)

Total liabilities and stockholders’ equity	$402,426	$137,008	$(33,981)			$53,605			$559,058

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE THREE MONTHS ENDED MARCH 31, 2023

(in thousands, except shares and per share amounts)

	Historical		Transaction Accounting Adjustments			Pro Forma Combined Statement of Operations
	Coherus	Surface
Net revenue	$32,436	$—	$—			$32,436

Total revenue	32,436	—	—			32,436
Costs and expenses:
Cost of goods sold	16,874	—	824	6	(l)	17,698
Research and development	34,154	13,777	(251)	6	(e)	46,970
			(710)	6	(d)
Selling, general, and administrative	49,153	5,886	(94)	6	(e)	54,671
			(274)	6	(d)

Total costs and expenses	100,181	19,663	(505)			119,339

Loss from operations	(67,745)	(19,663)	505			(86,903)

Interest expense	(9,712)	(932)	932	6	(a)	(9,712)
Other income (expense), net	1,728	854	(232)	6	(f)	2,350

Loss before income taxes	(75,729)	(19,741)	1,205			(94,265)
Income tax provision	—	—	—			—

Net loss	$(75,729)	$(19,741)	$1,205			$(94,265)

Basic and diluted net loss per share	$(0.96)	$(0.33)				$(0.86)

Weighted-average number of shares used in computing basic and diluted net loss per share	79,268,853	60,627,993				109,208,610

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2022

(in thousands, except shares and per share amounts)

	Historical		Transaction Accounting Adjustments			Pro Forma Combined Statement of Operations
	Coherus	Surface
Net revenue	$211,042	$—	$—			$211,042
License-related revenue	—	30,000	—			30,000

Total revenue	211,042	30,000	—			241,042
Costs and expenses:
Cost of goods sold	70,083	—	3,294	6	(l)	73,377
Research and development	199,358	67,003	128	6	(k)	269,416
			(1,004)	6	(e)
			6,700	6	(g)
			(2,769)	6	(d)
Selling, general, and administrative	198,481	24,866	5,353	6	(h)	239,001
			(363)	6	(e)
			6,300	6	(g)
			(1,070)	6	(d)
			34	6	(k)
			5,400	6	(i)

Total costs and expenses	467,922	91,869	22,003			581,794

Loss from operations	(256,880)	(61,869)	(22,003)			(340,752)
Gain on bargain purchase	—	—	16,626	6	(j)	16,626
Interest expense	(32,474)	(3,146)	3,146	6	(a)	(32,474)
Loss on debt extinguishment	(6,222)	—	(2,401)	6	(b)	(8,623)
Other income (expense), net	3,822	1,429	(1,601)	6	(f)	3,650
Loss from lease termination	—	—	(8,454)	6	(c)	(8,454)

Loss before income taxes	(291,754)	(63,586)	(14,687)			(370,027)
Income tax provision	—	—	—			—

Net loss	$(291,754)	$(63,586)	$(14,687)			$(370,027)

Basic and diluted net loss per share	$(3.76)	$(1.14)				$(3.44)

Weighted-average number of shares used in computing basic and diluted net loss per share	77,630,020	55,761,386				107,569,777

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

1. Description of the Mergers, Related Transactions and the Coherus Underwritten Offering

Coherus, Merger Sub I, Merger Sub II and Surface have entered into the Merger Agreement, which provides for the merger of Merger Sub I with and into Surface, with Surface surviving the First Merger and continuing its existence under the DGCL and becoming a direct, wholly owned subsidiary of Coherus and immediately thereafter, the merger of the Surviving Corporation with and into Merger Sub II, with Merger Sub II surviving. As a result of the Mergers, the separate existence of Merger Sub I and Surface will cease and Merger Sub II will continue its existence under the DLLCA as the Surviving Entity and as a direct, wholly owned subsidiary of Coherus. The total Merger Consideration primarily consists of the estimated fair value of CVRs of approximately $16.3 million, and approximately 16,410,346 shares of Coherus common stock based on a per share price of $4.27, which is the closing price of Coherus common stock on June 30, 2023.

At the Effective Time of the First Merger, each share of Surface common stock (other than (i) shares held in treasury by Surface or held directly by Coherus, Merger Sub I or Merger Sub II, which shares will be cancelled or (ii) shares that are held by any holder who is entitled to demand and properly demands appraisal of such shares of Surface common stock pursuant to, and in compliance with, Section 262 of the DGCL) that are issued and outstanding immediately prior to the Effective Time will be converted automatically into the right to receive, without interest, (a) a number of shares of Coherus common stock equal to the Exchange Ratio determined by dividing (x) the quotient obtained by dividing (1) $40,000,000 plus Surface Net Cash, determined and calculated in accordance with the Merger Agreement, by (2) $5.2831 (the VWAP for the five trading days through and including June 15, 2023), by (y) the total number of shares of Surface common stock issued and outstanding immediately prior to the Effective Time, on a fully-diluted and as-converted basis as determined in accordance with the Merger Agreement, and if applicable, cash in lieu of fractional shares (without interest and less any applicable withholding taxes), and (b) one CVR representing the right to receive the CVR Payment Amount, all as described in “The Merger Agreement—Merger Consideration.” The CVR, representing a contractual right to receive future conditional payments pursuant to the CVR Agreement, is settleable in cash, additional shares of Coherus common stock derived from the Coherus share price of $5.2831 per share, or a combination of cash and additional shares of Coherus common stock, at Coherus’ sole discretion, upon the achievement of certain development, regulatory approval, commercial milestones and annual sales-based royalties, if any, related to Surface’s covered agreements until 2033.

The Exchange Ratio depends on the Surface Net Cash at the Closing and will not be adjusted in the event of any change in the price of either Coherus or Surface common stock. Therefore, the value of the Merger Consideration will depend on the market price of Coherus common stock at the Effective Time. The market price of Coherus common stock has fluctuated prior to and after the date of the announcement of the Merger Agreement and will continue to fluctuate from the date of this proxy statement/prospectus to the date of the Surface special meeting, and through the date the First Merger is consummated. Given that the price per share of Coherus common stock used in the calculation of the Exchange Ratio was fixed upon the execution of the Merger Agreement, the Exchange Ratio will not be adjusted for changes in the market price of either Coherus or Surface common stock prior to the completion of the Mergers.

At the Effective Time, (i) each Surface Stock Option to purchase shares of Surface common stock granted under any of Surface’s equity incentive plans that is outstanding immediately prior to the Effective Time, will, if in-the-money, become vested, and automatically and without any required action on the part of the holder of such Surface Stock Option or Surface, be cancelled and the holder of such Surface Stock Options will automatically receive the Merger Consideration as specified in the Merger Agreement, (ii) each Surface Stock Option to purchase shares of Surface common stock granted that is outstanding as of immediately prior to the Effective Time, will, if underwater and held by any Covered Employee, be cancelled and replaced with a Coherus option on substantially the same terms as were in effect immediately prior to the Mergers, (iii) each Surface Stock

Option to purchase shares of Surface common stock granted that is outstanding as of immediately prior to the Effective Time, will, if underwater and held by an employee who is not a Covered Employee, be cancelled and receive no Merger Consideration and will have no further rights with respect to such option, and (iv) each Surface RSU, whether vested or unvested, that is outstanding immediately prior to the Effective Time will, if unvested, become vested, and the holder of such Surface RSUs will automatically and without any required action on the part of the holder thereof or Surface, receive the Merger Consideration as specified in the Merger Agreement. Management expects a limited number of Surface employees will join Coherus subsequent to the Mergers.

In connection with the Mergers, the following related transactions occurred and/or are probable of occurring prior to the Closing, for which disclosures of pro forma financial information would be material and are included as Transaction Accounting Adjustments.

•

Repayment of Surface’s convertible note: On June 15, 2023, in connection with entering into the Merger Agreement, Surface executed a payoff arrangement to repay its convertible note with a principal amount of $25.0 million which was entered into on November 22, 2019. Pursuant to the payoff arrangement, which settled in full on June 16, 2023, Surface incurred a loss on debt extinguishment of $2.4 million.

•

Early termination of the operating lease for Surface’s corporate headquarters: On June 15, 2023, in connection with entering into the Merger Agreement, Surface executed a lease termination agreement related to the operating lease for its corporate headquarters in Cambridge, Massachusetts. Pursuant to the lease termination agreement, the operating lease will terminate on September 15, 2023, subject to any extensions requested by Surface or accelerations initiated by the landlord, with an aggregate termination fee of $10.0 million being due.

•	Liquidation of Surface’s marketable securities into cash: Surface will partially liquidate its marketable securities into cash to maintain the Surface Net Cash pursuant to the Merger Agreement.

The Mergers have been approved by the Coherus board of directors and Surface board of directors. However, the Mergers are subject to the approval of Surface shareholders and the satisfaction of customary closing conditions. The Mergers are expected to close in the third quarter of 2023.

Material Transaction - Coherus Underwritten Offering

On May 16, 2023, in a financing unrelated to the Mergers, Coherus publicly announced it had priced an underwritten transaction pursuant to which it would issue and sell an aggregate of 11,764,706 shares of Coherus common stock at a price of $3.995 per share to the public, and it granted the underwriters an option to purchase up to an additional 1,764,705 shares of Coherus common stock (the “Coherus Underwritten Offering”). On May 18, 2023, Coherus closed the Coherus Underwritten Offering and issued and sold 13,529,411 shares of Coherus common stock (including the option granted to the underwriters). Coherus received net proceeds of approximately $53.6 million from this transaction. This transaction is included in the unaudited proforma condensed combined balance sheet as of March 31, 2023 as “Coherus Underwritten Offering Adjustment.”

2. Basis of Pro Forma Presentation

The unaudited pro forma condensed combined financial information has been prepared by management in accordance with Article 11 of Regulation S-X, as amended (“Article 11”), and is presented in U.S. dollars. The adjustments presented in the unaudited pro forma condensed combined financial information have been identified and presented to provide relevant information necessary for an understanding of the combined company after the consummation of the Mergers, related transactions and the Coherus Underwritten Offering.

The unaudited pro forma condensed combined financial information for the Mergers has been prepared using the acquisition method of accounting under U.S. generally accepted accounting principles, which is referred to herein as “U.S. GAAP.” Under the acquisition method, the assets and liabilities of Surface have been recorded generally at their preliminary estimated fair values using information that is known and knowable as of the date of this proxy statement/prospectus. The unaudited pro forma condensed combined balance sheet as of March 31, 2023 reflects adjustments that depict the accounting for the Mergers, the related transactions and the Coherus Underwritten Offering as if they had occurred on March 31, 2023. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2022 and for the three months ended March 31, 2023 each reflect adjustments that give effect to Coherus’ results of operations as if the Mergers, related transactions and the Coherus Underwritten Offering had occurred on January 1, 2022, the first day of the earliest period presented.

The pro forma financial information does not give effect to any anticipated synergies, operating efficiencies, tax savings, or cost savings that may be associated with the Mergers, the related transactions and the Coherus Underwritten Offering. The unaudited pro forma condensed combined financial information does not reflect the income tax effects of the pro forma adjustments, as management believes income tax adjustments to not be meaningful given the combined entity incurred significant losses during the historical periods presented. There were no existing contractual relationships between Coherus and Surface during the periods presented in the unaudited pro forma condensed combined financial information.

The pro forma adjustments are preliminary and are based upon available information and certain assumptions which management believes are reasonable under the circumstances and which are described in the accompanying notes to the unaudited pro forma condensed combined financial information. Actual results may differ materially from the assumptions within the accompanying unaudited pro forma condensed combined financial information. For pro forma purposes, the estimated fair value of Surface’s tangible and identifiable intangible assets acquired and liabilities assumed were based on a preliminary estimate of fair value. The excess of the estimated fair value of identified assets acquired and liabilities assumed over the purchase price was recognized as a bargain purchase gain. The final purchase price allocation will be determined when the final purchase price has been determined, detailed valuations and any other studies and calculations deemed necessary have been completed. Therefore, the actual amounts recorded as of the completion of the Mergers may also differ materially from the information presented in this unaudited condensed combined pro forma information as a result of, among other factors, the amount of cash used in Surface’s operations between the signing of the Merger Agreement and the Closing; the timing of Closing; changes in the fair value of Coherus common stock; and other changes in Surface’s assets and liabilities that occur prior to the Closing.

Coherus and Surface have incurred certain non-recurring charges and Coherus and Surface anticipate that additional non-recurring charges will be incurred in connection with the Mergers, the substantial majority of which consist of severance compensations offered to Surface’s executives and non-executive employees, a termination fee resulting from the early termination of Surface’s operating lease, the prepayment and final balloon payment of Surface’s convertible note, and transaction costs related to financial advisors, legal services and professional accounting services. Such charges could affect the future results of the post-acquisition company in the period in which such charges are incurred; however, these costs are not expected to be incurred in any period beyond 12 months from the Closing Date. Accordingly, the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2022 reflect the effects of these non-recurring charges, which are not accrued for in the historical balance sheets of Coherus and Surface as of March 31, 2023.

3. Accounting Treatment for the Mergers

Coherus is expected to be the legal acquiror of Surface. For accounting purposes, the Mergers will be accounted for using the acquisition method, with Surface being treated as the “acquired” company. This determination is primarily because subsequent to the Mergers, Coherus’ stockholders will have a majority of the voting power of the combined company, Coherus will control a majority of the governing body of the combined company and Coherus’ senior management will comprise the majority of the senior management of the combined company.

For accounting purposes, the assets and liabilities of Surface will be recorded at their fair values measured as of the date of the Mergers, with any excess of the fair value of the net assets acquired over the purchase price, if any, to be recorded as a bargain purchase gain. The results of Surface will be presented within the consolidated results of Coherus from the date of Mergers going forward.

4. Preliminary Estimated Purchase Price and Purchase Price Allocation

Pursuant to the Merger Agreement, the aggregate Upfront Consideration to be issued in Coherus common stock shall represent not more than 19.9% of the aggregate Coherus common stock outstanding immediately prior to the Effective Time. As such, the unaudited pro forma condensed combined financial information has been prepared assuming that Coherus has sufficient shares of common stock issuable to shareholders of Surface pursuant to the Merger Agreement and no Merger Consideration will be paid in cash.

Preliminary Estimated Purchase Price

The following table summarizes the preliminary estimate of the purchase price:

(amounts in thousands, except share and per share amounts)
Coherus common stock issued for Upfront Consideration at Closing	16,254,631
Coherus common stock share price as of June 30, 2023	$4.27

Fair value of equity of the combined company owned by Surface equity holders	$69,407
Fair value of contingent CVR liability	$16,290
Fair value of equity of the combined company owned by Surface former employees*	$665

Total preliminary estimated purchase price	$86,362

*	Represents 155,715 shares of Coherus common stock issued to Surface former employees at a per share price of $4.27 per share on June 30, 2023.

The Merger Consideration in the unaudited pro forma condensed combined financial information was calculated in accordance with the terms of the Merger Agreement using Surface Net Cash as if the transaction had been consummated on March 31, 2023. Surface Net Cash is expected to decrease significantly between March 31, 2023 and when the Mergers are expected to close in the third quarter of 2023, thus the final Merger Consideration, the quantity of Coherus shares and CVRs issued to Surface shareholders are each expected to be lower than the amounts reflected in the pro forma condensed combined financial information. Further, the final Merger Consideration could significantly differ from the amounts presented in the unaudited pro forma condensed combined financial information due to, among other factors, movements in Coherus common stock price up to the Closing Date. A sensitivity analysis related to the fluctuation in the Coherus common stock price was performed to assess the impact a hypothetical change of 10% on the closing price of Coherus common stock on June 30, 2023, would have on the estimated Merger Consideration and the preliminary pro forma bargain purchase gain as of the Closing Date. The following table shows the change in stock price, estimated Merger Consideration and the pro forma bargain purchase gain:

	+10%	-10%
(amounts in thousands, except share and per share amounts)
Coherus common stock issued for Upfront Consideration at Closing	16,254,631	16,254,631
Coherus common stock share price with a hypothetical change of 10% as of June 30, 2023	$4.70	$3.84

Fair value of equity of the combined company owned by Surface equity holders	$76,397	$62,418
Fair value of contingent CVR liability	$16,290	$16,290
Fair value of equity of the combined company owned by Surface former employees**	$732	$598

Total preliminary estimated purchase price	$93,419	$79,306

Gain on bargain purchase	$9,569	$23,682

**	Represents 155,715 shares of Coherus common stock issued to Surface former employees at a per share price of $4.27 per share with a hypothetical change of 10% on June 30, 2023.

Preliminary Estimated Purchase Price Allocation

Primarily because of the magnitude of the Mergers, how recently they were announced and the significant amount and complexity of information to be obtained and analyzed, the estimated fair values of the acquired net assets for the purchase price allocation as of the date of this proxy statement/prospectus have been prepared on a preliminary basis. These estimates may change during the allowable measurement period and between the date of this proxy statement/prospectus and Closing, which is up to the point management obtains and analyzes the information that existed as of the date of the Mergers necessary to determine the fair values of the assets acquired and liabilities assumed. Some of the more significant assumptions inherent in the development of estimated intangible asset fair values include: the amount and timing of projected future cash flows (including revenue, cost of sales, research and development costs, sales and marketing expenses, capital expenditures and working capital requirements) as well as estimated contributory asset charges; probability of success for in-process research and development projects; the discount rate selected to measure inherent risk of future cash flows; and the assessment of the asset’s life cycle and the competitive trends impacting the asset, among other factors. These assumptions will be adjusted accordingly, if the final identifiable intangible asset valuation generates results, including corresponding useful lives and related amortization methods, that differ from the pro forma estimates or if the above scope of intangible assets is modified. Because Coherus currently does not have sufficient information as to the amount, timing and risk of cash flows of all of the acquired intangible assets, the final valuation will be completed within one year from the Closing Date. Specifically for the valuation of intangible assets acquired, management used publicly available benchmarking information, as well as a variety of other assumptions, including market participant assumptions to determine the preliminary values. Any changes in the fair values of the assets acquired and liabilities assumed during the measurement period may result in material adjustments to the bargain purchase gain recognized. The following table summarizes allocation of the preliminary estimate of the purchase price to the assets acquired and liabilities assumed:

(amounts in thousands)
Cash and cash equivalents	$23,000
Investments in marketable securities	23,908
Other prepaids and current assets	5,154
In-Process R&D	6,955
Out-License	49,410

Total assets acquired	108,427
Accounts payable	1,108
Accrued and other current liabilities	4,331

Total liabilities assumed	5,439

Net assets acquired	102,988

Total preliminary estimated purchase price	86,362

Gain on bargain purchase	$16,626

The amount allocated to identifiable intangible assets has been attributed to the following assets:

	Useful lives	Fair value as of the Closing Date
(amounts in thousands)
In-Process R&D	n/a	$6,955
Out-License - GSK	15 years	13,229
Out-License - Novartis	15 years	36,181

		$56,365

5. Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet

The adjustments included in the unaudited pro forma condensed combined balance sheet as of March 31, 2023 are as follows:

Coherus Underwritten Offering Adjustment:

a)

To reflect the net proceeds of approximately $53.6 million related to the sale of 13,529,411 shares of Coherus common stock on May 18, 2023 with corresponding increases to common stock and additional paid-in capital.

Transaction Accounting Adjustments for the Mergers and related transactions:

b)

To reflect a cash settlement of $28.4 million to repay Surface’s convertible note. On June 15, 2023, Surface executed a payoff arrangement to repay its convertible note with a principal amount of $25.0 million, which was entered into on November 22, 2019. Pursuant to the payoff arrangement which settled in full on June 16, 2023, Surface incurred a loss on extinguishment of $2.4 million which has been recorded as an increase in accumulated deficit. In addition, Surface derecognized its current convertible note payable of $3.2 million, net of debt discount of $0.3 million, convertible notes of $22.5 million, net of accretion of $0.8 million, and accrued interest of $0.3 million.

c)

To reflect the cash settlement of $10.0 million for the early termination of the operating lease for Surface’s corporate headquarters, of which $8.4 million is to be funded from cash and cash equivalents and $1.6 million is to be funded from restricted cash. The leasehold improvements of $4.5 million, the operating lease right-of-use assets of $23.7 million, the current operating lease liability of $5.8 million, and the non-current operating lease liability of $23.9 million has been derecognized with a corresponding offset to increase accumulated deficit by $8.5 million due to a loss resulting from the early termination of the operating lease.

d)	To reflect the partial liquidation of Surface’s marketable securities into cash for the purpose of maintaining the Minimum Company Net Cash pursuant to the Merger Agreement.

e)

To reflect, upon the Closing of the Mergers, (i) the derecognition of historical accumulated deficit, common stock, additional paid-in capital and accumulated other comprehensive loss of Surface, (ii) the recognition of the estimated fair value of finite-lived intangible assets of $49.4 million and indefinite-lived intangible assets of $7.0 million acquired, (iii) the recognition of the preliminary estimated fair value of the contingent CVR liability of $16.3 million, (iv) the conversion and exchange of all then outstanding shares of Surface’s common stock into 16,254,631 shares of Coherus common stock at a par value of $0.0001 per share and additional paid-in capital, (v) the conversion and exchange of all then in-the-money options of Surface into 155,715 shares of Coherus common stock at a par value of $0.0001 per share and additional paid-in capital, and (vi) the bargain purchase gain of $16.6 million. Refer to Notes 4 and 6(j).

f)	To reflect a cash settlement of Surface’s employee severance of $13.0 million with a corresponding offset to increase Surface’s accumulated deficit.

g)

To reflect Coherus’ estimated transaction costs of $5.4 million consisting of advisory, legal, accounting and auditing fees and other professional fees. These costs are recorded as a reduction in cash and an increase in accumulated deficit (see Note 6(i)). There were no transaction costs accrued or paid as of March 31, 2023.

h)

To reflect Surface’s estimated transaction costs of $5.4 million consisting of advisory, legal, accounting and auditing fees and other professional fees. These costs are recorded as a reduction in cash and an increase in accumulated deficit (see Note 6(h)). The total amount of the estimated transaction costs is $5.5 million, of which $0.1 million was paid in the first quarter of 2023.

6. Adjustments to Unaudited Pro Forma Condensed Combined Statements of Operations

The adjustments included in the unaudited pro forma condensed combined statements of operations for the three months ended March 31, 2023 and for the year ended December 31, 2022, are as follows:

a)

To reflect the derecognition of historical interest expense of $0.9 million and $3.1 million for the three months ended March 31, 2023 and for the year ended December 31, 2022, respectively, related to the cash settlement of the Surface’s convertible note as if it had occurred on January 1, 2022.

b)

To record the loss on debt extinguishment of $2.4 million for the year ended December 31, 2022 related to Surface’s convertible note as if it had occurred on January 1, 2022 (see Note 5(b)). This is a non-recurring item.

c)	To record the loss on early termination of the operating lease for Surface’s corporate headquarters of $8.5 million for the year ended December 31, 2022 (see Note 5(c)). This is a non-recurring item.

d)

To reflect the derecognition of historical lease and depreciation expense, net of sublease income, of 1.0 million and $3.8 million for the three months ended March 31, 2023 and for the year ended December 31, 2022, respectively, related to the early termination of the operating lease for Surface’s corporate headquarters. Of the aggregate historical lease and depreciation expense of $1.0 million for the three months ended March 31, 2023, $0.7 million and $0.3 million have been derecognized from research and development expense and selling, general and administrative expense, respectively. Of the aggregate historical lease and depreciation expense of $3.8 million for the year ended December 31, 2022, $2.7 million and $1.1 million has been derecognized from research and development expense, and selling, general and administrative expense, respectively.

e)

To reflect the derecognition of historical depreciation expense related to the write-off of leasehold improvements, net of $0.3 million and $1.4 million for the three months ended March 31, 2023 and for the year ended December 31, 2022, respectively, in connection with the early termination of the operating lease for Surface’s corporate headquarters as if the Mergers had occurred on January 1, 2022. Of the aggregate historical depreciation expense of $0.3 million for the three months ended March 31, 2023, $0.2 million and $0.1 million has been derecognized from research and development expense and selling, general and administrative expense, respectively. Of the aggregate historical lease expense of $1.4 million for the year ended December 31, 2022, $1.0 million and $0.4 million has been derecognized from research and development expense and selling, general and administrative expense, respectively.

f)

To reflect the derecognition of historical interest income of $0.2 million and $1.6 million for the three months ended March 31, 2023 and for the year ended December 31, 2022, respectively, related to Surface’s marketable securities as such securities are expected to be liquidated to meet the Minimum Company Net Cash amount.

g)

To reflect the recognition of Surface’s severance expense of $13.0 million offered to executives and non-executive employees as if this had occurred on January 1, 2022. This is a non-recurring item. Of the aggregate Surface’s severance expense of $13.0 million, $6.7 million and $6.3 million have been recorded to research and development expense, and selling, general and administrative expense, respectively.

h)

To reflect Surface’s estimated transaction costs of $5.4 million consisting of advisory, legal, accounting and auditing fees and other professional fees for the year ended December 31, 2022. This is a non-recurring item.

i)

To reflect Coherus’ estimated transaction costs of $5.4 million consisting of advisory, legal, accounting and auditing fees and other professional fees for the year ended December 31, 2022. This is a non-recurring item.

j)

To reflect the preliminary excess of the estimated fair value of the net assets acquired over the Merger Consideration as a bargain purchase gain of $16.6 million for the year ended December 31, 2022 as if the Mergers had occurred on January 1, 2022. Refer to Notes 4 and 5(e).

k)

To reflect the post-combination expense of $0.2 million for the year ended December 31, 2022 related to the accelerated vesting of in-the-money options held by Surface’s non-executive employees, of which, $0.1 million and $0.1 million is recorded as research and development expense, and selling, general and administrative expense, respectively, as if the Mergers had occurred on January 1, 2022.

l)

To record amortization expense of $0.8 million and $3.3 million for the three months ended March 31, 2023 and for the year ended December 31, 2022, respectively, related to the finite-lived intangible assets as if the Mergers had occurred on January 1, 2022 (see Note 5(e)).

7. Pro Forma Earnings Per Share

The below table presents the calculation of pro forma combined basic and diluted net loss per share of Coherus common stock as if the Mergers, the related transactions and the Coherus Underwritten Offering had occurred on January 1, 2022, after giving effect to the following impacts for the three months ended March 31, 2023 and for the year ended December 31, 2022:

•	The preliminary estimated number of shares of Coherus common stock to be issued for Upfront Consideration calculated using the Exchange Ratio;

•	The preliminary estimated number of shares of Coherus common stock to be issued as part of the Merger Consideration to Surface former employees; and

•	Shares issued for the Coherus Underwritten Offering

	For the Three Months Ended March 31, 2023	For the Year Ended December 31, 2022
(amounts in thousands, except share and per share amounts)
Pro forma net loss attributable to stockholders	$(94,265)	$(370,027)
Weighted average common shares outstanding	79,268,853	77,630,020
Shares issued for Coherus Underwritten Offering	13,529,411	13,529,411
Coherus common stock issued to Surface shareholders for Upfront Consideration	16,254,631	16,254,631
Coherus common stock issued to Surface former employees as part of Merger Consideration	155,715	155,715

Pro forma weighted average number of shares—basic and diluted***	109,208,610	107,569,777

Basic and diluted net loss per share	$(0.86)	$(3.44)

***	The following outstanding dilutive potential shares were excluded from the calculation of diluted net loss per share due to their anti-dilutive effect:

	For the Three Months Ended March 31, 2023	For the Year Ended December 31, 2022
Shares related to Surface non-executive stock options that will convert and be issued following the close of the Mergers	39,844	39,844
RSUs owned by Surface employees that will accelerate and convert into shares of Coherus common stock following the close of the Mergers	47,874	47,874
RSUs owned by Surface employees that will vest on August 1, 2023 and convert to shares of Coherus common stock	49,748	49,748
Stock options owned by Coherus employees, including shares subject to its employee stock purchase plan	23,996,096	22,214,875
Restricted stock units owned by Coherus employees	2,586,168	2,399,465
Shares issuable upon conversion of Coherus’ 2022 convertible notes	—	1,078,632
Shares issuable upon conversion of Coherus’ 2026 convertible notes	11,942,152	11,942,152

	38,661,882	37,772,590

MANAGEMENT OF SURFACE

Information About Surface’s Directors

Surface’s business and affairs are managed under the direction of the Surface board of directors, which is currently comprised of 10 directors. The Surface board of directors is divided into three classes, with one class of directors standing for election each year. The members of each class are elected to serve a three-year term with the term of office of each class ending in successive years.

The following table sets forth information concerning Surface’s directors as of June 15, 2023. The biographical description of each director includes the specific experience, qualifications, attributes and skills that the Surface board of directors would expect to consider if it were making a conclusion currently as to whether such person should serve as a director.

CLASS I DIRECTORS
	AGE	DIRECTOR SINCE
J. Jeffrey Goater, M.B.A. has served as a member of the Surface board of directors since February 2018 and was the Chair from April 2021 to December 2021. Mr. Goater is currently a Venture Partner at The Column Group, a position he has held since October 2021 and has been Interim Chief Executive Officer at Atavistik Bio since January 2022. Mr. Goater previously served as Surface’s Chief Executive Officer from February 2018 to March 2021, as its Secretary from February 2017 to September 2018, and as its Chief Business Officer from February 2017 to February 2018. Prior to Surface, Mr. Goater served as the Chief Financial Officer and held other senior business and finance positions at Voyager Therapeutics, Inc., from September 2013 to December 2016. Prior to that, he served as Vice President of Business Development at Synageva BioPharma Corp. (now Alexion Pharmaceuticals, Inc.), from April 2013 to July 2013, and prior to that, he worked as an investment banker at Evercore Partners Inc. (now Evercore Inc.), from April 2008 to April 2013, most recently as Managing Director. Prior to that, Mr. Goater worked as an equity research analyst at Cowen and Company, LLC, covering the biopharmaceutical sector, from August 2004 to March 2008. He served on the board of directors of two publicly traded biotechnology companies, Vaccinex, Inc. (Nasdaq: VCNX) from May 2013 to May 2022 and LogicBio Therapeutics (Nasdaq: LOGC) from December 2020 to November 2022, and he currently serves on the board of directors of private biotechnology companies Atavistik Bio, Judo Bio, Kallyope, Remix Therapeutics and Ribon Therapeutics. Mr. Goater received a B.A. in Biology, an M.S. in Pathology, an M.S. in Microbiology and Immunology, and an M.B.A. all from the University of Rochester. The Surface board of directors believes that Mr. Goater’s experience as Surface’s Chief Executive Officer, as well as his experience in the life science industry, qualifies him to serve on the Surface board of directors.	47	February 2018

David S. Grayzel, M.D. is Surface’s co-founder and has served as a member of the Surface board of directors since April 2014. Dr. Grayzel has also served as Surface’s Chief Executive Officer from April 2014 to May 2015, and Chair of its board of directors from April 2014 to January 2017. Dr. Grayzel has been a Partner at Atlas Venture Inc. since April 2014. Since joining Atlas Venture Inc. as a Managing Director in June 2010, Dr. Grayzel co-founded and served as Chief Executive Officer of Arteaus Therapeutics, LLC from June 2011 until it was acquired by Eli Lilly and Company in January 2014, and served as co-founder and Chief Executive Officer of Annovation Biopharma, Inc. from May 2011 until it was acquired by The Medicines Company in February 2015. He was a co-founder and member of the board of directors of Cadent Therapeutics, Inc. until it was acquired by Novartis in 2020, a founding board member of Delinia, Inc. from September 2015 until it was acquired by Celgene Corporation in January 2017, and is currently a board member of	55	April 2014

Affinia Therapeutics, Aerovate Therapeutics (Nasdaq: AVTE), Q32 Bio, Triana Therapeutics and Radera Biotherapeutics, and was previously a board observer at Day One Biopharmaceuticals (Nasdaq: DAWN). Dr. Grayzel was previously on the board of Xilio Therapeutics, Inc. (Nasdaq: XLO) from January 2018 to October 2021. Dr. Grayzel also serves on the board of Acera School, Inc. (The Massachusetts School for Science, Creativity, and Leadership). He serves as an advisor to Memorial Sloan Kettering Cancer Center’s Technology Development Fund. Dr. Grayzel received a B.A. in Psychology from Stanford University and an M.D. from Harvard Medical School and completed his internship and residency training in Internal Medicine at Massachusetts General Hospital. the Surface board of directors believes that Dr. Grayzel’s experience working with and serving on the boards of directors of life sciences companies and his experience working in the venture capital industry qualify him to serve on the Surface board of directors.

Ramy Ibrahim, M.D. has served as a member of the Surface board of directors since September 2019. Dr. Ibrahim is currently the CEO of a privately held biotechnology company, a position he has held since September 2022. Previously, Dr. Ibrahim served as the Chief Medical Officer at Bit.bio from January 2021 to June 2022 and the Chief Medical Officer at Milky Way Advisors, Inc. from January 2020 to March 2023. He previously served as Chief Medical Officer and Vice President of Clinical Development at the Parker Institute for Cancer Immunotherapy from July 2016 until January 2021. Prior to the Parker Institute for Cancer Immunotherapy, he served as the Vice President of Clinical Development for Immuno-Oncology at AstraZeneca plc from February 2014 to July 2016. Prior to that, he served as the Senior Medical Director of Clinical Development Oncology at Medimmune, LLC from April 2011 to February 2014. Dr. Ibrahim also served as the Group Director of Oncology Global Clinical Research at Bristol-Myers Squibb Company from October 2005 to April 2011. Dr. Ibrahim also serves on the board of directors of 2seventy bio, Inc. (Nasdaq: TSVT). and from January 2021 to October 2021 served on the board of directors at bluebird bio, Inc. (Nasdaq: BLUE). Dr. Ibrahim is actively involved in global cancer immunotherapy networks such as the Society of Immunotherapy for Cancer (SITC) and ASCO. Dr. Ibrahim studied medicine and medical oncology at Cairo University then conducted clinical immunotherapy research at the cancer vaccine branch of the National Cancer Institute in Bethesda, Maryland. The Surface board of directors believes Dr. Ibrahim’s qualifications to serve as a member of the Surface board of directors include his extensive experience in the pharmaceutical industry.	48	September 2019

CLASS II DIRECTORS
	AGE	DIRECTOR SINCE
Carsten Brunn, Ph.D. has served as a member of the Surface board of directors since June 2022. Since December 2018, Dr. Brunn has been the Chief Executive Officer and member of the board of directors at Selecta Biosciences, Inc. (Nasdaq: SELB). Prior to joining Selecta Biosciences, Inc., Dr. Brunn was the President of Pharmaceuticals for the Americas Region and a member of the Global Pharmaceutical Executive Committee at Bayer AG, a pharmaceutical company, from January 2017 to November 2018. Previously, he served as President of Bayer Pharmaceuticals in Japan, a role he held from March 2013 to December 2016. He also served as the Chair of the European Federation of Pharmaceutical Industries and Associations Japan, an organization representing innovative pharmaceutical companies in Japan. Dr. Brunn has held a number of senior leadership positions at Eli Lilly, Novartis, Basilea and Bausch and Lomb in Europe, Asia and the United States. He currently serves on the board of directors of the Biotechnology Innovation Organization. Dr. Brunn holds a Ph.D. in Chemistry from the University of Hamburg and a Master of Science in Pharmaceutical Sciences from the University of Freiburg. He also studied at the University of Washington under a research scholarship and completed his executive education at London Business School. Dr. Brunn’s experience as a senior executive of life sciences companies and knowledge of the pharmaceutical and biotechnology industries contributed to the Surface board of directors’ conclusion that he should serve as a director of Surface.	52	June 2022

Benjamin Hickey, M.B.A. has served as a member of the Surface board of directors since December 2021. Since January 2020, he has served as the Chief Commercial Officer of Mirati Therapeutics, where he oversees all aspects of global commercialization, including pricing and access, sales and marketing, medical affairs, portfolio planning and patient advocacy. Prior to Mirati, Mr. Hickey was Senior Vice President and Chief Commercial Officer at Halozyme Therapeutics, responsible for global commercial strategy for the company’s oncology portfolio from September 2018 to January 2020. He spent 17 years in roles of increasing responsibility at Bristol-Myers Squibb, including Vice President of Marketing, Immuno-Oncology, where he oversaw the commercialization of YERVOY® and OPDIVO®, from August 2014 to August 2016, and General Manager UK & Ireland from August 2016 to September 2018. Mr. Hickey received both his M.B.A. and bachelor’s degree in management from St. John’s University in New York. The Surface board of directors believes Mr. Hickey’s extensive experience in the life science industry qualifies him to serve as a member of the Surface board of directors.	48	December 2021

Robert W. Ross, M.D. has served as Surface’s Chief Executive Officer and member of the Surface board of directors since April 2021. Dr. Ross previously served as Surface’s Chief Medical Officer from October 2016 to March 2021. Prior to Surface, Dr. Ross served as Head of Oncology at bluebird bio, Inc. from October 2015 to October 2016, Senior Vice President of Clinical Development and Pharmacovigilance from January 2015 to October 2016, and Vice President of Clinical Development from October 2012 to January 2015. Prior to that, he worked at Infinity Pharmaceuticals, Inc. from October 2007 to October 2012. Dr. Ross was a Fellow in Medical Oncology and a faculty member at the Dana Farber Cancer Institute from July 2003 to August 2007, and then maintained a clinical practice at Dana Farber Cancer Institute from August 2007 to October 2015. Dr. Ross currently serves on the board of directors of Xilio Therapeutics (Nasdaq: XLO) and Obsidian Therapeutics, a private biotechnology company. Dr. Ross received a B.S. in Biological Sciences and a B.A. in Philosophy from Stanford University, an M.S. in Medical Science as part of the Clinical Investigator Training Program from Harvard Medical School and an M.D. from Columbia University College of Physicians and Surgeons. He completed his residency training in Internal Medicine at the University of California, San Francisco. The Surface board of directors believes that Dr. Ross’s experience as Surface’s Chief Medical Officer, as well as his experience in the life science industry, qualifies him to serve on the Surface board of directors.	49	April 2021

Armen B. Shanafelt, Ph.D. has served as a member of the Surface board of directors since November 2014. Dr. Shanafelt has been a partner at Vioplore Ventures since January 2021, and president of ABShanfelt Advisory, LLC, a life science advisory firm, since January 2021. Previously he was an employee of LV Management Group, LLC from May 2009 to December 2020. Prior to that, Dr. Shanafelt served as the Chief Scientific Officer of Biotherapeutics Lead Generation at Eli Lilly and Company from January 2002 to April 2009. Prior to joining Eli Lilly, he was a Research Fellow and Director of Drug Monitoring Research at Roche Diagnostics Corporation, a global diagnostics company, from 2000 to 2002 and held several leadership positions in the Biotechnology Division at Bayer Corporation, a multinational chemical and healthcare corporation from 1993 to 2000. In addition to Surface, Dr. Shanafelt currently serves on the board of directors of Aeglea BioTherapeutics (Nasdaq: AGLE), a publicly traded biopharmaceutical company, and of Cascade ProDrug, Inc. Dr. Shanafelt received a B.S. in Chemistry and Physics from Pacific Lutheran University and a Ph.D. in Chemistry from the University of California, Berkeley. The Surface board of directors believes that Dr. Shanafelt’s significant background in pharmaceutical research and development and his experience in life sciences investing qualify him to serve on the Surface board of directors.	63	November 2014

CLASS III DIRECTORS
	AGE	DIRECTOR SINCE
Elliott Sigal, M.D., Ph.D. has served as a member of the Surface board of directors since February 2018. Dr. Sigal is a former Executive Vice President and member of the board of directors of Bristol-Myers Squibb, or BMS (NYSE: BMY). He joined BMS in 1997 as head of Applied Genomics, went on to head Discovery Research followed by Clinical Development and ultimately served as Chief Scientific Officer and President of R&D from 2004 until 2013. Dr. Sigal serves on the board of directors for Alnylam Pharmaceuticals (Nasdaq: ALNY), Adaptimmune Therapeutics plc (Nasdaq: ADAP), VIR Biotechnology (Nasdaq: VIR), Affinia Therapeutics and Tessera Therapeutics. He consults for several biotechnology companies and has previously served as a senior advisor to the healthcare team of New Enterprise Associates. Dr. Sigal holds an M.D. from the University of Chicago and trained in Internal Medicine and Pulmonary Medicine at the University of California, San Francisco, where he was on faculty from 1988 to 1992. He also holds a B.S., M.S, and Ph.D. in Engineering from Purdue University. The Surface board of directors believes Dr. Sigal’s qualifications to serve as a member of the Surface board of directors include his extensive experience in the pharmaceutical industry and his years of experience in his leadership roles as a director and executive officer.	71	February 2018

Laurie D. Stelzer, M.B.A. has served as a member of the Surface board of directors since February 2018. She serves as Executive Vice President and Chief Financial Officer at Mirati Therapeutics, Inc., which she joined in May 2022. Prior to that, she served as Executive Vice President and Chief Financial Officer at Arena Pharmaceuticals, Inc. from March 2020 to March 2022 and Senior Vice President, Chief Financial Officer at Halozyme Therapeutics, Inc. from June 2015 to March 2020. Prior to that, she served as Senior Vice President, Chief Financial Officer at Halozyme Therapeutics, Inc. from June 2015 to March 2020. Prior to joining Halozyme, Ms. Stelzer served from April 2014 to January 2015 as the Senior Vice President of Finance supporting R&D, Technical Operations and M&A at Shire, Inc. (“Shire”). Prior to that, she was the Division Chief Financial Officer for the Regenerative Medicine Division and the Head of Investor Relations at Shire from March 2012 to April 2014. Prior to Shire, Ms. Stelzer held positions of increasing responsibility for 15 years at Amgen, Inc., including Interim Treasurer, Head of Emerging Markets Expansion, Executive Director of Global Commercial Finance and Head of Global Accounting. Early in her career, she held various finance and accounting positions in the real estate and banking industries. Ms. Stelzer currently serves on the board of directors of PMV Pharmaceuticals (Nasdaq: PMVP) and previously served on the board of directors of Longboard Pharmaceuticals, Inc. (Nasdaq: LBPH) from October 2020 to February 2021. Ms. Stelzer received her M.B.A. from the UCLA Anderson School of Management, and a B.S. in Accounting from Arizona State University. The Surface board of directors believes Ms. Stelzer’s qualifications to serve as a member of the Surface board of directors include her extensive experience in the pharmaceutical industry and her years of experience in her leadership roles as an executive officer.	55	February 2018

Denice Torres, M.B.A., J.D. has served as a member of the Surface board of directors since July 2021 and as Chair since December 2021. Ms. Torres has over 25 years of executive leadership experience in healthcare across the consumer health, biopharmaceutical and medical device sectors. She is Chief Executive Officer of the Ignited Company, a change management firm in the healthcare industry, a position she has held since November 2017. She founded The Mentoring Place in January 2019, a non-profit, volunteer-based platform that accelerates the professional advancement of women through free executive-level mentorship. She also hosts a popular podcast focused on providing career insights. Previously, Ms. Torres held several executive leadership positions at Johnson & Johnson,	63	July 2021

including President of McNeil Consumer Healthcare and President of Janssen Pharmaceuticals, CNS. She also served as Chief Strategy and Transformation Officer of the Medical Device division. Before joining Johnson & Johnson, she had a highly successful 14-year career at Eli Lilly where she led a number of US and global businesses. Ms. Torres was named Healthcare Businesswomen’s Association (HBA) Woman of the Year in 2015. Ms. Torres currently serves on the board of directors of 2seventy bio, Inc. (Nasdaq; TSVT), Karuna Therapeutics (Nasdaq: KRTX), Glaukos Corporation (Nasdaq: GKOS), and National Resilience, Inc., and she previously served on the board of directors of bluebird bio (Nasdaq: BLUE). Ms. Torres earned a B.S. in Psychology from Ball State University, an M.B.A. from the University of Michigan and a J.D. from Indiana University. The Surface board of directors believes Ms. Torres’s qualifications to serve as a member of the Surface board of directors include her extensive experience in the healthcare industry and her years of experience in her leadership roles as an executive officer.

Information About Surface’s Executive Officers

The following table sets forth information regarding Surface’s executive officers, as of June 15, 2023:

Name	Age	Position(s)
Executive Officers:
Robert W. Ross, M.D. (1)	49	Chief Executive Officer, President and Director
Jessica Fees	51	Chief Financial Officer and Treasurer
Chandra Adams, J.D.	44	Deputy General Counsel and Secretary
Vito J. Palombella, Ph.D.	60	Chief Scientific Officer
Henry Rath, M.B.A.	52	Chief Business Officer
Alison O’Neill, M.D.	62	Chief Medical Officer

(1)	Dr. Ross is also a director of Surface and his biographical information appears on page 142.

Jessica Fees has served as Surface’s principal financial officer and principal accounting officer since December 2018 and as Chief Financial Officer since April 2021, and has previously served as Surface’s Senior Vice President, Finance from November 2018 to April 2021, its Vice President, Finance from January 2018 to November 2018, its Executive Director, Finance from January 2017 to January 2018, and Director, Finance from September 2015 to January 2017. Prior to Surface, Ms. Fees served as President of Glide Associates LLC from January 2011 to August 2015, performing work under the entity until February 2016. Prior to that, she worked at Tokai Pharmaceuticals, Inc. from August 2005 to June 2011. Ms. Fees began her career at Arthur Andersen LLP. Ms. Fees has a B.A. from The College of the Holy Cross and earned her CPA in Massachusetts.

Chandra Adams, J.D. has served as Surface’s Deputy General Counsel and Secretary since October 2022, as Vice President, Legal & Intellectual Property from February 2021 to October 2022, and as Senior Director, Intellectual Property from April 2019 to February 2021. Prior to joining Surface, Ms. Adams served in legal positions of increasing seniority at Bioverativ Inc. (acquired by Sanofi in 2018) from June 2017 to April 2019, Vertex Pharmaceuticals, Inc., and Genzyme Corporation (acquired by Sanofi in 2011). Ms. Adams began her career in Regulatory Affairs in 2000. She earned her bachelor’s degree in chemistry and biology from Valparaiso University (Valparaiso, Indiana) and her juris doctor from Suffolk University Law School (Boston, Massachusetts). Ms. Adams is licensed to practice law in Massachusetts and is a registered patent attorney with the United States Patent and Trademark Office.

Vito J. Palombella, Ph.D. has served as Surface’s Chief Scientific Officer since January 2016. Prior to Surface, Dr. Palombella served in a variety of roles at Infinity Pharmaceuticals, Inc. from January 2004 to January 2016, most recently as Chief Scientific Officer. Prior to that, he was Director of Molecular Biology and Protein Chemistry at Syntonix Pharmaceuticals, Inc. (now Sanofi) from October 2000 to January 2004, Senior Director of Cell and Molecular Biology at Millennium Pharmaceuticals, Inc. (now Takeda Pharmaceutical

Co. Ltd.) from December 1999 to October 2000, Senior Director of Cell and Molecular Biology at LeukoSite, Inc. from July 1999 to December 1999, and held a number of positions at ProScript, Inc. from September 1994 to July 1999. Dr. Palombella currently serves on the board of directors of Molecular Partners AG (Nasdaq: MOLN), a publicly traded biotechnology company. Dr. Palombella received a B.S. in Microbiology from Rutgers University and an M.S. and Ph.D. in Viral Oncology and Immunology from the New York University Medical Center and completed his post-doctoral training at Harvard University. In connection with the June reduction in force, Dr. Palombella left Surface to pursue new opportunities, effective June 23, 2023.

Henry Rath, M.B.A. has served as Surface’s Chief Business Officer since April 2021. Mr. Rath served as the Chief Business Officer at TScan Therapeutics, Inc. from April 2019 to February 2021. Prior to that, he served as the Senior Vice President, Corporate Development at Seres Therapeutics, Inc. from January 2015 to February 2019. Mr. Rath has also previously held positions at Amgen, Catabasis and Baxter Biopharmaceuticals. He began his career with roles in the banking and consulting industries, focusing on biotechnology with Oppenheimer & Co. and LEK Consulting. Mr. Rath earned his undergraduate degree from Harvard College and his M.B.A. from the Wharton School of the University of Pennsylvania. In connection with the June reduction in force, Mr. Rath left Surface to pursue new opportunities, effective June 23, 2023.

Alison O’Neill, M.D. has served as Surface’s Chief Medical Officer since April 2021. Dr. O’Neill joined Surface in September 2018 as Surface’s Vice President of Clinical Development and was promoted to Senior Vice President of Clinical Development in February 2020. Prior to joining Surface, she held several leadership roles in clinical research and development, serving as the Vice President, Oncology Clinical Development at Radius Health from April 2016 to August 2018, Vice President, Clinical Research at Synta Pharmaceuticals and Senior Medical Director at Sanofi in the global oncology division. Prior to entering the biotech industry, she served on the faculty at Massachusetts General Hospital where she focused on early phase clinical studies and treating patients with malignancies of the central nervous system. Dr. O’Neill earned both her B.S. and her M.D. from the University of Chicago. She completed her residency training at the University of Michigan in neurology and her neuro-oncology fellowship training at Memorial Sloan-Kettering Cancer Center.

RELATED PERSON TRANSACTIONS OF SURFACE

Other than the compensation agreements and other arrangements described elsewhere in this proxy statement/prospectus and the relationships and transactions described below, since January 1, 2022, there was no transaction or series of transactions to which Surface was or will be a party in which the amount involved exceeded or will exceed $120,000 and in which any director, executive officer, holder of more than five percent of Surface’s capital stock or any member of their immediate families had or will have a direct or indirect material interest.

Collaboration with Novartis

In January 2016, Surface entered into the Collaboration Agreement with Novartis (the “Collaboration Agreement”) to develop next-generation cancer therapies. Upon entering into the agreement, Surface received an upfront payment of $70.0 million from Novartis and granted Novartis a worldwide exclusive license to research, develop, manufacture and commercialize antibodies that target CD73. In addition, Surface initially granted Novartis the right to purchase exclusive option rights (each, an “Option”) for up to four specified targets, including certain development, manufacturing and commercialization rights. As of January 2020, there were no Options remaining for purchase and exercise, and accordingly, Surface’s performance obligations under the Collaboration Agreement ended. Under the Collaboration Agreement, Surface is currently entitled to potential development milestones of $325,000 and sales milestones of $200,000, as well as tiered royalties on annual net sales by Novartis ranging from high single-digit to mid-teens percentages. Such amount of potential milestone payments assumes the successful clinical development of and achievement of all sales milestones for NZV930. Through December 31, 2022, Surface had received an aggregate of $80.0 million in option purchase and milestone payments from Novartis. In January 2016, Surface also received equity investments of $13.5 million from Novartis.

Executive Officer and Director Compensation

See the section entitled “Executive Compensation,” incorporated by reference to Surface’s Amendment No. 1 to its Annual Report on Form 10-K/A for the fiscal year ended December 31, 2022, filed with the SEC on May 1, 2023, for information regarding compensation of Surface’s executive officers and directors.

Indemnification Agreements

Surface has entered into agreements to indemnify its directors and executive officers. These agreements will, among other things, require Surface to indemnify these individuals for certain expenses (including attorneys’ fees), judgments, fines and settlement amounts reasonably incurred by such person in any action or proceeding, including any action by or in Surface’s right, on account of any services undertaken by such person on behalf of Surface or that person’s status as a member of the Surface board of directors to the maximum extent allowed under Delaware law.

Policies and Procedures for Related Person Transactions

The Surface board of directors has adopted a written related person transactions policy that requires such transactions to be approved by Surface’s Audit Committee. Pursuant to this policy, the Audit Committee has the primary responsibility for reviewing and approving or disapproving “related party transactions,” which are transactions between Surface and related persons in which the aggregate amount involved exceeds or may be expected to exceed $120,000 and in which a related person has or will have a direct or indirect material interest. For purposes of this policy, a related person is defined as a director, executive officer, nominee for director, or greater than 5% beneficial owner of Surface’s common stock, and their immediate family members.

Director Independence

The Surface board of directors has determined, upon the recommendation of its Nominating and Corporate Governance Committee, that, except for Robert W. Ross, M.D., who serves as Surface’s President and

Chief Executive Officer, and J. Jeffrey Goater, M.B.A., who previously served as its President and Chief Executive Officer from February 2018 to March 31, 2021 and as a senior advisor from April 1, 2021 to September 30, 2021, each of Surface’s directors has no relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and is independent within the meaning of the director independence standards of the Nasdaq rules and the SEC. There are no family relationships among any of Surface’s directors or executive officers.

At least annually, the Surface board of directors evaluates all relationships between Surface and each director in light of relevant facts and circumstances for the purposes of determining whether a material relationship exists that might signal a potential conflict of interest or otherwise interfere with such director’s ability to satisfy his or her responsibilities as an independent director. Based on this evaluation, the Surface board of directors makes an annual determination of whether each director is independent within the meaning of Nasdaq and SEC independence standards.

REGULATORY APPROVALS

Subject to the terms and conditions of the Merger Agreement, Coherus, the Merger Subs and Surface have each agreed to use commercially reasonable efforts to take, or cause to be taken, all actions that are necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable the Mergers and the other transactions contemplated by the Merger Agreement, including using commercially reasonable efforts in: (i) obtaining all required consents, approvals or waivers, from, or participation in other discussions or negotiations with, third parties, including as required under any Surface material contract, (ii) obtaining all necessary actions or nonactions, waivers, consents, approvals, orders and authorizations from governmental entities, make all necessary registrations, declarations and filings and make all commercially reasonable efforts to obtain an approval or waiver from, or to avoid any action, by any governmental entity, and (iii) executing and delivering any additional instruments necessary to consummate the transactions contemplated hereby and fully carry out the purposes of the Merger Agreement.

Coherus and the Merger Subs, have agreed to commit to the payment of any fee, penalty or other consideration or make any other concession, waiver or amendment under any contract in connection with obtaining any consent without the prior written consent of Surface. Each of Coherus and Surface have agreed to furnish to the other party such necessary information and reasonable assistance as such other party may reasonably request in connection with obtaining any consent. Additionally, subject to applicable law relating to the exchange of information, Coherus and Surface shall each have the right to review in advance and to the extent practicable each shall consult with the other in connection with, all of the information relating to Coherus or Surface, as the case may be, and any of their respective subsidiaries that appears in any filing made with, or written materials submitted to, any third party and/or any governmental entity in connection with the Mergers and the other transactions contemplated by the Merger Agreement. Subject to applicable law and any instructions from a governmental entity, Coherus and Surface will act reasonably and notify the other as promptly as practicable and keep the other reasonably appraised of the status of matters relating to the completion of the transactions contemplated by the Merger Agreement, including promptly furnishing the other with copies of notices or other written communications received by the Surface or Coherus, as the case may be, or any of their respective subsidiaries, from any governmental entities and/or third party with respect to such transactions, and, to the extent practicable under the circumstances, shall provide the other party and its counsel with the opportunity to participate in any meeting with any governmental entity in respect of any filing, investigation or other inquiry in connection therewith.

Notwithstanding any other provision of this Merger Agreement to the contrary, in no event shall Coherus or any of its affiliates be required to (i) agree or proffer to divest or hold separate (in a trust or otherwise), or take any other action with respect to, any of the assets or businesses of the Surface or any of its affiliates, (ii) agree or proffer to limit in any manner whatsoever or not to exercise any rights of ownership of any securities or (iii) enter into any agreement that in any way limits the ownership or operation of any business of Coherus, Surface, the Surviving Corporation or any of their respective affiliates.

INTERESTS OF COHERUS’ DIRECTORS AND EXECUTIVE OFFICERS IN THE MERGERS

Other than with respect to continued service for, employment by and/or the right to continued indemnification by the combined company, as of the date of this proxy statement/prospectus, Coherus directors and executive officers do not have interests in the Mergers that are different from, or in addition to, the interests of other Coherus stockholders generally.

Executive Officers

Coherus’ “executive officers” are:

•	Dennis M. Lanfear, President, Chief Executive Officer and Chairman of the Board of Directors;

•	McDavid Stilwell, Chief Financial Officer; and

•	Paul Reider, Chief Commercial Officer.

Directors

Coherus’ directors are:

•	Dennis M. Lanfear;

•	Lee N. Newcomer;

•	Charles Newton;

•	Jill O’Donnell-Tormey;

•	Ali J. Satvat;

•	Mark D. Stolper;

•	Kimberly J. Tzoumakas;

•	Mats Wahlström; and

•	Michael Ryan.

INTERESTS OF SURFACE’S DIRECTORS AND EXECUTIVE OFFICERS IN THE MERGERS

In considering the recommendations of the Surface board of directors, Surface stockholders should be aware that Surface’s directors and executive officers have interests in the Mergers that are different from, or in addition to, the interests of other Surface stockholders generally. The Surface board of directors was aware of and considered these interests, among other matters, in evaluating the Merger Agreement and the Mergers, in approving the Merger Agreement and in recommending the applicable proposals related to the Mergers.

These interests include:

•

the executive officers of Surface have arrangements with Surface, which were amended as described below, that provide for certain severance payments or benefits, accelerated vesting of certain equity-based awards and other rights and other payments or benefits in the event of a qualifying termination of employment during the period six months prior to, or 12 months following, the consummation of the Mergers;

•	Surface entered into a retention agreement with Chandra Adams (as described below); and

•

executive officers and non-employee directors of Surface have rights to indemnification, advancement of expenses and directors’ and officers’ liability insurance that will survive the consummation of the Mergers.

Equity Awards Held By Surface Directors and Executive Officers

The following table sets forth the number of shares of Surface common stock underlying In-the-Money Options and Underwater Options and the number of Surface RSUs held by Surface directors and executive officers as of June 30, 2023. For additional information on the number of shares held by Surface directors and executive officers, see “Certain Beneficial Owners of Surface Common Stock.”

Names	Shares Underlying Outstanding In-the- Money Options	Shares Underlying Outstanding Underwater Options(1)	Shares Underlying Restricted Stock Units (# of Shares)
Directors:
Denice Torres	—	72,000	—
Carsten Brunn	—	48,000	—
J. Jeffery Goater	—	1,369,979	—
David S. Grayzel	—	108,863	—
Benjamin Hickey	—	48,000	—
Ramy Ibrahim	—	77,900	—
Armen B. Shanafelt	—	111,086	—
Elliott Sigal	113,636	152,359	—
Laurie D. Stelzer	—	124,209	—
Executive Officers
Robert W. Ross	400,000	1,326,674	33,600
Alison O’Neill	150,000	324,000	22,800
Jessica Fees	150,000	344,650	22,800
Chandra Adams	100,000	140,800	12,600

(1)

Each Underwater Option held by a Covered Employee will be assumed by Coherus and converted into an Assumed Option to purchase Coherus common stock. Each Underwater held by a Surface Employee who is not a Covered Employee will be cancelled for no consideration.

Executive Agreements and Related Amendments

Surface previously entered into employment agreements with each of its executive officers (the “Executive Agreements”). The Executive Agreements provide that in the event a “qualified termination event” occurs within 12 months following a change in control (the “change in control period”), subject to the executive’s signing and complying with a separation agreement in a form and manner satisfactory to Surface and such agreement becoming effective, then:

(i)

Surface will pay to the executive a lump sum cash payment equal to sum of (x) executive’s base salary in effect immediately prior to the qualifying termination event (or the base salary in effect immediately prior to the change in control, if higher) over the applicable severance period (which is nine (9) months for the non C-level executive officers, twelve (12) months for C-level executive officers and eighteen (18) months for the Chief Executive Officer), plus (y) the amount of the executive’s target annual bonus for the year of termination multiplied by the applicable severance multiple, which is .75 times for the non C-level executive officers, one (1) times for the C-level executive officers and 1.5 times for the Chief Executive Officer;

(ii)

if the executive was participating in Surface’s group health plan immediately prior to the termination and elects COBRA health continuation, Surface will pay the executive a lump cash payment in an amount equal to the monthly employer contribution that Surface would have made to provide health insurance to the executive if he/she remained employed for nine (9) months for the non C-level executive officers, twelve (12) months for C-level executive officers and eighteen (18) months for the CEO after the date of termination; and

(iii)	100% of all time-based equity awards held by the executive will immediately accelerate and become fully exercisable or non-forfeitable.

In connection with the Mergers, Surface entered into amendments to the Executive Agreements to (A) extend the change in control period, so that it also applies to qualifying terminations that occur within six months prior to a change in control (as defined in each applicable Executive Agreement); (B) clarify that in the event of a qualifying termination within the change in control period, (i) executives will not be entitled to both severance benefits (in connection with a termination outside of the change of control period and within the change of control period), (ii) if Surface has commenced providing severance benefits outside of a change in control, such benefits shall reduce the change of control severance benefits, and (iii) the termination or forfeiture of the unvested portion of any equity awards that would otherwise occur on the date of termination will be delayed until the later of the (1) the date of termination, (2) the effective date of a separation agreement or a (3) change in control event. In addition, the employment agreements with each of Robert Ross, M.D., Vito Palombella, Ph.D., Jessica Fees, Lisa McGrath, Alison O’Neill, M.D., and Henry Rath were also amended to extend the protection to the executive’s retention bonus, which was granted pursuant to a retention bonus agreement entered into with each such executive on March 2, 2023, such that the retention bonuses would also be paid out in the event of a qualifying termination within the change in control period.

Retention Agreement

On June 15, 2023, Surface entered into a retention agreement with Chandra Adams (the “Retention Agreement”). Pursuant to the Retention Agreement, Chandra Adams is eligible to receive a one-time cash retention bonus from Surface in consideration for her continued employment with Surface from June 24, 2023 until the earlier to occur of (i) the date the executive’s employment is terminated by Surface without cause, as such term is defined in her employment agreement with Surface, (ii) the Closing and (iii) the date that is four months following the effective date of the Retention Agreement. The benefits provided to Chandra Adams pursuant to the Retention Agreement are in addition to any payments or benefits such executive may become entitled to pursuant to the terms of her employment agreements with Surface, as amended.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS RELATING TO THE MERGERS

The following discussion is a summary of certain U.S. federal income tax considerations relating to the Mergers for U.S. Holders and Non-U.S. Holders (each as defined below) that exchange in the Mergers their Surface common stock for (i) Coherus common stock (and cash in lieu of fractional shares of Coherus common stock, if any) and (ii) the CVRs. This discussion is based on the Internal Revenue Code of 1986, as amended, Treasury Regulations promulgated thereunder, judicial decisions and published rulings and administrative pronouncements of the U.S. Internal Revenue Service, in each case in effect as of the date hereof. These authorities may change (possibly with retroactive effect) or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could affect the accuracy of the statement and conclusions set forth in this discussion and could adversely affect a U.S. Holder or Non-U.S. Holder. We have not sought and do not intend to seek any rulings from the IRS regarding the matters discussed below. There can be no assurance the IRS or a court will not take a contrary position to that discussed below regarding the U.S. federal income tax considerations relating to the Mergers.

This discussion assumes that the Mergers will be consummated in accordance with the Merger Agreement and as further described in this proxy statement/prospectus. This discussion is limited to U.S. Holders and Non-U.S. Holders that hold their Surface common stock as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion is not a complete description of all of the U.S. federal income tax considerations relating to the Mergers, nor does it address any tax considerations arising under the laws of any state, local or non-U.S. jurisdiction or under any U.S. federal laws other than those pertaining to the income tax. Further, this discussion does not address all aspects of U.S. federal income taxation that may be relevant to U.S. Holders and Non-U.S. Holders in light of their particular circumstances, including the consequences to U.S. Holders or Non-U.S. Holders who exercise dissenters’ rights, the impact of the Medicare contribution tax on net investment income and the alternative minimum tax, or to U.S. Holders or Non-U.S. Holders that are subject to special treatment under the U.S. federal income tax laws, such as:

•	banks, insurance companies and other financial institutions;

•	tax-exempt and governmental organizations;

•	“S corporations,” partnerships or other entities or arrangements treated as partnerships for U.S. federal income tax purposes (and investors therein);

•	regulated investment companies and real estate investment trusts;

•	“controlled foreign corporations,” “passive foreign investment companies” and corporations that accumulate earnings to avoid U.S. federal income tax;

•	brokers, dealers or traders in securities;

•	persons that are subject to the mark-to-market accounting rules;

•	persons who acquired shares of Surface common stock pursuant to the exercise of employee stock options, through a tax qualified retirement plan or otherwise as compensation;

•

persons who actually or constructively hold (or actually or constructively held at any time during the five-year period ending on the date of the Mergers) 5% or more of the shares of Surface common stock;

•	persons whose functional currency is other than the U.S. dollar;

•	persons who hold shares of Surface common stock as part of a hedge, straddle, constructive sale, conversion, or other integrated or similar transaction;

•	tax-qualified retirement plans;

•	“qualified foreign pension funds” as defined in Section 897(l)(2) of the Code and entities all of the interests of which are held by qualified foreign pension funds; and

•	U.S. expatriates and former citizens or long-term residents of the United States.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds Surface common stock, the tax treatment of a partner in the partnership will depend on the status of the partner, the activities of the partnership and certain determinations made at the partner level. Accordingly, partnerships holding Surface common stock and the partners in such partnerships should consult their tax advisors regarding the U.S. federal income tax consequences of the Mergers to them.

THIS DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT TAX ADVICE. THE TAX CONSIDERATIONS RELATING TO THE MERGERS FOR A HOLDER OF SURFACE COMMON STOCK MAY BE COMPLEX AND WILL DEPEND ON SUCH HOLDER’S SPECIFIC SITUATION AND FACTORS NOT WITHIN COHERUS’ OR SURFACE’S CONTROL. ALL HOLDERS OF SURFACE COMMON STOCK SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO U.S. FEDERAL INCOME TAX CONSIDERATIONS RELATING TO THE MERGERS FOR THEM IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES, INCLUDING THE APPLICABILITY AND EFFECT OF TAX REPORTING REQUIREMENTS AND THE APPLICABILITY AND EFFECT OF ANY U.S. FEDERAL, U.S. STATE OR LOCAL, NON-U.S. OR OTHER TAX LAWS.

U.S. Federal Income Tax Treatment of the Mergers

Coherus and Surface intend that, for U.S. federal income tax purposes, the Mergers will be considered together as a single integrated transaction for U.S. federal income tax purposes, and will together constitute a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations promulgated thereunder.

However, there are significant factual and legal uncertainties as to whether the Mergers qualify for the Intended Tax Treatment. For example, a substantial part of the value of the proprietary interests in the target corporation must be preserved for a transaction to constitute a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations promulgated thereunder (the “continuity of interest requirement”). There is an absence of guidance directly on point as to how this continuity of interest requirement applies in the case of a transaction, such as the Mergers, where a portion of the consideration, such as the CVR Payment Amounts (for purposes of this discussion, as defined in the CVR Agreement), is contingent on events taking place following the closing of the transaction. Consequently, whether the Mergers qualify for the Intended Tax Treatment is not free from doubt. If, as intended, the CVR Payment Amounts are measured for purposes of the continuity of interest requirement as and when such amounts are received or deemed received, then the Mergers should satisfy the continuity of interest requirement because the Merger Agreement and CVR Agreement contain provisions requiring Coherus to pay such CVR Payment Amounts with an amount of Coherus common stock sufficient for the Mergers to comply with the continuity of interest requirement. However, there can be no assurance that the IRS or that a court would not successfully assert that such provisions do not enable the Mergers to satisfy the continuity of interest requirement. Surface has performed a present value calculation of the CVR Payment Amounts and believes that if, contrary to the intention of the parties, the CVR Payment Amounts are measured for purposes of the continuity interest requirement using the present value of the CVR Payment Amounts as of the date of the Mergers, then the Mergers still should satisfy the continuity of interest requirement.

In addition, the closing of the Mergers is not conditioned upon the receipt of an opinion of counsel that the Mergers will qualify for the Intended Tax Treatment. The parties to the Mergers have not requested an opinion from U.S. legal counsel on the tax consequences of the Mergers, and the obligation of the parties to consummate the Mergers is not conditioned upon the receipt of such a ruling or opinion. Neither Coherus nor Surface have sought and will not seek a ruling from the IRS regarding any matters relating to the Mergers. Accordingly, no assurance can be given that the IRS will not assert, or that a court would not sustain, a position contrary to the Intended Tax Treatment or any of the conclusions set forth below.

Certain U.S. Federal Income Tax Considerations Relating to the Mergers for U.S. Holders

For purposes of this discussion, the term “U.S. Holder” means a beneficial owner of Surface common stock that, for U.S. federal income tax purposes, is or is treated as any of the following:

•	an individual who is a citizen or resident of the United States or someone treated as a United States citizen or resident for U.S. federal income tax purposes;

•	a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof or the District of Columbia;

•

a trust that (i) is subject to the primary supervision of a U.S. court and the control of one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code) or (ii) has a valid election in effect to be treated as a United States person for U.S. federal income tax purposes; or

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source.

The Mergers Qualify as a Reorganization

Exchange of Surface Common Stock for Coherus Common Stock

Subject to the discussions below regarding the receipt of any cash in lieu of fractional shares and CVRs, assuming that the Mergers qualify for the Intended Tax Treatment and the receipt of the CVRs is treated as part of an “open transaction” (as described below), the following consequences generally will result for a U.S. Holder that exchanges its shares of Surface common stock for Coherus common stock and the CVRs in the Mergers:

•	Such U.S. Holder will recognize no gain or loss with respect to the exchange of such shares of Surface common stock for Coherus common stock.

•

Such U.S. Holder’s tax basis in its Coherus common stock received in the Mergers (including any fractional shares of Coherus common stock deemed received and exchanged for cash, as discussed below) generally will equal the adjusted tax basis of its Surface common stock surrendered in exchange therefor.

•

Such U.S. Holder’s holding period for the Coherus common stock received in the Mergers (including any fractional shares of Coherus common stock deemed received and exchanged for cash, as discussed below) generally will include its holding period for its Surface common stock surrendered in exchange therefor.

Subject to the discussions below regarding the receipt of any cash in lieu of fractional shares and CVRs, assuming that the Mergers qualify for the Intended Tax Treatment, if the receipt of the CVRs is instead treated as part of a “closed transaction” (as described below), the following consequences generally will result for a U.S. Holder that exchanges its shares of Surface common stock for Coherus common stock and the CVRs in the Mergers:

•

Such U.S. Holder will recognize gain (but not loss) with respect to the exchange of such shares of Surface common stock in an amount equal to the lesser of (i) any gain realized with respect to such shares and (ii) the fair market value of the CVRs as of the effective time of the Mergers. Such U.S. Holder’s gain realized will equal the difference between (i) the fair market value of the Coherus common stock and the CVRs received, in each case, as of the effective time of the Mergers and (ii) such U.S. Holder’s tax basis in the shares of Surface common stock exchanged therefor (excluding any basis allocable to fractional shares as described below). Any such gain recognized by such U.S. Holder will be long-term capital gain if, as of the date of the Mergers, the shares of Surface common stock exchanged in the Mergers were held for more than one year. Gain must be calculated separately for each block of Surface common stock exchanged in the Mergers, if such blocks were acquired at different times or for different prices. Such U.S. Holder’s aggregate tax basis in Coherus common stock received in the Mergers (including any fractional shares of Coherus common stock deemed received and exchanged for cash, as discussed below, but excluding shares of Coherus common stock received pursuant to the CVRs, if any) will be equal to the aggregate tax basis of the shares of Surface common stock surrendered in exchange therefor, increased by any gain recognized with respect to the Surface common stock exchanged (excluding any gain recognized with respect to fractional shares for which cash is received (as discussed below), and decreased by the fair market value of the CVRs as of the effective time of the Mergers (as discussed below)).

•

The aggregate adjusted tax basis of the CVRs received in the Mergers will equal the fair market value of the CVRs as of the effective time of the Mergers, and the holding period for the CVRs will begin the day after the Mergers.

•

Such U.S. Holder’s holding period for the Coherus common stock received in the Mergers (including any fractional shares of Coherus common stock deemed received and exchanged for cash, as discussed below, but excluding shares of Coherus common stock received pursuant to the CVRs, if any) generally will include its holding period for its Surface common stock surrendered in exchange therefor.

•

The shares of Coherus common stock received in the Mergers (including any fractional shares of Coherus common stock deemed received and exchanged for cash, as discussed below, but excluding shares of Coherus common stock received pursuant to the CVRs, if any) by such U.S. Holder that acquired different blocks of Surface common stock at different times or at different prices will be allocated pro rata to each block of Surface common stock of such U.S. Holder, and the basis and holding period of such shares of Coherus common stock will be determined using a block-for-block approach and will depend on the basis and holding period of each block of Surface common stock exchanged for such shares of Coherus common stock. U.S. Holders should consult their tax advisors with respect to identifying the bases or holding periods of the shares of Coherus common stock received in the Mergers.

As described below, Coherus intends to treat the U.S. Holders’ receipt of the CVRs as part of an “open transaction” for U.S. federal income tax purposes, and the CVR Payment Amounts as additional consideration for U.S. Holders’ shares of Surface common stock. U.S. Holders should consult their tax advisors regarding potential application of “closed transaction” treatment.

Receipt of the CVRs and Payments under the CVRs

The treatment of the CVRs and payments, if any, made under the CVRs for U.S. federal income tax purposes is subject to substantial uncertainty. There is no legal authority directly addressing the U.S. federal income tax treatment of the receipt of the CVRs pursuant to the Mergers and payments, if any, made under the CVRs. Accordingly, the amount of gain a U.S. Holder recognizes, and the timing and character of such gain, is uncertain. Whether contingent payment rights with characteristics similar to the rights under a CVR should be treated as part of an “open transaction” or “closed transaction” is inherently factual in nature. Pursuant to Treasury Regulations addressing contingent payment obligations analogous to the CVRs, if the fair market value of the CVRs is “reasonably ascertainable,” a U.S. Holder should treat the transaction as a “closed transaction” and include the fair market value of the CVRs as additional consideration received in the Mergers for purposes of determining gain or loss. On the other hand, if the fair market value of the CVRs cannot be reasonably ascertained, a U.S. Holder should treat the transaction as an “open transaction” for purposes of determining gain or loss. These Treasury Regulations state that only in “rare and extraordinary” cases would the value of contingent payment obligations not be reasonably ascertainable.

The installment method for reporting any gain attributable to the receipt of a CVR generally will not be available with respect to the receipt of a CVR in exchange for Surface common stock pursuant to the Mergers because Surface common stock is traded on an established securities market. However, if the transaction were treated as an “open transaction,” gain recognition with respect to the CVRs may nevertheless be deferred.

Coherus intends to treat the U.S. Holders’ receipt of the CVRs as part of an “open transaction” for U.S. federal income tax purposes, and the CVR Payment Amounts as additional consideration for the U.S. Holders’ shares of Surface common stock. Coherus’ views and actions as of the date of the Mergers are not dispositive with respect to the tax treatment of the CVRs and are not binding on the IRS as to a U.S. Holder’s tax treatment of the receipt of CVRs. The following sections discuss the U.S. federal income tax consequences of the receipt of the CVRs in exchange for Surface common stock in the event it is treated as an open transaction and, alternatively, in the event it is treated as a closed transaction. U.S. Holders are urged to consult their tax advisors regarding the proper characterization of the receipt of the CVRs and the ownership of the CVRs thereafter. In particular, U.S. Holders should consult their tax advisors regarding treatment of the CVRs as an “open transaction” or “closed transaction.”

Treatment as Open Transaction. Under open transaction treatment for U.S. federal income tax purposes, the fair market value of the CVRs would not be treated as consideration received for the Surface common stock at the time the CVRs are received in the Mergers, and the U.S. Holder would have no tax basis in the CVRs. Instead, a CVR Payment Amount under the CVRs is treated as consideration received in the Mergers when and as received or deemed received in accordance with its regular method of accounting. A portion of any CVR Payment Amounts made more than one year after the date of the Mergers may be treated as imputed interest, as described below, and the balance, in general, as additional consideration received for shares of Surface common stock exchanged in the Mergers. Subject to the discussion below regarding the receipt of Coherus common stock, if any, with respect to any CVR Payment Amount received under the CVRs, a U.S. Holder generally would recognize capital gain with respect to shares of Surface common stock exchanged in the Mergers when and as CVR Payment Amounts are received with respect to the CVRs in an amount equal to the lesser of (i) the amount of such CVR Payment Amount (and any previous CVR Payment Amount) and (ii) the excess of (A) the amount of such CVR Payment Amount (and any previous CVR Payment Amount) plus the fair market value, at the effective time of the Mergers, of the Coherus common stock received (excluding such stock received, if any, as a CVR Payment Amount) over (B) the U.S. Holder’s adjusted tax basis in the Surface common stock. A U.S. Holder will not recognize loss in the Mergers. Gain recognized in the Mergers must be determined separately for each block of shares of Surface common stock if such blocks were acquired at different times or for different prices. Any such gain will be long-term capital gain if the U.S. Holder’s holding period in a particular block of shares of Surface common stock exceeds one year as of the date of the Mergers.

Assuming that the Mergers qualify for the Intended Tax Treatment, under open transaction treatment it is possible that any Coherus common stock received as payment for a CVR Payment Amounts under the CVRs is treated as additional Coherus common stock received in the Mergers. Therefore, it is possible that a U.S. Holder would recognize capital gain with respect to shares of Surface common stock exchanged in the Mergers when and as CVR Payment Amounts are received with respect to the CVRs in an amount equal to the lesser of (i) the amount of such CVR Payment Amounts (and any previous CVR Payment Amount) to the extent not paid in Coherus common stock and (ii) the excess of (A) the amount of such CVR Payment Amount (and any previous CVR Payment Amount) to the extent not paid in Coherus common stock, plus the fair market value of the Coherus common stock received (including such stock received, if any, as a CVR Payment Amount) over (B) the U.S. Holder’s adjusted tax basis in the Surface common stock. An adjustment to the tax basis of Coherus common stock received at the effective time of the Mergers would be made once it becomes known how many shares, if any, the holder of a CVR is entitled to receive as a CVR Payment Amount. It is unclear how this adjustment should be made, particularly if the U.S. Holder no longer retains all the Coherus common stock received in the Mergers. U.S. Holders should consult their tax advisors as to the treatment of the receipt of any shares of Coherus common stock pursuant to any CVR Payment Amount under the CVRs and the allocation of such U.S. Holder’s tax basis among such shares of Coherus common stock.

Treatment as Closed Transaction. Under closed transaction treatment for U.S. federal income tax purposes, the fair market value of the CVRs as of the effective time of the Mergers would be treated as consideration received for the Surface common stock at the effective time of the Mergers. The amount of gain (but not loss) recognized by a U.S. Holder with respect to shares of Surface common stock exchanged in the Mergers and such

U.S. Holder’s aggregate adjusted tax basis and holding period for such CVRs would be as described above under “—Exchange of Surface Common Stock for Coherus Common Stock.”

Under closed transaction treatment for U.S. federal income tax purposes, the amount, timing and character of any gain or income with respect to any CVR Payment Amounts made pursuant to the CVRs is uncertain. It is possible that CVR Payment Amounts received with respect to a CVR up to the amount of the U.S. Holder’s adjusted tax basis in the CVR may be treated as a non-taxable return of a U.S. Holder’s adjusted tax basis in the CVRs with any amounts received in excess of such basis treated as (i) payments with respect to a sale or exchange of a capital asset, (ii) income taxed at ordinary rates or (iii) dividends, except to the extent any portion of such payment is required to be treated as imputed interest, as described below under “—Imputed Interest.”

Although not free from doubt, if the CVR Payment Amounts made pursuant to the CVRs are less than the amount of a U.S. Holder’s adjusted tax basis in the CVR at the time of expiration, the U.S. Holder generally would recognize a loss, which loss may be a capital loss, in an amount equal to the U.S. Holder’s adjusted tax basis in the CVR at the time of expiration. The deductibility of capital losses is subject to limitation. U.S. Holders should consult their tax advisors regarding the treatment of the expiration of a CVR without any payment.

Imputed Interest. If a payment with respect to a CVR is made more than one year after the Closing Date, a portion of the payment may be treated as imputed interest that is ordinary income to a U.S. Holder. If a portion of any payment made with respect to a CVR is treated as imputed interest, the amount of such imputed interest will be determined at the time such payment is made and generally should equal the excess of (i) the amount of the payment in respect of the CVRs over (ii) the present value of such amount as of the Closing Date, calculated using the applicable federal rate for the calendar month which includes the Closing Date as the discount rate. A U.S. Holder must include in its taxable income imputed interest using such stockholder’s regular method of accounting for U.S. federal income tax purposes.

Cash in Lieu of Fractional Shares

A U.S. Holder that receives cash in lieu of a fractional share of Coherus common stock in the Mergers generally will be treated as having received the fractional share pursuant to the Mergers and then as having sold such fractional share for cash. As a result, the U.S. Holder generally will recognize gain or loss equal to the difference between the amount of cash received for such fractional share of Coherus common stock and the portion of the U.S. Holder’s tax basis in its Surface common stock surrendered that is allocated to such fractional shares of Coherus common stock. Any such gain or loss will be capital gain or loss, and will be long-term capital gain or loss if the U.S. Holder’s holding period in such fractional shares of Coherus common stock deemed to be received (including the U.S. Holder’s holding period for the Surface common stock surrendered therefor) exceeds one year as of the date of the Mergers. Long-term capital gains of certain non-corporate U.S. Holders, including individuals, generally are eligible for preferential U.S. federal income tax rates. The deductibility of capital losses is subject to limitations.

The Mergers Do Not Qualify as a Reorganization

If the Mergers do not qualify for the Intended Tax Treatment, a U.S. Holder generally would recognize gain or loss for U.S. federal income tax purposes on each share of Surface common stock surrendered in the Mergers. The amount of gain a U.S. Holder recognizes, and the timing and character of such gain, is subject to the uncertainty described above under “—The Mergers Qualify as a Reorganization—Receipt of the CVRs and Payments under the CVRs” with respect the characterization of the Mergers, including the receipt of CVRs and payments thereunder, as an “open transaction” or a “closed transaction” for U.S. federal income tax purposes.

Under open transaction treatment, the fair market value, at the effective time of the Mergers, of the Coherus common stock received in the Mergers (including any cash received in lieu of a fractional shares of Coherus common stock), plus the portion of any CVR Payment Amounts with respect to the CVRs not treated as imputed interest, as described above, will generally first be applied against a U.S. Holder’s adjusted tax basis in the shares of Surface common stock exchanged pursuant to the Mergers. A U.S. Holder will then recognize capital gain to the extent that the sum of (i) the fair market value, at the time of the Mergers, of the Coherus common stock received in the Mergers (including any cash received in lieu of a fractional shares of Coherus common stock) and (ii) the portion of any CVR Payment Amounts received in respect of the CVRs not treated as imputed interest exceeds the U.S. Holder’s adjusted tax basis in the shares of Surface common stock exchanged pursuant to the Mergers. A U.S. Holder generally will recognize capital loss to the extent of any remaining basis after the basis recovery described in the previous sentence, although it is possible that such U.S. Holder may not be able to recognize such loss until the resolution of all contingencies under the CVRs or possibly until such U.S. Holder abandons such CVRs for U.S. federal income tax purposes.

Under closed transaction treatment, a U.S. Holder would recognize gain in an amount equal to the difference between (i) the sum of the fair market value, in each case, at the effective time of the Mergers, (A) of the Coherus common stock received in the Mergers (including any cash received in lieu of a fractional shares of Coherus common stock) and (B) of the CVRs received in the Mergers and (ii) the U.S. Holder’s tax basis in the Surface common stock surrendered in the Mergers. Payments with respect to the CVRs are subject to the treatment described above under “—The Mergers Qualify as a Reorganization—Receipt of the CVRs and Payments under the CVRs—Treatment as Closed Transaction.”

Gain or loss must be calculated separately for each block of Surface common stock exchanged by the U.S. Holder if such blocks were acquired at different times or for different prices. Any gain or loss recognized generally would be capital gain or loss, and generally would be long-term capital gain or loss if the U.S. Holder’s holding period in a particular block of Surface common stock exceeds one year as of the date of the Mergers. Long-term capital gains of certain non-corporate U.S. Holders, including individuals, generally are eligible for preferential U.S. federal income tax rates. The deductibility of capital losses is subject to limitations.

A U.S. Holder’s tax basis in the shares of Coherus common stock received in the Mergers would be equal to the fair market value of such shares as of the effective time of the Mergers, and the U.S. Holder’s holding period in such shares would begin on the day following the Closing Date. A U.S. Holder’s tax basis and holding period for the CVRs would be the same as described above in “—The Mergers Qualify for the Intended Tax Treatment—Receipt of the CVRs and Payments under the CVRs,” depending on whether closed transaction or open transaction treatment applies. A U.S. Holder’s tax basis in shares of Coherus common stock, if any, received as payment under a CVR generally would be equal to the fair market value of such shares as of the date of payment, and a U.S. Holder’s holding period in such shares would begin on the day following the date of payment.

Certain U.S. Federal Income Tax Considerations Relating to the Mergers for Non-U.S. Holders

For purposes of this discussion, the term “Non-U.S. Holder” means a beneficial owner of Surface common stock that, for U.S. federal income tax purposes, is (i) a foreign corporation, (ii) a nonresident alien individual, or (iii) a foreign estate or trust that in each case is not subject to U.S. federal income tax on a net-income basis on income or gain from common stock.

In general, the U.S. federal income tax considerations relating to the Mergers for a Non-U.S. Holder that exchanges its shares of Surface common stock for Coherus common stock and the CVRs in the Mergers will be the same as those described above for a U.S. Holder, except that, subject to the discussion below regarding imputed interest, a Non-U.S. Holder generally will not be subject to U.S. federal income tax or withholding tax on any gain recognized in connection with the Mergers unless:

•

such gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment of the Non-U.S. Holder in the United States);

•	the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year in which the gain is recognized and certain other conditions are met; or

•

shares of Surface common stock constitute a “United States real property interest” by reason of Surface’s status as a “United States real property holding corporation” (“USRPHC”) for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the period that such Non-U.S. Holder held shares of Surface common stock.

Gain described in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis at the regular U.S. federal income tax rates in the same manner as if such Non-U.S. Holder were a U.S. Holder. A Non-U.S. Holder that is a corporation also may be subject to an additional branch profits tax at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty) on its effectively connected earnings and profits for the taxable year, subject to certain adjustments.

A Non-U.S. Holder described in the second bullet point above will be subject to U.S. federal income tax with respect to such gain at a 30% rate (or such lower rate as may be specified by an applicable income tax treaty), but may be offset by such Non-U.S. Holder’s U.S. source capital losses, if any, provided the Non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses.

With respect to the third bullet point above, Surface does not believe it is, or during the period of time referred to in such bullet point has been, a USRPHC. Even if Surface is or were to become a USRPHC, gain arising from the surrender of shares of Surface common stock by a Non-U.S. Holder in the Mergers will not be subject to U.S. federal income tax if shares of Surface common stock are “regularly traded,” as defined by applicable Treasury Regulations, on an established securities market and such Non-U.S. Holder owned, actually and constructively, 5% or less of Surface’s common stock throughout the shorter of the five-year period ending on the date of the Mergers.

Generally, if payments are made to a Non-U.S. Holder with respect to a CVR more than one year after the date of the Mergers, such Non-U.S. Holder may be subject to withholding at a rate of 30% (or a lower applicable treaty rate) of the portion of any such payments treated as imputed interest (as discussed above under “—Certain U.S. Federal Income Tax Considerations Relating to the Mergers for U.S. Holders—The Mergers Qualify as a Reorganization—Receipt of the CVRs and Payments under the CVRs—Imputed Interest”), unless such Non-U.S. Holder establishes its entitlement to exemption from or a reduced rate of withholding under an applicable tax treaty by providing the appropriate documentation (generally, IRS Form W-8BEN or W-8BEN-E or other applicable IRS Form W-8) to the applicable withholding agent. As discussed above, the tax treatment of the CVRs and payments thereunder is uncertain, and it is possible that an applicable withholding agent may be required to withhold additional amounts on payments to a Non-U.S. Holder with respect to the CVRs, unless such Non-U.S. Holder establishes an exemption from or a reduced rate of withholding as described in the immediately preceding sentence.

Non-U.S. Holders should consult their tax advisors regarding such withholding and any available exemptions from or reduction with respect thereto, as well as the potential application of income tax treaties that may provide for different rules with respect gain recognized by a Non-U.S. Holder.

Information Reporting and Backup Withholding

Information returns may be required to be filed with the IRS in connection with the Mergers. Further, the consideration payable to holders of shares of Surface common stock in connection with the Mergers (including any payments of cash in lieu of fractional shares of Coherus common stock and the CVR Payment Amounts with respect to the CVRs) may be subject to deduction or withholding as required under applicable law.

A U.S. Holder may be subject to backup withholding on any cash payments made pursuant to the Mergers (including any payments of cash in lieu of fractional shares of Coherus common stock and the CVR Payment

Amounts with respect to the CVRs), unless the U.S. Holder provides proof of an applicable exemption or a correct taxpayer identification number (generally, an IRS Form W-9) to the applicable withholding agent or otherwise establishes an exemption from the U.S. backup withholding rules. Certain U.S. Holders, such as corporations, generally are not subject to backup withholding if the U.S. Holders provide the appropriate documentation to establish an exemption.

Information reporting and backup withholding generally will not apply to payments to a Non-U.S. Holder if such Non-U.S. Holder certifies under penalties of perjury that it is not a United States person (generally by providing an IRS Form W-8BEN or W-8BEN-E or other applicable IRS Form W-8) or otherwise establishes an exemption. Non-U.S. Holders should consult their tax advisors to determine which IRS Form W-8 is appropriate.

Any amounts withheld under the U.S. backup withholding rules or otherwise is not an additional tax and generally will be allowed as a refund or credit against a holder’s U.S. federal income tax liability, if any, provided that such holder timely furnishes the required information to the IRS.

THE PRECEDING DISCUSSION IS INTENDED ONLY AS A SUMMARY OF CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS RELATING TO THE MERGERS. IT IS NOT A COMPLETE ANALYSIS OR DISCUSSION OF ALL POTENTIAL TAX EFFECTS THAT MAY BE IMPORTANT TO A PARTICULAR HOLDER OF SHARES OF SURFACE COMMON STOCK. ALL HOLDERS OF SHARES OF SURFACE COMMON STOCK ARE STRONGLY ENCOURAGED TO CONSULT THEIR TAX ADVISORS WITH RESPECT TO U.S. FEDERAL INCOME TAX CONSIDERATIONS RELATING TO THE MERGERS FOR THEM IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES, INCLUDING THE APPLICABILITY AND EFFECT OF TAX REPORTING REQUIREMENTS AND THE APPLICABILITY AND EFFECT OF ANY U.S. FEDERAL, U.S. STATE OR LOCAL, NON-U.S. OR OTHER TAX LAWS.

COMPARISON OF STOCKHOLDERS’ RIGHTS

Coherus and Surface are Delaware corporations and the rights of Coherus and Surface stockholders are governed by the DGCL. Surface stockholders’ rights are also governed by the Surface charter and Surface bylaws. If the Mergers are completed, the rights of Surface stockholders who become Coherus stockholders will be governed by the Coherus charter and Coherus bylaws.

As Coherus and Surface are both Delaware corporations, the rights of Coherus and Surface stockholders are not materially different. However, there are certain differences in the rights of Coherus stockholders under the Coherus charter and Coherus bylaws and of Surface stockholders under the Surface charter and Surface bylaws, as summarized in the table below. This summary does not purport to be a complete statement of all the differences or a complete description of the specific provisions referred to. Further, the identification of specific differences is not intended to indicate that other equally or more significant differences do not exist. Coherus and Surface stockholders should carefully read the relevant provisions of the Coherus charter, the Coherus bylaws, the Surface charter, the Surface bylaws and the DGCL. Copies of the documents referred to in this summary may be obtained as described under “Where You Can Find More Information.”

Coherus	Surface
Authorized and Outstanding Capital Stock

Coherus is authorized to issue 305,000,000 shares of stock, consisting of 300,000,000 shares of common stock, par value $0.0001 per share, and 5,000,000 shares of preferred stock, par value $0.0001 per share. As of the close of business on July 21, 2023, there were 94,468,493 shares of Coherus common stock and no shares of preferred stock issued and outstanding	Surface is authorized to issue 155,000,000 shares, consisting of 150,000,000 shares of common stock, $.0001 par value per share, and 5,000,000 shares of preferred stock, $.0001 par value per share. As of the close of business on the Surface record date, there were 60,730,274 shares of Surface common stock and no shares of preferred stock issued and outstanding.

Rights of Preferred Stock

Coherus is authorized to issue preferred stock in one or more series. The Coherus board of directors may provide by resolution and by causing the filing of a Certificate of Designation (as defined in the Coherus charter) for the issuance of shares of preferred stock, and to establish the number of shares to be included in each such series, and to fix the designations, powers, preferences, rights, and the qualifications, limitations or restrictions, if any, of the shares of each series.	Surface is authorized to issue preferred stock in one or more series. The Surface board of directors may provide by resolution and by causing the filing of a preferred stock designation certificate for the issuance of the shares of preferred stock, and to establish the number of shares to be included in each such series, and to fix the designations, powers, preferences, rights, and the qualifications, limitations or restrictions, if any, of the shares of each series.

Voting Rights

Each stockholder is entitled to one vote for each share having voting power held by the stockholder.

Other than with respect to the election of directors, if a quorum is present at any meeting, the affirmative vote of the majority of the shares represented and entitled to vote on the matter is controlling, unless the matter is one upon which by express provision of applicable law, rule or regulation applicable to Coherus or its securities or of the Coherus charter, a different standard is required, in which case such express provision shall govern and control the decision of such question.

The holders of Surface common stock have the exclusive right to vote for the election of Surface directors and on all other matters requiring stockholder action, each outstanding share entitling the holder thereof to one vote on each matter properly submitted to the Surface stockholders for their vote; provided, however, that, except as otherwise required by law, holders of Surface common stock, as such, shall not be entitled to vote on any amendment to the Surface charter (or on any amendment to a certificate of designations of any series of undesignated preferred stock) that alters or changes the powers, preferences, rights or other

Coherus	Surface

terms of one or more outstanding series of undesignated preferred stock if the holders of such affected series of undesignated preferred stock are entitled to vote, either separately or together with the holders of one or more other such series, on such amendment pursuant to the Surface charter (or pursuant to a certificate of designations of any series of undesignated preferred stock) or pursuant to the DGCL.

Other than with respect to the election of directors, if a quorum is present at any meeting, the affirmative vote of the holders of the majority of votes properly cast, except where a larger vote is required by law or the Surface charter or bylaws.

Quorum

The Coherus bylaws provide that, unless otherwise provided, at any meeting of Coherus stockholders, a majority of the voting power of Coherus stock outstanding and entitled to vote at the meeting, present in person, or by remote communication, if applicable, or represented by proxy, shall constitute a quorum for the transaction of business.

If, however, a quorum is not present or represented at any meeting of the stockholders, then either (i) the chairperson of the meeting or (ii) a majority in voting power of the stockholders entitled to vote at the meeting, present in person, or by remote communication, if applicable, or represented by proxy, shall have power to adjourn the meeting from time to time until a quorum is present or represented.

At such adjourned meeting at which a quorum is present or represented, any business may be transacted that might have been transacted at the meeting as originally noticed.

The Surface bylaws provide that, unless otherwise provided, at any meeting of Surface stockholders, a majority of the voting power of Surface stock outstanding and entitled to vote at the meeting, present in person or represented by proxy, shall constitute a quorum for the transaction of business.

Subject to applicable law, if a quorum initially is present at any meeting of stockholders, the stockholders may continue to transact until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum. If, however, a quorum is not present or represented at any meeting of the stockholders, the majority in voting power present at the meeting or the presiding officer shall have power to adjourn the meeting from time to time, without notice other than announcement at the meeting of the hour, date and place of the adjourned meeting.

At such adjourned meeting at which a quorum is present, any business may be transacted which might have been transacted at the meeting as originally noticed.

Record Date

The Coherus board of directors may fix a record date for purposes of, among other things, determining the rights of stockholders to notice of or to vote at any stockholder meeting and determining the identity of stockholders entitled to receive payment of any dividend or other distribution.

In the case of determining stockholders entitled to vote at a stockholder meeting, the record date cannot be more than 60 nor less than ten days before the date of the

The Surface board of directors may fix a record date for purposes of, among other things, determining the rights of stockholders to notice of or to vote at any stockholder meeting or any adjournment thereof and determining the identity of stockholders entitled to receive payment of any dividend or other distribution.

In the case of determining stockholders entitled to notice of any stockholder meeting, unless required by

Coherus	Surface

meeting. In the case of any other lawful action, the record date cannot be more than 60 days before such action. If no record date is fixed by the board of directors, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. If no such record date is fixed, the record date for determining stockholders for any other purpose shall be at the close of business on the day on which the board of directors adopts the resolution relating thereto.

A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the board of directors may fix a new record date for the adjourned meeting.

law, the record date cannot be more than 60 nor less than ten days before the date of the meeting. If no record date is fixed by the board of directors, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held.

A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting except that the board of directors may fix a new record date for determination of stockholders entitled to vote at the adjourned meeting.

Number of Directors

The Coherus bylaws provide that the Coherus board of directors shall consist of at least one member. Within those parameters, the number of directors is determined by resolution of the Coherus board of directors. There are currently eight Coherus directors.	The Surface bylaws provide that the Surface board of directors shall fix the authorized number of directors solely and exclusively by resolution adopted from time to time, which, pursuant to Section 141(b) of the DGCL, shall consist of at least one director. There are currently nine Surface directors.

Election of Directors

The Coherus charter provides that directors of Coherus shall be elected at each annual meeting of stockholders to replace directors whose terms then expire, and each director elected shall hold office for a term of three years or until his or her successor is duly elected and qualified, or until his or her earlier death, resignation or removal.

The Coherus bylaws provide that each director shall be elected by the vote of the plurality of votes cast with respect to the director’s election.

The Surface charter provides that directors of Surface shall be elected at each annual meeting of stockholders to replace directors whose terms then expire, and each director elected shall hold office for a term of three years or until his or her successor is duly elected and qualified, or until his or her earlier death, resignation or removal.

Each director shall be elected by the vote of the plurality of votes properly cast on the election of directors.

Cumulative Voting

Coherus stockholders do not have cumulative voting rights.	Surface stockholders do not have cumulative voting rights.

Removal of Directors

Except as otherwise provided by the DGCL, the Coherus board of directors or any individual director may be removed from office at any time (i) with cause by the affirmative vote of the holders of a majority of the voting power of all the then outstanding shares of voting stock entitled to vote at an election of directors or	The Surface charter provides that Surface directors may be removed (i) only with cause and (ii) only by the affirmative vote of the holders of 75% or more of the outstanding shares of capital stock then entitled to vote at an election of directors. At least forty-five (45) days prior to any annual or special meeting of

Coherus	Surface
(ii) without cause by the affirmative vote of the holders of at least sixty-six and two-thirds percent (66-2/3%) of the voting power of all of the then outstanding shares of the voting stock entitled to vote at an election of directors.	stockholders at which it is proposed that any Surface director be removed from office, written notice of such proposed removal and the alleged grounds thereof shall be sent to the Surface director whose removal will be considered at the meeting.

Director Nominations by Stockholders

The Coherus bylaws provide that a stockholder who complies with the notice provisions set forth in the Coherus bylaws, who is a beneficial owner of shares both at the time of giving notice and at the time of the meeting of stockholders, and who is entitled to vote at said meeting may nominate a candidate to the Coherus board of directors for election at such meeting. For an annual meeting of Coherus stockholders, these notice requirements generally require that, among other things, the stockholder deliver a written notice of any such nomination containing specified information, representations and consents to Coherus’ Secretary no less than 90 days and no more than 120 days prior to the anniversary of the preceding year’s annual meeting of stockholders. However, in the event that the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, written notice by the stockholder is considered timely if delivered to Coherus on the later of (a) the 90th day prior to such annual meeting or (b) the tenth day following the date on which public announcement of the date of such meeting is first made by Coherus.

For a special meeting of Coherus stockholders, the stockholder must give written notice to no less than the later of 90 days and the tenth day following the date on which public announcement of the date of the special meeting and of the nominees proposed by the Coherus board of directors to be elected at such meeting is first made by Coherus and no more than 120 days prior to such special meeting.

The Surface bylaws provide that stockholders who comply with the notice provisions set forth in the Surface bylaws, are stockholders of record at the time notice is given, are present at the meeting, and are entitled to vote in the election of directors may nominate a candidate to the Surface board of directors for election at an annual meeting of stockholders. For an annual meeting of Surface stockholders, these notice requirements generally require that, among other things, the stockholder deliver a written notice of any such nomination containing specified information, representations and consents to Surface’s Secretary no less than 90 days and no more than 120 days prior to the anniversary of the preceding year’s annual meeting of stockholders. However, in the event that the date of the annual meeting is more than 30 days before or 60 days after such anniversary date, written notice by the stockholder is considered timely if delivered to Surface’s Secretary not later than the close of business on the later of (a) the 90th day prior to such annual meeting or (b) the tenth day following the date on which the public announcement of the date of such meeting is first made by Surface.

Surface’s bylaws provide that stockholder nominations and proposals of other business shall not be brought before a special meeting of stockholders unless such special meeting is held in lieu of an annual meeting.

Stockholder Proposals

Business may be properly brought before an annual meeting by any stockholder so long as he or she is a stockholder of record both at the time the written notice provided for in the Coherus bylaws is delivered and at the time of the meeting. The stockholder must also be entitled to vote at the meeting and comply with the notice requirements set forth in the Coherus bylaws.

To be timely, a stockholder’s notice must generally be delivered to Coherus’ Secretary no less than 90 days and no more than 120 days prior to the anniversary of the preceding year’s annual meeting of stockholders.

Business may be properly brought before an annual meeting by any stockholder so long as he or she is a stockholder of record at the time the written notice provided for in the Surface bylaws is delivered. The stockholder must also be entitled to vote at the meeting and comply with the notice requirements set forth in the Surface bylaws.

To be timely, a stockholder’s notice must generally be delivered to Surface’s Secretary no less than 90 days and no more than 120 days prior to the anniversary of the preceding year’s annual meeting of stockholders.

Coherus	Surface

Stockholder Action by Written Consent

The Coherus charter and bylaws provide that any action required or permitted to be taken by the stockholders of Coherus must be effected at a duly called annual or special meeting of stockholders of Coherus and may not be effected by any written consent.	The Surface charter provides any action required or permitted to be taken by the stockholders of Surface at any annual or special meeting of stockholders of Surface must be effected at a duly called annual or special meeting of stockholders and may not be taken or effected by a written consent of stockholders in lieu thereof.

Special Stockholder Meetings

The Coherus charter and bylaws provide that a special meeting may be called at any time by Coherus’ Secretary at the direction of the Coherus board of directors, pursuant to a resolution adopted by a majority of the entire Coherus board of directors, but such special meetings may not be called by any other person or persons.	The Surface charter provides that a special meeting of Surface stockholders may be called by the Surface board of directors acting pursuant to a resolution approved by the affirmative vote of a majority of the Surface directors then in office, and special meetings of stockholders may not be called by any other person.

Notice of Stockholder Meetings

Whenever stockholders are required or permitted to take any action at a meeting, they must be given written notice (or notice by electronic communications) that states the place, date and time of the meeting, the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting and, in the case of a special meeting, the purpose of the meeting. Notice must be given no less than ten and no more than 60 days before the date of the meeting.	Whenever stockholders are required or permitted to take any action at a meeting, they must be given written notice (or notice by electronic communications) that states the place, date and hour of the meeting, the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting and, in the case of a special meeting, the purpose of the meeting. Notice must be given no less than ten and no more than 60 days before the date of the meeting.

Adjournment of Stockholder Meetings

A stockholder meeting may be adjourned for any reason by the chair of the meeting or by a majority of the voting power of the stock present in person, or by remote communication, or represented by proxy at the meeting and entitled to vote thereon.

No notice need be given of any adjourned meeting if the place, date and time of the meeting, and the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such adjourned meeting, are announced at the meeting at which the adjournment is taken; provided, however, if the adjournment is longer than 30 days, or if after the adjournment a new record date is fixed for the adjourned meeting after the adjournment, notice of the adjourned meeting must be given to each stockholder of record entitled to vote at the adjourned meeting.

A stockholder meeting may be adjourned (a) by the presiding officer of such meeting if (i) no quorum is present, (ii) the Surface board of directors determines that adjournment is necessary or appropriate to enable the stockholders to consider fully information which it determines has not been made sufficiently or timely available to stockholders, or (iii) the Surface board of directors determines that adjournment is otherwise in the best interests of the corporation or (b) by a majority of the voting power of the stock present at the meeting if no quorum is present.

No notice need be given of any adjourned meeting if the place, date and time of the meeting, and the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such adjourned meeting, are announced at the meeting at which the adjournment is taken; provided, however, if the adjournment is for more than 30 days, or if after the

Coherus	Surface
If a quorum is present at an adjourned meeting, stockholders may transact any business that may have been transacted at the original meeting.

adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote thereat and each stockholder who, by law or under the Surface charter or the Surface bylaws, is entitled to such notice.

If a quorum is present at an adjourned meeting, stockholders may transact any business that may have been transacted at the original meeting.

Limitation of Personal Liability of Directors

The Coherus charter provides that, to the maximum extent permitted by the DGCL, no Coherus director will be personally liable to Coherus or its stockholders for monetary damages for breach of his or her fiduciary duty as a director.	The Surface charter provides that no Surface director will be personally liable to Surface or its stockholders for monetary damages for breach of his or her fiduciary duty as a director, subject to certain exceptions.

Indemnification of Directors and Officers

The Coherus bylaws provide that Coherus will indemnify, to the fullest extent permitted by the DGCL, any director or officer who is a party or threatened to be made a party to any suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director or officer of Coherus, or is or was serving at the request of Coherus as a director, officer, employee or agent of another entity, against all expenses, liability and loss, provided that Coherus will indemnify an indemnitee in connection with a proceeding voluntarily initiated by such indemnitee only if such proceeding was authorized or ratified by the Coherus board of directors.

Coherus has also entered into indemnity agreements with certain directors and executive officers. These agreements, among other things, indemnify Coherus’ directors and executive officers for certain expenses (including attorneys’ fees), judgments, fines and settlement payments incurred in any action in connection with the good faith performance of their duties as a director or officer.

Any indemnification will be made by Coherus only as authorized in accordance with the Coherus bylaws. For additional information about Coherus’ indemnification policy, see “Part II: Information.”

The Surface bylaws provide that Surface will indemnify any director or officer who was or is made a party or is threatened to be made a party to any action, suit or proceeding by reason of such director or officer’s Corporate Status (as defined in the Surface bylaws), against all expenses, liability and loss reasonably incurred or suffered, provided that Surface will indemnify an indemnitee in connection with a proceeding initiated by such indemnitee only if such proceeding was authorized in advance by the Surface board of directors, unless such proceeding was brought to enforce such officer’s or director’s rights to indemnification or, in the case of directors, advancement of expenses under the Surface bylaws in accordance with the provisions set forth therein.

Surface has entered into agreements to indemnify its directors and executive officers. These agreements, among other things, require Surface to indemnify these individuals for certain expenses (including attorneys’ fees), judgments, fines and settlement amounts reasonably incurred by such person in any action or proceeding, including any action by or in Surface’s right, on account of any services undertaken by such person on behalf of Surface or that person’s status as a member of the Surface board of directors to the maximum extent allowed under Delaware law.

Any indemnification will be made by Surface only as authorized in accordance with the Surface bylaws.

Rights Upon Liquidation

Pursuant to Section 281(b) of the DGCL, in the event of liquidation, any remaining assets available for distribution will be distributed among the Coherus stockholders.	Pursuant to the Surface charter, in the event of liquidation, the net assets of Surface will be distributed pro rata to Surface common stockholders.

Coherus	Surface
Certain Business Combinations

Section 203 of the DGCL generally prohibits a Delaware corporation from engaging in a business combination with an “interested stockholder” that acquires more than 15% but less than 85% of the corporation’s outstanding voting stock for three years following the time that person becomes an “interested stockholder” (generally defined as a holder who (i) together with its affiliates and associates, owns or (ii) is an affiliate or associate of the corporation and, together with that person’s affiliates and associates, has owned at any time within the previous three years, at least 15% of the corporation’s outstanding shares), unless prior to the date the person becomes an interested stockholder, the corporation’s board of directors approves either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder or the business combination is approved by the corporation’s board of directors and by the affirmative vote of at least two thirds of the corporation’s outstanding voting stock that is not owned by the interested stockholder at a meeting of stockholders (and not by written consent) or other specified exceptions are met. The DGCL allows a corporation’s certificate of incorporation to contain a provision expressly electing not to be governed by Section 203, but the Coherus charter has not opted out of Section 203.

The DGCL permits a Delaware corporation’s certificate of incorporation to provide for a greater vote for a merger, consolidation or sale of substantially all the assets of a corporation than the vote described above. The Coherus charter does not provide for a greater vote for a merger, consolidation or sale of substantially all the assets of Coherus.

Section 203 of the DGCL generally prohibits a Delaware corporation from engaging in a business combination with an “interested stockholder” that acquires more than 15% but less than 85% of the corporation’s outstanding voting stock for three years following the time that person becomes an “interested stockholder” (generally defined as a holder who (i) together with its affiliates and associates, owns or (ii) is an affiliate or associate of the corporation and, together with that person’s affiliates and associates, has owned at any time within the previous three years, at least 15% of the corporation’s outstanding shares), unless prior to the date the person becomes an interested stockholder, the corporation’s board of directors approves either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder or the business combination is approved by the corporation’s board of directors and by the affirmative vote of at least two thirds of the corporation’s outstanding voting stock that is not owned by the interested stockholder at a meeting of stockholders (and not by written consent) or other specified exceptions are met. The DGCL allows a corporation’s certificate of incorporation to contain a provision expressly electing not to be governed by Section 203, but the Surface charter has not opted out of Section 203.

The DGCL permits a Delaware corporation’s certificate of incorporation to provide for a greater vote for a merger, consolidation or sale of substantially all the assets of a corporation than the vote described above. The Surface charter does not provide for a greater vote for a merger, consolidation or sale of substantially all the assets of Surface.

Exclusive Forum

The Coherus bylaws provide that, unless Coherus consents in writing to the selection of an alternative forum, the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of Coherus, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of Coherus to Coherus or its stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL, or (iv) any action asserting a claim governed by the internal affairs doctrine shall be the Court of Chancery of the State of Delaware, in all cases subject to the court’s having personal jurisdiction over the indispensable parties named as defendants, to the fullest extent permitted by law or, if such court does not have subject matter jurisdiction thereof, the federal

The Surface bylaws provide that, unless Surface consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (i) any derivative action or proceedings brought on behalf of Surface, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of Surface to Surface or its stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL or Surface bylaws or (iv) any action asserting a claim governed by the internal affairs doctrine.

Unless Surface consents in writing to the selection of an alternative forum, the federal district courts of the

Coherus	Surface

district court of the State of Delaware. Unless Coherus consents in writing to the selection of an alternative forum, the federal district courts of the United States shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act.

See “Risk Factors—Risks Relating to the Combined Company—The Coherus bylaws designate the Court of Chancery of the State of Delaware and, to the extent enforceable, the U.S. federal district courts as the exclusive forums for substantially all disputes between Coherus and its stockholders, which will restrict the ability of stockholders of the combined company to choose the judicial forum for disputes with the combined company or its directors, officers or employees.”

United States for the District of Massachusetts shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act.

Amendments to Certificate of Incorporation

The Coherus charter provides that in addition to any affirmative vote of the holders of any particular class or series of the voting stock required by law, the Coherus charter or any Certificate of Designation (as defined in the Coherus charter), the affirmative vote of the holders of at least sixty-six and two-thirds percent (66-2/3%) of the voting power of all of the then-outstanding shares of the voting stock, voting together as a single class, shall be required to alter, amend or repeal Articles V, VI, VII, VIII and IX of the Coherus charter.	The Surface charter provides that Surface reserves the right to amend or repeal the Surface charter in the manner prescribed by statute or the Surface charter. Whenever any vote of the holders of capital stock of Surface is required to amend or repeal any provision of the Surface charter, and in addition to any other vote of holders of capital stock that is required by the Surface charter or by law, such amendment or repeal shall require the affirmative vote of the majority of the outstanding shares of capital stock entitled to vote on such amendment or repeal, and the affirmative vote of the majority of the outstanding shares of each class entitled to vote thereon as a class, at a duly constituted meeting of stockholders called expressly for such purpose; provided, however, that the affirmative vote of not less than 75% of the outstanding shares of capital stock entitled to vote on such amendment or repeal, and the affirmative vote of not less than 75% of the outstanding shares of each class entitled to vote thereon as a class, shall be required to amend or repeal any provision of Article V, Article VI, Article VII, Article VIII or Article IX of the Surface charter.

Amendments to Bylaws

The Coherus charter and Coherus bylaws provide that the Coherus board of directors is expressly authorized to make, alter or repeal the Coherus bylaws. The stockholders also have power to rescind, alter, amend or repeal the Coherus bylaws; provided, however, that, in addition to any vote of the holders of any class or series of stock required by law or by the Coherus charter, such	The Surface bylaws provide that the Surface board of directors shall have the power to amend or repeal the Surface bylaws by the affirmative vote of a majority of directors then in office. The Surface bylaws may be amended or repealed at any annual meeting, or special meeting of stockholders called for such purpose, by the affirmative vote of at least seventy-

Coherus	Surface
action by stockholders shall require the affirmative vote of the holders of at least sixty-six and two-thirds percent (66-2/3%) of the voting power of all of the then-outstanding shares of the capital stock of Coherus entitled to vote at an election of directors.	five percent (75%) of the outstanding shares entitled to vote on such amendment or repeal, voting together as a single class; provided, however, that if the Surface board of directors recommends that stockholders approve such amendment or repeal at such meeting of stockholders, such amendment or repeal shall only require the affirmative vote of the majority of the outstanding shares entitled to vote on such amendment or repeal, voting together as a single class.

APPRAISAL RIGHTS

If you hold one or more shares of Surface common stock, you are entitled to appraisal rights under Delaware law and have the right to have your shares appraised by the Delaware Court of Chancery and receive the “fair value” of such shares (exclusive of any element of value arising from the accomplishment or expectation of the First Merger) as of completion of the First Merger in place of the Merger Consideration, as determined by the court, if you strictly comply with the procedures specified in Section 262 of the DGCL. Failure to timely and properly comply with such statutory requirements will result in the loss of your appraisal rights. Any such Surface stockholder awarded “fair value” for its, his or her shares by the court would receive payment of that fair value in cash, together with interest, if any, in lieu of the right to receive the Merger Consideration.

The following discussion is not a full summary of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262 of the DGCL, made publicly available online at https://delcode.delaware.gov/title8/c001/sc09/index.html#262. All references in Section 262 of the DGCL and in this summary to a “stockholder” are to the record holder of the shares of Surface common stock. The following discussion does not constitute any legal or other advice, nor does it constitute a recommendation that you exercise your rights to seek appraisal under Section 262 of the DGCL.

Under Section 262 of the DGCL, when a merger is submitted for approval at a meeting of stockholders as in the case of approval of the Surface merger proposal, Surface, not less than 20 days prior to the meeting, must notify each stockholder who was a Surface stockholder on the record date for notice of such meeting with respect to shares for which appraisal rights are available, that appraisal rights are available and include in the notice a link to the publicly available Section 262 of the DGCL. This proxy statement/prospectus constitutes the required notice, and the copy of Section 262 of the DGCL is made publicly available online at https://delcode.delaware.gov/title8/c001/sc09/index.html#262.

A HOLDER OF SURFACE COMMON STOCK WHO WISHES TO EXERCISE APPRAISAL RIGHTS OR WHO WISHES TO PRESERVE THE RIGHT TO DO SO SHOULD REVIEW THE FOLLOWING DISCUSSION AND SECTION 262 OF THE DGCL CAREFULLY AND CONSULT WITH LEGAL ADVISORS. FAILURE TO STRICTLY COMPLY WITH THE PROCEDURES OF SECTION 262 OF THE DGCL IN A TIMELY AND PROPER MANNER WILL RESULT IN THE LOSS OF APPRAISAL RIGHTS UNDER THE DGCL. A HOLDER OF SURFACE COMMON STOCK WHO IS CONSIDERING WHETHER TO EXERCISE ITS APPRAISAL RIGHTS, IS ENCOURAGED TO CONSULT WITH ITS OWN LEGAL COUNSEL. A HOLDER OF SURFACE COMMON STOCK WHO FAILS TO PERFECT, SUCCESSFULLY WITHDRAWS OR OTHERWISE LOSES HIS, HER OR ITS APPRAISAL RIGHTS WILL BE DEEMED TO HAVE BEEN CONVERTED AS OF THE EFFECTIVE TIME INTO THE RIGHT TO RECEIVE THE MERGER CONSIDERATION WITHOUT INTEREST.

How to Exercise and Perfect Your Appraisal Rights

If you are a Surface stockholder wishing to exercise the right to seek an appraisal of your shares of Surface common stock, you must do ALL of the following:

•

you must not vote in favor of, or otherwise consent in writing to, the approval of the Surface merger proposal. Because a proxy that is signed and submitted but does not otherwise contain voting instructions will, unless revoked, be voted in favor of approval of the Surface merger proposal, if you submit a proxy and wish to exercise your appraisal rights, you must instruct the proxy to vote your shares against approval of the Surface merger proposal or abstain from voting your shares on the approval of the Surface merger proposal;

•

you must deliver to Surface a written demand for appraisal before the vote on the approval of the Surface merger proposal at the special meeting and be a stockholder of record at the time of the making of such demand;

•

you must continuously hold the shares from the date of making the demand through the Effective Time. You will lose your appraisal rights for any of your shares of Surface common stock that you transfer before the Effective Time; and

•

you or the Surviving Corporation (or any other stockholder that has properly demanded appraisal rights and is otherwise entitled to appraisal rights) must file a petition in the Delaware Court of Chancery requesting a determination of the fair value of all shares of Surface common stock entitled to appraisal within 120 days after the Effective Time. The Surviving Corporation is under no obligation to file any such petition in the Delaware Court of Chancery and has no intention of doing so. Accordingly, it is the obligation of the Surface stockholders to initiate all necessary action to perfect their appraisal rights in respect of shares of Surface common stock within the time prescribed in Section 262 of the DGCL.

Voting, virtually or by proxy, against, abstaining from voting on or failing to vote on the approval of the Surface merger proposal will not constitute a written demand for appraisal as required by Section 262 of the DGCL. The written demand for appraisal must be in addition to and separate from any proxy or vote.

Who May Exercise Appraisal Rights?

A demand for appraisal must be executed by or on behalf of the stockholder of record. The demand should set forth, fully and correctly, the stockholder’s name as it appears on the stock certificates (or in the stock ledger). The demand must reasonably inform Surface of the identity of the stockholder and that the stockholder intends to demand appraisal of the “fair value” of his, her or its Surface common stock. Non-record owners may not directly make appraisal demands to Surface. The non-record owner must, in such cases, have the owner of record, such as a bank, brokerage firm or other nominee, submit the required demand in respect of those shares of common stock. A record owner, such as a bank, brokerage firm or other nominee, who holds shares of Surface common stock as a nominee for others, may exercise appraisal rights with respect to the shares of Surface common stock held for one or more non-record owners, while not exercising this right for other non-record owners. In that case, the written demand should state the number of shares of Surface common stock as to which appraisal is sought. Where no number of shares of Surface common stock is expressly mentioned, the demand will be presumed to cover all shares of Surface common stock held in the name of the record owner.

IF YOU HOLD YOUR SHARES IN BANK OR BROKERAGE ACCOUNTS OR OTHER NOMINEE FORMS, AND YOU WISH TO EXERCISE APPRAISAL RIGHTS, YOU SHOULD CONSULT WITH YOUR BANK, BROKERAGE FIRM OR OTHER NOMINEE, AS APPLICABLE, TO DETERMINE THE APPROPRIATE PROCEDURES FOR THE BANK, BROKERAGE FIRM OR OTHER NOMINEE TO MAKE A DEMAND FOR APPRAISAL OF THOSE SHARES. IF YOU HAVE A BENEFICIAL INTEREST IN SHARES HELD OF RECORD IN THE NAME OF ANOTHER PERSON, SUCH AS A BANK, BROKERAGE FIRM OR OTHER NOMINEE, YOU MUST ACT PROMPTLY TO CAUSE THE RECORD HOLDER TO FOLLOW PROPERLY AND IN A TIMELY MANNER THE STEPS NECESSARY TO PERFECT YOUR APPRAISAL RIGHTS.

If you own shares of Surface common stock jointly with one or more other persons, as in a joint tenancy or tenancy in common, demand for appraisal must be executed by or for you and all other joint owners. An authorized agent, including an agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner and expressly disclose the fact that, in making the demand, such person is acting as agent for the record owner. If you hold shares of Surface common stock through a broker who in turn holds the shares through a central securities depository nominee such as Cede & Co., a demand for appraisal of such shares may be made by or on behalf of the depository nominee, identifying the depository nominee as record holder, or in the holder’s own name.

If you elect to exercise appraisal rights under Section 262 of the DGCL, you should mail or deliver a written demand, executed as set forth above, to:

Surface Oncology, Inc.

50 Hampshire Street, 8th Floor

Cambridge, MA 02139

(617) 714-4096

Attention: Corporate Secretary

Actions After Completion of the First Merger

If the First Merger is consummated, the Surviving Corporation will give written notice that the First Merger has become effective within 10 days after the Effective Time to each stockholder that did not vote in favor of the Merger Agreement and delivered a written demand for appraisal in accordance with Section 262 of the DGCL. At any time within 60 days after the Effective Time, any stockholder that did not commence an appraisal proceeding or join in such a proceeding as a named party will have the right to withdraw such demand and to accept the Merger Consideration in accordance with the Merger Agreement for his, her or its shares of common stock. Within 120 days after the Effective Time, but not later, any stockholder that has complied with the requirements of Section 262 of the DGCL, or the Surviving Corporation, may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery, with a copy served on the Surviving Corporation in the case of a petition filed by a stockholder, demanding a determination of the value of the shares of Surface common stock held by all such stockholders. The Surviving Corporation is under no obligation to file an appraisal petition and has no intention of doing so. If you desire to have your shares appraised and have otherwise complied with the requirements of Section 262 of the DGCL, you should initiate any petitions necessary for the perfection of your appraisal rights within the time periods and in the manner prescribed in Section 262 of the DGCL.

Within 120 days after the Effective Time, any stockholder that has complied with the provisions of Section 262 of the DGCL will be entitled to receive from the Surviving Corporation, upon written request, a statement setting forth the aggregate number of shares not voted in favor of the approval of the Surface merger proposal and with respect to which Surface has received demands for appraisal, and the aggregate number of holders of those shares. The Surviving Corporation must mail this statement within the later of 10 days of receipt by the Surviving Corporation of the request therefor or 10 days after expiration of the period for delivery of demands for appraisal. If you are the non-record owner of shares of stock held in a voting trust or by a nominee on your behalf, you may, in your own name, file an appraisal petition or request from the Surviving Corporation the statement described in this paragraph.

If a petition for appraisal is duly filed, and a copy of the petition is delivered to the Surviving Corporation, the Surviving Corporation will then be obligated, within 20 days after receiving service of a copy of the petition, to provide the Delaware Register in Chancery with a duly verified list containing the names and addresses of all holders who have demanded an appraisal of their shares and with whom agreements as to the value of their shares of Surface common stock have not been reached by the Surviving Corporation. After notice of the time and place fixed for the hearing of such petition by registered or certified mail to the Surviving Corporation and to the stockholders shown on the list at the addresses therein stated if ordered by the Court, the Delaware Court of Chancery will then determine which stockholders are entitled to appraisal rights and may require the stockholders demanding appraisal who hold certificated shares to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings and the Delaware Court of Chancery may dismiss the proceedings as to any stockholder who fails to comply with this direction. Such notice shall also be given by one or more publications at least one week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Delaware Court of Chancery deems advisable. The forms of the notices by mail and by publication shall be approved by the Delaware Court of Chancery, and the costs thereof shall be borne by the Surviving Corporation. In addition, and notwithstanding anything herein to the contrary, assuming Surface’s shares of common stock remain listed on a national securities exchange immediately prior to the Effective Time (which Surface expects to be the case), the Delaware Court of Chancery will dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (i) the total number of shares of Surface common stock entitled to appraisal exceeds 1% of the outstanding shares of Surface common stock, or (ii) the value of the consideration provided in the First Merger for such total number of shares of Surface common stock exceeds $1.0 million. Upon application by the Surviving Corporation or by any stockholder entitled to participate in the appraisal proceeding, the Delaware Court of Chancery may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the Surviving Corporation and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal. Where proceedings are not dismissed or the demand for appraisal is not successfully withdrawn, the appraisal proceeding will be conducted as to the shares of Surface common stock owned by such stockholders in accordance with the rules of the Delaware Court of Chancery, including any rules specifically governing appraisal proceedings. The Delaware Court of Chancery will thereafter determine the fair value of the shares of Surface common stock at the Effective Time held by all stockholders who have properly perfected appraisal rights, exclusive of any element of value arising from the accomplishment or expectation of the First Merger. Unless the Delaware Court of Chancery in its discretion determines otherwise for good cause shown, interest from the Effective Time through the date of payment of the judgment will be compounded quarterly and will accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the Effective Time and the date of payment of the judgment. When the value is determined, the Delaware Court of Chancery will direct the payment of such value, with interest thereon, if any, to the stockholders entitled to receive the same, upon surrender by such stockholders of their stock certificates or, in the case of book-entry shares, forthwith. Notwithstanding the foregoing, at any time before the entry of judgment in the proceedings, the surviving corporation may pay to each stockholder entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as just described only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Delaware Court of Chancery, and (2) interest theretofore accrued, unless paid at that time. When the value is determined, the Delaware Court of Chancery will direct the payment of such value, with interest thereon, if any, to the Surface stockholders entitled to receive the same, forthwith in the case of uncertificated stockholders or upon surrender by certificated stockholders to the surviving corporation of their stock certificates.

In determining the fair value, the Delaware Court of Chancery is required to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court has stated that, in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other factors which were known or which could be ascertained as of the date of the merger which throw any light on future prospects of the merged corporation. The Delaware Supreme Court has recently indicated that transaction price is one of the relevant factors the Court of Chancery may consider in determining fair value and that, absent deficiencies in the sale process, the transaction price should be given “considerable weight.” Section 262 of the DGCL provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court construed Section 262 of the DGCL to mean that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.” An opinion of an investment banking firm as to the fairness from a financial point of view of the consideration payable in the merger is not an opinion as to, and does not in any manner address, fair value under Section 262 of the DGCL. The fair value of your shares as determined under Section 262 of the DGCL could be greater than, the same as, or less than the value of the Merger Consideration.

Coherus and the Surviving Corporation do not anticipate offering more than the Merger Consideration to any stockholder exercising appraisal rights and reserve the right to assert, in any appraisal proceeding, that, for purposes of Section 262, the “fair value” of a share of Surface common stock is less than the Merger Consideration. No representation is made as to the outcome of the appraisal of fair value as determined by the Delaware Court of Chancery.

If no party files a petition for appraisal within 120 days after the Effective Time, then all stockholders will lose the right to an appraisal, and will instead receive the Merger Consideration described in the Merger Agreement, without interest thereon.

The Delaware Court of Chancery may determine the costs of the appraisal proceeding and may tax those costs against the parties as the Delaware Court of Chancery deems to be equitable under the circumstances. However, costs do not include attorneys and expert witness fees. Each stockholder is responsible for its own attorneys and expert witnesses expenses, although, upon application of a stockholder, the Delaware Court of Chancery may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including reasonable attorneys’ fees and the fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal. In the absence of such an order, each party to the appraisal proceeding bears its own expenses.

Any stockholder that has duly demanded an appraisal in compliance with Section 262 of the DGCL will not, after the Effective Time, be entitled to vote the shares of Surface common stock subject to that demand for any purpose or receive any dividends or other distributions on those shares, except dividends or other distributions payable to holders of record of shares as of a record date prior to the Effective Time.

Any stockholder that has not commenced an appraisal proceeding or joined such a proceeding as a named party may withdraw a demand for appraisal and accept the Merger Consideration by delivering a written withdrawal of the demand for appraisal to the Surviving Corporation, except that any attempt to withdraw made more than 60 days after the Effective Time will require written approval of the Surviving Corporation. No appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any stockholder without the approval of the Delaware Court of Chancery and such approval may be conditioned on the terms the Delaware Court of Chancery deems just, provided, however, that this provision will not affect the right of any stockholder who has not commenced an appraisal proceeding or joined such proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered in the Merger Agreement within 60 days after the Effective Time. If you fail to perfect, successfully withdraw or lose the appraisal right, your shares will be converted into the right to receive the Merger Consideration, without interest thereon.

Failure to follow the steps required by Section 262 of the DGCL for perfecting appraisal rights will result in the loss of appraisal rights. In that event, you will be entitled to receive the Merger Consideration for your shares in accordance with the Merger Agreement, without interest. In view of the complexity of the provisions of Section 262 of the DGCL, if you are a Surface stockholder and are considering exercising your appraisal rights under the DGCL, you should consult your own legal advisor.

THE PROCESS OF DEMANDING AND EXERCISING APPRAISAL RIGHTS REQUIRES STRICT COMPLIANCE WITH TECHNICAL PREREQUISITES. IF YOU WISH TO EXERCISE YOUR APPRAISAL RIGHTS, YOU SHOULD CONSULT WITH YOUR OWN LEGAL COUNSEL IN CONNECTION WITH COMPLIANCE UNDER SECTION 262 OF THE DGCL. TO THE EXTENT THERE ARE ANY INCONSISTENCIES BETWEEN THE FOREGOING SUMMARY AND SECTION 262 OF THE DGCL, THE DGCL WILL GOVERN.

LEGAL MATTERS

The legality of the shares of Coherus common stock offered hereby will be passed upon for Coherus by Latham & Watkins LLP. Certain U.S. federal income tax consequences relating to the Mergers will be passed upon for Coherus by Arnold & Porter Kaye Scholer LLP and for Surface by Goodwin Procter LLP.

EXPERTS

Coherus

The consolidated financial statements of Coherus BioSciences, Inc. appearing in Coherus BioSciences, Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2022, and the effectiveness of Coherus BioSciences, Inc.’s internal control over financial reporting as of December 31, 2022 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

Surface

The financial statements incorporated in this proxy statement/prospectus by reference to Surface Oncology, Inc.’s Current Report on Form 8-K dated July 3, 2023 have been so incorporated in reliance on the report (which contains an explanatory paragraph relating to Surface’s ability to continue as a going concern as described in Note 1 of its financial statements) of PricewaterhouseCoopers LLP, an independent registered public accounting firm given on the authority of said firm as experts in auditing and accounting.

CERTAIN BENEFICIAL OWNERS OF COHERUS COMMON STOCK

The following table sets forth the amount of Coherus common stock beneficially owned, directly or indirectly, as of June 30, 2023, by (i) each current director of Coherus, (ii) each named executive officer of Coherus, (iii) all directors and executive officers of Coherus as a group, and (iv) each person who is known to Coherus to beneficially own more than five percent (5%) of the outstanding shares of common stock of Coherus, as determined through SEC filings, and the percentage of the common stock outstanding represented by each such amount. All shares of common stock shown in the table reflect sole voting and investment power except as otherwise noted.

Beneficial ownership is determined by the rules of the SEC and includes voting or investment power of the securities. As of June 30, 2023, Coherus had 94,442,014 shares of common stock outstanding. Shares of common stock subject to options to purchase, which are now exercisable or are exercisable within 60 days after June 30, 2023 are to be considered outstanding for purposes of computing the percentage ownership of the persons holding these options or other rights but are not to be considered outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated, the address for each person listed below is c/o Coherus BioSciences, Inc., at 333 Twin Dolphin Drive, Suite 600, Redwood City, California 94065.

Name of Beneficial Owner	Number of Outstanding Shares Beneficially Owned	Number of Shares Convertible /Exercisable Within 60 Days	Number of Shares Beneficially Owned	Percentage of Beneficial Ownership

5% and Greater Stockholders
BlackRock, Inc.(1)	14,078,901	—	14,078,901	14.91%
Entities associated with Temasek Holdings (Private) Limited(2)	7,381,116	—	7,381,116	7.82%
State Street Corporation(3)	6,785,982	—	6,785,982	7.19%
AllianceBernstein L.P.(4)	6,217,558	—	6,217,558	6.58%
The Vanguard Group, Inc.(5)	5,815,882	—	5,815,882	6.16%
Citadel Advisors LLC(6)	5,815,074	—	5,815,074	6.16%
JP Morgan Asset Management(7)	5,663,770	—	5,663,770	6.00%

Named Executive Officers and Directors
Ali J. Satvat(8)	3,036,576	139,997	3,176,573	3.36%
Dennis M. Lanfear(9)	1,174,502	4,122,057	5,296,559	5.37%
Lee N. Newcomer, MD(10)	—	33,375	33,375	0.04%
Mats L. Wahlström(11)	40,000	298,363	338,363	0.36%
Charles W. Newton(12)	—	28,875	28,875	0.03%
Paul Reider (13)	90,455	118,695	209,150	0.22%
Kimberly J. Tzoumakas(14)	—	93,375	93,375	0.10%
McDavid Stilwell(15)	102,252	179,790	282,042	0.30%
Jill O’Donnell-Tormey, Ph.D. (16)	—	28,875	28,875	0.03%
Mark D. Stolper(17)	8,800	87,819	96,619	0.10%
All directors and executive officers as a group (10 persons) (18)	4,452,585	5,131,221	9,583,806	9.62%

(1)

Based on information contained in a Schedule 13G/A filed by BlackRock, Inc. with the SEC on January 26, 2023, BlackRock, Inc., and its affiliates and subsidiaries have beneficial ownership of an aggregate of 14,078,901 shares of Coherus common stock, BlackRock, Inc. has sole power to vote 13,705,809 shares of Coherus common stock and sole power to dispose of 14,078,901 shares of Coherus common stock. The address for BlackRock, Inc. is 55 East 52nd Street, New York, New York 10055.

(2)

Based on information contained in a Schedule 13F filed by Temasek Holdings (Private) Limited and its affiliates with the SEC on February 16, 2021. Consists of 7,381,116 shares directly owned V-Sciences

Investments Pte Ltd (“V-Sciences”), a wholly-owned subsidiary of Temasek Life Sciences Private Limited (“Temasek Life Sciences”) as of December 31, 2020. Temasek Life Sciences is in turn a wholly-owned subsidiary of Fullerton Management Pte Ltd (“FMPL”), which is in turn wholly-owned by Temasek Holdings (Private) Limited (“Temasek”). Accordingly, each of Temasek Life Sciences, FMPL and Temasek may be deemed to have beneficially owned the 7,381,116 shares owned directly by V-Sciences. The address for V-Sciences, Temasek Life Sciences, FMPL and Temasek is 60B Orchard Road, #06-18, Tower 2, The Atrium@Orchard, Singapore 238891.
(3)

Based on information contained in a Schedule 13G/A filed by State Street Corporation with the SEC on February 3, 2023, State Street Corporation and its affiliates and subsidiaries have beneficial ownership of an aggregate of 6,785,982 shares of Coherus common stock. State Street Corporation has shared power to vote 6,642,217 shares of Coherus common stock and shared power to dispose of 6,785,982 shares of Coherus common stock. The address for State Street Corporation is State Street Financial Center, 1 Lincoln Street, Boston, MA 02111.

(4)

Based on information contained in a Schedule 13G/A filed by AllianceBernstein L.P. with the SEC on February 14, 2023, AllianceBernstein L.P. and its affiliates and subsidiaries have beneficial ownership of an aggregate of 6,217,558 shares of Coherus common stock. AllianceBernstein L.P. has sole power to vote 5,756,246 shares of Coherus common stock, shared power to dispose of 38,553 shares and sole power to dispose of 6,179,005 shares of Coherus common stock. The address for AllianceBernstein L.P. is 1345 Avenue of the Americas, New York, NY 10105.

(5)

Based on information contained in a Schedule 13G/A filed by The Vanguard Group with the SEC on February 9, 2023, The Vanguard Group and its affiliates and subsidiaries have beneficial ownership of an aggregate of 5,815,882 shares of Coherus common stock. The Vanguard Group has shared power to vote 123,682 shares of Coherus common stock and sole power to dispose of 5,643,319 shares of Coherus common stock and shared power to dispose of 172,563 shares of Coherus common stock. The address for The Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355.

(6)

Based on information contained in a Schedule 13G filed by Citadel Advisors LLC with the SEC on May 19, 2023, Citadel Advisors LLC and its affiliates and subsidiaries have beneficial ownership of an aggregate of 5,815,074 shares of Coherus common stock. Citadel Advisors LLC has shared power to vote 5,764,907 shares of Coherus common stock and shared power to dispose of 5,815,074 shares of Coherus common stock. The address for Citadel Advisors LLC is Southeast Financial Center, 200 S. Biscayne Blvd., Suite 3300, Miami, FL 33131.

(7)

Based on information contained in a Schedule 13G/A filed by JPMorgan Chase & Co., with the SEC on January 18, 2023, JPMorgan Chase & Co. and its affiliates and subsidiaries have beneficial ownership of an aggregate of 5,663,770 shares of Coherus common stock. JPMorgan Chase & Co. has sole power to vote 5,129,776 shares of Coherus common stock and sole power to dispose of 5,658,373 shares of Coherus common stock. The address for JPMorgan Chase & Co. is 383 Madison Avenue, New York, NY 10179.

(8)

Consists of the 3,036,576 shares held by KKR Biosimilar L.P. KKR Biosimilar GP LLC is the sole general partner of KKR Biosimilar L.P. KKR Fund Holdings L.P. is the sole member of KKR Biosimilar GP LLC. The general partners of KKR Fund Holdings L.P. are KKR Fund Holdings GP Limited and KKR Group Holdings L.P. The sole shareholder of KKR Fund Holdings GP Limited is KKR Group Holdings L.P. The sole general partner of KKR Group Holdings L.P. is KKR Group Limited. The sole shareholder of KKR Group Limited is KKR & Co. L.P. The sole general partner of KKR & Co. L.P. is KKR Management LLC. The designated members of KKR Management LLC are Messrs. Kravis and Roberts. Each of KKR Biosimilar GP LLC, KKR Fund Holdings L.P., KKR Fund Holdings GP Limited, KKR Group Holdings L.P., KKR Group Limited, KKR & Co. L.P., KKR Management LLC, and Messrs. Kravis and Roberts disclaim beneficial ownership over all shares held by KKR Biosimilar L.P. except to the extent of their indirect pecuniary interests therein. The address of the entities affiliated with Kohlberg Kravis Roberts & Co. L.P. and Mr. Kravis is c/o Kohlberg Kravis Roberts & Co. L.P., 30 Hudson Yards, Suite 7500, New York, NY 10001. The address of Messrs. Roberts and Satvat is c/o Kohlberg Kravis Roberts & Co. L.P., 2800 Sand Hill Road, Suite 200, Menlo Park, CA 94025. Mr. Satvat disclaims beneficial ownership of the shares held by KKR Biosimilar L.P., except to the extent of his pecuniary interest therein. Also includes 139,997 shares that may be acquired pursuant to the exercise of stock options within 60 days of June 30, 2023.

(9)

Consists of (i) 432,684 shares of common stock held by Dennis M. Lanfear, as Trustee of the Lanfear Revocable Trust, dated January 27, 2004, as restated, (ii) 86,965 shares of common stock held by offering by Lanfear Capital Advisors, LLC, (iii) 654,853 shares of common stock held by Dennis M. Lanfear and (iv) 4,122,057 shares that may be acquired pursuant to the exercise of stock options within 60 days of June 30, 2023 by Mr. Lanfear.

(10)	Consists of 33,375 shares that may be acquired pursuant to the exercise of stock options within 60 days of June 30, 2023 by Dr. Newcomer.
(11)

Consists of (i) 40,000 shares of common stock held by Mats L. Wahlström and (ii) 298,363 shares that may be acquired pursuant to the exercise of stock options within 60 days of June 30, 2023 by Mr. Wahlström.

(12)	Consists of 28,875 shares that may be acquired pursuant to the exercise of stock options within 60 days of June 30, 2023 by Mr. Newton.
(13)	Consists of (i) 90,455 shares of common stock held by Mr. Reider and (ii) 118,695 shares that may be acquired pursuant to the exercise of stock options within 60 days of June 30, 2023 by Mr. Reider.
(14)	Consists of 93,375 shares that may be acquired pursuant to the exercise of stock options within 60 days of June 30, 2023 by Ms. Tzoumakas.
(15)

Consists of (i) 102,252 shares of common stock held by Mr. Stilwell and (ii) 179,790 shares that may be acquired pursuant to the exercise of stock options within 60 days of June 30, 2023 by Mr. Stilwell.

(16)	Consists of 28,875 shares that may be acquired pursuant to the exercise of stock options within 60 days of June 30, 2023 by Dr. O’Donnell-Tormey.
(17)	Consists of (i) 8,800 shares of common stock and (ii) 87,819 shares that may be acquired pursuant to the exercise of stock options within 60 days of June 30, 2023 by Mr. Stolper.
(18)

Includes (i) 3,556,225 shares held by entities affiliated with certain of our directors; (ii) 4,452,585 shares beneficially owned by our executive officers and directors, which includes the 3,556,225 shares held by such entities and 896,360 shares held by certain of our executive officers and directors; and (iii) 5,131,221 shares that may be acquired pursuant to the exercise of stock options within 60 days of June 30, 2023.

CERTAIN BENEFICIAL OWNERS OF SURFACE COMMON STOCK

The following table sets forth the amount of Surface common stock beneficially owned, directly or indirectly, as of June 30, 2023, by (i) each current director of Surface, (ii) each named executive officer of Surface, (iii) all directors and executive officers of Surface as a group, and (iv) each person who is known to Surface to beneficially own more than five percent (5%) of the outstanding shares of common stock of Surface, as determined through SEC filings, and the percentage of the common stock outstanding represented by each such amount. All shares of common stock shown in the table reflect sole voting and investment power except as otherwise noted.

Beneficial ownership is determined by the rules of the SEC and includes voting or investment power of the securities. As of June 30, 2023, Surface had 60,724,879 shares of common stock outstanding. Shares of common stock subject to options to purchase, which are now exercisable or are exercisable within 60 days after June 30, 2023 are to be considered outstanding for purposes of computing the percentage ownership of the persons holding these options or other rights but are not to be considered outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated, the address for each person listed below is c/o Surface Oncology, Inc., 50 Hampshire Street, 8th Floor, Cambridge, Massachusetts 02139.

Name and Address of Beneficial Owner (1)	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned
5% Stockholders
Novartis Institutes for BioMedical Research, Inc. (1)	3,948,482	6.5%
Atlas Venture Fund IX, L.P. (2)	2,945,453	4.9%
ARK Investment Management LLC (3)	5,567,224	9.2%
EcoR1 Capital, LLC (4)	3,924,713	6.5%

Directors and Named Executive Officers
Denice Torres, M.B.A., J.D. (5)	55,666	*
Carsten Brunn, Ph.D. (6)	28,000	*
J. Jeffrey Goater, M.B.A. (7)	1,472,430	2.4%
David S. Grayzel, M.D. (8)	3,054,316	5.0%
Benjamin Hickey, M.B.A. (9)	37,333	*
Ramy Ibrahim, M.D. (10)	77,900	*
Armen B. Shanafelt, Ph.D. (11)	111,086	*
Elliott Sigal, M.D., Ph.D. (12)	311,448	*
Laurie D. Stelzer, M.B.A. (13)	124,209	*
Robert W. Ross, M.D. (14)	992,087	1.6%
Alison O’Neill, M.D. (15)	277,019	*
All executive officers and directors as a group (13 persons) (16)	7,005,425	10.9%

*	Represents holdings of less than 1%.
(1)

Based solely upon information set forth in the Schedule 13G/A filed with the SEC on February 8, 2021, consists of 3,948,482 shares of common stock held directly by Novartis Institutes for BioMedical Research, Inc. (“NIBRI”). The address for NIBRI is 250 Massachusetts Avenue, Cambridge, MA 02139.

(2)

Based solely upon information set forth in the Schedule 13G/A filed with the SEC on January 31, 2023, consists of 2,945,453 shares of common stock held directly by Atlas Venture Fund IX, L.P., or Atlas Venture Fund IX. Atlas Venture Associates IX, L.P., or AVA IX LP, is the general partner of Atlas Venture Fund IX, and Atlas Venture Associates IX, LLC, or AVA IX LLC, is the general partner of AVA IX LP. David Grayzel, M.D. owns an interest in AVA IX LP and is also a member of our board of directors.

Dr. Grayzel disclaims beneficial ownership of such shares, except to the extent of his proportionate pecuniary interest therein, if any. The address for Atlas Venture Fund IX is 56 Wareham Street, 3rd Floor, Boston, MA 02118.
(3)

Based solely upon information set forth in the Schedule 13G/A filed with the SEC on February 10, 2023, consists of 5,567,224 shares of common stock held directly by ARK Investment Management LLC. The address for ARK Investment Management LLC is 200 Central Avenue, St. Petersburg, FL 33701.

(4)

Based solely upon information set forth in the Schedule 13G filed with the SEC on February 13, 2023, consists of 3,924,713 shares of common stock held directly by EcoR1 Capital, LLC, or EcoR1. Oleg Nodelman is a manager of EcoR1 and has the ability to make investment decisions on behalf of EcoR1. EcoR1 is the general partner and investment advisor of EcoR1 Capital Fund Qualified, L.P., or Qualified, which disclaims beneficial ownership of the common stock. Mr. Nodelman and EcoR1 each disclaim beneficial ownership of the common stock except to the extent of their pecuniary interest therein. The address for EcoR1 Capital, LLC is 357 Tehama Street #2, San Francisco, CA 94103.

(5)	Consists of options to purchase 55,666 shares of common stock that are exercisable within 60 days of June 30, 2023.
(6)	Consists of 28,000 options to purchase shares of common stock exercisable within 60 days of June 30, 2023.
(7)	Consists of (i) 129,222 shares of common stock, and (ii) options to purchase 1,343,208 shares of common stock that are exercisable within 60 days of June 30, 2023.
(8)	Consists of (i) shares disclosed in footnote (2) above and (ii) options to purchase 108,863 shares of common stock that are exercisable within 60 days of June 30, 2023.
(9)	Consists of options to purchase 37,333 shares of common stock that are exercisable within 60 days of June 30, 2023.
(10)	Consists of options to purchase 77,900 shares of common stock that are exercisable within 60 days of June 30, 2023.
(11)	Consists of options to purchase 111,086 shares of common stock that are exercisable within 60 days of June 30, 2023.
(12)

Consists of: (i) 45,453 shares of common stock held by Sigal Family Investments, LLC and (ii) options to purchase 265,995 shares of common stock, exercisable within 60 days of June 30, 2023, held directly by Dr. Sigal. Dr. Sigal is a manager of Sigal Family Investments, LLC. Dr. Sigal may be deemed to have voting and investment power over shares held by Sigal Family Investments, LLC. Dr. Sigal disclaims beneficial ownership of such shares except to the extent of any pecuniary interest therein.

(13)	Consists of options to purchase 124,209 shares of common stock that are exercisable within 60 days of June 30, 2023.
(14)	Consists of 66,306 shares of common stock and (i) options to purchase 892,181 shares of common stock and (ii) 33,600 RSUs that are each exercisable within 60 days of June 30, 2023.
(15)	Consists of 40,928 shares of common stock and (i) options to purchase 213,291 shares of common stock and (ii) 22,800 RSUs that are each exercisable within 60 days of June 30, 2023.
(16)	Consists of 3,338,111 shares of common stock and (i) options to purchase 3,575,514 shares of common stock and (ii) 91,800 RSUs that are each exercisable within 60 days of June 30, 2023.

STOCKHOLDER PROPOSALS

Surface

Surface will hold an annual meeting of stockholders in 2023 (the “Surface 2023 annual meeting”), only if the Mergers have not already been completed.

Any stockholder proposals intended to be presented at the Surface 2023 annual meeting and considered for inclusion in Surface’s proxy materials must have been received by December 27, 2022. Such proposals must have been submitted in writing to the Surface corporate secretary at Surface Oncology, Inc., 50 Hampshire Street, 8th Floor, Cambridge, Massachusetts 02139. Such proposals must also meet the other requirements and procedures prescribed by Rule 14a-8 under the Exchange Act relating to stockholder proposals.

Under the Surface bylaws, nominees for director submitted by stockholders must have been received by Surface between February 10, 2023 and March 10, 2023.

However, in the event the date of the Surface annual meeting is more than 30 days before or more than 60 days after the first anniversary of the date of the preceding year’s annual meeting, notice of nominees for director or other proposals must be delivered not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. Such proposals must also meet the requirements set forth in the Surface bylaws.

HOUSEHOLDING OF PROXY MATERIALS

SEC rules permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements and notices with respect to two or more stockholders sharing the same address by delivering a single proxy statement or a single notice addressed to those stockholders. This process, which is commonly referred to as “householding,” provides cost savings for companies.

Surface previously adopted householding for stockholders of record. As a result, stockholders with the same address and last name may receive only one copy of this proxy statement/prospectus from Surface. Registered Surface stockholders (those who hold shares directly in their name with Surface’s transfer agent) may opt out of householding and receive a separate proxy statement/prospectus or other proxy materials by sending a written request to Surface at the address below.

Some brokers also household proxy materials, delivering a single proxy statement or notice to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement or notice, or if your household is receiving multiple copies of these documents and you wish to request that future deliveries be limited to a single copy, please notify your broker.

Requests for additional copies of this proxy statement/prospectus should be directed to Surface Oncology, Inc., 50 Hampshire Street, 8th Floor, Cambridge, Massachusetts 02139, Attention: Chandra Adams, or by calling Surface at (617) 714-4096.

WHERE YOU CAN FIND MORE INFORMATION

Coherus and Surface file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains a website that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC, including both Coherus and Surface, which you can access at www.sec.gov. In addition, you may obtain free copies of the documents Coherus and Surface file with the SEC, including the registration statement on Form S-4 of which this proxy statement/prospectus forms a part, by going to Coherus’ and Surface’s websites at www.coherus.com and www.surfaceoncology.com, respectively. The websites of Coherus and Surface are provided as inactive textual references only. The information contained on or accessible through the websites of Coherus and Surface (other than the documents listed below that are incorporated by reference herein) does not constitute a part of this proxy statement/prospectus, and is not incorporated by reference herein.

Statements contained or incorporated by reference in this proxy statement/prospectus regarding the contents of any contract or other document are not necessarily complete, and each such statement is qualified in its entirety by reference to the full text of that contract or other document filed as an exhibit with the SEC. The SEC allows Coherus and Surface to “incorporate by reference” in this proxy statement/ prospectus documents that Coherus and Surface file with the SEC, including certain information required to be included in the registration statement on Form S-4 of which this proxy statement/ prospectus forms a part. This means that Coherus and Surface can disclose important information to you by referring you to those documents. The information incorporated by reference herein is considered to be a part of this proxy statement/prospectus, and later information that Coherus and Surface file with the SEC will update and supersede that information. Each of Coherus and Surface incorporate by reference the following documents and any documents subsequently filed by it pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act and before the date of the Surface special meeting (other than, in each case, those documents, or the portions of those documents or exhibits thereto, deemed to be furnished and not filed in accordance with SEC rules). These documents contain important information about Coherus’ and Surface’s businesses and financial performance.

Coherus (SEC File No. 001-36721)

•	Coherus’ Annual Report on Form 10-K for the fiscal year ended December 31, 2022, filed with the SEC on March 6, 2023;

•	Coherus’ Definitive Proxy Statement on Schedule 14A, filed with the SEC on April 17, 2023;

•	Coherus’ Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2023, filed with the SEC on May 8, 2023;

•

Coherus’ Current Reports on Form 8-K (excluding any information and exhibits furnished under Item 2.02 or 7.01 thereof) filed with the SEC on January  13, 2023, March  6, 2023, May  15, 2023, May  18, 2023, May  31, 2023, June  9, 2023, June  15, 2023, June  16, 2023 and July 20, 2023; and

•

any description of shares of Coherus common stock contained in a registration statement filed pursuant to the Exchange Act and any amendment or report filed for the purpose of updating such description.

If you are a Coherus stockholder, you may request a copy of this proxy statement/prospectus, any of the documents incorporated by reference in this proxy statement/prospectus or other information concerning Coherus, without charge, through the SEC’s website at www.sec.gov or by written or telephonic request to:

Coherus BioSciences, Inc.

Attn: Corporate Secretary

333 Twin Dolphin Drive, Suite 600

Redwood City, California 94065

(650) 649-3530

Surface (SEC File No. 001-38459)

•

Surface’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022 and Surface’s Amendment No.  1 to its Annual Report on Form 10-K/A for the fiscal year ended December 31, 2022, filed with the SEC on March 9, 2023 and May 1, 2023, respectively;

•	Surface’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2023, filed with the SEC on May 4, 2023; and

•

Surface’s Current Reports on Form 8-K (excluding any information and exhibits furnished under Item 2.02 or 7.01 thereof) filed with the SEC on January  12, 2023, February  10, 2023, June  16, 2023, July 3, 2023 (which audited financial statements supersede any previously filed in Surface’s Annual Report on Form 10-K) and July 10, 2023.

If you are a Surface stockholder, you may request a copy of this proxy statement/prospectus, any of the documents incorporated by reference to this proxy statement/prospectus or other information concerning Surface, without charge, through the SEC’s website at www.sec.gov or by written or telephonic request to:

Surface Oncology, Inc.

Attn: Corporate Secretary

50 Hampshire Street, 8th Floor

Cambridge, Massachusetts 02139

(617) 714-4096

ANNEX A

Execution Version

AGREEMENT AND PLAN OF MERGER

among

COHERUS BIOSCIENCES, INC.,

CRIMSON MERGER SUB I, INC.,

CRIMSON MERGER SUB II, LLC

and

SURFACE ONCOLOGY, INC.

Dated as of June 15, 2023

i

(Continued)

(Continued)

Exhibit A	Form of Contingent Value Rights Agreement

INDEX OF DEFINED TERMS

	Definition	Location

	401(k) Plan	5.17
	401(k) Plan Termination Date	5.17
	Acceptable Confidentiality Agreement	5.4(b)
	Accounting Firm	2.5(f)
	Action	3.10
	Affiliate	8.3(a)
	Agreement	Preamble
	Anticipated Closing Date	2.5(a)
	Approved Budget	5.1(b)(vii)
	Arnold & Porter	5.13(c)
	Benefit Plan	8.3(b)
	Book-Entry Shares	2.3(d)
	Business Day	8.3(c)
	Cash and Cash Equivalents	8.3(d)
	CCR8	8.3(e)
	Certificate of Merger	1.3(a)
	Certificates	2.3(d)
	Closing	1.2
	Closing Date	1.2
	COBRA	3.12(e)
	Code	8.3(f)
	Company	Preamble
	Company Acquisition Proposal	5.4(k)(i)
	Company Adverse Recommendation Change	5.4(c)
	Company Affiliate Transaction	3.24
	Company Alternative Acquisition Agreement	5.4(c)
	Company Associate	8.3(g)
	Company Audited Balance Sheet	3.7
	Company Board	Recitals
	Company Board Recommendation	3.4(b)
	Company Disclosure Letter	Article III
	Company Equity Plans	2.2(a)
	Company ESPP	2.2(d)
	Company Intellectual Property	8.3(h)
	Company Intervening Event	5.4(k)(ii)
	Company IP Assignment Agreement	3.19(h)
	Company Material Adverse Effect	8.3(j)
	Company Material Contract	3.16(a)
	Company Net Cash	8.3(k)
	Company Option	2.2(a)
	Company Outstanding Shares	8.3(l)
	Company Plan	8.3(m)
	Company Preferred Stock	3.2(a)
	Company Proxy Statement	5.5(a)
	Company Related Party	3.24
	Company Related Persons	3.28

INDEX OF DEFINED TERMS

(Continued)

Definition	Location
Company RSU Award	2.2(b)
Company Safety Notices	3.21(g)
Company SEC Documents	3.6(a)
Company Stock Awards	3.2(b)
Company Stockholder Approval	3.4(a)
Company Stockholders Meeting	5.5(a)
Company Superior Proposal	5.4(k)(iii)
Company Termination Fee	7.3(b)
Company Valuation	8.3(n)
Company-Licensed Intellectual Property	8.3(i)
Confidentiality Agreement	5.6(d)
Continuation Period	5.16(b)
Contract	3.5(a)
control	8.3(o)
Covered Employees	5.16(b)
COVID-19	8.3(p)
CVR	2.1(a)
CVR Agreement	8.3(q)
Delaware LLC Act	1.1(b)
Delaware Secretary of State	1.3(a)
DGCL	Recitals
Dispute Notice	2.5(c)
Dissenting Shares	2.8
Effect	8.3(i)
Effective Time	1.3(a)
Environmental Law	3.14(b)
ERISA	8.3(r)
ERISA Affiliate	8.3(s)
Exchange Act	3.5(b)
Exchange Agent	2.3(a)
Exchange Fund	2.3(b)
Exchange Ratio	8.3(t)
Excluded Shares	2.1(b)
FCPA	3.25
FDA	3.21(c)
FDA Ethics Policy	3.21(i)
FDCA	3.21(a)
First Merger	Recitals
Form S-4	5.5(a)
Fractional Share Consideration	2.4(b)
GAAP	3.6(b)
Goodwin	5.13(c)
Governmental Entity	3.5(b)
Hazardous Substance	3.14(c)
Health Care Laws	3.21(a)
HIPAA	3.21(a)
IL-27	8.3(u)
Indebtedness	8.3(v)

v

INDEX OF DEFINED TERMS

(Continued)

Definition	Location
Indemnification Period	5.10(a)
Indemnified Persons	5.10(a)
Information Privacy and Security Laws	8.3(x)
Intellectual Property	8.3(w)
Intended Tax Treatment	Recitals
In-the-Money Option	2.2(a)(i)
IRS	3.12(a)
IT Assets	3.20(c)
IT Systems	8.3(y)
knowledge of Parent	8.3(aa)
knowledge of the Company	8.3(z)
Labor Agreement	3.13(b)
Law	3.5(a)
Lease Agreements	3.18(c)
Letter of Transmittal	2.3(d)
Liens	3.2(a)
Loan Agreement	8.3(bb)
Lookback Date	3.6(a)
Material Contract	3.16(a)
Measurement Date	3.2(a)
Merger Consideration	2.1(a)
Merger Sub I	Preamble
Merger Sub II	Preamble
Merger Subs	Preamble
Mergers	Recitals
Nasdaq	8.3(cc)
Net Cash Calculation	2.5(b)
Net Cash Schedule	2.5(b)
Non-U.S. Company Benefit Plan	3.12(f)
Ordinary Course of Business	8.3(dd)
Outside Date	7.1(b)(i)
Parent	Preamble
Parent Affiliate Transaction	4.21
Parent Board	Recitals
Parent Common Stock	Recitals
Parent Disclosure Letter	Article IV
Parent Equity Plans	4.2(a)
Parent ESPP	4.2(a)
Parent Expenses	7.3(c)
Parent Intellectual Property	8.3(gg)
Parent IP Assignment Agreement	4.17(f)
Parent Material Adverse Effect	8.3(ee)
Parent Material Contract	4.114(a)
Parent Plan	8.3(ii)
Parent Related Party	4.21
Parent Related Persons	3.28
Parent SEC Documents	4.6(a)
Parent Stock Price	8.3(ff)

INDEX OF DEFINED TERMS

(Continued)

Definition	Location
Parent Third-Party Licensor	4.17(b)
Parent-Licensed Intellectual Property	8.3(i)
Permits	3.11
Permitted Liens	3.18(a)
Person	8.3(jj)
Personal Information	8.3(kk)
Privacy Requirements	3.20(a)
Processing	3.20(a)
Public Health Measures	8.3(ll)
Representatives	5.4(a)
Response Date	2.5(c)
Rights Agent	8.3(p)
Sarbanes-Oxley Act	3.6(a)
SEC	8.3(mm)
Second Certificate of Merger	1.3(b)
Second Effective Time	1.3(b)
Second Merger	Recitals
Securities Act	3.5(b)
Securities Filing	5.13(c)
Shares	2.1(a)
SRF617	8.3(nn)
Stockholder Litigation	5.12(a)
Subsidiary	8.3(oo)
Surviving Corporation	1.1
Surviving Entity	1.1(b)
Takeover Laws	3.22
Tax	8.3(pp)
Tax Opinion	5.13(c)
Tax Return	8.3(qq)
Third-Party Licensor	3.19(b)
Transaction Expenses	8.3(rr)
Treasury Regulations	8.3(ss)
Underwater Option	2.2(a)(ii)
Upfront Consideration	2.1(a)
WARN Act	3.13(d)
Wedbush	3.26
Willful and Material Breach	7.2(b)

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of June 15, 2023, is entered into among Coherus BioSciences, Inc., a Delaware corporation (“Parent”), Crimson Merger Sub I, Inc., a Delaware corporation and a direct wholly owned Subsidiary of Parent (“Merger Sub I”), Crimson Merger Sub II, LLC, a Delaware limited liability company and a direct wholly owned Subsidiary of Parent (“Merger Sub II” and together with Merger Sub I, the “Merger Subs”) and Surface Oncology, Inc., a Delaware corporation (the “Company”).

RECITALS

WHEREAS, the parties intend to effect the merger of Merger Sub I with and into the Company, with the Company surviving that merger and becoming a wholly owned Subsidiary of Parent (the “First Merger”), and, as part of the same overall transaction, promptly after the First Merger, the surviving entity of the First Merger would merge with and into Merger Sub II, with Merger Sub II surviving the Second Merger (the “Second Merger” and, together with the First Merger, the “Mergers”), on the terms and subject to the conditions set forth herein;

WHEREAS, the Board of Directors of the Company (the “Company Board”) has as of the date hereof unanimously (a) determined that the terms of this Agreement and the transactions contemplated hereby, including the Mergers, are fair to, and in the best interests of, the Company and its stockholders, (b) determined that it is in the best interests of the Company and its stockholders, and declared it advisable, to enter into this Agreement, (c) approved the execution and delivery by the Company of this Agreement, the performance by the Company of its covenants and agreements contained herein and the consummation of the Mergers and the other transactions contemplated hereby upon the terms and subject to the conditions contained herein, and (d) resolved to recommend that the Company’s stockholders vote to adopt this Agreement, all as in accordance with the General Corporation Law of the State of Delaware (the “DGCL”);

WHEREAS, the Board of Directors of Parent (the “Parent Board”) has as of the date hereof unanimously (a) determined that the terms of this Agreement and the CVR Agreement and the transactions contemplated hereby and thereby, including the Mergers, are fair to, and in the best interests of, Parent and its stockholders, (b) determined that it is in the best interests of Parent and its stockholders, and declared it advisable, to enter into this Agreement and the CVR Agreement, (c) approved the execution and delivery by Parent of this Agreement and the CVR Agreement, the performance by Parent of its covenants and agreements contained herein and therein, and the consummation of the Mergers and (d) approved the issuance of shares of common stock, par value $0.0001 per share, of Parent (the “Parent Common Stock”) issuable pursuant to this Agreement in the Mergers;

WHEREAS, the Board of Directors of Merger Sub I and the board of managers of Merger Sub II have (a) determined that the terms of this Agreement and the transactions contemplated hereby, including the Mergers, are fair to, and in the best interests of, Merger Sub I and Merger Sub II, respectively, and their sole stockholder or member, respectively, (b) determined that it is in the best interests of Merger Sub I and Merger Sub II, respectively, and their sole stockholder or member, respectively, and declared it advisable, to enter into this Agreement and (c) approved the execution and delivery by Merger Sub I and Merger Sub II of this Agreement, the performance by Merger Sub I and Merger Sub II of its covenants and agreements contained herein and the consummation of the Mergers;

WHEREAS, Parent, as the sole stockholder of Merger Sub I and as the sole member of Merger Sub II, shall adopt this Agreement immediately following the execution of this Agreement upon the recommendation of their respective board of directors or managers, as applicable;

WHEREAS, the parties intend that (a) the First Merger and the Second Merger be considered together as a single integrated transaction for U.S. federal income Tax purposes, and will together constitute a “reorganization”

within the meaning of Section 368(a) of the Code and the Treasury Regulations promulgated thereunder (the “Intended Tax Treatment”), and (b) this Agreement be, and hereby is, adopted as a “plan of reorganization” for the purposes of Section 368 of the Code and Section 1.368-2(g) of the Treasury Regulations;

WHEREAS, at or prior to the Closing, Parent and the Rights Agent shall enter into the CVR Agreement; and

WHEREAS, Parent, Merger Sub I, Merger Sub II and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Mergers and also to prescribe certain conditions to the Mergers as specified herein.

AGREEMENT

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, Parent, Merger Sub I and Merger Sub II and the Company hereby agree as follows:

ARTICLE I

THE MERGERS

Section 1.1 The Mergers. Upon the terms and subject to the conditions set forth in this Agreement:

(a) at the Effective Time, Merger Sub I shall be merged with and into the Company in accordance with the DGCL. Following the First Merger, the separate corporate existence of Merger Sub I shall cease, and the Company shall continue as the surviving corporation in the First Merger (the “Surviving Corporation”) and a wholly owned Subsidiary of Parent; and

(b) at the Second Effective Time, Parent shall cause the Surviving Corporation to merge with and into Merger Sub II in accordance with the DGCL and the Delaware Limited Liability Company Act (the “Delaware LLC Act”). Following the Second Merger, the separate corporate existence of the Surviving Corporation shall cease, and Merger Sub II shall continue as the surviving entity in the Second Merger (the “Surviving Entity”) and a wholly owned Subsidiary of Parent.

Section 1.2 Closing. The closing of the First Merger (the “Closing”) shall take place at 10:00 a.m., New York City time on the second Business Day following the satisfaction or, to the extent permitted by applicable Law, waiver of the conditions set forth in Article VI (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted by applicable Law, waiver of those conditions), and subject to any delay of the Closing pursuant to Section 2.5(f), remotely via electronic exchange of required Closing documentation in lieu of an in-person Closing, and the parties shall cooperate in connection therewith. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”

Section 1.3 Effective Time.

(a) Upon the terms and subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the Company and Parent shall file a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware (the “Delaware Secretary of State”), executed in accordance with the relevant provisions of the DGCL. The First Merger shall become effective at such time as the Certificate of Merger is duly filed with the Delaware Secretary of State or at such other time as Parent and the Company shall agree in writing and shall specify in the Certificate of Merger (the time the First Merger becomes effective being the “Effective Time”).

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(b) Promptly after the First Merger, the Company and Parent shall file a certificate of merger (the “Second Certificate of Merger”) with the Delaware Secretary of State, executed in accordance with the relevant provisions of the DGCL and Delaware LLC Act. The Second Merger shall become effective at such time as the Second Certificate of Merger is duly filed with the Delaware Secretary of State or at such other time as Parent and the Company shall agree in writing and shall specify in the Second Certificate of Merger (the time the Second Merger becomes effective being the “Second Effective Time”).

Section 1.4 Effects of the Mergers.

(a) The First Merger shall have the effects set forth in this Agreement and in the relevant provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Merger Sub I shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub I shall become the debts, liabilities and duties of the Surviving Corporation.

(b) The Second Merger shall have the effects set forth in this Agreement and in the relevant provisions of the DGCL and Delaware LLC Act. Without limiting the generality of the foregoing, and subject thereto, at the Second Effective Time, all the property, rights, privileges, powers and franchises of the Surviving Corporation and Merger Sub II shall vest in the Surviving Entity, and all debts, liabilities and duties of the Surviving Corporation and Merger Sub II shall become the debts, liabilities and duties of the Surviving Entity.

Section 1.5 Certificate of Incorporation and Bylaws; Certificate of Formation and Limited Liability Agreement.

(a) At the Effective Time, the certificate of incorporation of Merger Sub I in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with its terms, subject to Section 5.10, and as provided by applicable Law, except that reference to the name of Merger Sub I shall be replaced with the name of the Company, and the bylaws of the Company shall be amended and restated to conform to the bylaws of Merger Sub I, as in effect immediately prior to the Effective Time, except that references to the name of Merger Sub I shall be replaced with the name of the Company, and as so amended and restated shall be the bylaws of the Surviving Corporation until thereafter amended as provided therein, subject to Section 5.10, or by applicable Law.

(b) The certificate of formation of Merger Sub II in effect immediately prior to the Second Effective Time shall be certificate of formation of the Surviving Entity in the Second Merger as of the Second Effective Time, and the limited liability company agreement of Merger Sub II in effect immediately prior to the Second Effective Time shall be the limited liability company agreement of the Surviving Entity in the Second Merger as of the Second Effective Time, until thereafter amended as provided therein, subject to Section 5.10, or by applicable Law.

Section 1.6 Directors, Managers and Officers.

(a) The parties shall take all actions necessary so that (i) the directors of Merger Sub I immediately prior to the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation until the earlier of their death, resignation or removal or until their respective successors are duly elected and qualified and (ii) the officers of Merger Sub I immediately prior to the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation until the earlier of their death, resignation or removal or until their respective successors are duly elected and qualified.

(b) The parties shall take all actions necessary so that (i) the sole member of Merger Sub II immediately prior to the Second Effective Time shall, from and after the Second Effective Time, remain the sole member of the Surviving Entity until the sole member’s interests are transferred to another Person or Persons or

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additional members are admitted, each in accordance with the terms of the limited liability company agreement of Merger Sub II, and (ii) the officers of Merger Sub II immediately prior to the Second Effective Time shall, from and after the Second Effective Time, be the officers of the Surviving Entity until the earlier of their death, resignation or removal or until their respective successors are duly elected and qualified.

Section 1.7 Subsequent Actions. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of the Company or the Merger Subs, as applicable, acquired or to be acquired by the Surviving Corporation as a result of or in connection with the Mergers or otherwise to carry out this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name of and on behalf of either the Company or the Merger Subs, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each of such corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation, or otherwise to carry out this Agreement.

ARTICLE II

EFFECT ON THE CAPITAL STOCK OF THE CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES

Section 2.1 Conversion of Capital Stock. At the Effective Time, by virtue of the First Merger and without any action on the part of the Company, Parent, Merger Sub I, Merger Sub II or the holders of any shares of capital stock of the Company, Parent, Merger Sub I or Merger Sub II:

(a) Each share of common stock, $0.0001 par value per share, of the Company (such shares, collectively, the “Shares”) issued and outstanding immediately prior to the Effective Time (other than any Excluded Shares and Dissenting Shares) shall be converted automatically into and shall thereafter represent the right to receive (i) a number of validly issued, fully paid and nonassessable shares of Parent Common Stock equal to the Exchange Ratio, subject to Section 2.4 with respect to fractional shares and any required withholding of Taxes pursuant to Section 2.7 (the “Upfront Consideration”), and (ii) one contingent value right (a “CVR”) representing the right to receive the consideration set forth in, and subject in all respects to the terms and conditions of, the CVR Agreement (for each Share, the Upfront Consideration plus one CVR, collectively, the “Merger Consideration”), in each case, without interest. As of the Effective Time, all Shares issued and outstanding immediately prior to the Effective Time shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and shall thereafter only represent the right to receive the Merger Consideration to be paid in accordance with Section 2.3 and, as applicable, the CVR Agreement, without interest. Each CVR issued as a portion of the Merger Consideration will be issued in book-entry form pursuant to the CVR Agreement and will not be evidenced by a certificate or other instrument.

(b) Each Share held in the treasury of the Company or owned, directly or indirectly, by Parent or Merger Subs immediately prior to the Effective Time (collectively, “Excluded Shares”) shall automatically be cancelled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(c) Each share of common stock, par value $0.01 per share, of Merger Sub I issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

(d) Each share of common stock of the Surviving Corporation issued and outstanding immediately prior to the Second Effective Time shall be converted into and become one validly issued, fully paid and nonassessable common unit of the Surviving Entity.

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(e) If at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding Shares, or securities convertible into or exchangeable into or exercisable for such Shares, shall occur as a result of any reclassification, recapitalization, stock split (including a reverse stock split) or subdivision or combination, exchange or readjustment of such Shares, or any stock dividend or stock distribution with a record date during such period, merger or other similar transaction, the Merger Consideration payable pursuant to this Agreement or the CVR Agreement shall be equitably adjusted, without duplication, to reflect such change; provided that nothing in this Section 2.1(e) shall be construed to permit the Company to take any action that is prohibited by the terms of this Agreement or permit Parent to take any action that is prohibited by the terms of this Agreement.

Section 2.2 Treatment of Company Equity Awards.

(a) At the Effective Time, each option to purchase Shares granted under the Company’s 2021 Inducement Plan, as amended, 2018 Stock Option Plan, as amended, 2014 Stock Option and Grant Plan, as amended, or any other equity incentive plan or arrangement (collectively, the “Company Equity Plans”), whether vested or unvested, that is outstanding immediately prior to the Effective Time (each, a “Company Option”) shall be:

(i) with respect to each Company Option with an exercise price per share that is less than the value of the Upfront Consideration (each such Company Option, an “In-the-Money Option”), cancelled and converted into the right to receive: (x) a number of shares of Parent Common Stock, subject to Section 2.4 with respect to fractional shares and any required withholding of Taxes pursuant to Section 2.7, that is equal to the quotient of (A) the product of (1) the total number of Shares underlying the In-the-Money Option multiplied by (2) the excess, if any, of the value of the Upfront Consideration over the exercise price of such In-the-Money Option, divided by (B) the Parent Stock Price; and (y) a number of CVRs equal to the number of Shares underlying such In-the-Money Option;

(ii) with respect to each Company Option held by any Covered Employee who continues in the employ of Parent and its Affiliates after the Effective Time and with an exercise price that is equal to or greater than the value of the Upfront Consideration (each, an “Underwater Option”), assumed by Parent and converted into an option to acquire shares of Parent Common Stock (each such Company Option, an “Assumed Option”) in a manner consistent with the requirements of Section 424 of the Code and the requirements of Treasury Regulation Section 1.409A-1(b)(5)(D) of the Code. Each Assumed Option shall continue to have, and be subject to, the same vesting schedule, term exercisability provisions and other terms and conditions set forth in the applicable Company Equity Plan and the applicable Company Option award agreement as in effect immediately prior to the Effective Time, except that (i) Parent and its board of directors shall have any and all amendment and administrative authority with respect to such Assumed Options and the Company Equity Plans (subject, in the case of any amendment, to any required consent of the affected Covered Employee pursuant to the terms of the applicable Company Equity Plan and the Company Option award agreement for such Assumed Option), (ii) each such Assumed Option shall become exercisable for that number of whole shares of Parent Common Stock equal to the product (rounded down to the next whole number of shares of Parent Common Stock) of (A) the number of Shares that would have been issuable upon full exercise of such Assumed Option immediately prior to the Effective Time multiplied by (B) the Exchange Ratio, and (iii) the per share exercise price for the shares of Parent Common Stock issuable upon exercise of such Assumed Option shall be equal to the quotient (rounded up to the next whole cent) obtained by dividing the exercise price per Share at which such Assumed Option was exercisable immediately prior to the Effective Time by the Exchange Ratio. All Assumed Options that prior to the Effective Time were treated as “incentive stock options” within the meaning of Section 422 of the Code shall from and after the Effective Time continue to be treated as incentive stock options under the Code; and

(iii) with respect to each Underwater Option held by an employee who is not a Covered Employee after the Effective Time, the holder of such Underwater Option shall receive no Merger Consideration (whether under this Agreement or under the CVR Agreement or otherwise) and, effective as of immediately prior to the Effective Time, shall have no further rights with respect to such Underwater Option.

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(b) At the Effective Time, each restricted stock unit award representing the right to receive Shares granted under the Company Equity Plans, whether vested or unvested, that is outstanding immediately prior to the Effective Time (each, a “Company RSU Award”) shall, at the Effective Time, cease to represent a right to acquire Shares and shall be cancelled and, automatically and without any required action on the part of the holder thereof or the Company, converted into the right to receive the Merger Consideration in respect of each Share subject to such Company RSU Award as of immediately prior to the Effective Time, subject to Section 2.4 with respect to fractional shares and any required withholding of Taxes pursuant to Section 2.7.

(c) The Surviving Corporation shall pay the holders of Company Options and Company RSUs the cash payments described in Section 2.4 (solely with respect to fractional shares) through the Surviving Corporation’s payroll system (or, for individuals who are not current or former employees, directly to such individuals) promptly after the Effective Time. Parent shall cause its transfer agent to issue to the holders of Company Options and Company RSUs, the shares of Parent Common Stock and the CVRs, as applicable, as described in this Section 2.2 and the CVR Agreement, as applicable, promptly after the Effective Time.

(d) As soon as practicable following the date of this Agreement, the Company shall take such actions as are necessary with respect to the Company’s 2018 Employee Stock Purchase Plan (the “Company ESPP”) to provide that no offering periods will commence under the Company ESPP following the date of this Agreement and the Company ESPP shall terminate prior to the Effective Time.

(e) Prior to the Effective Time, the Company shall adopt such resolutions and take such other actions as may be reasonably required to effectuate the provisions of this Section 2.2, including the contemplated treatment of the Company Options and the Company RSUs. As of the Effective Time, no further Company Stock Options or Company RSUs or other awards with respect to any securities of the Company shall be granted from or after the Effective Time.

Section 2.3 Exchange and Payment.

(a) Prior to the mailing of the Company Proxy Statement, Parent shall enter into an agreement with a commercial bank or trust company designated by Parent and reasonably acceptable to the Company to act as an exchange agent, it being agreed that Parent’s existing transfer agent shall be deemed reasonably acceptable, to act as an exchange agent (the “Exchange Agent”) for the purpose of paying the Upfront Consideration and the Exchange Agent’s other responsibilities under this Agreement.

(b) Prior to the Effective Time, Parent shall deposit (or cause to be deposited) with the Exchange Agent, in trust for the benefit of holders of Shares immediately prior to the Effective Time (other than holders to the extent they hold Excluded Shares or Dissenting Shares), book-entry shares representing the shares of Parent Common Stock issuable pursuant to Section 2.1(a). In addition, Parent shall make available by depositing with the Exchange Agent, as necessary from time to time after the Effective Time, any dividends or distributions payable pursuant to Section 2.3(f) and any Fractional Share Cash Consideration payable pursuant to Section 2.4. All book-entry shares of Parent Common Stock, dividends, distributions and cash deposited with the Exchange Agent are hereinafter referred to as the “Exchange Fund.”

(c) For the avoidance of doubt, Parent shall not be required to deposit any funds related to any CVR, including with respect to any amounts potentially payable under any CVR, with the Rights Agent unless and until such deposit is required pursuant to the express terms of the CVR Agreement. The Exchange Fund shall not be used for any purpose other than to fund payments in respect of Shares due pursuant to Section 2.1(a), except as provided in this Agreement.

(d) Promptly after the Effective Time and in any event not later than the third Business Day thereafter, Parent shall cause the Exchange Agent to mail to each holder of record of a certificate (“Certificates”) that immediately prior to the Effective Time represented outstanding Shares that were converted into the right to

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receive the Merger Consideration, any dividends or distributions payable pursuant to Section 2.3(f) and any Fractional Share Cash Consideration payable pursuant to Section 2.4, (i) a letter of transmittal in a form mutually agreed-upon among the parties (“Letter of Transmittal”) and (ii) instructions for use in effecting the surrender of such Certificates in exchange for the Merger Consideration, any dividends or other distributions payable pursuant to Section 2.3(f) and any Fractional Share Cash Consideration payable pursuant to Section 2.4. Upon surrender of a Certificate to the Exchange Agent, together with such Letter of Transmittal, duly completed and validly executed in accordance with the instructions thereto, the holder of such Certificate shall be entitled to receive in exchange for the Shares formerly represented by such Certificate (other than Excluded Shares or Dissenting Shares) (A) that number of whole shares of Parent Common Stock (after taking into account all Shares then held by such holder under all Certificates so surrendered) to which such holder of Shares shall have become entitled pursuant to Section 2.1(a) (which shall be in uncertificated book-entry form), (B) any dividends or other distributions payable pursuant to Section 2.3(f) and (C) any Fractional Share Cash Consideration payable pursuant to Section 2.4, and the Certificate so surrendered shall forthwith be cancelled. Promptly after the Effective Time and in any event not later than the third Business Day thereafter, Parent shall cause the Exchange Agent to mail to each holder of uncertificated Shares represented by book entry (“Book-Entry Shares”) that were converted into the right to receive the Merger Consideration, any dividends or distributions payable pursuant to Section 2.3(f) and any Fractional Share Cash Consideration payable pursuant to Section 2.4, a Letter of Transmittal. Upon delivery of such Letter of Transmittal, duly completed and validly executed in accordance with the instructions thereto, the holder of such Book-Entry Shares shall be entitled to receive in exchange for the Shares formerly represented by such Book-Entry Shares (other than Excluded Shares or Dissenting Shares) (A) that number of whole shares of Parent Common Stock (after taking into account all Shares then held by such holder under all Certificates so surrendered) to which such holder of Shares shall have become entitled pursuant to Section 2.1(a) (which shall be in uncertificated book-entry form unless a physical certificate is requested), (B) any dividends or other distributions payable pursuant to Section 2.3(f) and (C) any Fractional Share Cash Consideration payable pursuant to Section 2.4, without such holder being required to deliver a Certificate, and such Book-Entry Shares shall then be cancelled. No interest will be paid or accrued on any unpaid dividends and distributions or Fractional Share Cash Consideration, if any, payable to holders of Certificates or Book-Entry Shares. Until surrendered as contemplated by this Section 2.2(a), each Certificate or Book-Entry Share shall be deemed after the Effective Time to represent only the right to receive the Merger Consideration payable in respect thereof, any dividends or other distributions payable pursuant to Section 2.3(f) and any Fractional Share Cash Consideration payable pursuant to Section 2.4.

(e) If payment of the Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate or Book-Entry Share is registered, it shall be a condition of payment that such Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer or such Book-Entry Share shall be properly transferred and that the Person requesting such payment shall have paid any transfer and other Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of such Certificate or Book-Entry Share or shall have established to the satisfaction of Parent that such Tax is not applicable.

(f) No dividends or other distributions with respect to Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Common Stock that the holder thereof has the right to receive upon the surrender thereof, and no Fractional Share Cash Consideration shall be paid to any such holder pursuant to Section 2.4, in each case until the holder thereof surrenders such Certificate or Book-Entry Shares in accordance with this Article II. Following the surrender of a Certificate or Book-Entry Shares in accordance with this Article II, there shall be paid to the record holder thereof, without interest, (i) promptly after such surrender, the amount of any dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Common Stock and the amount of any Fractional Share Cash Consideration to which such holder is entitled pursuant to Section 2.4 and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such whole shares of Parent Common Stock.

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(g) The Merger Consideration, any dividends or other distributions payable pursuant to Section 2.3(f) and any Fractional Share Cash Consideration payable pursuant to Section 2.4 issued and paid upon the surrender for exchange of Certificates or Book-Entry Shares in accordance with the terms of this Article II shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to the Shares formerly represented by such Certificates or Book-Entry Shares. At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of the Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Exchange Agent for transfer or transfer is sought for Book-Entry Shares, such Certificates or Book-Entry Shares shall be cancelled and exchanged as provided in this Article II.

(h) The Exchange Agent shall invest any cash included in the Exchange Fund as directed by Parent, on a daily basis; provided that any investment of such cash shall in all events be in short-term obligations of the United States of America with maturities of no more than 30 days or guaranteed by the United States of America and backed by the full faith and credit of the United States of America or in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively. If for any reason (including investment losses) the cash in the Exchange Fund is insufficient to fully satisfy all of the payment obligations to be made in cash by the Exchange Agent hereunder, Parent shall promptly deposit cash into the Exchange Fund in an amount which is equal to the deficiency in the amount of cash required to fully satisfy such cash payment obligations. Any interest and other income resulting from such investments shall be payable to the Surviving Corporation.

(i) Any portion of the Exchange Fund that remains undistributed to the holders of Certificates or Book-Entry Shares 12 months after the Effective Time shall be delivered to Parent, upon demand, and any remaining holders of Certificates or Book-Entry Shares (except to the extent representing Excluded Shares or Dissenting Shares) shall thereafter look only to Parent, as general creditors thereof, for payment of the Merger Consideration, any unpaid dividends or other distributions payable pursuant to Section 2.3(f) and any Fractional Share Cash Consideration payable pursuant to Section 2.4 (subject to abandoned property, escheat or other similar laws), without interest.

(j) None of Parent, the Surviving Corporation, the Exchange Agent or any other Person shall be liable to any Person in respect of shares of Parent Common Stock, dividends or other distributions with respect thereto or cash in lieu of fractional shares of Parent Common Stock properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(k) If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit, in form and substance reasonably acceptable to Parent, of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Exchange Agent, the posting by such Person of a bond in such customary amount as the Exchange Agent may determine is reasonably necessary as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such Certificate, the Exchange Agent will deliver in exchange for such lost, stolen or destroyed Certificate the Merger Consideration payable in respect thereof, any dividends or other distributions payable pursuant to Section 2.3(f) and any Fractional Share Cash Consideration payable pursuant to Section 2.4.

Section 2.4 No Fractional Shares.

(a) No fractional shares of Parent Common Stock shall be issued in connection with the First Merger, and no certificate or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Certificates or Book-Entry Shares or any other provision of Article II, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of Parent.

(b) Notwithstanding any other provision of this Agreement, each holder of Shares converted pursuant to the First Merger who would otherwise be entitled to receive a fraction of a share of Parent Common Stock (or

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holder of other equity interests of the Company who would otherwise have been entitled to receive a fraction of a share of Parent Common Stock pursuant to the provisions of Section 2.2 (after aggregating all fractional shares of Parent Common Stock otherwise issuable to such holder pursuant to Section 2.1(a)) shall, in lieu thereof and upon surrender of such holder’s Certificates and Book-Entry Shares, as applicable, be paid in cash the dollar amount (rounded to the nearest whole cent), without interest and subject to any required Tax withholding, determined by multiplying such fraction by the Parent Stock Price (the “Fractional Share Cash Consideration”). No such holder shall be entitled to dividends, voting rights or any other rights in respect of any fractional share of Parent Common Stock that would otherwise have been issuable as part of the Merger Consideration. As soon as practicable after the determination of the amount of the Fractional Share Cash Consideration, if any, to be paid to holders of the Shares in respect of any fractional shares, the Exchange Agent shall make available such amounts to the holders of the Shares entitled to receive such cash. The payment of Fractional Share Cash Consideration in lieu of fractional share interests pursuant to this Section 2.4(b) is not a separately bargained-for consideration but merely represents a mechanical rounding-off of the fractions in the exchange.

Section 2.5 Calculation of Company Net Cash.

(a) For purposes of this Agreement, the “Anticipated Closing Date” shall be the anticipated date for Closing, as agreed upon by Parent and the Company at least 15 Business Days prior to the Company Stockholders Meeting, subject to adjournment or postponement pursuant to Section 5.5(d).

(b) Not less than 15 Business Days prior to the Anticipated Closing Date, the Company shall deliver to Parent a schedule (the “Net Cash Schedule”) setting forth, in reasonable detail, the Company’s good faith, estimated calculation of the Company Net Cash as the applicable Company Net Cash Determination Dates (the “Net Cash Calculation”), prepared and certified by the Company’s Chief Financial Officer. The Company shall make available to Parent and its accountants and counsel the workpapers and back-up materials used or useful in preparing the Net Cash Schedule, as well as the Company’s accountants and counsel, all as reasonably requested by Parent and upon reasonable notice. The Company shall consider in good faith any comments provided by Parent with respect to the Net Cash Schedule within three days of delivery of the Net Cash Schedule.

(c) Within five Business Days after delivery of the Net Cash Schedule (the “Response Date”), Parent will have the right to dispute any part of the Net Cash Schedule by delivering a written notice to that effect to the Company (a “Dispute Notice”). Any Dispute Notice shall identify in reasonable detail the nature of any disputed items and proposed revisions to the Net Cash Calculation.

(d) If on or prior to the Response Date, Parent (i) notifies the Company in writing that it has no objections to the Net Cash Calculation or (ii) fails to deliver a Dispute Notice as provided in Section 2.5(c), then the Net Cash Calculation as set forth in the Net Cash Schedule originally delivered by the Company pursuant to Section 2.5(a) shall be deemed to have been finally determined for purposes of this Agreement and to represent Company Net Cash as of the applicable Company Net Cash Determination Dates for purposes of this Agreement.

(e) If Parent delivers a Dispute Notice on or prior to the Response Date, then Representatives of the Company and Parent shall promptly meet and attempt in good faith to resolve the disputed item(s) and negotiate an agreed-upon determination of Company Net Cash, which agreed-upon Company Net Cash amount shall be deemed to have been finally determined for purposes of this Agreement and to represent the Company Net Cash, as of the applicable Company Net Cash Determination Dates for purposes of this Agreement.

(f) If Representatives of Parent and the Company are unable to negotiate an agreed-upon determination of Company Net Cash as of the applicable Company Net Cash Determination Dates pursuant to Section 2.5(e) within three Business Days after delivery of the Dispute Notice (or such other period as Parent and the Company may mutually agree upon), then Parent and the Company shall jointly select an independent auditor of recognized national standing (the “Accounting Firm”) to resolve any remaining disagreements as to the Net Cash Calculation. The Company shall promptly deliver to the Accounting Firm the work papers and back-up materials

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used in preparing the Net Cash Schedule, and Parent and the Company shall use commercially reasonable efforts to cause the Accounting Firm to make its determination within 10 days after accepting its selection. The Company and Parent shall be afforded the opportunity to present to the Accounting Firm any material related to the unresolved disputes and to discuss the issues with the Accounting Firm; provided that no such presentation or discussion shall occur without the presence of a Representative of each of the Company and Parent. The determination of the Accounting Firm shall be limited to the disagreements submitted to the Accounting Firm. The determination of the amount of Company Net Cash made by the Accounting Firm pursuant to this Section 2.5(f) shall be deemed to have been finally determined for purposes of this Agreement and to represent Company Net Cash as of the applicable Company Net Cash Determination Dates for purposes of this Agreement, and the parties shall delay the Closing until the resolution of the matters described in this Section 2.5(f). The fees and expenses of the Accounting Firm shall be allocated between Parent and the Company in the same proportion that the disputed amount of Company Net Cash that was unsuccessfully disputed by such party (as finally determined by the Accounting Firm) bears to the total disputed amount of Company Net Cash pursuant to Section 2.5(a) (and for the avoidance of doubt the fees and expenses to be paid by the Company shall reduce Company Net Cash). If this Section 2.5(f) applies as to the determination of Company Net Cash as of the applicable Company Net Cash Determination Dates, upon resolution of the matter in accordance with this Section 2.5(f), the parties shall not be required to determine Company Net Cash again, even if the Closing Date occurs later than the Anticipated Closing Date, except that either party may request a re-determination of Company Net Cash if the Closing Date is more than five Business Days after the Anticipated Closing Date, in which cash the procedures contained in this Section 2.5 shall be repeated, starting with the delivery of a new Net Cash Schedule.

Section 2.6 Cap on Cash Consideration. Notwithstanding anything to the contrary set forth in this Agreement and the CVR Agreement, in no event shall the aggregate cash consideration payable under this Agreement and the CVR Agreement, taken together, exceed 60% of the aggregate value of the total consideration payable under this Agreement and the CVR Agreement, taken together.

Section 2.7 Withholding Rights. Parent, the Merger Subs, the Surviving Corporation, the Exchange Agent and the Rights Agent, as applicable, shall each be entitled to deduct and withhold, or cause to be deducted and withheld, from the consideration otherwise payable to any holder of Shares, Company Options or Company RSU Awards pursuant to this Agreement or the CVR Agreement any amounts as are required to be deducted and withheld with respect to the making of such payment pursuant to the Code or any other state, local or non-U.S. Tax Law; provided, however, that in the event that Parent determines that any such deduction or withholding of any such amounts (except in the case of any compensatory payments made to employees subject to wage withholding) is required on any consideration or other payment otherwise payable with respect to the Mergers, Parent shall use commercially reasonable efforts to provide prior written notice thereof to the Company. In the event any such deduction and withholding are required to be made in respect of any Parent Common Stock to be received by any holder of Shares, Company Options or Company RSU Awards pursuant to this Agreement or the CVR Agreement, such deduction and withholding shall be satisfied by reducing the number of shares of Parent Common Stock to which such holder of Shares, Company Options or Company RSU Awards, as applicable, otherwise would be entitled under this Agreement by a number of shares equal to (x) the dollar amount of such deduction and withholding divided by (y) the Parent Stock Price. To the extent that amounts are withheld and timely paid over to the appropriate taxing authority by Parent, the Merger Subs, the Surviving Corporation, the Exchange Agent or the Rights Agent, as applicable, such amounts shall be treated for all purposes of this Agreement and the CVR Agreement, as applicable, as having been paid to the Person in respect of whom such deduction and withholding was made.

Section 2.8 Dissenters Rights. Notwithstanding anything in this Agreement to the contrary, each Share (other than Excluded Shares) issued and outstanding immediately prior to the Effective Time and held by a holder who is entitled to demand and has properly demanded appraisal for such Shares in accordance with Section 262 of the DGCL (“Dissenting Shares”) shall not be converted into or be exchangeable for the right to receive a portion of the Merger Consideration unless and until such holder fails to perfect or withdraws or

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otherwise loses such holder’s right to appraisal and payment under the DGCL. If, after the Effective Time, any such holder fails to perfect or withdraws or loses such holder’s right to appraisal, such Dissenting Shares shall thereupon be treated as if they had been converted as of the Effective Time into the right to receive the portion of the Merger Consideration, if any, to which such holder is entitled pursuant to Section 2.1(a), without interest. The Company shall give Parent (a) prompt notice of any demands received by the Company for appraisal of any Shares issued and outstanding immediately prior to the Effective Time, attempted written withdrawals of such demands, and any other instruments served pursuant to the DGCL and received by the Company relating to stockholders’ rights to appraisal with respect to the First Merger and (b) the opportunity to participate in all negotiations and proceedings with respect to any exercise of such appraisal rights under the DGCL. The Company shall not, except with the prior written consent of Parent, which shall not be unreasonably withheld, conditioned or delayed, voluntarily make any payment with respect to any demands for payment of fair value for capital stock of the Company, offer to settle or settle any such demands or approve any withdrawal of any such demands.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (a) as disclosed in the Company SEC Documents filed and publicly available after January 1, 2022 but at least one Business Day prior to the date of this Agreement (but excluding any risk factor disclosures contained under the heading “Risk Factors,” any disclosure of risks included in any “forward-looking statements” disclaimer or any other statements that are similarly predictive or forward-looking in nature, in each case, other than any specific factual information contained therein), or (b) as set forth in the corresponding section or subsection of the Disclosure Letter delivered by the Company to Parent immediately prior to the execution of this Agreement (the “Company Disclosure Letter”) (it being agreed that the disclosure of any information in a particular section or subsection of the Company Disclosure Letter shall be deemed disclosure of such information with respect to any other section or subsection of this Agreement to which the relevance of such information is reasonably apparent), the Company represents and warrants to Parent and the Merger Subs as follows:

Section 3.1 Organization, Standing and Power.

(a) Each of the Company and its Subsidiaries (i) is a corporation duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the Laws of the jurisdiction of its organization, (ii) has all requisite corporate or similar power and authority to own, lease and operate its properties and to carry on its business as now being conducted and (iii) is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except in each of clauses (i), (ii) and (iii), for any such failures to have such power and authority or to be so qualified or licensed or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.

(b) The Company has previously made available to Parent true and complete copies of the Company’s certificate of incorporation and bylaws and the certificate of incorporation and bylaws (or comparable organizational documents) of each Subsidiary of the Company, in each case as amended to the date of this Agreement, and each as so delivered is in full force and effect. Neither the Company nor any of its Subsidiaries is in material violation of any provision of its certificate of incorporation or bylaws.

Section 3.2 Capital Stock.

(a) The authorized capital stock of the Company consists of 150,000,000 Shares and 5,000,000 shares of preferred stock, par value $0.0001 per share (the “Company Preferred Stock”). As of the close of business on

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June 13, 2023 (the “Measurement Date”), (i) 60,716,873 Shares were issued and outstanding, (ii) no shares of Company Preferred Stock were issued and outstanding, (iii) no Shares were held by the Company in its treasury, (iv) 1,873,627 Shares were reserved for future issuance pursuant to the Company ESPP, (v) 11,406,303 Shares were subject to or otherwise deliverable in connection with the exercise of outstanding Company Options, (vi) 382,800 Shares were subject to or otherwise deliverable pursuant to outstanding Company RSU Awards and (vii) 659,794 Shares were available for issuance of future awards under all of the Company’s equity plans and arrangements. All outstanding shares of capital stock of the Company are, and all shares reserved for issuance will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to any preemptive rights. No shares of capital stock of the Company are owned by any Subsidiary of the Company. All outstanding shares of capital stock and other voting securities or equity interests of each Subsidiary of the Company have been duly authorized and validly issued, are fully paid, nonassessable and not subject to any preemptive rights. All outstanding shares of capital stock and other voting securities or equity interests of each such Subsidiary are owned, directly or indirectly, by the Company, free and clear of all pledges, claims, liens, licenses, charges, options, rights of first refusal, encumbrances and security interests of any kind or nature whatsoever (including any limitation on voting, sale, transfer or other disposition or exercise of any other attribute of ownership) (collectively, “Liens”). Neither the Company nor any of its Subsidiaries has outstanding any bonds, debentures, notes or other obligations having the right to vote (or convertible into, or exchangeable or exercisable for, securities having the right to vote) with the stockholders of the Company or such Subsidiary on any matter. Except as set forth above in this Section 3.2(a) or in Section 3.2(a) of the Company Disclosure Letter, as of the Measurement Date, there are no outstanding (A) shares of capital stock or other voting securities or equity interests of the Company, (B) securities of the Company or any of its Subsidiaries convertible into or exchangeable or exercisable for shares of capital stock of the Company or other voting securities or equity interests of the Company, (C) stock appreciation rights, “phantom” stock rights, performance units, interests in or rights to the ownership or earnings of the Company or other equity equivalent or equity-based awards or rights, (D) subscriptions, options, warrants, calls, commitments, Contracts or other rights to acquire from the Company or any of its Subsidiaries, or obligations of the Company or any of its Subsidiaries to issue, any shares of capital stock of the Company, voting securities, equity interests or securities convertible into or exchangeable or exercisable for capital stock or other voting securities or equity interests of the Company or rights or interests described in the preceding clause (C) or (E) obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any such securities or to issue, grant, deliver or sell, or cause to be issued, granted, delivered or sold, any such securities. There are no stockholder agreements, voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party or of which the Company has knowledge with respect to the holding, voting, registration, redemption, repurchase or disposition of, or that restricts the transfer of, any capital stock or other voting securities or equity interests of the Company or any of its Subsidiaries. From the Measurement Date through the date of Agreement, no Company Options, Company RSU Awards or awards that may be settled in Shares have been granted and no Shares have been issued, except for Shares issued pursuant to the exercise of Company Options or settlement of Company RSU Awards, in each case in accordance with the terms of the Company Equity Plans.

(b) Section 3.2(b) of the Company Disclosure Letter sets forth a true and complete list of all holders, as of the date hereof, of outstanding Company Options, Company RSUs and other similar rights to purchase or receive Shares or similar rights granted under the Company Equity Plans (collectively, “Company Stock Awards”), indicating as applicable, with respect to each Company Stock Award then outstanding, (i) the type of award granted, (ii) the number of Shares subject to such Company Stock Award, (iii) the name of the plan under which such Company Stock Award was granted, (iv) the date of grant, (v) exercise or purchase price, (vi) vesting schedule, and (vii) expiration date thereof.

Section 3.3 Subsidiaries. Section 3.3 of the Company Disclosure Letter sets forth a true and complete list of each Subsidiary of the Company, including its jurisdiction of incorporation or formation. Except for the capital stock of, or other equity or voting interests in, its Subsidiaries, the Company does not own, directly or indirectly, any equity, membership interest, partnership interest, joint venture interest, or other equity or voting interest in, or any interest convertible into, exercisable or exchangeable for any of the foregoing, nor is it under any current

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or prospective obligation to form or participate in, provide funds to, make any loan, capital contribution, guarantee, credit enhancement or other investment in, or assume any liability or obligation of, any Person.

Section 3.4 Authority.

(a) The Company has all necessary corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to approve this Agreement or to consummate the First Merger and the other transactions contemplated hereby, including amending the Company’s certificate of incorporation and bylaws as set forth in Section 1.5, subject, in the case of the consummation of the First Merger, to the adoption of this Agreement by the holders of at least a majority of the outstanding Shares (the “Company Stockholder Approval”). This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by the Parent and the Merger Subs, constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms (except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity).

(b) The Company Board, at a meeting duly called and held at which all directors of the Company were present, duly and unanimously adopted resolutions (i) determining that the terms of this Agreement, the Mergers and the other transactions contemplated hereby are fair to and in the best interests of the Company and its stockholders, (ii) approving and declaring advisable this Agreement and the transactions contemplated hereby, including the Mergers, (iii) directing that this Agreement be submitted to the stockholders of the Company for adoption and (iv) resolving to recommend that the Company’s stockholders vote in favor of the adoption of this Agreement and the transactions contemplated hereby, including the Mergers (the “Company Board Recommendation”), which resolutions have not been as of the date hereof subsequently rescinded, modified or withdrawn in any way.

(c) The Company Stockholder Approval is the only vote of the holders of any class or series of the Company’s capital stock or other securities required in connection with the consummation of the First Merger or the other transactions contemplated hereby.

Section 3.5 No Conflict; Consents and Approvals.

(a) The execution, delivery and performance of this Agreement by the Company does not, and the consummation of the Mergers and the other transactions contemplated hereby and compliance by the Company with the provisions hereof will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancellation, modification or acceleration of any obligation or to the loss of a material benefit under, or result in the creation of any Lien in or upon any of the properties, assets or rights of the Company or any of its Subsidiaries under, or give rise to any increased, additional, accelerated or guaranteed rights or entitlements under, or require any consent, waiver or approval of any Person pursuant to, any provision of (i) subject to obtaining the Company Stockholder Approval, the certificate of incorporation or bylaws of the Company, or the certificate of incorporation or bylaws (or similar organizational documents) of any Subsidiary of the Company, (ii) any material bond, debenture, note, mortgage, indenture, guarantee, license, lease, purchase or sale order or other contract, commitment, agreement, instrument, obligation, arrangement, understanding, undertaking, permit, concession or franchise, whether oral or written (each, including all amendments thereto, a “Contract”) to which the Company is a party by which the Company or any of its properties or assets may be bound or (iii) subject to the governmental filings and other matters referred to in Section 3.5(b) any federal, state, local or foreign law (including common law), statute, ordinance, rule, code, regulation, order, judgment, injunction, decree or other

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legally enforceable requirement (“Law”) or any rule or regulation of Nasdaq applicable to the Company or by which the Company or any of its properties or assets may be bound, except as, in the case of clauses (ii) and (iii), as individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.

(b) No consent, approval, order or authorization of, or registration, declaration, filing with or notice to, any federal, state, local or foreign government or subdivision thereof or any other governmental, administrative, judicial, arbitral, legislative, executive, regulatory or self-regulatory authority, instrumentality, agency, commission or body (each, a “Governmental Entity”) is required by or with respect to the Company in connection with the execution, delivery and performance of this Agreement by the Company or the consummation by the Company of the Mergers and the other transactions contemplated hereby or compliance with the provisions hereof, except for (i) such filings and reports as required pursuant to the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”), the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and any other applicable state or federal securities, takeover and “blue sky” laws, (ii) the filing of the Certificate of Merger with the Delaware Secretary of State as required by the DGCL, (iii) such filings as are required to comply with requirements of Nasdaq, and (iv) such other consents, approvals, orders, authorizations, registrations, declarations, filings or notices the failure of which to be obtained or made, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

Section 3.6 SEC Reports; Financial Statements.

(a) The Company has filed with or furnished to the SEC on a timely basis all forms, reports, schedules, statements and other documents required to be filed with or furnished to the SEC by the Company since January 1, 2021 (the “Lookback Date”) (all such documents, together with all exhibits and schedules to the foregoing materials and all information incorporated therein by reference, the “Company SEC Documents”). As of their respective filing dates (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), the Company SEC Documents complied, or, if not yet filed or furnished, shall comply, in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), as the case may be, including, in each case, the rules and regulations promulgated thereunder, and none of the Company SEC Documents as of their respective filing dates contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) The financial statements (including the related notes and schedules thereto) included (or incorporated by reference) in the Company SEC Documents complied at the time they were filed in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto in effect at the time of filing, were prepared in accordance with generally accepted accounting principles in the United States (“GAAP”) (except as may be indicated in the notes thereto) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of the dates thereof and their respective consolidated results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal and recurring year-end audit adjustments that were not, or are not expected to be, individually or in the aggregate, material in amount), all in accordance with GAAP and the applicable rules and regulations promulgated by the SEC. Since the Lookback Date, the Company has not made any change in the accounting practices or policies applied in the preparation of its financial statements, except as required by GAAP, SEC rule or policy or applicable Law.

(c) The Company has established and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act). Such disclosure controls and procedures are designed to ensure that information relating to the Company, including its consolidated Subsidiaries, required to be disclosed

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in the Company’s periodic and current reports under the Exchange Act, is made known to the Company’s chief executive officer and its chief financial officer by others within those entities to allow timely decisions regarding required disclosures as required under the Exchange Act. The chief executive officer and chief financial officer of the Company have evaluated the effectiveness of the Company’s disclosure controls and procedures and, to the extent required by applicable Law, presented in any applicable Company SEC Document that is a report on Form 10-K or Form 10-Q, or any amendment thereto, its conclusions about the effectiveness of the disclosure controls and procedures as of the end of the period covered by such report or amendment based on such evaluation.

(d) The Company and its Subsidiaries have established and maintain a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of Company’s financial statements for external purposes in accordance with GAAP. The Company has disclosed, based on its most recent evaluation of the Company’s internal control over financial reporting prior to the date hereof, to the Company’s auditors and audit committee (i) any significant deficiencies and material weaknesses in the design or operation of the Company’s internal control over financial reporting which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting.

(e) Since the Lookback Date, (i) neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any director, officer, employee, auditor, accountant or representative of the Company or any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices and (ii) to the knowledge of the Company, no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by the Company or any of its Subsidiaries or any of their respective officers, directors, employees or agents to the Company Board or any committee thereof or to any director or officer of the Company or any of its Subsidiaries.

(f) Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among the Company and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)), where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of its Subsidiaries in the Company’s or such Subsidiary’s published financial statements or other Company SEC Documents.

(g) As of the date of this Agreement, there are no outstanding or unresolved comments in the comment letters received from the SEC staff with respect to the Company SEC Documents. To the knowledge of the Company, none of the Company SEC Documents is subject to ongoing review or outstanding SEC comment or investigation. The Company has made available to Parent true, correct and complete copies of all written correspondence between the SEC, on the one hand, and the Company and any of its Subsidiaries, on the other hand, occurring since the Lookback Date.

(h) Except as set forth in Section 3.6(h) of the Company Disclosure Letter, the Company is in compliance in all material respects with (i) the provisions of the Sarbanes-Oxley Act, and (ii) the rules and regulations of Nasdaq, in each case, that are applicable to the Company.

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Section 3.7 No Undisclosed Liabilities. Neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature, whether or not accrued, absolute, determined, contingent or otherwise, and whether due or to become due, that would be required by GAAP to be set forth on a consolidated balance sheet (or notes thereto) of the Company, except (a) to the extent accrued or reserved against in the audited consolidated balance sheet of the Company and its Subsidiaries as at December 31, 2023 included in the Annual Report on Form 10-K filed by the Company with the SEC on March 9, 2023 (the “Company Audited Balance Sheet”) without giving effect to any amendment thereto filed on or after the date hereof, (b) for liabilities and obligations incurred in the Ordinary Course of Business since January 1, 2023 that are not material to the Company and its Subsidiaries, taken as a whole, and (c) for liabilities and obligations incurred pursuant to the transactions contemplated by this Agreement.

Section 3.8 Certain Information. None of the information supplied or to be supplied by or on behalf of the Company or any of its Subsidiaries specifically for inclusion in the Form S-4 will, at the time the Form S-4 is filed with the SEC, at the time of any amendment or supplement thereto and at the time it (or any post-effective amendment or supplement) becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. The Company Proxy Statement will not, at the time it is first mailed to the Company’s stockholders, at the time of any amendments or supplements thereto and at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, the Company does not make any representation or warranty with respect to statements included or incorporated by reference in the Form S-4 or the Company Proxy Statement based on information supplied in writing specifically for inclusion therein by or on behalf of Parent or the Merger Subs specifically for inclusion therein.

Section 3.9 Absence of Certain Changes or Events. Except as set forth in Section 3.9 of the Company Disclosure Letter, since January 1, 2023 through the date hereof, (a) the Company and its Subsidiaries have conducted their businesses in the Ordinary Course of Business in all material respects; (b) there has not been any change, event or development or prospective change, event or development that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect; (c) neither the Company nor any of its Subsidiaries has suffered any loss, damage, destruction or other casualty affecting any of its material properties or assets, whether or not covered by insurance; and (d) neither the Company nor any of its Subsidiaries has taken any action that, if taken after the date of this Agreement, would constitute a breach of any of the covenants applicable to them set forth in Section 5.1.

Section 3.10 Litigation. There is no action, suit, claim, arbitration, investigation, inquiry, grievance or other proceeding (each, an “Action”) pending or, to the knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries, any of their respective properties or assets, or any present or former officer, director or employee of the Company or any of its Subsidiaries in such individual’s capacity as such, that, individually or in the aggregate, has had or would be reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries nor any of their respective properties or assets is subject to any outstanding judgment, order, injunction, rule or decree of any Governmental Entity.

Section 3.11 Compliance with Laws. Since the Lookback Date, the Company and each of its Subsidiaries are and have been in compliance with all Laws applicable to their businesses, operations, properties or assets, except where any noncompliance, individually or the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries has, during the last three years, (i) received a notice or other written communication alleging or relating to a possible material violation of any Law applicable to their businesses, operations, properties or assets or (ii) provided any notice to any Governmental Entity regarding any potential or actual material violation by the Company or any of its Subsidiaries of any Law. The Company and each of its Subsidiaries have in effect all material permits, licenses, variances, exemptions, approvals, authorizations, consents, operating certificates, franchises, orders and

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approvals (collectively, “Permits”) of all Governmental Entities necessary for them to own, lease or operate their properties and to carry on their businesses as now conducted, except for any Permits the absence of which, individually or in the aggregate, has not constituted or resulted in, and would not reasonably be expected to constitute or result in, a Company Material Adverse Effect. Except, individually or in the aggregate, has not constituted or resulted in, and would not reasonably be expected to constitute or result in, a Company Material Adverse Effect, (x) all Permits are valid and in full force and effect and are not subject to any administrative or judicial proceeding that could result in any modification, termination or revocation thereof and, to the knowledge of the Company, no suspension or cancellation of any such Permit is threatened, (y) all fees and assessments due and payable in connection with the Permits have been timely paid, and (z) the Company and each of its Subsidiaries is in compliance with the terms and requirements of all Permits.

Section 3.12 Benefit Plans.

(a) Section 3.12(a) of the Company Disclosure Letter contains a true and complete list of each material Company Plan. The Company has provided or made available to Parent a current, accurate and complete copy of each material Company Plan, or if such material Company Plan is not in written form, a written summary of all of the material terms of such Company Plan. With respect to each material Company Plan, the Company has furnished or made available to Parent a current, accurate and complete copy of, to the extent applicable: (i) any related trust agreement or other funding instrument or insurance agreement, (ii) the most recent determination or opinion letter of the Internal Revenue Service (the “IRS”), (iii) any summary plan description and summary of material modifications, (iv) for the three most recent years (A) the Form 5500 and attached schedules, (B) audited financial statements, and (C) actuarial valuation reports, and (v) all material, nonroutine notices, letters or other correspondence from any Governmental Entity.

(b) Neither the Company, its Subsidiaries or its ERISA Affiliates has ever sponsored, maintained, contributed to or been required to contribute to or incurred any liability (contingent or otherwise) with respect to: (i) a “multiemployer plan” (within the meaning of ERISA section 3(37)), (ii) an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA that is subject to Title IV of ERISA or Section 412 of the Code, (iii) a “multiple employer plan” as defined in Section 413 of the Code, (iv) a “multiple employer welfare arrangement” as defined in Section as defined in Section 3(40) of ERISA, or (v) a “funded welfare plan” within the meaning of Section 419 of the Code.

(c) Except as would not, individually or in the aggregate, reasonably be expected to result in material liability to the Company or any of its Subsidiaries, with respect to the Company Plans:

(i) each Company Plan complies in all material respects with its terms and complies in form and in operation with the applicable provisions of ERISA and the Code and all other applicable Laws;

(ii) no reportable event, as defined in Section 4043 of ERISA, no non-exempt prohibited transaction, as described in Section 406 of ERISA or Section 4975 of the Code, or no accumulated funding deficiency, as defined in Section 302 of ERISA and 412 of the Code, has occurred with respect to any Company Plan, and all contributions required to be made under the terms of any Company Plan either have been timely made or have been accrued;

(iii) each Company Plan intended to be qualified under Section 401(a) of the Code has received a favorable determination, advisory and/or opinion letter, as applicable, from the IRS with respect to such qualification qualified and to the knowledge of the Company, nothing has occurred since the date of such letter that would reasonably be expected to cause the loss of the sponsor’s ability to rely upon such letter or to result in the loss of the qualified status of such Company Plan; and

(iv) there is no Action (including any investigation, audit or other administrative proceeding) pending, or to the knowledge of the Company, threatened, relating to the Company Plans, any fiduciaries thereof with respect to their duties to the Company Plans or the assets of any of the trusts under any of the Company Plans (other than routine claims for benefits);

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(d) The Company and its Subsidiaries do not maintain any Company Plan that is a “group health plan” (as such term is defined in Section 5000(b)(1) of the Code) that has not been administered and operated in all material respects in compliance with the applicable requirements of Section 601, et seq. of ERISA and Section 4980B(b) of the Code and the applicable provisions of the Health Insurance Portability and Accountability Act of 1986 and the Patient Protection and Affordable Care Act, and the Company and its Subsidiaries are not subject to any material liability, including additional contributions, fines, penalties or loss of Tax deduction as a result of such administration and operation;

(e) Except as otherwise set forth on Section 3.12(e) of the Company Disclosure Letter, none of the Company Plans currently provides, or reflects or represents any liability to provide post-termination or retiree welfare benefits to any person for any reason, except as may be required by the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and similar state and local laws (collectively “COBRA”), and none of the Company, its Subsidiaries or its ERISA Affiliates has any liability to provide post-termination or retiree welfare benefits to any person or ever represented, promised or contracted to any employee or former employee of the Company (either individually or to the Company employees as a group) or any other person that such employee(s) or other person would be provided with post-termination or retiree welfare benefits, except to the extent required by COBRA; and

(f) With respect to each Company Plan that is not subject exclusively to United States Law (a “Non-U.S. Company Benefit Plan”), except as would not, individually or in the aggregate, reasonably be expected to result in material liability to the Company or any of its Subsidiaries: (i) all employer and employee contributions to each Non-U.S. Company Benefit Plan required by applicable Law or by the terms of such Non-U.S. Company Benefit Plan or pursuant to any other contractual obligation (including contributions to all mandatory provident fund schemes) have been timely made properly accrued in accordance with applicable Law; (ii) from and after the Effective Time, such funds, accruals or reserves under the Non-U.S. Company Benefit Plans shall be used exclusively to satisfy benefit obligations accrued under such Non-U.S. Company Benefit Plans or else shall remain or revert to the Company and its Affiliates in accordance with the terms of such Non-U.S. Company Benefit Plan or applicable Law; and (iii) each Non-U.S. Company Benefit Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities.

(g) Except as set forth in Section 3.12(g) of the Company Disclosure Letter, neither the execution and delivery of this Agreement nor the consummation of the Mergers will, either alone or in combination with any other event, (A) entitle any current or former employee, officer, director or consultant of the Company or any of its Subsidiaries to severance pay or any other similar termination payment or to any other compensatory payment, (B) accelerate the time of payment or vesting, or increase the amount of or otherwise enhance any compensation or benefit due any such employee, officer, director or consultant, or (C) directly or indirectly cause the Company or any of its Subsidiaries or ERISA Affiliates to transfer or set aside any assets to fund or otherwise provide for benefits for any individual.

(h) Neither the execution and delivery of this Agreement nor the consummation of the Merger, either alone or in combination with any other event, is reasonably expected to result, separately or in the aggregate, in the payment of any “excess parachute payments” within the meaning of Section 280G of the Code. For purposes of this clause (h), no arrangements or agreements entered into with Parent or with any employees, officer, director or other service provider of the Company shall be taken into account to the extent not disclosed by Parent to Company as of the date hereof. There is no agreement, plan or other arrangement to which any of the Company or any of its Subsidiaries is obligated to compensate any person in respect of Taxes or other liabilities incurred with respect to Section 409A or 4999 of the Code.

(i) Each Company Plan that constitutes in any part a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code has been operated, documented and maintained in compliance in all material respects with Section 409A of the Code and the regulations and other administrative guidance promulgated thereunder.

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Section 3.13 Labor Matters.

(a) The Company and its Subsidiaries are and have been during the three years prior to the date of this Agreement in material compliance with all applicable Laws relating to labor and employment, including those relating to wages, hours, collective bargaining, unemployment compensation, workers compensation, equal employment opportunity, discrimination, harassment, immigration control, health and safety, employee and independent contractor classification, information privacy and security, payment and withholding of Taxes and continuation coverage with respect to group health plans. During the three years prior to the date of this Agreement, there has not been, and as of the date of this Agreement there is not pending or, to the knowledge of the Company, threatened, any labor dispute, work stoppage, labor strike or lockout against the Company or any of its Subsidiaries by employees.

(b) No employee of the Company or any of its Subsidiaries is covered by an effective or pending collective bargaining agreement or similar labor agreement (a “Labor Agreement” ). To the knowledge of the Company, there has not been any activity on behalf of any labor union, labor organization or similar employee group to organize any employees of the Company or any of its Subsidiaries. There are no (i) unfair labor practice charges or complaints against the Company or any of its Subsidiaries pending before the National Labor Relations Board or any other labor relations tribunal or authority and to the knowledge of the Company no such representations, claims or petitions are threatened, (ii) representation claims or petitions pending before the National Labor Relations Board or any other labor relations tribunal or authority or (iii) grievances or pending arbitration proceedings against the Company or any of its Subsidiaries that arose out of or under any collective bargaining agreement.

(c) To the knowledge of the Company, no current employee or officer of the Company or any of its Subsidiaries intends, or is expected, to terminate such person’s employment relationship with such entity following the consummation of the transactions contemplated hereby.

(d) During the preceding three years, (i) neither the Company nor any of its Subsidiaries has effectuated a “plant closing” (as defined in the Worker Adjustment Retraining and Notification Act of 1988, as amended (the “WARN Act”)) affecting any site of employment or one or more facilities or operating units within any site of employment or facility, (ii) there has not occurred a “mass layoff” (as defined in the WARN Act) in connection with the Company or any of its Subsidiaries affecting any site of employment or one or more facilities or operating units within any site of employment or facility and (iii) neither the Company nor any of its Subsidiaries has engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state, local or foreign law.

(e) There are no Actions against the Company or any of its Subsidiaries pending, or to the knowledge of the Company, threatened, in connection with the employment or engagement of any current or former employee, officer, consultant or other service provider of the Company, except where such Actions would not, individually or in the aggregate, reasonably be expected to result in material liability to the Company or any of its Subsidiaries, nor, to the knowledge of the Company, does any basis for such Actions exist

(f) During the preceding three years, (i) no allegations of workplace sexual harassment, discrimination or other misconduct have been made, initiated, filed or, to the knowledge of the Company, threatened against the Company, any of its Subsidiaries or any of their respective current or former directors, officers or senior level management employees, and (ii) neither the Company nor any of its Subsidiaries have entered into any settlement agreement related to allegations of sexual harassment, discrimination or other misconduct by any of their directors, officers or employees described in clause (i) hereof or any independent contractor.

Section 3.14 Environmental Matters.

(a) Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, (i) the Company and each of its Subsidiaries have conducted their

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respective businesses in compliance with all, and have not violated any, applicable Environmental Laws; (ii) the Company and its Subsidiaries have obtained all Permits of all Governmental Entities and any other Person that are required under any Environmental Law; (iii) there has been no release of any Hazardous Substance by the Company or any of its Subsidiaries or any other Person in any manner that has given or would reasonably be expected to give rise to any remedial or investigative obligation, corrective action requirement or liability of the Company or any of its Subsidiaries under applicable Environmental Laws; (iv) neither the Company nor any of its Subsidiaries has received any claims, notices, demand letters or requests for information (except for such claims, notices, demand letters or requests for information the subject matter of which has been resolved prior to the date of this Agreement) from any federal, state, local, foreign or provincial Governmental Entity or any other Person asserting that the Company or any of its Subsidiaries is in violation of, or liable under, any Environmental Law; (v) no Hazardous Substance has been disposed of, arranged to be disposed of, released or transported in violation of any applicable Environmental Law, or in a manner that has given rise to, or that would reasonably be expected to give rise to, any liability under any Environmental Law, in each case, on, at, under or from any current or former properties or facilities owned or operated by the Company or any of its Subsidiaries or as a result of any operations or activities of the Company or any of its Subsidiaries at any location and, to the knowledge of the Company, Hazardous Substances are not otherwise present at or about any such properties or facilities in amount or condition that has resulted in or would reasonably be expected to result in liability to the Company or any of its Subsidiaries under any Environmental Law; and (vi) neither the Company, its Subsidiaries nor any of their respective properties or facilities are subject to, or are threatened to become subject to, any liabilities relating to any suit, settlement, court order, administrative order, regulatory requirement, judgment or claim asserted or arising under any Environmental Law or any agreement relating to environmental liabilities.

(b) As used herein, “Environmental Law” means any Law relating to (i) the protection, preservation or restoration of the environment (including air, surface water, groundwater, drinking water supply, surface and subsurface soils and strata, wetlands, plant and animal life or any other natural resource) or (ii) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Substances.

(c) As used herein, “Hazardous Substance” means any substance listed, defined, designated, classified or regulated as a waste, pollutant or contaminant or as hazardous, toxic, radioactive or dangerous or any other term of similar import under any Environmental Law, including but not limited to petroleum.

Section 3.15 Taxes. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect:

(a) The Company and each of its Subsidiaries have duly and timely filed or caused to be filed (taking into account any valid extensions) all Tax Returns required to be filed by them with the appropriate Governmental Entity in compliance with all applicable Laws. Such Tax Returns are true, complete, and correct. Neither the Company nor any of its Subsidiaries is currently the beneficiary of any extension of time within which to file any Tax Return other than extensions of time to file Tax Returns obtained in the Ordinary Course of Business consistent with past practice. All Taxes due and owing by the Company or any of its Subsidiaries (whether or not shown on any Tax Return) have been timely paid or, to the extent that payment is not yet due, the Company has made an adequate provision for such Taxes in the Company’s financial statements included in the Company SEC Documents (in accordance with GAAP). The Company’s most recent financial statements included in the Company SEC Documents reflect an adequate reserve (in accordance with GAAP) for all Taxes payable by the Company and its Subsidiaries through the date of such financial statements. Neither the Company nor any of its Subsidiaries has incurred any liability for Taxes outside of the Ordinary Course of Business or otherwise inconsistent with past practice since the date of the Company’s most recent financial statements included in the Company SEC Documents.

(b) The Company and each of its Subsidiaries have (i) withheld and timely remitted to the appropriate Governmental Entity all Taxes required to have been withheld and remitted in connection with amounts paid or

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owing to any Person (including, without limitation, withholding of Taxes pursuant to Sections 1441 and 1442 of the Code or similar provisions under any state, local, and non-U.S. Tax Law) and (ii) complied with all information reporting and backup withholding provisions of all applicable Laws.

(c) No Liens for Taxes exist with respect to any assets or properties of the Company or any of its Subsidiaries, except for statutory Liens for Taxes not yet due and payable.

(d) No deficiency for any amount of Taxes that has been proposed, asserted, or assessed in writing by any taxing authority against the Company or any of its Subsidiaries remains unpaid. There are no waivers or extensions of any statute of limitations currently in effect with respect to Taxes of the Company or any of its Subsidiaries. There are no audits, suits, proceedings, investigations, claims, examinations, or other administrative or judicial proceedings ongoing or, to the knowledge of the Company, pending with respect to any Taxes of the Company or any of its Subsidiaries.

(e) No claim has ever been made in writing by any taxing authority in a jurisdiction in which the Company and its Subsidiaries do not file Tax Returns that the Company or any of its Subsidiaries, as applicable, is or may be subject to Tax in that jurisdiction.

(f) Neither the Company nor any of its Subsidiaries has requested or is the subject of or bound by any private letter ruling, technical advice memorandum, or similar ruling or memorandum with any taxing authority with respect to any Taxes, nor is any such request outstanding.

(g) Neither the Company nor any of its Subsidiaries: (i) has been a member of a group filing Tax Returns on a consolidated, combined, unitary, or similar basis (other than a group in existence as of the date of this Agreement that is comprised solely of the Company, as parent of the group, and any of its Subsidiaries); (ii) has any liability for Taxes of any Person (other than the Company or any of its Subsidiaries) under Section 1.1502-6 of the Treasury Regulations (or any comparable provision of state, local or non-U.S. Tax Law), as a transferee or successor, by Contract, or otherwise; or (iii) is a party to, bound by, or has any liability under any Tax sharing, allocation, or indemnification agreement or arrangement, other than (A) customary Tax provisions in ordinary course commercial agreements, the principal purpose of which is not related to Taxes and (B) any agreement or arrangement solely between or among the Company and/or any of its Subsidiaries.

(h) Neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) actual or required change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) use of an improper method of accounting for a taxable period ending on or prior to the Closing Date; (iii) intercompany transaction or excess loss account described in the Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax Law); (iv) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax Law) executed on or prior to the Closing Date; (v) installment sale or open transaction disposition made on or prior to the Closing Date; (vi) prepaid amount received or deferred revenue accrued on or prior to the Closing Date; (vii) any income under Section 965(a) of the Code, including as a result of any election under Section 965(h) of the Code with respect thereto; or (viii) ownership interest in any “passive foreign investment company” within the meaning of the Code.

(i) Neither the Company nor any of its Subsidiaries has been a “distributing corporation” or a “controlled corporation” in connection with a distribution described in Section 355 of the Code.

(j) Section 3.15(j) of the Company Disclosure Letter sets forth the U.S. federal and applicable state and local income Tax classification of the Company and each of its Subsidiaries, including, with respect to each non-U.S. Subsidiary that is classified as a corporation (or an association taxable as a corporation) for U.S. federal income tax purposes, whether such Subsidiary is classified as a “controlled foreign corporation” within the meaning of the Code or a “passive foreign investment company” within the meaning of the Code.

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(k) Neither the Company nor any of its Subsidiaries has been a party to, or a material advisor with respect to, a “listed transaction” within the meaning of Section 6707A(c)(2) of the Code and Section 1.6011-4(b) of the Treasury Regulations.

(l) Neither the Company nor any of its Subsidiaries is or has been a party to any transaction or other arrangement that is or will be subject to any adjustment under Section 482 of the Code (or any similar provision of state, local or non-U.S. Tax Law). Each of the Company and its Subsidiaries is in compliance with all applicable transfer pricing Laws and regulations (including, without limitation, Section 482 of the Code and the Treasury Regulations thereunder), including the execution and maintenance of contemporaneous documentation substantiating the transfer pricing practices and methodologies to the extent required by such Laws.

(m) The Company has not been a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(n) Neither the Company nor any of its Subsidiaries has taken or agreed to take any action, or is aware of any facts or circumstances, in each case, that would prevent or impede the transactions contemplated by this Agreement from qualifying for the Intended Tax Treatment.

(o) The Company has not been, is not, and immediately prior to the Effective Time will not be, treated as an “investment company” within the meaning of Section 368(a)(2)(F)(iii) of the Code.

Section 3.16 Contracts.

(a) Except for this Agreement and except as filed with the SEC as an exhibit to any Company SEC Document, as of the date hereof, neither the Company nor any of its Subsidiaries is a party to or is bound by any of the following categories of Contracts, excluding any Company Plans (each such Contract required to be filed as an exhibit to any Company SEC Document or required to be listed in Section 3.16(a) of the Company Disclosure Letter, a “Company Material Contract” ):

(i) any Contract that would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act;

(ii) any Contract to which the Company or any of its Subsidiaries is a party that (A) restricts the ability of the Company or any of its Subsidiaries to (x) engage in or compete in any business or with any Person or in any geographical area, market or field, (y) transact with any Person or (z) solicit any client or customer, in each case in any manner that is material to the Company or its Subsidiaries, or that would restrict in any material respect Parent or its Subsidiaries following the Closing, (B) requires the Company or any of its Subsidiaries to conduct any business on a “most favored nations” basis with any third party that restricts in any material respect the business of the Company or any of its Subsidiaries, (C) provides for “exclusivity,” rights of first refusal or offer or any similar requirement or right in favor of any third party that restricts in any material respect the business of the Company or any of its Subsidiaries, or (D) would require disclosure under Item 404 of Regulation S-K under the Securities Act;

(iii) any Contract which creates or purports to create a dealer, distribution, joint marketing, joint venture, joint development, partnership, strategic alliance, collaboration, development agreement or outsourcing arrangement;

(iv) any Contract creating, guaranteeing or securing Indebtedness, in each case in excess of $200,000;

(v) any Contract involving the acquisition or disposition, directly or indirectly (by merger or otherwise), of assets or capital stock or other equity interests for aggregate consideration (in one or a series of transactions) under such Contract of $250,000 or more;

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(vi) any Contract that calls for aggregate payment or receipt by the Company and its Subsidiaries under such Contract of more than $250,000 annually;

(vii) any Contract pursuant to which the Company or any of its Subsidiaries has continuing indemnification, guarantee, “earn-out” or other contingent payment obligations;

(viii) any Contract that is a license agreement, covenant not to sue agreement or coexistence agreement or similar agreement that is material to the business of the Company and its Subsidiaries, taken as a whole, to which the Company or any of its Subsidiaries is a party and licenses in Intellectual Property owned by a third party or licenses out Intellectual Property owned by the Company or its Subsidiaries or agrees not to assert or enforce Intellectual Property owned by the Company or such Subsidiary, other than license agreements for software that is generally commercially available;

(ix) any Contract that by its terms calls for or otherwise may require royalties, milestone payments or similar contingent payments;

(x) any Contract that contains any “standstill” or similar agreement to which the Company or any of its Subsidiaries has agreed not to acquire assets or securities of another Person (not in connection with any strategic alternatives process of the Company);

(xi) any Contract that obligates the Company or any of its Subsidiaries to make any capital commitment, loan or expenditure in an amount in excess of $200,000;

(xii) any Contract with any Governmental Entity;

(xiii) any Contract that requires a consent to or otherwise contains a provision relating to a “change of control,” or that would or would reasonably be expected to prevent, materially delay or impair the consummation of the transactions contemplated by this Agreement;

(xiv) any Contract relating to the employment of, or the performance of services by, any employee or contractor pursuant to which (A) the Company or any of its Subsidiaries is or may become obligated to make any severance, termination, or similar payment to any current or former employee or director; or (B) the Company or any of its Subsidiaries is or may become obligated to make any change in control or similar transaction payments;

(xv) any Contract that is material to the Company’s and its Subsidiaries’ business (A) that relates to the research, testing, clinical trial, development, commercialization, manufacture, marketing, importation, exportation, sale, distribution, supply or license of any Company Product (as defined below) including Contracts with contract manufacturing organizations or contract research organizations, or (B) under which clinical, pre-clinical or non-clinical data relating to any Company Product is or may be generated;

(xvi) any Contract pursuant to which Company or its Subsidiaries exclusively licenses from or to another Person rights to material intellectual property;

(xvii) each Contract that grants any right of first refusal or right of first offer or similar right with respect to any material assets, rights or properties of the Company or its Subsidiaries;

(xviii) each collective bargaining or other labor or works council agreement covering employees of the Company;

(xix) each Contract (other than the Company’s and any of its Subsidiaries’ certificates of incorporation and bylaws (or comparable organizational documents)) between the Company or any of its Subsidiaries, on the one hand, and any director, officer or Affiliate (other than a wholly owned Subsidiary of the

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Company) of the Company or any of its Subsidiaries or any of their respective “associates” or “immediate family” members (as such terms are defined in Rule 12b-2 and Rule 16a-1 of the Exchange Act), on the other hand, including (but not limited to) any Contract pursuant to which the Company or any of its Subsidiaries has an obligation to indemnify such director, officer, Affiliate or “associate” or “immediate family” member, but excluding any Company Plan;

(xx) each Contract expressly limiting or restricting the ability of the Company or its Subsidiaries (A) to make distributions or declare or pay dividends in respect of their capital stock, partnership interests, membership interests or other equity interests, as the case may be, (B) to pledge their capital stock or other equity interests, (C) to issue any guaranty, (D) to make loans to the Company or its Subsidiaries, or (E) to grant liens on the property of the Company or its Subsidiaries; and

(xxi) each Contract that obligates the Company or its Subsidiaries to make any loans, advances or capital contributions to, or investments in, any Person, except for (i) loans or advances for indemnification, attorneys’ fees, or travel and other business expenses in the Ordinary Course of Business, or (ii) loans, advances or capital contributions to, or investments in, any Person that is not an Affiliate or an employee of the Company not in excess of $500,000 individually;

(b) (i) Each Company Material Contract is valid and binding on the Company and any of its Subsidiaries to the extent such Subsidiary is a party thereto, as applicable, and to the knowledge of the Company, each other party thereto, and is in full force and effect and enforceable in accordance with its terms, except where the failure to be valid, binding, enforceable and in full force and effect, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect; (ii) the Company and each of its Subsidiaries, and, to the knowledge of the Company, each other party thereto, has performed all obligations required to be performed by it under each Company Material Contract, except where any noncompliance, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect; and (iii) there is no default under any Company Material Contract by the Company or any of its Subsidiaries or, to the knowledge of the Company, any other party thereto, and no event or condition has occurred that constitutes, or, after notice or lapse of time or both, would constitute, a default on the part of the Company or any of its Subsidiaries or, to the knowledge of the Company, any other party thereto under any such Company Material Contract, nor has the Company or any of its Subsidiaries received any notice of any such default, event or condition, except where any such default, event or condition, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect; provided, however, that the foregoing is without limitation to the provisions of Section 3.16(c). The Company has made available to the Company true and complete copies of all Company Material Contracts, including all amendments thereto.

(c) Neither the Company nor any of its Subsidiaries has received any notices seeking (i) to excuse a third party’s nonperformance, or delay a third party’s performance, under existing Company Material Contracts due to interruptions caused by COVID-19 (through invocation of force majeure or similar provisions, or otherwise) or (ii) to modify any existing contractual relationships due to COVID-19.

Section 3.17 Insurance. The Company and each of its Subsidiaries is covered by valid and currently effective insurance policies issued in favor of the Company or one or more of its Subsidiaries that are customary and adequate for companies of similar size in the industries and locations in which the Company operates. Section 3.17 of the Company Disclosure Letter sets forth, as of the date hereof, a true and complete list of all material insurance policies issued in favor of the Company or any of its Subsidiaries, or pursuant to which the Company or any of its Subsidiaries is a named insured or otherwise a beneficiary, as well as any historic incurrence-based policies still in force. With respect to each such insurance policy, (a) such policy is in full force and effect and all premiums due thereon have been paid, (b) neither the Company nor any of its Subsidiaries is in breach or default, and has not taken any action or failed to take any action which (with or without notice or lapse

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of time, or both) would constitute such a breach or default, or would permit termination or modification of, any such policy and (c) to the knowledge of the Company, no insurer issuing any such policy has been declared insolvent or placed in receivership, conservatorship or liquidation. No written notice of cancellation or termination has been received with respect to any such policy. Neither the Company nor any of its Subsidiaries has made any claims on existing insurance policies, including business interruption insurance, as a result of COVID-19.

Section 3.18 Properties.

(a) The Company has good and valid title to, or in the case of leased property and leased tangible assets, a valid leasehold interest in, all of its real properties and tangible assets that are necessary for the Company and its Subsidiaries to conduct their respective businesses as currently conducted, free and clear of all Liens other than (i) statutory Liens for current Taxes not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings and for which adequate reserves have been established on the financial statements of the Company in accordance with GAAP, (ii) mechanics’, workmen’s, repairmen’s, warehousemen’s and carriers’ Liens arising in the Ordinary Course of Business, (iii) nonexclusive Intellectual Property licenses granted in the Ordinary Course of Business, and (iv) any such matters of record, Liens and other imperfections of title that do not, individually or in the aggregate, materially impair the continued ownership, use and operation of the assets to which they relate in the business of the applicable Person as currently conducted (“Permitted Liens”). Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the tangible personal property currently used in the operation of the business of the Company and its Subsidiaries is in good working order (reasonable wear and tear excepted).

(b) Each of the Company and its Subsidiaries has complied with the material terms of all leases to which it is a party, and to the knowledge of the Company, all such leases are in full force and effect and neither the lessor under any Lease Agreement nor any of the tenants under any Lease Agreement is in default of any of its obligations under such Lease Agreement. No notice of any default of the lessor under any Lease Agreement has been given or, to the best of Company’s knowledge, is pending, and no tenant has given notice (written or oral) of its intention to vacate its premises upon expiration of its Lease Agreement or otherwise. The rents and additional rents due under the Lease Agreements are actually being paid. Each of the Company and its Subsidiaries enjoys peaceful and undisturbed possession under all such leases. All work required to be performed by the lessor under the Lease Agreements has been completed and full payment for such work has been tendered. No tenant allowances are due to the tenants pursuant to the Lease Agreements (other than such as have been paid in full). Each Lease Agreement is the entire agreement between the applicable parties under such Lease Agreement, including all representations and warranties, and there are no other agreements between such parties of any kind. The Company has paid in full all obligations for brokerage commissions and finders’ fees incurred in entering into the Lease Agreements. The Company has delivered true, correct and complete copies of the Lease Agreements (including, without limitation, any and all modifications, extensions and amendments thereto) to Parent. No party has the right or option to purchase the property subject to a Lease Agreement.

(c) Neither the Company nor any of its Subsidiaries owns any real property. Section 3.18(c) of the Company Disclosure Letter sets forth a true and complete list of all real property leased by or for the benefit of the Company or any of its Subsidiaries (the “Lease Agreements”).

This Section 3.18 does not relate to Intellectual Property, which is the subject of Section 3.19.

Section 3.19 Intellectual Property.

(a) Section 3.19(a) of the Company Disclosure Letter sets forth (i) a true and complete list of all Company Intellectual Property; (ii) the jurisdiction in which such item of Company Intellectual Property has been registered or filed and the applicable registration or serial number; and (iii) any other Person that has an

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ownership interest in such item of Company Intellectual Property and the nature of such ownership interest. Each of the patents included in the Company Intellectual Property that are owned solely by the Company (and, to the Company’s knowledge, with respect to any co-owned patents), properly identifies by name each and every inventor of the claims thereof as determined in accordance with the laws of the jurisdiction in which such patent is issued or a patent application is pending. No Company Intellectual Property is involved in any litigation, interference, reissue, reexamination, opposition, post-grant review, cancellation or similar proceeding and, to the knowledge of the Company, no such action is or has been threatened with respect to any of the Company Intellectual Property. All Company Intellectual Property is owned or co-owned by the Company or one its Subsidiaries free and clear of all Liens. Neither the Company nor any of its Subsidiaries has received any written notice or claim hereof challenging the validity or enforceability of any Company Intellectual Property.

(b) Section 3.19(b) of the Company Disclosure Letter sets forth (i) a true and complete list of all Company-Licensed Intellectual Property; (ii) the jurisdiction in which such item of Company-Licensed Intellectual Property has been registered or filed and the applicable registration or serial number; and (iii) the Third Party-Licensor of such Company-Licensed Intellectual Property. Except as set forth in Section 3.19(b) of the Company Disclosure Letter, the Company has valid licenses to each item of Company-Licensed Intellectual Property to the extent necessary for the conduct of the Company’s business as currently conducted (each such licensor a “Third-Party Licensor”). To the Company’s knowledge, each respective Third-Party Licensor was in possession of rights sufficient to convey to the Company the rights in the Company-Licensed Intellectual Property at the time such rights were conveyed by that Third-Party Licensor. To the Company’s knowledge, no Person has asserted any written challenge to the right, title or interest of the Company in, to or under the Company-Licensed Intellectual Property. To the Company’s knowledge, no Person has asserted any written challenge to the right, title or interest of the Third-Party Licensor, in, to or under the Company-Licensed Intellectual Property. To the Company’s knowledge, no Person has asserted any written challenge to the patentability, validity, enforceability or claim construction of any patents owned or co-owned by the Third-Party Licensor that are part of the Company-Licensed Intellectual Property. Except as set forth in Section 3.19(b) of the Company Disclosure Letter, to the Company’s knowledge there is not now and has not been at any time in the past three years a pending or threatened, claim, suit, proceeding, opposition, cancellation, or objection by any Person contesting the Company’s or, to the Company’s knowledge, the Third-Party Licensor’s, ownership in, or right to practice, the Company-Licensed Intellectual Property. Except as set forth in Section 3.19(b) of the Company Disclosure Letter, to the Company’s knowledge the Company-Licensed Intellectual Property are not subject to any outstanding order, award, settlement or agreement adversely affecting the Company’s or, to the Company’s knowledge, the Third-Party Licensor’s use of or rights to any Company-Licensed Intellectual Property, including the Company’s or, to the Company’s knowledge, the Third-Party Licensor’s ability to transfer or license such Company-Licensed Intellectual Property. To the Company’s knowledge, there are no facts or circumstances in existence as of the date hereof that would reasonably be expected to serve as a basis for any such claim, suit, proceeding, opposition, cancellation or objection that, if adversely determined, would have a material effect on the Company or its business as currently conducted or as proposed to be conducted. The consummation of the transactions contemplated by this Agreement will not violate or conflict with any provision under any contract regarding the assignment or, to the Company’s knowledge, other transfer of any license granted to the Company to use any Company-Licensed Intellectual Property that is material to the conduct of the Company’s business. Except with respect to the Intellectual Property Contracts and the agreements listed in Section 3.19(b) of the Company Disclosure Letter, the Company is not obligated under any contract or other agreement to make any payments by way of royalties, fees, or otherwise to any owner or licensor of, or other claimant to, any Intellectual Property, other than with respect to commercially available “off-the-shelf” software, “click-through” software, “shrink-wrap” software or other commercially available software made available on standard terms. Except as set forth in Section 3.19(b) of the Company Disclosure Letter, the Company will be permitted to exercise all of the Company’s rights under the Intellectual Property Contracts immediately following the Closing to the same extent the Company would have been able to immediately prior to the Closing, without the payment of any additional funds other than ongoing fees, royalties or payments that the Company would otherwise be required to pay.

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(c) Except as set forth in Section 3.19(c) of the Company Disclosure Letter, the Company has good, valid, unexpired and enforceable title (free and clear of all Liens) or otherwise possesses the valid right to use, all material Company Intellectual Property. To the Company’s knowledge, there is not any United States Intellectual Property owned by any third party that (i) is valid and enforceable; (ii) is required by the Company to conduct its business as currently conducted or as proposed to be conducted; and (iii) the Company is not currently authorized to use.

(d) Except as set forth in Section 3.19(d) of the Company Disclosure Letter, to the Company’s knowledge, the Company’s business as currently conducted does not infringe upon or misappropriate any Intellectual Property rights of others. In the past three years, no Person has asserted any written claim to the Company (or to the Company’s knowledge, any oral claim) (i) challenging or questioning the Company’s right, interest or title in any of the Company Intellectual Property or that is Company-Licensed Intellectual Property that is material to the Company; (ii) alleging infringement or misappropriation of any Company Intellectual Property or Company-Licensed Intellectual Property; or (iii) alleging that any of the Company Intellectual Property or Company-Licensed Intellectual Property that is material to the Company is invalid or unenforceable. None of the Company Intellectual Property material to the Company is subject to any pending or outstanding directive, order or other disposition of dispute that adversely restricts the use, transfer, registration or licensing of any such material Company Intellectual Property by the Company, or otherwise adversely affects the validity, scope, use, registrability, or enforceability of any such Company Intellectual Property. To the Company’s knowledge, no Company-Licensed Intellectual Property is subject to any pending or outstanding order or other disposition of dispute that adversely restricts the use, transfer, registration or licensing of any such Company-Licensed Intellectual Property by the Company, or otherwise adversely affects the validity, scope, use, registrability, or enforceability of any Company-Licensed Intellectual Property. To the Company’s knowledge, no Person is currently or has infringed or misappropriated any Company Intellectual Property.

(e) The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby (alone or in combination with any other event), and the compliance with the provisions of this Agreement do not and will not conflict with, alter, or impair, any of the rights of the Company in any Company Intellectual Property or the validity, enforceability, use, right to use, ownership, priority, duration, scope, or effectiveness of any material Company Intellectual Property. The Company is not bound by, and no Company Intellectual Property or Company-Licensed Intellectual Property that is material to the Company is subject to, any contract containing any covenant or other provision that limits or restricts the ability of the Company to use, exploit, assert, enforce, transfer or license any material Company Intellectual Property anywhere in the world, other than the Intellectual Property Contracts set forth in Section 3.19(e) of the Company Disclosure Letter.

(f) Except as set forth in Section 3.19(f) of the Company Disclosure Letter, no government funding, facilities of a university, college, other educational institution or research center, or funding from third parties was used in the development of any material Company Intellectual Property. Except as set forth in Section 3.19(f) of the Company Disclosure Letter, no Person who was involved in, or who contributed to, the creation or development of any Company Intellectual Property, has performed services for the government, university, college, or other educational institution or research center in a manner that would affect the Company’s rights in the Company Intellectual Property.

(g) Each of the Company and its Subsidiaries has taken commercially reasonable steps to maintain the confidentiality, secrecy, unauthorized disclosure, and value of its trade secrets and other technical information.

(h) Each service provider (including employees) who, in the course of the services provided to the Company or its Subsidiaries by such service provider, has been involved in the development of material Intellectual Property owned by the Company or its Subsidiaries, has executed a valid and enforceable agreement assigning to the Company or the relevant Subsidiary all such Intellectual Property developed by the respective service provider (an “Company IP Assignment Agreement” ), except to the extent that enforceability may be subject to, and limited by the effect of (i) any applicable bankruptcy, insolvency, reorganization, moratorium,

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receivership or other similar laws affecting the enforcement of creditors’ rights generally and (ii) general equitable principles, regardless of whether such enforceability is considered in a proceeding at law or in equity. To the Company’s knowledge, no service provider (A) has any right, license, claim or interest whatsoever in or with respect to any Intellectual Property owned by the Company or (B) is in default or breach of any term of any consulting agreement, non-disclosure agreement, Company IP Assignment Agreement or similar agreement or contract, or any institutional policy or practice, relating in any way to the protection, ownership, development, use or transfer of Intellectual Property owned by the Company or its Subsidiaries. Except as set forth in Section 3.19(h) of the Company Disclosure Letter, no governmental body or academic institution has any right to, ownership of, or right to royalties for any Company Intellectual Property that is owned by the Company.

Section 3.20 Privacy and Data Security.

(a) The Company and its Subsidiaries are, and at all times in the past three years have been, in compliance in all material respects with all (i) applicable Information Privacy and Security Laws; (ii) published policies or notices relating to the Company’s and its Subsidiaries’ collection, use, storage, disclosure, processing, handling, protection, or cross-border transfer (“Processing”) of Personal Information; (iii) terms of any Contracts to which the Company and/or any of its Subsidiaries are bound; and (iv) industry standards and/or codes-of-conduct to which the Company and/or any of its Subsidiaries are legally bound relating to the Company’s or any of its Subsidiaries’ Processing of Personal Information (collectively, “Privacy Requirements”).

(b) Neither the Company nor any of its Subsidiaries has received any subpoenas, demands, or other written notices from any Governmental Entity or other entity investigating, inquiring into, or otherwise relating to any actual or potential violation of any Information Privacy and Security Laws. To the Company’s knowledge, neither the Company nor any of its Subsidiaries is under investigation by any Governmental Entity or other entity for any actual or potential violation of any Information Privacy and Security Laws.

(c) The Company and its Subsidiaries have each taken commercially reasonable steps, materially compliant with applicable Privacy Requirements, designed to protect (i) the operation, confidentiality, integrity, and security of the Company’s and its Subsidiaries’ software, systems, and websites (“IT Assets”) that are involved in the Processing of Personal Information, and (ii) Personal Information in the Company’s or any of its Subsidiaries’ possession and/or control from unauthorized use, access, disclosure, deletion, and/or modification.

(d) To the Company’s knowledge, neither the Company nor any of its Subsidiaries has experienced any failures; crashes; security incidents; data breaches; unauthorized access, use, or disclosure; or other adverse events or incidents related to Personal Information that would require notification of individuals, law enforcement, any Governmental Entity, customers, vendors, or any others under any applicable Privacy Requirements. The Company has not received written notice of any complaints, Actions, fines, or other penalties facing the Company or any of its Subsidiaries in connection with any such failures; crashes; security incidents; data breaches; unauthorized access, use, or disclosure; or other adverse events or incidents.

(e) To the extent required by applicable Information Privacy and Security Laws, the Company and each of its Subsidiaries have obligated all of their applicable vendors and data processors authorized to process Personal Information on behalf of the Company or any of its Subsidiaries, including, without limitation, contract research organizations and clinical investigators, to be bound by contractual terms relating to the protection and Processing of Personal Information; and neither the Company nor any of its Subsidiaries is aware of any violations of such contractual obligations.

(f) To the Company’s knowledge, the Personal Information in the possession, custody, and/or control of the Company and each of its Subsidiaries can be transferred as part of the Mergers and the other transactions contemplated by this Agreement, and can be used after the Closing in a manner substantially the same as currently used by the Company and its applicable Subsidiaries.

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Section 3.21 Health Care Regulatory Matters.

(a) The Company, and to the knowledge of the Company, each of its directors, officers, management employees, agents (while acting in such capacity), contract manufacturers, contract development and manufacturing organizations, contract packagers, contract research organizations, consultants, service providers, suppliers, distributors, and third-party logistics providers are, and since the Lookback Date were, in material compliance with all health care laws to the extent applicable to the Company or any of its product candidates or activities, including, but not limited to the following: the Federal Food, Drug & Cosmetic Act (“FDCA”); the Public Health Service Act (42 U.S.C. § 201 et seq.) including the Clinical Laboratory Improvement Amendments of 1988 (42 U.S.C. § 263a); the Federal Trade Commission Act (15 U.S.C. § 41 et seq.); the Physician Payments Sunshine Act (42 U.S.C. § 1320a-7h); the Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)); the civil monetary penalties law (42 U.S.C. § 1320a-7a); the civil False Claims Act (31 U.S.C. § 3729 et seq.); the False Claims Law (42 U.S.C. § 1320a-7b(a)); the Stark law (42 U.S.C. § 1395nn); the Criminal Health Care Fraud Statute (18 U.S.C. § 1347); the Health Insurance Portability and Accountability Act of 1996 (42 U.S.C. § 1320d et seq.) (“HIPAA”), as amended by the Health Information Technology for Economic and Clinical Health Act (42 U.S.C. § 17921 et seq.); the government health care exclusion laws (42 U.S.C. § 1320a-7); Medicare (Title XVIII of the Social Security Act); Medicaid (Title XIX of the Social Security Act); and the Patient Protection and Affordable Care Act of 2010, as amended by the Health Care and Education Reconciliation Act of 2010 (42 U.S.C. § 18001 et seq.); the Inflation Reduction Act (Pub. L. No. 117-169 (2022)); any applicable regulations promulgated pursuant to such Laws; any applicable guidance promulgated or adopted by FDA; and any other state, federal or ex-U.S. laws, accreditation standards, or regulations governing nonclinical or clinical research, manufacturing, development, testing, labeling, promotion, advertising, marketing or distribution of drug or biological products, kickbacks, patient or program charges, record-keeping, claims processing, documentation requirements, medical necessity, referrals, the hiring of employees or acquisition of services or supplies from those who have been excluded from government health care programs, quality, safety, privacy, security, licensure, accreditation or any other aspect of providing health care, clinical laboratory or diagnostic products or services (collectively, “Health Care Laws”). To the knowledge of the Company, there are no facts or circumstances that reasonably would be expected to give rise to any material liability under any violation of any Health Care Laws.

(b) Since the Lookback Date, neither the Company nor, to the knowledge of the Company, any officer, director, employee, agent or contractor, or any other person engaged by or having a relationship with the Company, is, nor has been, a party to any corporate integrity agreements, individual integrity agreement, monitoring agreements, consent decrees, settlement orders, or similar agreements with or imposed by any Governmental Entity. Between January 1, 2020 and the date of this Agreement, Company has not been subject to any type of investigation that is pending by the FDA, the Department of Health and Human Services Officer of Inspector General or the Department of Justice pursuant to any Health Care Laws.

(c) All applications, notifications, submissions, information, claims, reports and statistical analyses, and other data and conclusions derived therefrom, utilized as the basis for or submitted in connection with any and all requests for a Permit from the U.S. Food and Drug Administration (“FDA”) or other Governmental Entity relating to Company Products, including, without limitation, investigational new drug applications, when submitted to the FDA or other Governmental Entity were true, complete and correct in all material respects as of the date of submission and any necessary or required updates, changes, corrections or modification to such applications, submissions, information and data have been submitted to the FDA or other Governmental Entity. The Company does not have knowledge of any facts or circumstances that would be reasonably likely to lead to the revocation, suspension, limitation, or cancellation of a Permit required or provided under Health Care Laws.

(d) All preclinical studies and clinical trials conducted by or, to the knowledge of the Company, on behalf of the Company have been, and if still pending are being, conducted in material compliance with research protocols, informed consents, and all applicable Health Care Laws, including, but not limited to, the FDCA and its applicable implementing regulations pertaining to good clinical practices and good laboratory practices at 21 C.F.R. Parts 11, 50, 54, 56, 58, 312 and 314. No clinical trial conducted by or on behalf of the Company has been

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conducted using any clinical investigators or personnel who have been disqualified, debarred or excluded from healthcare programs. No clinical trial conducted by or on behalf of the Company has been terminated or suspended prior to completion, nor has any such clinical trial been subject to a partial or full clinical hold, and no Governmental Entity nor any clinical investigator who has participated or is participating in, nor any institutional review board that has or has had jurisdiction over has terminated, delayed or suspended, such a clinical trial at a clinical research site based on an actual or alleged lack of safety or efficacy of any Company Product or a failure to conduct such clinical trial in compliance with applicable Health Care Laws, their implementing regulations and good clinical practices. The Company has not identified or received notice of instances or allegations of research misconduct (defined as falsification, fabrication or plagiarism in proposing, performing, or reviewing research, or in reporting research results, as those terms are defined in 42 C.F.R. Part 93) involving research conducted by, or on behalf of the Company, that could compromise or affect the integrity, reliability, completeness, or accuracy of the data collected in such research, or the rights, safety, or welfare of the research subjects.

(e) All manufacturing and packaging operations conducted by or, to the knowledge of the Company, for the benefit of the Company have been and are being conducted in material compliance with all Permits under applicable Health Care Laws, all applicable provisions of the FDA’s current good manufacturing practice (cGMP) regulations, including in 21 C.F.R. Parts, 210, 211, 600 and 610 and all comparable foreign regulatory requirements of any Governmental Entity.

(f) Since the Lookback Date, neither the Company, nor, to the knowledge of the Company, its agents, contract research organizations, contract manufacturers, or contract packagers, has received written notice of any pending or threatened Action from any Governmental Entity alleging that any operation or activity of the Company is in material violation of any Health Care Laws, including any notification of any pending or threatened claim, suit, proceeding, hearing, enforcement, investigation, arbitration, import detention or refusal, Form FDA 483, FDA Warning Letter or Untitled Letter, or any Action by a Governmental Entity relating to any Health Care Laws. All Warning Letters, Form FDA 483 observations, or comparable findings from other Governmental Entities listed in Section 3.21(f) of the Company Disclosure Letter have been resolved and closed out to the satisfaction of the applicable Governmental Entity. To the knowledge of the Company, the Company is not under investigation by any Governmental Entity for a violation of HIPAA or the Federal Privacy and Security Regulations. The Company has not received any written notices from the United States Department of Health and Human Services Office of Civil Rights relating to any such violations.

(g) There have been no seizures, withdrawals, recalls, detentions, or suspensions of manufacturing, testing, clinical trials or research, or distribution relating to the Company Products required or requested by a Governmental Entity, or other notice of action relating to an alleged lack of safety, efficacy, or regulatory compliance of the Company Products, or any adverse events relating to the Company Products that have been reported or were required to be reported to FDA or other Governmental Entity (“Company Safety Notices”) and, to the knowledge of the Company, there are no facts or circumstances that reasonably would be expected to give rise to a Company Safety Notice that affects the overall benefit/risk profile of the Company Products. The Company is and has been in material compliance with all safety reporting requirements applicable to Company Products including, but not limited to, reports required by applicable Health Care Laws, including 21 C.F.R. Part 312.

(h) There are no unresolved Company Safety Notices, and to the knowledge of the Company, there are no facts that would be reasonably likely to result in a material Company Safety Notice or a termination or suspension of developing and testing of any of the Company Products. Except as set forth in Section 3.21(h) of the Company Disclosure Letter, to the knowledge of the Company, there are no unresolved audits or inspections of the Company’s contract manufacturers, contract development and manufacturing organizations, contract packagers, contract research organizations, consultants, service providers, or other entities providing services to the Company, and no open corrective or preventative actions resulting from audits or inspections of such entities.

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(i) Neither the Company, nor, to the knowledge of the Company, any officer, employee, agent, or distributor of the Company has made an untrue statement of a material fact or fraudulent or misleading statement to a Governmental Entity, failed to disclose a material fact required to be disclosed to a Governmental Entity, or committed an act, made a statement, or failed to make a statement that would reasonably be expected to provide a basis for the FDA to invoke its policy respecting the “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy set forth in 56 Fed. Reg. 46,191 (September 10, 1991) and any amendments thereto (the “FDA Ethics Policy”). To the knowledge of the Company, none of the aforementioned is or has been under investigation resulting from any allegedly untrue, fraudulent, misleading, or false statement or omission, including data fraud, or had any action pending or threatened relating to the FDA Ethics Policy.

(j) All written reports, documents, claims, Permits and notices required to be filed, maintained or furnished to the FDA or any Governmental Entity by the Company have been so filed, maintained or furnished, except where failure to file, maintain or furnish such reports, documents, claims, Permits or notices has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. All such written reports, documents, claims, Permits and notices were true and complete in all material respects on the date filed (or were corrected in or supplemented by a subsequent filing).

(k) Neither the Company nor, to the knowledge of the Company, any officer, employee, agent, or distributor of the Company has committed any act, made any statement or failed to make any statement that violates the Anti-Kickback Statute, 28 U.S.C. § 1320a-7b, the False Claims Act, 31 U.S.C. § 3729, other Health Care Laws, or any other similar federal, state, or ex-U.S. Law applicable in the jurisdictions in which the Company Products are sold or intended to be sold.

(l) Neither the Company nor, to the knowledge of the Company, any officer, employee, agent, or distributor of the Company has been convicted of any crime or engaged in any conduct that has resulted, or would reasonably be expected to result, in debarment under applicable Law, including, without limitation, 21 U.S.C. § 335a, or exclusion under 42 U.S.C. § 1320a-7, or any other statutory provision or similar law applicable in other jurisdictions in which the Company Products are sold or intended to be sold. Neither the Company nor, to the knowledge of the Company, any officer, employee, agent or distributor of the Company, has been excluded from participation in any federal health care program or convicted of any crime or engaged in any conduct for which such Person could be excluded from participating in any federal health care program under Section 1128 of the Social Security Act of 1935, as amended, or any similar Health Care Law or program.

Section 3.22 State Takeover Statutes. As of the date hereof and at all times on or prior to the Effective Time, the Company Board has taken all actions so that the restrictions applicable to business combinations contained in Section 203 of the DGCL are, and will be, inapplicable to the execution, delivery and performance of this Agreement and the timely consummation of the Mergers and the other transactions contemplated hereby. No other “moratorium,” “fair price,” “business combination,” “control share acquisition” or similar provision of any state anti-takeover Law (collectively, “Takeover Laws”) or any similar anti-takeover provision in the Company’s certificate of incorporation or bylaws is, or at the Effective Time will be, applicable to this Agreement, the Mergers or any of the other transactions contemplated hereby.

Section 3.23 No Rights Plan. There is no stockholder rights plan, “poison pill” anti-takeover plan or other similar device in effect to which the Company is a party or is otherwise bound.

Section 3.24 Related-Party Transactions. Except as set forth in Section 3.24 of the Company Disclosure Letter, no present or former director, executive officer, stockholder, partner, member, employee or Affiliate of the Company or any of its Subsidiaries, nor any of such Person’s Affiliates or immediate family members (each of the foregoing, a “Company Related Party”), is a party to any Contract with or binding upon the Company or any of its Subsidiaries or any of their respective properties or assets or has any interest in any property owned by the Company or any of its Subsidiaries or has engaged in any transaction with any of the foregoing within the last 12 months, in each case, that is of a type that would be required to be disclosed in the Company SEC Documents

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pursuant to Item 404 of Regulation S-K (a “Company Affiliate Transaction”) that has not been so disclosed. Any Company Affiliate Transaction as of the time it was entered into and as of the time of any amendment or renewal thereof contained such terms, provisions and conditions as were at least as favorable to the Company or any of its Subsidiaries as would have been obtainable by the Company in a similar transaction with an unaffiliated third party. Except as set forth in Section 3.24 of the Company Disclosure Letter, no Company Related Party owns, directly or indirectly, on an individual or joint basis, any interest in, or serves as an officer or director or in another similar capacity of, any supplier or other independent contractor of the Company or any of its Subsidiaries, or any organization which has a Contract with the Company or any of its Subsidiaries.

Section 3.25 Foreign Corrupt Practices Act. In the last five years, neither the Company nor any of its Subsidiaries (nor, to the knowledge of the Company, any of their respective directors, executives, representatives, agents or employees, in each case while acting for or on behalf of the Company or any of its Subsidiaries) has (a) used offered, promised or authorized the use of any corporate funds for any illegal contributions, gifts, entertainment or other unlawful expenses relating to political activity or any direct or indirect unlawful payments to any “foreign official” (as such term is defined in the U.S. Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”)), (b) violated any provision of the FCPA, (c) established or maintained any unlawful fund of corporate monies or other properties or (d) made any bribe, unlawful rebate, payoff, influence payment, kickback or other unlawful payment of any nature (including the provision of anything of value) to any “foreign official” (as such term is defined in the FCPA).

Section 3.26 Brokers. No broker, investment banker, financial advisor or other Person, other than Wedbush Securities Inc. (“Wedbush”), the fees and expenses of which will be paid by the Company, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

Section 3.27 Opinion of Financial Advisor. The Company has received the opinion of Wedbush dated the date of this Agreement and based upon and subject to the qualifications and assumptions set forth therein, to the effect that, as of such date, the Merger Consideration to be received pursuant to First Merger is fair, from a financial point of view, to the holders of Shares, a signed true and complete copy of which opinion letter has been or will promptly be provided to the Company. The Company will make available to Parent a copy of such opinion as soon as practicable following the execution of this Agreement.

Section 3.28 No Other Representations or Warranties; No Reliance; Waiver. Except for the representations and warranties contained in Article IV or in any certificate delivered pursuant to this Agreement, the Company acknowledges that none of Parent, the Merger Subs nor any other Person on behalf of Parent or the Merger Subs (collectively, the “Parent Related Persons”) makes any other express or implied representation or warranty with respect to Parent or the Merger Subs with respect to any other information provided to the Company or any other Person on behalf of the Company (collectively, “Company Related Persons”) in connection with the transactions contemplated by this Agreement or with respect to any projections, forecasts, estimates, plans or budgets of future revenues, expenses or expenditures, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof), or any component of the foregoing, or any other forward looking information, of Parent, the Merger Subs (including any such projections or forecasts provided or made available to the Company or Company Related Person in certain “data rooms” or management presentations in expectation of the transactions contemplated by this Agreement), and no Company Related Person has relied on any information or statements made or provided (or not made or provided) to any Company Related Person other than the representations and warranties of Parent and the Merger Subs expressly set forth in Article IV of this Agreement (as qualified by the Parent Disclosure Letter) and any certificate delivered pursuant to Section 6.2(c).

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ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND THE MERGER SUBS

Except (a) as disclosed in the Parent SEC Documents filed and publicly available after January 1, 2022 but at least one Business Day prior to the date of this Agreement (but excluding any risk factor disclosures contained under the heading “Risk Factors,” any disclosure of risks included in any “forward- looking statements” disclaimer or any other statements that are similarly predictive or forward-looking in nature, in each case, other than any specific factual information contained therein), or (b) as set forth in the corresponding section or subsection of the Disclosure Letter delivered by Parent to the Company immediately prior to the execution of this Agreement (the “Parent Disclosure Letter”) (it being agreed that the disclosure of any information in a particular section or subsection of the Parent Disclosure Letter shall be deemed disclosure of such information with respect to any other section or subsection of this Agreement to which the relevance of such information is reasonably apparent), Parent and the Merger Subs represent and warrant to the Company as follows:

Section 4.1 Organization, Standing and Power.

(a) Each of Parent and its Subsidiaries (including the Merger Subs) (i) is a corporation duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the Laws of the jurisdiction of its organization, (ii) has all requisite corporate or similar power and authority to own, lease and operate its properties and to carry on its business as now being conducted and (iii) is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except, in each of clauses (i), (ii) and (iii), for any such failures to have such power and authority or to be so qualified or licensed or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect.

(b) Parent has previously made available to the Company true and complete copies of each of Parent and the Merger Subs certificate of incorporation and bylaws (or comparable organizational documents) and the certificate of incorporation and bylaws (or comparable organizational documents) of each Subsidiary of Parent, in each case as amended to the date of this Agreement, and each as so delivered is in full force and effect. Neither Parent nor the Merger Subs are in material violation of any provision of its certificate of incorporation or bylaws (or comparable organizational documents).

Section 4.2 Capital Stock.

(a) The authorized capital stock of Parent consists of 300,000,000 shares of Parent Common Stock and 5,000,000 shares of preferred stock, par value $0.0001 per share. As of the close of business on the Measurement Date, (i) 94,438,728 shares of Parent Common Stock were issued and outstanding (ii) no shares of Parent Common Stock were held by Parent in its treasury, (iii) 2,850,445 shares of Parent Common Stock were reserved for future issuance pursuant to Parent’s 2014 Employee Stock Purchase Plan (the “Parent ESPP”), (iv) no Shares were reserved for issuance pursuant to outstanding stock options issued under Parent’s 2014 Equity Incentive Plan and the 2016 Employment Commencement Incentive Plan (the “Parent Equity Plans” ), (v) 26,701,737 shares of Parent Common Stock were reserved for future issuance pursuant to outstanding option awards and restricted stock units issued under the Parent Equity Plans and (vi) 1,986,449 shares of Parent Common Stock were available for issuance of future awards under the Parent Equity Plans. No shares of Parent’s preferred stock were issued and outstanding as of the Measurement Date. All outstanding shares of capital stock of Parent are, and all shares reserved for issuance will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to any preemptive rights. No shares of capital stock of Parent are owned by any Subsidiary of Parent. All outstanding shares of capital stock and other voting securities or equity interests of each Subsidiary of Parent have been duly authorized and validly issued, are fully paid, nonassessable and not subject to any preemptive rights. All outstanding shares of capital stock of Parent are, and all shares reserved for issuance will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to any

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preemptive rights. No shares of capital stock of Parent are owned by any Subsidiary of Parent. All outstanding shares of capital stock and other voting securities or equity interests of each Subsidiary of Parent have been duly authorized and validly issued, are fully paid, nonassessable and not subject to any preemptive rights. All outstanding shares of capital stock and other voting securities or equity interests of each such Subsidiary are owned, directly or indirectly, by Parent, free and clear of all Liens. Neither Parent nor any of its Subsidiaries has outstanding any bonds, debentures, notes or other obligations having the right to vote (or convertible into, or exchangeable or exercisable for, securities having the right to vote) with the stockholders of Parent or such Subsidiary on any matter. Except as set forth above in this Section 4.2(a), as of the Measurement Date, there are no outstanding (A) shares of capital stock or other voting securities or equity interests of Parent, (B) securities of Parent or any of its Subsidiaries convertible into or exchangeable or exercisable for shares of capital stock of Parent or other voting securities or equity interests of Parent, (C) stock appreciation rights, “phantom” stock rights, performance units, interests in or rights to the ownership or earnings of Parent or other equity equivalent or equity-based awards or rights, (D) subscriptions, options, warrants, calls, commitments, Contracts or other rights to acquire from Parent or any of its Subsidiaries, or obligations of Parent or any of its Subsidiaries to issue, any shares of capital stock of Parent, voting securities, equity interests or securities convertible into or exchangeable or exercisable for capital stock or other voting securities or equity interests of Parent or rights or interests described in the preceding clause (C) or (E) obligations of Parent or any of its Subsidiaries to repurchase, redeem or otherwise acquire any such securities or to issue, grant, deliver or sell, or cause to be issued, granted, delivered or sold, any such securities. There are no stockholder agreements, voting trusts or other agreements or understandings to which Parent or any of its Subsidiaries is a party or of which Parent has knowledge with respect to the holding, voting, registration, redemption, repurchase or disposition of, or that restricts the transfer of, any capital stock or other voting securities or equity interests of Parent or any of its Subsidiaries. The shares of Parent Common Stock to be issued pursuant to the First Merger will be duly authorized, validly issued, fully paid and nonassessable and not subject to any preemptive rights.

(b) The authorized capital stock of Merger Sub I consists of 1,000 shares of common stock, par value $0.01 per share, all of which are issued and outstanding, all of which shares are beneficially owned by Parent.

(c) Immediately prior to the Effective Time, the aggregate Upfront Consideration to be issued in Parent Common Stock pursuant to Section 2.1 shall represent not more than 19.9% of the aggregate Parent Common Stock outstanding immediately prior to the Effective Time.

Section 4.3 Subsidiaries. Section 4.3 of the Parent Disclosure Letter sets forth a true and complete list of each Subsidiary of Parent, including its jurisdiction of incorporation or formation. Except for the capital stock of, or other equity or voting interests in, its Subsidiaries, Parent does not own, directly or indirectly, any equity, membership interest, partnership interest, joint venture interest, or other equity or voting interest in, or any interest convertible into, exercisable or exchangeable for any of the foregoing, nor is it under any current or prospective obligation to form or participate in, provide funds to, make any loan, capital contribution, guarantee, credit enhancement or other investment in, or assume any liability or obligation of, any Person.

Section 4.4 Authority.

(a) Each of Parent and the Merger Subs have all necessary corporate power and authority to execute, deliver and perform its obligations under this Agreement and the CVR Agreement, and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and the CVR Agreement by Parent and the consummation by Parent of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Parent, and no other corporate proceedings on the part of Parent are necessary to approve this Agreement, to approve the CVR Agreement or to consummate the Mergers and the other transactions contemplated hereby and by the CVR Agreement. This Agreement and the CVR Agreement has been duly executed and delivered by Parent and the Merger Subs and, assuming the due authorization, execution and delivery by the Company, constitutes a valid and binding obligation of each of Parent and the Merger Subs, enforceable against each of Parent and the Merger Subs in

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accordance with their terms (except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity).

(b) The Parent Board at a meeting duly called and held at which all directors were present, duly and, unanimously adopted resolutions (a) determining that the terms of this Agreement, the CVR Agreement and the transactions contemplated hereby and thereby, including the Mergers, are fair to, and in the best interests of, Parent and its stockholders, (b) determining that it is in the best interests of Parent and its stockholders, and declared it advisable, to enter into this Agreement and the CVR Agreement, (c) approving the execution and delivery by Parent of this Agreement and the CVR Agreement, the performance by Parent of its covenants and agreements contained herein and therein, and the consummation of the Mergers and (d) approving the issuance of Parent Common Stock issuable pursuant to this Agreement in the Mergers.

(c) No corporate proceedings or vote or consent of the holders of any class or series of capital stock of Parent or the Merger Subs (other than the consent of Parent in its capacity as the sole stockholder of Merger Sub I and as the sole member of Merger Sub II) or similar action on the part of Parent or the Merger Subs (other than the consent of Parent) are necessary to authorize this Agreement, to perform their respective obligations hereunder, or to consummate the transactions contemplated hereby, including the issuance of Parent Common Stock issuable pursuant to this Agreement in the Mergers.

Section 4.5 No Conflict; Consents and Approvals.

(a) The execution, delivery and performance of this Agreement and the CVR Agreement by each of Parent and the Merger Subs do not, and the consummation of the Mergers and the other transactions contemplated hereby and compliance by each of Parent and the Merger Subs with the provisions hereof will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancellation, modification or acceleration of any obligation or to the loss of a material benefit under, or result in the creation of any Lien in or upon any of the properties, assets or rights of Parent, the Merger Subs or any of their Subsidiaries under, or give rise to any increased, additional, accelerated or guaranteed rights or entitlements under, or require any consent, waiver or approval of any Person pursuant to, any provision of (i) the certificate of incorporation or bylaws of Parent (or similar organizational documents), or the certificate of incorporation or bylaws (or similar organizational documents) of any Subsidiary of Parent (including the Merger Subs), (ii) any material Contract to which Parent or the Merger Subs are a party by which Parent, the Merger Subs or any of their respective properties or assets may be bound or (iii) subject to the governmental filings and other matters referred to in Section 4.5(b), any material Law or any rule or regulation of Nasdaq applicable to Parent or the Merger Subs or by which Parent, the Merger Subs or any of their respective properties or assets may be bound, except as, in the case of clauses (ii) and (iii), as individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect.

(b) No consent, approval, order or authorization of, or registration, declaration, filing with or notice to, any Governmental Entity is required by or with respect to Parent or the Merger Subs in connection with the execution, delivery and performance of this Agreement by Parent and the Merger Subs or the consummation by Parent and the Merger Subs of the Mergers and the other transactions contemplated hereby or compliance with the provisions hereof, except for (i) such filings and reports as required pursuant to the applicable requirements of the Securities Act, the Exchange Act, and any other applicable state or federal securities, takeover and “blue sky” laws, (ii) the filing of the Certificate of Merger and the Second Certificate of Merger with the Delaware Secretary of State as required by the DGCL and Delaware LLC Act, as applicable, (iii) such filings as are required to comply with the requirements of Nasdaq, and (iv) such other consents, approvals, orders, authorizations, registrations, declarations, filings or notices the failure of which to be obtained or made, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect.

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Section 4.6 SEC Reports; Financial Statements.

(a) Parent has filed with or furnished to the SEC on a timely basis all forms, reports, schedules, statements and other documents required to be filed with or furnished to the SEC by Parent since the Lookback Date (all such documents, together with all exhibits and schedules to the foregoing materials and all information incorporated therein by reference, the “Parent SEC Documents”). As of their respective filing dates (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), the Parent SEC Documents complied, or, if not yet filed or furnished, shall comply, in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, including, in each case, the rules and regulations promulgated thereunder, and none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) The financial statements (including the related notes and schedules thereto) included (or incorporated by reference) in the Parent SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto in effect at the time of filing, were prepared in accordance with GAAP (except as may be indicated in the notes thereto) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of Parent and its Subsidiaries as of the dates thereof and their respective consolidated results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal and recurring year-end audit adjustments that were not, or are not expected to be, individually or in the aggregate, material in amount), all in accordance with GAAP and the applicable rules and regulations promulgated by the SEC. Since the Lookback Date, Parent has not made any change in the accounting practices or policies applied in the preparation of its financial statements, except as required by GAAP, SEC rule or policy or applicable Law.

(c) Parent has established and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act). Such disclosure controls and procedures are designed to ensure that information relating to Parent, including its consolidated Subsidiaries, required to be disclosed in Parent’s periodic and current reports under the Exchange Act, is made known to Parent’s chief executive officer and its chief financial officer by others within those entities to allow timely decisions regarding required disclosures as required under the Exchange Act. The chief executive officer and chief financial officer of Parent have evaluated the effectiveness of Parent’s disclosure controls and procedures and, to the extent required by applicable Law, presented in any applicable Parent SEC Document that is a report on Form 10-K or Form 10-Q, or any amendment thereto, its conclusions about the effectiveness of the disclosure controls and procedures as of the end of the period covered by such report or amendment based on such evaluation.

(d) Parent and its Subsidiaries have established and maintain a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of Parent’s financial reporting and the preparation of Parent’s financial statements for external purposes in accordance with GAAP. Parent has disclosed, based on its most recent evaluation of Parent’s internal control over financial reporting prior to the date hereof, to Parent’s auditors and audit committee (i) any significant deficiencies and material weaknesses in the design or operation of Parent’s internal control over financial reporting which are reasonably likely to adversely affect Parent’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal control over financial reporting.

(e) Since the Lookback Date, (i) neither Parent nor any of its Subsidiaries nor, to the knowledge of Parent, any director, officer, employee, auditor, accountant or representative of Parent or any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of

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Parent or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Parent or any of its Subsidiaries has engaged in questionable accounting or auditing practices and (ii) to the knowledge of Parent, no attorney representing Parent or any of its Subsidiaries, whether or not employed by Parent or any of its Subsidiaries, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by Parent or any of its Subsidiaries or any of their respective officers, directors, employees or agents to the Parent Board or any committee thereof or to any director or officer of Parent or any of its Subsidiaries.

(f) Neither Parent nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among Parent and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)), where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, Parent or any of its Subsidiaries in the Parent’s or such Subsidiary’s published financial statements or other Parent SEC Documents.

(g) As of the date of this Agreement, there are no outstanding or unresolved comments in the comment letters received from the SEC staff with respect to the Parent SEC Documents. To the knowledge of Parent, none of the Parent SEC Documents is subject to ongoing review or outstanding SEC comment or investigation. Parent has made available to the Company true, correct and complete copies of all written correspondence between the SEC, on the one hand, and Parent and any of its Subsidiaries, on the other hand, occurring since the Lookback Date.

(h) Parent is in compliance in all material respects with (i) the provisions of the Sarbanes-Oxley Act, and (ii) the rules and regulations of Nasdaq, in each case, that are applicable to Parent.

Section 4.7 No Undisclosed Liabilities. Neither Parent nor any of its Subsidiaries has any liabilities or obligations of any nature, whether or not accrued, absolute, determined, contingent or otherwise, and whether due or to become due, that would be required by GAAP to be set forth on a consolidated balance sheet (or notes thereto) of Parent, except (a) to the extent accrued or reserved against in the audited and consolidated balance sheet of Parent and its Subsidiaries as at December 31, 2023 included in the Annual Report on Form 10-K filed by Parent with the SEC on March 6, 2023 (without giving effect to any amendment thereto filed on or after the date hereof), (b) for liabilities and obligations incurred in the Ordinary Course of Business since January 1, 2023 that are not material to Parent and its Subsidiaries, taken as a whole, and (c) and (c) for liabilities and obligations incurred pursuant to the transactions contemplated by this Agreement and the CVR Agreement.

Section 4.8 Certain Information. None of the information supplied or to be supplied by Parent and its Subsidiaries specifically for inclusion in the Form S-4 will, at the time the Form S-4 is filed with the SEC, at the time of any amendment or supplement thereto and at the time it (or any post-effective amendment or supplement) becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. None of the information supplied or to be supplied by Parent and its Subsidiaries specifically for inclusion in the Company Proxy Statement will, at the time the Company Proxy Statement is first mailed to the Company’s stockholders, at the time of any amendments or supplements thereto and at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. Notwithstanding the foregoing, neither Parent nor the Merger Subs makes any representation or warranty with respect to statements included or incorporated by reference in the Form S-4 or the Company Proxy Statement based on information supplied in writing specifically for inclusion therein by or on behalf of the Company.

Section 4.9 Absence of Certain Changes or Events. Except as set forth in Section 4.9 of the Parent Disclosure Letter, since January 1, 2023 through the date hereof, (a) Parent and its Subsidiaries have conducted

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their businesses in the Ordinary Course of Business in all material respects; (b) there has not been any change, event or development or prospective change, event or development that, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect; (c) neither Parent nor any of its Subsidiaries has suffered any loss, damage, destruction or other casualty affecting any of its material properties or assets, whether or not covered by insurance; and (d) neither Parent nor any of its Subsidiaries has taken any action that, if taken after the date of this Agreement, would constitute a breach of any of the covenants applicable to them set forth in Section 5.2.

Section 4.10 Litigation. There is no Action pending or, to the knowledge of Parent, threatened against or affecting Parent or any of its Subsidiaries, any of their respective properties or assets, or any present or former officer, director or employee of Parent or any of its Subsidiaries in such individual’s capacity as such, that, individually or in the aggregate, has had or would be reasonably be expected to have a Parent Material Adverse Effect. Neither Parent nor any of its Subsidiaries nor any of their respective properties or assets is subject to any outstanding judgment, order, injunction, rule or decree of any Governmental Entity.

Section 4.11 Compliance with Laws. Since the Lookback Date, Parent and each of its Subsidiaries are and have been in compliance with all Laws applicable to their businesses, operations, properties or assets, except where any noncompliance, individually or the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect. Neither Parent nor any of its Subsidiaries has, during the last three years (i) received, since the Lookback Date, a notice or other written communication alleging or relating to a possible material violation of any Law applicable to their businesses, operations, properties or assets or (ii) provided any notice to any Governmental Entity regarding any potential or actual material violation by Parent or any of its Subsidiaries of any Law. Parent and each of its Subsidiaries have in effect all Permits of all Governmental Entities necessary for them to own, lease or operate their properties and to carry on their businesses as now conducted, except for any Permits the absence of which, individually or in the aggregate, has not constituted or resulted in, and would not reasonably be expected to constitute or result in, a Parent Material Adverse Effect. Except, individually or in the aggregate, has not constituted or resulted in, and would not reasonably be expected to constitute or result in, a Parent Material Adverse Effect, (x) all Permits are valid and in full force and effect and are not subject to any administrative or judicial proceeding that could result in any modification, termination or revocation thereof and, to the knowledge of Parent, no suspension or cancellation of any such Permit is threatened, (y) all fees and assessments due and payable in connection with the Permits have been timely paid, and (z) Parent and each of its Subsidiaries is in compliance with the terms and requirements of all Parent Permits. Related-Party Transactions.

Section 4.12 Taxes. Except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect:

(a) Parent and each of its Subsidiaries have duly and timely filed or caused to be filed (taking into account any valid extensions) all Tax Returns required to be filed by them with the appropriate Governmental Entity in compliance with all applicable Laws. Such Tax Returns are true, complete, and correct. Neither Parent nor any of its Subsidiaries is currently the beneficiary of any extension of time within which to file any Tax Return other than extensions of time to file Tax Returns obtained in the Ordinary Course of Business consistent with past practice. All Taxes due and owing by Parent or any of its Subsidiaries (whether or not shown on any Tax Return) have been timely paid or, to the extent that payment is not yet due, Parent has made an adequate provision for such Taxes in Parent’s financial statements included in the Parent SEC Documents (in accordance with GAAP). Parent’s most recent financial statements included in the Parent SEC Documents reflect an adequate reserve (in accordance with GAAP) for all Taxes payable by Parent and its Subsidiaries through the date of such financial statements. Neither Parent nor any of its Subsidiaries has incurred any liability for Taxes outside of the Ordinary Course of Business or otherwise inconsistent with past practice since the date of Parent’s most recent financial statements included in the Parent SEC Documents.

(b) Parent and each of its Subsidiaries have (i) withheld and timely remitted to the appropriate Governmental Entity all Taxes required to have been withheld and remitted in connection with amounts paid or

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owing to any Person (including, without limitation, withholding of Taxes pursuant to Sections 1441 and 1442 of the Code or similar provisions under any state, local, and non-U.S. Tax Law) and (ii) complied with all information reporting and backup withholding provisions of all applicable Laws.

(c) No Liens for Taxes exist with respect to any assets or properties of Parent or any of its Subsidiaries, except for statutory Liens for Taxes not yet due and payable.

(d) No deficiency for any amount of Taxes that has been proposed, asserted, or assessed in writing by any taxing authority against Parent or any of its Subsidiaries remains unpaid. There are no waivers or extensions of any statute of limitations currently in effect with respect to Taxes of Parent or any of its Subsidiaries. There are no audits, suits, proceedings, investigations, claims, examinations, or other administrative or judicial proceedings ongoing or, to the knowledge of Parent, pending with respect to any Taxes of Parent or any of its Subsidiaries.

(e) Neither Parent nor any of its Subsidiaries has been a party to, or a material advisor with respect to, a “listed transaction” within the meaning of Section 6707A(c)(2) of the Code and Section 1.6011-4(b) of the Treasury Regulations.

(f) Neither Parent nor any of its Subsidiaries has taken or agreed to take any action, or is aware of any facts or circumstances, in each case, that would prevent or impede the transactions contemplated by this Agreement from qualifying for the Intended Tax Treatment.

Section 4.13 Benefit Plans. Each Parent Plan complies in all material respects with its terms and complies in form and operation with the applicable provisions of ERISA and the Code and all other applicable Laws.

Section 4.14 Material Contracts.

(a) Except for this Agreement and except as filed with the SEC as an exhibit to any Parent SEC Document, as of the date hereof, neither Parent nor any of its Subsidiaries is a party to or is bound by any Contract that would be required to be filed by Parent as a “material contract” pursuant to Item 601(b)(10) of Regulation S K under the Securities Act (a “Parent Material Contract”):

(b) (i) Each Parent Material Contract is valid and binding on Parent and any of its Subsidiaries to the extent such Subsidiary is a party thereto, as applicable, and to the knowledge of Parent, each other party thereto, and is in full force and effect and enforceable in accordance with its terms, except where the failure to be valid, binding, enforceable and in full force and effect, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect; (ii) Parent and each of its Subsidiaries, and, to the knowledge of Parent, each other party thereto, has performed all obligations required to be performed by it under each Parent Material Contract, except where any noncompliance, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect; and (iii) there is no default under any Parent Material Contract by Parent or any of its Subsidiaries or, to the knowledge of Parent, any other party thereto, and no event or condition has occurred that constitutes, or, after notice or lapse of time or both, would constitute, a default on the part of Parent or any of its Subsidiaries or, to the knowledge of Parent, any other party thereto under any such Parent Material Contract, nor has Parent or any of its Subsidiaries received any notice of any such default, event or condition, except where any such default, event or condition, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect.

(c) Neither Parent nor any of its Subsidiaries has received any notices seeking (i) to excuse a third party’s nonperformance, or delay a third party’s performance, under existing Parent Material Contracts due to interruptions caused by COVID-19 (through invocation of force majeure or similar provisions, or otherwise) or (ii) to modify any existing contractual relationships due to COVID-19.

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Section 4.15 Insurance. Parent and each of its Subsidiaries is covered by valid and currently effective insurance policies issued in favor of Parent or one or more of its Subsidiaries that are customary and adequate for companies of similar size in the industries and locations in which Parent operates.

Section 4.16 Properties. Parent has good and valid title to, or in the case of leased property and leased tangible assets, a valid leasehold interest in, all of its real properties and tangible assets that are necessary for Parent and its Subsidiaries to conduct their respective businesses as currently conducted, free and clear of all Liens other than (i) statutory Liens for current Taxes not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings and for which adequate reserves have been established on the financial statements of Parent in accordance with GAAP, (ii) mechanics’, workmen’s, repairmen’s, warehousemen’s and carriers’ Liens arising in the Ordinary Course of Business, (iii) nonexclusive Intellectual Property licenses granted in the Ordinary Course of Business, and (iv) any Permitted Liens. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, the tangible personal property currently used in the operation of the business of the Company and its Subsidiaries is in good working order (reasonable wear and tear excepted). Neither Parent nor any of its Subsidiaries owns any real property.

This Section 4.16 does not relate to Intellectual Property, which is the subject of Section 4.17

Section 4.17 Intellectual Property.

(a) All Parent Intellectual Property is controlled by Parent or one its Subsidiaries who have good, valid, unexpired and enforceable title to (free and clear of all Liens), or otherwise possesses the valid right to use, all material Parent Intellectual Property, except as set forth in Section 4.17(a) of the Parent Disclosure Letter. To Parent’s knowledge, no Person has asserted any written challenge to the right, title or interest of Parent or any of its Subsidiaries in, to or under the Parent Intellectual Property. Except as set forth in Section 4.17(a) of the Parent Disclosure Letter, no Parent Intellectual Property is involved in any litigation, interference, reissue, reexamination, opposition, post-grant review, cancellation or similar proceeding and, to the knowledge of Parent, no such action is or has been threatened with respect to any of the Parent Intellectual Property. Neither Parent nor any of its Subsidiaries has received any written notice or claim hereof challenging the validity or enforceability of any Parent Intellectual Property. None of the Parent Intellectual Property that is controlled by Parent or any of its Subsidiaries and material to Parent or any of its Subsidiaries is subject to any pending or outstanding directive, order or other disposition of dispute that adversely restricts the use, transfer, registration or licensing of any such material Parent Intellectual Property by Parent or any of its Subsidiaries, or otherwise adversely affects the validity, scope, use, registrability, or enforceability of any such Parent Intellectual Property.

(b) To Parent’s knowledge, there is not any Intellectual Property owned by any third party that (i) is valid and enforceable; (ii) is required by Parent or any of its Subsidiaries to conduct its business as currently conducted or as proposed to be conducted; and (iii) Parent or any of its Subsidiaries is not currently authorized to use. Except as set forth in Section 4.17(b) of the Parent Disclosure Letter, Parent has valid licenses to each item of Parent-Licensed Intellectual Property to the extent necessary for the conduct of Parent’s or any of its Subsidiaries’ business as currently conducted (each such licensor a “Parent Third-Party Licensor”). To Parent’s knowledge, each respective Parent Third-Party Licensor was in possession of rights sufficient to convey to Parent the rights in the Parent-Licensed Intellectual Property at the time such rights were conveyed by that Parent Third-Party Licensor. To Parent’s knowledge, no Person has asserted any written challenge to the right, title or interest of Parent or Parent Third-Party Licensor in, to or under the Parent-Licensed Intellectual Property. To Parent’s knowledge, no Person has asserted any written challenge to the patentability, validity, enforceability or claim construction of any Patents controlled by the Parent Third-Party Licensor that are part of the Parent-Licensed Intellectual Property. Except as set forth in Section 4.17(b) of the Parent Disclosure Letter, to Parent’s knowledge there is not now and has not been at any time in the past three years a pending or threatened, claim, suit, proceeding, opposition, cancellation, or objection by any Person contesting Parent’s or, to Parent’s knowledge, the Parent Third-Party Licensor’s, ownership in, or right to practice, the Parent-Licensed Intellectual Property.

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(c) To Parent’s knowledge, neither Parent’s nor its Subsidiaries’ business as currently conducted does and will (based on the manner in which Parent’s or its Subsidiaries’ business is as proposed to be conducted as of the date hereof) infringe upon or misappropriate any Intellectual Property rights of others. To Parent’s knowledge, no Person is currently or has infringed or misappropriated any Parent Intellectual Property or Parent-Licensed Intellectual Property.

(d) Each of Parent and its Subsidiaries has taken commercially reasonable steps to maintain the confidentiality, secrecy, unauthorized disclosure, and value of its trade secrets and other technical information.

(e) Except as set forth in Section 4.17(e) of the Parent Disclosure Letter, no government funding, facilities of a university, college, other educational institution or research center, or funding from third parties was used in the development of any material Parent Intellectual Property that is controlled by Parent or its Subsidiaries and no governmental body or academic institution has any right to, ownership of, or right to royalties for any such Parent Intellectual Property. Except as set forth in Section 4.17(e) of the Parent Disclosure Letter, no Person who was involved in, or who contributed to, the creation or development of any Parent Intellectual Property that is controlled by Parent or its Subsidiaries, has performed services for the government, university, college, or other educational institution or research center in a manner that would affect Parent’s or its Subsidiaries’ rights in the Parent Intellectual Property.

(f) Each service provider (including employees) who, in the course of the services provided to Parent or its Subsidiaries by such service provider, has been involved in the development of material Intellectual Property controlled by Parent or its Subsidiaries, has executed a valid and enforceable agreement assigning to Parent or the relevant Subsidiary all such Intellectual Property developed by the respective service provider (an “Parent IP Assignment Agreement”), except to the extent that enforceability may be subject to, and limited by the effect of (i) any applicable bankruptcy, insolvency, reorganization, moratorium, receivership or other similar laws affecting the enforcement of creditors’ rights generally and (ii) general equitable principles, regardless of whether such enforceability is considered in a proceeding at law or in equity. To Parent’s knowledge, no service provider (A) has any right, license, claim or interest whatsoever in or with respect to any Intellectual Property controlled by Parent or its Subsidiaries or (B) is in default or breach of any term of any consulting agreement, non-disclosure agreement, Parent IP Assignment Agreement or similar agreement or contract, or any institutional policy or practice, relating in any way to the protection, ownership, development, use or transfer of Intellectual Property controlled by Parent or its Subsidiaries.

Section 4.18 Privacy and Data Security.

(a) Parent and its Subsidiaries are, and at all times in the past three years have been, in compliance in all material respects with all (i) applicable Information Privacy and Security Laws; (ii) published policies or notices relating to Parent’s and its Subsidiaries’ Processing of Personal Information; (iii) terms of any Contracts to which Parent and/or any of its Subsidiaries are bound; and (iv) industry standards and/or codes-of-conduct to which Parent and/or any of its Subsidiaries are legally bound relating to Parent or any of its Subsidiaries’ Privacy Requirements.

(b) Neither Parent nor any of its Subsidiaries has received any subpoenas, demands, or other written notices from any Governmental Entity or other entity investigating, inquiring into, or otherwise relating to any actual or potential violation of any Information Privacy and Security Laws. To Parent’s knowledge, neither Parent nor any of its Subsidiaries is under investigation by any Governmental Entity or other entity for any actual or potential violation of any Information Privacy and Security Laws.

(c) Parent and its Subsidiaries have each taken commercially reasonable steps, materially compliant with applicable Privacy Requirements, designed to protect (i) the operation, confidentiality, integrity, and security of Parent’s and its Subsidiaries’ IT Assets that are involved in the Processing of Personal Information, and (ii) Personal Information in Parent or any of its Subsidiaries’ possession and/or control from unauthorized use, access, disclosure, deletion, and/or modification.

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(d) To Parent’s knowledge, neither Parent nor any of its Subsidiaries has experienced any failures; crashes; security incidents; data breaches; unauthorized access, use, or disclosure; or other adverse events or incidents related to Personal Information that would require notification of individuals, law enforcement, any Governmental Entity, customers, vendors, or any others under any applicable Privacy Requirements. Parent has not received written notice of any complaints, Actions, fines, or other penalties facing Parent or any of its Subsidiaries in connection with any such failures; crashes; security incidents; data breaches; unauthorized access, use, or disclosure; or other adverse events or incidents.

(e) To the extent required by applicable Information Privacy and Security Laws, Parent and each of its Subsidiaries have obligated all of their applicable vendors and data processors authorized to process Personal Information on behalf of Parent or any of its Subsidiaries, including, without limitation, contract research organizations and clinical investigators, to be bound by contractual terms relating to the protection and Processing of Personal Information; and neither Parent nor any of its Subsidiaries is aware of any violations of such contractual obligations.

(f) To Parent’s knowledge, the Personal Information in the possession, custody, and/or control of Parent and each of its Subsidiaries can be transferred as part of the Mergers and the other transactions contemplated by this Agreement, and can be used after the Closing in a manner substantially the same as currently used by Parent and its applicable Subsidiaries.

Section 4.19 Health Care Regulatory Matters.

(a) Parent and each of its Subsidiaries, and to the knowledge of Parent, each of its directors, officers, management employees, agents (while acting in such capacity), contract manufacturers, contract development and manufacturing organizations, contract packagers, contract research organizations, consultants, service providers, suppliers, distributors, and third-party logistics providers are, and during the last three years were, in material compliance with all Health Care Laws.

(b) Since the Lookback Date, neither Parent and each of its Subsidiaries nor, to the knowledge of Parent, any officer, director, employee, agent or contractor, or any other person engaged by or having a relationship with Parent and any of its Subsidiaries, is, nor has been, a party to any corporate integrity agreements, individual integrity agreements, monitoring agreements, consent decrees, settlement orders, or similar agreements with or imposed by any Governmental Entity. Between January 1, 2020 and the date of this Agreement, Parent and each of its Subsidiaries have not been subject to any type of investigation that is pending by the FDA, the Department of Health and Human Services Officer of Inspector General or the Department of Justice pursuant to any Health Care Laws.

(c) All advertising and promotion for Parent Products is and has been in material compliance with applicable Health Care Laws.

(d) All manufacturing and packaging operations conducted by or, to the knowledge of Parent, for the benefit of Parent and each of its Subsidiaries have been and are being conducted in material compliance with all Permits under applicable Health Care Laws, all applicable provisions of the FDA’s cGMP regulations, including in 21 C.F.R. Parts 210, 211, 600 and 610 and all comparable foreign regulatory requirements of any Governmental Entity.

(e) Since the Lookback Date, neither Parent or any of its Subsidiaries, nor, to the knowledge of Parent, its agents, contract research organizations, contract manufacturers, or contract packagers, has received written notice of any pending or threatened Action from any Governmental Entity alleging that any operation or activity of Parent or any of its Subsidiaries is in material violation of any Health Care Laws, including any notification of any pending or threatened claim, suit, proceeding, hearing, enforcement, investigation, arbitration, import detention or refusal, Form FDA 483, FDA Warning Letter or Untitled Letter, or any Action by a Governmental Entity relating to any Health Care Laws. Except as otherwise disclosed in Section 4.19(e) of the Parent Disclosure Letter, all Warning Letters, Form FDA 483 observations, or comparable findings from other

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Governmental Entities listed in Section 4.19(e) of the Parent Disclosure Letter have been resolved and closed out to the satisfaction of the applicable Governmental Entity. To the knowledge of Parent, none of Parent or any of its Subsidiaries is not under investigation by any Governmental Entity for a violation of HIPAA or the Federal Privacy and Security Regulations. None of Parent or any of its Subsidiaries has not received any written notices from the United States Department of Health and Human Services Office of Civil Rights relating to any such violations.

(f) There have been no seizures, withdrawals, recalls, detentions, or suspensions of manufacturing, testing, clinical trials or research, or distribution relating to the Parent Products required or requested by a Governmental Entity, or other notice of action relating to an alleged lack of safety, efficacy or regulatory compliance of the Parent Products, or any adverse events relating to the Parent Products that have been reported or were required to be reported to FDA or other Governmental Entity (“Parent Safety Notices”). Parent and each of its Subsidiaries is and has been in material compliance with all safety reporting requirements applicable to Parent Products including, but not limited to, reports required by applicable Health Care Laws, including 21 C.F.R. Part 312.

Section 4.20 State Takeover Statutes. As of the date hereof and at all times on or prior to the Effective Time, the Parent Board has taken all actions so that the restrictions applicable to business combinations contained in Section 203 of the DGCL are, and will be, inapplicable to the execution, delivery and performance of this Agreement and the timely consummation of the Mergers and the other transactions contemplated hereby. No other Takeover Laws or any similar anti-takeover provision in the Parent’s certificate of incorporation or bylaws is, or at the Effective Time will be, applicable to this Agreement, the Mergers or any of the other transactions contemplated hereby.

Section 4.21 Related Party Transactions. No present or former director, executive officer, stockholder, partner, member, employee or Affiliate of Parent or any of its Subsidiaries, nor any of such Person’s Affiliates or immediate family members (each of the foregoing, a “Parent Related Party”), is a party to any Contract with or binding upon Parent or any of its Subsidiaries or any of their respective properties or assets or has any interest in any property owned by Parent or any of its Subsidiaries or has engaged in any transaction with any of the foregoing within the last 12 months, in each case, that is of a type that would be required to be disclosed in the Company SEC Documents pursuant to Item 404 of Regulation S-K (a “Parent Affiliate Transaction”) that has not been so disclosed. Any Parent Affiliate Transaction as of the time it was entered into and as of the time of any amendment or renewal thereof contained such terms, provisions and conditions as were at least as favorable to Parent or any of its Subsidiaries as would have been obtainable by Parent in a similar transaction with an unaffiliated third party. No Parent Related Party owns, directly or indirectly, on an individual or joint basis, any interest in, or serves as an officer or director or in another similar capacity of, any supplier or other independent contractor of Parent or any of its Subsidiaries, or any organization which has a Contract with Parent or any of its Subsidiaries.

Section 4.22 Foreign Corrupt Practices Act. In the last five years, neither Parent nor any of its Subsidiaries (nor, to the knowledge of Parent, their respective directors, executives, representatives, agents or employees, in each case while acting for or on behalf of Parent or any of its Subsidiaries), has, directly or indirectly, (a) used, offered, promised or authorized the use of any corporate funds for any illegal contributions, gifts, entertainment or other unlawful expenses relating to political activity or any direct or indirect unlawful payments to any “foreign official” (as such term is defined in the FCPA), (b) violated any provision of the FCPA, (c) established or maintained any unlawful fund of corporate monies or other properties or (d) made any bribe, unlawful rebate, payoff, influence payment, kickback or other unlawful payment of any nature (including the provision of anything of value) to any “foreign official” (as such term is defined in the FCPA).

Section 4.23 Brokers. No broker, investment banker, financial advisor or other Person, other than Truist Securities, Inc., the fees and expenses of which will be paid by Parent, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or the Merger Subs.

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Section 4.24 Merger Subs. Merger Sub I and Merger Sub II were formed solely for the purpose of engaging in the Mergers and the other transactions contemplated hereby and has engaged in no business other than in connection with the transactions contemplated by this Agreement.

Section 4.25 No Other Representations or Warranties; No Reliance; Waiver. Except for the representations and warranties contained in Article III or in any certificate delivered pursuant to this Agreement, each of Parent and the Merger Subs acknowledges that the Company nor any Company Related Persons makes any other express or implied representation or warranty with respect to the Company with respect to any other information provided to either Parent or the Merger Subs or any Parent Related Persons in connection with the transactions contemplated by this Agreement or with respect to any projections, forecasts, estimates, plans or budgets of future revenues, expenses or expenditures, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof), or any component of the foregoing, or any other forward looking information, of the Company (including any such projections or forecasts provided or made available to Parent or Parent Related Person in certain “data rooms” or management presentations in expectation of the transactions contemplated by this Agreement), and no Parent Related Person has relied on any information or statements made or provided (or not made or provided) to any Parent Related Person other than the representations and warranties of the Company expressly set forth in Article III of this Agreement (as qualified by the Parent Disclosure Letter) and any certificate delivered pursuant to Section 6.2(c).

ARTICLE V

COVENANTS

Section 5.1 Conduct of Business of the Company.

(a) The Company covenants and agrees that, during the period from the date hereof until the Effective Time, except (i) as expressly required by this Agreement, (ii) as disclosed in Section 5.1(a) of the Company Disclosure Letter, (iii) as required by applicable Law or (iv) unless Parent shall otherwise consent in advance in writing (which consent shall not be unreasonably withheld, conditioned or delayed), the Company shall, and shall cause each of its Subsidiaries to conduct their businesses in the Ordinary Course of Business consistent with past practice in all material respects.

(b) In addition to the obligations under Section 5.1(a), between the date of this Agreement and the Effective Time, except (w) as expressly required by this Agreement, (x) as disclosed in Section 5.1(a) of the Company Disclosure Letter, (y) as required by applicable Law, or (z) unless Parent shall otherwise consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed), neither the Company nor any of its Subsidiaries shall, directly or indirectly:

(i) amend or otherwise change its certificate of incorporation or bylaws or any similar governing instruments;

(ii) issue, deliver, sell, pledge, dispose of or encumber or subject to any Lien any shares of capital stock, or grant or offer to any Person any right to acquire (w) any shares of its capital stock or of the capital stock of its Subsidiaries, (x) any other equity interests or voting securities of the Company or any of its Subsidiaries, (y) any securities convertible into or exchangeable or exercisable for capital stock or voting securities of, or other equity interests in, the Company or any of its Subsidiaries, or (z) any warrants, calls, options or other rights to acquire any capital stock or voting securities of, or other equity interests in, the Company or any of its Subsidiaries, except, in each case of (w)-(y), for issuing Shares upon the exercise of Company Options or settlement of Company RSU Awards outstanding under the Company Equity Plans in accordance with their respective terms as of the date hereof;

(iii) declare, set aside, make or pay any dividend on or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock;

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(iv) adjust, split, combine, redeem, repurchase or otherwise acquire any shares of capital stock or other securities, convertible or exchangeable for, or any rights, warrants or options to acquire any shares of capital stock or other securities of the Company or any of its Subsidiaries (except in connection with the cashless exercises or similar transactions pursuant to the exercise or settlement of Company Stock Awards outstanding under the Company Equity Plans as of the date hereof and as required by their respective terms), or reclassify, combine, split, subdivide or otherwise amend the terms of its capital stock or other securities of the Company or any of its Subsidiaries;

(v) (A) acquire or agree to acquire (whether by merger, consolidation or acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or division thereof or any assets, other (x) than purchases of inventory and other assets in the Ordinary Course of Business consistent with past practice in all material respects or pursuant to existing Contracts, other than such acquisitions set forth in Section 5.1(b)(v) of the Company Disclosure Letter and (y) purchases of inventory and other assets in the Ordinary Course of Business consistent with past practice in all material respects and pursuant to the terms of Contracts existing on the date hereof; (B) sell or otherwise dispose of (whether by merger, consolidation or acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or division thereof or any assets, other than sales of inventory, goods or services in the Ordinary Course of Business consistent with past practice in all material respects and non-exclusive licenses granted to customers in the Ordinary Course of Business consistent with past practice in all material respects;

(vi) amend or voluntarily terminate any Company Material Contract, or enter into any new Contract that would be a Company Material Contract or Lease Agreement assuming such new Contract was in force and effective as of the date hereof;

(vii) make, or agree or commit to make, any capital expenditure, except in accordance with the capital expenditure budget set forth in Section 5.1(b)(vii) of the Company Disclosure Letter or expend Cash following August 31, 2023 in an amount in excess of the budget set forth in Section 5.1(b)(vii) of the Company Disclosure Letter (the “Approved Budget”);

(viii) fail to maintain compliance with the material terms of the Loan Agreement;

(ix) sell, lease (as lessor), license, covenant not to assert, mortgage and leaseback or otherwise encumber or subject to any Lien (other than any Permitted Lien), or otherwise dispose of any properties, rights or assets (including any Intellectual Property of the Company or its Subsidiaries) that are material to the Company and its Subsidiaries taken as a whole (other than sales and non-exclusive licenses of products or services in the Ordinary Course of Business consistent with past practice in all material respects), except (A) pursuant to Contracts or commitments in effect on the date of this Agreement (or entered into after the date of this Agreement without violating the terms of this Agreement), (B) any of the foregoing with respect to inventory in the ordinary course of business consistent with past practice in all material respects, or (C) in relation to mortgages, liens and pledges to secure Indebtedness for borrowed money permitted to be incurred under Section 5.1(b)(x) and guarantees thereof;

(x) (A) make any loans, advances or capital contributions to, or investments in, any other Person (other than a Subsidiary of the Company), (B) incur any Indebtedness or issue any debt securities or (C) assume, guarantee, endorse or otherwise become liable or responsible for the Indebtedness or other obligations of another Person (other than a guaranty by the Company on behalf of its Subsidiaries), in each case, in excess of $250,000 individually or $500,000 in the aggregate;

(xi) except to the extent contemplated by this Agreement or required by applicable Law (including Section 409(A) of the Code) or any Company Plan in effect on the date hereof, (A) increase the compensation or benefits of any current or former director, officer, employee or independent contractor of the Company, other than in the Ordinary Course of Business consistent with past practice in all material respects for such Persons

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with base annual compensation less than $150,000, (B) grant or pay to any current or former director, officer, employee or independent contractor any severance, change in control or termination pay, or modifications thereto or increases therein, (C) amend, adopt, modify or terminate any Company Plan, (D) grant or amend any equity award (including in respect of stock options, stock appreciation rights, performance units, restricted stock or other stock-based or stock-related awards or the removal or modification of any restrictions in any Company Equity Plans or awards made thereunder), (E) take any action to accelerate the vesting or payment of any compensation or benefit under any Company Equity Plan or awards made thereunder or other Contract with any current or former director, officer, employee or independent contractor of the Company or any of its Subsidiaries, other than as required pursuant to this Agreement, (F) hire or terminate other than for cause the service of any executive officer or any employee, independent contractor or consultant with annual base compensation equal to or greater than $150,000, (G) waive or materially amend any restrictive covenant entered into by any current or former director, officer, employee or independent contractor of the Company or any of its Subsidiaries, or (H) enter into or modify any Labor Agreement;

(xii) implement or adopt any material change in its financial methods of accounting, principles or practices, except as may be required by a change in GAAP or regulatory requirements with respect thereto (in each case, if adopted after the date hereof);

(xiii) commence, institute, waive, release, compromise, settle or agree to settle any Action (including any Action relating to this Agreement or the transactions contemplated hereby), or consent to the same, other than waivers, releases, compromises, settlements or agreements in the Ordinary Course of Business consistent with past practice in all material respects than involve only the payment of money damages for an amount for each such waiver, release compromise or settlement that is, individually, less than $250,000 and for all such waivers, releases, compromises or settlements that are, in the aggregate, less than $500,000 and that do not impose any restrictions on the Company’s or its Subsidiaries’ businesses, that do not relate to any Action by the Company’s stockholders in connection with this Agreement or the Mergers, subject to Section 5.12, and that do not include an admission of liability or fault on the part of the Company or any of its Subsidiaries;

(xiv) enter into, modify, amend, extend, renew, replace or terminate any collective bargaining or other labor union Contract applicable to the employees of the Company or any of its Subsidiaries;

(xv) subject to a Lien (other than Permitted Liens), assign, transfer, convey title (in whole or in part), license, covenant not to assert, grant any right or other licenses to, or otherwise dispose of, material trademarks, trademark rights, trade names or service marks or other material Company Intellectual Property, or enter into licenses or agreements that impose material restrictions upon the Company or any of its Subsidiaries with respect to material trademarks, trademark rights, trade names or service marks or other material Intellectual Property rights owned by any third party, in each case other than non-exclusive licenses in the Ordinary Course of Business consistent with past practice in all material respects;

(xvi) with respect to Intellectual Property, (A) sell, assign, license, sublicense, encumber, fail to maintain, transfer or otherwise dispose of any right, title or interest of the Company in any Company Intellectual Property, (B) grant, extend, amend, or waive, cancel or modify any rights in or to the Company Intellectual Property, (C) fail to use diligent efforts to file and prosecute any patent applications included in the Company Intellectual Property, except in the case of clauses (A) and (B) licenses and sales in the Ordinary Course of Business or otherwise pursuant to Contracts in effect on the date of this Agreement;

(xvii) (A) amend any Permits in a manner that adversely impacts the Company’s ability to conduct its business in any material respect or (B) terminate or knowingly allow to lapse any material Permits;

(xviii) fail to keep in force insurance policies or replacement or revised provisions regarding insurance coverage with respect to the assets, operations and activities of the Company and its Subsidiaries as currently in effect, including any directors’ and officers’ liability insurance;

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(xix) commence any clinical trial of any product candidate of the Company, or enter into any new line of business outside of the Company’s and its Subsidiaries’ existing business;

(xx) dissolve or liquidate the Company or any of its Subsidiaries, or adopt any plan of complete or partial liquidation of the Company or its Subsidiaries;

(xxi) (A) settle or compromise any Tax claim, audit, or assessment, (B) make or change any material Tax election, change any annual Tax accounting period, or adopt or change any method of Tax accounting, (C) amend any Tax Returns or file claims for Tax refunds, or (D) enter into any closing agreement, surrender in writing any right to claim a Tax refund, offset or other reduction in Tax liability or consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to the Company or its Subsidiaries; or

(xxii) authorize any of, or commit, resolve or agree to take any of the actions described in Sections 5.1(b)(i) through 5.1(b)(xxi).

(c) Notwithstanding any provision herein to the contrary (including the foregoing provisions of this Section 5.1), the Company may engage in (i) the sale, license, transfer, disposition, divestiture or other monetization transaction to the extent listed in Section 5.1(c) of the Company Disclosure Letter to the extent not related to the Company’s IL-27 and CCR8 programs and related assets, and (ii) the separation of employees as set forth in Section 5.16(a) of the Company Disclosure Letter.

Section 5.2 Conduct of Business of Parent.

(a) Parent covenants and agrees that, during the period from the date hereof until the Effective Time, except (i) as expressly required by this Agreement, (ii) as disclosed in Section 5.2(a) of the Parent Disclosure Letter, (iii) as required by applicable Law or (iv) unless the Company shall otherwise consent in advance in writing (which consent shall not be unreasonably withheld, conditioned or delayed), Parent shall, and shall cause each of its Subsidiaries to conduct their businesses in the Ordinary Course of Business consistent with past practice in all material respects.

(b) In addition to the obligations under Section 5.2(a), between the date of this Agreement and the Effective Time, except (w) as expressly required by this Agreement, (x) as disclosed in Section 5.2(a) of the Parent Disclosure Letter, (y) as required by applicable Law, or (z) unless the Company shall otherwise consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed), neither Parent nor any of its Subsidiaries shall, directly or indirectly:

(i) amend or otherwise change its certificate of incorporation or bylaws or any similar governing instruments;

(ii) issue, deliver, sell or grant any shares of capital stock, or grant to any Person any right to acquire any additional shares of, or securities convertible or exchangeable for, or options, warrants or rights to acquire, any shares of its capital stock or other equity interests, except (w) pursuant to the exercise of Parent equity awards or settlement of Parent equity awards; (x) shares of Parent Common Stock issuable upon exercise or exchange of any outstanding convertible notes or warrants; (y) the issuance and grant of equity awards in the Ordinary Course of Business; or (z) to any of the Company and its Subsidiaries;

(iii) declare, set aside, make or pay any dividend on or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock (except for any distribution or dividend by a Subsidiary of Parent);

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(iv) (A) acquire or agree to acquire (whether by merger, consolidation or acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or division thereof or any assets, other (x) than purchases of inventory and other assets in the Ordinary Course of Business consistent with past practice in all material respects or pursuant to existing Contracts, other than such acquisitions set forth in Section 5.2(b)(v) of the Parent Disclosure Letter and (y) purchases of inventory and other assets in the Ordinary Course of Business consistent with past practice in all material respects and pursuant to the terms of Contracts existing on the date hereof; (B) sell or otherwise dispose of (whether by merger, consolidation or acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or division thereof or any assets, other than sales of inventory, goods or services in the Ordinary Course of Business consistent with past practice in all material respects and non-exclusive licenses granted to customers in the Ordinary Course of Business consistent with past practice in all material respects;

(v) adjust, split, combine, redeem, repurchase or otherwise acquire any shares of capital stock or other securities, convertible or exchangeable for, or any rights, warrants or options to acquire any shares of capital stock or other securities of the Parent or any of its Subsidiaries (except in connection with the cashless exercises or similar transactions pursuant to the exercise of Parent equity awards), or reclassify, combine, split, subdivide or otherwise amend the terms of its capital stock or other securities of Parent or any of its Subsidiaries;

(vi) fail to maintain compliance with the material terms of any loan agreement;

(vii) with respect to Intellectual Property, (A) sell, assign, license, sublicense, encumber, fail to maintain, transfer or otherwise dispose of any right, title or interest of the Parent in any material Parent Intellectual Property, (B) grant, extend, amend, or waive, cancel or modify any rights in or to any material Parent Intellectual Property, (C) fail to use diligent efforts to file and prosecute any patent applications included in any material Parent Intellectual Property;

(viii) (A) amend any Permits in a manner that adversely impacts the Parent’s ability to conduct its business in any material respect or (B) terminate or knowingly allow to lapse any material Permits;

(ix) fail to keep in force insurance policies or replacement or revised provisions regarding insurance coverage with respect to the assets, operations and activities of Parent and its Subsidiaries as currently in effect, including any directors’ and officers’ liability insurance;

(x) dissolve or liquidate Parent or any of its Subsidiaries, or adopt any plan of complete or partial liquidation of the Parent or its Subsidiaries;

(xi) except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, (A) settle or compromise any Tax claim, audit, or assessment, (B) make or change any material Tax election, change any annual Tax accounting period, or adopt or change any method of Tax accounting, (C) amend any Tax Returns or file claims for Tax refunds, or (D) enter into any closing agreement, surrender in writing any right to claim a Tax refund, offset or other reduction in Tax liability or consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to Parent or its Subsidiaries; or

(xii) authorize any of, or commit, resolve or agree to take any of the actions described in Section 5.2(b)(i) through Section 5.2(b)(x).

Section 5.3 No Control of Other Party’s Business. Nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ operations prior to the Effective Time, and nothing contained in this Agreement shall give the Company, directly or indirectly, the right to control or direct Parent’s or its Subsidiaries’ operations prior to the Effective Time. Prior to the Effective Time, each of the Company and Parent shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

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Section 5.4 No Solicitation by the Company.

(a) From the date of this Agreement until the earlier of the valid termination of this Agreement in accordance with Section 7.1, except as expressly permitted in this Section 5.4, the Company agrees that it shall not, and shall cause its Subsidiaries and direct its and their respective directors, officers, employees, investment bankers, attorneys, accountants and other advisors or representatives (collectively, “Representatives”) not to, directly or indirectly, (i) initiate, solicit, endorse, assist, induce, facilitate or encourage (including by providing information) any inquiries, proposals or offers with respect to, or the making, submission, announcement or completion of, any inquiry, proposal or offer that constitutes, or would be reasonably expected to lead to, a Company Acquisition Proposal, (ii) enter into, continue or otherwise engage or participate in any negotiations or discussions with any Person other than Parent, the Merger Subs and their respective Affiliates and Representatives (other than to refer the inquiring Person to this Section 5.4) concerning any Company Acquisition Proposal or any inquiry, proposal or offer that would reasonably be expected to lead to any Company Acquisition Proposal, (iii) furnish, provide or cause to be furnished or provided any non-public information or data relating to the Company or any of its Subsidiaries in connection with, or for the purpose of soliciting, initiating, encouraging or facilitating, or in response to, any inquiry, proposal or offer that constitutes or would reasonably be expected to lead to, a Company Acquisition Proposal, (iv) execute or enter into any letter of intent or any other Contract contemplating a Company Acquisition Proposal (other than an Acceptable Confidentiality Agreement) or (v) resolve or agree or propose to do any of the foregoing. The Company agrees that it will, and it will cause its Subsidiaries and direct the Representatives of the Company and its Subsidiaries to, (x) immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Persons conducted heretofore with respect to any Company Acquisition Proposal and deliver a written notice to any such Persons explicitly stating that the Company is terminating all discussions and negotiations with such Person with respect to any Company Acquisition Proposal; (y) immediately terminate all data room access previously granted to any such Persons and request the prompt return or destruction of all confidential information previously furnished with respect to any Company Acquisition Proposal; and (z) not terminate or waive, amend, modify or release any provision of any confidentiality or standstill agreement to which the Company or any of its Affiliates or Representatives is a party with respect to any Company Acquisition Proposal; provided that nothing in this Agreement shall restrict the Company from permitting a Person to request the waiver of a “standstill” or similar obligation or from granting such a waiver, but only to the extent the Company Board has determined in good faith, after consultation with outside legal counsel and its financial advisor, that such waiver is necessary to permit the counterparty to make an unsolicited Company Acquisition Proposal to the Company Board in compliance with this Section 5.4.

(b) Notwithstanding anything to the contrary in Section 5.4(a), if at any time prior to obtaining the Company Stockholder Approval, (x) the Company receives an unsolicited, bona fide (as determined by the Company Board acting in good faith) Company Acquisition Proposal that did not result from a material breach of this Section 5.4 and (y) the Company Board determines in good faith (after consultation with the Company’s outside legal counsel and its financial advisor) that such Company Acquisition Proposal constitutes or is reasonably likely to lead to a Company Superior Proposal and that the failure to engage in such discussions or negotiations, or to furnish or provide such information, would reasonably be expected to be inconsistent with the Company Board’s fiduciary duties to the Company and its stockholders under applicable Law, then the Company may (i) furnish information with respect to the Company and its Subsidiaries to the Person making such Company Acquisition Proposal pursuant to a customary confidentiality agreement on terms substantially similar to those contained in the Confidentiality Agreement (except for such changes specifically necessary in order for the Company to be able to comply with its obligations under this Agreement and it being understood that the Company may enter into a confidentiality agreement without a standstill provision) (an “Acceptable Confidentiality Agreement”) (and nothing in this Agreement shall restrict the Company from entering into an Acceptable Confidentiality Agreement) and (ii) participate in discussions or negotiations with such Person and its Representatives regarding such Company Acquisition Proposal; provided that the Company shall promptly (and not later than 24 hours after the Company’s receipt of such Company Acquisition Proposal) provide to Parent a nonredacted copy of each Acceptable Confidentiality Agreement entered into pursuant to the foregoing and concurrently provide or make available to Parent any written non-public information concerning the Company or any of its Subsidiaries that is provided to the Person making such Company Acquisition Proposal or its Representatives which was not previously provided or made available to Parent.

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(c) Subject to the permitted actions pursuant to the terms and conditions of clauses (d) and (e) below, and subject to Section 7.1(c)(ii), neither the Company Board nor any committee thereof shall (i) (A) withdraw, change, withhold, amend or modify in a manner adverse to Parent or the Merger Subs, or publicly propose to withdraw, change, withhold, amend or modify in a manner adverse to Parent or the Merger Subs, the Company Board Recommendation, (B) adopt, approve, declare advisable or recommend, or publicly propose to approve, declare advisable or recommend, any Company Acquisition Proposal or Company Alternative Acquisition Agreement, (C) fail to include the Company Board Recommendation in the Company Proxy Statement, (D) fail to publicly recommend against (and fail to publicly reaffirm the Company Board Recommendation) within 10 Business Days after a request to do so by Parent following the public announcement of a tender or exchange offer that constitutes a Company Acquisition Proposal (and in no event later than one Business Day prior to the date of the Company Stockholders Meeting, as it may be postponed or adjourned in accordance with this Agreement), or (E) if requested by Parent, fail to issue, within 10 Business Days after a Company Acquisition Proposal is publicly announced (and in no event later than one Business Day prior to the date of the Company Stockholders Meeting, as it may be postponed or adjourned in accordance with this Agreement), a press release reaffirming the Company Board Recommendation (any of such actions in clauses (A)-(E), a “Company Adverse Recommendation Change”), (F) cause or permit the Company or any of its Subsidiaries to enter into or agree to any letter of intent, memorandum of understanding or similar document, agreement in principle, acquisition agreement, option agreement, joint venture agreement, partnership agreement, merger agreement, or other similar agreement or commitment (other than an Acceptable Confidentiality Agreement entered into in compliance with Section 5.4(b)) relating to any Company Acquisition Proposal (a “Company Alternative Acquisition Agreement”) or (G) take any action to make the provisions of any anti-takeover or similar statute or regulation inapplicable to any Company Acquisition Proposal or counterparty thereto; provided that delivery of a written notice to Parent as contemplated by paragraph (d) below, or public disclosure that such notice has been delivered to Parent, shall not, in and of itself, be deemed to constitute an Company Adverse Recommendation Change or otherwise a violation of this paragraph Section 5.4(c).

(d) Notwithstanding anything to the contrary set forth in this Section 5.4, if the Company receives a written Company Acquisition Proposal after the date of this Agreement that did not result from a material breach of this Section 5.4 and that the Company Board determines in good faith, after consultation with its outside legal counsel and financial advisors, constitutes a Company Superior Proposal (after taking into account all adjustments to the terms of this Agreement that may be offered in writing by Parent pursuant to this Section 5.4), the Company Board may, at any time prior to the Company Stockholders Meeting, (x) make a Company Adverse Recommendation Change in response to such Company Superior Proposal or (y) solely in response to such Company Superior Proposal, cause the Company to terminate this Agreement and to concurrently enter into a binding Company Alternative Acquisition Agreement with respect to such Company Superior Proposal in accordance with Section 7.1(c)(ii), or authorize, resolve, agree or propose publicly to take any such actions expressly permitted by this Section 5.4(d), in each case only if all of the following conditions are met (and, for the avoidance of doubt, the Company may not make a Company Adverse Recommendation Change in response to a Company Superior Proposal or terminate this Agreement in accordance with Section 7.1(c)(ii) unless):

(i) (A) the Company shall have provided to Parent at least four Business Days’ prior written notice before taking any of the actions set forth in Section 5.4(d) or Section 7.1(c)(ii), which notice shall state expressly (1) that it has received a written Company Acquisition Proposal that constitutes a Company Superior Proposal, (2) the material terms and conditions of the Company Acquisition Proposal (including the consideration offered therein and the identity of the Person or group making the Company Acquisition Proposal) and shall have contemporaneously provided an unredacted copy of the Company Alternative Acquisition Agreement and all other documents (other than immaterial documents) related to the Company Superior Proposal (it being understood and agreed that any amendment to the financial terms or any other material term or condition of such Company Superior Proposal shall require a new notice and an additional two Business Day period) and (3) that, subject to clause (ii) below, the Company Board has determined to make a Company Adverse Recommendation Change or to terminate this Agreement in accordance with Section 7.1(c)(ii) in order to enter into a binding Company Alternative Acquisition Agreement, as applicable, and (B) prior to making such Company Adverse

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Recommendation Change or terminating this Agreement in accordance with Section 7.1(c)(ii), as applicable, (x) the Company shall, and shall cause its financial and legal advisors to, negotiate in good faith with Parent (to the extent Parent wishes to engage or seeks to negotiate) during such notice period, regarding any adjustments proposed by Parent to the terms and conditions of this Agreement such that the Company Alternative Acquisition Agreement ceases to constitute a Company Superior Proposal and (y) in determining whether to make a Company Adverse Recommendation Change or to effect a termination in accordance with Section 7.1(c)(ii), the Company Board shall have taken into account any changes to the terms of this Agreement proposed by Parent in writing in response to such notice; and

(ii) the Company Board shall have determined, in good faith, after consultation with its financial advisors and outside legal counsel, that, in light of such Company Superior Proposal and taking into account any revised terms proposed by Parent in writing, such Company Superior Proposal continues to constitute a Company Superior Proposal and that the failure to make such Company Adverse Recommendation Change or to so terminate this Agreement in accordance with Section 7.1(c)(ii), as applicable, would reasonably be expected to be inconsistent with the directors’ fiduciary duties to the Company’s stockholders under applicable Law.

(e) Notwithstanding anything to the contrary set forth in this Section 5.4, upon the occurrence of any Company Intervening Event, the Company Board may, at any time prior to obtaining the Company Stockholder Approval, make a Company Adverse Recommendation Change if all of the following conditions are met:

(i) prior to making such Company Adverse Recommendation Change, (1) the Company Board shall have determined in good faith, after consultation with its outside legal counsel and financial advisor, that, in light of such Company Intervening Event, a failure to effect a Company Adverse Recommendation Change would reasonably be expected to be inconsistent with the Company Board’s fiduciary duties to its stockholders under appliable Law, and (2) the Company shall have (A) provided to Parent four Business Days’ prior written notice, which shall (x) advise that the Company Board intends to made a Company Adverse Recommendation Change as a result of the Company Intervening Event and set forth in reasonable detail information describing the Company Intervening Event and the rationale for the Company Adverse Recommendation Change (it being understood and agreed that any amendment to the facts and circumstances relating to the Company Intervening Event or any subsequent Company Intervening Event shall require a new notice and an additional three Business Day period) and (y) state expressly that, subject to clause (ii) below, the Company Board has determined to make a Company Adverse Recommendation Change and (B) prior to making such a Company Adverse Recommendation Change, negotiated in good faith with Parent, and caused its financial advisors and outside legal counsel to negotiate in good faith with Parent (to the extent Parent wishes to engage or negotiate) during such four Business Day period regarding any revised terms proposed by Parent in writing to the terms and conditions of this Agreement such that the failure of the Company Board to make a Company Adverse Recommendation Change in response to the Company Intervening Event in accordance with clause (ii) below would no longer reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable Law; and

(ii) following the end of such four Business Day period, the Company Board shall have determined in good faith, after consultation with its outside legal counsel and financial advisor, that in light of such Company Intervening Event and taking into account any revised terms proposed by Parent in writing, the failure to make a Company Adverse Recommendation Change would reasonably be expected to be inconsistent with directors’ fiduciary duties to the Company’s stockholders under applicable Law.

(f) In addition to the Company’s other obligations under this Section 5.4, the Company promptly (and in any event within 48 hours of receipt) shall notify Parent in writing of (i) any written Company Acquisition Proposal, (ii) any other written request for non-public information relating to the Company or its Subsidiaries, other than requests for information not made in connection with or reasonably expected to be related to a Company Acquisition Proposal and (iii) any written or other inquiry or request for discussion or negotiation regarding, or that could reasonably be expected to lead to, a Company Acquisition Proposal, including in each

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case the identity of the Person making any such Company Acquisition Proposal, inquiry or request and the material terms of any such Company Acquisition Proposal, inquiry or request and thereafter shall keep Parent informed, on a current basis (and in any event within 48 hours), of any developments with respect to any such proposals or offers (including amendments thereto) the status and terms of any such proposals or offers and the status of any such discussions or negotiations, including by promptly providing copies of any additional written requests, proposals or offers, including any drafts of proposed agreements and any amendments thereto and other information set forth above.

(g) The Company agrees that any material violation of the restrictions set forth in this Section 5.4 by any Representative of the Company or any of its Subsidiaries purporting to act on behalf of the Company or any of its Subsidiaries shall be deemed to be a material breach of this Agreement by the Company.

(h) The Company shall not, and shall cause its Subsidiaries not to, enter into any confidentiality agreement with any Person subsequent to the date of this Agreement that would restrict the Company’s ability to comply with any of the terms of this Section 5.4 in any material respects.

(i) The Company shall not take any action to exempt any Person (other than Parent, the Merger Subs and their respective Affiliates) from the restrictions on “business combinations” contained in Section 203 of the DGCL (or any similar provision of any other Takeover Law) or otherwise cause such restrictions not to apply, or agree to do any of the foregoing, in each case unless such actions are taken substantially concurrently with a termination of this Agreement pursuant to Section 7.1(c)(ii).

(j) Nothing set forth in this Agreement shall prevent the Company or the Company Board from (i) taking and disclosing to its stockholders the fact that a Company Acquisition Proposal has been made a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act (or any similar communication to stockholders in connection with the making or amendment of a tender offer or exchange offer or any “stop, look and listen” statement) or from (ii) making any required disclosure to the Company’s stockholders if, in the good faith judgment of the Company Board, after consultation with outside counsel, failure to disclose such information would reasonably be expected to violate its obligations under applicable Law.

(k) As used in this Agreement:

(i) “Company Acquisition Proposal” means any indication of interest, proposal or offer from any Person or group of Persons (other than from Parent or one of its Subsidiaries) for (A) any merger, reorganization, consolidation, share exchange, business combination, issuance of securities, direct or indirect acquisition of securities, recapitalization, tender offer, joint venture, partnership, exclusive licensing, liquidation, dissolution or other similar transaction involving the Company (or any Subsidiary or Subsidiaries of the Company) pursuant to which (i) any person, persons or group (or the stockholders of any such person(s)) would own, directly or indirectly, 20% or more of the voting securities of the Company or of the surviving entity in a merger involving the Company or the resulting direct or indirect parent of the Company or such surviving entity, other than, in each case, the Mergers or (ii) the owners of outstanding Shares immediately prior to such transaction would own less than 50% of the voting securities of the Company or of the surviving entity in a merger involving the Company or the resulting direct or indirect parent of the Company or such surviving entity, other than, in each case, the Mergers, (B) any issuance or acquisition of securities representing more than 20% of the outstanding shares of the Company; (C) any direct or indirect sale, lease, exchange, transfer, acquisition or disposition of any assets of the Company and of the Subsidiaries of the Company that constitute or account for (x) more than 20% of the consolidated net revenues of the Company, consolidated net income of the Company or consolidated book value of the Company; or (y) more than 20% of the fair market value of the consolidated assets of the Company and its Subsidiaries; or (D) any liquidation or dissolution of the Company.

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(ii) “Company Intervening Event” means any event, occurrence, fact, condition, change, development or effect that has a material effect on the Company and its Subsidiaries, taken as a whole, occurring or arising after the date of this Agreement that (i) was not known to, or reasonably foreseeable by, the Company Board prior to the execution of this Agreement, which event, occurrence, fact, condition, change, development or effect, or any material consequence thereof, becomes known to, or reasonably foreseeable by, the Company Board prior to obtaining the Company Stockholder Approval; and (ii) does not relate to (A) a Company Acquisition Proposal or a Company Superior Proposal or (B) (1) any changes in the market price or trading volume of the Shares (it being understood that the cause of any such change may be taken into consideration unless otherwise excluded pursuant hereto) and (2) the Company meeting, failing to meet or exceeding published or unpublished revenue or earnings projections or forecasts or other financial performance or results of operations, in each case in and of itself (it being understood that the cause of such change may be taken into consideration unless otherwise excluded pursuant hereto).

(iii) “Company Superior Proposal” means a Company Acquisition Proposal (with all references to 20% in the definition of Company Acquisition Proposal changed to 50%) made by any person on terms which the Company Board determines in good faith, after consultation with the Company’s outside legal counsel and financial advisors, to be more favorable from a financial point of view (including taking into account payment by the Company of the Company Termination Fee) to the holders of Shares than the First Merger and the other transactions contemplated by this Agreement, taking into account all the terms, conditions and other relevant circumstances of such proposal (including the Person making such Company Acquisition Proposal and the timing, likelihood of consummation, legal, financial, regulatory, financing and other aspects of such Company Acquisition Proposal), and this Agreement (including after giving effect to any adjustments to the terms and conditions as may be proposed in writing by Parent in response to such proposal) and that the Company Board believes in good faith, after consultation with the Company’s outside legal counsel and financial advisors, is reasonably capable of being consummated in accordance with its terms, taking into account all financial, regulatory, legal and other aspects of such proposal and the Person or group of Persons making the proposal; provided that for purposes of the definition of “Company Superior Proposal,” the references to “20%” in the definition of Company Acquisition Proposal shall be deemed to be references to “50%”.

Section 5.5 Preparation of Company Proxy Statement and Form S-4; Company Stockholders’ Meeting.

(a) As promptly as practicable after the date of this Agreement, the Company and Parent shall cooperate in preparing and shall use their respective reasonable best efforts to cause to be promptly (and in any event within 30 days after the date of this Agreement), filed with the SEC (i) a proxy statement in preliminary and definitive form (each as amended or supplemented from time to time, the “Company Proxy Statement”) to be sent to the stockholders of the Company relating to the special meeting of the Company’s stockholders to be held to consider the adoption of this Agreement (the “Company Stockholders Meeting” ) and (ii) a Registration Statement on Form S-4 to be filed with the SEC by Parent pursuant to which the shares of Parent Common Stock issuable pursuant to this Merger Agreement in the First Merger will be registered with the SEC (as amended or supplemented from time to time, the “Form S-4” ), of which the Company Proxy Statement will be a part. The Company and Parent shall each use reasonable best efforts to cause the Form S-4 and the Company Proxy Statement to comply with the rules and regulations promulgated by the SEC and to respond promptly to any comments of the SEC or its staff with respect thereto. Each of the Company and Parent shall use its reasonable best efforts to cause the Form S-4 to become effective under the Securities Act as soon after such filing as reasonably practicable and Parent shall use its reasonable best efforts to keep the Form S-4 effective as long as is necessary to consummate the Mergers. Each of the Company and Parent will advise the other promptly after it receives any request by the SEC for an amendment of the Company Proxy Statement or the Form S-4 or comments thereon and responses thereto or any request by the SEC for additional information with respect thereto. Each of the Company and Parent shall use reasonable best efforts to cause all documents that it is responsible for filing with the SEC in connection with the transactions under this Agreement to comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the Exchange Act. Notwithstanding the foregoing, prior to filing the Form S-4 (or any amendment or supplement

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thereto) or mailing the Company Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, each of the Company and Parent will (i) provide the other with a reasonable opportunity to review and comment on such document or response (including the proposed final version of such document or response), (ii) shall include in such document or response all comments reasonably and promptly proposed by the other and (iii) shall not file or mail such document or respond to the SEC prior to receiving the approval of the other, which approval shall not be unreasonably withheld, conditioned or delayed.

(b) Parent and the Company shall make all necessary filings with respect to the Mergers and the transactions under this Agreement under the Securities Act, the Exchange Act, applicable “blue sky” laws and the rules and regulations thereunder. Each of the Company and Parent will advise the other, promptly after it receives notice thereof, of the time when the Form S-4 has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the Parent Common Stock issuable in connection with the Mergers for offering or sale in any jurisdiction. Each of the Company and Parent will use reasonable best efforts to have any such stop order or suspension lifted, reversed or otherwise terminated.

(c) If at any time prior to the Effective Time, any information relating to the Company or Parent, or any of their respective Affiliates, officers or directors, should be discovered by the Company or Parent that should be set forth in an amendment or supplement to any of the Form S-4 or the Company Proxy Statement, so that any of such documents would not contain any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall promptly be filed with the SEC and, to the extent required under applicable Law, disseminated to stockholders of the Company; provided that the delivery of such notice and the filing of any such amendment or supplement shall not affect or be deemed to modify any representation or warranty made by any party hereunder or otherwise affect the remedies available hereunder to any party.

(d) The Company and Parent shall reasonably consult each other in connection with setting a preliminary record date for the Company Stockholders Meeting, and the Company shall commence a broker search pursuant to Section 14a-13 of the Exchange Act in connection therewith. As promptly as practicable after the Form S-4 is declared effective under the Securities Act, (x) the Company and Parent shall mutually agree upon a date for the Company Stockholders Meeting, (y) the Company shall duly call, give notice of, convene and hold the Company Stockholders Meeting for the purpose of obtaining the Company Stockholder Approval and, if applicable, the advisory vote required by Rule 14a-21(c) under the Exchange Act in connection therewith, and (z) the Company shall use reasonable best efforts to cause the Company Proxy Statement to be mailed to the Company’s stockholders. The Company may postpone or adjourn the Company Stockholders Meeting solely (i) with the consent of Parent; (ii) (A) due to the absence of a quorum or (B) if the Company has not received proxies representing a sufficient number of Shares for the Company Stockholder Approval, whether or not a quorum is present, to solicit additional proxies; or (iii) to allow reasonable additional time for the filing and mailing of any supplemental or amended disclosure which the Company Board has determined in good faith after consultation with outside legal counsel is necessary under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the Company’s stockholders prior to the Company Stockholders Meeting; provided that the Company may not postpone or adjourn the Company Stockholders Meeting more than a total of two times pursuant to clause (ii)(A) or clause (ii)(B) of this Section 5.5(d). Notwithstanding the foregoing, the Company shall, at the request of Parent, to the extent permitted by Law, adjourn the Company Stockholders Meeting to a date mutually agreed with Parent for the absence of a quorum or if the Company has not received proxies representing a sufficient number of Shares for the Company Stockholder Approval including regarding the final determination of Company Net Cash, and subject to any delay pursuant to Section 2.5(f); provided that the Company shall not be required to adjourn the Company Stockholders Meeting more than one time pursuant to this sentence, and no such adjournment pursuant to this sentence shall be required to be for a period exceeding 10 Business Days. Except in the case of a Company Adverse Recommendation

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Change specifically permitted by Section 5.4, the Company, through the Company Board, shall (i) recommend to its stockholders that they adopt this Agreement and the transactions contemplated hereby and (ii) include such recommendation in the Company Proxy Statement. Without limiting the generality of the foregoing, the Company agrees that, notwithstanding any Company Adverse Recommendation Change, unless this Agreement is terminated in accordance with its terms, (x) the Company shall use its reasonable best efforts to solicit proxies to obtain the Company Stockholder Approval and (y) the Company’s obligations pursuant to this Section 5.5(d) shall not be affected by the commencement, public proposal, public disclosure or communication to the Company or any other Person of any Company Acquisition Proposal or the occurrence of any Company Adverse Recommendation Change. The Company agrees to provide Parent with reasonably detailed periodic updates concerning proxy solicitation results upon Parent’s reasonable request.

Section 5.6 Access to Information; Confidentiality.

(a) The Company shall, and shall cause each of its Subsidiaries to, afford to Parent and its Representatives reasonable access during normal business hours upon reasonable advance notice and under reasonable circumstances so as to minimize disruption to or impairment of the Company’s business, during the period prior to the Effective Time or the termination of this Agreement in accordance with its terms, to its properties, assets, books, contracts, commitments, personnel and records as is reasonably necessary or appropriate in connection with Parent’s investigation of the Company with respect to the transactions contemplated hereby and the execution, performance or consummation (including integration planning) of such transactions. In order that Parent may have full opportunity to make such investigation, the Company shall, and shall cause each of its Subsidiaries to, furnish promptly to Parent: (a) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal or state securities laws and (b) all other information concerning its business, properties and personnel as the applicable party may reasonably request (including Tax Returns filed and those in preparation and the work papers of its auditors); provided, however, that the foregoing shall not require the Company to disclose any information to the extent such disclosure would contravene applicable Law.

(b) Parent shall, and shall cause each of its Subsidiaries to, afford to the Company and its Representatives reasonable access during normal business hours upon reasonable advance notice and under reasonable circumstances so as to minimize disruption to or impairment of Parent’s business, during the period prior to the Effective Time or the termination of this Agreement in accordance with its terms, to its properties, assets, books, contracts, commitments, personnel and records as is reasonably necessary or appropriate in connection with the Company’s investigation of Parent with respect to the transactions contemplated hereby and the execution, performance or consummation (including integration planning) of such transactions. In order that the Company may have full opportunity to make such investigation, Parent shall, and shall cause each of its Subsidiaries to, furnish promptly to the Company: (a) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal or state securities laws and (b) all other information concerning its business, properties and personnel as the applicable party may reasonably request (including Tax Returns filed and those in preparation and the work papers of its auditors); provided, however, that the foregoing shall not require Parent to disclose any information to the extent such disclosure would contravene applicable Law.

(c) This Section 5.6 shall not require a party hereunder to permit any inspection or other access, or to disclose any information, that in its reasonable, good faith judgment (after consultation with outside counsel) would reasonably be expected to: (i) result in such disclosure: (a) resulting in the disclosure of any trade secrets of third parties; (b) violating any Law to which such party is subject or cause any privilege (including attorney-client privilege) which such party or any of its subsidiaries would be entitled to assert to be undermined with respect to such information; (c) violating any obligation of the party with respect to confidentiality, non-disclosure or privacy; (d) materially interfering with the conduct of the party’s business; or (e) of the Company Board or its committee’s materials that relate to a Company Acquisition Proposal, provided, that the parties shall use their reasonable best efforts to make appropriate substitute disclosure arrangements of such

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information under circumstances in which restrictions in clauses (i)(a) through (e) apply; or (ii) be included in the minutes of the meeting of the party’s board of directors or its committees and relates to the discussion by the party’s board of directors or any applicable committee of the transactions contemplated herein or any similar transaction between the party and any other Person (including any presentations or other materials prepared by or for the party’s board of directors, whether in connection with a special meeting or otherwise relating to such subject matter); or (iii) if the Company and its Subsidiaries, on the one hand, and Parent or any of its Subsidiaries, on the other hand, are adverse parties in an Action, such information being reasonably pertinent thereto.

(d) All information shared pursuant to this Section 5.6 shall be held confidential in accordance with the terms of the Confidentiality Agreement between Parent and the Company dated as of March 30, 2023 (the “Confidentiality Agreement”). No investigation pursuant to this Section 5.6 or information provided, made available or delivered to Parent or the Company pursuant to this Agreement shall affect any of the representations, warranties, covenants, rights or remedies, or the conditions to the obligations of, the parties hereunder. At the Effective Time, the Confidentiality Agreement will automatically terminate and be of no further force or effect, without any further action of the parties hereto.

Section 5.7 Commercially Reasonable Efforts.

(a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use commercially reasonable efforts to take, or cause to be taken, all actions that are necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Mergers and the other transactions contemplated by this Agreement, including using commercially reasonable efforts to accomplish the following: (i) obtain all required consents, approvals or waivers from, or participation in other discussions or negotiations with, third parties, including as required under any Company Material Contract, (ii) obtain all necessary actions or nonactions, waivers, consents, approvals, orders and authorizations from Governmental Entities, make all necessary registrations, declarations and filings and make all commercially reasonable efforts to obtain an approval or waiver from, or to avoid any Action by, any Governmental Entity and (iii) execute and deliver any additional instruments necessary to consummate the transactions contemplated hereby and fully to carry out the purposes of this Agreement; provided, however, that neither Parent nor any of its Subsidiaries shall commit to the payment of any fee, penalty or other consideration or make any other concession, waiver or amendment under any Contract in connection with obtaining any consent without the prior written consent of the Company. Each of the parties hereto shall furnish to each other party such necessary information and reasonable assistance as such other party may reasonably request in connection with the foregoing. Subject to applicable Law relating to the exchange of information, Parent and the Company shall each have the right to review in advance, and to the extent practicable each shall consult with the other in connection with, all of the information relating to Parent or the Company, as the case may be, and any of their respective Subsidiaries, that appears in any filing made with, or written materials submitted to, any third party and/or any Governmental Entity in connection with the Mergers and the other transactions contemplated hereby. In exercising the foregoing rights, each of Parent and the Company shall act reasonably and as promptly as practicable. Subject to applicable Law and the instructions of any Governmental Entity, the Company and Parent shall keep each other reasonably apprised of the status of matters relating to the completion of the transactions contemplated hereby, including promptly furnishing the other with copies of notices or other written communications received by the Company or Parent, as the case may be, or any of their respective Subsidiaries, from any Governmental Entity and/or third party with respect to such transactions, and, to the extent practicable under the circumstances, shall provide the other party and its counsel with the opportunity to participate in any meeting with any Governmental Entity in respect of any filing, investigation or other inquiry in connection therewith.

(b) Notwithstanding any other provision of this Agreement to the contrary, in no event shall Parent or any of its Affiliates be required to (i) agree or proffer to divest or hold separate (in a trust or otherwise), or take any other action with respect to, any of the assets or businesses of the Company or any of its Affiliates, (ii) agree

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or proffer to limit in any manner whatsoever or not to exercise any rights of ownership of any securities or (iii) enter into any agreement that in any way limits the ownership or operation of any business of Parent, the Company, the Surviving Corporation or any of their respective Affiliates.

Section 5.8 Takeover Laws. If any Takeover Law is or becomes applicable to this Agreement, the Mergers or any of the other transactions contemplated hereby, the parties shall cooperate in good faith and shall take all action necessary to ensure that the Mergers and the other transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such Takeover Law with respect to this Agreement, the Mergers and the other transactions contemplated hereby.

Section 5.9 Notification of Certain Matters. The Company and Parent shall promptly notify each other of (a) any written notice or other communication received by such party from any Governmental Entity in connection with the Mergers or the other transactions contemplated hereby or from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated hereby, (b) any other written notice or communication from any Governmental Entity in connection with the transactions contemplated hereby, (c) any Action commenced or, to such party’s knowledge, threatened against, relating to or involving or otherwise affecting such party or any of its Subsidiaries which relate to the transactions contemplated hereby or (d) any change, condition or event that results or would reasonably be expected to result in any failure of such party to comply with or satisfy in any material respect any covenant, condition or agreement (including any condition set forth in Article VI) to be complied with or satisfied hereunder; provided, however, that no such notification shall affect or cure any breach of any of the representations, warranties, covenants, rights or remedies, or the conditions to the obligations of, the parties hereunder. This Section 5.9 shall not constitute an obligation for purposes of Section 6.2(b) and Section 6.3(b).

Section 5.10 Indemnification, Exculpation and Insurance.

(a) All rights to indemnification, exculpation and the advancement of expenses by the Company and its Subsidiaries existing in favor of those Persons who are current or former directors and officers of the Company or its Subsidiaries, and any person who becomes a director or officer of any such entity prior to the Effective Time (the “Indemnified Persons”), for their acts, errors and omissions as directors and officers of the Company or its Subsidiaries occurring on or prior to the Effective Time, including in respect of the transactions contemplated hereby, as provided in the Company’s certificate of incorporation and bylaws and those of its Subsidiaries and as provided in any indemnification agreements between the Company or its Subsidiaries and said Indemnified Persons, all as in effect as of the date of this Agreement, shall survive the Mergers and be observed, honored and fulfilled, in all respects, by Parent, the Surviving Entity and its Subsidiaries to the fullest extent permitted by applicable Law for a period of six years following the Effective Time or such period in which an Indemnified Person is asserting a claim for indemnification or other protections pursuant to this Section 5.10 to the extent arising prior to the end of such six-year period, whichever is longer (the “Indemnification Period”). In addition, during the Indemnification Period, each of the Surviving Entity and its Subsidiaries will (and Parent will cause the Surviving Entity and its Subsidiaries to) cause the Surviving Entity’s certificate of incorporation, bylaws and other similar organizational documents (and those of its Subsidiaries) to contain provisions with respect to indemnification, exculpation and the advancement of expenses that are at least as favorable as the indemnification, exculpation and advancement of expenses provisions set forth in the Company’s certificate of incorporation and bylaws and those of its Subsidiaries (as in effect as of the date of this Agreement), as applicable. During the Indemnification Period, such provisions may not be repealed, amended or otherwise modified in any manner adverse to any applicable Indemnified Persons except as required by applicable Law.

(b) Without limiting the foregoing in Section 5.10(a), for six years following the Effective Time, Parent shall and shall cause the Surviving Entity and its Subsidiaries to, to the fullest extent permitted under applicable Law (including as it may be amended after the date of this Agreement to increase the extent to which a corporation may provide indemnification), indemnify, advance reasonable expenses to (provided that such advances are subject to the further terms of this Section 5.10(b), and hold harmless any Indemnified Person who

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was or is a party or is threatened to be made a party to any actual or threatened Action in respect of any acts, errors or omissions occurring on or prior to the Effective Time (including in respect of the transactions contemplated hereby)) by reason of the fact that such person is or was a director or officer of the Company or its Subsidiaries, or is or was a director or officer of the Company serving at the request of the Company as a director or officer of, or in a fiduciary capacity with respect to, another corporation, partnership, joint venture, trust or other enterprise, against any resulting claims, losses, liabilities, damages, fines, judgments, settlements and reasonable fees and expenses, including reasonable attorneys’ fees and expenses, and other costs, arising therefrom. Parent shall, and shall cause the Surviving Entity and its Subsidiaries to, promptly advance any reasonable expenses as incurred by any such Indemnified Person in connection with any such Action; provided, that any Indemnified Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification. Such undertaking shall be unsecured, and made without reference to the Indemnified Person’s ability to repay such advancements or ultimate entitlement to indemnification. No other form of indemnification shall be required. Parent, the Surviving Entity and its Subsidiaries shall each cooperate with the Indemnified Person in the defense of any actual or threatened Action.

(c) For a period of six years after the Effective Time, Parent shall cause to be maintained in effect the Company’s current directors’ and officers’ liability insurance covering each Person currently covered by the Company’s directors’ and officers’ liability insurance policy for acts, errors or omissions occurring on or prior to the Effective Time (including in respect of the transactions contemplated hereby); provided that (i) Parent may substitute therefor policies of an insurance company or companies the material terms of which, including coverage and amount, are no less favorable in any material respect to such directors and officers than the Company’s existing policies as of the date hereof or (ii) notwithstanding the foregoing clause (i), the Company, at its sole option and discretion, may obtain such extended reporting period coverage under its existing insurance programs (i.e. “tail coverage”) to be effective as of the Effective Time, and provided further, that in no event shall Parent or the Company be required to pay annual premiums for insurance under this Section 5.10(b) in accordance with Section 8.6 in excess of 300% of the amount of the annual premiums paid by the Company for the policy period in effective prior to the Effective Time, it being understood that Parent or the Company, as the case may be, shall nevertheless be obligated to provide as much coverage as may be obtained for such 300% amount.

(d) In the event that Parent, the Surviving Entity or any of its successors or assigns shall (i) consolidate with or merge into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfer all or substantially all its properties and assets to any Person, then, and in each such case, Parent shall cause proper provision to be made so that the successor and assign of Parent or the Surviving Entity assumes the obligations set forth in this Section 5.10.

(e) The provisions of this Section 5.10 shall survive consummation of the Mergers and are intended to be for the benefit of, and will be enforceable by, each indemnified party, his or her heirs and his or her legal representatives. Each of the Persons referenced in the immediately preceding sentence are intended to be third party beneficiaries of this Section 5.10. The rights of each Indemnified Person under this Section 5.10 shall be in addition to, and not in limitation of, any other rights any such Indemnified Person may have under the Company’s certificate of incorporation and bylaws and other similar organizational documents (or those of its Subsidiaries), any Contract of the Company or its Subsidiaries or the Surviving Entity, any other indemnification or other agreement or arrangement, applicable Law or otherwise.

Section 5.11 Stock Exchange(a) .

(a) Prior to the Closing Date, the Company shall cooperate with Parent and use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable laws and rules and policies of the Nasdaq to enable the delisting by the Surviving Corporation of the Shares from the Nasdaq and the deregistration of the Shares under the Exchange Act as promptly as practicable after the Effective Time, and in any event no more than ten days after the Closing Date.

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(b) Parent shall use reasonable best efforts to cause the Parent Common Stock to be issued in the Mergers to be approved for listing on Nasdaq prior to the Effective Time, subject to official notice of issuance.

Section 5.12 Stockholder Litigation. Prior to the Effective Time:

(a) In the event that any Action related to this Agreement, the Mergers or the other transactions contemplated hereby is brought by any stockholder of the Company or any holder of the Company’s other securities against the Company and/or its directors or officers (“Stockholder Litigation”), the Company shall promptly notify Parent of such Stockholder Litigation and shall keep the Parent reasonably informed with respect to the status thereof. The Company shall give Parent the opportunity to participate in (but not control) the defense and settlement of any Stockholder Litigation and the Company shall give due consideration to Parent’s advice with respect to any Stockholder Litigation. The Company shall not enter into any settlement agreement in respect of any Stockholder Litigation without Parent’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed). For purposes of this Section 5.12(a), “participate” means that Parent shall be kept apprised of proposed strategy and other significant decisions with respect to any Stockholder Litigation (to the extent that attorney-client privilege is not undermined or otherwise affected) but shall not be afforded decision-making power or other authority except for the settlement consent set forth above; provided, however, that the Company shall consider Parent’s views with respect to such strategy and decisions. Without otherwise limiting the rights of current or former directors and officers of the Company with regard to the right to counsel, following the Effective Time, current or former directors and officers of the Company with rights to indemnification as described in Section 5.10 shall be entitled to continue to retain Goodwin Procter LLP or such other counsel selected by such indemnified parties to defend any Stockholder Litigation against the Company.

(b) Parent shall consult with the Company and keep the Company reasonably apprised regarding the defense and settlement against any Stockholder Litigation against Parent and/or any of its officers or directors.

Section 5.13 Intended Tax Treatment.

(a) Each of Parent and the Company shall (and shall cause its respective Subsidiaries to) file all Tax Returns in a manner consistent with the Intended Tax Treatment. Both prior to and following the Effective Time, Parent, Merger Subs and the Company shall use their respective commercially reasonable efforts, and shall cause their respective Subsidiaries to use their commercially reasonable efforts, to take or cause to be taken any action necessary for the Mergers to qualify for the Intended Tax Treatment, including reasonably refraining from any action that is not contemplated by this Agreement, that such party knows, or is reasonably expected to know, is reasonably likely to prevent the Intended Tax Treatment and not taking any Tax reporting position inconsistent with the Intended Tax Treatment for U.S. federal (and applicable state, local and non-U.S.) income Tax purposes, unless otherwise required by a change in applicable Tax Law after the date of this Agreement or a “determination” within the meaning of Section 1313(a) of the Code (or any similar provision of state, local, or non-U.S. Law). Parent and the Company agree to use commercially reasonable efforts to promptly notify the other party of any challenge to the Intended Tax Treatment by any Governmental Entity, and the parties hereto shall use commercially reasonable efforts to preserve the Intended Tax Treatment during the course of such challenge.

(b) Parent shall use commercially reasonable efforts to promptly notify the Company if, at any time before the Effective Time, Parent has knowledge of any facts, agreements, plans or other circumstances that would reasonably be expected to prevent or impede the Intended Tax Treatment. The Company shall use commercially reasonable efforts to promptly notify Parent if, at any time before the Effective Time, the Company has any knowledge of any facts, agreements, plans or other circumstances that would reasonably be expected to prevent or impede the Intended Tax Treatment.

(c) If, in connection with the preparation and filing of the Parent SEC Documents, the Company SEC Documents, the Company Proxy Statement, the Form S-4 or any other filings to be made by Parent or the

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Company and required under the Exchange Act, Securities Act or any other United States federal, foreign or “blue sky” laws (each individually, a “Securities Filing”) or the SEC’s review thereof, the SEC requests or requires that a Tax opinion (or Tax opinions) with respect to the U.S. federal income tax consequences of the Mergers be prepared and submitted in connection with such Securities Filing (each such opinion, a “Tax Opinion”), (i) each of the Company and Parent shall use its commercially reasonable efforts to deliver to Goodwin Procter LLP (“Goodwin”) (or such other nationally recognized tax or accounting firm in the United States reasonably acceptable to the Company and Parent), in connection with any Tax Opinion rendered by Goodwin (or such other nationally recognized tax or accounting firm), customary Tax representation letters in a mutually agreeable form, dated and executed as of the date such relevant filing shall have been declared effective by the SEC and such other date(s) as determined to be reasonably necessary by Goodwin (or such other nationally recognized tax or accounting firm) in connection with the preparation and filing of such Securities Filing, (ii) each of the Company and Parent shall use its commercially reasonable efforts to deliver to Arnold & Porter LLP (“Arnold & Porter”) (or such other nationally recognized tax or accounting firm in the United States reasonably acceptable to the Company and Parent), in connection with any Tax Opinion rendered by Arnold & Porter (or such other nationally recognized tax or accounting firm), customary Tax representation letters in a mutually agreeable form, dated and executed as of the date such relevant filing shall have been declared effective by the SEC and such other date(s) as determined to be reasonably necessary by Arnold & Porter (or such other nationally recognized tax or accounting firm) in connection with the preparation and filing of such Securities Filing and (iii) each of the Company and Parent shall use their commercially reasonable efforts to cause Goodwin (or such other nationally recognized tax or accounting firm) and Arnold & Porter (or such other nationally recognized tax or accounting firm), as applicable, to furnish the Tax Opinions, subject to customary assumptions and limitations.

(d) The Tax representation letters described in Section 5.13(c) shall be (i) consistent with this Agreement, (ii) dated as of the date of such Tax Opinion and (iii) signed by an officer of the Company or Parent, as applicable. Each of Parent and the Company shall use its commercially reasonable efforts not to take or cause to be taken any action not contemplated by this Agreement that would reasonably be expected to cause to be untrue (or fail to take or cause not to be taken any action which would reasonably be expected to cause to be untrue) any of the covenants, and representations included in the Tax representation letters described in Section 5.13(c).

Section 5.14 Public Announcements. So long as the this Agreement is in effect, neither Parent and the Merger Subs, on the one hand, nor the Company, on the other hand, shall disseminate any press release or other public statements with respect to this Agreement, the Mergers and the other transactions contemplated hereby without the prior consent of each of the other parties hereto, which consent shall not be unreasonably withheld, conditioned or delayed and shall not issue any such press release or make any public announcement prior to such consultation and review, except (i) as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system. The initial press release of the parties announcing the execution of this Agreement shall be a joint press release of Parent and the Company in a form that is mutually agreed, or (ii) by the Company with respect to any Company Acquisition Proposal or Company Adverse Recommendation Change in compliance with Section 5.4.

Section 5.15 Section 16 Matters. Prior to the Effective Time, the Company and Parent shall take all such steps as may be necessary or appropriate to cause any dispositions of Company securities (including derivative securities) or any acquisitions of Parent securities (including derivative securities) resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company, or will become subject to such reporting requirements with respect to Parent, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 5.16 Employee Matters.

(a) From and after the Effective Time, Parent shall honor, in accordance with their terms as in effect immediately prior to the Effective Time, all severance agreements or other employment, severance and retention

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agreements, plans or arrangements set forth on Section 3.12(a) of the Company Disclosure Letter. Prior to the Effective Time, Parent and the Company agree to use commercially reasonable efforts to effectuate an orderly transition of Company employees in accordance with the provisions of Section 5.16(a) of the Company Disclosure Letter and to take such actions as set forth therein.

(b) For purposes of this Agreement, (i) the term “Covered Employees” shall mean the employees who are actively employed by the Company or any of its Subsidiaries immediately prior to the Effective Time and who continue in the employment of Parent and its Affiliates after the Effective Time, and (ii) the term “Continuation Period” shall mean the period beginning at the Effective Time and ending on the date that is twelve months following the Effective Time.

(c) During the Continuation Period or, if sooner, upon the termination of employment of the applicable Covered Employee, Parent shall, in addition to the benefits provided pursuant to Section 5.16(c), provide each Covered Employee with (i) annual base salaries or wages no less than the base salaries or wages in effect immediately prior to the Effective Time, (ii) a target annual bonus opportunity that is no less favorable than the target annual bonus opportunity provided to the applicable Covered Employee as of immediately prior to the Effective Time and (iii) other employee benefits (excluding plans that provide for payments or benefits upon a change in control, other than as set forth in Section 3.12(a) of the Company Disclosure Letter, defined benefit pension plans, plans providing for retiree welfare benefits, plans that provide equity-based compensation and retention payments) that are substantially similar in the aggregate to those provided by Parent to its similarly-situated employees.

(d) As of and after the Effective Time, Parent will, or will cause the Surviving Corporation to, give Covered Employees full credit for purposes of eligibility and vesting and benefit levels (but not for purposes of benefit accruals other than determining the level of vacation pay accrual), under any Parent Plan to the same extent recognized by the Company immediately prior to the Effective Time. With respect to each Parent Plan that is a “welfare benefit plan” (as defined in Section 3(1) of ERISA), Parent and its Subsidiaries shall use commercially reasonable efforts to (i) cause each Covered Employee to be immediately eligible to participate, without any waiting time, in any and all Parent Plans to the extent coverage under such Parent Plan replaces coverage under a substantially similar Company Plan, (ii) cause to be waived any pre-existing condition or eligibility limitations and (iii) give effect, in determining any deductible and maximum out-of-pocket limitations, to claims incurred and amounts paid by, and amounts reimbursed to, Covered Employees under similar plans maintained by the Company and its Subsidiaries immediately prior to the Effective Time.

(e) Notwithstanding anything to the contrary contained in this Agreement, nothing contained in this Agreement shall (i) be treated as an amendment to any Company Plan or Parent Plan, (ii) obligate Parent, its Subsidiaries or the Surviving Corporation to maintain any particular benefit plan or arrangement or (iii) prevent Parent, its Subsidiaries or the Surviving Corporation from amending or terminating any benefit plan or arrangement.

(f) Nothing in this Section 5.16 shall be construed to require Parent or any of its Subsidiaries (including, following the Effective Time, the Surviving Corporation and its Subsidiaries) to retain the employment of any particular Covered Employee for any fixed period of time following the Effective Time.

(g) Without limiting the generality of Section 8.6, the provisions of this Section 5.16 are solely for the benefit of the parties hereto, and no current or former employee, officer, director or other service provider or any other individual associated therewith (including any dependent or beneficiary of any such Person) shall be regarded for any purpose as a third party beneficiary of this Agreement, including, without limitation, any Persons specifically referenced in Section 5.16(a) of the Company Disclosure Letter.

Section 5.17 401(k) Plan Termination. The Company shall, effective no later than the day immediately preceding the Closing Date (the “401(k) Plan Termination Date”) and contingent upon the Closing, cause the

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Company to adopt such necessary resolutions and any amendments required by Law to the Surface Oncology 401(k) Plan (the “401(k) Plan”) to terminate the 401(k) Plan as of the 401(k) Plan Termination Date. The form and substance of such resolutions and any necessary amendments required by Law shall be subject to the prior reasonable review and comment by Parent, and the Company shall consider in good faith any comments made by Parent or Parent’s representatives regarding the content of such documents. The Company shall deliver to Parent an executed copy of such resolutions and any necessary amendments as soon as practicable prior to the Closing following their adoption by the Company Board and the Company shall fully comply with such resolutions and any necessary amendments.

Section 5.18 CVR Agreement. Parent shall deliver to the Company, at or prior to the Effective Time, the CVR Agreement duly executed by Parent and the Rights Agent.

ARTICLE VI

CONDITIONS PRECEDENT

Section 6.1 Conditions to Each Party’s Obligation to Effect the Mergers. The obligation of each party to effect the Mergers is subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a) Company Stockholder Approval. The Company Stockholder Approval shall have been obtained.

(b) No Injunctions or Legal Restraints; Illegality. No restraining order, preliminary or permanent injunction or other judgment, order or decree issued by any court of competent jurisdiction or other legal restraint or prohibition shall be in effect, and no Law shall have been enacted, entered, promulgated, enforced or deemed applicable by any Governmental Entity that, in any such case, prohibits or makes illegal the consummation of the Mergers or the other transactions contemplated by this Agreement.

(c) Nasdaq Listing. The shares of Parent Common Stock issuable in connection with the Mergers shall have been approved for listing on Nasdaq, subject to official notice of issuance.

(d) Form S-4. The Form S-4 shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Form S-4 shall have been issued that has not been withdrawn.

(e) CVR Agreement. The CVR Agreement shall have been executed by Parent and the Rights Agent and shall be in full force and effect.

Section 6.2 Conditions to the Obligations of the Company. The obligation of the Company to effect the Mergers is also subject to the satisfaction, or waiver by the Company, at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. (i) Each of the representations and warranties of Parent and the Merger Subs set forth in Section 4.1, Section 4.4, Section 4.5(a)(i) and Section 4.23 shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as if made as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date, in which case as of such earlier date); (ii) the representations and warranties set forth in Section 4.2(a) and Section 4.2(b) shall be true and correct in all respects (other than de minimis inaccuracies) as of the date of this Agreement and as of the Closing Date as if made as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), and (iii) each of the representations and warranties of Parent and the Merger Subs set forth in Section 4.20 shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date) and (iv) each of the other representations and warranties of Parent and the

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Merger Subs contained in Article IV of this Agreement shall be true and correct (without giving effect to any exception or qualification contained therein relating to materiality or a Parent Material Adverse Effect), except where the failure of such other representations and warranties to be true and correct, individually or in the aggregate, has not had, or would not be reasonably expected to have, a Parent Material Adverse Effect, as of the date of this Agreement and as of the Closing Date, as if made as of such date (except for those representations and warranties which address matters as of an earlier date, which shall have been so true and correct as of such earlier date).

(b) Performance of Obligations of Parent and the Merger Subs. Parent and the Merger Subs shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Effective Time.

(c) Officers’ Certificate. The Company shall have received a certificate signed by an executive officer of Parent certifying as to the matters set forth in Section 6.2(a), Section 6.2(b), and Section 6.2(d).

(d) Absence of Parent Material Adverse Effect. Since the date of this Agreement there shall not have occurred any event, change, circumstance, occurrence, effect or state of facts that, individually on in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect.

Section 6.3 Conditions to the Obligations of Parent and the Merger Subs. The obligation of Parent and the Merger Subs to effect the Mergers is also subject to the satisfaction, or waiver by Parent, at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. (i) Each of the representations and warranties of the Company set forth in Section 3.1, Section 3.4, Section 3.5(a)(i), and Section 3.23 shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as if made as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date, in which case as of such earlier date); (ii) the representations and warranties set forth in Section 3.2(a) and Section 3.2(b) shall be true and correct in all respects (other than de minimis inaccuracies) as of the date of this Agreement and as of the Closing Date as if made as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), and (iii) each of the representations and warranties of the Company set forth in Section 3.22 and Section 3.27 shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date) and (iv) each of the other representations and warranties of the Company contained in Article III of this Agreement shall be true and correct (without giving effect to any exception or qualification contained therein relating to materiality or a Company Material Adverse Effect), except where the failure of such other representations and warranties to be true and correct, individually or in the aggregate, has not had, or would not be reasonably expected to have, a Company Material Adverse Effect, as of the date of this Agreement and as of the Closing Date, as if made as of such date (except for those representations and warranties which address matters as of an earlier date, which shall have been so true and correct as of such earlier date).

(b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time.

(c) Officers’ Certificate. Parent shall have received a certificate signed by an executive officer of the Company certifying as to the matters set forth in Section 6.3(a) and Section 6.3(b).

(d) Absence of Company Material Adverse Effect. Since the date of this Agreement there shall not have occurred any event, change, circumstance, occurrence, effect or state of facts that, individually on in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect.

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(e) Minimum Company Net Cash. The Company Net Cash, calculated as of the applicable Company Net Cash Determination Dates shall be no less than $19,600,000 (or such lower amount as may be consented to in writing by Parent prior to the Closing).

Section 6.4 Frustration of Closing Conditions. None of Parent, the Merger Subs or the Company may rely on the failure of any condition set forth in this Article VI to be satisfied if such failure was caused by such party’s breach of this Agreement.

ARTICLE VII

TERMINATION, AMENDMENT AND WAIVER

Section 7.1 Termination. This Agreement may be terminated and the Mergers may be abandoned at any time prior to the Effective Time, whether before or after the Company Stockholder Approval has been obtained (with any termination by Parent also being an effective termination by the Merger Subs):

(a) by mutual written consent of Parent and the Company;

(b) by either Parent or the Company:

(i) if the Mergers shall not have been consummated on or before the date that is six months after the date of this Agreement (the “Outside Date”); provided that the right to terminate this Agreement pursuant to this Section 7.1(b)(i) shall not be available to any party whose material breach of this Agreement has been the primary cause of, or the primary factor that resulted in, the failure of the Mergers to be consummated by the Outside Date;

(ii) if any court of competent jurisdiction or other Governmental Entity shall have issued a judgment, order, injunction, rule or decree, or taken any other action restraining, enjoining or otherwise prohibiting any of the transactions contemplated by this Agreement and such judgment, order, injunction, rule, decree or other action shall have become final and nonappealable or if any Law shall have been enacted, entered, promulgated, endorsed or deemed applicable by any Governmental Entity that, in any such case, prohibits or makes illegal the consummation of the Mergers; provided that the right to terminate this Agreement pursuant to this Section 7.1(b)(ii) shall not be available to any party whose material breach of this Agreement has been the primary cause or, or the primary factor that resulted in, the issuance of such judgment, order, injunction, rule or decree; or

(iii) if the Company Stockholder Approval shall not have been obtained at the Company Stockholders Meeting duly convened therefor or at any adjournment or postponement thereof at which a vote on the adoption of this Agreement was taken; provided that the Company shall not be permitted to terminate this Agreement pursuant to this Section 7.1(b)(iii) if the failure to obtain such Company Stockholder Approval is proximately caused by any action or failure to act of the Company that constitutes a material breach of this Agreement;

(c) by the Company:

(i) if Parent or the Merger Subs shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform, either individually or in the aggregate, if occurring or continuing at the Effective Time (A) would result in the failure of any of the conditions set forth in Section 6.1 or Section 6.2 and (B) cannot be or has not been cured by the earlier of (1) the Outside Date and (2) 30 days after the giving of written notice to Parent of such breach or failure; provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 7.1(c)(i) if the Company is then in material breach of any of its covenants or agreements set forth in this Agreement such that conditions set forth in Section 6.3(a) or Section 6.3(b) would not be satisfied; or

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(ii) at any time prior to obtaining the Company Stockholder Approval, in order to accept a Company Superior Proposal in accordance with Section 5.4(d); provided that the Company shall have (A) simultaneously with such termination entered into the associated Company Alternative Acquisition Agreement with respect to a Company Superior Proposal, (B) otherwise complied with all provisions of Section 5.4 in all material respects, and (C) paid or caused to be paid, prior to or simultaneously with the termination of this Agreement, the Company Termination Fee due under Section 7.3(b)(iii) that is payable if this Agreement is terminated pursuant to this Section 7.1(c)(ii); or

(d) by Parent:

(i) if the Company shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement (other than with respect to a breach of Section 5.4, as to which Section 7.1(d)(ii)(D) will apply), which breach or failure to perform, either individually or in the aggregate, if occurring or continuing at the Effective Time (A) would result in the failure of any of the conditions set forth in Section 6.1 or Section 6.3 and (B) cannot be or has not been cured by the earlier of (1) the Outside Date and (2) 30 days after the giving of written notice to the Company of such breach or failure; provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 7.1(d)(i) if it is then in material breach of any of its covenants or agreements set forth in this Agreement such that the conditions set forth in Section 6.2(a) or Section 6.2(b) would not be satisfied; or

(ii) if (A) the Company Board shall have effected (or failed to take any action that results in) a Company Adverse Recommendation Change, or (B) the Company shall have breached or failed to perform any of its obligations set forth in Section 5.4 in any material respect.

The party desiring to terminate this Agreement pursuant to this Section 7.1 (other than pursuant to Section 7.1(a)) shall give written notice of such termination to the other party specifying the provision(s) of Section 7.1 pursuant to which such termination is purportedly effected.

Section 7.2 Effect of Termination. In the event of termination of the Agreement, this Agreement shall immediately become void and have no effect, without any liability or obligation on the part of Parent, the Merger Subs or the Company, provided that:

(a) the Confidentiality Agreement and the provisions of this Section 7.2, Section 7.3 (Fees and Expenses), Section 8.2 (Notices), Section 8.3 (Certain Definitions), Section 8.4 (Interpretations), Section 8.5 (Entire Agreement), Section 8.6 (No Third-Party Beneficiaries), Section 8.7 (Governing Law), Section 8.8 (Submission to Jurisdiction), Section 8.9 (Assignment; Successors), Section 8.10 (Specific Performance), Section 8.11 (Currency), Section 8.12 (Severability), Section 8.13 (Waiver of Jury Trial), Section 8.14 (Counterparts), Section 8.15 (Electronic Signature) and Section 8.16 (No Presumption Against Drafting Party) shall survive the termination hereof; and

(b) no such termination shall relieve any party from any liability or damages arising out of a Willful and Material Breach of any of its representations, warranties, covenants or agreements set forth in this Agreement or fraud, in which case the nonbreaching party shall be entitled to all rights and remedies available at law or in equity. “Willful and Material Breach” means a deliberate act or failure to act, which act or failure to act constitutes in and of itself a material breach of this Agreement, regardless of whether breaching this Agreement was the conscious object of the act or failure to act.

Section 7.3 Fees and Expenses.

(a) Except as otherwise provided in this Section 7.3, all fees and expenses incurred in connection with this Agreement, the CVR Agreement, the Mergers and the other transactions contemplated hereby shall be paid by the party incurring such fees or expenses, whether or not the Mergers are consummated.

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(b) In the event that:

(i) (A) a Company Acquisition Proposal shall have been communicated in writing to the senior management of the Company or the Company Board or shall have been publicly disclosed or announced or is made directly to the Company’s stockholders, and the Company Acquisition Proposal is not publicly withdrawn prior to the date that is five Business Days prior to the vote of the Company’s stockholders to adopt this Agreement; (B) this Agreement is terminated by the Company or Parent pursuant to Section 7.1(b)(i) or by Parent pursuant to Section 7.1(d)(i); and (C) within 12 months after the date of such termination, the Company enters into a definitive agreement in respect of any Company Acquisition Proposal, or a transaction in respect of any Company Acquisition Proposal is consummated, which, in each case, need not be the same Company Acquisition Proposal that was made, disclosed or communicated prior to termination hereof (provided that for purposes of this Section 7.3(b)(i), each reference to “20%” in the definition of Company Acquisition Proposal shall be deemed to be a reference to “50%”);

(ii) this Agreement is terminated by Parent pursuant to Section 7.1(d)(ii); or

(iii) this Agreement is terminated by the Company pursuant to Section 7.1(c)(ii);

then, in any such event, the Company shall pay or cause to be paid to Parent a fee of $2,000,000 (the “Company Termination Fee”) less the amount of Parent Expenses previously paid to Parent (if any) pursuant to Section 7.3(c), it being understood that in no event shall Company be required to pay the Company Termination Fee on more than one occasion. The payment by, or on behalf of, the Company of the Company Termination Fee to Parent pursuant to this Section 7.3, including, if applicable, any fees and expenses incurred as a result of the Company’s failure to timely pay, if paid, shall be the sole and exclusive remedy of Parent in the event of termination of this Agreement under circumstances requiring the payment of the Company Termination Fee pursuant to this Section 7.3; provided, that nothing contained herein shall relieve the Company from any liability resulting from a Willful and Material Breach of any of its representations, warranties, covenants or agreements set forth in this Agreement or fraud.

(c) In the event that this Agreement is terminated by the Company or Parent pursuant to Section 7.1(b)(iii) under circumstances in which the Company Termination Fee is not then payable pursuant to Section 7.3(b)(i), then the Company shall reimburse Parent and the Merger Subs for all of their reasonable, documented out-of-pocket fees and expenses (including all reasonable, documented fees and expenses of counsel, accountants, investment bankers, experts and consultants to Parent and the Merger Subs) in connection with or related to the authorization, preparation, investigation, negotiation, execution and performance of this Agreement and the CVR Agreement and the transactions contemplated hereby and thereby in an amount not to exceed $500,000 (the “Parent Expenses”); provided that the payment by the Company of the Parent Expenses pursuant to this Section 7.3(c), shall not relieve the Company of any subsequent obligation to pay the Company Termination Fee pursuant to Section 7.3(b) except to the extent indicated in such Section.

(d) Payment of the Company Termination Fee shall be made by wire transfer of same-day funds to the account or accounts designated by Parent (i) on the earliest of the execution of a definitive agreement with respect to or consummation of, any transaction contemplated by a Company Acquisition Proposal, in the case of a Company Termination Fee payable pursuant to Section 7.3(b)(i), (ii) concurrently with, or prior to, termination, in the case of a Company Termination Fee payable pursuant to Section 7.3(b)(iii), or (iii) as promptly as reasonably practicable after termination (and, in any event, within two Business Days thereof), in the case of termination by Parent pursuant to Section 7.3(b)(ii).

(e) Each party acknowledges that the agreements contained in this Section 7.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the other parties hereto would not enter into this Agreement. Accordingly, if the Company fails promptly to pay any amounts due pursuant to this Section 7.3, and, in order to obtain such payment, Parent commences a suit that results in a

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judgment against the Company for the amounts set forth in this Section 7.3, the Company shall pay Parent’s costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amounts due pursuant to this Section 7.3 from the date such payment was required to be made until the date of payment at the prime lending rate as published in The Wall Street Journal in effect on the date such payment was required to be made.

Section 7.4 Amendment or Supplement. This Agreement may be amended, modified or supplemented by the parties by action taken or authorized by each of the Parent Board and the Company Board at any time prior to the Effective Time, whether before or after the Company Stockholder Approval has been obtained; provided, however, that after the Company Stockholder Approval has been obtained, no amendment shall be made that pursuant to applicable Law requires further approval or adoption by the stockholders of the Company, without such further approval or adoption. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each of the parties in interest at the time of the amendment.

Section 7.5 Extension of Time; Waiver. At any time prior to the Effective Time, the parties may, by action taken or authorized by the Parent Board or Company Board, respectively, to the extent permitted by applicable Law, (a) extend the time for the performance of any of the obligations or acts of the other parties, (b) waive any inaccuracies in the representations and warranties of the other parties set forth in this Agreement or any document delivered pursuant hereto or (c) subject to applicable Law, waive compliance with any of the agreements or conditions of the other parties contained herein; provided, however, that after the Company Stockholder Approval has been obtained, no waiver may be made that pursuant to applicable Law requires further approval or adoption by the stockholders of the Company, without such further approval or adoption. Any agreement on the part of a party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such party. No failure or delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder.

ARTICLE VIII

GENERAL PROVISIONS

Section 8.1 Nonsurvival of Representations and Warranties. None of the representations, warranties, covenants or agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, other than those covenants or agreements of the parties which by their terms apply, or are to be performed in whole or in part, after the Effective Time.

Section 8.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by email, upon written confirmation of receipt by email, (b) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(i)	if to Parent or the Merger Subs prior to the Effective Time, to:

Coherus BioSciences, Inc.

333 Twin Dolphin Drive, Suite 600

Redwood City, California 94065

Attention: Christopher Slavinsky, Esq.

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with a copy (which shall not constitute notice) to:

Arnold & Porter Kaye Scholer LLP

250 West 55th St

New York, NY 10019

Attention: Lowell Dashefsky, Esq.

Michael Penney, Esq.

Email: Lowell.Dashefsky@arnoldporter.com;

Michael.Penney@arnoldporter.com

(ii) if to Company prior to the Effective Time or to the Parent, the Merger Subs or Surviving Corporation after the Effective Time, to:

Surface Oncology, Inc.

50 Hampshire Street, 8th Floor

Cambridge, MA

Attention: Robert Ross

with a copy (which shall not constitute notice) to:

Goodwin Procter LLP

100 Northern Ave.

Boston, MA 02210

Attention: Kingsley L.Taft

Andrew H. Goodman

Email: ktaft@goodwinlaw.com

agoodman@goodwinlaw.com

Section 8.3 Certain Definitions. For purposes of this Agreement:

(a) “Affiliate” of any Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person;

(b) “Benefit Plan” means (i) any “employee benefit plan” (within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA) and (ii) all equity purchase, equity option, phantom equity or other equity-based plan, profit sharing, severance, employment (excluding offer letters), consulting, collective bargaining, change in control, fringe benefit, bonus, retention, incentive, deferred compensation, supplemental retirement, retiree health or welfare, health, life, or disability insurance, dependent care and all other employee benefit and compensation plans, agreements, programs, policies or other arrangements;

(c) “Business Day” means any day other than a Saturday, a Sunday or a day on which the SEC or banks in New York City, New York are authorized or required by applicable Law to be closed;

(d) “Cash and Cash Equivalents” means the amount all unrestricted cash, cash equivalents and marketable securities determined in accordance with GAAP applied on a consistent basis with the application of GAAP in the preparation of the Company Audited Balance Sheet;

(e) “CCR8” means the chemokine receptor 8 targeted by the a highly specific afucosylated immunoglobulin isotype G1 antibody comprised by the proprietary drug product candidate known as “SRF114”;

(f) “Code” means the U.S. Internal Revenue Code of 1986, as amended;

(g) “Company Associate” means any current or former officer, employee, independent contractor, consultant or director, of or to the Company or any of its Subsidiaries or any Company Affiliate;

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(h) “Company Intellectual Property” means all Intellectual Property (a) wholly or partially owned or purportedly owned by the Company or any of its Subsidiaries; and (b) all other Intellectual Property, used in the conduct of the Company’s business as currently conducted, but in each case excluding (i) mass-marketed executable desktop software applications; in each case, whether registered or unregistered, (ii) Company Intellectual Property related to the Company’s SRF617 program and assets and (iii) Company Intellectual Property licensed to GlaxoSmithKline Intellectual Property (No. 4) and Novartis Institutes for Biomedical Research, Inc.;

(i) “Company-Licensed Intellectual Property” means Intellectual Property that is (a) owned by one or more third parties and (b) licensed to the Company;

(j) “Company Material Adverse Effect” means any state of facts, circumstance, condition, event, change, development, occurrence, result, effect, action or omission (each an “Effect”) that, individually or in the aggregate with any one or more other Effects, (x) results in a material adverse effect on the business, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries, taken as a whole or (y) prevents, materially impairs, materially impedes or materially delays the consummation of the Mergers and the other transactions contemplated hereby on a timely basis and in any event on or before the Termination Date; provided, that with respect to clause (x) only, no Effect to the extent arising out of the following, alone or in combination, shall, to such extent, be deemed to constitute, or be taken into account in determining whether there has been or would or could be, a Company Material Adverse Effect (1) any changes in general economic or business conditions or in the financial, debt, banking, capital, credit or securities markets, or in interest or exchange rates, (2) changes or conditions generally affecting the industries in which the Company and its Subsidiaries operate, (3) any change in the price or trading volume of the Company’s stock, in and of itself (provided that the facts or occurrences giving rise to or contributing to such change that are not otherwise excluded from the definition of “Company Material Adverse Effect” may be taken into account in determining whether there has been a Company Material Adverse Effect), (4) political, geopolitical, social or regulatory conditions, including any outbreak, continuation or escalation of any military conflict, declared or undeclared war, armed hostilities, civil unrest, public demonstrations or acts of foreign or domestic terrorism or sabotage, or any escalation or worsening of any such conditions, (5) any natural disasters or calamities, weather conditions including hurricanes, floods, tornados, tsunamis, earthquakes and wild fires epidemics, pandemics or public health emergencies (as declared by the World Health Organization or the Health and Human Services Secretary of the United States) or other force majeure events, or any escalation or worsening of such conditions, (6) changes in Law (including adoption of or changes in any Public Health Measures) or GAAP, including changes in applicable accounting regulations or principles, or in interpretations of any of the foregoing, (7) any failure, in and of itself, by the Company to meet any internal or published projections, forecasts, estimates or predictions in respect of the revenues, earnings or other financial or operating metrics for any period (provided that, in each case, the underlying causes of such failure which may themselves constitute or be taken into account in determining whether there has been, or would be, a Company Material Adverse Effect), (8) any action taken (or omitted to be taken) by the Company, or which the Company causes to be taken by any of its Subsidiaries, in each case which is expressly required by this Agreement or at the express written request of Parent, (9) the announcement or pendency of this Agreement and the transactions contemplated hereby, including the initiation of litigation by any Person with respect to this Agreement, and including any termination of, reduction in or similar negative impact on relationships, contractual or otherwise, with any customers, suppliers, partners, or employees of the Company and its Subsidiaries due to the announcement or consummation of the transactions contemplated hereby or the identity of the parties to this Agreement, or the consummation of the transactions contemplated hereby, or (10) changes in regulatory, preclinical or clinical, competitive, pricing, reimbursement or manufacturing events, or any Effects relating to or affecting any products or product candidates of the Company or any product or product candidate competitive with or related to any products or products candidates of the Company, including any results, outcomes, data, adverse events, side effects (including toxicity) or safety observations related to or arising from any preclinical or clinical studies, trials or tests with respect to any products or product candidates of the Company or any product or product candidate competitive with or related to any products or product candidates of the Company, or announcements of any of the foregoing, (provided that

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in the event that any of the foregoing Effects result in or are related to the FDA revoking the investigational new drug application for any product or product candidate of the Company, then such changes and Effects, and any such revocation, shall be taking into account when determining whether there has been a “Company Material Adverse Effect”); provided that, with respect to clauses (1), (2), (4), (5) and (6), the impact of such Effect is not disproportionately adverse to the Company and its Subsidiaries, taken as a whole, as compared to other companies operating in the industries in which the Company and its Subsidiaries operate (and provided further, that in such event, only the incremental disproportionate adverse impact shall be taken into account when determining whether there has been a “Company Material Adverse Effect”);

(k) “Company Net Cash” means the amount equal to the following, without duplication, calculated as of the applicable dates of determination set forth below (the “Company Net Cash Determination Date”):

(x) the Cash and Cash Equivalents of the Company and the Company’s Subsidiaries as of August 31, 2023,

(y) minus the sum of the following:

(i)

the Company’s long-term liabilities and short-term liabilities, including, without limitation, the total obligations outstanding under the Loan Agreement, any other Indebtedness, unpaid rent, operating lease liabilities and other obligations under the Lease Agreements (including remaining rent payments following the Closing), accounts payable, accrued expenses and other current liabilities, unpaid Tax liabilities (excluding any liabilities for excise Tax under Section 4501 of the Code (as amended by the Inflation Reduction Act of 2022, H.R. 5376) incurred by the Company, Parent, the Surviving Entity or their Affiliates in respect of its performance of this Agreement), and other accrued expenses (without duplication of any expenses accounted for below), in each case determined as of August 31, 2023, other than the liabilities with respect to the total obligations outstanding under the Loan Agreement and obligations under the Lease Agreements (including remaining rent payments following Closing), which shall be determined as of the Anticipated Closing Date (including any remaining rent payments payable following the Closing based on the rent rates applicable as of the Anticipated Closing Date); plus

(ii)

any interest expenses required to be paid by the Company under the Loan Agreement prior to the Closing Date, as well as any and all prepayment fees and other costs and expenses incurred in connection with the payoff of the loan outstanding under the Loan Agreement or any other Indebtedness, in each case as determined as of the Anticipated Closing Date; plus

(iii)

the amount of all fees and expenses incurred by the Company and the Company’s Subsidiaries in connection with the transactions contemplated by this Agreement, including, for the avoidance of doubt, Transaction Expenses of the Company and the Company Subsidiaries that become due in connection with or in relation to the transactions contemplated by this Agreement, regardless of the timing of actual payment and including, without limitation, any such costs and amounts that are payable or may become payable after the Anticipated Closing Date or the Closing Date, in each case as determined as of the Anticipated Closing Date; plus

(iv)

the cash cost of any unpaid change of control payments or severance, termination or similar payments that become due to any Company Associate in connection with or in relation to the transactions contemplated by this Agreement or otherwise in connection with the Merger, including the amounts of salary and benefits paid following any required termination notice, whether payable by the Company, Parent or the Surviving Corporation and regardless of the timing of actual payment and including, without limitation, any such costs and amounts that are payable or may become payable after the Anticipated Closing Date or the Closing Date

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(other than amounts in connection with tax payments resulting from the settlement of Company RSU Awards and exercises of Company Options on or prior to or in connection with the Effective Time), in each case as determined as of the Anticipated Closing Date; plus

(v)

the cash cost of any paid time off, accrued and unpaid retention payments or other bonuses, deferred compensation and similar costs and liabilities, due to any Company Associate in connection with or in relation to the transactions contemplated by this Agreement, regardless of the timing of actual payment and including, without limitation, any such costs and amounts that are payable or may become payable after the Anticipated Closing Date or the Closing Date, in each case as determined as of the Anticipated Closing Date; plus

(vi)

the employer portion of all payroll, employment or other withholding Taxes incurred by the Company and the Company Subsidiaries and any Company Associate (to the extent paid or to be paid by the Company on the behalf of such Company Associate) in connection with any payment amounts set forth in clauses (iii), (iv) or (v) above and the exercise of any Company Option or the settlement of any Company RSU Award on or prior to or in connection with the Effective Time, in each case as determined as of the Anticipated Closing Date; plus

(vii)

the cash cost of any unpaid retention payment amounts due under any insurance policy with respect to any Actions involving the Company or any of the Company’s Subsidiaries, and the expected costs and expenses of the aggregate liability of the Company or any of the Company’s Subsidiaries relating to such Actions, regardless of the timing of actual payment, in each case as determined as of August 31, 2023; plus

(viii)

payments up to the deductible amounts under the Company’s insurance policies for reasonably expected costs and expenses relating to any Actions in effect as of the date of this Agreement or initiated following the date of this Agreement (but excluding any Stockholder Litigation), in each case as determined as of August 31, 2023; plus

(ix)

notice payments and termination payments required to terminate the Contracts listed in Section 8.3(v)(ix) of the Company Disclosure Letter and that become due in connection with or in relation to the transactions contemplated by this Agreement, regardless of the timing of actual payment and including, without limitation, any such costs and amounts that are payable or may become payable after the Anticipated Closing Date or the Closing Date, in each case as determined as of the Anticipated Closing Date; plus

(x)	the amount, if any, of Cash used by the Company after August 31, 2023 through the Anticipated Closing Date that exceeds the budgeted Cash expenditures set forth in the Approved Budget;

(z) plus the sum of the following:

(i)	the expected cost and/or any premium related to the director and officer insurance tail policy, in each case as determined as of August 31, 2023; plus

(ii)	the Company’s prepaid CMC, prepaid clinical and other receivables, in each case as determined as of August 31, 2023; plus

(iii)	the payment amounts set forth on Section 5.16(a) of the Company Disclosure letter that expressly refer to Section 8.3(k)(z)(iii), in each case as determined as of the Anticipated Closing Date.

The specific items of Company Net Cash shall be determined in accordance with GAAP applied on a consistent basis with the application of GAAP in the preparation of the Company Audited Balance Sheet. For illustrative purposes only, a sample statement of Company Net Cash is set forth in Section 8.3(k) of the Company Disclosure Letter. For purposes of determining Company Net Cash, the Surviving Corporation and its Subsidiaries shall not constitute Subsidiaries of the Company.

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(l) “Company Outstanding Shares” means the total numbers of Shares issued and outstanding immediately prior to the Effective Time expressed on a fully diluted and as-converted basis, assuming, without duplication, the settlement of all Company RSU Awards outstanding as of immediately prior to the Effective Time and the exercise of all In-the-Money Options outstanding as of immediately prior to the Effective Time, but excluding, for the avoidance of doubt, any Underwater Options, Excluded Shares or Dissenting Shares;

(m) “Company Plan” means all Benefit Plans sponsored, maintained or contributed to by the Company or its Subsidiaries or with respect to which the Company or its Subsidiaries has any present or future liability;

(n) “Company Valuation” means an amount equal to Company Net Cash, plus $40,000,000;

(o) “control” (including the terms “controlled,” “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise;

(p) “COVID-19” means SARS-CoV-2 or COVID-19, and any variants or evolutions thereof or related or associate epidemics, pandemic or disease outbreaks;

(q) “CVR Agreement” means the Contingent Value Rights Agreement in the form attached hereto as Exhibit A to be entered into between Parent and Computershare Trust Company, N.A. (or such other nationally recognized rights agent agreed to between Parent and the Company) (the “Rights Agent”), with such revisions thereto requested by the Rights Agent that are not, individually or in the aggregate, materially detrimental to the holders of CVRs and reasonably acceptable to the Company;

(r) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended;

(s) “ERISA Affiliate” means, with respect to any entity, trade, or business, any other entity, trade, or business that is a member of a group described in Section 414(b), (c), or (m) of the Code or Section 4001(b)(1) of ERISA that includes the first entity, trade, or business, or that is a member of the same “controlled group” as the first entity, trade, or business pursuant to Section 4001(a)(14) of ERISA;

(t) “Exchange Ratio” means the quotient (rounded down to four decimal places) obtained by dividing (i) the quotient obtained by dividing (x) the Company Valuation by (y) the Parent Stock Price by (ii) the Company Outstanding Shares;

(u) “IL-27” means interleukin 27, targeted by the a wild-type immunoglobulin isotype G1 antibody comprised by the drug product candidate known as “SRF388”;

(v) “Indebtedness” means, with respect to any Person, (i) all obligations of such Person for borrowed money, or with respect to unearned advances of any kind to such Person, (ii) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (iii) all capitalized lease obligations of such Person, (vi) all unfunded or underfunded pension or pension-like liabilities and any unfunded or underfunded post-retirement and post-employment benefits, including in respect of retiree medical or welfare benefits, (vii) any obligations in respect of outstanding severance obligations or other termination costs or payments to former employees or other service providers whose employment or engagement was terminated prior to or as of the Closing, (viii) the aggregate amount of the employer share of any payroll, social security, unemployment, excise or similar Taxes related to subsections (vi) through (viii), and (ix) all obligations or undertakings of such Person to maintain or cause to be maintained the financial position of others or to purchase the obligations or others;

(w) “Intellectual Property” means trademarks (whether registered or unregistered), service marks or tradenames, patents, patent applications, registered copyrights, applications to register copyright, and domain names;

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(x) “Information Privacy and Security Laws” means (i) all Laws and binding guidelines from Governmental Entities and other Laws and binding guidelines relating to privacy, data protection and data security, sending solicited or unsolicited electronic mail and text messages, cookies, trackers, or the collection, processing, transfer, disclosure, sharing, storing, security and use of Personal Information, as applicable in all relevant jurisdictions where the Company and its Subsidiaries conduct business; and (ii) reputable industry practice, standards, self-governing rules and policies relating to the same and that are binding upon the Company or any of its Subsidiaries, including the Payment Card Industry Data Security Standard;

(y) “IT Systems” means computer hardware, servers, networks, platforms, firmware, applications, databases, peripherals, data communication lines, and other information technology equipment and related systems, including any outsourced systems and processes and Internet websites and related content;

(z) “knowledge of the Company” means the actual knowledge, after reasonable inquiry, of the individuals listed on Section 8.3(z) of the Company Disclosure Letter;

(aa) “knowledge of Parent” means the actual knowledge, after reasonable inquiry, of the individuals listed on Section 8.3(aa) of the Parent Disclosure Letter;

(bb) “Loan Agreement” means the Loan and Security Agreement, dated November 29, 2019, by and among the Company, K2 HealthVentures, LLC and Ankura Trust Company, as amended by the First Amendment to Loan Agreement dated October 1, 2021, and as further amended by the Second Amendment to Loan and Security Agreement dated September 21, 2022;

(cc) “Nasdaq” means the Nasdaq Stock Market;

(dd) “Ordinary Course of Business” means, with respect to any Person, the ordinary course of business consistent with the applicable Person’s past custom and practice; provided that, actions taken (or omitted) reasonably and in good faith to respond to COVID-19 shall be deemed Ordinary Course of Business, so long as such actions (or omissions) are consistent with such Person’s actions (or omissions) taken prior to the date of this Agreement in response to COVID-19;

(ee) “Parent Material Adverse Effect” means any Effect that, individually or in the aggregate with any one or more other Effects, (x) results in a material adverse effect on the business, condition (financial or otherwise) or results of operations of Parent and its Subsidiaries, taken as a whole or (y) prevents, materially impairs, materially impedes or materially delays the consummation of the Mergers and the other transactions contemplated hereby on a timely basis and in any event on or before the Termination Date; provided, that with respect to clause (x) only, no Effect to the extent arising out of the following, alone or in combination, shall, to such extent, be deemed to constitute, or be taken into account in determining whether there has been or would or could be, a Parent Material Adverse Effect (1) any changes in general economic or business conditions or in the financial, debt, banking, capital, credit or securities markets, or in interest or exchange rates, (2) changes or conditions generally affecting the industries in which Parent and its Subsidiaries operate, (3) any change in the price or trading volume of Parent’s stock, in and of itself (provided that the facts or occurrences giving rise to or contributing to such change that are not otherwise excluded from the definition of “Parent Material Adverse Effect” may be taken into account in determining whether there has been a Parent Material Adverse Effect), (4) political, geopolitical, social or regulatory conditions, including any outbreak, continuation or escalation of any military conflict, declared or undeclared war, armed hostilities, civil unrest, public demonstrations or acts of foreign or domestic terrorism or sabotage, or any escalation or worsening of any such conditions, (5) any natural disasters or calamities, weather conditions including hurricanes, floods, tornados, tsunamis, earthquakes and wild fires epidemics, pandemics or public health emergencies (as declared by the World Health Organization or the Health and Human Services Secretary of the United States) or other force majeure events, or any escalation or worsening of such conditions, (6) changes in Law (including adoption

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of or changes in any Public Health Measures) or GAAP, including changes in applicable accounting regulations or principles, or in interpretations of any of the foregoing, (7) any failure, in and of itself, by Parent to meet any internal or published projections, forecasts, estimates or predictions in respect of the revenues, earnings or other financial or operating metrics for any period (provided that, in each case, the underlying causes of such failure which may themselves constitute or be taken into account in determining whether there has been, or would be, a Parent Material Adverse Effect), (8) any action taken (or omitted to be taken) by Parent, or which Parent causes to be taken by any of its Subsidiaries, in each case which is expressly required by this Agreement, (9) the announcement or pendency of this Agreement and the transactions contemplated hereby, including the initiation of litigation by any Person with respect to this Agreement, and including any termination of, reduction in or similar negative impact on relationships, contractual or otherwise, with any customers, suppliers, partners, or employees of Parent and its Subsidiaries due to the announcement or consummation of the transactions contemplated hereby, or (10) changes in regulatory, preclinical or clinical, competitive, pricing, reimbursement or manufacturing events, or any Effects relating to or affecting any products or product candidates of Parent or any product or product candidate competitive with or related to any products or products candidates of Parent, including any results, outcomes, data, adverse events, side effects (including toxicity) or safety observations related to or arising from any preclinical or clinical studies, trials or tests with respect to any products or product candidates of Parent or any product or product candidate competitive with or related to any products or product candidates of Parent, or announcements of any of the foregoing, (provided that in the event that any of the foregoing changes or Effects result in or are related to the FDA revoking the investigational new drug application for any product or product candidate of Parent, then such Effects, and any such revocation, shall be taken into account when determining whether there has been a “Parent Material Adverse Effect”); provided that, with respect to clauses (1), (2), (4), (5) and (6), the impact of such Effect is not disproportionately adverse to Parent and its Subsidiaries, taken as a whole, as compared to other companies operating in the industries in which Parent and its Subsidiaries operate (and provided further, that in such event, only the incremental disproportionate adverse impact shall be taken into account when determining whether there has been a “Parent Material Adverse Effect”);

(ff) “Parent Stock Price” means $5.2831;

(gg) “Parent Intellectual Property” means all Intellectual Property (a) wholly or partially owned or purportedly owned by Parent or any of its Subsidiaries; and (b) all other Intellectual Property, used in the conduct of Parent’s or any of its Subsidiaries’ business as currently conducted, but in each case excluding mass-marketed executable desktop software applications;

(hh) “Parent-Licensed Intellectual Property” means Parent Intellectual Property that is (a) wholly owned by one or more third parties and (b) licensed to Parent;

(ii) “Parent Plan” means all Benefit Plans sponsored, maintained or contributed to by the Parent or its Subsidiaries or with respect to which the Parent or its Subsidiaries has any present or future liability;

(jj) “Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including any Governmental Entity;

(kk) “Personal Information” means “personal information,” “personal identifiable information,” “personal data,” “personal health information,” and “personal financial information,” or any substantial equivalent of these terms as defined under any Information Privacy and Security Laws, including (i) any information that identifies, relates to, describes, is reasonably capable of being associated with, or could reasonably be linked with any individual or household; and (ii) any key-coded or pseudonymized clinical research information;

(ll) “Public Health Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other Law, order, directive, guideline or recommendation by any Governmental Entity or public health agency in connection with or in response to

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COVID-19, including, but not limited to, the Coronavirus Aid, Relief, and Economic Security Act and all guidelines and requirements of OSHA and the Centers for Disease Control and Prevention, such as social distancing, cleaning, and other similar or related measures;

(mm) “SEC” means the United States Securities and Exchange Commission;

(nn) “SRF617” means the proprietary drug product candidate known as “SRF617” comprising a mutated immunoglobulin isotype G4 (S228P) antibody targeting cluster of differentiation 39 (also known as ectonucleoside triphosphate diphosphohydrolase 1);

(oo) “Subsidiary” means, with respect to any Person, any other Person of which stock or other equity interests having ordinary voting power to elect more than 50% of the board of directors or other governing body are owned, directly or indirectly, by such first Person;

(pp) “Tax” or “Taxes” means all U.S. federal, state, local and non-U.S. taxes, assessments, charges, customs, duties, fees, levies or other governmental charges, including, without limitation, income, franchise, margin, capital stock, real property, personal property, tangible, withholding, employment, payroll, social security, social contribution, unemployment compensation, disability, transfer, estimated, sales, use, service, license, excise, gross receipts, value-added (ad valorem), add-on or alternative minimum, severance, stamp, occupation, premium, escheat, unclaimed property and all other taxes of any kind for which a Person may have any liability imposed by any Governmental Entity, whether disputed or not, and any charges, fines, interest or penalties imposed by any Governmental Entity or any additional amounts attributable or imposed with respect to such amounts;

(qq) “Tax Return” means any return, declaration, report, certificate, bill, election, claim for refund, information return, statement or other written information and any other document filed or supplied or required to be filed or supplied to any Governmental Entity with respect to Taxes, including any schedule, attachment or supplement thereto, and including any amendment thereof;

(rr) “Transaction Expenses” means, with respect to each party, all fees and expenses incurred by such party at or prior to the Effective Time in connection with this Agreement, the CVR Agreement and the transactions contemplated hereby and thereby, including: (i) any fees and expenses of legal counsel and accountants, the amount of fees and expenses payable to financial advisors, investment bankers, brokers, consultants, and other advisors of such party; (ii) fees paid to the SEC in connection with filing the Form S-4, the Company Proxy Statement, and any amendments and supplements thereto, with the SEC; (iii) any fees and expenses in connection with the printing, mailing and distribution of the Form S-4, the Company Proxy Statement and any amendments and supplements thereto; and (iv) any fees associated with listing the shares of Parent Common Stock in connection with the transactions contemplated hereby on Nasdaq, and (v) only with respect to the Company, any retention bonus, severance, change-in-control payments or similar payment obligations that become due or payable to any Company Associate solely in connection with the consummation of the transactions contemplated by this Agreement, regardless of the timing of actual payment, and the employer portion of any employment or payroll Taxes related thereto, except as otherwise set forth on Section 5.16(a) of the Company Disclosure Letter as being excluded from Transaction Expenses; and

(ss) “Treasury Regulations” means the U.S. Department of the Treasury regulations promulgated pursuant to the Code.

Section 8.4 Interpretation. Unless otherwise specified in this Agreement or the context otherwise requires: (a) all Preamble, Recital, Article, Section, clause, exhibit and Schedule references used in this Agreement are to the preamble, recitals, articles, sections, clauses exhibits and schedules to this Agreement; (b) if a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb); (c) the terms defined in the singular shall have a comparable meaning when used in the

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plural and vice versa; (d) words importing the masculine gender shall include the feminine and neutral genders and vice versa; (e) whenever the words “includes” or “including” are used, they shall be deemed to be followed by the words “without limitation”; (f) the words “hereto,” “hereof,” “hereby,” “herein,” “hereunder” and similar terms shall refer to this Agreement as a whole and not any particular provision of this Agreement; (g) the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends and such phrase shall not mean simply “if”; (h) the rule known as the ejusdem generis rule shall not apply, and accordingly, general words introduced by the word “other” shall not be given a restrictive meaning by reason of the fact that they are preceded by words indicating a particular class of acts, matters or things; (i) the term “or” is not exclusive; (j) when calculating the period of time within which, or following which, any action is to be taken pursuant to this Agreement, the date that is the reference day in calculating such period shall be excluded and if the last day of the period is a non-Business Day, the period in question shall end on the next Business Day or if any action must be taken hereunder on or by a day that is not a Business Day, then such action may be validly taken on or by the next day that is a Business Day and references to a number of days shall refer to calendar days unless Business Days are specified; (k) the word “will” shall be construed to have the same meaning and effect as the word “shall.”; and (l) all references to any (i) statute include the rules and regulations promulgated thereunder and all applicable, guidance, guidelines, bulletins or policies issued or made in connection therewith by a Governmental Entity and (ii) Law shall be a reference to such Law as amended, reenacted, consolidated or replaced as of the applicable date or during the applicable period of time. The table of contents and headings contained in this Agreement or in any exhibit or Schedule are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Any capitalized terms used in any exhibit or Schedule but not otherwise defined therein shall have the meaning as defined in this Agreement. The parties have jointly negotiated and drafted this Agreement and if an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement. Any forms of agreements attached to this Agreement as exhibits shall be subject only to such ministerial additions, deletions and modifications as necessary to complete any missing terms contemplated by the form to be completed by the parties or to correct any scrivener’s errors in the form.

Section 8.5 Entire Agreement. This Agreement (including the exhibits hereto), the Company Disclosure Letter, the Parent Disclosure Letter, the CVR Agreement and the Confidentiality Agreement constitute the entire agreement, and supersede all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings among the parties with respect to the subject matter hereof and thereof.

Section 8.6 No Third-Party Beneficiaries.

(a) Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement; except (i) as provided in Section 5.10, which shall inure to the benefit of the Indemnified Persons who are intended third-party beneficiaries thereof, and (ii) if the Effective Time occurs, the right of the holders of Shares, Company Options and Company RSU Awards to receive the Merger Consideration and other applicable payments pursuant to Article II, all in accordance with the terms and conditions of this Agreement.

(a) The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties hereto. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance with Section 7.5 without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, Persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

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Section 8.7 Governing Law. This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of Delaware.

Section 8.8 Submission to Jurisdiction. Each of the parties irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement brought by any party or its Affiliates against any other party or its Affiliates shall be brought and determined in the Court of Chancery of the State of Delaware, provided that if jurisdiction is not then available in the Court of Chancery of the State of Delaware, then any such legal action or proceeding may be brought in any federal court located in the State of Delaware or any other Delaware state court. Each of the parties hereby irrevocably submits to the jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby. Each of the parties agrees not to commence any action, suit or proceeding relating thereto except in the courts described above in Delaware, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

Section 8.9 Assignment; Successors. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by any party without the prior written consent of the other parties, and any such assignment without such prior written consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

Section 8.10 Specific Performance. The parties recognize and agree that immediate and irreparable damage or injury would occur in the event that the parties hereto do not for any reason perform the provisions of this Agreement in accordance with its terms or otherwise breach such provisions for which money damages would not be an adequate remedy. Accordingly, the parties acknowledge and agree, in addition to other remedies, that each party shall be entitled to an injunction or injunctions, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in the Court of Chancery of the State of Delaware; provided that if jurisdiction is not then available in the Court of Chancery of the State of Delaware, then in any federal court located in the State of Delaware or any other Delaware state court. The parties further agree that (i) by seeking the remedies provided for in this Section 8.10, a party shall not in any respect waive its right to seek any other form of remedy or relief that may be available to a party under this Agreement (including monetary damages) for breach of any of the provisions of this Agreement or in the event that this Agreement has been terminated or in the event that the remedies provided for in this Section 8.10 are not available or otherwise are not granted, and (ii) nothing set forth in this Section 8.10 shall require any party to institute any proceeding for (or limit any party’s right to institute any proceeding for) specific performance under this Section 8.10 prior or as a condition to exercising any termination right under Article VII (and pursuing damages after such termination), nor shall the commencement of any Action pursuant to this Section 8.10 or anything set forth in this Section 8.10 restrict or limit any party’s right to terminate this Agreement in accordance with the terms of Article VII or pursue any other remedies under this Agreement that may be available at any time. Each of the parties hereby further waives (a) any defense in any action for specific

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performance that a remedy at law would be adequate and (b) any requirement under any law to post security as a prerequisite to obtaining equitable relief in connection with such remedy, this being in addition to any other remedy to which they are entitled at law or in equity (subject to the limitations set forth in this Agreement).

Section 8.11 Currency. All references to “dollars” or “$” or “US$” in this Agreement refer to United States dollars, which is the currency used for all purposes in this Agreement.

Section 8.12 Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

Section 8.13 Waiver of Jury Trial. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 8.14 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.

Section 8.15 Electronic Signature. This Agreement may be executed by facsimile, .pdf or other electronic method of signature (including, but not limited to, DocuSign) and a facsimile,.pdf or other electronic method of signature shall constitute an original for all purposes.

Section 8.16 No Presumption Against Drafting Party. Each of Parent, the Merger Subs and the Company acknowledges that each party to this Agreement has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.

[The remainder of this page is intentionally left blank.]

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

COHERUS BIOSCIENCES, INC.

By:	/s/ Dennis M. Lanfear
Name: Dennis M. Lanfear
Title: President and Chief Executive Officer

CRIMSON MERGER SUB I, INC.

By:	/s/ Dennis M. Lanfear
Name: Dennis M. Lanfear
Title: Director

CRIMSON MERGER SUB II, LLC, by its sole member, Coherus BioSciences, Inc.

By:	/s/ Dennis M. Lanfear
Name: Dennis M. Lanfear
Title: President and Chief Executive Officer

SURFACE ONCOLOGY, INC.

By:	/s/ Robert Ross
Name: Robert Ross, M.D.
Title: Chief Executive Officer

Signature Page to Agreement and Plan of Merger

ANNEX B

FORM OF CONTINGENT VALUE RIGHTS AGREEMENT

THIS CONTINGENT VALUE RIGHTS AGREEMENT, dated as of [●], 2023 (this “Agreement”), is entered into by and among Coherus Biosciences, Inc., a Delaware corporation (“Parent”), and Computershare Inc., a Delaware corporation, (“Computershare”) and its affiliate Computershare Trust Company, N.A., a federally chartered trust company, jointly as rights agent (collectively, the “Rights Agent”).

RECITALS

WHEREAS, Parent, Crimson Merger Sub I, Inc., a Delaware corporation and a wholly owned Subsidiary of Parent (“Merger Sub I”), Crimson Merger Sub II, LLC, a Delaware limited liability company and a wholly owned Subsidiary of Parent (“Merger Sub II” and together with Merger Sub I, the “Merger Subs”), and Surface Oncology, Inc., a Delaware corporation (the “Company”), have entered into an Agreement and Plan of Merger, dated as of June 15, 2023 (as it may be amended or supplemented from time to time pursuant to the terms thereof, the “Merger Agreement”), pursuant to which Parent, the Merger Subs and Company have agreed that Merger Sub I shall be merged with and into the Company, with the Company surviving that merger and becoming a wholly owned Subsidiary of Parent (the “First Merger”), and, as part of the same overall transaction, promptly after the First Merger, the surviving entity of the First Merger would merge with and into Merger Sub II (the “Second Merger” and, together with the First Merger, the “Mergers”), with Merger Sub II surviving the Second Merger as a wholly-owned subsidiary of Parent (the “Surviving Entity”), on the terms and subject to the conditions set forth in the Merger Agreement; and

WHEREAS, pursuant to the Merger Agreement, Parent has agreed to provide to (i) the holders of Shares immediately prior to the Effective Time that are validly converted into Merger Consideration (as defined in the Merger Agreement) pursuant to Section 2.1(a) of the Merger Agreement and (ii) the holders of In-the-Money Options and Company RSU Awards (such In-the-Money Options and Company RSU Awards, collectively, “Company Equity Awards”) who are entitled to consideration pursuant to Section 2.2 of the Merger Agreement, in each case pursuant to the Merger Agreement, the right to receive contingent cash payments and/or Parent Common Stock (as determined in the sole discretion of Parent) in accordance with this Agreement (each, a “CVR”) as hereinafter described.

WHEREAS, the Rights Agent is willing to act in connection with the issuance, transfer, exchange and payment of such CVRs as provided herein.

NOW, THEREFORE, in consideration of the foregoing and the consummation of the transactions referred to above, Parent and the Rights Agent agree as follows:

1.	DEFINITIONS

1.1

Definitions. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Merger Agreement. As used in this Agreement, the following terms shall have the following meanings:

“Accounting Standards” means GAAP, consistently applied by Parent, the Surviving Entity, and its and their direct and indirect Subsidiaries.

“Acting Holders” means, at the time of determination, Holders of not less than 50% of the outstanding CVRs, as set forth on the CVR Register.

“Affiliate” of any Person means any other Person that directly or indirectly, through one or more intermediates, controls, is controlled by, or is under control with, such first Person.

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“Aggregate CVR Payment Amount” means, with respect to all Holders for any CVR Payment Period, the CVR Payment Amount per Holder for such CVR Payment Period multiplied by the number of CVRs held by all Holders as reflected on the CVR Register as of the close of business on the last day of the applicable CVR Payment Period.

“Business Day” means any day other than a Saturday, a Sunday or a day on which the United States Securities and Exchange Commission or banks in New York City, New York are authorized or required by applicable Law to be closed.

“Calendar Year” means each respective period of 12 consecutive months beginning on January 1 and ending on December 31.

“Change of Control” means (a) a sale or other disposition of all or substantially all of the assets of either Parent or the Surviving Entity on a consolidated basis (other than to any Subsidiary (direct or indirect) of Parent), (b) a merger or consolidation involving either Parent or the Surviving Entity in which Parent or the Surviving Entity, as applicable, is not the surviving entity, or (c) any other transaction involving either Parent or the Surviving Entity in which the stockholders of Parent or the Surviving Entity, as applicable, immediately prior to such transaction own less than 50% of the surviving entity’s voting power immediately after the transaction.

“Closing Date” means the date on which the Closing, as defined in the Merger Agreement, occurs.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Contract” means any material bond, debenture, note, mortgage, indenture, guarantee, license, lease, purchase or sale order or other contract, commitment, agreement, instrument, obligation, arrangement, understanding, undertaking, permit, concession or franchise, whether oral or written, including all amendments thereto.

“Covered Agreement” means, collectively and individually, (a) the GSK Agreement, (b) the Novartis Agreement, and (c) if applicable (i) the SRF114 Agreement and (ii) the SRF388 Agreement.

“CVR Payment Amount” means, with respect to each Holder for any CVR Payment Period in which the Net CVR Payments are greater than $0.00, a dollar amount per CVR equal to the Net CVR Payments during the applicable CVR Payment Period divided by the total number of CVRs reflected on the CVR Register as of the close of business on the last day of the applicable CVR Payment Period and then multiplied by the total number of CVRs held by such Holder as reflected on the CVR Register as of the close of business on the last day of the applicable CVR Payment Period (rounded down to the nearest whole cent).

“CVR Payment Period” means each Fiscal Quarter during the CVR Term, with (a) the first CVR Payment Period commencing on the Closing Date and ending on the last day of the Fiscal Quarter in which the Closing Date occurs and (b) the last CVR Payment Period ending on the last day of the Fiscal Quarter in which the last day of the CVR Term occurs.

“CVR Payment Statement” means, for a given CVR Payment Period, a written statement of Parent setting forth in reasonable detail: (a) the Net CVR Payments for such CVR Payment Period; (b) the Gross Payments received during such CVR Payment Period; (c) a delineation and calculation of the Permitted Deductions applicable to such CVR Payment Period (and if any deductions are made pursuant to clause (h) of the definition of Permitted Deductions, Parent shall include a reasonable description of the related Liabilities and a summary of the Merger Agreement terms that required the Company to include such Liabilities in the calculation of Company Net Cash (as defined in the Merger Agreement)) ; (d) the resulting CVR Payment Amount; (e) to the extent that any Gross Payments, Net CVR Payments or Permitted Deductions are recorded in any currency other than United States dollars during such CVR Payment Period, the exchange rates used for conversion of such currency into United States dollars; and (f) whether such CVR Payment Amount will be made as a CVR Stock Payment, CVR Cash Payment, or Combined CVR Cash and Stock Payment.

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“CVR Term” means the period beginning on the date of this Agreement and ending 10 years thereafter.

“Development”, “Developing” or “Develop” means non-clinical, pre-clinical, and clinical drug research and development activities and development activities for the purpose of obtaining regulatory approval to conduct clinical trials, whether before or after regulatory approval, including drug metabolism and pharmacokinetics, translational research, toxicology, pharmacology, test method development and stability testing, process and packaging development and improvement, process validation, process scale-up, formulation development, delivery system development, quality assurance and quality control development, statistical analysis, conduct of clinical studies, regulatory affairs, the preparation and submission of regulatory materials, clinical study regulatory activities, and any other activities directed towards obtaining or maintaining regulatory approval, in each case, following the Closing Date and in respect of SRF114 or SRF388, as applicable.

“Dissenting Shares” means each Share (other than Excluded Shares) issued and outstanding immediately prior to the Effective Time and held by a holder who is entitled to demand and has properly demanded appraisal for such Shares in accordance with Section 262 of the Delaware General Corporation Law.

“DTC” means The Depository Trust Company or any successor thereto.

“Effective Time” means the time when the Certificate of Merger is duly filed with the Delaware Secretary of State or at such other time as Parent and the Company shall agree in writing and shall specify the in the Certificate of Merger for the First Merger.

“Equity Award CVR” means a CVR issued to a Holder in respect of a Company Equity Award pursuant to Section 2.2 of the Merger Agreement.

“Excluded Shares” means each Share held in the treasury of the Company or owned, directly or indirectly, by Parent or Merger Sub I immediately prior to the Effective Time.

“Fiscal Quarter” means each of the following three (3)-month periods: January 1 through March 31; April 1 through June 30; July 1 through September 30; and October 1 through December 31.

“Fiscal Year” means the period from January 1 of a Calendar Year through December 31 of the same Calendar Year.

“GAAP” means generally accepted accounting principles in the United States as established by the Financial Accounting Standards Board or any successor entity or other entity generally recognized as having the right to establish such principles in the United States, applied on a consistent basis.

“Gross Payments” means, for any CVR Payment Period, an amount equal to the sum of: (a) the GSK Payment Amount; (b) the Novartis Payment Amount; (c) the SRF114 Payment Amount; and (d) the SRF388 Payment Amount.

“Governmental Entity” means any federal, state, local or foreign government or subdivision thereof or any other governmental, administrative, judicial, arbitral, legislative, executive, regulatory or self-regulatory authority, instrumentality, agency, commission or body.

“GSK” means GlaxoSmithKline Intellectual Property (No. 4) Limited and its successors or assigns.

“GSK Agreement” means the License Agreement, dated December 16, 2020, between the Company and GlaxoSmithKline Intellectual Property (No. 4) Limited, as it may be amended or supplemented from time to time.

“GSK Payment Amount” means, for each CVR Payment Period, an amount equal to 70% of all milestone- and royalty-based payments actually received, without duplication, by Parent, the Surviving Entity or one or more of their Affiliates during the CVR Payment Period from or on behalf of GSK or its Affiliates under the GSK Agreement, including any payments pursuant to Sections 7.1(b), 7.1(c) and 7.2 of the GSK Agreement.

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“Holder” means a Person in whose name a CVR is registered in the CVR Register at the applicable time.

“Law” means any federal, state local or foreign law (including common law), statute, ordinance, rule, code, regulation, order, judgement, injunction, decree or other legally enforceable requirement.

“Liability” means any liability, indebtedness, obligation, expense, claim, deficiency, guaranty or endorsement of any kind, whether accrued, absolute, contingent, matured, unmatured or otherwise.

“Net CVR Payments” means, for the applicable CVR Payment Period, an amount equal to (x) the sum of (a) the GSK Payment Amount, (b) the Novartis Payment Amount, (c) the SRF114 Payment Amount and (d) the SRF388 Payment Amount, minus (y) the Permitted Deductions.

“Novartis” means Novartis Institute for Biomedical Research, Inc. and its successors or assigns.

“Novartis Agreement” means the Collaboration Agreement, dated January 9, 2016, between the Company and Novartis Institute for Biomedical Research, Inc., as it may be amended or supplemented from time to time.

“Novartis Payment Amount” means, for each CVR Payment Period, an amount equal to 70% of all milestone- and royalty-based payments actually received, without duplication, by Parent, the Surviving Entity or one or more of their Affiliates during the CVR Payment Period from or on behalf of Novartis or its Affiliates under the Novartis Agreement, including any payments pursuant to Sections 10.7, 10.8 and 10.9 of the Novartis Agreement.

“Officer’s Certificate” means a certificate signed by the chief executive officer, president, chief financial officer, any vice president, the controller, the treasurer or the secretary of Parent, in his or her capacity as such an officer, and delivered to the Rights Agent.

“Parent Board Resolutions” means a copy of a resolution certified by the secretary or an assistant secretary of Parent to have been duly adopted by the board of directors of Parent and to be in full force and effect on the date of such certification, and delivered to the Rights Agent.

“Parent Common Stock” means the common stock, par value $0.0001 per share, of Parent.

“Parent Stock Price” means $5.2831.

“Permitted Deductions” means the sum of each of the following (as reasonably determined in good faith by Parent in accordance with the Accounting Standards, without duplication):

(a)    any applicable Tax (including any unreimbursed applicable value added or sales Taxes) imposed on the Gross Payments payable by Parent, the Surviving Entity or any of their Affiliates to any Tax authority and, without duplication, any income or other similar Taxes payable by Parent, the Surviving Entity or any of their Affiliates that would not have been incurred by Parent, the Surviving Entity or any of their Affiliates but for the receipt of Gross Payments; provided, that for purposes of calculating income Taxes incurred by Parent, the Surviving Entity or any of their respective Affiliates in respect of the Gross Payments, any such income Taxes shall be computed after reduction for any net operating loss carryforwards or other Tax attributes (including Tax credits) of the Company or any of its Subsidiaries as of the Closing Date that are available to offset such income after taking into account any limits of the usability of such attributes, including under Section 382 of the Code as reasonably determined by Parent’s tax advisor; provided, further, that the Gross Payments shall be treated as the last item of income of Parent, the Surviving Entity or any of their Affiliates, as applicable, in each applicable Tax period (i.e., income Taxes shall be computed after reduction for any net operating loss carryforwards or other Tax attributes (including Tax credits) only if and to the extent that such net operating loss carryforwards or other Tax attributes (including Tax credits) are available after the application of such net operating loss carryforwards or other

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Tax attributes (including Tax credits) to all other items of income of Parent, the Surviving Entity or any of their Affiliates, as applicable, in each applicable Tax period); and provided, further, that any reasonable out-of-pocket costs or expenses incurred by Parent, the Surviving Entity or their Affiliates in connection with any determination as to the usability of any net operating loss carryforwards or other Tax attributes (including Tax credits) of the Company or any of its Subsidiaries as of the Closing Date, including under Section 382 of the Code, shall be treated as Permitted Deductions;

(b)    any Liabilities incurred by Parent, the Surviving Entity or their Affiliates in respect of its performance of this Agreement following the Closing Date or in respect of its performance of any Covered Agreement, including any costs related to the prosecution, maintenance or enforcement by Parent, the Surviving Entity or any of their Subsidiaries of intellectual property rights (but excluding any costs related to a breach of this Agreement or a breach of a Covered Agreement following the Closing Date, by any of Parent, the Surviving Entity, or their Affiliates, including costs incurred in litigation in respect of the same), and including any Liabilities for excise tax under Section 4501 of the Code (as amended by the Inflation Reduction Act of 2022, H.R. 5376) incurred by the Company, Parent, the Surviving Entity or their Affiliates in respect of its performance of this Agreement;

(c)    any Liabilities incurred or accrued by Parent, the Surviving Entity or any of their Affiliates in connection with any brokerage fee, finder’s fee, opinion fee, success fee, transaction fee, service fee or other fee, commission or expense owed to any broker, finder, investment bank, auditor, accountant, counsel, advisor or other third party in relation to this Agreement or any Covered Agreement;

(d)    any Losses incurred or reasonably expected to be incurred by Parent, the Surviving Entity or their Affiliates arising out of any third-party claims, demands, actions, or other proceedings relating to or in connection with this Agreement or any Covered Agreement, including indemnification obligations of Parent, the Surviving Entity or their Affiliates set forth in this Agreement and any Covered Agreement (but excluding any costs related to a breach of this Agreement or a breach of a Covered Agreement by Parent, the Surviving Entity or their Affiliates following the Closing Date, including costs incurred in litigation in respect of the same);

(e)    any Liabilities of Parent resulting from the distribution or issuance of the CVRs (for clarity, not including any consideration payable in respect of the CVRs pursuant to this Agreement), including any Taxes imposed on Parent in connection thereto; provided that any amounts deducted or withheld pursuant to Section 2.4(e) will be deemed to borne by the person in respect of whom such deduction and withholding was made and such amounts will not be treated as Permitted Deductions;

(f)    any reasonable out-of-pocket costs incurred by the Acting Holders pursuant to or in connection with this Agreement, including any accountant or legal fees;

(g)    any fees of the Independent Accountant to be included as Permitted Deductions pursuant to Section 4.7(b) and any fees of any third-party proxy solicitor to be included as Permitted Deductions pursuant to Section 4.2(d), subject to the terms thereof; and

(h)    without duplication, any Liabilities existing or incurred during or prior to the CVR Term that were required to be included in the calculation of Company Net Cash but were not taken into account in the calculation of Company Net Cash as required by the Merger Agreement, as determined in good faith by Parent acting reasonably.

“Permitted Transfer” means a transfer of CVRs (a) upon death of a Holder by will or intestacy; (b) pursuant to a court order; (c) made by operation of Law (including by consolidation or merger) or without consideration in connection with the dissolution, liquidation or termination of any corporation, limited liability company, partnership or other entity; (d) in the case of CVRs held in book-entry or other similar nominee form, from a nominee to a beneficial owner and, if applicable, through an intermediary, as allowable by DTC; or (e) as provided in Section 2.6; provided that, with respect to the foregoing clauses (a) – (e), the transferee in such transfer of CVRs shall have provided to Parent an IRS Form W-9 or appropriate IRS Form W-8, as applicable, as soon as practicable following such Permitted Transfer.

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“Person” means, an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including any Governmental Entity.

“Rights Agent” means the Rights Agent named in the preamble of this Agreement, until a successor Rights Agent becomes such pursuant to the applicable provisions of this Agreement, and thereafter “Rights Agent” shall mean such successor Rights Agent.

“SOFR” means, with respect to any period, the daily Secured Overnight Financing Rate provided by the Federal Reserve Bank of New York as the administrator of the benchmark (or a successor administrator) on the Federal Reserve Bank of New York’s website, as of the date two calendar days prior to the first day of such period.

“SRF114” means the proprietary drug product candidate known as of the Closing Date as “SRF114” and developed by or on behalf of the Company prior to or as of the Closing Date, comprising the afucosylated immunoglobulin isotype G1 antibody that binds to chemokine receptor 8 drug substance used by the Company in clinical trials undertaken prior to or as of the Closing Date.

“SRF114 Payment Amount” means for any CVR Payment Period, an amount equal to (a) 25% of any upfront payment (i.e., a payment made in consideration for entering into an agreement or the grant of a license or other right, but not including any milestone-, royalty-based payments or other payments) actually received by Parent, the Surviving Entity or one or more of their Affiliates during the applicable CVR Payment Period under any written and definitive agreement entered into by Parent, the Surviving Entity or any of their Affiliates after the Closing Date granting any third party rights with respect to the development, manufacture or commercialization of SRF114 or any product containing SRF114 in any market outside of the United States and its territories (an “SRF114 Agreement”) minus (b) to the extent not included in the Permitted Deductions or previously deducted from an SRF114 Payment Amount, external and internal costs and expenses incurred by Parent, the Surviving Entity or their Affiliates, as applicable, from and after the Closing Date for or allocable to the Development of SRF114 (including, without limitation, the costs of clinical studies, clinical supply and regulatory-related fees and costs), in each case under this clause (b), as reasonably determined by Parent in good faith in accordance with the Accounting Standards.

“SRF388” means the proprietary drug candidate known as of the Closing Date as “SRF388” and developed by or on behalf of the Company prior to or as of the Closing Date, comprising the wild-type immunoglobulin isotype G1 antibody inhibiting interleukin-27 drug substance used by the Company in clinical trials undertaken prior to or as of the Closing Date.

“SRF388 Payment Amount” means for any CVR Payment Period, an amount equal to (a) 50% of any upfront payment (i.e., a payment made in consideration for entering into an agreement or the grant of a license or other right, but not including any milestone-, royalty-based payments or other payments) actually received by Parent, the Surviving Entity or one or more of their Affiliates during the applicable CVR Payment Period under any written and definitive agreement entered into by Parent, the Surviving Entity or any of their Affiliates after the Closing Date granting any third party rights with respect to the development, manufacture or commercialization of SRF388 or any product containing SRF388 in any market outside of the United States and its territories (an “SRF388 Agreement”) minus (b) to the extent not included in the Permitted Deductions or previously deducted from an SRF388 Payment Amount, all external and internal costs and expenses incurred by Parent, the Surviving Entity or their Affiliates, as applicable, from and after the Closing Date for or allocable to the Development of SRF388 (including, without limitation, the costs of clinical studies, clinical supply and regulatory-related fees and costs), in each case under this clause (b), as reasonably determined by Parent in good faith in accordance with the Accounting Standards.

“Shares” means each share of the Company’s common stock, $0.0001 par value per share, issued and outstanding immediately prior to the Effective Time (but excluding any Excluded Shares and Dissenting Shares).

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“Subsidiary” means with respect to any Person, any other Person of which stock or other equity interests having ordinary voting power to elect more than 50% of the board of directors or other governing body are owned, directly or indirectly, by such first Person.

“Tax” or “Taxes” means all U.S. federal, state, local and non-U.S. taxes, assessments, charges, customs, duties, fees, levies or other governmental charges, including, without limitation, income, franchise, margin, capital stock, real property, personal property, tangible, withholding, employment, payroll, social security, social contribution, unemployment compensation, disability, transfer, estimated, sales, use, service, license, excise, gross receipts, value-added (ad valorem), add-on or alternative minimum, severance, stamp, occupation, premium, escheat, unclaimed property and all other taxes of any kind for which a Person may have any liability imposed by any Governmental Entity, whether disputed or not, and any charges, fines, interest or penalties imposed by any Governmental Entity or any additional amounts attributable or imposed with respect to such amounts.

“Tax Return” means any return, declaration, report, certificate, bill, election, claim for refund, information return, statement or other written information and any other document filed or supplied or required to be filed or supplied to any Governmental Entity with respect to Taxes, including any schedule, attachment or supplement thereto, and including any amendment thereof.

1.2

Rules of Construction. For purposes of this Agreement, the parties hereto agree that: (a) whenever the context requires, the singular number shall include the plural, and vice versa; (b) the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders; (c) the word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and does not simply mean “if”; (d) the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation;” (e) the meaning assigned to each capitalized term defined and used in this Agreement is equally applicable to both the singular and the plural forms of such term, and words denoting any gender include all genders; (f) where a word or phrase is defined in this Agreement, each of its other grammatical forms has a corresponding meaning unless the context otherwise requires; (g) a reference to any specific Law or to any provision of any Law includes any amendment to, and any modification, re-enactment or successor thereof, any legislative provision substituted therefor and all rules, regulations and statutory instruments issued thereunder or pursuant thereto; (h) references to any agreement or Contract are to that agreement or Contract as amended, modified or supplemented; (i) they have been represented by legal counsel during the negotiation and execution and delivery of this Agreement and therefore waive the application of any Law, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document; (j) references to any Affiliates of Parent or Subsidiaries of Parent shall be deemed to include the Surviving Entity; (k) the word “or” shall not be exclusive (i.e., “or” shall be deemed to mean “and/or”) unless the subjects of the conjunction are mutually exclusive; and (l) the measure of a period of one (1) month or year for purposes of this Agreement will be the date of the following month or year corresponding to the starting date; provided, however, if no corresponding date exists, then the end date of such period being measured will be the next actual date of the following month or year (for example, one month following August 18 is September 18 and one month following August 31 is October 1). The headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement. All references to “Dollars” or “$” are to United States Dollars, unless expressly stated otherwise.

2.	CONTINGENT VALUE RIGHTS

2.1

CVRs. The CVRs represent the contractual rights of the Holders to receive the CVR Payment Amounts, if any, pursuant to this Agreement. The initial Holders will be (a) the holders of Shares that are cancelled as of

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the Effective Time and converted in the right to receive Merger Consideration pursuant to Section 2.1(a) of the Merger Agreement and (b) the holders of Company Equity Awards that are cancelled as of the Effective Time and converted into the right to receive consideration pursuant to Section 2.2 of the Merger Agreement. The initial Holders shall be determined pursuant to the terms of the Merger Agreement and this Agreement, and a list of the initial Holders shall be furnished to the Rights Agent by or on behalf of Parent in accordance with Section 4.1 hereof.

2.2

Non-transferable. The CVRs may not be sold, assigned, transferred, pledged, encumbered or in any other manner transferred or disposed of, in whole or in part, other than through a Permitted Transfer. Any attempted sale, assignment, transfer, pledge, encumbrance or disposition of a CVR that is not a Permitted Transfer shall be null and void ab initio and of no force or effect. The CVRs will not be listed on any quotation system or traded on any securities exchange.

2.3	No Certificate; Registration; Registration of Transfer; Change of Address.

a)	The CVRs will be issued in book-entry form only and will not be evidenced by a certificate or other instrument.

b)

Subject to Section 4.1, the Rights Agent will keep a register (the “CVR Register”) for the purpose of identifying the Holders of CVRs, determining the Holders’ entitlement to CVRs, and registering CVRs and Permitted Transfers thereof. The CVR Register will initially show one position for Cede & Co. representing all of the CVRs that are issued to the holders of Shares held by DTC on behalf of the street holders of such Shares or held by such holders as of immediately prior to the Effective Time. The Rights Agent will have no responsibility whatsoever directly to the street name holders or DTC participants with respect to transfers of CVRs. With respect to any payments to be made under Section 2.4, the Rights Agent will accomplish the payment to any former street name holders of Shares by sending a lump sum payment to DTC. The Rights Agent will have no responsibilities whatsoever with regard to the distribution of payments by DTC to such street name holders. In the case of Equity Award CVRs, such CVRs shall initially be registered in the name and address of the holder thereof as set forth in the records of the Company at the Effective Time and in a denomination equal to the number of Shares subject to such Company Equity Awards cancelled in connection with the Merger. Notwithstanding anything in this Agreement to the contrary, neither Parent nor any of its Affiliates will have any responsibility or liability whatsoever to any Person under or in connection with this Agreement other than the Holders and the Rights Agent. Both Parent and the Acting Holders may receive and inspect a copy of the CVR Register, from time to time, upon written request made to the Rights Agent by Parent, in the case of a request by Parent, or the applicable Acting Holders, in the case of a request by such Acting Holders. As soon as practicable after receipt of such request, the Rights Agent shall deliver a copy of the CVR Register, as then in effect, to, as applicable, Parent at the address set forth in Section 8.1 or to the applicable requesting Acting Holders at an address provided by such Acting Holders.

c)

Subject to the restrictions on transferability set forth in Section 2.2, every request made to transfer the CVRs must be in writing and accompanied by a written instrument of transfer and other documentation reasonably requested by the Rights Agent in form reasonably satisfactory to the Rights Agent pursuant to its guidelines, which may include, if applicable, a guaranty of signature by an “eligible guarantor institution” that is a member or participant in the Securities Transfer Agents Medallion Program, duly executed by the Holder thereof, the Holder’s attorney duly authorized in writing, the Holder’s personal representative or the Holder’s survivor, as applicable, and setting forth in reasonable detail the circumstances relating to the transfer. Upon receipt of such written notice, the Rights Agent shall, subject to its reasonable determination that the transfer instrument is in proper form and the transfer otherwise complies with the other terms and conditions of this Agreement (including the provisions of Section 2.2), register the transfer of the CVRs in the CVR Register and notify Parent in writing of the same. Parent and the Rights Agent may require evidence of payment of a sum sufficient to cover any

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stamp, documentary, registration or other Tax or governmental charge that is imposed in connection with any such registration of transfer. The Rights Agent shall have no duty or obligation to take any action under any section of this Agreement that requires the payment by the Holder of applicable Taxes or charges unless and until the Rights Agent is satisfied that all such Taxes or charges have been paid. All duly transferred CVRs registered in the CVR Register shall be the valid obligations of Parent and shall entitle the transferee to the same benefits and rights under this Agreement as those held immediately prior to the transfer by the transferor. No transfer of a CVR shall be valid unless and until registered in the CVR Register, and any transfer not duly registered in the CVR Register will be void and invalid. All costs and expenses related to any transfer or assignment of the CVRs (including the cost of any transfer Tax) will be the responsibility of the transferor.

d)

A Holder may make a written request to the Rights Agent to change such Holder’s address of record in the CVR Register. The written request must be duly executed by the Holder. Upon receipt of such written request, the Rights Agent is hereby authorized to, and shall promptly, record the change of address in the CVR Register.

2.4	Payment Procedures.

a)

No later than forty-five (45) days after the end of each CVR Payment Period during the CVR Term, commencing with the first CVR Payment Period in which Parent or its Subsidiaries receives any Net CVR Payments that are greater than $0.00 for such CVR Payment Period, and for any subsequent CVR Payment Period in which Parent or its Subsidiaries receives any Net CVR Payments that are greater than $0.00 for such CVR Payment Period, Parent shall deliver to the Rights Agent a CVR Payment Statement for the applicable CVR Payment Period, and upon reasonable request by the Acting Holders, Parent shall provide the Acting Holders that made such request with reasonable documentation to support its calculation of Net CVR Payments and the Aggregate CVR Payment Amount for the applicable CVR Payment Period. Within ten (10) Business Days following the delivery of each CVR Payment Statement for the applicable CVR Payment Period, if the Net CVR Payments for such CVR Payment Period are greater than $0.00, subject to Section 2.4(h), Parent shall duly deposit with or transfer to, or cause to be deposited with or transferred to, the Rights Agent, an amount necessary to pay the Aggregate CVR Payment Amount for the applicable CVR Payment Period to all Holders (other than Holders in respect of Equity Award CVRs), with the Aggregate CVR Payment Amount to be in the form of any of the following:

(i)	solely shares of Parent Common Stock (a “CVR Stock Payment”);

(ii)	solely cash ( a “CVR Cash Payment”); or

(iii)	a combination of shares of Parent Common Stock and cash (a “Combined CVR Cash and Stock Payment”).

Subject to Section 4.2(c), Parent shall have the right, in its sole discretion, to elect one of the foregoing (i), (ii) or (iii) in paying any Aggregate CVR Payment Amount payable under this Agreement to the Holders, which election shall be included in the applicable CVR Payment Statement and be irrevocable thereafter. The Aggregate CVR Payment Amount shall be considered paid on the date the Rights Agent has received money or shares of Parent Common Stock sufficient to pay the Aggregate CVR Payment Amount to the Holders (other than Holders in respect of Equity Award CVRs).

b)

The Rights Agent will promptly, and in any event within ten (10) Business Days of receipt of the Aggregate CVR Payment Amount deposited with the Rights Agent pursuant to Section 2.4(a), together with any letter of instruction reasonably required by the Rights Agent, send each Holder (other than Holders in respect of Equity Award CVRs) at its address set forth on the CVR Register a copy of the related CVR Payment Statement (which statement may be modified or redacted, at the reasonable request of Parent, so as to provide only the total amount of the Gross Payments, the total amount of Permitted Deductions and the ultimate CVR Payment Amount payable in respect of each CVR, as well

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as a statement as to whether payment will be in the form of a CVR Stock Payment, a CVR Cash Payment or a Combined CVR Cash and Stock Payment). If the Rights Agent also receives payment of the Aggregate CVR Payment Amount under Section 2.4(a), then within ten (10) Business Days after receipt of each such Aggregate CVR Payment Amount, the Rights Agent will also pay the CVR Payment Amount to each Holder (other than Holders in respect of Equity Award CVRs), with each such Holder receiving:

(i)	if Parent elects a CVR Stock Payment, a number of shares of Parent Common Stock determined by dividing the CVR Payment Amount by the Parent Stock Price;

(ii)	if Parent elects the CVR Cash Payment, the CVR Payment Amount; and

(iii)

if Parent elects the Combined CVR Cash and Stock Payment: (A) (1) the CVR Payment Amount divided by the Parent Stock Price, multiplied by (2) the percentage of the CVR Payment Amount that Parent has elected to pay in shares of Parent Common Stock, plus (B) (1) the CVR Payment Amount multiplied by (2) the percentage of the CVR Payment Amount that Parent has elected to pay in cash.

Notwithstanding the foregoing, with respect to any CVR Payment Amount that is payable in respect of Equity Award CVRs, Parent shall, as soon as reasonably practicable following the payment date applicable under this Section 2.4(b) (but in any event no later than March 15 of the Calendar Year following the Calendar Year in which the applicable CVR Payment Period concluded), or shall cause an Affiliate thereof (including the Surviving Entity) to, pay such amount, through Parent’s or such Affiliate’s payroll system, or, if applicable, issue the number of shares of Parent Common Stock for distribution by the Rights Agent, in either case, as described in clauses (i), (ii) or (iii) of the first sentence of this Section 2.4(b), to the applicable holders of Equity Award CVRs.

c)

In the event that any CVR Payment Amount payable to the Holders under this Agreement includes shares of Parent Common Stock, Parent and the Rights Agent shall take such actions as are necessary to issue or transfer to each Holder such Holder’s shares of Parent Common Stock, in accordance with applicable Law. Notwithstanding anything to the contrary herein, no fractional shares of Parent Common Stock shall be issued under this Agreement. In lieu of any fractional share of Parent Common Stock otherwise issuable under this Agreement, if any, the Holder shall receive a cash payment, rounded down to the nearest whole cent and without interest, in an amount equal to the product of the Parent Stock Price for the applicable payment and the fraction of a share the Holder would otherwise be entitled to receive. The shares of Parent Common Stock to be issued to Holders pursuant to the foregoing shall be evidenced by properly authorized share certificates registered with Parent’s stock transfer agent, or, at Parent’s discretion, by book-entry registration with Parent’s stock transfer agent.

d)

The CVR Cash Payment or the cash portion of any Combined CVR Cash and Stock Payment payable under this Agreement (including any cash payment in lieu of fractional shares of Parent Common Stock) shall be paid in United States dollars (i) by electronic payment or check mailed to the address of such Holder reflected in the CVR Register as of 5:00 p.m. Eastern Time on the last day of such CVR Payment Period or (ii) with respect to any such Holder that is due an amount in excess of $100,000 in the aggregate who has provided the Rights Agent wiring instructions in writing as of the close of business on the last day of such CVR Payment Period, by wire transfer of immediately available funds to the account specified on such instructions. The portion of any CVR Payment Amount payable in cash shall be rounded down to the nearest cent.

e)

Parent (or the Surviving Entity or an applicable successor in the case of payments in respect of Equity Award CVRs) shall be entitled to deduct and withhold, or cause the Rights Agent to deduct and withhold, from any CVR Payment Amount or any other amounts otherwise payable pursuant to this Agreement such amounts as may be required to be deducted and withheld therefrom under applicable Tax Law, as may reasonably be determined by Parent (or the Surviving Entity or an applicable successor in the case of payments in respect of Equity Award CVRs) or the Rights Agent. Prior to

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making any such deduction or withholding or causing any such deduction or withholding to be made with respect to any CVR Payment Amount (other than amounts due to Holders in respect of Equity Award CVRs), Parent shall use commercially reasonable efforts to instruct the Rights Agent to, and upon receipt of such instruction in the form of a completed tax instruction letter in the form attached hereto as Exhibit A (the “Tax Instruction Letter”), the Rights Agent shall use commercially reasonable efforts to request an IRS Form W-9 or applicable IRS Form W-8, or any other appropriate forms, from Holders within a reasonable amount of time in order to provide an opportunity for an applicable Holder to provide such forms (or any other necessary Tax forms) in order to mitigate or reduce such withholding. Parent shall use commercially reasonable efforts to, or shall cause the Rights Agent to use commercially reasonable efforts to, take all actions that may be necessary to ensure that any amounts withheld in respect of Taxes are timely remitted to the appropriate Governmental Entity. To the extent any amounts are so deducted and withheld and properly and timely remitted to the appropriate Governmental Entity, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding was made, and Parent (or the Surviving Entity or an applicable successor) shall use commercially reasonable efforts to, or shall use commercially reasonable efforts to cause the Rights Agent to, comply with any information reporting requirements under applicable U.S. federal and applicable state and local income Tax Law. In the event any such deduction and withholding are required to be made in respect of any CVR Stock Payment to be received by any Holder in respect of Equity Award CVRs, Parent (or the Surviving Entity or an applicable successor) may satisfy such deduction and withholding by reducing the number of shares of Parent Common Stock to which such Holder otherwise would be entitled under this Agreement by a number of shares equal to (x) the dollar amount of such deduction and withholding divided by (y) the Parent Stock Price. To the extent any amounts are so deducted and withheld in accordance with the previous sentence, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding was made, and Parent shall use commercially reasonable efforts to, or shall use commercially reasonable efforts to cause the Rights Agent to, take all commercially reasonable actions that may be necessary to ensure that any amounts so withheld in respect of Taxes are timely remitted to the appropriate Governmental Entity. All amounts paid in respect of each Equity Award CVR under this Agreement shall be treated for all U.S. federal and applicable state and local income Tax purposes as wages in the year in which the applicable payment is made (and not upon the receipt of such Equity Award CVR). With respect to any such Tax withholdings on payments of such Equity Award CVRs, any such withholding may be made, or caused to be made, by Parent through Parent’s, the Company’s or its applicable Affiliate’s payroll system.

f)

Any portion of any CVR Payment Amount that remains undistributed to the Holders twelve (12) months after the date of the delivery of the CVR Payment Statement will be delivered by the Rights Agent to Parent, upon demand, and any Holder will thereafter look only to Parent for payment of its share of the applicable CVR Payment Amount, without interest, but such Holder will have no greater rights against Parent than those accorded to general unsecured creditors of Parent under applicable Law.

g)

Neither Parent, the Rights Agent nor any of their Affiliates shall be liable to any Holder for any CVR Payment Amount delivered to a public official pursuant to any abandoned property, escheat or other similar Laws. If, despite Parent’s and the Rights Agent’s commercially reasonable efforts to deliver a CVR Payment Amount to the applicable Holder, such CVR Payment Amount has not been paid immediately prior to the date on which such CVR Payment Amount would otherwise escheat to or become property of any Governmental Entity, such CVR Payment Amount shall become, to the extent permitted by applicable Laws, the property of Parent or its designee, free and clear of all claims or interest of any Person previously entitled thereto. In addition to and not in limitation of any other indemnity obligation herein, Parent agrees to indemnify and hold harmless the Rights Agent with respect to any liability, penalty, cost or expense the Rights Agent may incur or be subject to in connection with transferring such property to Parent.

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h)

Notwithstanding the foregoing, Parent will not be obligated to pay any CVR Payment Amounts unless the Aggregate CVR Payment Amount exceeds $1,000,000 in any given CVR Payment Period. If the Aggregate CVR Payment Amount is less than $1,000,000, such amount will be rolled over to the next CVR Payment Period until the unpaid Aggregate CVR Payment Amount exceeds $1,000,000. It is hereby agreed that if the Aggregate CVR Payment Amount does not exceed $1,000,000 in any given CVR Payment Period, Parent shall pay the total amount of the then unpaid Aggregate CVR Payment Amount immediately prior to the termination or expiry of this Agreement. This Section 2.4(h) shall not apply to CVR Payment Amounts payable to Holders in respect of Equity Award CVRs.

i)

Parent and the Rights Agent agree that for all U.S. federal (and applicable state, local and non-U.S.) income Tax purposes, (i) amounts payable pursuant to this Agreement are intended to be treated as deferred contingent purchase price for Shares; and (ii) a portion of such amounts may be treated as interest pursuant to Section 483 or Section 1274 of the Code. The parties hereto agree to file all Tax Returns in a manner consistent with the foregoing Tax treatment and in accordance with a duly completed Tax Instruction Letter unless otherwise required by a change in applicable Tax Law after the date of this Agreement or a “determination” within the meaning of Section 1313(a) of the Code (or any similar provision of state, local, or non-U.S. Law). Parent represents that it shall instruct Rights Agent on any change in the foregoing tax treatment arising from changes in applicable Tax Law and or any “determination” within the cited Section 1313(a) of the Code et. al.

j)

The parties intend that each Equity Award CVR is exempt from or in compliance with Section 409A of the Code, and this Agreement shall be interpreted and administered in accordance therewith. None of the parties to this Agreement nor any of their employees, directors or representatives shall have any liability to a Holder or transferee or other Person in respect of Section 409A of the Code. Each CVR Payment Amount is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2). The parties hereby acknowledge and agree that any CVR Payment Amounts paid out beyond the fifth (5th) anniversary of the Closing Date shall be paid only if such CVR Payment Amounts are subject to a substantial risk of forfeiture under Section 409A of the Code and shall constitute “short-term deferrals” within the meaning of Treas. Reg. §1.409A-1(b)(4).

k)

Commencing with the end of the first CVR Payment Period, if Parent has not delivered to the Rights Agent a CVR Payment Statement pursuant to Section 2.4(a), if the Net CVR Payments for such CVR Payment Period are not greater than $0.00, Parent shall deliver to the Rights Agent a written notice indicating that the Net CVR Payments for such CVR Payment Period are not greater than $0.00 (a “CVR Failure Notice”) accompanied by a statement setting forth, in reasonable detail, a calculation of the Net CVR Payments for the applicable CVR Payment Period. The Rights Agent will promptly, and in any event within ten (10) Business Days of receipt of a CVR Failure Notice, send each Holder at its registered address a copy of such CVR Failure Notice and corresponding documentation.

Notwithstanding the foregoing, if Parent determines (in its sole discretion) to file a registration statement (or to amend an existing registration statement) in connection with any CVR Stock Payment or Combined CVR Cash and Stock Payment, Parent shall use commercially reasonable efforts to promptly file and to cause such registration statement to become effective under applicable securities Laws, and any time period set forth for payments in this Section 2.4 will be tolled pending such filing or amendment.

2.5	No Voting, Dividends or Interest; No Equity or Ownership Interest.

a)	The CVRs shall not have any voting or dividend rights, and interest shall not accrue on any amounts payable on the CVRs to any Holder.

b)

The CVRs shall not represent any equity or ownership interest in Parent or in any constituent company to the Merger or any of their respective Subsidiaries or Affiliates. It is hereby acknowledged and agreed that a CVR shall not constitute a security of Parent or any of its Affiliates.

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c)

Neither Parent and its directors and officers nor any of its Affiliates and their directors and officers will be deemed to have any fiduciary or similar duties to any Holders by virtue of this Agreement or the CVRs.

d)

It is hereby acknowledged and agreed that the CVRs and the possibility of any payment hereunder with respect thereto are highly speculative and subject to numerous factors outside of Parent’s control, and there is no assurance that Holders will receive any payments under this Agreement or in connection with the CVRs. Each Holder acknowledges that it is highly possible that there will not be any Gross Payments, Net CVR Payments or any resulting CVR Payment Amounts. It is further acknowledged and agreed that neither Parent, the Surviving Entity, their Affiliates nor the Rights Agent owe, by virtue of their obligations under this Agreement, a fiduciary duty or any implied duties to the Holders and the parties hereto intend solely the express provisions of this Agreement to govern their contractual relationship with respect to the CVRs. It is acknowledged and agreed that this Section 2.5(d) is an essential and material term of this Agreement.

2.6	Changes in Parent Common Stock.

a)

If shares of Parent Common Stock is changed into, or exchanged for, a different number of shares or a different class, by reason of any subdivision, reclassification, reorganization, recapitalization, split, combination, contribution or exchange of shares, or a stock dividend or dividend payable in any other securities shall be declared with a record date within such period, or any similar event shall have occurred, any CVR Stock Payment or the stock portion of any Combined CVR Cash and Stock Payment shall be correspondingly adjusted to provide the Holders the same economic effect as contemplated by this Agreement prior to such event.

b)

If, as a result of any reorganization, recapitalization, reclassification, or other similar change in shares of Parent Common Stock, the outstanding shares of Parent Common Stock is exchanged for a different kind, class or series of shares or other securities of Parent, an appropriate adjustment to the kind, class or series of shares or other securities subject to the CVRs and this Agreement shall be made.

2.7

Ability to Abandon CVR. A Holder may at any time, at such Holder’s option, abandon all of such Holder’s remaining rights in such Holder’s CVRs by transferring such CVRs to Parent or to a Person nominated by Parent without consideration therefor, which a Holder may effect via delivery of a written abandonment notice to Parent (with a copy to the Rights Agent). Nothing in this Agreement shall prohibit Parent or any Person nominated by Parent from offering to acquire or acquiring any CVRs for consideration from the Holders, in private transactions or otherwise, in its sole discretion (it being understood that Parent shall promptly notify the Rights Agent of any CVRs acquired by Parent or any Person nominated by Parent, and each such acquired CVR shall be automatically deemed extinguished and no longer outstanding for purposes of the definition of Acting Holders and Section 6).

3.	THE RIGHTS AGENT

3.1	Certain Duties and Responsibilities.

a)

Parent hereby appoints the Rights Agent to act as rights agent for Parent in accordance with the express terms and conditions set forth in this Agreement (and no implied terms and conditions), and the Rights Agent hereby accepts such appointment. The Rights Agent will not have any liability for any actions taken, suffered, or not taken in connection with this Agreement, except to the extent such liability arises as a result of the Rights Agent’s willful misconduct, bad faith or gross negligence (which willful misconduct, bad faith or gross negligence must be determined by a court of competent jurisdiction in a final and non-appealable judgment).

b)

The Rights Agent shall not have any duty or responsibility in the case of the receipt of any written demand from any Holder with respect to any action or default by any person or entity, including, without limiting the generality of the foregoing, any duty or responsibility to initiate or attempt to initiate any proceedings at Law or otherwise or to make any demand upon Parent.

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3.2

Certain Rights of the Rights Agent. Parent hereby appoints the Rights Agent to act as rights agent for Parent in accordance with the express terms and conditions hereof, the Rights Agent undertakes to perform such duties and only such duties as are specifically set forth in this Agreement, and no implied covenants or obligations will be read into this Agreement against the Rights Agent. In addition:

a)

the Rights Agent may rely and will be protected and held harmless by Parent in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order or other paper or document believed by it in the absence of bad faith to be genuine and to have been signed or presented by the proper party or parties;

b)

whenever the Rights Agent will deem it desirable that a matter be proved or established prior to taking, suffering or omitting to take any action hereunder, the Rights Agent may rely upon an Officer’s Certificate delivered to the Rights Agent, which certificate shall be full authorization and protection to the Rights Agent, and the Rights Agent shall, in the absence of gross negligence, bad faith, or willful misconduct (each as determined by a final non-appealable judgement of a court of competent jurisdiction) on its part, incur no liability and be held harmless by Parent for or in respect of any action taken, suffered, or omitted to be taken by it under the provisions of this Agreement in reliance upon such Officer’s Certificate;

c)

the Rights Agent may engage and consult with counsel of its selection and the advice of such counsel or any opinion of counsel will be full and complete authorization and protection to the Rights Agent, and the Rights Agent shall be held harmless by Parent in respect of any action taken, suffered or omitted by it in reliance thereon in the absence of bad faith, gross negligence or willful misconduct (each as determined by a final non-appealable judgement of a court of competent jurisdiction) on the part of the Rights Agent in the selection and continued employment of such counsel;

d)	the permissive rights of the Rights Agent to do things enumerated in this Agreement will not be construed as a duty;

e)	the Rights Agent will not be required to give any note or surety in respect of the execution of its powers under, or otherwise in respect of the premises of, this Agreement;

f)

Parent agrees to indemnify the Rights Agent for, and hold the Rights Agent harmless from and against, any losses, liability, damage, judgement, fine, penalty, claim, demands, suits or expenses (“Losses”) for any action taken, suffered or incurred by the Rights Agent arising out of or in connection with the execution, acceptance, administration, exercise and performance by the Rights Agent of its duties under this Agreement, including the reasonable and documented out-of-pocket costs and expenses of defending the Rights Agent against any Loss, unless such Loss has been determined by a final non-appealable judgement of a court of competent jurisdiction to be a result of the Rights Agent’s fraud, willful misconduct, bad faith or gross negligence;

g)

Notwithstanding anything in this Agreement to the contrary, (i) in no event shall the Rights Agent be liable for any special, punitive, indirect, consequential or incidental loss or damage of any kind whatsoever (including but not limited to lost profits) arising out of any act or failure to act hereunder, even if the Rights Agent has been advised of the likelihood of such loss or damage or has foreseen the possibility or likelihood of such damages and (ii) the aggregate liability of the Rights Agent arising in connection with this Agreement, whether in contract, or in tort, or otherwise, is limited to, and shall not exceed, the amount paid or payable hereunder by Parent to the Rights Agent as fees and charges during the twelve (12) months immediately preceding the event for which recovery from the Rights Agent is being sought;

h)

Parent agrees (i) to pay the fees and expenses of the Rights Agent in connection with this Agreement in accordance with the fee schedule agreed upon in writing by the Rights Agent and Parent and incorporated herein by reference (the “Fee Schedule”); and (ii) to reimburse the Rights Agent for all reasonable and necessary out-of-pocket expenses and other charges of any kind and nature paid or incurred by it in connection with the preparation, delivery, negotiation or amendment of this Agreement and the administration, exercise or performance by the Rights Agent of its duties hereunder,

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including all taxes (other than personal property taxes, corporate excise or privilege taxes, property or license taxes, taxes relating to the Rights Agent’s personnel, and taxes imposed on or measured by the Rights Agent’s gross revenues, net income and franchise or similar taxes imposed on it (in lieu of net income taxes));

i)	the Rights Agent shall act hereunder solely as agent for Parent and shall not assume any obligations or relationship of agency or trust with any of the owners or Holders of the CVRs;

j)

the Rights Agent shall not be liable for or by reason of, and shall be held harmless by Parent with respect to any of the statements of fact or recitals contained in this Agreement or be required to verify the same, but all such statements and recitals are and shall be deemed to have been made by Parent only;

k)

the Rights Agent shall have no liability and shall be held harmless by Parent in respect of the validity of this Agreement or the execution and delivery hereof (except the due execution and delivery hereof by the Rights Agent) and the enforceability of this Agreement against the Rights Agent, assuming the due execution and delivery hereof by Parent; nor shall it be responsible for any breach by Parent of any covenant or condition contained in this Agreement;

l)

no provision of this Agreement shall require the Rights Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of its rights if there shall be reasonable grounds for believing that repayment of such funds or adequate indemnification against such risk or liability is not reasonably assured to it;

m)

the Rights Agent shall not be deemed to have knowledge of any event of which it was supposed to receive notice thereof hereunder, and the Rights Agent shall be fully protected and shall not incur any liability for failing to take action in connection therewith, in each case, unless and until it has received such notice;

n)

the Rights Agent shall neither be responsible for, nor chargeable with, knowledge of, nor have any requirements to comply with, the terms and conditions of the Merger Agreement or any Covered Agreement, nor shall the Rights Agent be required to determine if any Person has complied with the Merger Agreement or any Covered Agreement, nor shall any additional obligations of the Rights Agent be inferred from the terms of the Merger Agreement or any Covered Agreement even though reference thereto may be made in this Agreement;

o)

the Rights Agent may execute and exercise any of the rights or powers hereby vested in it or perform any duty hereunder (i) itself (through its directors, officers, or employees) or (ii) through its agents, representatives, attorneys, custodians and/or nominees and the Rights Agent shall not be answerable or accountable for any act, default, neglect or misconduct of any such agents, representatives, attorneys, custodians and/or nominees, absent their gross negligence, bad faith or willful or intentional misconduct (each as determined by a final non-appealable judgment of a court of competent jurisdiction) in the selection and continued employment thereof; and

p)	The indemnification provided by Parent to Rights Agent pursuant to this Section 3.2 shall survive the resignation, replacement or removal of the Rights Agent and the termination of this Agreement.

3.3	Resignation and Removal; Appointment of Successor.

a)

The Rights Agent may resign at any time by giving written notice thereof to Parent and the Holders, specifying a date when such resignation will take effect, which notice will be sent at least thirty (30) days prior to the date so specified. Parent has the right to remove the Rights Agent at any time by a Parent Board Resolution specifying a date when such removal will take effect. Notice of such removal will be given by Parent to the Rights Agent, which notice will be sent at least thirty (30) days prior to the date so specified.

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b)

Any Person into which the Rights Agent or any successor Rights Agent may be merged or with which it may be consolidated, or any Person resulting from any merger or consolidation to which the Rights Agent or any successor Rights Agent shall be a party, or any Person succeeding to the stock transfer or other stockholder services business of the Rights Agent or any successor Rights Agent, shall be the successor to the Rights Agent under this Agreement without the execution or filing of any paper or any further act on the part of any of the parties hereto, provided that such Person would be eligible for appointment as a successor Rights Agent under this Section 3.3(b). The purchase of all or substantially all of the Rights Agent’s assets employed in the performance of the transfer agent activities shall be deemed a merger or consolidation for purposes of this Section 3.3(b). If the Rights Agent provides notice of its intent to resign, is removed pursuant to Section 3.3 or becomes incapable of acting, Parent, by Parent Board Resolutions, will as soon as is reasonably possible appoint a qualified successor Rights Agent who, unless otherwise consented to in writing by the Acting Holders, shall be a transfer agent of national reputation or the corporate trust department of a commercial bank. Notwithstanding the foregoing, if Parent fails to make such appointment within a period of thirty (30) days after giving notice of such removal or after it has been notified in writing of such resignation or incapacity by the resigning or incapacitated Rights Agent, then the incumbent Rights Agent or any Holder may apply to any court of competent jurisdiction for the appointment of a new Rights Agent. The successor Rights Agent so appointed will, forthwith upon its acceptance of such appointment in accordance with Section 3.4, become the successor Rights Agent.

c)

Parent will give notice to the Holders of each resignation and each removal of a Rights Agent and each appointment of a successor Rights Agent in accordance with Section 8.2. Each notice will include the name and address of the successor Rights Agent. If Parent fails to send such notice within ten (10) days after acceptance of appointment by a successor Rights Agent in accordance with Section 3.4, the successor Rights Agent will cause the notice to be mailed at the expense of Parent. Failure to give any notice provided for in this Section 3.3(c), however, shall not affect the legality or validity of the resignation or removal of the Rights Agent or the appointment of the successor Rights Agents, as the case may be.

d)

The Rights Agent will reasonably cooperate with Parent and any successor Rights Agent in connection with the transition of the duties and responsibilities of the Rights Agent to the successor Rights Agent, including the transfer of all relevant data, including the CVR Register, to the successor Rights Agent.

3.4

Acceptance of Appointment by Successor. Every successor Rights Agent appointed pursuant to Section 3.3(b) hereunder will, at or prior to such appointment, execute, acknowledge and deliver to Parent and to the retiring Rights Agent an instrument accepting such appointment and a counterpart of this Agreement, and thereupon such successor Rights Agent, without any further act, deed or conveyance, will become vested with all the rights, powers, trusts and duties of the retiring Rights Agent. On request of Parent or the successor Rights Agent, the retiring Rights Agent will execute and deliver an instrument transferring to the successor Rights Agent all the rights, powers, duties and trusts of the retiring Rights Agent, except such rights which survive its resignation or removal under this Agreement.

3.5

Holding of Funds. All funds received by Computershare under this Agreement that are to be distributed or applied by Computershare in the performance of services hereunder (the “Funds”) shall be held by Computershare as agent for Parent and deposited in one or more bank accounts to be maintained by Computershare in its name as agent for Parent. Until paid pursuant to the terms of this Agreement, Computershare will hold the Funds through such accounts in: deposit accounts of commercial banks with Tier 1 capital exceeding $1 billion or with an average rating above investment grade by S&P (LT Local Issuer Credit Rating), Moody’s (Long Term Rating) and Fitch Ratings, Inc. (LT Issuer Default Rating) (each as reported by Bloomberg Finance L.P.). Computershare shall have no responsibility or liability for any diminution of the Funds that may result from any deposit made by Computershare in accordance with this paragraph, including any losses resulting from a default by any bank, financial institution or other third party. Computershare may from time to time receive interest, dividends or other earnings in connection with such deposits. Computershare shall not be obligated to pay such interest, dividends or earnings to the Parent, any Holder, or any other Person.

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4.	COVENANTS

4.1

List of Holders. Parent will furnish or cause to be furnished to the Rights Agent, in such form as Parent receives from the Company’s transfer agent (or other agent performing similar services for the Company), the names and addresses of the Holders of such securities within fifteen (15) Business Days after the Effective Time. Until such list of Holders is furnished to the Rights Agent, the Rights Agent shall have no duties, responsibilities or obligations with respect to keeping the CVR Register, providing notices or making payments to such Holders.

4.2	Payment of CVR Payment Amounts.

a)

If any Net CVR Payments have been received by Parent, the Surviving Entity or their Affiliates during any CVR Payment Period in accordance with this Agreement, Parent will, promptly (but in any event no later than ten (10) Business Days) following the delivery of the applicable CVR Payment Statement to the Rights Agent, deposit with or transfer to the Rights Agent, for payment or issuance to the Holders in accordance with Section 2.4, the aggregate amount of cash or shares of Parent Common Stock necessary to pay the applicable CVR Payment Amount to each Holder (other than cash payments to Holders of Equity Award CVRs, in respect of which any CVR Payment Amount shall be paid in accordance with Section 2.4(a)). Absent sufficient deposits by Parent, the Rights Agent shall have no duty to make payments to the Holders.

b)	For the avoidance of doubt, no payments shall be made in respect of any CVRs if the Net CVR Payments during any CVR Payment Period are less than $0.00.

c)

Notwithstanding anything to the contrary in this Agreement and the Merger Agreement, if at the time of the determination of the Aggregate CVR Payment Amount pursuant to Section 2.4, in the good faith reasonable judgment of Parent, after consulting with its Tax advisor, the aggregate value of the Upfront Consideration (as defined in the Merger Agreement) paid in shares of Parent Common Stock and any CVR Stock Payments is not at least 40% of the aggregate value of the total consideration payable to the holders of Shares pursuant to the Merger Agreement and this Agreement (the “Reorg Threshold”), then the portion of any CVR Payment Amounts that is comprised of CVR Cash Payments shall be reduced to the extent necessary to satisfy the Reorg Threshold, and, subject to the following sentence, the portion of any CVR Payment Amounts that is comprised of CVR Stock Payments shall be increased by an amount equal to the amount by which the CVR Cash Payments are so reduced. Notwithstanding anything else to the contrary in this Agreement, subject to Section 4.2(d), in no event shall the aggregate number of shares of Parent Common Stock issuable under this Agreement exceed such number of shares that (in the good faith determination of Parent’s Board of Directors, and after consultation thereby with outside legal counsel) would require Parent to obtain stockholder approval under applicable Nasdaq rules and requirements (the “Nasdaq Rules”).

d)

If any CVR Payment Amounts payable under this Agreement in the form of a CVR Stock Payment are otherwise prohibited or limited as a result of the last sentence of Section 4.2(c) (a “Prohibited CVR Payment”), Parent shall deliver written notice thereof to the Rights Agent (the “Prohibited CVR Payment Notice”), and the Rights Agent will promptly, and in any event within ten (10) Business Days of receipt of the Prohibited CVR Payment Notice from Parent, send each Holder at its registered address a copy of the Prohibited CVR Payment Notice. During the 30 Business Day period after delivery of the Prohibited CVR Payment Notice by the Rights Agent to the Holders, the Acting Holders may, by delivery of written notice to Parent and the Rights Agent (the “Acting Holder Request”), request that Parent seek to obtain the stockholder approval required pursuant to Nasdaq Listing Rule 5635 and any related Nasdaq Rules in order to permit the issuance of shares of Parent Common Stock necessary to make the Prohibited CVR Payment (and any other CVR Payment Amounts that are then reasonably anticipated to be made under this Agreement) in the form of a CVR Stock Payment (the “Parent Stockholder Matter”). Following receipt of the Acting Holder Request, Parent shall use such commercially reasonable efforts required to (i) promptly file with the U.S. Securities and Exchange Commission a proxy statement in preliminary and definitive form (as amended or supplemented from time to time, the “Parent Proxy Statement”) to be sent to Parent’s stockholders in connection with a

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special meeting of Parent’s stockholders for the Parent Stockholder Matter and (ii) convene and hold such special meeting of Parent’s stockholders (the “Parent Special Meeting”). All reasonable and documented fees and expenses of any third-party proxy solicitor engaged by Parent in connection with the Parent Special Meeting shall constitute Permitted Deductions. If the Acting Holders deliver the Acting Holder Request, Parent shall not be required to make the related Prohibited CVR Payment(s) unless and until the Parent Stockholder Matter has been validly approved by Parent’s stockholders at the Parent Special Meeting, and all time periods applicable to the payment of any related Prohibited CVR Payment(s) shall be tolled until the Parent Stockholder Matter is validly approved. If the Acting Holders do not deliver the Acting Holder Request, or if the Parent Stockholder Matter is rejected by Parent’s stockholders at the Parent Special Meeting, the related Prohibited CVR Payment(s) shall not be payable under this Agreement. Parent shall have no liability to any Holder or any other Person if the Parent Stockholder Matter is rejected by Parent’s stockholders and, as a result, the related Prohibited CVR Payment(s) are not payable pursuant hereto. Parent’s sole obligation under this Section 4.2(d) is to use commercially reasonable efforts to take the actions required under this Section 4.2(d). The foregoing notwithstanding, Parent shall not be required to solicit approval of the Parent Stockholder Matter, prepare or file the Parent Proxy Statement or convene the Parent Special Meeting if, in the good faith judgment of Parent’s Board of Directors (after consultation thereby with outside legal counsel), such actions would be materially detrimental to Parent, in which case Parent’s Board of Directors may cause Parent to defer the taking of such actions until such time as the taking of such actions would not be materially detrimental to Parent (as determined in the good faith judgment of Parent’s Board of Directors, and after consultation thereby with outside legal counsel), and Parent shall deliver notice of such deferral to the Acting Holders that submitted the Acting Holder Request. The Holders may only exercise their right to deliver an Acting Holder Request once, and Parent shall have no obligation to convene a Parent Special Meeting and take the other related actions required under this Section 4.2(d) more than once.

4.3	Direction and Control of Business.

a)

Subject to Section 4.4, Parent and its Affiliates shall have the right, in their sole and absolute discretion, to direct and control the research, development, commercialization and other exploitation of the SRF114 program and SRF388 program controlled by the Company prior to the Closing Date and by Parent, the Surviving Entity and their Affiliates after the Closing Date (the “SRF114 Program” and “SRF388 Program”, respectively) in all respects, including any determination to test, develop, pursue, market, make any regulatory filings or seek regulatory approval with respect to, commence or continue any sale of, or make any other strategic decisions affecting, either or both of the SRF114 Program and the SRF388 Program.

b)

Notwithstanding the foregoing, nothing in this Agreement shall be construed as requiring Parent, the Surviving Entity or any of their Affiliates to continue or institute any clinical trials of or seek regulatory approval for either SRF114 or SRF388 or commence any sales of either such product in any jurisdiction and any determination by Parent, the Surviving Entity and any of their Affiliates with respect to the foregoing shall be made in Parent’s, the Surviving Entity’s or their Affiliates’ sole and absolute discretion. None of Parent, the Surviving Entity or any of their Affiliates shall have any liability to any Holder because none of Parent, the Surviving Entity or their Affiliates negotiate, execute and enter into an SRF114 Agreement or SRF388 Agreement. The Rights Agent acknowledges and agrees, on behalf of itself and each Holder, that there is a possibility no Gross Payments or Net CVR Payments will be received during the CVR Term.

c)

For the avoidance of doubt and subject to Section 4.4, nothing in this Agreement shall prevent Parent, the Surviving Entity or their Affiliates from terminating either or both of the SRF114 Program or the SRF388 Program, in whole or in part, following a determination by the Parent’s Board of Directors (exercising is business judgment in good faith) to terminate either or both of the SRF114 Program or the SRF388 Program, in whole or in part.

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4.4	Covenant to Comply.

a)

Notwithstanding anything to the contrary herein, during the CVR Term, Parent will not, and Parent will cause the Surviving Entity and its other Affiliates to not, (i) enter into, amend or otherwise modify any Covered Agreement or (ii) materially breach any of the terms and conditions under any of the Covered Agreements, in each case ((i) and (ii)), in a manner that would or would reasonably be expected to adversely impact the interests of the Holders or the related Net CVR Payments in any material respect; provided that nothing in this Section 4.4(a) shall prohibit Parent, the Surviving Entity or this Affiliates from entering into the initial SRF114 Agreement or the initial SRF388 Agreement, as applicable, on terms and conditions negotiated by Parent or its Affiliates in their discretion.

b)

Parent shall cause the Surviving Entity and Parent’s and the Surviving Entity’s Affiliates to comply with the terms of this Agreement and the Covered Agreements (to the extent subject thereto), and Parent shall be responsible for any breaches of this Agreement or the Covered Agreements (to the extent subject thereto) which are caused by the Surviving Entity or the Surviving Entity’s or Parent’s Affiliates.

4.5

Books and Records. Parent shall, and shall cause its Affiliates to, keep true, correct, complete and accurate records in sufficient detail to enable the Holders and the Independent Accountant to determine the amounts payable hereunder.

4.6

Further Assurances. Parent agrees that it will perform, execute, acknowledge and deliver or cause to be performed, executed, acknowledged and delivered, all such further and other acts, instruments and assurances as may reasonably be required by the Rights Agent for the carrying out or performing by the Rights Agent of the provisions of this Agreement.

4.7

Parent Stock Issuance. If Parent elects to pay the applicable CVR Payment Amount as either a CVR Stock Payment or a Combined CVR Cash and Stock Payment, Parent shall use commercially reasonable efforts to promptly cause the shares of Parent Common Stock to be issued in connection with such payment to be listed on Nasdaq (or such other stock exchange on which the Parent Common Stock may be then listed), subject to official notice of issuance, prior to the applicable issuance date. Parent shall use commercially reasonable efforts to promptly take all actions reasonably required to be taken under state securities Laws in connection with the CVR Stock Payment or stock portion of the Combined CVR Cash and Stock Payment.

4.8	Audit Rights.

a)

Until one year after the end of the CVR Term (the “Review Request Deadline”), upon the written request of the Acting Holders (such requesting Acting Holders, the “Audit Rights Acting Holders”) provided to Parent not less than thirty (30) days in advance (such request not to be made more than two times during any Fiscal Year), Parent shall promptly provide such Audit Rights Acting Holders with reasonable documentation to support its calculation of Net CVR Payments, and shall make its financial personnel reasonably available to one designee appointed as representative of the Audit Rights Acting Holders to discuss and answer such Audit Rights Acting Holders’ questions regarding such calculations. If the designee of the Audit Rights Acting Holders does not agree with Parent’s calculations, and such designee and Parent fail to agree on the matter under dispute within 20 Business Days after the Audit Right Acting Holders request documentation supporting Parent’s calculation, Parent shall permit one independent certified public accounting firm of nationally recognized standing selected by the applicable designee and reasonably acceptable to Parent (the “Independent Accountant”), to have access at reasonable times during normal business hours to the books and records of Parent, the Surviving Entity and their Affiliates solely as may be reasonably necessary to evaluate and verify, for such applicable CVR Payment Period only, Parent’s calculations of the Gross Payments, Net CVR Payments and the Aggregate CVR Payment Amount hereunder; provided that (i) Parent may redact documents and information not relevant to the evaluation and verification of such calculations pursuant to this Section 4.7(a), (ii) such Independent Accountant and the Audit Rights

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Acting Holders and their designee shall each enter into a customary confidentiality agreement reasonably satisfactory to Parent with respect to the confidential information of Parent, the Surviving Entity or their Affiliates to be furnished pursuant to this Section 4.7, (iii) such access does not unreasonably interfere with the conduct of the business of Parent, the Surviving Entity or any of their Affiliates, and (iv) such Independent Accountant shall disclose to the designee of the Audit Rights Acting Holders and Rights Agent only whether any Aggregate CVR Payment Amount was payable by Parent during the applicable CVR Payment Period and, if applicable, whether the Independent Accountant determined that an Aggregate CVR Payment Amount that was properly due was not paid to the Rights Agent (or that the amount of such payment was less than the amount due) (a “CVR Shortfall”).

b)

In the event of a CVR Shortfall, Parent shall pay the applicable amount of the CVR Shortfall to the Rights Agent in accordance with Section 2.4 for further distribution to the Holders by the Rights Agent in accordance with Section 2.4. Parent shall pay such amount of CVR Shortfall within twenty (20) Business Days after the date the Independent Accountant delivers to Parent and the designee of the Audit Right Acting Holders the Independent Accountant’s written report with respect thereto, plus interest calculated at the rate of SOFR, plus one percent (1%) per annum or the maximum rate allowed by applicable law, whichever is lower, from when such CVR Shortfall should have been paid to the date of the actual payment. In the event of a CVR Shortfall, the fees of the Independent Accountant shall be paid by Parent. Otherwise, the fees of the Independent Accountant shall be a Permitted Deduction under this Agreement.

5.	AMENDMENTS

5.1	Amendments without Consent of Holders.

a)

Without the consent of any Holders or the Acting Holders, Parent, when authorized by Parent Board Resolutions and the Rights Agent, at any time and from time to time, may enter into one or more amendments hereto, to evidence the succession of another Person to Parent and the assumption by any such successor of the covenants of Parent herein as provided in, and subject to, Section 8.3.

b)

Without the consent of any Holders or the Acting Holders, Parent, when authorized by Parent Board Resolutions, and the Rights Agent, in the Rights Agent’s sole and absolute discretion, at any time and from time to time, may enter into one or more amendments hereto, for any of the following purposes:

(i)	to evidence the succession of another Person as a successor Rights Agent and the assumption by any such successor of the covenants and obligations of the Rights Agent herein;

(ii)

to add to the covenants of Parent such further covenants, restrictions, conditions or provisions as Parent and the Rights Agent will consider to be for the protection and benefit of the Holders; provided that, in each case, such provisions do not adversely affect any interests of the Holders;

(iii)

to cure any ambiguity, to correct or supplement any provision herein that may be defective or inconsistent with any other provision herein, or to make any other provisions with respect to matters or questions arising under this Agreement; provided that, in each case, such provisions do not adversely affect any interests of the Holders;

(iv)

as may be necessary or appropriate to ensure that the CVRs are not subject to registration under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, or any applicable state securities or “blue sky” laws;

(v)	as may be necessary to comply with or be exempt from the requirements of Section 409A of the Code;

(vi)	to cancel or reduce the number of CVRs, in the event any Holder agrees to renounce such Holder’s rights under this Agreement in accordance with Section 2.6;

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(vii)	as may be necessary or appropriate to ensure that Parent complies with applicable Law; provided that in each case, such amendment shall not adversely affect the interests of the Holders; or

(viii)

any other amendments hereto for the purpose of adding, eliminating or changing any provisions of this Agreement, unless such addition, elimination or change adversely affects the interests of the Holders.

c)

Promptly after the execution by Parent and the Rights Agent of any amendment pursuant to the provisions of this Section 5.1, Parent will, at Parent’s expense, deliver (or cause the Rights Agent to deliver) a notice thereof in accordance with Section 8.2 to the Holders, setting forth such amendment.

5.2	Amendments with Consent of Holders.

a)

Subject to Section 5.1 (which amendments pursuant to Section 5.1 may be made without the consent of the Holders), with the consent of the Acting Holders, whether evidenced in writing or taken at a meeting of the Acting Holders, Parent, when authorized by Parent Board Resolutions, and the Rights Agent may enter into one or more amendments hereto for the purpose of adding, eliminating or changing any provisions of this Agreement, even if such addition, elimination or change is adverse to the interest of the Holders; provided, however, that no such amendment shall, without the consent of the Acting Holders:

(i)

modify in a manner adverse to the Holders (A) any provision contained herein with respect to the termination of this Agreement or the CVRs, (B) the time for, and amount of, any payment to be made to the Holders pursuant to this Agreement, or (C) the definition of CVR Payment Amount or Gross Payments;

(ii)	reduce the number of CVRs (except as contemplated by Section 5.1(b)(vi)); or

(iii)

modify any provisions of this Section 5.2, except to increase the percentage of Holders from whom consent is required or to provide that certain provisions of this Agreement cannot be modified or waived.

b)

No amendment pursuant to this Section 5.2 shall adversely affect the interest of a Holder (in its capacity as a Holder) relative to the interests of all Holders, without the prior written consent of the affected Holder.

c)

Promptly after the execution by Parent and the Rights Agent of any amendment pursuant to the provisions of this Section 5.2, Parent will, at Parent’s expense, mail or deliver (or cause the Rights Agent to mail or deliver) a notice thereof in accordance with Section 8.2 to the Holders, setting forth such amendment.

5.3

Execution of Amendments. In executing any amendment permitted by this Section 5, the Rights Agent will be entitled to receive, and will be fully protected in relying upon, an opinion of counsel selected by Parent and reasonably acceptable to the Rights Agent, each stating that the execution of such amendment is authorized or permitted by this Agreement. Each amendment to this Agreement shall be evidenced by a writing signed by the Rights Agent and Parent. The Rights Agent may, but is not obligated to, enter into any such amendment that affects the Rights Agent’s own obligations, rights, privileges, powers, immunities, covenants or duties under this Agreement or otherwise and the Rights Agent shall not be bound by amendments not executed by it.

5.4

Effect of Amendments. Upon the execution of any amendment under this Section 5, this Agreement will be modified in accordance therewith, such amendment will form a part of this Agreement for all purposes and every Holder will be bound thereby.

6.	REMEDIES OF THE HOLDERS

6.1

Event of Default. An “Event of Default” with respect to the CVRs, means any of the following events which shall have occurred and be continuing (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of Law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any Governmental Entity):

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a)

default in the payment by Parent pursuant to the terms of this Agreement of all or any part of a CVR Payment Amount after a period of ten (10) Business Days after such CVR Payment Amount shall become due and payable; or

b)

material default in the performance, or breach in any material respect, of any covenant or warranty of Parent hereunder (other than a payment default subject to Section 6.1(a)), and continuance of such default or breach for a period of 30 days after a written notice specifying such default or breach and requiring it to be remedied is given, which written notice states that it is a “notice of default” hereunder and is sent by registered or certified mail to Parent and the Rights Agent by the Acting Holders.

If an Event of Default described above occurs and is continuing (and has not been cured or waived), then, and in each and every such case, the Acting Holders by notice in writing to Parent and to the Rights Agent, may, in their discretion, commence a legal proceeding to protect the rights of the Holders, including to obtain damages or payment for any amounts then due and payable. Notwithstanding anything herein to the contrary, damages directly resulting from and in the event of an Event of Default shall be the sole and exclusive remedy of any and all Holders for any claims or causes of action (whether in contract, tort or statute) that may be based upon, arise out of or relate to this Agreement or the CVRs, or the negotiation, execution or performance hereof or thereof or the transactions contemplated hereby, and the Rights Agent, Parent and its Affiliates shall not be liable for special, punitive, indirect, incidental or consequential loss or damages of any kind whatsoever (including, without limitation, lost profits).

The foregoing provisions of this Section 6.1, however, are subject to the condition that if, at any time after the Acting Holders shall have commenced such proceeding, and before any award shall have been obtained, Parent shall pay or shall deposit with the Rights Agent a sum sufficient to pay all amounts which shall have become due and such amount shall be sufficient to cover reasonable compensation to the Rights Agent, its agents, attorneys and counsel, and all Events of Default under this Agreement shall have been cured, waived or otherwise remedied as provided herein, then and in every such case the Acting Holders, by written notice to Parent and to the Rights Agent, may waive all defaults that are the subject of such proceeding, but no such waiver or rescission and annulment shall extend to or shall affect any subsequent default.

6.2

Limitations on Suits by Holders. Except for the rights of the Rights Agent expressly set forth herein, the Acting Holders will have the sole right, on behalf of all Holders, by virtue of or under any provision of this Agreement, to institute any action or proceeding with respect to this Agreement, and no individual Holder or other group of Holders, will be entitled to exercise such rights. Notwithstanding any other provision in this Agreement, the right of any Holder of any CVR to receive payment of the amounts that a CVR Payment Statement indicates are payable in respect of such CVR on or after the applicable due date, or to commence proceedings for the enforcement of any such payment on or after such due date, shall not be impaired or affected without the consent of such Holder.

6.3

Control by Acting Holders. Subject to the last sentence of Section 6.2, the Acting Holders shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Holders under this Agreement, or exercising any power conferred on the Holders by this Agreement; provided that such direction shall not be otherwise than in accordance with applicable Law and the provisions of this Agreement.

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7.	OMITTED

8.	OTHER PROVISIONS OF GENERAL APPLICATION

8.1

Notices to Rights Agent and Parent. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly delivered and received hereunder (a) two (2) Business Days after being sent for next Business Day delivery, fees prepaid, via a reputable international overnight courier service, (b) upon delivery in the case of delivery by hand, or (c) on the date delivered if sent by email (with a written or electronic confirmation of delivery) prior to 5:00 p.m. Eastern time, otherwise on the next succeeding Business Day, in each case to the intended recipient as set forth below:

If to the Rights Agent:

Computershare Inc.

Computershare Trust Company, N.A.

150 Royall Street

Canton, MA 02021

Attention: Client Services

If to Parent:

Coherus Biosciences, Inc.

333 Twin Dolphin Drive, Suite 600

Attention: General Counsel

with a copy to (which shall not constitute notice):

Arnold & Porter Kaye Scholer LLP

250 West 55th Street

New York, NY 10019

Attention: Lowell Dashefsky; Michael Penney

E-mail: Lowell.Dashefsky@arnoldporter.com; Michael.Penney@arnoldporter.com

The Rights Agent or Parent may specify a different address by giving notice in accordance with this Section 8.1.

8.2

Notice to Holders. Where this Agreement provides for notice to Holders, such notice will be sufficiently given (unless otherwise herein expressly provided) if in writing and transmitted through the facilities of DTC in accordance with DTC’s procedures or mailed, first-class postage prepaid, to each Holder affected by such event, at the Holder’s address as it appears in the CVR Register, not later than the latest date, and not earlier than the earliest date, if any, prescribed for the giving of such notice. In any case where notice to Holders is given by mail, neither the failure to mail such notice, nor any defect in any notice so mailed, to any particular Holder will affect the sufficiency of such notice with respect to other Holders.

8.3

Parent Successors and Assigns. Parent may not assign this Agreement without the prior consent of the Acting Holders; provided, however, Parent may assign any or all of its rights, interests and obligations hereunder, in its sole discretion and without the consent of the Acting Holders or any other Person, (i) to any controlled Affiliate of Parent (an “Assignee”), but only for so long as the Assignee remains a controlled Affiliate of Parent and provided that the Assignee agrees to assume and be bound by all of the terms and conditions of this Agreement; provided further that, in connection with any assignment to an Assignee, Parent shall, and shall agree to, remain liable for the performance by the Assignee of all obligations, duties and covenants of Parent under this Agreement, or (ii) in connection with a Change of Control; provided, that, in the case of a Change of Control as defined in clauses (a) and (b) of the definition of “Change of Control”, unless otherwise consented to by the Acting Holders, any applicable CVR Payment Amount due

23

and payable pursuant to the terms of this Agreement shall be paid solely in cash, unless the acquiring Person has equity securities listed on Nasdaq (or another stock exchange) and such acquiring Person has a market capitalization equal to or greater than the market capitalization of Parent as of the Effective Time, in which case the successor may pay any applicable CVR Payment Amount in cash, stock, or a combination of cash and stock in accordance with this Agreement. Subject to the preceding sentence, this Agreement will be binding upon, and shall be enforceable by and inure solely to the benefit of, Parent’s successors and each Assignee. The Rights Agent may not assign this Agreement without Parent’s prior written consent. Any attempted assignment of this Agreement or any such rights in violation of this Section 8.3 shall be void and of no effect.

8.4

Benefits and Agreement. Nothing in this Agreement, express or implied, will give to any Person (other than the Rights Agent, the Rights Agent’s permitted successors and assigns, Parent, Parent’s successors and assigns, the Holders and the Holders’ successors and assigns pursuant to a Permitted Transfer) any benefit or any legal or equitable right, remedy or claim under this Agreement or under any covenant or provision herein contained, all such covenants and provisions being for the sole benefit of the foregoing. The rights of Holders and their successors and assigns pursuant to Permitted Transfers are limited to those expressly provided in this Agreement. Notwithstanding anything to the contrary contained herein, (a) except for the rights of the Rights Agent set forth herein, the Acting Holders will have the sole right, on behalf of all Holders, by virtue of or under any provision of this Agreement, to institute any action or proceeding with respect to this Agreement, and, with the exception of Section 6.2(b), no individual Holder or other group of Holders will be entitled to exercise such rights and (b) any Holder or Holder’s successor or assign pursuant to a Permitted Transfer may agree to renounce, in whole or in part, its rights under this Agreement by written notice to the Rights Agent and Parent, which notice, if given, shall be irrevocable.

8.5	Governing Law; Dispute Resolution.

a)

This Agreement, the CVRs and all actions arising under this Agreement or in connection herewith or therewith shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to any laws, rules or provisions that would cause the application of the laws of any other jurisdiction other than the State of Delaware.

b)

Subject to Section 4.7, in any action or proceeding arising out of or relating to this Agreement or any of the CVRs: (i) each of the parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Chancery Court of the State of Delaware and any state appellate court therefrom or, if such court lacks subject matter jurisdiction, the United States District Court sitting in New Castle County in the State of Delaware (it being agreed that the consents to jurisdiction and venue set forth in this Section 8.5(b) shall not constitute general consents to service of process in the State of Delaware and shall have no effect for any purpose except as provided in this paragraph and shall not be deemed to confer rights on any Person other than the parties); and (ii) each of the parties irrevocably consents to service of process by first class certified mail, return receipt requested, postage prepaid, to the address at which such party is to receive notice in accordance with Section 8.2. The parties agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law; provided, however, that nothing in the foregoing shall restrict any party’s rights to seek any post-judgment relief regarding, or any appeal from, such final trial court judgment.

c)

EACH OF THE PARTIES TO THIS AGREEMENT IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING BETWEEN THE PARTIES HERETO (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE). EACH PARTY HERETO (A) MAKES THIS WAVIER VOLUNTARILY AND (B) ACKNOWLEDGES THAT SUCH PARTY HAS BEEN INDUCTED TO ENTER INTO THIS AGREEMENT BY, AND AMONG OTHER THINGS, THE MUTUAL WAIVERS CONTAINED IN THIS SECTION 8.5(C).

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8.6

Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree shall remain in full force and effect to the extent not held invalid or unenforceable and the application of such provision to other Persons or circumstances shall be interpreted so as reasonably to effect the intent of the parties. The parties further agree to replace such invalid or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable provision. If any excluded provision, or the application thereof, shall materially and adversely affect the rights, immunities, liabilities, duties, responsibilities or obligations of the Rights Agent, the Rights Agent shall be entitled to resign immediately upon written notice to the Parent.

8.7

Counterparts and Signature. This Agreement may be executed in multiple counterparts (including by facsimile or by an electronic scan delivered by electronic mail), each of which shall be deemed an original but all of which together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties hereto and delivered to the other party, it being understood that the parties need not sign the same counterpart.

8.8

Termination. This Agreement will expire and be of no force and effect, the parties will have no liability hereunder (other than with respect to monies due and owing by Parent to Rights Agent or any other rights of the Rights Agent which expressly survive the termination of this Agreement), and no additional payments will be required to be made, upon the later of (i) the conclusion of the CVR Term, (ii) the payment of all Aggregate CVR Payment Amounts to the Rights Agent required to be paid under this Agreement and the payment of the full amount of all CVR Payment Amounts to the Holders (other than holders of Equity Award CVRs) by the mailing by Rights Agent to the address of such Holders reflected in the CVR Register, and (iii) if a written request is received before the Review Request Deadline, the decision of the Independent Accountant (and, if applicable, payment of any CVR Shortfall as determined by the Independent Accountant to be owed by the Parent) pursuant to Section 4.7.

8.9

Entire Agreement. As it relates to the Rights Agent, this Agreement and the Fee Schedule constitute the entire agreement of the parties hereto, notwithstanding the reference to any other agreement herein, including the Merger Agreement, and supersedes all contemporaneous and prior agreements and understandings, both written and oral, among or between any of the parties hereto, with respect to the subject matter hereof. As between Parent and the Company, this Agreement and the Merger Agreement (including the documents and instruments referred to herein and therein) contain the entire agreement, and supersede all prior written agreements, arrangements, communications and understandings and all prior contemporaneous oral agreements, arrangements, communications and understandings among the parties hereto with respect to the subject matter hereof and thereof. If and to the extent that any provision of this Agreement is inconsistent or conflicts with the Merger Agreement, this Agreement shall govern and be controlling.

8.10

Confidentiality. The Rights Agent and the Parent agree that all books, records, information and data pertaining to the business of the other party, including inter alia, personal, non-public Holder information, which are exchanged or received pursuant to the negotiation or the carrying out of this Agreement including the fees for services set forth in the attached schedule shall remain confidential, and shall not be voluntarily disclosed to any other person, except as may be required by a valid order of an arbitration panel, court or Governmental Entity of competent jurisdiction or is otherwise required by law or regulation, including SEC or Nasdaq Rules, or pursuant to subpoenas from state or federal government authorities (e.g., in divorce and criminal actions).

8.11

Force Majeure. Notwithstanding anything to the contrary contained herein, the Rights Agent will not be liable for any delays or failures in performance resulting from acts beyond its reasonable control, including acts of God, terrorist acts, pandemics, epidemics, shortage of supply, breakdowns or malfunctions, interruptions or malfunctions of computer facilities, or loss of data due to power failures or mechanical difficulties with information storage or retrieval systems, labor difficulties, war, or civil unrest.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

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IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed on its behalf by its duly authorized officers as of the day and year first above written.

COHERUS BIOSCIENCES, INC.
By:
Name:
Title:
COMPUTERSHARE TRUST COMPANY, N.A., COMPUTERSHARE INC., on behalf of both entities
By:
Name:
Title:

[Signature Page to Contingent Value Rights Agreement]

ANNEX C

Wedbush Securities Inc.

600 Montgomery Street

29th Floor

San Francisco, CA 94111

June 15, 2023

Board of Directors

Surface Oncology, Inc.

50 Hampshire Street, 8th Floor

Cambridge, MA 02139

Members of the Board:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of common stock, par value $0.0001 per share (the “Company Common Stock”), of Surface Oncology, Inc., a Delaware corporation (the “Company”), of the Merger Consideration (as defined below) to be received by the holders of the Company Common Stock pursuant to the terms of the proposed Agreement and Plan of Merger (the “Merger Agreement”) to be entered into by and among Coherus Biosciences, Inc., a Delaware corporation (“Parent”), Crimson Merger Sub I, Inc., a Delaware corporation and a direct wholly owned Subsidiary of Parent (“Merger Sub I”), Crimson Merger Sub II, LLC, a Delaware limited liability company and a direct wholly owned Subsidiary of Parent (“Merger Sub II”), and the Company. Capitalized terms used herein have the respective meanings ascribed thereto in the June 14, 2023 draft of the Merger Agreement provided to us by the Company (the “Draft Merger Agreement”).

As more specifically set forth in the Merger Agreement, and subject to the terms, conditions and adjustments set forth therein, the Merger Agreement provides for the acquisition of the Company through (i) the merger of Merger Sub I with and into the Company (the “First Merger”), with the Company continuing as the surviving corporation (the “Surviving Corporation”) and a wholly owned subsidiary of Parent, immediately followed by (ii) the merger of the Surviving Corporation with and into Merger Sub II (the “Second Merger”, and together with the First Merger, the “Mergers”), with Merger Sub II as the surviving entity and a wholly owned Subsidiary of Parent. At the Effective Time, as a result of the First Merger and without any action on the part of the Company, Parent, Merger Sub I, Merger Sub II or the holders of any capital stock of the Company, Parent, Merger Sub I or Merger Sub II, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than any Excluded Shares and Dissenting Shares) shall be converted automatically into and shall thereafter represent the right to receive (i) a number of validly issued, fully paid and nonassessable shares of Parent Common Stock equal to the Exchange Ratio (the “Upfront Consideration”), and (ii) one contingent value right (a “CVR”) representing the right to receive the consideration set forth in, and subject in all respects to the terms and conditions of, the CVR Agreement (for each share of Company Common Stock, the Upfront Consideration plus the CVR, collectively, the “Merger Consideration”).

The Exchange Ratio is obtained by dividing (i) the quotient (rounded down to four decimal places) obtained by dividing (a) the Company Valuation (as defined below) by (b) $5.28311 by (ii) the Company Outstanding Shares. Company Valuation is defined in the Merger Agreement as Company Net Cash plus $40,000,000.

[1]	The five trading day volume weighted average price (“5-day VWAP”) of Parent Common Stock at signing as reported by Bloomberg on 06/15/23

Company management has advised us that Company Net Cash is expected to be $23,000,000. Pursuant to the terms of the Merger Agreement, Company Net Cash may not be less than $19,600,000 (the “Minimum Company Net Cash”). Company Net Cash is defined in the Merger Agreement as the Company’s cash, cash equivalents, and marketable securities less long- and short-term liabilities, and as further adjusted for other specified amounts in the Merger Agreement, as of the respective dates of determination set forth in such definition.

Management of the Company has directed us to assume and, for purposes of this opinion, we have assumed without independent verification, that (i) Company Outstanding Shares will be 64,502,206 shares immediately prior to the Effective Time, (ii) Company Net Cash will equal $23.0 million, (iii) no value is attributable to the CVR, and (iv) the Merger Consideration shall not represent more than 19.9% of the aggregate Parent common stock outstanding. Company management has also advised us and, for purposes of this opinion, we have assumed without independent verification, that the Company will exhaust its cash resources in a short period of time and, absent a sale transaction or a financing, the Company will be forced to liquidate. We expressly disclaim any opinion as to the reasonableness of these assumptions or as to the actual number of shares of Parent Common Stock to be issued in the First Merger.

Wedbush Securities Inc. (“Wedbush”) is an investment banking firm and member of The New York Stock Exchange and other principal stock exchanges in the United States, and is regularly engaged as part of its business in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, private placements, secondary distributions of listed and unlisted securities, and valuations for corporate, estate and other purposes.

For purposes of this opinion and in connection with our review, we have, among other things: (1) reviewed the Draft Merger Agreement and a draft of the CVR Agreement, dated June 14, 2023 (the “Draft CVR Agreement”), and we have assumed that no changes will be made to the Draft Merger Agreement or the Draft CVR Agreement that will be material to our analysis; (2) reviewed certain publicly available business and financial information relating to the Company; (3) reviewed certain internal information, primarily financial in nature, including financial and operating data furnished to us by the management of the Company and approved for our use by the Company; (4) reviewed certain publicly available information with respect to the Company and other companies in the healthcare industry that we believe to be similar in certain respects to the Company, in whole or in part; and (5) considered the financial terms, to the extent publicly available, of selected recent business combinations and trading metrics of companies in the healthcare industry that we believe to be similar in certain respects to the Company, in whole or in part, and to the First Merger. In addition, we have held discussions with members of the management of the Company concerning their views as to the financial and other information described above. In addition to the foregoing, we have conducted such other analyses and examinations and considered such other financial, economic and market criteria as we deemed appropriate to arrive at our opinion.

In rendering this opinion, we have assumed and relied upon the accuracy and completeness of all information that was publicly available or was furnished to or discussed with us by the Company or otherwise reviewed by us. With respect to information provided to or reviewed by us, we have been advised by the management of the Company that such information was reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company. We express no view as to the reasonableness of such financial information or the assumptions on which it was based.

We have further relied on the assurances of the management of the Company that they are not aware of any facts that would make the information provided to us incomplete or misleading. We have not made or been provided with any independent evaluations or appraisals of any of the assets, properties, liabilities (including any contingent, derivative or off-balance-sheet assets or liabilities) or securities, nor have we made any physical inspection of the properties or assets, of the Company. We did not evaluate the solvency or fair value of Parent, the Company or any of their respective subsidiaries (or the impact of the First Merger thereon) under any law relating to bankruptcy, insolvency or similar matters.

Our opinion is based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. We have also relied, without independent verification, on the accuracy and completeness of Parent’s and the Company’s representations and warranties in the Draft Merger Agreement and the Draft CVR Agreement, without regard to any qualifications or exceptions that may be set forth in disclosure schedules, copies of which may not be complete as of the date hereof, and the information provided to us by the Company. In addition, we have assumed that the First Merger will be consummated in accordance with the terms set forth in the Draft Merger Agreement and the Draft CVR Agreement without any waiver, amendment or delay of any terms or conditions that would be material to our analysis. Company management has advised us, and we have further assumed that the final terms of the Merger Agreement will not differ from the terms set forth in the Draft Merger Agreement and that the final terms of the CVR Agreement will not differ from the terms set forth in the Draft CVR Agreement, in each case in any respect material to our analysis. We have also assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the First Merger will be obtained without imposition of any terms or conditions that would be material to our analysis. Events occurring after the date hereof could materially affect the assumptions used in preparing this opinion. We have not undertaken any obligation to reaffirm or revise this opinion or otherwise comment upon any events occurring after the date hereof.

We are not legal, tax or regulatory advisors and do not express any opinion as to any tax or other consequences that may arise from the Transactions, nor does our opinion address any legal, regulatory or accounting matters. We are financial advisors only and have relied upon, without independent verification, the assessment of Parent and the Company and their legal, tax or regulatory advisors with respect to legal, tax or regulatory matters. We have assumed that the Mergers will have the tax effects contemplated by the Merger Agreement.

In rendering this opinion, we express no opinion as to the amount or nature of any compensation to any officers, directors, or employees of the Company, or any class of such persons, whether relative to the Merger Consideration to be paid in the First Merger or otherwise, or with respect to the fairness of any such compensation. We are not opining on the underlying business decision of the Company or any other party to proceed with or effect the Mergers, the relative merits of the Mergers as compared to any alternative business strategies that may exist or as to the merits of the Mergers as compared to any alternative transactions that may be available for the Company. At your direction, we have not been asked to, nor do we offer, any opinion as to the terms, other than the Merger Consideration to be received by the holders of Company Common Stock to the extent expressly specified herein, of the Merger Agreement or the form of the Mergers. Nor do we express any opinion with respect to the terms of any other agreement entered into or to be entered into in connection with the Mergers. We express no opinion as to the price at which shares of Parent Common Stock or shares of Company Common Stock may trade at any time subsequent to the announcement of the Mergers.

Wedbush has acted as the Company’s exclusive strategic financial advisor in connection with the Mergers and will receive a fee for our services, set forth below, pursuant to the terms of the Engagement Letter dated as of February 26, 2023. The Company paid Wedbush a nonrefundable retainer of $50,000 at the time of our engagement. The Company has agreed to pay Wedbush a fee of $500,000 for rendering this opinion, which fee is not contingent upon consummation of the Mergers. Wedbush is also entitled to receive an additional transaction fee in an amount equal to 1.0% of the transaction value, subject to a minimum fee of $1,500,000, for our services as the Company’s exclusive strategic advisor, which fee is contingent upon consummation of the Mergers. In addition, the Company has agreed to reimburse us for our reasonable out-of-pocket expenses and to indemnify us for certain liabilities arising out of our engagement. We have not had a material relationship with, nor otherwise received fees from, Parent or the Company during the two years preceding the date hereof. Wedbush may in the future seek to provide other investment banking and financial advisory services to Parent, the Company or its affiliates for which we would expect to receive customary fees for the rendering of these services.

In the ordinary course of our business, Wedbush and our affiliates, as well as investment funds in which they may have financial interests, may acquire, hold or sell, long or short positions, or trade or otherwise effect transactions, in debt, equity, and other securities and financial instruments (including loans and other obligations) of, or make investments in, the Company or in any other entity.

This opinion is for the benefit and use of the board of directors of the Company (in its capacity as such) in connection with its consideration of the Mergers and does not constitute a recommendation to the board of directors of the Company or to any holder of Company Common Stock as to how such holder should vote with respect to the Mergers or otherwise. This opinion may not be used for any other purpose without our prior written consent in each instance, except as expressly provided for in the Engagement Letter dated as of February 26, 2023, between the Company and Wedbush.

This opinion was approved by a fairness committee at Wedbush in accordance with the requirements of FINRA Rule 5150.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration to be received by holders of Company Common Stock in the First Merger is fair, from a financial point of view, to such holders.

Very truly yours,

Wedbush Securities Inc.

By:	/s/ Benjamin J. Davey
Name: Benjamin J. Davey
Title: Managing Director, Equity Capital Markets

By:	/s/ Kelly Lisbakken
Name: Kelly Lisbakken
Title: Managing Director, Healthcare Investment Banking

PART II: INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers

Section 145 of the DGCL authorizes a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director or officer of the corporation (or is or was serving at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise) against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

In the case of an action or suit brought by or in the right of a corporation, the corporation may indemnify any person who was or is a party or is threatened to be made a party to any such threatened, pending or completed action by reason of the fact that the person is or was a director or officer, of the corporation (or is or was serving at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise) only against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of such action if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent the appropriate court finds that, in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court shall deem proper.

In accordance with the DGCL, Article IX of the Coherus bylaws provides that Coherus will indemnify any person who was or is a party or is threatened to be made a party to, or was or is otherwise involved in, any action, suit, or proceeding, whether brought by or in the right of Coherus or otherwise, including any and all appeals, whether of a civil, criminal, administrative, or legislative (hereinafter a “proceeding”), by reason of the fact that he or she is or was a director or an officer of Coherus or while a director or officer of Coherus is or was serving at the request of Coherus as a director, officer, employee, agent or trustee of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an “indemnitee”), shall be indemnified and held harmless by Coherus to the fullest extent authorized by the DGCL, as the same exists or may hereafter be amended, against all expense, liability and loss (including attorneys’ fees) actually and reasonably incurred by such indemnitee in connection therewith, all on the terms and conditions set forth in the Coherus bylaws; provided, however, that, except as otherwise required by law or provided elsewhere in Article IX of the Coherus bylaws, Coherus shall indemnify any such indemnitee in connection with a proceeding, or part thereof, voluntarily initiated by such indemnitee (including claims and counterclaims, whether such counterclaims are asserted by: (i) such indemnitee; or (ii) Coherus in a proceeding initiated by such indemnitee) only if such proceeding, or part thereof, was authorized or ratified by the Coherus board of directors.

To receive indemnification under Article IX, an indemnitee shall submit a written request to Coherus’ Secretary. Such request shall include documentation or information that is necessary to determine the entitlement of the indemnitee to indemnification and that is reasonably available to the indemnitee. Upon receipt by Coherus’ Secretary of such a written request, the entitlement of the indemnitee to indemnification shall be determined . The determination of entitlement to indemnification shall be made and, unless a contrary determination is made, such indemnification shall be paid in full by Coherus not later than 60 days after receipt by Coherus’ Secretary of a written request for indemnification.

Coherus may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of Coherus or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not Coherus would have the power to indemnify such person against such expense, liability or loss under the DGCL.

Item 21.	Exhibits and Financial Statement Schedules

Exhibit Number	Description

2.1†	Agreement and Plan of Merger, dated June 15, 2023, among Coherus BioSciences, Inc., Crimson Merger Sub I. Inc., Crimson Merger Sub II, LLC and Surface Oncology, Inc., (included as Annex A to the proxy statement/prospectus, which forms a part of this registration statement)

3.1	Amended and Restated Certification of Incorporation of Coherus BioSciences, Inc. (incorporated by reference to Exhibit 3.1 to Coherus BioSciences, Inc.’s Current Report on Form 8-K, filed on November 13, 2014)

3.2	Amended and Restated Bylaws of Coherus BioSciences, Inc. (incorporated by reference to Exhibit 3.1 to Coherus BioSciences, Inc.’s Current Report on Form 8-K filed on November 18, 2020)

5.1	Opinion of Latham & Watkins LLP

23.1	Consent of Ernst & Young LLP, independent registered public accounting firm of Coherus BioSciences, Inc.

23.2	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm of Surface Oncology, Inc.

23.3	Consent of Latham & Watkins LLP (included in Exhibit 5.1)

24.1*	Power of Attorney (included on the signature page of the initial filing of this registration statement)

24.2	Power of Attorney for Michael Ryan

99.1*	Consent of Financial Advisor to Surface

99.2	Form of Proxy Card for Special Meeting of Surface Oncology, Inc.

107*	Calculation of Filing Fee Table

*	Previously filed.
†

Schedules have been omitted pursuant to Item 601(a)(5) of Regulation S K. The undersigned registrant hereby undertakes to provide a copy of any of the omitted schedules upon request by the U.S. Securities and Exchange Commission.

Item 22.	Undertakings

(a)

The undersigned registrant hereby undertakes to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the U.S. Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(b)

The undersigned registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

The undersigned registrant hereby undertakes to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(d)

The undersigned registrant hereby undertakes that, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(e)

The undersigned registrant undertakes that in a primary offering of securities of the registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser: (i) any preliminary prospectus or prospectus of the registrant relating to the offering required to be filed pursuant to Rule 424; (ii) any free writing prospectus relating to the offering prepared by or on behalf of the registrant or used or referred to by the registrant; (iii) the portion of any other free writing prospectus relating to the offering containing material information about the registrant or its securities provided by or on behalf of the registrant; and (iv) any other communication that is an offer in the offering made by the registrant to the purchaser.

(f)

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(g)

The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of    Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(h)

The undersigned registrant undertakes that every proxy statement/prospectus: (i) that is filed pursuant to the paragraph immediately preceding; or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(i)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the undersigned registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the U.S. Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(j)

The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(k)

The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Redwood City, State of California on July 24, 2023.

COHERUS BIOSCIENCES, INC.

/s/ Dennis M. Lanfear
Dennis M. Lanfear
President and Chief Executive Officer (Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons on behalf of the registrant in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ Dennis M. Lanfear	Chairman, President and Chief Executive Officer	July 24, 2023
Dennis M. Lanfear	(Principal Executive Officer)

*	Chief Financial Officer	July 24, 2023
McDavid Stilwell	(Principal Financial Officer)

*	Senior Vice President, Accounting, Corporate Controller	July 24, 2023
Bryan McMichael	(Principal Accounting Officer)

*	Director	July 24, 2023
Lee N. Newcomer

*	Director	July 24, 2023
Ali J. Satvat

*	Director	July 24, 2023
Mark D. Stolper

*	Director	July 24, 2023
Kimberly J. Tzoumakas

*	Director	July 24, 2023
Mats Wahlström

*	Director	July 24, 2023
Charles Newton

*	Director	July 24, 2023
Jill O’Donnell-Tormey

*	Director	July 24, 2023
Michael Ryan

*

The undersigned, by signing his name hereto, signs this registration statement on behalf of the directors of the registrant above in front of whose name an asterisk appears pursuant to powers of attorney duly executed by such directors and filed with the SEC.

By:	/s/ Dennis M. Lanfear
Dennis M. Lanfear Attorney-in-Fact